UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934 (Amendment No.     )

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Check the appropriate box:

☐	Preliminary Proxy Statement

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☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material under §240.14a-12

LINEAR TECHNOLOGY CORPORATION

(Name of Registrant as Specified In Its Charter)

n/a

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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	(1)	Title of each class of securities to which transaction applies:
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MERGER PROPOSED—YOUR VOTE IS VERY IMPORTANT

Dear Linear Technology Corporation Stockholder:

On July 26, 2016, Linear Technology Corporation (referred to as Linear Technology), Analog Devices, Inc. (referred to as Analog Devices) and Tahoe Acquisition Corp., a wholly owned subsidiary of Analog Devices (referred to as Merger Sub), entered into an Agreement and Plan of Merger that provides for the acquisition of Linear Technology by Analog Devices (such agreement, as it may be amended from time to time, is referred to as the merger agreement). Upon the terms and subject to the conditions of the merger agreement, Merger Sub will merge with and into Linear Technology (referred to as the merger), with Linear Technology surviving the merger as a wholly owned subsidiary of Analog Devices. If the merger is completed, you will be entitled to receive, for each share of Linear Technology common stock that you own immediately prior to the merger, $46.00 in cash, without interest, plus 0.2321 shares of Analog Devices common stock, less any applicable withholding taxes. This proportion of cash and shares is subject to adjustment in certain limited circumstances. You will receive cash in lieu of any fractional shares of Analog Devices common stock that you would otherwise be entitled to receive.

Based on the closing stock price of Analog Devices common stock on July 25, 2016, the last full trading day before the publication of press reports that Analog Devices and Linear Technology were in advanced negotiations regarding a potential business combination transaction, the per share value of Linear Technology common stock implied by the per share merger consideration is $60.05. Based on the closing stock price of Analog Devices common stock on September 12, 2016, the most recent practicable date prior to the date of the accompanying proxy statement/prospectus, the per share value implied by the per share merger consideration is $60.07, which represents a premium of approximately 24% over Linear Technology’s closing stock price on July 25, 2016. The implied value of the per share merger consideration will fluctuate as the market price of Analog Devices common stock fluctuates because a portion of the per share merger consideration is payable in a fixed number of shares of Analog Devices common stock. As a result, the value of the per share merger consideration that Linear Technology stockholders will receive upon completion of the merger could be greater than, less than or the same as the value of the merger consideration on the date of the accompanying proxy statement/prospectus or at the time of the Linear Technology annual meeting described in the accompanying proxy statement/prospectus (referred to as the annual meeting). Accordingly, you should obtain current stock price quotations for Analog Devices common stock and Linear Technology common stock before deciding how to vote with respect to the approval of the merger proposal. Analog Devices common stock and Linear Technology common stock trade on The Nasdaq Global Select Market under the symbols “ADI” and “LLTC,” respectively.

Based on the number of shares of Analog Devices common stock and Linear Technology common stock outstanding on September 12, 2016, upon completion of the merger, former Linear Technology stockholders will own approximately 15.6% of the outstanding shares of Analog Devices common stock and Analog Devices stockholders immediately prior to the merger will own approximately 84.4% of the outstanding shares of Analog Devices common stock.

The Linear Technology board of directors unanimously determined that the merger, the merger agreement and the other transactions contemplated by the merger agreement are advisable, fair to and in the best interests of Linear Technology and its stockholders and approved and declared advisable the merger agreement, the merger and the other transactions contemplated by the merger agreement.

At the annual meeting, you will be asked to approve the merger proposal, to vote on the director election proposal and to vote on other merger-related and annual meeting matters. The Linear Technology board of directors unanimously recommends that Linear Technology stockholders vote “FOR” the merger proposal, “FOR” the seven director nominees listed in the director election proposal and “FOR” each of the other proposals described in the accompanying proxy statement/prospectus.

Your vote is very important. Analog Devices and Linear Technology cannot complete the merger without the approval of the merger proposal by Linear Technology stockholders holding at least a majority of the shares of Linear Technology common stock outstanding at the close of business on September 7, 2016, the record date for the annual meeting. The failure of any stockholder to vote will have the same effect as a vote against the approval of the merger proposal. It is important that your shares of Linear Technology common stock be represented and voted regardless of the size of your holdings. Whether or not you plan to attend the annual meeting, Linear Technology urges you to submit a proxy in advance of the annual meeting to have your shares voted by using one of the methods described in the accompanying proxy statement/prospectus.

More information about Analog Devices, Linear Technology, the annual meeting, the merger and the other proposals for consideration at the annual meeting is contained in the accompanying proxy statement/prospectus. Please carefully read the entire proxy statement/prospectus, including the section titled “Risk Factors” beginning on page 23, for a discussion of the risks relating to the proposed merger, and the annexes and documents incorporated by reference.

On behalf of the Linear Technology board of directors, thank you for your continued support.

Sincerely,

Lothar Maier

Chief Executive Officer

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THE MERGER OR OTHER TRANSACTIONS DESCRIBED IN THE ACCOMPANYING PROXY STATEMENT/PROSPECTUS OR THE SECURITIES TO BE ISSUED PURSUANT TO THE MERGER UNDER THE ACCOMPANYING PROXY STATEMENT/ PROSPECTUS NOR HAVE THEY DETERMINED IF THE ACCOMPANYING PROXY STATEMENT/ PROSPECTUS IS ACCURATE OR ADEQUATE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The accompanying proxy statement/prospectus is dated September 16, 2016 and is first being mailed to Linear Technology stockholders on or about September 19, 2016.

LINEAR TECHNOLOGY CORPORATION

1630 McCarthy Boulevard

Milpitas, California 95035

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON OCTOBER 18, 2016

This is a notice that the annual meeting of stockholders of Linear Technology Corporation (referred to as Linear Technology) will be held on October 18, 2016, beginning at 3:00 p.m., local time, at Linear Technology’s principal executive offices at the above address, unless postponed to a later date. The annual meeting will be held for the following purposes:

1.	to adopt the Agreement and Plan of Merger, dated as of July 26, 2016 (such agreement, as it may be amended from time to time, is referred to as the merger agreement), by and among Linear Technology, Analog Devices, Inc. (referred to as Analog Devices) and Tahoe Acquisition Corp., a wholly owned subsidiary of Analog Devices (referred to as Merger Sub), pursuant to which, upon the terms and subject to the conditions of the merger agreement, Merger Sub will merge with and into Linear Technology (referred to as the merger), with Linear Technology surviving the merger as a wholly owned subsidiary of Analog Devices (referred to as the merger proposal);

2.	to approve on an advisory (non-binding) basis the compensation that may be paid or become payable to Linear Technology’s named executive officers that is based on or otherwise relates to the merger (referred to as the merger-related compensation proposal);

3.	to elect seven director nominees to serve until the next annual meeting of stockholders of Linear Technology and until their successors are elected (referred to as the director election proposal);

4.	to approve on an advisory (non-binding) basis the compensation (other than compensation that is based on or otherwise relates to the merger) of Linear Technology’s named executive officers (referred to as the executive compensation proposal);

5.	to ratify the appointment of Ernst & Young LLP as the independent registered public accounting firm of Linear Technology for the fiscal year ending July 2, 2017 (referred to as the accountant ratification proposal);

6.	to approve the adjournment of the annual meeting, if necessary, to solicit additional proxies if there are not sufficient votes to approve the merger proposal (referred to as the adjournment proposal); and

7.	to transact any other business that may properly come before the annual meeting and any adjournment or postponement thereof.

The accompanying proxy statement/prospectus describes the proposals listed above in more detail. Please refer to the accompanying proxy statement/prospectus, including the merger agreement and the other annexes and documents included in, or incorporated by reference into, the accompanying proxy statement/prospectus for further information with respect to the business to be transacted at the annual meeting. You are encouraged to read the entire proxy statement/prospectus carefully before voting. In particular, see the section titled “Risk Factors” beginning on page 23.

The Linear Technology board of directors unanimously determined that the merger, the merger agreement and the other transactions contemplated by the merger agreement are advisable, fair to and in the best interests of Linear Technology and its stockholders and approved and declared advisable the merger agreement, the merger and the other transactions contemplated by the merger agreement. The

Linear Technology board of directors recommends that Linear Technology stockholders vote “FOR” the merger proposal, “FOR” the seven director nominees listed in the director election proposal and “FOR” each of the other proposals listed above and described in more detail in the accompanying proxy statement/prospectus.

The Linear Technology board of directors has fixed the close of business on September 7, 2016 as the record date for determination of Linear Technology stockholders entitled to receive notice of, and to vote at, the annual meeting or any adjournments or postponements thereof. Only holders of record of Linear Technology common stock as of the close of business on the record date are entitled to receive notice of, and to vote at, the annual meeting.

YOUR VOTE IS VERY IMPORTANT, REGARDLESS OF THE NUMBER OF SHARES THAT YOU OWN.

The merger cannot be completed unless the merger proposal is adopted by the affirmative vote, in person or by proxy, of holders of a majority of the outstanding shares of Linear Technology common stock entitled to vote thereon.

The affirmative vote of holders of a majority of the shares of Linear Technology common stock present in person or represented by proxy at the annual meeting and entitled to vote thereon is required to approve the merger-related compensation proposal, the executive compensation proposal, the accountant ratification proposal and the adjournment proposal.

Each of the seven director nominees receiving the highest number of “FOR” votes will be elected as a director, provided that such nominee does not receive “AGAINST” votes from stockholders holding a majority of the outstanding shares entitled to vote for the election of directors.

Whether or not you expect to attend the annual meeting in person, Linear Technology urges you to submit a proxy to have your shares voted as promptly as possible by either: (1) logging onto the website shown on your proxy card and following the instructions to submit a proxy online; (2) dialing the toll-free number shown on your proxy card and following the instructions to submit a proxy by phone; or (3) signing and returning the enclosed proxy card in the postage-paid envelope provided, so that your shares may be represented and voted at the annual meeting. If your shares are held in the name of a bank, brokerage firm or other nominee, please follow the instructions on the voting instruction card furnished by such bank, brokerage firm or other nominee. Any stockholder of record attending the annual meeting may vote in person even if such stockholder has returned a proxy card.

If you have any questions about the annual meeting, the merger, the other proposals or the accompanying proxy statement/prospectus, would like additional copies of the proxy statement/prospectus, need to obtain proxy cards or other information related to this proxy solicitation or need help submitting a proxy or voting your shares of Linear Technology common stock, please contact Linear Technology’s proxy solicitor:

Morrow Sodali

470 West Ave.

Stamford, Connecticut 06902

Stockholders may call toll-free: 800-662-5200

Banks and brokers may call collect: 203-658-9400

By order of the board of directors

Donald P. Zerio

Secretary

Dated: September 16, 2016

Milpitas, California

ADDITIONAL INFORMATION

This proxy statement/prospectus incorporates important business and financial information about Analog Devices and Linear Technology from other documents that Analog Devices and Linear Technology have filed with the U.S. Securities and Exchange Commission (referred to in this proxy statement/prospectus as the SEC) and that are contained in or incorporated by reference into this proxy statement/prospectus. For a listing of documents incorporated by reference into this proxy statement/prospectus, please see the section titled “Where You Can Find More Information” beginning on page 199. This information is available for you to review at the SEC’s public reference room located at 100 F Street, N.E., Room 1580, Washington, DC 20549, and through the SEC’s website at www.sec.gov.

You can obtain copies of this proxy statement/prospectus and the documents incorporated by reference into this proxy statement/prospectus free of charge by requesting them in writing or by telephone at the following addresses and telephone numbers:

For Information Regarding Analog Devices:	For Information Regarding Linear Technology:

Analog Devices, Inc. One Technology Way Norwood, Massachusetts 02062-9106 (781) 329-4700 Attention: Investor Relations	Linear Technology Corporation 1630 McCarthy Boulevard Milpitas, California 95035 (408) 432-1900 Attention: Investor Relations

In addition, if you have questions about the annual meeting, the merger, the proposals or this proxy statement/prospectus, would like additional copies of the proxy statement/prospectus, need to obtain proxy cards or other information related to the proxy solicitation or need help submitting a proxy or voting your shares of Linear Technology common stock, you may contact Morrow Sodali, Linear Technology’s proxy solicitor, at the address and telephone number listed below. You will not be charged for any of these documents that you request.

Morrow Sodali 470 West Ave. Stamford, Connecticut 06902 Stockholders may call toll-free: 800-662-5200 Banks and brokers may call collect: 203-658-9400

If you would like to request any documents, please do so by October 11, 2016, which is the date that is five business days prior to the date of the annual meeting, in order to receive them before the annual meeting.

ABOUT THIS PROXY STATEMENT/PROSPECTUS

This proxy statement/prospectus, which forms part of a registration statement on Form S-4 (Registration No. 333-213454) filed with the SEC by Analog Devices, constitutes a prospectus of Analog Devices under the Securities Act of 1933, as amended (referred to in this proxy statement/prospectus as the Securities Act), with respect to the Analog Devices common stock to be issued to Linear Technology stockholders pursuant to the merger. This proxy statement/prospectus also constitutes a proxy statement for Linear Technology under the Securities Exchange Act of 1934, as amended (referred to in this proxy statement/prospectus as the Exchange Act), and a notice of meeting with respect to the annual meeting of Linear Technology stockholders.

You should rely only on the information contained in or incorporated by reference into this proxy statement/prospectus. No one has been authorized to provide you with information that is different from that contained in, or incorporated by reference into, this proxy statement/prospectus. This proxy statement/prospectus is dated September 16, 2016, and you should assume that the information contained in this proxy statement/prospectus is accurate only as of such date. You should also assume that the information incorporated by reference into this proxy statement/prospectus is accurate only as of the date of such information.

This proxy statement/prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, any securities, or the solicitation of a proxy in any jurisdiction to or from any person to whom it is unlawful to make any such offer or solicitation in such jurisdiction. Information contained in this proxy statement/prospectus regarding Analog Devices has been provided by Analog Devices, and information contained in this proxy statement/prospectus regarding Linear Technology has been provided by Linear Technology.

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Annex A	Agreement and Plan of Merger, dated as of July 26, 2016, by and among Linear Technology Corporation, Analog Devices, Inc., and Tahoe Acquisition Corp.

Annex B	Opinion of Qatalyst Partners LP

Annex C	General Corporation Law of the State of Delaware, Section 262

QUESTIONS AND ANSWERS

The following questions and answers are intended to briefly address some commonly asked questions regarding the merger, the merger agreement and the annual meeting. These questions and answers may not address all questions that may be important to you as a Linear Technology stockholder. Please refer to the section titled “Summary” beginning on page 1 and the more detailed information contained elsewhere in this proxy statement/prospectus, the annexes to this proxy statement/prospectus and the documents referred to in this proxy statement/prospectus, which you should read carefully and in their entirety. You may obtain the information incorporated by reference into this proxy statement/prospectus without charge by following the instructions under the section titled “Where You Can Find More Information” beginning on page 199.

Q:	Why am I receiving this proxy statement/prospectus?

A:	Linear Technology Corporation (referred to in this proxy statement/prospectus as Linear Technology) is sending these materials to Linear Technology stockholders to help them decide how to vote their shares of Linear Technology common stock with respect to the adoption of the Agreement and Plan of Merger, dated July 26, 2016, by and among Linear Technology, Analog Devices, Inc. (referred to in this proxy statement/prospectus as Analog Devices) and Tahoe Acquisition Corp., a wholly owned subsidiary of Analog Devices (referred to in this proxy statement/prospectus as Merger Sub), which agreement provides for the acquisition of Linear Technology by Analog Devices (such agreement, as it may be amended from time to time, is referred to in this proxy statement/prospectus as the merger agreement) and with respect to the other proposals to be considered at the 2016 annual meeting of Linear Technology stockholders (referred to as the annual meeting).

This document constitutes both a proxy statement of Linear Technology and a prospectus of Analog Devices. It is a proxy statement because Linear Technology is soliciting proxies from its stockholders. It is a prospectus because Analog Devices will issue shares of its common stock in exchange for shares of Linear Technology common stock in the merger if the merger is completed.

Q:	What is the merger?

A:	Linear Technology has agreed to be acquired by Analog Devices under the terms of the merger agreement, which is further described in this proxy statement/prospectus. If the merger agreement is adopted by Linear Technology stockholders and the other conditions to closing under the merger agreement are satisfied or waived, Merger Sub will merge with and into Linear Technology (referred to in this proxy statement/prospectus as the merger), with Linear Technology surviving the merger as a wholly owned subsidiary of Analog Devices. Linear Technology is sometimes referred to in this proxy statement/prospectus as the surviving company.

The merger cannot be completed unless the merger proposal is approved by the affirmative vote, in person or by proxy, of holders of a majority of the outstanding shares of Linear Technology common stock entitled to vote thereon. Your failing to submit a proxy or vote in person at the annual meeting, or your abstaining from voting or your failing to provide your bank, brokerage firm or other nominee with instructions on how to vote your shares, as applicable, will have the same effect as a vote “AGAINST” the merger proposal. The Linear Technology board of directors unanimously recommends that stockholders vote “FOR” the merger proposal. This proxy statement/prospectus includes important information about the merger and the merger agreement, a copy of which is attached as Annex A to this proxy statement/prospectus. Linear Technology stockholders should read this information carefully and in its entirety.

Q:	Are there any risks that I should consider in deciding whether to vote for the approval of the merger proposal?

A:	Yes. You should read and carefully consider the risk factors set forth in the section titled “Risk Factors” beginning on page 23. You also should read and carefully consider the risk factors of Analog Devices and Linear Technology contained in the documents that are incorporated by reference into this proxy statement/prospectus.

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Q:	What will Linear Technology stockholders receive for their shares if the merger is completed?

A:	If the merger is completed, you will be entitled to receive, for each share of Linear Technology common stock that you hold, merger consideration equal to $46.00 in cash, without interest, plus 0.2321 shares of Analog Devices common stock, less any applicable withholding taxes. This proportion of cash and shares is subject to adjustment in certain limited circumstances. You will receive cash in lieu of any fractional shares of Analog Devices common stock that you would otherwise be entitled to receive.

Based on the closing stock price of Analog Devices common stock on July 25, 2016, the last full trading day before the publication of press reports that Analog Devices and Linear Technology were in advanced negotiations regarding a potential business combination transaction, the per share value of Linear Technology common stock implied by the per share merger consideration is $60.05. Based on the closing stock price of Analog Devices common stock on September 12, 2016, the most recent practicable date prior to the date of this proxy statement/prospectus, the per share value of Linear Technology common stock implied by the per share merger consideration is $60.07. The implied value of the per share merger consideration will fluctuate as the market price of Analog Devices common stock fluctuates because a portion of the per share merger consideration is payable in a fixed number of shares of Analog Devices common stock. As a result, the value of the per share merger consideration that Linear Technology stockholders will receive upon completion of the merger could be greater than, less than or the same as the value of the merger consideration on the date of this proxy statement/prospectus or at the time of the Linear Technology annual meeting. Accordingly, you should obtain current stock price quotations for Analog Devices common stock and Linear Technology common stock before deciding how to vote with respect to approval of the merger proposal. Analog Devices common stock and Linear Technology common stock trade on The Nasdaq Global Select Market under the symbols “ADI” and “LLTC,” respectively.

For additional information regarding the consideration to be received in the merger, see the section titled “The Merger—Per Share Merger Consideration” beginning on page 94.

Q:	What happens if I am eligible to receive a fraction of a share of Analog Devices common stock as part of the per share merger consideration?

A:	If the aggregate number of shares of Analog Devices common stock that you are entitled to receive as part of the per share merger consideration otherwise would include a fraction of a share of Analog Devices common stock, you will receive cash in lieu of that fractional share. See the section titled “The Merger—Exchange of Shares” beginning on page 134.

Q:	What will holders of Linear Technology equity awards receive in the merger?

A:	At the effective time of the merger (referred to in this proxy statement/prospectus as the effective time), each Linear Technology restricted stock award and restricted stock unit award that is outstanding immediately prior to the effective time that is held by a non-employee director, or that vests at the effective time pursuant to a contract between the holder and Linear Technology, will become vested and will be cancelled and converted automatically into the right to receive the merger consideration in respect of each share of Linear Technology common stock underlying such award, less applicable tax withholding.

At the effective time, each Linear Technology restricted stock award and restricted stock unit award that is outstanding immediately prior to the effective time, was granted on or prior to July 22, 2016 and does not become vested at the effective time will be converted into two adjusted awards with the same terms and conditions (including vesting) as were applicable to the corresponding Linear Technology award immediately prior to the effective time, which adjusted awards will be in the form of (i) the right to receive an amount in cash equal to the product of (a) the number of shares of Linear Technology common stock subject to such Linear Technology restricted stock or restricted stock unit award immediately prior the effective time and (b) $46.00, and (ii) an Analog Devices restricted stock award or restricted stock unit award, as applicable, relating to the number of shares of Analog Devices common stock equal to the product

(rounded to the nearest whole number of shares) of (a) the number of shares of Linear Technology common stock subject to the Linear Technology restricted stock award or restricted stock unit award immediately prior to the effective time and (b) the exchange ratio of 0.2321.

At the effective time, each Linear Technology restricted stock award and restricted stock unit award that is outstanding immediately prior to the effective time, was granted after July 22, 2016 and does not become vested at the effective time will be converted into an adjusted Analog Devices restricted stock award or restricted stock unit award, as applicable, relating to the number of shares of Analog Devices common stock equal to the product (rounded to the nearest whole number of shares) of (i) the number of shares of Linear Technology common stock subject to such Linear Technology restricted stock award or restricted stock unit award immediately prior to the effective time and (ii) 0.9947.

See “The Merger Agreement—Treatment of Linear Technology Equity Awards” beginning on page 141.

Q:	How will I receive the merger consideration to which I am entitled?

A:	After receiving the proper documentation from you, following completion of the merger, the exchange agent for the merger will forward to you the Analog Devices common stock and cash to which you are entitled. More information on the documentation you are required to deliver to the exchange agent may be found in the section titled “The Merger Agreement—Exchange and Payment Procedures” beginning on page 139.

Q:	What will happen to Linear Technology as a result of the merger?

A:	If the merger is completed, Merger Sub will be merged with and into Linear Technology, with Linear Technology continuing as the surviving company and a wholly owned subsidiary of Analog Devices. As a result of the merger, Linear Technology will no longer be a publicly held company. Following the merger, Linear Technology common stock will be delisted from The Nasdaq Global Select Market and deregistered under the Exchange Act.

Q:	Will the Analog Devices common stock received at the time of completion of the merger be traded on an exchange?

A:	It is a condition to the consummation of the merger that the shares of Analog Devices common stock to be issued to Linear Technology stockholders in the merger be approved for listing on The Nasdaq Global Select Market, subject to official notice of issuance.

Q:	When is the merger expected to be completed?

A:	Analog Devices and Linear Technology currently expect the merger to be completed during the first half of calendar year 2017, subject to receipt of required approval from Linear Technology stockholders and regulatory approvals in various jurisdictions and subject to the satisfaction or waiver of the other conditions contained in the merger agreement. However, Analog Devices and Linear Technology cannot predict the actual date on which the merger will be completed because completion is subject to conditions beyond their control and it is possible that such conditions could result in the merger being completed earlier, later or not at all. See the sections titled “The Merger—Regulatory Approvals” beginning on page 132 and “The Merger Agreement—Conditions to Completion of the Merger” beginning on page 153.

Q:	What am I being asked to vote on?

A:	Linear Technology stockholders are being asked to vote upon the following proposals:

1.	Proposal 1—The Merger Proposal: the proposal to adopt the merger agreement, which is further described in the sections titled “The Merger” beginning on page 94 and “The Merger Agreement” beginning on page 137 and a copy of which is attached to this proxy statement/prospectus as Annex A;

2.	Proposal 2—The Merger-Related Compensation Proposal: the proposal to approve on an advisory (non-binding) basis the compensation that may be paid or become payable to Linear Technology’s named executive officers that is based on or otherwise relates to the merger;

3.	Proposal 3—The Director Election Proposal: the proposal to elect seven director nominees to serve until the next annual meeting of stockholders of Linear Technology and until their successors are elected;

4.	Proposal 4—The Executive Compensation Proposal: the proposal to approve on an advisory (non-binding) basis the compensation (other than compensation that is based on or otherwise relates to the merger) of Linear Technology’s named executive officers;

5.	Proposal 5—The Accountant Ratification Proposal: the proposal to ratify the appointment of Ernst & Young LLP as the independent registered public accounting firm of Linear Technology for the fiscal year ending July 2, 2017;

6.	Proposal 6—The Adjournment Proposal: the proposal to approve the adjournment of the annual meeting, if necessary, to solicit additional proxies if there are not sufficient votes to approve the merger proposal; and

7.	To transact any other business that may properly come before the annual meeting and any adjournment or postponement thereof.

Q:	Are there any other matters to be addressed at the annual meeting?

A:	At this time, Linear Technology does not know of any other matters to be brought before the annual meeting, but if other matters are properly brought before such meeting or at any adjournment or postponement of such meeting, the persons whom the Linear Technology board of directors has appointed to vote proxies will vote on such matters in their discretion.

Q:	How does the Linear Technology board of directors recommend that I vote at the annual meeting?

A:	The Linear Technology board of directors unanimously recommends that Linear Technology stockholders vote “FOR” the merger proposal, “FOR” the seven director nominees listed in the director election proposal and “FOR” each of the other proposals described in this proxy statement/prospectus.

Q:	What do I need to do now?

A:	After carefully reading and considering the information contained in this proxy statement/prospectus, please submit your proxy as soon as possible so that your shares of Linear Technology common stock will be represented and voted at the annual meeting. Please follow the instructions set forth on the proxy card or on the voting instruction form provided by the record holder if your shares are held in “street name” by your bank, brokerage firm or other nominee.

Q:	Should I send in my Linear Technology stock certificates now?

A:	No. Please DO NOT send your Linear Technology stock certificates with your proxy card. If the merger is completed, you will receive shortly after the time the merger is completed written instructions for exchanging your stock certificates for merger consideration.

Q:	When and where is the annual meeting of the Linear Technology stockholders?

A:	The annual meeting will be held on October 18, 2016, beginning at 3:00 p.m., local time, at Linear Technology’s principal executive offices at 1630 McCarthy Boulevard, Milpitas, California 95035, unless postponed to a later date.

Q:	Who can vote at the annual meeting?

A:	Only Linear Technology stockholders who held shares of record as of the close of business on September 7, 2016, the record date for the annual meeting, are entitled to receive notice of and to vote at the annual meeting. Linear Technology’s official stock ownership records will conclusively determine whether a stockholder is a “holder of record” as of the record date.

Q:	How many votes do I have?

A:	Each Linear Technology stockholder is entitled to one vote on each matter properly brought before the annual meeting for each share of Linear Technology common stock held of record as of the close of business on the record date. As of the close of business on the record date, there were 245,650,435 shares of Linear Technology common stock outstanding and owned by stockholders (i.e., excluding shares of Linear Technology common stock held in treasury by Linear Technology), held by 1,660 holders of record.

With respect to the director election proposal, each stockholder voting for the election of directors may cumulate such stockholder’s votes and give one candidate a number of votes equal to the number of directors to be elected (which number is currently set at seven) multiplied by the number of shares held by such stockholder, or may distribute such stockholder’s votes on the same principle among as many candidates as the stockholder may select. However, no stockholder will be entitled to cumulate votes unless at least one stockholder has, prior to the voting, given notice at the meeting of the stockholder’s intention to cumulate votes. If any stockholder gives such notice, all stockholders may cumulate their votes for the election of directors. Stockholders may not, however, cumulate votes against a nominee. In the event that cumulative voting is invoked, the proxy holders will have the discretionary authority to vote all proxies received by them in such a manner as to ensure the election of as many of the nominees as possible.

Q:	What constitutes a quorum for the annual meeting?

A:	The holders of a majority of the outstanding shares of Linear Technology common stock, present in person or represented by proxy, and entitled to vote at the meeting constitutes a quorum for the purposes of the annual meeting. The Inspector of Elections at the annual meeting will determine whether or not a quorum is present. Abstentions are considered present for purposes of establishing a quorum, but will not be counted as votes cast “FOR” any matter. When a bank, brokerage firm or other nominee does not receive instructions from a holder holding shares in “street name” through a bank, brokerage firm or other nominee (such holder is referred to in this proxy statement/prospectus as a non-record owner) on how to vote shares with respect to a “non-routine” matter, a broker “non-vote” occurs. Broker “non-votes” will be treated as present for purposes of determining whether a quorum is present, but will not be counted as votes cast “FOR” or “AGAINST” any matter.

Q:	What vote is required to approve each proposal to be considered at the Linear Technology annual meeting?

A:	The votes required for each proposal are as follows:

1.	The Merger Proposal: The affirmative vote, in person or by proxy, of holders of a majority of the outstanding shares of Linear Technology common stock entitled to vote on the merger proposal is required to approve the merger proposal.

2.	The Merger-Related Compensation Proposal: The affirmative vote of holders of a majority of the shares of Linear Technology common stock present in person or represented by proxy and entitled to vote on the merger-related compensation proposal is required to approve, on an advisory (non-binding) basis, the merger-related compensation proposal.

3.	The Director Election Proposal: Each of the seven nominees receiving the highest number of “FOR” votes will be elected as a director, provided that such nominee does not receive “AGAINST” votes from stockholders holding a majority of the outstanding shares entitled to vote for the election of directors.

4.	The Executive Compensation Proposal: The affirmative vote of holders of a majority of the shares of Linear Technology common stock present in person or represented by proxy and entitled to vote on the executive compensation proposal is required to approve, on an advisory (non-binding) basis, the executive compensation proposal.

5.	The Accountant Ratification Proposal: The affirmative vote of holders of a majority of the shares of Linear Technology common stock present in person or represented by proxy and entitled to vote on the accountant ratification proposal is required to approve the accountant ratification proposal.

6.	The Adjournment Proposal: The affirmative vote of holders of a majority of the shares of Linear Technology common stock present in person or represented by proxy and entitled to vote on the adjournment proposal is required to approve the adjournment proposal.

7.	Other Proposals: The affirmative vote of holders of a majority of the shares of Linear Technology common stock present in person or represented by proxy and entitled to vote on such proposal is required to approve any other proposal to be voted upon at the annual meeting.

As of the record date, Linear Technology directors and executive officers, as a group, owned and were entitled to vote 2,638,180 shares of Linear Technology common stock, or approximately 1.1% of the outstanding shares of Linear Technology common stock. Linear Technology currently expects that these directors and executive officers will vote their shares in favor of the merger proposal and each of the other proposals described in this proxy statement/prospectus, although none of them has entered into any agreement obligating them to do so.

Q:	How are proxies counted and what results from a failure to vote, abstention or broker non-vote?

A:	The Merger Proposal: If you are a Linear Technology stockholder and take any action other than voting (or causing your shares to be voted) “FOR” the merger proposal, it will have the same effect as a vote “AGAINST” the merger proposal.

The Merger-Related Compensation Proposal: If you are a Linear Technology stockholder of record and attend the Linear Technology annual meeting in person but fail to vote, or you are a stockholder and mark your proxy or voting instructions to abstain, it will have the same effect as a vote “AGAINST” the merger-related compensation proposal. If you are a Linear Technology stockholder and fail to vote by not attending the Linear Technology annual meeting, in person or by proxy, or you fail to instruct your bank, brokerage firm or other nominee to vote, it will have no effect on the merger-related compensation proposal (assuming a quorum is present).

The Director Election Proposal: If you are a Linear Technology stockholder and attend the Linear Technology annual meeting in person but fail to vote, or you mark your proxy or voting instructions to abstain, it will have no effect on the director election proposal. If you are a Linear Technology stockholder and fail to vote by not attending the Linear Technology annual meeting, in person or by proxy, or you fail to instruct your bank, brokerage firm or other nominee to vote, it will have no effect on the director election proposal (assuming a quorum is present).

The Executive Compensation Proposal: If you are a Linear Technology stockholder of record and attend the Linear Technology annual meeting in person but fail to vote, or you are a stockholder and mark your proxy or voting instructions to abstain, it will have the same effect as a vote “AGAINST” the executive compensation proposal. If you are a Linear Technology stockholder and fail to vote by not attending the Linear Technology annual meeting, in person or by proxy, or you fail to instruct your bank, brokerage firm or other nominee to vote, it will have no effect on the executive compensation proposal (assuming a quorum is present).

The Accountant Ratification Proposal: If you are a Linear Technology stockholder of record and attend the Linear Technology annual meeting in person but fail to vote, or you are a stockholder and mark your proxy or voting instructions to abstain, it will have the same effect as a vote “AGAINST” the accountant ratification proposal. If you are a Linear Technology stockholder of record and fail to vote by not attending the Linear Technology annual meeting, in person or by proxy, it will have no effect on the accountant

x

ratification proposal (assuming a quorum is present). Banks, brokerage firms and other nominees have discretionary authority to vote on the accountant ratification proposal. As a result, if you are a non-record owner and fail to instruct your bank, brokerage firm or other nominee to vote, we expect the bank, brokerage firm or nominee to vote “FOR” the accountant ratification proposal.

The Adjournment Proposal: If you are a Linear Technology stockholder of record and attend the Linear Technology annual meeting in person but fail to vote, or you are a stockholder and mark your proxy or voting instructions to abstain, it will have the same effect as a vote “AGAINST” the adjournment proposal. If you are a Linear Technology stockholder and fail to vote by not attending the Linear Technology annual meeting, in person or by proxy, or you fail to instruct your bank, brokerage firm or other nominee to vote, it will have no effect on the adjournment proposal (assuming a quorum is present).

Q:	How do I vote or have my shares voted?

A:	Linear Technology stockholders of record may vote their shares of Linear Technology common stock or submit a proxy to have their shares of Linear Technology common stock voted at the annual meeting in one of the following ways:

•	Internet: Linear Technology stockholders may submit their proxy by using the Internet at www.proxyvote.com. Internet voting is available 24 hours a day and will be accessible until 11:59 p.m., Eastern Time, on October 17, 2016, the day before the annual meeting.

•	Telephone: Linear Technology stockholders may submit their proxy by using a touch-tone telephone at 800-690-6903. Telephone voting is available 24 hours a day and will be accessible until 11:59 p.m., Eastern Time, on October 17, 2016, the day before the annual meeting.

•	Mail: Linear Technology stockholders may submit their proxy by properly completing, signing, dating and mailing their proxy card in the postage-paid envelope (if mailed in the United States) included with this proxy statement/prospectus. Linear Technology stockholders who vote this way should mail the proxy card early enough so that it is received before the date of the annual meeting.

•	In Person: Linear Technology stockholders may vote in person at the annual meeting or by sending a representative with an acceptable proxy that has been signed and dated. Attendance at the annual meeting will not, however, in and of itself constitute a vote.

If you are a non-record owner, please refer to the instructions provided by your bank, brokerage firm or other nominee to see which of the above choices are available to you. Please note that if you are a non-record owner and wish to vote in person at the annual meeting, you must obtain a legal proxy from your bank, brokerage firm or other nominee.

Q:	How will my proxy be voted?

A:	If you are a holder of record and submit your proxy via the Internet, by telephone or by completing, signing, dating and returning the enclosed proxy card, your shares will be voted in accordance with your instructions contained in the proxy. If you are a holder of record and submit your proxy without specifying how your shares should be voted in one or more matters, your shares will be voted on those matters as the Linear Technology board of directors recommends.

If you are a non-record owner, please refer to the instructions provided by your bank, brokerage firm or other nominee as to how to vote your shares.

Q:	What must I bring to attend the annual meeting?

A:	Only stockholders of record as of the record date, non-record owners as of the record date, holders of valid proxies for the annual meeting and invited guests of Linear Technology may attend the annual meeting. All attendees should be prepared to present picture identification for admittance. The additional items, if any, that attendees must bring depend on whether they are stockholders of record, non-record owners or proxy holders.

Additional information on attending the annual meeting can be found under the section titled “Information About the Linear Technology Annual Meeting” beginning on page 34. Whether or not you plan to attend the annual meeting, Linear Technology urges you to submit your proxy by completing and returning the proxy card as promptly as possible, or by submitting your proxy by telephone or via the Internet, prior to the annual meeting to ensure that your shares of Linear Technology common stock will be represented and voted at the annual meeting if you are unable to attend. If you are a non-record owner, please refer to the instructions provided by your bank, brokerage firm or other nominee to see which of the above choices are available to you. Please note that if you are a non-record owner and wish to vote in person at the annual meeting, you must obtain a legal proxy from your bank, brokerage firm or other nominee.

Q:	If my shares are held in “street name” by my bank, brokerage firm or other nominee, will my bank, brokerage firm or other nominee vote my shares for me?

A:	No, except with respect to the accountant ratification proposal. If your shares are held in “street name” by your bank, brokerage firm or other nominee, you must direct your bank, brokerage firm or other nominee on how to vote and you will receive instructions from your bank, brokerage firm or other nominee describing how to vote your shares of Linear Technology common stock. The availability of Internet or telephonic voting will depend on the nominee’s voting process. Please check with your bank, brokerage firm or other nominee and follow the voting procedures your bank, brokerage firm or other nominee provides.

If you are a non-record owner and do not provide your bank, brokerage firm or other nominee instructions on how to vote your shares of Linear Technology common stock with respect to a “non-routine” matter, a broker “non-vote” occurs with respect to those matters. Under applicable stock exchange rules, the organization that holds your shares of Linear Technology common stock (i.e., your bank, brokerage firm or other nominee) may generally vote on routine matters at its discretion but cannot vote on “non-routine” matters. If you are a non-record owner and the organization that holds your shares of Linear Technology common stock does not receive instructions from you on how to vote your shares of Linear Technology common stock on a non-routine matter, the organization that holds your shares of Linear Technology common stock will inform the inspector of elections that it does not have the authority to vote your shares on such matters. The accountant ratification proposal is a matter Linear Technology believes will be designated “routine.” The merger proposal, the merger-related compensation proposal, the director election proposal, the executive compensation proposal and the adjournment proposal will be considered “non-routine.” Accordingly, if you are a non-record owner and do not provide your bank, brokerage firm or other nominee instructions on how to vote your shares of Linear Technology common stock, your bank, brokerage firm or other nominee generally will not be permitted to vote your shares on any of the proposals other than the accountant ratification proposal. If you are a non-record owner, Linear Technology strongly encourages you to provide voting instructions to your bank, brokerage firm or other nominee so that your vote will be counted on all matters.

Q:	What is the difference between holding shares as a stockholder of record and in “street name”?

A:	If your shares of Linear Technology common stock are registered directly in your name with the transfer agent of Linear Technology, Computershare Trust Company, N.A., you are considered the stockholder of record with respect to those shares. As the stockholder of record, you have the right to vote or to grant a proxy for your vote directly to Linear Technology or to a third party to vote at the annual meeting.

If your shares are held by a bank, brokerage firm or other nominee, you are considered the beneficial owner of shares held in “street name,” and, for the purposes of this proxy statement/prospectus, a non-record owner, and your bank, brokerage firm or other nominee is considered the stockholder of record with respect to those shares. If you are a non-record owner, you have a right to direct your bank, brokerage firm or other nominee on how to vote the shares held in your account. The availability of Internet or telephonic voting will depend on the nominee’s voting process. Please check with your bank, brokerage firm or other nominee and follow the voting procedures your bank, brokerage firm or other nominee provides. You are invited to attend the annual meeting; however, you may not vote your shares in person at the annual meeting unless you obtain a “legal proxy” from your bank, brokerage firm or other nominee that holds your shares, giving you the right to vote the shares at the annual meeting.

Q:	What should I do if I receive more than one set of voting materials for the annual meeting?

A:	You may receive more than one set of voting materials for the annual meeting, including multiple copies of this proxy statement/prospectus and multiple proxy cards or voting instruction cards. For example, if you hold your Linear Technology common stock in more than one brokerage account, you will receive a separate voting instruction card for each brokerage account in which you hold shares. If you are a stockholder of record and your shares are registered in more than one name, you will receive more than one proxy card. Please submit each separate proxy or voting instruction card that you receive by following the instructions set forth in each separate proxy or voting instruction card.

Q:	What do I do if I am a Linear Technology stockholder and I want to revoke my proxy?

A:	Linear Technology stockholders of record may revoke their proxies at any time prior to the voting at the annual meeting in any of the following ways:

•	mailing a request to Linear Technology’s Corporate Secretary at Linear Technology’s corporate headquarters, at 1630 McCarthy Boulevard, Milpitas, California 95035, so that it is received no later than 4:00 p.m., Pacific Time, on October 17, 2016;

•	properly submitting a later-dated, new proxy card prior to the voting at the annual meeting (in which case only the later-dated proxy is counted and the earlier proxy is revoked);

•	submitting a proxy via Internet or by telephone at a later date but before the voting at the annual meeting (in which case only the later-dated proxy is counted and the earlier proxy is revoked); or

•	attending the annual meeting and voting in person. Attendance at the annual meeting will not, however, in and of itself, constitute a vote or revocation of a prior proxy.

Linear Technology non-record owners may change their voting instructions only by following the directions received from their bank, brokerage firm or other nominee for changing their voting instructions.

Q:	What happens if I sell my shares of Linear Technology common stock before the annual meeting?

A:	The record date is earlier than both the date of the annual meeting and the closing of the merger. If you transfer your shares of Linear Technology common stock after the record date but before the annual meeting, you will, unless the transferee requests a proxy from you, retain your right to vote at the annual meeting but will transfer the right to receive the per share merger consideration to the person to whom you transfer your shares. In order to receive the per share merger consideration, you must hold your shares upon completion of the merger.

Q:	Do Linear Technology stockholders have appraisal rights?

A:	Yes. Linear Technology stockholders are entitled to appraisal rights under Section 262 of the General Corporation Law of the State of Delaware (referred to in this proxy statement/prospectus as the DGCL), provided they follow the procedures and satisfy the conditions set forth in Section 262 of the DGCL. For more information regarding appraisal rights, see the section titled “Appraisal Rights of Linear Technology Stockholders” beginning on page 191. In addition, a copy of Section 262 of the DGCL is attached as Annex C to this proxy statement/prospectus. Failure to strictly comply with Section 262 of the DGCL may result in your waiver of, or inability to, exercise appraisal rights.

Q:	Who will solicit and pay the cost of soliciting proxies?

A:	Linear Technology will pay for the proxy solicitation costs related to the annual meeting. Linear Technology has engaged Morrow Sodali to assist in the solicitation of proxies for the annual meeting. Linear Technology estimates that it will pay Morrow Sodali a fee of approximately $25,000, plus reasonable out-of-pocket expenses. Linear Technology will also reimburse banks, brokerage firms, custodians, trustees, nominees and fiduciaries who hold shares for the benefit of another party for their expenses incurred in sending proxies and proxy materials to non-record owners of Linear Technology common stock. Linear Technology’s directors, officers and employees also may solicit proxies in person by telephone or over the Internet. They will not be paid any additional amounts for soliciting proxies.

Q:	How can I find more information about Analog Devices and Linear Technology?

A:	You can find more information about Analog Devices and Linear Technology from various sources described in the section titled “Where You Can Find More Information” beginning on page 199.

Q:	Who can answer any questions I may have about the annual meeting or the proxy materials?

A:	If you have any questions about the annual meeting, the merger, the proposals or this proxy statement/prospectus, would like additional copies of the proxy statement/prospectus, need to obtain proxy cards or other information related to this proxy solicitation or need help submitting a proxy or voting your shares of Linear Technology common stock, you should contact:

Linear Technology Corporation

1630 McCarthy Boulevard

Milpitas, California 95035

(408) 432-1900

Attention: Investor Relations

or

Morrow Sodali

470 West Ave.

Stamford, Connecticut 06902

Stockholders may call toll-free: 800-662-5200

Banks and brokers may call collect: 203-658-9400

SUMMARY

The following summary highlights selected information described in more detail elsewhere in this proxy statement/prospectus and the documents incorporated by reference into this proxy statement/prospectus and may not contain all the information that may be important to you. To understand the merger and the matters being voted on by Linear Technology stockholders at the annual meeting more fully, and to obtain a more complete description of the legal terms of the merger agreement, you should carefully read this entire proxy statement/prospectus, including the annexes, and the documents to which Analog Devices and Linear Technology refer you. Each item in this summary includes a page reference directing you to a more complete description of that topic. See “Where You Can Find More Information” beginning on page 199.

The Parties

(see pages 32 and 33)

Linear Technology Corporation

Linear Technology Corporation, a member of the Standard & Poor’s 500 Index and referred to in this proxy statement/prospectus as Linear Technology, has been designing, manufacturing and marketing a broad line of high performance analog integrated circuits for major companies worldwide for over three decades. Linear Technology’s products provide an essential bridge between the analog world and the digital electronics in communications, networking, industrial, transportation, computer, medical, instrumentation, consumer, and military and aerospace systems. Linear Technology produces power management, data conversion, signal conditioning, RF and interface ICs, µModule® subsystems, and wireless sensor network products. Linear Technology is a Delaware corporation; it was originally organized and incorporated in California in 1981. Linear Technology competes primarily on the basis of performance, functional value, quality, reliability and service. Linear Technology common stock trades on The NASDAQ Global Select Market under the symbol “LLTC”. The principal executive offices of Linear Technology are located at 720 Sycamore Dr., Milpitas CA, and its telephone number is (408) 432-1900.

Analog Devices, Inc.

Analog Devices, Inc., a Massachusetts corporation and referred to in this proxy statement/prospectus as Analog Devices, is a world leader in the design, manufacture and marketing of a broad portfolio of solutions that leverage high-performance analog, mixed-signal and digital signal processing technology, including integrated circuits (ICs), algorithms, software, and subsystems. Since its inception in 1965, Analog Devices has focused on solving the engineering challenges associated with signal processing in virtually all types of electronic equipment. Analog Devices’ signal processing products play a fundamental role in converting, conditioning, and processing real-world phenomena such as temperature, pressure, sound, light, speed and motion into electrical signals to be used in a wide array of electronic devices. As new generations of applications, such as the Internet of Things, evolve, new needs for high-performance analog signal processing and digital signal processing (DSP) technology are generated. Analog Devices focuses on sensing, measurement, and connectivity challenges that apply to a diverse set of customers and markets. Analog Devices combines data converters, amplifiers and linear products, radio frequency (RF) ICs, power management products, sensors based on micro-electro mechanical systems (MEMS) technology and other sensors, and processing products, including DSP, micro controllers and other processors, into technology platforms that Analog Devices adapts to specific customer and market needs, leveraging Analog Devices’ engineering investment across a broad base of customers. Analog Devices was incorporated in Massachusetts in 1965. Its headquarters are near Boston, in Norwood, Massachusetts. In addition, Analog Devices has manufacturing facilities in Massachusetts, Ireland, and the Philippines, and has more than thirty design facilities worldwide. Analog Devices common stock trades on The NASDAQ Global Select Market under the symbol “ADI” and is included in the Standard & Poor’s 500 Index. The principal executive offices of Analog Devices are located at One Technology Way, Norwood, Massachusetts 02062, and its telephone number is (781) 329-4700.

Tahoe Acquisition Corp.

Tahoe Acquisition Corp., a Delaware corporation and referred to in this proxy statement/prospectus as Merger Sub, is a wholly owned subsidiary of Analog Devices. Merger Sub was formed by Analog Devices solely in contemplation of the merger, has not conducted any business and has no assets, liabilities or obligations of any nature other than as set forth in the merger agreement. The principal executive offices of Merger Sub are located at c/o Analog Devices, Inc., One Technology Way, Norwood, Massachusetts 02062, and its telephone number is (781) 329-4700.

The Merger and the Merger Agreement

(see pages 94 and 137)

The terms and conditions of the merger are contained in the merger agreement, a copy of which is attached as Annex A to this proxy statement/prospectus. Linear Technology encourages you to read the merger agreement carefully and in its entirety, as it is the legal document that governs the merger.

The merger agreement provides that, subject to the terms and conditions of the merger agreement, Merger Sub will be merged with and into Linear Technology, with Linear Technology surviving the merger as a wholly owned subsidiary of Analog Devices.

Per Share Merger Consideration

(see page 94)

Upon completion of the merger, each issued and outstanding share of Linear Technology common stock (other than shares (i) held in treasury by Linear Technology or owned by Analog Devices or Merger Sub (which will be cancelled), (ii) owned by any direct or indirect wholly owned subsidiary of Linear Technology or Analog Devices (other than Merger Sub) (which will be converted into shares of the surviving company), (iii) owned by stockholders that have validly made a demand for appraisal and not validly withdrawn such demand or otherwise lost their rights of appraisal with respect to such shares pursuant to Section 262 of the DGCL, or (iv) underlying Linear Technology restricted stock awards) will be converted into the right to receive $46.00 in cash, without interest, plus 0.2321 shares of Analog Devices common stock, less any applicable withholding taxes. However, if the aggregate number of shares of Analog Devices common stock to be issued to holders of Linear Technology common stock under the merger agreement would exceed 19.9% of the issued and outstanding shares of Analog Devices common stock as of the closing of the merger, then the number of shares of Analog Devices common stock to be issued will be reduced to the minimum extent necessary such that the number of shares of Analog Devices common stock issuable pursuant to the merger agreement equals 19.9% of the issued and outstanding shares of Analog Devices common stock, and, in such event, each holder of a share of Linear Technology common stock will be entitled to receive an additional cash payment in an amount equal to the amount by which the exchange ratio is reduced multiplied by $60.3215 (rounded down to the nearest one-hundredth of a cent).

Based on the closing stock price of Analog Devices common stock on July 25, 2016, the last full trading day before the publication of press reports that Analog Devices and Linear Technology were in advanced negotiations regarding a potential business combination transaction, the per share value of Linear Technology common stock implied by the per share merger consideration is $60.05. Based on the closing stock price of Analog Devices common stock on September 12, 2016, the most recent practicable date prior to the date of this proxy statement/prospectus, the per share value of Linear Technology common stock implied by the per share merger consideration is $60.07. The implied value of the per share merger consideration will fluctuate as the market price of Analog Devices common stock fluctuates because a portion of the per share merger consideration is payable in a fixed number of shares of Analog Devices common stock. As a result, the value of the per share merger consideration that Linear Technology stockholders will receive upon completion of the merger could be greater than, less than or the same as the value of the merger consideration on the date of this proxy statement/prospectus or at the time of the Linear Technology annual meeting. Accordingly, Analog Devices and Linear Technology encourage you to obtain current stock price quotations for Analog Devices common stock and Linear Technology common stock before deciding how to vote with respect to approval of the merger proposal. Analog Devices common stock and Linear Technology common stock trade on The Nasdaq Global Select Market under the symbols “ADI” and “LLTC,” respectively.

Linear Technology Annual Meeting

(see page 34)

Purposes of the Annual Meeting

At the annual meeting, Linear Technology stockholders will be asked to vote upon the following proposals:

•	the merger proposal;

•	the merger-related compensation proposal;

•	the director election proposal;

•	the executive compensation proposal;

•	the accountant ratification proposal;

•	the adjournment proposal; and

•	to transact any other business that may properly come before the annual meeting and any adjournment or postponement thereof.

Record Date

The record date for the determination of stockholders entitled to notice of and to vote at the annual meeting is September 7, 2016. Only Linear Technology stockholders who held shares of record as of the close of business on September 7, 2016 are entitled to receive notice of and vote at the annual meeting and any adjournment or postponement of the annual meeting, as long as such shares remain outstanding on the date of the annual meeting.

Required Vote

•	The Merger Proposal: The affirmative vote, in person or by proxy, of holders of a majority of the outstanding shares of Linear Technology common stock entitled to vote on the merger proposal is required to approve the merger proposal.

•	The Merger-Related Compensation Proposal: The affirmative vote of holders of a majority of the shares of Linear Technology common stock present in person or represented by proxy and entitled to vote on the merger-related compensation proposal is required to approve, on an advisory (non-binding) basis, the merger-related compensation proposal.

•	The Director Election Proposal: Each of the seven nominees receiving the highest number of “FOR” votes will be elected as a director, provided that such nominee does not receive “AGAINST” votes from stockholders holding a majority of the outstanding shares entitled to vote for the election of directors.

•	The Executive Compensation Proposal: The affirmative vote of holders of a majority of the shares of Linear Technology common stock present in person or represented by proxy and entitled to vote on the executive compensation proposal is required to approve, on an advisory (non-binding) basis, the executive compensation proposal.

•	The Accountant Ratification Proposal: The affirmative vote of holders of a majority of the shares of Linear Technology common stock present in person or represented by proxy and entitled to vote on the accountant ratification proposal is required to approve the accountant ratification proposal.

•	The Adjournment Proposal: The affirmative vote of holders of a majority of the shares of Linear Technology common stock present in person or represented by proxy and entitled to vote on the adjournment proposal is required to approve the adjournment proposal.

•	Other Proposals: The affirmative vote of holders of a majority of the shares of Linear Technology common stock present in person or represented by proxy and entitled to vote on such proposal is required to approve any other proposal to be voted upon at the annual meeting.

As of the record date, Linear Technology directors and executive officers, as a group, owned and were entitled to vote 2,638,180 shares of Linear Technology common stock, or approximately 1.1% of the outstanding shares of Linear Technology common stock. Linear Technology currently expects that these directors and executive officers will vote their shares in favor of approving the merger proposal and each of the other proposals described in this proxy statement/prospectus, although none of them has entered into any agreement obligating them to do so.

How Proxies are Counted; Failure to Vote; Abstentions and Broker Non-Votes

The Merger Proposal: If you are a Linear Technology stockholder and take any action other than voting (or causing your shares to be voted) “FOR” the merger proposal, it will have the same effect as a vote “AGAINST” the merger proposal.

The Merger-Related Compensation Proposal: If you are a Linear Technology stockholder of record and attend the Linear Technology annual meeting in person but fail to vote, or you are a stockholder and mark your proxy or voting instructions to abstain, it will have the same effect as a vote “AGAINST” the merger-related compensation proposal. If you are a Linear Technology stockholder and fail to vote by not attending the Linear Technology annual meeting, in person or by proxy, or you fail to instruct your bank, brokerage firm or other nominee to vote, it will have no effect on the merger-related compensation proposal (assuming a quorum is present).

The Director-Election Proposal: If you are a Linear Technology stockholder and attend the Linear Technology annual meeting in person but fail to vote, or you mark your proxy or voting instructions to abstain, it will have no effect on the director election proposal. If you are a Linear Technology stockholder and fail to vote by not attending the Linear Technology annual meeting, in person or by proxy, or you fail to instruct your bank, brokerage firm or other nominee to vote, it will have no effect on the director election proposal (assuming a quorum is present).

The Executive Compensation Proposal. If you are a Linear Technology stockholder of record and attend the Linear Technology annual meeting in person but fail to vote, or you are a stockholder and mark your proxy or voting instructions to abstain, it will have the same effect as a vote “AGAINST” the executive compensation proposal. If you are a Linear Technology stockholder and fail to vote by not attending the Linear Technology annual meeting, in person or by proxy, or you fail to instruct your bank, brokerage firm or other nominee to vote, it will have no effect on the executive compensation proposal (assuming a quorum is present).

The Accountant Ratification Proposal. If you are a Linear Technology stockholder of record and attend the Linear Technology annual meeting in person but fail to vote, or you are a stockholder and mark your proxy or voting instructions to abstain, it will have the same effect as a vote “AGAINST” the accountant ratification proposal. If you are a Linear Technology stockholder of record and fail to vote by not attending the Linear Technology annual meeting, in person or by proxy, it will have no effect on the accountant ratification proposal (assuming a quorum is present). Banks, brokerage firms and other nominees have discretionary authority to vote on the accountant ratification proposal. As a result, if you are a non-record owner and fail to instruct your broker, bank or other nominee to vote, we expect the bank, brokerage firm or nominee to vote “FOR” the accountant ratification proposal.

The Adjournment Proposal: If you are a Linear Technology stockholder of record and attend the Linear Technology annual meeting in person but fail to vote, or you are a stockholder and mark your proxy or voting instructions to abstain, it will have the same effect as a vote “AGAINST” the adjournment proposal. If you are a Linear Technology stockholder and fail to vote by not attending the Linear Technology annual meeting, in person or by proxy, or you fail to instruct your bank, brokerage firm or other nominee to vote, it will have no effect on the adjournment proposal (assuming a quorum is present).

Linear Technology’s Reasons for the Merger; Recommendation of the Linear Technology Board of Directors

(see page 105)

After careful evaluation of the merger agreement and the transactions contemplated thereby, the Linear Technology board of directors unanimously determined that the merger, the merger agreement and the other transactions contemplated by the merger agreement are advisable, fair to, and in the best interests of, Linear Technology and its stockholders and approved and declared advisable the merger agreement, the merger and the other transactions contemplated by the merger agreement.

The Linear Technology board of directors unanimously recommends that Linear Technology stockholders vote “FOR” the merger proposal, “FOR” the seven director nominees listed in the director election proposal and “FOR” each of the other proposals described in this proxy statement/prospectus.

In the course of reaching its recommendation, the Linear Technology board of directors consulted with Linear Technology’s senior management and financial advisor, Qatalyst Partners LP (referred to in this proxy statement/prospectus as Qatalyst Partners) and outside legal counsel and considered a number of factors. See “The Merger—Linear Technology’s Reasons for the Merger; Recommendation of the Linear Technology Board of Directors” beginning on page 105.

Opinion of Linear Technology’s Financial Advisor

(see page 113)

In connection with the merger, Qatalyst Partners rendered to the Linear Technology board of directors its oral opinion on July 26, 2016, subsequently confirmed in writing, that as of such date, and based upon and subject to the various assumptions, considerations, qualifications and limitations set forth in its written opinion, the consideration of $46.00 in cash and 0.2321 shares of Analog Devices common stock per share of Linear Technology common stock (which is subject to certain adjustment procedures set forth in the merger agreement, as to which Qatalyst Partners expressed no opinion) to be received pursuant to, and in accordance with, the terms of the merger agreement by the holders of Linear Technology common stock, other than Analog Devices or any affiliates of Analog Devices, was fair, from a financial point of view, to such holders.

The full text of Qatalyst Partners’ written opinion, dated July 26, 2016, is attached as Annex B to this proxy statement/prospectus and is incorporated into this proxy statement/prospectus by reference. The written opinion sets forth, among other things, the assumptions made, procedures followed, matters considered and limitations and qualifications of the review undertaken by Qatalyst Partners in rendering the opinion. You should read the opinion carefully in its entirety.

Qatalyst Partners’ opinion was provided to the Linear Technology board of directors and addresses only, as of the date of the opinion, the fairness, from a financial point of view, of the consideration of

$46.00 in cash and 0.2321 shares of Analog Devices common stock per share of Linear Technology common stock to be received pursuant to, and in accordance with, the terms of the merger agreement by the holders of Linear Technology common stock, other than Analog Devices or any affiliates of Analog Devices, and it does not address any other aspect of the merger. It does not constitute a recommendation as to how any holder of Linear Technology common stock should vote with respect to the merger proposal or act on any other matter and does not in any manner address the price at which the shares of Linear Technology common stock or shares of Analog Devices common stock will trade at any time.

Interests of Linear Technology’s Directors and Executive Officers in the Merger

(see page 119)

When considering the recommendation of the Linear Technology board of directors with respect to the merger, you should be aware that Linear Technology’s executive officers and directors may have interests in the merger that are different from, or in addition to, those of Linear Technology’s stockholders more generally. The Linear Technology board of directors was aware of these interests during its deliberations on the merits of the merger and in deciding to recommend that Linear Technology stockholders vote in favor of the merger proposal. These interests generally include, among others, the rights to accelerated vesting of equity awards and certain payments and benefits in connection with the merger and/or a qualifying termination of employment following the merger, as described in more detail in the section titled “The Merger—Interests of Linear Technology, Directors and Executive Officers in the Merger” beginning on page 119.

Material U.S. Federal Income Tax Consequences of the Merger

(see page 127)

The receipt of cash and shares of Analog Devices common stock pursuant to the merger will be a taxable transaction for U.S. federal income tax purposes. For U.S. federal income tax purposes, a U.S. holder (as defined below in the section titled “The Merger—Material U.S. Federal Income Tax Consequences” beginning on page 127), will generally recognize gain or loss equal to the difference, if any, between (i) the sum of the cash and the fair market value (as of the effective time) of the Analog Devices common stock received in the merger and (ii) the U.S. holder’s adjusted tax basis in the Linear Technology common stock surrendered in exchange therefor. Non-U.S. holders (as defined below in the section titled “The Merger—Material U.S. Federal Income Tax Consequences” beginning on page 127), that receive the per share merger consideration pursuant to the merger may be subject to U.S. withholding tax with respect to any cash received.

Each holder of Linear Technology common stock should read the discussion under “The Merger—Material U.S. Federal Income Tax Consequences” beginning on page 127 for a more complete discussion of the U.S. federal income tax consequences of the merger. Tax matters can be complicated, and the tax consequences of the merger to a particular holder of Linear Technology common stock will depend on such holder’s particular facts and circumstances. Holders of Linear Technology common stock should consult their own tax advisors to determine the specific consequences to them of exchanging their shares of Linear Technology common stock for cash and shares of Analog Devices common stock pursuant to the merger.

Accounting Treatment of the Merger

(see page 126)

Analog Devices prepares its financial statements in accordance with accounting principles generally accepted in the United States of America (referred to in this proxy statement/prospectus as GAAP). The merger will be accounted for using the acquisition method of accounting. Analog Devices will be treated as the acquiror for accounting purposes.

Regulatory Approvals Required to Complete the Merger

(see pages 132 and 154)

Analog Devices, Linear Technology and Merger Sub have each agreed to use their respective reasonable best efforts to take, or cause to be taken, all reasonable actions, and to do, or cause to be done, all reasonable things necessary, proper or advisable under any applicable laws to consummate the merger and obtain (and to cooperate with each other in obtaining) the required regulatory approvals, subject to certain limits described in the section titled “The Merger—Regulatory Approvals” beginning on page 132.

The obligations of Analog Devices and Linear Technology to consummate the merger are subject to, among other matters, termination or expiration of any waiting period (and any extension thereof) applicable to the transactions contemplated by the merger agreement under the HSR Act, and receipt of the approvals and clearances required in connection with the transactions contemplated by the merger agreement under the antitrust and competition laws of China, Israel, Japan, Korea, the European Union (to the extent it has jurisdiction as a result of a European Union specified merger control action), Romania (to the extent required by applicable law, unless a European Union specified merger control action occurs), Germany (unless a European Union specified merger control action occurs) and the United Kingdom (unless a European Union specified merger control action occurs, and to the extent there is a publication by the United Kingdom Competition & Markets Authority of an Invitation to Comment in relation to the transaction, on its website and/or on the Regulatory News Service of the London Stock Exchange).

On September 15, 2016, Analog Devices voluntarily withdrew its initial Notification and Report Form filed under the HSR Act with the Antitrust Division of the U.S. Department of Justice (referred to in this proxy statement/prospectus as the Antitrust Division) and the Federal Trade Commission (referred to in this proxy statement/prospectus as the FTC) in order to provide the FTC with additional time to review the proposed transaction. Analog Devices expects to resubmit its Notification and Report Form on September 19, 2016. Analog Devices and Linear Technology are in the process of filing notices and applications to satisfy the filing requirements and to obtain the necessary regulatory clearances in the other relevant jurisdictions.

Expected Timing of Merger

Analog Devices and Linear Technology currently expect the merger to be completed during the first half of calendar year 2017, subject to receipt of required approval from Linear Technology stockholders and regulatory approvals in various jurisdictions and subject to the satisfaction or waiver of the other conditions contained in the merger agreement. However, Analog Devices and Linear Technology cannot predict the actual date on which the merger will be completed because completion is subject to conditions beyond their control and it is possible that such conditions could result in the merger being completed earlier, later or not at all, as described in more detail in the section titled “The Merger Agreement—Conditions to Completion of the Merger” beginning on page 153.

Treatment of Linear Technology Equity Awards

(see pages 136 and 141)

At the effective time, each Linear Technology restricted stock award and restricted stock unit award that is outstanding immediately prior to the effective time that is held by a non-employee director, or that vests at the effective time pursuant to a contract between the holder and Linear Technology, will become vested and will be cancelled and converted automatically into the right to receive the merger consideration in respect of each share of Linear Technology common stock underlying such award, less applicable tax withholding.

At the effective time, each Linear Technology restricted stock award and restricted stock unit award that is outstanding immediately prior to the effective time, was granted on or prior to July 22, 2016 and does not become vested at the effective time will be converted into two adjusted awards with the same terms and conditions (including vesting) as were applicable to the corresponding Linear Technology award immediately prior to the effective time, which adjusted awards will be in the form of (i) the right to receive an amount in cash equal to the product of (a) the number of shares of Linear Technology common stock subject to such Linear Technology restricted stock or restricted stock unit award immediately prior the effective time and (b) $46.00, and (ii) an Analog Devices restricted stock award or restricted stock unit award, as applicable, relating to the number of shares of Analog Devices common stock equal to the product (rounded to the nearest whole number of shares) of (a) the number of shares of Linear Technology common stock subject to the Linear Technology restricted stock award or restricted stock unit award immediately prior to the effective time and (b) the exchange ratio of 0.2321.

At the effective time, each Linear Technology restricted stock award and restricted stock unit award that is outstanding immediately prior to the effective time, was granted after July 22, 2016 and does not become vested at the effective time will be converted into an adjusted Analog Devices restricted stock award or restricted stock unit award, as applicable, relating to the number of shares of Analog Devices common stock equal to the product (rounded to the nearest whole number of shares) of (i) the number of shares of Linear Technology common stock subject to such Linear Technology restricted stock award or restricted stock unit award immediately prior to the effective time and (ii) 0.9947.

Financing of the Merger

(see pages 130 and 150)

Consummation of the merger is not subject to Analog Devices’ ability to obtain financing. However, Analog Devices expects to finance the cash consideration for the merger with a combination of cash on hand and the incurrence of new debt, including a term loan facility and senior unsecured notes.

On July 26, 2016, Analog Devices entered into a commitment letter (referred to in this proxy statement/prospectus as the bridge commitment letter) with JPMorgan Chase Bank, N.A. (referred to in this proxy statement/prospectus as JPMorgan), Bank of America, N.A. (referred to in this proxy statement/prospectus as BofA), Merrill Lynch, Pierce, Fenner & Smith Incorporated (referred to in this proxy statement/prospectus as MLPFS), Credit Suisse AG (referred to in this proxy statement/prospectus as CS) and Credit Suisse Securities (USA) LLC (referred to in this proxy statement/prospectus as CSUSA), which commitment letter was subsequently joined on August 10, 2016 by The Bank of Tokyo-Mitsubishi UFJ, Ltd. (referred to in this proxy statement/prospectus as MUFG and together with JPMorgan, BofA and CS, the initial lenders, and together with JPMorgan, BofA, MLPFS, CS and CSUSA, the commitment parties) pursuant to which the initial lenders committed to provide, subject to the terms and conditions set forth in the bridge commitment letter, a 364-day $7.5 billion senior unsecured bridge facility (referred to in this proxy statement/prospectus as the 364-day bridge facility, and the provision of such funds as set forth in the bridge commitment letter, the 364-day bridge financing) and a 90-day $4.1 billion senior unsecured bridge facility (referred to in this proxy statement/prospectus as the 90-day bridge facility, and the provision of such funds as set forth in the bridge commitment letter, the 90-day bridge financing; the 364-day bridge facility and the 90-day bridge facility are collectively referred to in this proxy statement/prospectus as the bridge facilities and the 364-day bridge financing and the 90-day bridge financing are collectively referred to in this proxy statement/prospectus as the bridge financing). The bridge facilities are available to finance the cash consideration for the merger and to pay fees and expenses related thereto to the extent that Analog Devices does not finance such consideration and fees and expenses through available cash on hand and the incurrence of new debt as further described herein. The commitment parties’ commitment to provide the bridge financing is subject to certain customary closing conditions, including completion of the merger, the non-occurrence of a material adverse effect with respect to Linear Technology, the accuracy of certain representations and warranties related to both Analog Devices and Linear Technology and the delivery of certain financial statements of both Analog Devices and Linear Technology.

Analog Devices’ financing in connection with the merger could take any of several forms or any combination of them, including but not limited to the following: (i) Analog Devices may enter into, and draw funds under, the bridge facilities pursuant to the terms of the bridge commitment letter; (ii) Analog Devices may issue senior unsecured notes; (iii) Analog Devices may borrow under term loan facilities (including the term facility defined below) and (iv) Analog Devices may use cash on hand. Upon Analog Devices’ entry into any term loan credit facility or when any senior unsecured notes are issued, the commitments under the 364-day bridge facility will automatically be reduced in an amount equal to the aggregate principal amount of such term loan facility or senior unsecured notes.

In connection with the contemplated debt financing, Analog Devices also entered into an amended and restated commitment letter (referred to in this proxy statement/prospectus as the term loan commitment letter) with the commitment parties, dated as of August 10, 2016, pursuant to which the commitment parties have, subject to the terms and conditions set forth in the term loan commitment letter, (i) agreed to use commercially reasonable efforts to arrange a syndicate of banks, financial institutions and other institutional lenders that will participate in a three-year senior unsecured term loan facility in an aggregate principal amount of $2.5 billion (referred to in this proxy statement/prospectus as the three-year facility) and a five-year senior unsecured term loan facility in an aggregate principal amount of $2.5 billion (referred to in this proxy statement/prospectus as the five-year facility and together with the three-year facility, the term facility, and the provision of such funds as set forth in the term loan commitment letter, the term financing) and (ii) committed to provide up to $1.2 billion of the three-year facility and up to $1.2 billion of the five-year facility. The term facility is available to finance a portion of the cash consideration for the merger and to pay fees and expenses related to the transactions.

Analog Devices also intends to seek an amendment and restatement of its existing revolving credit agreement pursuant to which, if successful, the revolving lenders would agree to increase their aggregate commitments under the revolving credit agreement to $1.0 billion.

There can be no assurance that any replacement or supplemental financing in lieu of the bridge facilities will be available to Analog Devices on acceptable terms or at all. Analog Devices’ ability to obtain additional debt financing, including financing to replace or supplement the bridge facilities, will be subject to various factors, including market conditions, operating performance and credit ratings.

Listing of Analog Devices Common Stock; Delisting of Linear Technology Common Stock

(see page 136)

It is a condition to the consummation of the merger that the shares of Analog Devices common stock to be issued to Linear Technology stockholders in the merger be approved for listing on The Nasdaq Global Select Market, subject to official notice of issuance. As a result of the merger, shares of Linear Technology common stock will cease to be listed on The Nasdaq Global Select Market.

Appraisal Rights

(see page 191)

Linear Technology stockholders who do not vote in favor of approval of the merger proposal, who continuously hold their shares of Linear Technology common stock through the effective time and who otherwise comply precisely with the applicable provisions of Section 262 of the DGCL will be entitled to seek appraisal of the fair value of their shares of Linear Technology common stock, as determined by the Delaware Court of Chancery, if the merger is completed. The “fair value” of your shares of Linear Technology common stock as determined by the Delaware Court of Chancery could be greater than, the same as, or less than the value of the merger consideration that you would otherwise be entitled to receive under the terms of the merger agreement.

Linear Technology stockholders who wish to exercise the right to seek an appraisal of their shares must so advise Linear Technology by submitting a written demand for appraisal in the form described in this proxy statement/prospectus prior to the vote to approve the merger proposal, and must otherwise follow the procedures prescribed by Section 262 of the DGCL. A person having a beneficial interest in shares of Linear Technology common stock held of record in the name of another person, such as a nominee or intermediary, must act promptly to cause the record holder to follow the steps summarized in this proxy statement/prospectus and in a timely manner to perfect appraisal rights.

The text of Section 262 of the DGCL is attached as Annex C to this proxy statement/prospectus. You are encouraged to read these provisions carefully and in their entirety. Due to the complexity of the procedures for exercising appraisal rights, Linear Technology stockholders who are considering exercising such rights are encouraged to seek the advice of legal counsel and their financial advisors. Failure to strictly comply with these provisions may result in the loss of appraisal rights.

No Solicitation of Company Takeover Proposals

(see page 147)

As more fully described in this proxy statement/prospectus and in the merger agreement, and subject to the exceptions summarized below, Linear Technology has agreed that it will not (1) solicit, initiate, knowingly encourage or knowingly facilitate any inquiry, proposal or offer that constitutes, or would reasonably be expected to lead to, a company takeover proposal (as defined on page 147), (2) engage in, continue or otherwise participate in any discussions or negotiations regarding any company takeover proposal, or (3) approve, recommend, or enter into, or propose to approve, recommend, or enter into, any agreement with respect to a company takeover proposal.

Notwithstanding these restrictions, if at any time prior to obtaining the approval by Linear Technology stockholders of the merger proposal, Linear Technology receives a written, bona fide, unsolicited company takeover proposal that did not result from a breach of the merger agreement and that the Linear Technology board of directors determines in good faith (after consultation with its advisors) constitutes or would reasonably be expected to lead to a company superior proposal (as defined on page 148), Linear Technology may (1) furnish information with respect to Linear Technology to the party making the company takeover proposal (subject to certain conditions and obligations in the merger agreement) and (2) engage in discussions or negotiations with the party making the company takeover proposal.

Linear Technology has agreed to notify Analog Devices within 48 hours of the receipt of any company takeover proposal or any request for information that is reasonably likely to lead to a company takeover proposal, or of any determination by the Linear Technology board of directors that a company takeover proposal constitutes or would be reasonably expected to lead to a company superior proposal. Linear Technology has also agreed to keep Analog Devices reasonably informed, on a reasonably current basis, as to the status of any company takeover proposal, and to promptly provide Analog Devices with any draft agreements relating to a company takeover proposal.

Changes in Board Recommendation

(see page 148)

The merger agreement provides that, subject to certain exceptions, the Linear Technology board of directors will not (1) change, qualify, withhold, withdraw or modify, or publicly propose to change, qualify, withhold, withdraw or modify (in each case in a manner adverse to Analog Devices) its recommendation in favor of the merger proposal, or (2) adopt, approve or recommend to Linear Technology stockholders, or publicly propose or announce its intention to adopt, approve or recommend to Linear Technology stockholders, any company takeover proposal or agreement relating to a company takeover proposal (other than a confidentiality agreement otherwise permitted by the merger agreement). Notwithstanding these restrictions, at any time prior to obtaining the approval by Linear Technology stockholders of the merger proposal, the Linear Technology board of directors may, if it determines in good faith (after consultation with its advisors) that a company takeover proposal is a company superior proposal (and subject to compliance with certain obligations set forth in the merger agreement, including providing Analog Devices with prior notice and the right under certain circumstances to negotiate to match the terms of any company superior proposal), make an adverse recommendation change or terminate the merger agreement in order to enter into a binding agreement with respect to the company superior proposal.

In addition, the Linear Technology board of directors is permitted under certain circumstances, prior to obtaining the approval by Linear Technology stockholders of the merger proposal and subject to compliance with certain obligations set forth in the merger agreement (including providing Analog Devices with prior notice and the right under certain circumstances to negotiate to amend the terms of the merger agreement) to make an adverse recommendation change in response to an intervening event (as defined on page 149) if the Linear Technology board of directors determines in good faith (after consultation with its advisors) that the failure to do so would be inconsistent with its fiduciary duties.

Conditions to Completion of the Merger

(see page 153)

The obligations of each of Linear Technology and Analog Devices to effect the merger are subject to the satisfaction or waiver of the following conditions:

•	the approval by Linear Technology stockholders of the merger proposal;

•	the SEC having declared effective the registration statement of which this proxy statement/prospectus forms a part;

•	the absence of any order, law or legal restraint by a court or other governmental entity of competent jurisdiction that prohibits, enjoins or makes illegal the closing of the merger;

•	the termination or expiration of any applicable waiting period under the HSR Act and the receipt of the other specified regulatory clearances and approvals;

•	the approval for listing by the Nasdaq Global Select Market of the shares of Analog Devices common stock to be issued to Linear Technology stockholders in the merger;

•	the accuracy of the representations and warranties of the other party set forth in the merger agreement, subject to the materiality standards set forth in the merger agreement; and

•	the other party having performed, in all material respects, all obligations required to be performed by it under the merger agreement.

In addition, Analog Devices’ obligations to effect the merger are subject to the accuracy of certain representations of Linear Technology and compliance with certain covenants of Linear Technology relating to Linear Technology’s capitalization, subject to the materiality standards set forth in the merger agreement.

Neither Analog Devices nor Linear Technology can be certain when, or if, the conditions to the merger will be satisfied or waived, or that the merger will be completed.

Termination of the Merger Agreement

(see page 155)

Analog Devices and Linear Technology may mutually agree to terminate the merger agreement before completing the merger, whether before or after the receipt of Linear Technology stockholder approval of the merger proposal.

Either Analog Devices or Linear Technology may terminate the merger agreement, whether before or after the receipt of Linear Technology stockholder approval of the merger proposal:

•	if the merger has not been consummated by April 26, 2017 (which deadline may be extended, under certain circumstances, to October 26, 2017);

•	if Linear Technology stockholders fail to approve the merger proposal;

•	if a court or other governmental entity issues a final, nonappealable order or adopts or enacts a law that in either case permanently restrains, enjoins or makes illegal the consummation of the merger; or

•	if the other party breaches the merger agreement in a way that would entitle the party seeking to terminate the merger agreement not to consummate the merger, subject to the rights of the breaching party to cure the breach.

Linear Technology may also terminate the merger agreement, prior to the receipt of Linear Technology stockholder approval of the merger proposal, in order to enter into an agreement for a company superior proposal, provided that Linear Technology has complied with its non-solicitation obligations under the merger agreement.

Analog Devices may also terminate the merger agreement, prior to the receipt of Linear Technology stockholder approval of the merger proposal, if Linear Technology has made an adverse recommendation change or if Linear Technology is in material and willful breach of its non-solicitation obligations.

Expenses and Termination Fees Relating to the Merger

(see page 156)

Linear Technology must pay Analog Devices a termination fee of $490 million if the merger agreement is terminated in certain circumstances involving a company takeover proposal, an adverse recommendation change or a breach of Linear Technology’s non-solicitation obligations under the merger agreement.

Analog Devices must pay Linear Technology a termination fee of $700 million if the merger agreement is terminated in certain circumstances involving the failure to obtain required regulatory approvals.

All other expenses relating to the merger will generally be paid by the party incurring the expense.

Comparison of Rights of Common Stockholders of Analog Devices and Linear Technology

(see page 176)

Linear Technology stockholders receiving shares of Analog Devices common stock in the merger will have different rights once they become stockholders of Analog Devices due to differences between the governing corporate documents and corporate state laws applicable to Linear Technology and Analog Devices.

Risk Factors

(see page 23)

You should consider all the information contained in or incorporated by reference into this proxy statement/prospectus in deciding how to vote for the proposals presented in this proxy statement/prospectus.

SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA

Selected Historical Consolidated Financial Data of Analog Devices

The following selected historical consolidated financial data of Analog Devices for each of the fiscal years during the three-year period ended October 31, 2015 and the selected historical consolidated balance sheet data as of October 31, 2015 and November 1, 2014 have been derived from Analog Devices’ audited consolidated financial statements as of and for the fiscal year ended October 31, 2015 contained in Analog Devices’ Annual Report on Form 10-K for the fiscal year ended October 31, 2015, which is incorporated by reference into this proxy statement/prospectus. The selected historical consolidated financial data for each of the fiscal years ended November 3, 2012 and October 29, 2011 and the selected balance sheet data as of November 2, 2013, November 3, 2012 and October 29, 2011 have been derived from Analog Devices’ audited consolidated financial statements as of and for such years contained in Analog Devices’ other reports filed with the SEC, which are not incorporated by reference into this proxy statement/prospectus.

The unaudited selected financial data for Analog Devices as of July 30, 2016, and for the nine months ended July 30, 2016 and August 1, 2015, are derived from Analog Devices’ unaudited condensed consolidated financial statements and accompanying notes, which are contained in Analog Devices’ Quarterly Report on Form 10-Q for the quarter ended July 30, 2016, which is incorporated by reference into this proxy statement/prospectus. The selected financial data as of August 1, 2015 is derived from Analog Devices’ unaudited condensed consolidated financial statements for the quarter ended August 1, 2015, which have previously been filed with the SEC but which are not incorporated by reference into this proxy statement/prospectus. The unaudited financial data presented have been prepared on a basis consistent with Analog Devices’ audited consolidated financial statements. In the opinion of Analog Devices’ management, such unaudited financial data reflect all adjustments, consisting only of normal and recurring adjustments, necessary for a fair presentation of the results for those periods. The results of operations for the interim periods are not necessarily indicative of the results to be expected for the full year or any future period.

The information set forth below is only a summary and is not necessarily indicative of the results of future operations of Analog Devices, including following completion of the merger, and you should read the following information together with Analog Devices’ consolidated financial statements, the related notes and the sections titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” contained in Analog Devices’ Annual Report on Form 10-K for the fiscal year ended October 31, 2015 and in its Quarterly Report on Form 10-Q for the quarter ended July 30, 2016, which are incorporated by reference into this proxy statement/prospectus, and in Analog Devices’ other reports filed with the SEC. For more information, see the section titled “Where You Can Find More Information” beginning on page 199.

ANALOG DEVICES, INC. AND SUBSIDIARIES

SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA

(Dollar Amounts in Thousands, Except Per Share Data)

	At or for the Nine Months Ended		At or for the Fiscal Year Ended
	July 30, 2016	August 1, 2015	October 31, 2015	November 1, 2014	November 2, 2013	November 3 2012	October 29, 2011
Statement of Operations data:
Total revenue from continuing operations	$2,417,786	$2,456,370	$3,435,092	$2,864,773	$2,633,689	$2,701,142	$2,993,320
Income from continuing operations, net of tax	565,507	600,573	696,878	629,320	673,487	651,236	860,894
Total income from discontinued operations, net of tax	—	—	—	—	—	—	6,500
Net income	565,507	600,573	696,878	629,320	673,487	651,236	867,394
Income per share from continuing operations, net of tax:
Basic	1.83	1.92	2.23	2.01	2.19	2.18	2.88
Diluted	1.81	1.89	2.20	1.98	2.14	2.13	2.79
Net income per share
Basic	1.83	1.92	2.23	2.01	2.19	2.18	2.90
Diluted	1.81	1.89	2.20	1.98	2.14	2.13	2.81
Cash dividends declared per common share	1.24	1.17	1.57	1.45	1.32	1.15	0.94
Balance Sheet data:
Total assets (1)	$7,685,053	$7,131,161	$7,058,777	$6,855,331	$6,376,433	$5,617,299	$5,273,284
Debt (1)	$1,731,758	$869,560	$869,936	$868,430	$866,924	$818,550	$882,025

(1)	Amounts have been restated as a result of Analog Devices’ election to change its method of accounting for debt issuance costs in accordance with the Financial Accounting Standard Board’s Accounting Standards Update No. 2015-03 Interest—Imputation of Interest Simplifying the presentation of debt issuance costs during the first quarter of fiscal 2016 retrospectively to October 29, 2011. As a result of the adoption of this standard, the debt issuance costs related to Analog Devices’ outstanding notes have been reclassified as a deduction to the face amount of the notes and are no longer shown as a deferred asset within Other Assets on the consolidated balance sheet.

Selected Historical Consolidated Financial Data of Linear Technology

The following selected historical consolidated financial data of Linear Technology for the fiscal years ended July 3, 2016, June 28, 2015 and June 29, 2014 and the selected historical consolidated balance sheet data as of July 3, 2016 and June 28, 2015 have been derived from Linear Technology’s audited consolidated financial statements contained in Linear Technology’s Annual Report on Form 10-K for the fiscal year ended July 3, 2016, which is incorporated by reference into this proxy statement/prospectus. The selected historical consolidated financial data for the fiscal years ended June 30, 2013 and July 1, 2012 and the selected balance sheet data as of June 29, 2014, June 30, 2013 and July 1, 2012 have been derived from Linear Technology’s audited consolidated financial statements as of and for such years, which statements are not incorporated by reference into this proxy statement/prospectus.

The information set forth below is only a summary and is not necessarily indicative of the results of future operations of Linear Technology, and you should read the following information together with Linear Technology’s consolidated financial statements, the related notes and the sections titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” contained in Linear Technology’s

Annual Report on Form 10-K for the fiscal year ended July 3, 2016, which is incorporated by reference into this proxy statement/prospectus, and in Linear Technology’s other reports filed with the SEC. For more information, see the section titled “Where You Can Find More Information” beginning on page 199.

LINEAR TECHNOLOGY CORPORATION

SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA

(Dollar Amounts in Thousands, Except Per Share Data)

	July 3, 2016	June 28, 2015	June 29, 2014	June 30, 2013	July 1, 2012
Statements of Income data:
Revenues	$1,423,936	$1,475,139	$1,388,386	$1,282,236	$1,266,621

Net income	494,346	520,963	459,961	406,925	398,111
Earnings per share:
Basic	2.02	2.13	1.91	1.72	1.71
Diluted	2.02	2.12	1.90	1.71	1.70
Cash dividends per share	1.24	1.14	1.06	1.02	0.98

Balance Sheet data:
Total assets	$2,049,981	$1,884,079	$1,655,578	$2,098,341	$1,851,068
Convertible Senior Notes	$—	$—	$—	$826,629	$805,599

SUMMARY UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

The following tables present unaudited pro forma condensed combined financial information about Analog Devices’ consolidated balance sheet and statements of income after giving effect to the merger with Linear Technology. The information under “Unaudited Pro Forma Condensed Combined Statement of Income” in the table below gives effect to the merger as if it had taken place on November 2, 2014, the beginning of the earliest period presented. The information under “Unaudited Pro Forma Condensed Combined Balance Sheet Data” in the table below assumes the merger had taken place on July 30, 2016. This unaudited pro forma condensed combined financial information was prepared using the acquisition method of accounting where Analog Devices is considered the acquirer of Linear Technology for accounting purposes. See the section titled “Accounting Treatment for the Merger” beginning on page 126.

In addition, the unaudited pro forma condensed combined financial information includes adjustments which are preliminary and may be revised. There can be no assurance that such revisions will not result in material changes. The unaudited pro forma condensed combined financial information is presented for illustrative purposes only and is not necessarily indicative of results that actually would have occurred or that may occur in the future had the merger been completed on the dates indicated, nor is it necessarily indicative of the future operating results or financial position of Analog Devices after the merger. Future results may vary significantly from the results reflected due to various factors, including those discussed in the section titled “Risk Factors” beginning on page 23.

The information presented below should be read in conjunction with the historical consolidated financial statements of Analog Devices and Linear Technology, including the related notes filed by each of them with the SEC in addition to the pro forma condensed combined financial information of Analog Devices and Linear Technology, including the related notes appearing elsewhere in this proxy statement/prospectus. See the sections titled “Where You Can Find More Information” and “Unaudited Pro Forma Condensed Combined Financial Information” beginning on pages 199 and 160, respectively.

ANALOG DEVICES, INC.

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

AS OF JULY 30, 2016

(In thousands)

	Historical
	Analog Devices as of July 30, 2016	Linear Technology as of July 3, 2016	Pro Forma Adjustments for Reclassifications	Pro Forma Adjustments for Acquisition	Pro Forma Adjustments for Financing	Pro Forma Condensed Combined
Total assets	$7,685,053	$2,049,981	$—	$3,365,707	$11,523,343	$24,624,084
Total debt	1,731,758	—	—	—	11,530,505	13,262,263
Total liabilities	2,701,720	290,806	—	1,692,363	11,523,343	16,208,232
Total shareholders’ equity	$4,983,333	$1,759,175	$—	$1,673,344	$—	$8,415,852

ANALOG DEVICES, INC.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF INCOME

FOR THE YEAR ENDED OCTOBER 31, 2015

(In thousands)

	Historical
	Analog Devices Year Ended October 31, 2015	Linear Technology Twelve Months Ended September 27, 2015	Pro Forma Adjustments for Reclassifications	Pro Forma Adjustments for Acquisition	Pro Forma Adjustments for Financing	Pro Forma Condensed Combined
Revenue	$3,435,092	$1,445,996	$—	$—	$—	$4,881,088
Operating income	$830,841	$658,252	$—	$(529,324)	$—	$959,769
Net income	$696,878	$503,551	$—	$(352,726)	$(160,378)	$687,325
Basic earnings per share	$2.23	$2.06	$—	$—	$—	$1.86
Diluted earnings per share	$2.20	$2.05	$—	$—	$—	$1.84

ANALOG DEVICES, INC.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF INCOME

FOR THE NINE MONTHS ENDED JULY 30, 2016

(In thousands)

	Historical
	Analog Devices Nine Months Ended July 30, 2016	Linear Technology Nine Months Ended July 3, 2016	Pro Forma Adjustments for Reclassifications	Pro Forma Adjustments for Acquisition	Pro Forma Adjustments for Financing	Pro Forma Condensed Combined
Revenue	$2,417,786	$1,082,019	$—	$—	$—	$3,499,805
Operating income	$671,131	$483,636	$—	$(365,189)	$—	$789,578
Net income	$565,507	$382,299	$—	$(244,825)	$(115,733)	$587,248
Basic earnings per share	$1.83	1.56	$—	$—	$—	$1.61
Diluted earnings per share	$1.81	1.56	$—	$—	$—	$1.59

UNAUDITED COMPARATIVE PER SHARE INFORMATION

The following tables summarize unaudited per share data for (i) Analog Devices on a historical basis for the fiscal year ended October 31, 2015 and the nine months ended July 30, 2016; (ii) Analog Devices on a pro forma condensed combined basis, assuming that the merger occurred on the dates indicated; (iii) Linear Technology on a historical basis for the twelve months ended September 27, 2015 and the nine months ended July 3, 2016 and (iv) Linear Technology on a pro forma equivalent basis, which was calculated by multiplying the corresponding pro forma condensed combined data by the exchange ratio of 0.2321 shares of Analog Devices common stock to 1.0 share of Linear Technology common stock. It has been assumed for purposes of the pro forma condensed combined financial information provided below that the pro forma events occurred on November 2, 2014 for earnings per share purposes and on July 30, 2016 for book value per share purposes.

The historical earnings per share information should be read in conjunction with the historical consolidated financial statements and notes thereto of Analog Devices and Linear Technology incorporated by reference into this proxy statement/prospectus. See “Where You Can Find More Information” on page 199. The unaudited pro forma condensed combined earnings per share information is derived from, and should be read in conjunction with, the section titled “Unaudited Pro Forma Condensed Combined Financial Information” and related notes included in this proxy statement/prospectus beginning on page 160. The pro forma information is presented for illustrative purposes only and is not necessarily indicative of the operating results or financial position of Analog Devices following the merger.

	Analog Devices Twelve Months Ended October 31, 2015		Linear Technology Twelve Months Ended September 27, 2015
	Historical	Pro Forma Condensed Combined	Historical	Pro Forma Equivalent(1)
Basic earnings per share	$2.23	$1.86	$2.06	$0.43
Diluted earnings per share	2.20	1.84	2.05	0.43
Cash dividends per share (2)	1.57	1.57	1.17	0.36
Book value per share (3)	16.26	N/A	6.63	N/A

	Analog Devices Nine Months Ended July 30, 2016		Linear Technology Nine Months Ended July 3, 2016
	Historical	Pro Forma Condensed Combined	Historical	Pro Forma Equivalent(1)
Basic earnings per share	$1.83	$1.61	$1.56	$0.37
Diluted earnings per share	1.81	1.59	1.56	0.37
Cash dividends per share (2)	1.24	1.24	0.94	0.29
Book value per share (3)	16.21	23.15	7.34	5.37

(1)	The pro forma equivalent share amounts were calculated by multiplying the pro forma condensed combined per share amounts by the exchange ratio of 0.2321 shares of Analog Devices common stock per share of Linear Technology common stock. This information shows how each share of Linear Technology common stock would have participated in the combined company’s net income and book value if the pro forma events had occurred on the relevant dates.
(2)	For the twelve months ended October 31, 2015 and the nine months ended July 30, 2016, Analog Devices paid a cash dividends of $1.57 and $1.24 per share, respectively, to its stockholders. The pro forma dividends per share are based solely on Analog’s historical dividends.
(3)	Amount is calculated by dividing shareholders’ equity by common shares outstanding at the end of the period.

COMPARATIVE STOCK PRICE DATA AND DIVIDENDS

Stock Prices

Analog Devices common stock trades on The Nasdaq Global Select Market under the symbol “ADI.” Linear Technology’s common stock trades on The Nasdaq Global Select Market under the symbol “LLTC.”

The following table sets forth the closing sales prices per share of Analog Devices common stock and Linear Technology common stock on The Nasdaq Global Select Market, and the implied value per share of one share of Linear Technology common stock, on the following dates:

•	July 25, 2016, the last full trading day before the publication of press reports that Analog Devices and Linear Technology were in advanced negotiations regarding a potential business combination transaction, and

•	September 12, 2016, the last full trading day for which this information could be calculated before the date of this proxy statement/prospectus.

	Analog Devices Common Stock	Linear Technology Common Stock	Implied Value Per Share (1)
July 25, 2016	$60.53	$48.47	$60.05
September 12, 2016	$60.62	$58.37	$60.07

(1)	The implied value per share, as of each date, is equal to (i) $46.00, the cash portion of the merger consideration, plus (ii) 0.2321, the exchange ratio for the merger, multiplied by the closing market price of one share of Analog Devices common stock on such date.

The following table sets forth, for the periods indicated, the high and low sales prices per share of Analog Devices common stock and of Linear Technology common stock as reported on The Nasdaq Global Select Market.

Analog Devices Common Stock

	Price Range
	High	Low	Cash Dividends
Fiscal Year ending October 29, 2016
Fourth Quarter (through September 12, 2016)	$65.49	$59.01	$0.42
Third Quarter	$66.91	$52.17	$0.42
Second Quarter	$59.87	$48.17	$0.42
First Quarter	$62.40	$47.24	$0.40
Fiscal Year ended October 31, 2015
Fourth Quarter	$64.16	$50.56	$0.40
Third Quarter	$68.97	$57.16	$0.40
Second Quarter	$64.94	$51.29	$0.40
First Quarter	$57.99	$49.18	$0.37
Fiscal Year ended November 1, 2014
Fourth Quarter	$52.95	$42.57	$0.37
Third Quarter	$56.18	$49.47	$0.37
Second Quarter	$54.40	$47.14	$0.37
First Quarter	$51.20	$46.12	$0.34

Linear Technology Common Stock

	Price Range
	High	Low	Cash Dividends
Fiscal Year ending July 2, 2017
First Quarter (through September 12, 2016)	$64.42	$44.85	$0.32
Fiscal Year ended July 3, 2016
Fourth Quarter	$47.89	$43.36	$0.32
Third Quarter	$45.05	$37.33	$0.32
Second Quarter	$46.30	$38.06	$0.30
First Quarter	$45.39	$36.41	$0.30
Fiscal Year ended June 28, 2015
Fourth Quarter	$48.29	$45.18	$0.30
Third Quarter	$49.57	$43.57	$0.30
Second Quarter	$47.13	$37.56	$0.27
First Quarter	$48.09	$43.42	$0.27

As of September 12, 2016, the last date before the date of this proxy statement/prospectus for which it was practicable to obtain this information, there were 307,813,457 shares of Analog Devices common stock outstanding and approximately 1,980 holders of record of Analog Devices common stock, and 245,646,235 shares of Linear Technology common stock outstanding and approximately 1,658 holders of record of Linear Technology common stock.

Because the number of shares of Analog Devices common stock issuable for each share of Linear Technology Common Stock in the merger will not be adjusted for changes in the market price of either Analog Devices common stock or Linear Technology common stock, the market value of the shares of Analog Devices common stock that holders of Linear Technology common stock will have the right to receive on the date the merger is completed may vary significantly from the market value of the shares of Analog Devices common stock that holders of Linear Technology common stock would receive if the merger were completed on the date of this proxy statement/prospectus.

As a result, you should obtain recent market prices of Analog Devices common stock and Linear Technology common stock prior to voting your shares. See “Risk Factors—Risks Relating to the Merger” beginning on page 23.

Dividends

Analog Devices currently pays regular quarterly cash dividends on its common stock. Analog Devices most recently paid a cash dividend on September 7, 2016, of $0.42 per share. Analog Devices currently expects to continue to pay quarterly cash dividends, although they remain subject to determination and declaration by the Analog Devices board of directors. The payment of future dividends, if any, will be based on several factors, including Analog Devices’ financial performance, outlook and liquidity.

Linear Technology currently pays regular quarterly cash dividends on its common stock. Linear Technology most recently paid a cash dividend on August 24, 2016, of $0.32 per share. The payment of future dividends will be based on Linear Technology’s financial performance.

Under the terms of the merger agreement, during the period before the closing of the merger, Analog Devices is not permitted to pay any dividends or make any distributions on its capital stock other than regular quarterly cash dividends not exceeding $0.42 per share for the two quarters following entry into the merger agreement, and not exceeding $0.45 per share thereafter, and Linear Technology is not permitted to pay any dividends or make any distributions on its capital stock other than regular quarterly cash dividends not exceeding $0.32 per share for the two quarters following entry into the merger agreement, and not exceeding $0.33 per share thereafter.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This proxy statement/prospectus and the documents incorporated by reference into this proxy statement/prospectus contain forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 that are not limited to historical facts but reflect Analog Devices’ and Linear Technology’s current beliefs, expectations or intentions regarding future events. Words such as “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “forecast,” “guidance,” “intend,” “may,” “plan,” “possible,” “potential,” “predict,” “project,” “pursue,” “will,” “should,” “target,” and other similar words, phrases or expressions are intended to identify such forward-looking statements. These forward-looking statements include, without limitation, Analog Devices’ and Linear Technology’s expectations with respect to the synergies, costs and other anticipated financial impacts of the merger; future financial and operating results of the combined company; the combined company’s plans, objectives, expectations and intentions with respect to future operations and services; required adoption of the merger agreement by Linear Technology stockholders; required approvals of the merger by governmental regulatory authorities; the satisfaction of the closing conditions to the merger; and the timing of the completion of the merger.

All forward-looking statements involve significant risks and uncertainties that could cause actual results to differ materially from those expressed or implied in the forward-looking statements, many of which are generally outside the control of Analog Devices and Linear Technology and difficult to predict. These risks and uncertainties include, among others, those set forth under “Risk Factors” beginning on page 23, as well as risks and uncertainties relating to:

•	the occurrence of any event, change or other circumstances that could give rise to the termination of the merger agreement or the failure to satisfy the closing conditions;

•	the risk that the financing required to complete the merger is not obtained or is obtained on terms other than those currently anticipated, including financing less favorable to Analog Devices than its current commitments, due to the absence of a financing condition in connection with the merger;

•	the possibility that the consummation of the merger is delayed or does not occur, including due to the failure of Linear Technology stockholders to approve the merger proposal;

•	the ability to obtain the regulatory approvals required to complete the merger, and the timing and conditions for such approvals, including conditions that could reduce the expected synergies and other benefits of the merger, result in a material delay or the abandonment of the merger or otherwise have an adverse effect on Analog Devices;

•	the taking of governmental action (including the passage of legislation) to block the merger or otherwise adversely affecting Analog Devices and Linear Technology;

•	the outcome of any legal proceedings that have been or may be instituted against Analog Devices, Linear Technology or others following announcement of the merger;

•	the possibility that the expected synergies from the merger will not be realized or will take longer to realize than expected;

•	the ability of Analog Devices to successfully integrate the business of Linear Technology;

•	unexpected costs or unexpected liabilities that may arise from the merger, whether or not consummated;

•	the uncertainty of the value of the merger consideration that Linear Technology stockholders will receive in the merger due to a fixed exchange ratio and a potential fluctuation in the market price of Analog Devices common stock;

•	Linear Technology’s directors and executive officers having interests in the merger that are different from, or in addition to, the interests of Linear Technology stockholders more generally;

•	the possibility of changes in circumstances between the date of the signing of the merger agreement and the closing of the merger that are not reflected in the fairness opinion obtained by the Linear Technology board of directors;

•	the effect of restrictions placed on Analog Devices’, Linear Technology’s or their respective subsidiaries’ business activities and the limitations put on Linear Technology’s ability to pursue alternatives to the merger pursuant to the merger agreement;

•	the disruption from the merger making it more difficult for Analog Devices and Linear Technology to maintain relationships with their respective customers, employees or suppliers;

•	the response of activist stockholders to the merger;

•	the inability of Analog Devices and Linear Technology to retain key personnel;

•	the effect of the substantial additional indebtedness that Analog Devices will incur in connection with the merger;

•	the possibility of actual results of operations, cash flows and financial position after the merger materially differing from the unaudited pro forma condensed combined financial information contained in this proxy statement/prospectus; and

•	the impact of global economic conditions, fluctuations in exchange rates, labor relations, competitive actions taken by other semiconductor businesses or other competitors, terrorist attacks or natural disasters.

Analog Devices and Linear Technology caution that the foregoing list of factors is not exhaustive. Additional information concerning these and other risk factors is contained in Analog Devices’ and Linear Technology’s most recently filed Annual Reports on Form 10-K and subsequently filed Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and other SEC filings, as such filings may be amended from time to time. All of the forward-looking statements made by Analog Devices or Linear Technology contained or incorporated by reference in this proxy statement/prospectus and all subsequent written and oral forward-looking statements concerning Analog Devices, Linear Technology, the merger or other matters attributable to Analog Devices or Linear Technology or any person acting on either of their behalf are expressly qualified in their entirety by the cautionary statement above.

Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date such statements were made. Neither Analog Devices nor Linear Technology undertakes any obligation to update or revise any of these forward-looking statements to reflect events or circumstances that may arise after the date hereof, even if experience or future changes make it clear that projected results expressed or implied in such statements will not be realized, except as may be required by applicable law. Neither Analog Devices nor Linear Technology intends to make any update or other revision to these forward-looking statements publicly available, except as may be required by applicable law.

RISK FACTORS

In addition to the other information included in and incorporated by reference into this proxy statement/prospectus, including the matters addressed in the section titled “Cautionary Statement Regarding Forward-Looking Statements” beginning on page 21, you should carefully consider the following risk factors before deciding whether to vote for the merger proposal and the other proposals described in this proxy statement/prospectus. In addition, you should read and consider the risk factors associated with each of the businesses of Analog Devices and Linear Technology because these risk factors will relate to the combined company following the completion of the merger. These risk factors may be found in Analog Devices’ Annual Report on Form 10-K for the fiscal year ended October 31, 2015 and Linear Technology’s Annual Report on Form 10-K for the fiscal year ended July 3, 2016 and, in each case, any amendments thereto, as such risk factors may be updated or supplemented in each company’s subsequently filed Quarterly Reports on Form 10-Q or Current Reports on Form 8-K, which are incorporated by reference into this proxy statement/prospectus. You should also consider the other information in this proxy statement/prospectus and the other documents incorporated by reference into this proxy statement/prospectus. See the section titled “Where You Can Find More Information” beginning on page 199.

Risks Relating to the Merger

Because the exchange ratio is fixed and the market price of Analog Devices common stock has fluctuated and will continue to fluctuate, you cannot be sure of the value of the merger consideration you will receive.

Upon completion of the merger, each issued and outstanding share of Linear Technology common stock (other than shares (i) held in treasury by Linear Technology or owned by Analog Devices or Merger Sub (which will be cancelled), (ii) owned by any direct or indirect wholly owned subsidiary of Linear Technology or Analog Devices (other than Merger Sub) (which will be converted into shares of the surviving company), (iii) owned by stockholders that have validly made a demand for appraisal and not validly withdrawn such demand or otherwise lost their rights of appraisal with respect to such shares pursuant to Section 262 of the DGCL, or (iv) underlying Linear Technology restricted stock awards) will be converted into the right to receive $46.00 in cash, without interest, plus 0.2321 shares of Analog Devices common stock, less any applicable withholding taxes. Based on the closing stock price of Analog Devices common stock on July 25, 2016, the last full trading day before the publication of press reports that Analog Devices and Linear Technology were in advanced negotiations regarding a potential business combination transaction, the per share value of Linear Technology common stock implied by the per share merger consideration is $60.05. Based on the closing stock price of Analog Devices common stock on September 12, 2016, the most recent practicable date prior to the date of this proxy statement/prospectus, the per share value of Linear Technology common stock implied by the per share merger consideration is $60.07. The implied value of the per share merger consideration will fluctuate as the market price of Analog Devices common stock fluctuates because a portion of the per share merger consideration is payable in a fixed number of shares of Analog Devices common stock (subject to adjustment if the number of shares of Analog Devices common stock issuable in the merger would otherwise exceed 19.9% of the outstanding Analog Devices common stock prior to the merger). The value of the stock portion of the merger consideration has fluctuated since the date of the announcement of the merger agreement and will continue to fluctuate from the date of this proxy statement/prospectus to the date of the annual meeting and the date the merger is completed and thereafter. Accordingly, at the time of the annual meeting, Linear Technology stockholders will not know or be able to determine the market value of the merger consideration they would receive upon completion of the merger. Stock price changes may result from a variety of factors, including, among others, general market and economic conditions, changes in Analog Devices’ and Linear Technology’s respective businesses, operations and prospects, market assessments of the likelihood that the merger will be completed, the timing of the merger, regulatory considerations and other risk factors set forth or incorporated by reference in this proxy statement/prospectus. Many of these factors are beyond Analog Devices’ and Linear Technology’s control. You are urged to obtain current market quotations for Analog Devices common stock before deciding whether to vote for the merger proposal.

The market price of Analog Devices common stock after the merger will continue to fluctuate and may be affected by factors different from those affecting shares of Linear Technology common stock currently.

Upon completion of the merger, holders of Linear Technology common stock will become holders of Analog Devices common stock. The market price of Analog Devices common stock may fluctuate significantly following completion of the merger and holders of Linear Technology common stock could lose the value of their investment in Analog Devices common stock. In addition, any significant price and volume fluctuations of the stock markets could have a material adverse effect on the market for, or liquidity of, the Analog Devices common stock, regardless of Analog Devices’ actual operating performance. In addition, Analog Devices’ business differs in important respects from that of Linear Technology, and accordingly, the results of operations of the combined company and the market price of Analog Devices common stock after the completion of the merger may be affected by factors different from those currently affecting the independent results of operations of each of Analog Devices and Linear Technology. For a discussion of the businesses of Analog Devices and Linear Technology and of some important factors to consider in connection with those businesses, see the documents incorporated by reference into this proxy statement/prospectus and referred to under “Where You Can Find More Information” beginning on page 199.

Sales of shares of Analog Devices common stock after the completion of the merger may cause the market price of Analog Devices common stock to fall.

Based on the number of outstanding shares of Linear Technology common stock as of September 12, 2016, Analog Devices would issue approximately 57 million shares of Analog Devices common stock in the merger. Many Linear Technology stockholders may decide not to hold the shares of Analog Devices common stock they will receive in the merger. Other Linear Technology stockholders, such as funds with limitations on their permitted holdings of stock in individual issuers, may be required to sell the shares of Analog Devices common stock that they receive in the merger. Such sales of Analog Devices common stock could have the effect of depressing the market price for Analog Devices common stock and may take place promptly following the merger.

Completion of the merger is subject to the conditions contained in the merger agreement and if these conditions are not satisfied or waived, the merger will not be completed.

The obligations of Analog Devices and Linear Technology to complete the merger are subject to the satisfaction or waiver of a number of conditions, including the approval of the merger proposal by Linear Technology stockholders, the expiration or termination of the applicable waiting period under the HSR Act and the receipt of all other required regulatory approvals. For a more complete summary of the required regulatory approvals and the conditions to the closing of the merger, see the sections titled “The Merger—Regulatory Approvals” and “The Merger Agreement—Conditions to Completion of the Merger.”

Many of the conditions to the closing of the merger are not within Analog Devices’ or Linear Technology’s control, and neither company can predict when or if these conditions will be satisfied. If any of these conditions are not satisfied or waived prior to April 26, 2017, which deadline may be extended to October 26, 2017 under certain circumstances, it is possible that the merger agreement will be terminated. Although Analog Devices and Linear Technology have agreed in the merger agreement to use their reasonable best efforts, subject to certain limitations, to complete the merger as soon as practicable, these and other conditions to the completion of the merger may not be satisfied. The failure to satisfy all of the required conditions could delay the completion of the merger for a significant period of time or prevent it from occurring. Any delay in completing the merger could cause Analog Devices not to realize some or all of the benefits that Analog Devices expects to achieve if the merger is successfully completed within its expected timeframe. There can be no assurance that the conditions to the closing of the merger will be satisfied or waived or that the merger will be completed. See the risk factor titled “—Failure to complete the merger could negatively affect the stock price and the future business and financial results of Linear Technology,” below.

The merger is subject to the expiration of applicable waiting periods and the receipt of approvals, consents or clearances from domestic and foreign regulatory authorities that may impose conditions that could have an adverse effect on Analog Devices, Linear Technology or the combined company or, if not obtained, could prevent completion of the merger.

Before the merger may be completed, any waiting period (or extension thereof) applicable to the merger must have expired or been terminated, and any approvals, consents or clearances required in connection with the merger must have been obtained, in each case, under the HSR Act and under the antitrust and competition laws of China, Israel, Japan, Korea, the European Union (to the extent it has jurisdiction as a result of a European Union specified merger control action), Romania (to the extent required by applicable law, unless a European Union specified merger control action occurs), Germany (unless a European Union specified merger control action occurs) and the United Kingdom (unless a European Union specified merger control action occurs, and to the extent there is a publication by the United Kingdom Competition & Markets Authority of an Invitation to Comment in relation to the transaction, on its website and/or on the Regulatory News Service of the London Stock Exchange). In addition, the merger may be reviewed under antitrust statutes of other governmental authorities, including U.S. state laws. In deciding whether to grant the required regulatory approval, consent or clearance, the relevant governmental entities will consider the effect of the merger on competition within their relevant jurisdiction. The terms and conditions of the approvals, consents and clearances that are granted may impose requirements, limitations or costs or place restrictions on the conduct of the combined company’s business. Under the merger agreement, Analog Devices and Linear Technology have agreed to use their reasonable best efforts to obtain such approvals, consents and clearances and therefore may be required to comply with conditions or limitations imposed by governmental authorities. However, Analog Devices will not be required to do any of the following in order to obtain any regulatory approval or otherwise to consummate the merger, and any requirement to do any of the following in order to obtain a required regulatory approval would result in the conditions to the consummation of the merger not being satisfied, unless waived by Analog Devices: (i) sell, divest, exclusively license, hold separate, or otherwise dispose of, or (ii) grant any non-exclusive license, accept any operational restrictions or take or commit to take any actions which restrictions or actions would limit Analog Devices’ or any of its affiliates’ freedom of action, in each case with respect to assets, licenses, product lines, operations or businesses of Analog Devices, Linear Technology or any of their respective subsidiaries that individually or in the aggregate generated total collective revenues in excess of $125 million in Analog Devices or Linear Technology’s fiscal year 2016, referred to in this proxy statement/prospectus as the revenue cap. For purposes of clause (ii), the revenues of the asset, license, product line, operation or business impacted by such non-exclusive license, operational restriction or action will be considered in determining whether the revenue cap is met only if such restrictions would limit Analog Devices’ or its affiliates’ freedom of action with respect to the impacted asset, product line, operation or business after the effective time in a manner that is material to such impacted asset, product line, operation or business or, in the case of a non-exclusive license, the adverse effect of such license is non-de minimis with respect to the impacted asset, product line, operation or business. Analog Devices will also not be required to agree to or accept any obligation to permit any third party to invest (directly or indirectly, including through a joint venture or similar arrangement) in Analog Devices, Linear Technology, or any of their subsidiaries or affiliates. There can be no assurance that regulators will not impose conditions, terms, obligations or restrictions and that such conditions, terms, obligations or restrictions will not have the effect of delaying completion of the merger or imposing additional material costs on or materially limiting the revenues of the combined company following the completion of the merger. In addition, neither Analog Devices nor Linear Technology can provide assurance that any such conditions, terms, obligations or restrictions will not result in the delay or abandonment of the merger. See the sections titled “The Merger—Regulatory Approvals” and “The Merger Agreement—Conditions to Completion of the Merger” beginning on pages 132 and 153, respectively, of this proxy statement/prospectus.

Combining the two companies may be more difficult, costly or time consuming than expected and the anticipated benefits and cost savings of the merger may not be realized.

Linear Technology and Analog Devices have operated and, until the completion of the merger, will continue to operate, independently. The success of the merger, including anticipated benefits and cost savings, will depend, in part, on Analog Devices’ ability to successfully combine and integrate the businesses of Analog Devices and Linear Technology. It is possible that the pendency of the merger and/or the integration process could result in the loss of key employees, higher than expected costs, diversion of management attention of both Linear Technology and Analog Devices, the disruption of either company’s ongoing businesses or inconsistencies in standards, controls, procedures and policies that adversely affect the combined company’s ability to maintain relationships with customers, vendors and employees or to achieve the anticipated benefits and cost savings of the merger. As part of the integration process, Analog Devices may also attempt to divest certain assets of the combined company, which may not be possible on favorable terms, or at all, or if successful, may change the profile of the combined company. If Analog Devices experiences difficulties with the integration process, the anticipated benefits of the merger may not be realized fully or at all, or may take longer to realize than expected. Analog Devices’ management continues to refine its integration plan. These integration matters could have an adverse effect on (i) each of Analog Devices and Linear Technology during this transition period and (ii) the combined company for an undetermined period after completion of the merger. In addition, the actual cost savings of the merger could be less than anticipated.

Linear Technology’s directors and executive officers have interests in the merger that may be different from, or in addition to, your interests as a stockholder of Linear Technology more generally.

When considering the recommendation of the Linear Technology board of directors that Linear Technology stockholders approve the merger proposal, Linear Technology stockholders should be aware that directors and executive officers of Linear Technology have certain interests in the merger that may be different from, or in addition to, the interests of Linear Technology stockholders more generally. These interests generally include, among others, rights to accelerated vesting of equity awards and certain payments and benefits in connection with the merger and/or a qualifying termination of employment following the merger. See the section titled “The Merger—Interests of Linear Technology’s Directors and Executive Officers in the Merger” beginning on page 119 for a more detailed description of these interests. As a result of these interests, these directors and executive officers of Linear Technology might be more likely to support and to vote in favor of the merger proposal than if they did not have these interests.

The merger agreement limits Linear Technology’s ability to pursue alternatives to the merger and may discourage other companies from trying to acquire Linear Technology.

The merger agreement contains provisions that make it more difficult for Linear Technology to sell its business to a party other than Analog Devices. These provisions include a general prohibition on Linear Technology soliciting any company takeover proposal or offer for a competing transaction. Further, there are only limited exceptions to (i) Linear Technology’s agreement that the Linear Technology board of directors will not withdraw or modify in a manner adverse to Analog Devices the recommendation of the Linear Technology board of directors that Linear Technology stockholders vote in favor of the merger proposal and (ii) Linear Technology’s agreement not to enter into an agreement with respect to a competing company takeover proposal. In addition, upon termination of the merger agreement, Linear Technology is required to pay Analog Devices a termination fee of $490 million if the merger agreement is terminated in certain circumstances involving a company takeover proposal, an adverse recommendation change or a breach of Linear Technology’s non-solicitation obligations under the merger agreement.

These provisions could discourage a third party that might have an interest in acquiring all or a significant part of Linear Technology from considering or proposing that acquisition, even if that party were prepared to pay consideration with a higher per share value than the value proposed to be received or realized in the merger. These provisions might also result in a potential competing acquirer proposing to pay a lower price than it might otherwise have proposed to pay because of the added expense of the termination fee that may become payable in certain circumstances.

The merger agreement subjects Linear Technology to restrictions on its business activities.

The merger agreement subjects Linear Technology to restrictions on its business activities and obligates Linear Technology to generally operate its businesses in all material respects in the ordinary course. These restrictions could have an adverse effect on Linear Technology’s results of operations, cash flows and financial position.

The business relationships of Analog Devices and Linear Technology and their respective subsidiaries may be subject to disruption due to uncertainty associated with the merger, which could have an adverse effect on the results of operations, cash flows and financial position of Analog Devices, Linear Technology and, following the completion of the merger, the combined company.

Parties with which Analog Devices and Linear Technology, or their respective subsidiaries, do business may be uncertain as to the effects on them of the merger and related transactions, including with respect to current or future business relationships with Analog Devices, Linear Technology, their respective subsidiaries or the combined company. These relationships may be subject to disruption as customers, suppliers and other persons with whom Analog Devices and Linear Technology have a business relationship may delay or defer certain business decisions or might decide to terminate, change or renegotiate their relationships with Analog Devices or Linear Technology, as applicable, or consider entering into business relationships with parties other than Analog Devices, Linear Technology, their respective subsidiaries or the combined company. These disruptions could have an adverse effect on the results of operations, cash flows and financial position of Linear Technology, Analog Devices or the combined company following the completion of the merger, including an adverse effect on Analog Devices’ ability to realize the expected synergies and other benefits of the merger. The risk, and adverse effect, of any disruption could be exacerbated by a delay in completion of the merger or termination of the merger agreement.

Failure to complete the merger could negatively affect the stock price and the future business and financial results of Linear Technology.

If the merger is not completed for any reason, including as a result of Linear Technology stockholders failing to approve the merger proposal, the ongoing business of Linear Technology may be adversely affected and, without realizing any of the benefits of having completed the merger, Linear Technology could be subject to a number of negative consequences, including the following:

•	Linear Technology may experience negative reactions from the financial markets, including negative impacts on its stock price;

•	Linear Technology may experience negative reactions from its customers and suppliers;

•	Linear Technology may experience negative reactions from its employees and may not be able to retain key management personnel and other key employees;

•	Linear Technology will have incurred, and will continue to incur, significant non-recurring costs in connection with the merger that it may be unable to recover;

•	the merger agreement places certain restrictions on the conduct of Linear Technology’s business prior to completion of the merger, the waiver of which is subject to the consent of Analog Devices (not to be unreasonably withheld, conditioned or delayed in certain circumstances), which may prevent Linear Technology from making certain acquisitions, taking certain other specified actions or otherwise pursuing business opportunities during the pendency of the merger that may be beneficial to Linear Technology (see the section titled “The Merger Agreement—Conduct of Businesses of Linear Technology and Analog Devices Prior to Completion of the Merger” beginning on page 144 for a description of the restrictive covenants applicable to Linear Technology); and

•	matters relating to the merger (including integration planning) will require substantial commitments of time and resources by Linear Technology management, which could otherwise be devoted to day-to-day operations and other opportunities that may be beneficial to Linear Technology as an independent company.

In addition, upon termination of the merger agreement, Linear Technology is required to pay Analog Devices a termination fee of $490 million if the merger agreement is terminated in certain circumstances involving a company takeover proposal, an adverse recommendation change or a breach of Linear Technology’s non-solicitation obligations under the merger agreement. Finally, Linear Technology could be subject to litigation related to any failure to complete the merger or related to any enforcement proceeding commenced against Linear Technology to perform its obligations under the merger agreement. If the merger is not completed, any of these risks may materialize and may adversely affect Linear Technology’s businesses, financial condition, financial results and stock price.

The shares of Analog Devices common stock to be received by Linear Technology stockholders as a result of the merger will have rights different from the shares of Linear Technology common stock.

Upon completion of the merger, Linear Technology stockholders will no longer be stockholders of Linear Technology but will instead become Analog Devices stockholders, and their rights as stockholders will be governed by the terms of the Analog Devices charter and bylaws and by the Massachusetts Business Corporation Act. See the section titled “Comparison of Rights of Common Stockholders of Analog Devices and Linear Technology” beginning on page 176 for a discussion of the different rights associated with Analog Devices common stock.

After the merger, Linear Technology stockholders will have a significantly lower ownership and voting interest in Analog Devices than they currently have in Linear Technology and will exercise less influence over management.

Based on the number of shares of Linear Technology common stock outstanding as of September 12, 2016, and the number of shares of Analog Devices common stock outstanding as of September 12, 2016, it is expected that, immediately after completion of the merger, former Linear Technology stockholders will own approximately 15.6% of the outstanding shares of Analog Devices common stock. Consequently, former Linear Technology stockholders will have less influence over the management and policies of Analog Devices than they currently have over the management and policies of Linear Technology.

In connection with the merger, Analog Devices will incur significant indebtedness, which could adversely affect Analog Devices, including by decreasing Analog Devices’ business flexibility, and will increase its interest expense.

Analog Devices’ consolidated indebtedness as of July 30, 2016 was approximately $1.7 billion. Analog Devices’ pro forma indebtedness as of July 30, 2016, after giving effect to the merger and the anticipated incurrence and extinguishment of indebtedness in connection therewith, will be as much as $13.2 billion. Analog Devices will have substantially increased indebtedness following completion of the merger in comparison to Analog Devices’ indebtedness on a recent historical basis. In particular, in order to consummate the merger, Analog Devices expects to incur up to $11.5 billion of new debt.

This indebtedness could have the effect, among other things, of reducing Analog Devices’ flexibility to respond to changing business and economic conditions and increasing Analog Devices’ interest expense. The amount of cash required to pay interest on Analog Devices’ increased indebtedness levels following completion of the merger, and thus the demands on Analog Devices’ cash resources, will be greater than the amount of cash flows required to service the indebtedness of Analog Devices prior to the transaction. The cash resources required to service the increased levels of indebtedness following completion of the merger could also reduce funds available for working capital, capital expenditures, acquisitions and other general corporate purposes and may create competitive disadvantages for Analog Devices relative to other companies with lower debt levels. If Analog Devices does not achieve the expected benefits and cost savings from the merger, or if the financial performance of the combined company does not meet current expectations, then Analog Devices’ ability to service its indebtedness may be adversely impacted.

Certain of the indebtedness to be incurred in connection with the merger may bear interest at variable interest rates. If interest rates increase, variable rate debt will create higher debt service requirements, which could adversely affect Analog Devices’ cash flows.

The agreements that will govern the debt financing expected to be incurred by Analog Devices to finance the merger are also expected to include several restrictive covenants and contain certain events of default. Any acceleration of indebtedness that arises from an event of default under the debt financing could have a material adverse effect on Analog Devices’ business following completion of the merger.

In addition, Analog Devices’ credit ratings affect the cost and availability of future borrowings and, accordingly, Analog Devices’ cost of capital. Analog Devices’ ratings reflect each rating organization’s opinion of Analog Devices’ financial strength, operating performance and ability to meet Analog Devices’ debt obligations. In connection with the debt financing, it is anticipated that Analog Devices will seek ratings of its indebtedness from one or more nationally recognized statistical rating organizations. There can be no assurance that Analog Devices will achieve a particular rating or maintain a particular rating in the future.

Moreover, Analog Devices may be required to raise substantial additional financing to fund working capital, capital expenditures, acquisitions or other general corporate requirements. Analog Devices’ ability to arrange additional financing or refinancing will depend on, among other factors, Analog Devices’ financial position and performance, as well as prevailing market conditions and other factors beyond Analog Devices’ control. Analog Devices cannot assure you that it will be able to obtain additional financing or refinancing on terms acceptable to Analog Devices or at all.

The agreements that will govern the indebtedness to be incurred in connection with the merger will contain various covenants that impose restrictions on Analog Devices and certain of its subsidiaries that may affect their ability to operate their businesses.

The agreements that will govern the debt financing to be incurred in connection with the merger will contain various affirmative and negative covenants that may, subject to certain significant exceptions, restrict the ability of Analog Devices and certain of its subsidiaries to, among other things, have liens on their property, incur subsidiary debt, merge or consolidate with any other person, and/or sell or convey certain of their assets to any one person. In addition, some of the agreements that govern the debt financing will contain financial covenants that will require Analog Devices to maintain certain financial ratios in certain circumstances. The ability of Analog Devices and its subsidiaries to comply with these provisions may be affected by events beyond their control. Failure to comply with these covenants could result in an event of default, which, if not cured or waived, could accelerate Analog Devices’ repayment obligations.

The unaudited pro forma condensed combined financial information included in this proxy statement/prospectus is preliminary and the actual financial condition and results of operations after the merger may differ materially from them.

The unaudited pro forma condensed combined financial information included in this proxy statement/prospectus is presented for illustrative purposes only and is not necessarily indicative of what Analog Devices’ actual financial condition or results of operations would have been had the merger been completed on the dates indicated. The unaudited pro forma condensed combined financial information reflects adjustments, which are based upon assumptions, preliminary estimates and accounting reclassifications, to record the Linear Technology identifiable assets acquired and liabilities assumed at fair value and the resulting goodwill recognized. The purchase price allocation reflected in this proxy statement/prospectus is preliminary, and final allocation of the purchase price will be based upon the actual purchase price and the fair value of the assets and liabilities of Linear Technology as of the date of the completion of the merger. Accordingly, the final acquisition accounting adjustments may differ materially from the pro forma adjustments reflected in this proxy statement/prospectus. For more information, see “Unaudited Pro Forma Condensed Combined Financial Information” beginning on page 160.

The fairness opinion obtained by the Linear Technology board of directors from Qatalyst Partners does not reflect changes, circumstances, developments or events that may have occurred or may occur after the date of the opinion.

At the meeting of the Linear Technology board of directors on July 26, 2016, Qatalyst Partners rendered its oral opinion, subsequently confirmed in writing, that as of such date, and based upon and subject to the various assumptions, considerations, qualifications and limitations set forth in its written opinion, the consideration of $46.00 in cash and 0.2321 shares of Analog Devices common stock per share of Linear Technology common stock (which is subject to certain adjustment procedures set forth in the merger agreement, as to which Qatalyst Partners expressed no opinion) to be received pursuant to, and in accordance with, the terms of the merger agreement by the holders of Linear Technology common stock, other than Analog Devices or any affiliates of Analog Devices, was fair, from a financial point of view, to such holders.

The Linear Technology board of directors has not obtained an updated fairness opinion as of the date of this proxy statement/prospectus from Qatalyst Partners, and the Linear Technology board of directors does not expect to receive an updated fairness opinion prior to the closing of the merger.

Qatalyst Partners’ opinion does not reflect changes, circumstances, developments or events that may have occurred or may occur after the date of its opinion, including changes in the operations and prospects of Linear Technology and Analog Devices or their respective operating companies, regulatory or legal changes, general market and economic conditions and other factors that may be beyond the control of Linear Technology and Analog Devices, and on which Qatalyst Partners’ opinion was based, and that may alter the value of Linear Technology or Analog Devices or the prices of shares of Linear Technology or Analog Devices common stock by the time the merger is completed. The value of the stock portion of the merger consideration has fluctuated since, and could be materially different from its value as of, the date of Qatalyst Partners’ opinion, and Qatalyst Partners’ opinion does not address the prices at which shares of Linear Technology common stock or Analog Devices common stock may have traded or trade since the date of its opinion. Qatalyst Partners’ opinion does not speak as of the time the merger will be completed or as of any date other than the date of its opinion. Linear Technology does not anticipate asking Qatalyst Partners to update its opinion, and Qatalyst Partners does not have any obligation or responsibility to update, revise or reaffirm its opinion based on circumstances, developments or events that may have occurred or may occur after the date of its opinion. Qatalyst Partners’ opinion is attached as Annex B to this proxy statement/prospectus. For a summary of Qatalyst Partners’ opinion, see “The Merger—Opinion of Linear Technology’s Financial Advisor” beginning on page 113.

The merger will be dilutive to Analog Devices’ earnings per share, measured on a GAAP basis.

Because shares of Analog Devices common stock will be issued in the merger, the merger will be dilutive to Analog Devices earnings per share, measured on a GAAP basis. Future events and conditions could increase the dilution that is currently projected, including adverse changes in market conditions, additional transaction and integration-related costs and other factors such as the failure to realize some or all of the benefits anticipated in the merger. Any dilution of, or delay of any accretion to, Analog Devices’ earnings per share could cause the price of shares of Analog Devices common stock to decline or grow at a reduced rate.

The merger will involve substantial costs.

Linear Technology and Analog Devices have incurred, and expect to continue to incur, a number of non-recurring costs associated with the merger and combining the operations of the two companies. The substantial majority of non-recurring expenses will be comprised of transaction and regulatory costs related to the merger.

Analog Devices also will incur transaction fees and costs related to formulating and implementing integration plans, including facilities and systems consolidation costs and employment-related costs. Analog Devices continues to assess the magnitude of these costs, and additional unanticipated costs may be incurred in the merger and the integration of the two companies’ businesses. Although Analog Devices expects that the elimination of duplicative costs, as well as the realization of other efficiencies related to the integration of the businesses, should allow Analog Devices to offset integration-related costs over time, this net benefit may not be achieved in the near term, or at all. See the risk factor titled “—Combining the two companies may be more difficult, costly or time consuming than expected and the anticipated benefits and cost savings of the merger may not be realized” above.

Lawsuits may in the future be filed against Linear Technology, its directors, Analog Devices and Merger Sub challenging the merger, and an adverse ruling in any such lawsuit may prevent the merger from becoming effective or from becoming effective within the expected timeframe.

Transactions like the merger are frequently the subject to litigation or other legal proceedings, including actions alleging that the board of directors of either Linear Technology or Analog Devices breached their respective fiduciary duties to their stockholders by entering into the merger agreement, by failing to obtain a greater value in the transaction for their stockholders or otherwise. Both Linear Technology and Analog Devices believe that any such litigation or proceedings would be without merit, but there can be no assurance that they will not be brought. If litigation or other legal proceedings are in fact brought against either Linear Technology or Analog Devices or against the board of directors of either company, they will defend against it, but they might not be successful in doing so. An adverse outcome in such matters, as well as the costs and efforts of a defense even if successful, could have a material adverse effect on the business, results of operation or financial position of Linear Technology, Analog Devices or the combined company, including through the possible diversion of either company’s resources or distraction of key personnel.

Further, one of the conditions to the completion of the merger is that no injunction by any court or other tribunal of competent jurisdiction will be in effect that temporarily or permanently prohibits, enjoins or makes illegal the consummation of the merger. As such, if any of the plaintiffs are successful in obtaining an injunction prohibiting the consummation of the merger, that injunction may prevent the merger from becoming effective or from becoming effective within the expected timeframe.

Uncertainties associated with the merger may cause a loss of management personnel and other key employees of Linear Technology or Analog Devices, which could adversely affect the future business and operations of the combined company following the merger.

Linear Technology and Analog Devices are dependent on the experience and industry knowledge of their officers and other key employees to execute their business plans. The combined company’s success after the merger will depend in part upon its ability to retain key management personnel and other key employees of Linear Technology and Analog Devices. Current and prospective employees of Linear Technology and Analog Devices may experience uncertainty about their future roles with the combined company following the merger, which may materially adversely affect the ability of each of Linear Technology and Analog Devices to attract and retain key personnel during the pendency of the merger. Accordingly, no assurance can be given that the combined company will be able to retain key management personnel and other key employees of Linear Technology and Analog Devices.

Other Risk Factors of Analog Devices and Linear Technology

Analog Devices’ and Linear Technology’s businesses are and will be subject to the risks described above. In addition, Analog Devices and Linear Technology are, and will continue to be subject to the risks described in Analog Devices’ Annual Report for the fiscal year ended October 31, 2015 and Linear Technology’s Annual Report on Form 10-K for the fiscal year ended July 3, 2016, as updated by subsequent Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, all of which are filed with the SEC and incorporated by reference into this proxy statement/prospectus. The risks described above and in those filings represent all known material risks with respect to Analog Devices’ and Linear Technology’s businesses. See “Where You Can Find More Information” beginning on page 199 for the location of information incorporated by reference into this proxy statement/prospectus.

INFORMATION ABOUT LINEAR TECHNOLOGY

Linear Technology Corporation

Linear Technology Corporation, a member of the Standard & Poor’s 500 Index and referred to in this proxy statement/prospectus as Linear Technology, has been designing, manufacturing and marketing a broad line of high performance analog integrated circuits for major companies worldwide for over three decades. Linear Technology’s products provide an essential bridge between the analog world and the digital electronics in communications, networking, industrial, transportation, computer, medical, instrumentation, consumer, and military and aerospace systems. Linear Technology produces power management, data conversion, signal conditioning, RF and interface ICs, µModule® subsystems, and wireless sensor network products. Linear Technology is a Delaware corporation; it was originally organized and incorporated in California in 1981. Linear Technology competes primarily on the basis of performance, functional value, quality, reliability and service. Linear Technology common stock trades on The NASDAQ Global Select Market under the symbol “LLTC”. The principal executive offices of Linear Technology are located at 720 Sycamore Dr., Milpitas CA, and its telephone number is (408) 432-1900.

INFORMATION ABOUT ANALOG DEVICES

Analog Devices, Inc.

Analog Devices, Inc., a Massachusetts corporation and referred to in this proxy statement/prospectus as Analog Devices, is a world leader in the design, manufacture and marketing of a broad portfolio of solutions that leverage high-performance analog, mixed-signal and digital signal processing technology, including integrated circuits (ICs), algorithms, software, and subsystems. Since its inception in 1965, Analog Devices has focused on solving the engineering challenges associated with signal processing in virtually all types of electronic equipment. Analog Devices’ signal processing products play a fundamental role in converting, conditioning, and processing real-world phenomena such as temperature, pressure, sound, light, speed and motion into electrical signals to be used in a wide array of electronic devices. As new generations of applications, such as the Internet of Things, evolve, new needs for high-performance analog signal processing and digital signal processing (DSP) technology are generated. Analog Devices focuses on sensing, measurement, and connectivity challenges that apply to a diverse set of customers and markets. Analog Devices combines data converters, amplifiers and linear products, radio frequency (RF) ICs, power management products, sensors based on micro-electro mechanical systems (MEMS) technology and other sensors, and processing products, including DSP, micro controllers and other processors, into technology platforms that Analog Devices adapts to specific customer and market needs, leveraging Analog Devices’ engineering investment across a broad base of customers. Analog Devices was incorporated in Massachusetts in 1965. Its headquarters are near Boston, in Norwood, Massachusetts. In addition, Analog Devices has manufacturing facilities in Massachusetts, Ireland, and the Philippines, and has more than thirty design facilities worldwide. Analog Devices common stock trades on The NASDAQ Global Select Market under the symbol “ADI” and is included in the Standard & Poor’s 500 Index. The principal executive offices of Analog Devices are located at One Technology Way, Norwood, Massachusetts 02062, and its telephone number is (781) 329-4700.

Tahoe Acquisition Corp.

Tahoe Acquisition Corp., a Delaware corporation and referred to in this proxy statement/prospectus as Merger Sub, is a wholly owned subsidiary of Analog Devices. Merger Sub was formed by Analog Devices solely in contemplation of the merger, has not conducted any business and has no assets, liabilities or obligations of any nature other than as set forth in the merger agreement. The principal executive offices of Merger Sub are located at c/o Analog Devices, Inc., One Technology Way, Norwood, Massachusetts 02062, and its telephone number is (781) 329-4700.

INFORMATION ABOUT THE LINEAR TECHNOLOGY ANNUAL MEETING

General

This proxy statement/prospectus is being provided to Linear Technology stockholders as part of a solicitation of proxies by the board of directors of Linear Technology for use at the annual meeting of Linear Technology stockholders and at any adjournments or postponements of such annual meeting. This proxy statement/prospectus provides Linear Technology stockholders with information about the annual meeting and should be read carefully in its entirety.

Date, Time and Place of the Annual Meeting

The annual meeting will be held on October 18, 2016, beginning at 3:00 p.m., local time, at Linear Technology’s principal executive offices at 1630 McCarthy Boulevard, Milpitas, California 95035, unless postponed to a later date.

Purposes of the Annual Meeting

At the annual meeting, Linear Technology stockholders will be asked to vote upon the following proposals:

•	Proposal 1—The Merger Proposal: the proposal to adopt the merger agreement, which is further described in the sections titled “The Merger” beginning on page 94 and “The Merger Agreement” beginning on page 137 and a copy of which is attached to this proxy statement/prospectus as Annex A;

•	Proposal 2—The Merger-Related Compensation Proposal: the proposal to approve on an advisory (non-binding) basis the compensation that may be paid or become payable to Linear Technology’s named executive officers that is based on or otherwise relates to the merger;

•	Proposal 3—The Director Election Proposal: the proposal to elect seven director nominees to serve until the next annual meeting of stockholders of Linear Technology and until their successors are elected;

•	Proposal 4—The Executive Compensation Proposal: the proposal to approve on an advisory (non-binding) basis the compensation (other than compensation that is based on or otherwise relates to the merger) of Linear Technology’s named executive officers;

•	Proposal 5—The Accountant Ratification Proposal: the proposal to ratify the appointment of Ernst & Young LLP as the independent registered public accounting firm of Linear Technology for the fiscal year ending July 2, 2017;

•	Proposal 6—The Adjournment Proposal: the proposal to approve the adjournment of the annual meeting, if necessary, to solicit additional proxies if there are not sufficient votes to approve the merger proposal; and

•	To transact any other business that may properly come before the annual meeting and any adjournment or postponement thereof.

Only the approval of the merger proposal is required for completion of the merger.

Attendance at the Annual Meeting

Only Linear Technology stockholders of record as of the record date, non-record owners as of the record date, holders of valid proxies for the annual meeting and invited guests of Linear Technology may attend the annual meeting.

All attendees should be prepared to present picture identification for admittance. The additional items, if any, that attendees must bring depend on whether they are stockholders of record, non-record owners or proxy holders.

•	A Linear Technology stockholder who holds shares directly registered in such stockholder’s name with Linear Technology’s transfer agent, Computershare Trust Company, N.A. (referred to in this proxy statement/prospectus as a stockholder of record), who wishes to attend the annual meeting in person should bring picture identification.

•	A person who holds shares in “street name” through a bank, brokerage firm or other nominee (referred to in this proxy statement/prospectus as a non-record owner) who wishes to attend the annual meeting in person should bring:

•	picture identification; and

•	a letter from such person’s bank, brokerage firm or other nominee, or a current brokerage statement, to indicate that such bank, brokerage firm or other nominee is holding shares of Linear Technology common stock for such person’s benefit.

•	A person who holds a validly executed proxy entitling such person to vote on behalf of a stockholder of record of Linear Technology shares (referred to in this proxy statement/prospectus as a proxy holder) who wishes to attend the annual meeting in person should bring:

•	picture identification;

•	the validly executed proxy naming such person as the proxy holder, signed by the Linear Technology stockholder of record; and

•	proof of the signing stockholder’s record ownership as of the record date.

Cameras, recording devices and other electronic devices, signs and placards will not be permitted at the annual meeting. Failure to provide the requested documents at the door or failure to comply with the procedures for the annual meeting may prevent stockholders of record, non-record owners or proxy holders from being admitted to the annual meeting. Linear Technology reserves the right to request any person to leave the annual meeting who is disruptive, refuses to follow the rules established for the annual meeting or for any other reason.

Record Date

The record date for the determination of stockholders entitled to notice of and to vote at the annual meeting is September 7, 2016. Only Linear Technology stockholders who held shares of record as of the close of business on September 7, 2016 are entitled to receive notice of and vote at the annual meeting and any adjournment or postponement of the annual meeting, as long as such shares remain outstanding on the date of the annual meeting. Linear Technology’s official stock ownership records will conclusively determine whether a stockholder is a “holder of record” as of the record date.

Outstanding Shares as of Record Date

As of September 7, 2016, the record date for the annual meeting, there were 245,650,435 shares of Linear Technology common stock outstanding and owned by stockholders (i.e., excluding shares of Linear Technology common stock held in treasury by Linear Technology), held by 1,660 holders of record. Each share of Linear Technology common stock is entitled to one vote on each matter considered at the annual meeting.

A list of Linear Technology stockholders entitled to vote at the annual meeting will be available at the annual meeting and for ten days prior to the annual meeting between the hours of 9:00 a.m. and 5:00 p.m., local time, at Linear Technology’s corporate headquarters at 1630 McCarthy Boulevard, Milpitas, California 95035.

Shares and Voting of Linear Technology’s Directors and Executive Officers

As of the record date, Linear Technology directors and executive officers, as a group, owned and were entitled to vote 2,638,180 shares of Linear Technology common stock, or approximately 1.1% of the outstanding shares of Linear Technology common stock. Linear Technology currently expects that these directors and executive officers will vote their shares in favor of the merger proposal and each of the other proposals described in this proxy statement/prospectus, although none of them has entered into any agreement obligating them to do so.

Quorum and Broker Non-Votes

In order for Linear Technology to transact business at the annual meeting, the holders of a majority of the outstanding shares of Linear Technology common stock entitled to vote at the meeting must be present in person or represented by proxy. Stockholders choosing to abstain from voting will be treated as present for purposes of determining whether a quorum is present, but will not be counted as votes cast “FOR” any matter.

Banks, brokerage firms and other nominees who hold shares for the accounts of their clients may vote such shares either as directed by their clients or in their own discretion on “routine” matters. When a broker does not receive instructions from a non-record owner on how to vote shares with respect to a “non-routine” matter, a broker “non-vote” occurs. Broker “non-votes” will be treated as present for purposes of determining whether a quorum is present, but will not be counted as votes cast “FOR” or “AGAINST” any matter.

Required Vote

The votes required for each proposal are as follows:

The Merger Proposal. The affirmative vote, in person or by proxy, of holders of a majority of the outstanding shares of Linear Technology common stock entitled to vote on the merger proposal is required to approve the merger proposal. If you are a Linear Technology stockholder and take any action other than voting (or causing your shares to be voted) “FOR” the merger proposal, it will have the same effect as a vote “AGAINST” the merger proposal.

The Merger-Related Compensation Proposal. The affirmative vote of holders of a majority of the shares of Linear Technology common stock present in person or represented by proxy and entitled to vote on the merger-related compensation proposal is required to approve, on an advisory (non-binding) basis, the merger-related compensation proposal. If you are a Linear Technology stockholder of record and attend the Linear Technology annual meeting in person but fail to vote, or you are a stockholder and mark your proxy or voting instructions to abstain, it will have the same effect as a vote “AGAINST” the merger-related compensation proposal. If you are a Linear Technology stockholder and fail to vote by not attending the Linear Technology annual meeting, in person or by proxy, or you fail to instruct your bank, brokerage firm or other nominee to vote, it will have no effect on the merger-related compensation proposal (assuming a quorum is present).

The Director Election Proposal. Each of the seven director nominees receiving the highest number of “FOR” votes will be elected as a director, provided that such nominee does not receive “AGAINST” votes from stockholders holding a majority of the outstanding shares entitled to vote for the election of directors. If you are a Linear Technology stockholder and attend the Linear Technology annual meeting in person but fail to vote, or you mark your proxy or voting instructions to abstain, it will have no effect on the director election proposal. If you are a Linear Technology stockholder and fail to vote by not attending the Linear Technology annual meeting, in person or by proxy, or you fail to instruct your bank, brokerage firm or other nominee to vote, it will have no effect on the director election proposal (assuming a quorum is present).

The Executive Compensation Proposal. The affirmative vote of holders of a majority of the shares of Linear Technology common stock present in person or represented by proxy and entitled to vote on the executive compensation proposal is required to approve, on an advisory (non-binding) basis, the executive compensation proposal. If you are a Linear Technology stockholder of record and attend the Linear Technology annual meeting in person but fail to vote, or you are a stockholder and mark your proxy or voting instructions to abstain, it will have the same effect as a vote “AGAINST” the executive compensation proposal. If you are a Linear Technology stockholder and fail to vote by not attending the Linear Technology annual meeting, in person or by proxy, or you fail to instruct your broker, bank or other nominee to vote, it will have no effect on the executive compensation proposal (assuming a quorum is present).

The Accountant Ratification Proposal. The affirmative vote of holders of a majority of the shares of Linear Technology common stock present in person or represented by proxy and entitled to vote on the accountant ratification proposal is required to approve the accountant ratification proposal. If you are a Linear Technology stockholder of record and attend the Linear Technology annual meeting in person but fail to vote, or you are a stockholder and mark your proxy or voting instructions to abstain, it will have the same effect as a vote “AGAINST” the accountant ratification proposal. If you are a Linear Technology stockholder of record and fail to vote by not attending the Linear Technology annual meeting, in person or by proxy, it will have no effect on the accountant ratification proposal (assuming a quorum is present). Banks, brokerage firms and other nominees have discretionary authority to vote on the accountant ratification proposal. As a result, if you are a non-record owner and fail to instruct your bank, brokerage firm or other nominee to vote, we expect the bank, brokerage firm or other nominee to vote “FOR” the accountant ratification proposal.

The Adjournment Proposal. The affirmative vote of holders of a majority of the shares of Linear Technology common stock present in person or represented by proxy and entitled to vote on the adjournment proposal is required to approve the adjournment proposal. If you are a Linear Technology stockholder of record and attend the Linear Technology annual meeting in person but fail to vote, or you are a stockholder and mark your proxy or voting instructions to abstain, it will have the same effect as a vote “AGAINST” the adjournment proposal. If you are a Linear Technology stockholder and fail to vote by not attending the Linear Technology annual meeting, in person or by proxy, or you fail to instruct your bank, brokerage firm or other nominee to vote, it will have no effect on the adjournment proposal (assuming a quorum is present).

Other Proposals. The affirmative vote of holders of a majority of the shares of Linear Technology common stock present in person or represented by proxy and entitled to vote on such proposal is required to approve any other proposal to be voted upon at the annual meeting. If you are a Linear Technology stockholder of record and attend the Linear Technology annual meeting in person but fail to vote, or you are a stockholder and mark your proxy or voting instructions to abstain, it will have the same effect as a vote “AGAINST” any other proposal. If you are a Linear Technology stockholder of record and fail to vote by not attending the Linear Technology annual meeting, in person or by proxy, it will have no effect on any other proposal (assuming a quorum is present). If you are a non-record owner and fail to instruct your bank, brokerage firm or other nominee to vote, it will have no effect on any other proposal that is a non-routine matter (assuming a quorum is present). Banks, brokerage firms and other nominees have discretionary authority to vote on any other proposal that is a routine matter. As a result, if you are a non-record owner and fail to instruct your bank, brokerage firm or other nominee to vote on a proposal that is a routine matter, we expect the bank, brokerage firm or nominee to vote “FOR” such proposal.

How To Vote or Have Your Shares Voted

Linear Technology stockholders of record may vote their shares of Linear Technology common stock or submit a proxy to have their shares of Linear Technology common stock voted at the annual meeting in one of the following ways:

•	Internet: Linear Technology stockholders may submit their proxy by using the Internet at www.proxyvote.com. Internet voting is available 24 hours a day and will be accessible until 11:59 p.m., Eastern Time, on October 17, 2016, the day before the annual meeting.

•	Telephone: Linear Technology stockholders may submit their proxy by using a touch-tone telephone at 800-690-6903. Telephone voting is available 24 hours a day and will be accessible until 11:59 p.m., Eastern Time, on October 17, 2016, the day before the annual meeting.

•	Mail: Linear Technology stockholders may submit their proxy by properly completing, signing, dating and mailing their proxy card in the postage-paid envelope (if mailed in the United States) included with this proxy statement/prospectus. Linear Technology stockholders who vote this way should mail the proxy card early enough so that it is received before the date of the annual meeting.

•

In Person: Linear Technology stockholders may vote in person at the annual meeting or by sending a representative with an acceptable proxy that has been signed and dated. Attendance at the annual meeting will not, however, in and of itself constitute a vote.

Whether or not you plan to attend the annual meeting, Linear Technology urges you to submit your proxy by completing and returning the proxy card as promptly as possible, or by submitting your proxy by telephone or via the Internet, prior to the annual meeting to ensure that your shares of Linear Technology common stock will be represented and voted at the annual meeting if you are unable to attend.

The Linear Technology board of directors has appointed certain persons as proxy holders to vote proxies in accordance with the instructions of Linear Technology stockholders. If you are a stockholder of record and you authorize these proxy holders to vote your shares of Linear Technology common stock with respect to any matter to be acted upon, your shares will be voted in accordance with your instructions in your proxy. If you are a stockholder of record and you authorize these proxy holders to vote your shares but do not specify how your shares should be voted in one or more matters, these proxy holders will vote your shares on those matters as the Linear Technology board of directors recommends, except if you indicate that you wish to vote against the merger proposal, in which case your shares of Linear Technology common stock will only be voted in favor of the merger-related compensation proposal, the director election proposal and the adjournment proposal if you indicate that you wish to vote in favor of such proposals. If any other matter properly comes before the annual meeting, these proxy holders will vote on that matter in their discretion.

If you are a non-record owner, you must direct your bank, brokerage firm or other nominee on how to vote the shares of Linear Technology common stock held in your account and you will receive instructions from your bank, brokerage firm or other nominee describing how to vote your shares of Linear Technology common stock. The availability of Internet or telephonic voting will depend on the nominee’s voting process. Please check with your bank, brokerage firm or other nominee and follow the voting procedures your bank, brokerage firm or other nominee provides.

If you are a non-record owner and do not provide your bank, brokerage firm or other nominee instructions on how to vote your shares of Linear Technology common stock with respect to “non-routine” matters, a broker “non-vote” occurs with respect to those matters. Under applicable stock exchange rules, the organization that holds your shares of Linear Technology common stock (i.e., your bank, brokerage firm or other nominee) may generally vote on routine matters at its discretion but cannot vote on “non-routine” matters. If you are a non-record owner and the organization that holds your shares of Linear Technology common stock does not receive instructions from you on how to vote your shares of Linear Technology common stock on a non-routine matter, the organization that holds your shares of Linear Technology common stock will inform the inspector of elections that it does not have the authority to vote your shares on such matters. The accountant ratification proposal is a matter Linear Technology believes will be designated “routine.” The merger proposal, the merger-related compensation proposal, the director election proposal, the executive compensation proposal and the adjournment proposal will be considered “non-routine.” Accordingly, if you are a non-record owner and do not provide your bank, brokerage firm or other nominee instructions on how to vote your shares of Linear Technology common stock, your bank, brokerage firm or other nominee generally will not be permitted to vote your shares on any of the proposals other than the accountant ratification proposal. If you are a non-record holder, Linear Technology strongly encourages you to provide voting instructions to your bank, brokerage firm or other nominee so that your vote will be counted on all matters.

If you are a non-record owner, you are invited to attend the annual meeting; however, you may not vote your shares in person at the annual meeting unless you obtain a legal proxy from your bank, brokerage firm or other nominee that holds your shares, giving you the right to vote the shares at the annual meeting.

Revocation of Proxies

Linear Technology stockholders of record may revoke their proxies at any time prior to the voting at the annual meeting in any of the following ways:

•	mailing a request to Linear Technology’s Corporate Secretary at Linear Technology’s corporate headquarters, at 1630 McCarthy Boulevard, Milpitas, California 95035, so that it is received no later than 4:00 p.m., Pacific Time, on October 17, 2016;

•	properly submitting a new, later-dated proxy card (in which case only the later-dated proxy is counted and the earlier proxy is revoked);

•	submitting a proxy via Internet or by telephone at a later date (in which case only the later-dated proxy is counted and the earlier proxy is revoked); or

•	attending the annual meeting and voting in person. Attendance at the annual meeting will not, however, in and of itself, constitute a vote or revocation of a prior proxy.

Linear Technology non-record owners may change their voting instruction only by following the directions received from their bank, brokerage firm or other nominee for changing their voting instructions.

Inspector of Election

The board of directors of Linear Technology expects to appoint a representative of Broadridge Financial Solutions, Inc. to act as the inspector of election at the annual meeting.

Solicitation of Proxies

Linear Technology will pay for the proxy solicitation costs related to the annual meeting. In addition to sending and making available these materials, some of Linear Technology’s directors, officers and employees may solicit proxies in person by contacting Linear Technology stockholders by telephone or over the Internet. Linear Technology stockholders may also be solicited by press releases issued by Linear Technology, postings on Linear Technology’s websites and advertisements in periodicals. None of Linear Technology’s directors, officers or employees will receive additional compensation for their solicitation services. Linear Technology has engaged Morrow Sodali to assist in the solicitation of proxies for the annual meeting. Linear Technology estimates that it will pay Morrow Sodali a fee of approximately $25,000, plus reasonable out-of-pocket expenses. Certain banking institutions, brokerage firms, custodians, trustees, nominees and fiduciaries who hold shares for the benefit of another party may solicit proxies for Linear Technology. If so, they will mail proxy information to, or otherwise communicate with, the non-record owners of shares of Linear Technology common stock held by them. Linear Technology will also reimburse banks, brokerage firms, custodians, trustees, nominees and fiduciaries for their expenses incurred in sending proxies and proxy materials to non-record owners of Linear Technology common stock.

Adjournments

The annual meeting may be adjourned in the absence of a quorum by the affirmative vote of holders of a majority of the shares of Linear Technology common stock present in person or represented by proxy and entitled to vote on the adjournment.

Even if a quorum is present, the annual meeting may also be adjourned in order to provide more time to solicit additional proxies in favor of approval of the merger proposal if sufficient votes are cast in favor of the adjournment proposal.

If the adjournment is for more than 30 days or if after the adjournment a new record date is set for the adjourned meeting, a notice of the adjourned meeting must be given to each stockholder of record entitled to vote at the annual meeting.

Questions and Additional Information

Linear Technology stockholders may contact Linear Technology’s proxy solicitor, Morrow Sodali, 470 West Ave., Stamford, CT 06902, with any questions about the annual meeting, the merger, the other proposals or this proxy statement/prospectus, if you would like additional copies of the proxy statement/prospectus, if you need to obtain proxy cards or other information related to the proxy solicitation or if you need help submitting a proxy or voting your shares of Linear Technology common stock. Stockholders may call toll-free at 800-662-5200, and banks and brokers may call collect at 203-658-9400.

PROPOSAL 1: THE MERGER PROPOSAL

As discussed throughout this proxy statement/prospectus, Linear Technology is asking its stockholders to approve the merger proposal. Pursuant to the merger agreement, Analog Devices will acquire Linear Technology in the merger. Merger Sub will merge with and into Linear Technology, with Linear Technology as the surviving corporation in the merger. If the merger is completed, Linear Technology will be a wholly owned subsidiary of Analog Devices and the Linear Technology common stock will be delisted from The NASDAQ Global Select Market, deregistered under the Exchange Act and cease to be publicly traded.

As described in further detail in the sections titled “Questions and Answers” beginning on page v, “Summary” beginning on page 1, “The Merger” beginning on page 94 and “The Merger Agreement” beginning on page 137, the Linear Technology board of directors has unanimously approved the merger agreement, the merger and the other transactions contemplated by the merger agreement. For a discussion of certain factors considered by the Linear Technology board of directors in determining to approve the merger agreement and recommend that Linear Technology stockholders vote for the merger proposal, see “The Merger—Linear Technology’s Reasons for the Merger; Recommendation of the Linear Technology Board of Directors” beginning on page 105. A copy of the merger agreement is attached as Annex A to this proxy statement/prospectus. You are urged to read the merger agreement carefully and in its entirety.

The merger is subject to the satisfaction of the conditions set forth in the merger agreement, including approval of the merger proposal by the stockholders of Linear Technology at the annual meeting. Accordingly, the approval of the merger proposal by Linear Technology stockholders is a condition to the obligations of Analog Devices and Linear Technology to complete the merger.

The affirmative vote, in person or by proxy, of the holders of a majority of the outstanding shares of Linear Technology common stock entitled to vote on the merger proposal is required to approve the merger proposal.

THE LINEAR TECHNOLOGY BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT LINEAR TECHNOLOGY STOCKHOLDERS VOTE “FOR” THE MERGER PROPOSAL.

PROPOSAL 2: THE MERGER-RELATED COMPENSATION PROPOSAL

Linear Technology is providing its stockholders with the opportunity to cast a vote, on an advisory (non-binding) basis, to approve the compensation payments that may be paid by Linear Technology to its named executive officers, as determined in accordance with Item 402(t) of Regulation S-K, in connection with the merger as disclosed in the section titled “Quantification of Potential Payments and Benefits to Linear Technology’s Named Executive Officers in Connection with the Merger,” including the table titled “Golden Parachute Compensation” and the accompanying footnotes, under “The Merger—Interests of Linear Technology’s Directors and Executive Officers in the Merger” beginning on page 119 (referred to in this section of the proxy statement/prospectus as the “golden parachute” compensation), as required by Section 14A of the Exchange Act.

Through this proposal, Linear Technology is asking its stockholders to indicate their approval, on an advisory (non-binding) basis, of the various change of control, equity acceleration and other payments that Linear Technology’s named executive officers will or may be eligible to receive in connection with the merger as described in the section “Quantification of Potential Payments and Benefits to Linear Technology’s Named Executive Officers in Connection with the Merger” referred to above.

You should carefully review the “golden parachute” compensation information disclosed in the sections of this proxy statement/prospectus referred to above. The Linear Technology board of directors unanimously recommends that Linear Technology stockholders approve the following resolution:

“RESOLVED, that the stockholders of Linear Technology approve, solely on an advisory, non-binding basis, the ‘golden parachute’ compensation that will or may be paid to Linear Technology’s named executive officers in connection with the merger, as disclosed pursuant to Item 402(t) of Regulation S-K in the section titled “Quantification of Potential Payments and Benefits to Linear Technology’s Named Executive Officers in Connection with the Merger,” including the table titled “Golden Parachute Compensation” and the accompanying footnotes, under “The Merger—Interests of Linear Technology’s Directors and Executive Officers in the Merger” beginning on page 119.”

The vote on the merger-related compensation proposal is a vote separate and apart from the vote on the merger proposal. Accordingly, you may vote to approve the merger proposal and vote not to approve the merger-related compensation proposal and vice versa. Because the vote on the merger-related compensation proposal is advisory only, it will not be binding on either Linear Technology or Analog Devices. Accordingly, if the merger proposal is approved and the merger is completed, the compensation payments that are contractually required to be paid by Linear Technology to its named executive officers will or may be paid, subject only to the conditions applicable thereto, regardless of the outcome of the non-binding, advisory vote of Linear Technology stockholders on the merger-related compensation proposal.

The affirmative vote of holders of a majority of the shares of Linear Technology common stock present in person or represented by proxy and entitled to vote on the merger-related compensation proposal at the annual meeting is required to approve, on an advisory (non-binding) basis, the merger-related compensation proposal.

THE LINEAR TECHNOLOGY BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT LINEAR TECHNOLOGY STOCKHOLDERS VOTE “FOR” THE MERGER-RELATED COMPENSATION PROPOSAL.

PROPOSAL 3: THE DIRECTOR ELECTION

Linear Technology stockholders are being asked to vote for a proposal to elect seven director nominees named below to the Linear Technology board of directors. The term of office of each person elected as a director will continue until the next annual meeting of stockholders of Linear Technology and until their successors are elected.

Each of the seven nominees receiving the highest number of “FOR” votes will be elected as a director, provided that such nominee does not receive “AGAINST” votes from stockholders holding a majority of the outstanding shares entitled to vote for the election of directors.

Name of Nominee	Age	Principal Occupation	Director Since
Robert Swanson	78	Executive Chairman and Former Chief Executive Officer of Linear Technology	1981
Lothar Maier	61	Chief Executive Officer of Linear Technology	2005
Arthur C. Agnos	78	Former Mayor of San Francisco, CA	2010
John J. Gordon	70	Former Senior Investment Officer of State Farm Mutual Automobile Insurance	2010
David S. Lee	79	Chairman, Cortelco, Inc.	1988
Richard M. Moley	77	Former Chairman, President and Chief Executive Officer, StrataCom, Inc.	1994
Thomas S. Volpe	65	Former Chief Executive Officer, Dubai Group LLC	1984

There are no family relationships among Linear Technology’s directors and executive officers.

Mr. Swanson, a founder of Linear Technology, has served as Executive Chairman of the Linear Technology board of directors since January 2005. Prior to that time he served as Chairman and Chief Executive Officer of Linear Technology since April 1999, and prior to that time as President, Chief Executive Officer and a director of Linear Technology since its incorporation in September 1981. From August 1968 to July 1981, he was employed in various positions at National Semiconductor Corporation, a manufacturer of integrated circuits, including Vice President and General Manager of the Linear Integrated Circuit Operation and Managing Director in Europe. Mr. Swanson has a B.S. degree in Industrial Engineering from Northeastern University. Mr. Swanson’s qualifications to sit on the Linear Technology board of directors result from his more than four decades of experience in the semiconductor industry, including his role as Linear Technology’s founder and his 25 years of experience as Linear Technology’s Chief Executive Officer.

Mr. Maier was named Chief Executive Officer of Linear Technology in January 2005. Prior to that, Mr. Maier served as Linear Technology’s Chief Operating Officer from April 1999 to January 2005. Before joining Linear Technology, Mr. Maier held various management positions at Cypress Semiconductor Corp. from July 1983 to March 1999, most recently as Senior Vice President and Executive Vice President of Worldwide Operations. He holds a B.S. degree in Chemical Engineering from the University of California at Berkeley. Mr. Maier serves on the board of directors of FormFactor, Inc. Mr. Maier’s qualifications to sit on the Linear Technology board of directors result from his three decades of experience in the semiconductor industry, including ten years as Linear Technology’s Chief Executive Officer.

Mr. Agnos serves on the board of directors of Global Food Technologies and he formerly served as a Director of Countrywide Treasury Bank until July 2008. From February 2001 to September 2005, Mr. Agnos served as a consultant for E.J. De La Rosa & Co., Inc., an investment banking firm. Mr. Agnos has extensive experience in executive roles and decision-making at the federal, state and local government levels as Mayor of San Francisco, as an elected member of the California State Legislature and as a senior Presidential appointee in the U.S. Department of Housing and Urban Development. Mr. Agnos began his elective career in the California legislature, where he served as Chair of the Joint Legislative Audit Committee. He has served as the Chair of the

Assembly Ways and Means Health and Welfare Subcommittee of the California legislature. From June 1993 to January 2002, he was the Regional Director of the U.S. Department of Housing and Urban Development in the Pacific-Hawaii region. Mr. Agnos received a B.A. from Bates College and a Master in Social Work from Florida State University. Mr. Agnos’ qualifications to sit on the Linear Technology board of directors result from his experiences in various leadership positions within federal and state governments.

Mr. Gordon was employed by State Farm Mutual Automobile Insurance Company from October 1976 until his retirement in March 2012, in its investment department, as an investment analyst and since 1999 as Senior Investment Officer. From 1981 to March 2012, Mr. Gordon was involved in the analysis and selection of equity investments, specifically in the areas of technology and telecommunications and participated in the management of investment portfolios for the State Farm Companies and its Associates’ Mutual Funds. Mr. Gordon serves on the board of directors of Westminster Village, Inc. and Liberty Reach, Inc. Mr. Gordon received a B.A. in Economics from the University of Michigan in 1971 and an M.B.A. from Illinois State University in 1981. Mr. Gordon is a Chartered Financial Analyst. Mr. Gordon’s qualifications to sit on the Linear Technology board of directors result from his 35 years of experience as a financial analyst, which we believe enables him to provide valuable perspectives on Linear Technology’s corporate planning, budgeting, and financial reporting.

Mr. Lee is Chairman of the board of directors of Cortelco, Inc., a member of the board of directors of Vizio Inc., Daily Wellness Co., Future Dial, Huatek, and a Regent Emeritus of the University of California. He also serves as a member of the Silver Lake Council, a private equity firm. Mr. Lee originally co-founded Qume Corporation in 1973 and served as Executive Vice President until it was acquired by ITT Corporation in 1978. After the acquisition, Mr. Lee held the positions of Executive Vice President of ITT Qume until 1981, and President through 1983. From 1983 to 1985, he served as a Vice President of ITT and as Group Executive and Chairman of its Business Information Systems Group. In 1985, he became President and Chairman of Data Technology Corp. (“DTC”), and in 1988, DTC acquired and merged with Qume. Mr. Lee served as a member of the President’s Council on the 21st Century Workforce, appointed by President George Bush. Mr. Lee also served as an advisor to Presidents George Bush and Bill Clinton on the Advisory Committee on Trade Policy and Negotiation (Office of the U.S. Trade Representative/Executive Officer of the President) and to Governor Pete Wilson on the California Economic Development Corporation (CalEDC) and the Council on California Competitiveness. Mr. Lee is a past Commissioner of the California Postsecondary Education Commission, and founded and served as Chairman of the Chinese Institute of Engineers, the Asian American Manufacturers’ Association and the Monte Jade Science and Technology Association. Mr. Lee is also a founder and member of the board of directors of the Tech Museum of Innovation. Mr. Lee received an M.S. from North Dakota State University and a B.S. and an honorary doctorate from Montana State University. Mr. Lee’s qualifications to sit on the Linear Technology board of directors result from his years of executive experience in the high technology industry, augmented by his knowledge and exposure to international matters particularly in the Asia-Pacific region.

Mr. Moley served as Chairman, President and Chief Executive Officer of StrataCom, Inc., a network systems company, from June 1986 until its acquisition by Cisco Systems, Inc., a provider of computer internetworking solutions, in July 1996. Mr. Moley served as Senior Vice President and board member of Cisco Systems until November 1997, when he became a consultant and private investor. Mr. Moley served in various executive positions at ROLM Corporation, a telecommunications company, from 1973 to 1986. Prior to joining ROLM, he held management positions in software development and marketing at Hewlett-Packard Company. Mr. Moley serves as a director of Calient Networks. Mr. Moley received a B.S. degree in Electrical Engineering from Manchester University, an M.S. degree in Electrical Engineering from Stanford University and an M.B.A. degree from Santa Clara University. Mr. Moley’s qualifications to sit on the Linear Technology board of directors result from his years of executive experience in the high technology industry.

Mr. Volpe served as Chief Executive Officer of Dubai Group LLC from February 2007 until March 2010, and as Managing Member of Volpe Investments LLC, a risk capital firm, since July 2001. From December 1999 to June 2001, Mr. Volpe served as Chairman of Prudential Volpe Technology Group. Mr. Volpe served as Chief

Executive Officer of Volpe Brown Whelan & Company, LLC (formerly Volpe, Welty & Company), a private investment banking and risk capital firm, from its founding in April 1986 until its acquisition by Prudential Securities in December 1999. Until April 1986, he was President and Chief Executive Officer and member of the board of directors of Hambrecht & Quist Incorporated, an investment banking firm with which he had been affiliated since 1981. Mr. Volpe is a member of the board of directors of 7th Inning Stretch, LLC, EFG-Hermes Holding Company and Minor League Baseball. Mr. Volpe received an A.B. in Economics from Harvard University, a M.Sc. in Economics from the London School of Economics and an M.B.A. from the Harvard Business School. Mr. Volpe’s qualifications to sit on the Linear Technology board of directors result from his extensive experience with global companies, his financial expertise and his years of experience providing strategic advisory services to complex organizations.

Board Meetings and Committees

The Linear Technology board of directors held a total of twenty-two meetings during fiscal year 2016. No director attended fewer than 75% of the meetings of the Linear Technology board of directors and the board committees upon which he was then serving. All directors attended Linear Technology’s 2015 Annual Stockholders’ Meeting.

Audit Committee

The Audit Committee currently consists of directors Gordon, Lee, Moley and Volpe, and held a total of nine meetings during fiscal year 2016. Mr. Volpe is Chairman of the Audit Committee.

The responsibilities of Linear Technology’s audit committee include:

•	approving the appointment, including all audit and non-audit services to be provided by, and compensation of Linear Technology’s independent registered public accounting firm;

•	evaluating the qualifications, independence and performance of Linear Technology’s independent registered public accounting firm;

•	reviewing the general scope of Linear Technology’s accounting activities, financial reporting, quarterly reports, annual audit, matters relating to internal control systems, and the results of the annual audit; and

•	providing oversight with respect to related party transactions. No such transactions were proposed or approved during fiscal 2016.

The Audit Committee is governed by a written charter, which can be found on Linear Technology’s website at www.linear.com.

The Audit Committee has reviewed and the Linear Technology board of directors has determined that Mr. Volpe, the Chairman of the Audit Committee, is an “Audit Committee Financial Expert,” as defined in applicable SEC rules, and that each member of the Audit Committee qualifies as financially sophisticated under applicable Nasdaq listing standards.

Compensation Committee

The Compensation Committee of the Linear Technology board of directors currently consists of directors Agnos, Gordon, Moley and Volpe, and held a total of twelve meetings during fiscal year 2016. Mr. Moley is Chairman of the Compensation Committee.

The responsibilities of the Compensation Committee include:

•	reviewing and approving executive compensation policies relating to the salaries and bonus plans for and payments to Linear Technology’s executive officers;

•	reviewing and recommending to the Linear Technology board of directors changes with respect to the compensation of Linear Technology’s directors; and

•	overseeing Linear Technology’s equity compensation plans, including the adoption, amendment and termination of such plans.

The Compensation Committee is governed by written charter, which can be found on Linear Technology’s website at www.linear.com.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee currently consists of directors Agnos, Gordon and Lee, and held two meetings during fiscal year 2016. Mr. Lee is Chairman of the Nominating and Corporate Governance Committee.

The responsibilities of the Nominating and Corporate Governance Committee include:

•	proposing nominees for election as directors by Linear Technology’s stockholders at the Annual Meeting;

•	reviewing the size and composition of the Linear Technology board of directors as well as determining the criteria for membership;

•	identifying, evaluating and recommending candidates for membership on the Linear Technology board of directors, including nominations by stockholders of candidates for election to the Linear Technology board of directors;

•	making recommendations to the Linear Technology board of directors regarding the membership of the committees of the Linear Technology board of directors; and

•	reviewing and recommending to the Linear Technology board of directors changes with respect to corporate governance practices and policies.

The Nominating and Corporate Governance Committee is governed by a written charter, which can be found on Linear Technology’s website at www.linear.com.

Corporate Governance Matters

Policy for Director Recommendations and Nominations

The Nominating and Corporate Governance Committee considers candidates for board membership proposed by the Linear Technology board of directors, Linear Technology management and Linear Technology’s stockholders. It is the policy of the Nominating and Corporate Governance Committee to consider recommendations for candidates to the Board from stockholders holding at least 5% of the total outstanding shares of Linear Technology. These stockholders must have held their shares continuously for at least twelve months prior to the date of the submission of the recommendation. The Nominating and Corporate Governance Committee will consider a nominee recommended by Linear Technology’s stockholders in the same manner as a nominee recommended by members of the Linear Technology board of directors or management.

A stockholder who desires to recommend a candidate for election to the Linear Technology board of directors should direct the recommendation in writing to Linear Technology, attention of:

Nominating and Corporate Governance Committee

c/o Linear Technology Corporation

720 Sycamore Drive

Milpitas, CA 95035

The notice must include:

•	the candidate’s name, and home and business contact information;

•	detailed biographical data and relevant qualifications of the candidate;

•	a signed letter from the candidate confirming his or her willingness to serve;

•	information regarding any relationships between the candidate and Linear Technology within the last three years; and

•	evidence of the required ownership of common stock by the recommending stockholder.

In addition, a stockholder may nominate a person for election to the Linear Technology board of directors directly at the Annual Meeting of Stockholders, provided the stockholder has met the advance notice and other requirements set forth in Linear Technology’s Bylaws and the rules and regulations of the SEC related to stockholder nominees and proposals. The process for properly submitting a stockholder proposal, including a proposal to nominate a person for election to the Linear Technology board of directors at an Annual Meeting, is described above in the section entitled “Deadline for Receipt of Stockholder Proposals.”

Where the Nominating and Corporate Governance Committee either identifies a prospective nominee or determines that an additional or replacement director is required, the Nominating and Corporate Governance Committee may take such measures as it considers appropriate in connection with evaluating the director candidate, including candidate interviews, inquiry of the person or persons making the recommendation or nomination, engagement of an outside search firm to gather additional information, or reliance on the knowledge of the members of the Nominating and Corporate Governance Committee, the Linear Technology board of directors or management. In its evaluation of director candidates, including the members of the Linear Technology board of directors eligible for re-election, the Nominating and Corporate Governance Committee considers a number of factors, as set forth in the Nominating and Corporate Governance Committee charter. Such factors include:

•	The current size and composition of the Linear Technology board of directors and the needs of the board and of the respective board committees.

•	Such factors as judgment, independence, character and integrity, area of expertise, diversity of experience (including age, gender, international background, race and professional experience), length of service and potential conflicts of interest.

•	Such other factors as the committee may consider appropriate.

As noted above, diversity is one of the numerous criteria the Nominating and Corporate Governance Committee reviews and considers before recommending a candidate.

The Nominating and Corporate Governance Committee has also specified the following minimum qualifications that it believes must be met by a nominee for a position on the Linear Technology board of directors:

•	The highest personal and professional ethics and integrity.

•	Proven achievement and competence in the nominee’s field and the ability to exercise sound business judgment.

•	Skills that are complementary to those of the existing board members.

•	The ability to assist and support management and make significant contributions to Linear Technology’s success.

•	An understanding of the fiduciary responsibilities that are required of a member of the board, and the commitment of time and energy necessary to diligently carry out those responsibilities.

In connection with its evaluation, the Nominating and Corporate Governance Committee determines whether it will interview potential nominees. After completing the evaluation and interview, the Committee makes a recommendation to the full Linear Technology board of directors as to the persons who should be nominated for election to the board, and the Linear Technology board of directors determines the actual nominees after considering the recommendation and report of the Committee.

Stockholder Communications to Directors

Stockholders may communicate directly with the members of the Linear Technology board of directors by sending a written communication to the Linear Technology board of directors (or any individual director) at the following address: c/o Chief Financial Officer, Linear Technology Corporation, 720 Sycamore Drive, Milpitas, California 95035. All communications will be compiled by Linear Technology’s Chief Financial Officer and submitted to the Linear Technology board of directors or an individual director, as appropriate, on a periodic basis.

Linear Technology strongly recommends and expects all incumbent directors and nominees for election to attend the Annual Meeting, absent extenuating circumstances.

Independence of Directors

In July 2016, the Linear Technology board of directors undertook a review of the independence of its directors and considered whether any of them had a material relationship with Linear Technology or its management that could compromise his ability to exercise independent judgment in carrying out his responsibilities. As a result of this review, the Linear Technology board of directors affirmatively determined that all of the directors of Linear Technology, with the exception of Mr. Swanson, Linear Technology’s Executive Chairman and former Chief Executive Officer, and Mr. Maier, Linear Technology’s current Chief Executive Officer, are independent of Linear Technology and its management under applicable SEC and Nasdaq corporate governance standards. In addition, the board determined that each of the members of the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee satisfies the definition of independent director as established by applicable SEC, Nasdaq and Internal Revenue Code standards.

As part of each regularly scheduled meeting of the Linear Technology board of directors, the independent directors meet separately from management and any non-independent directors.

Code of Business Conduct and Ethics

The Linear Technology board of directors has adopted a Code of Business Conduct and Ethics that is applicable to all employees, executive officers and directors of Linear Technology, including Linear Technology’s senior financial and executive officers. This Code is intended to deter wrongdoing and promote ethical conduct among Linear Technology’s directors, executive officers and employees. The Code of Business Conduct and Ethics is available on Linear Technology’s website at www.linear.com. Linear Technology also intends to post any amendments to or waivers from the Code of Business Conduct and Ethics on its website.

Board Leadership Structure

Linear Technology currently has no specific policy regarding the separation of the roles of Executive Chairman and CEO. Any decision regarding such separation is made by the board based on the best interests of Linear Technology and its stockholders under the circumstances existing at the time. Currently, the roles of CEO and Executive Chairman are held by two different individuals. The CEO is responsible for setting the strategic direction for Linear Technology, the day-to-day operations, leadership and directing performance of Linear Technology. The Executive Chairman of the Linear Technology board of directors also is involved in setting the strategic direction of Linear Technology and additionally provides guidance to the CEO, sets the agenda for board meetings and presides over meetings of the full Linear Technology board of directors. Mr. Swanson, Linear Technology’s Executive Chairman, is an employee of Linear Technology and is therefore not “independent.” The Linear Technology board of directors believes that this leadership structure provides an appropriate allocation of roles and responsibilities at this time.

The Board’s Oversight of Risk

The Linear Technology board of directors is responsible for overseeing the major risks facing Linear Technology, while management is responsible for the assessing and mitigating Linear Technology’s risks on a day-to-day basis. In addition, the Linear Technology board of directors has delegated oversight of certain categories of risk to the Audit and Compensation Committees. The Audit Committee reviews and discusses with management significant financial and nonfinancial risk exposures and the steps management has taken to monitor, control and report such exposures. The Compensation Committee oversees management of risks relating to Linear Technology’s compensation plans and programs. In performing their oversight responsibilities, the Linear Technology board of directors, Compensation Committee and Audit Committee periodically discuss with management Linear Technology’s policies with respect to risk assessment and risk management. The Audit and Compensation Committees report to the Linear Technology board of directors as appropriate on matters that involve specific risk that each Committee oversees.

Vote Required and Recommendation of Linear Technology Board of Directors

Each of the seven nominees receiving the highest number of “FOR” votes will be elected as a director of Linear Technology, provided that such nominee does not receive “AGAINST” votes from Linear Technology stockholders holding a majority of the outstanding shares entitled to vote for the election of directors. As discussed above, each nominee has already submitted a letter of resignation that will become effective only if the nominee does receive “AGAINST” votes from stockholders holding a majority of the outstanding shares, which resignation may be accepted or rejected by the Linear Technology board of directors. “ABSTAIN” votes will be counted for purposes of determining the presence or absence of a quorum for the transaction of business at the meeting, but have no other legal effect upon the election of Linear Technology directors under Delaware law.

THE LINEAR TECHNOLOGY BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT LINEAR TECHNOLOGY STOCKHOLDERS VOTE “FOR” THE SEVEN DIRECTOR NOMINEES LISTED ABOVE.

PROPOSAL 4: THE EXECUTIVE COMPENSATION PROPOSAL

General

The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 requires publicly traded companies to periodically hold non-binding advisory stockholder votes on the compensation policies and practices set forth in their proxy statements relating to those of their officers designated as “Named Executive Officers.” The requirement, commonly known as a “say-on-pay” vote, enables stockholders to express their views regarding the compensation of their companies’ top executive officers and thus provides the board of directors and compensation committees of these companies information regarding stockholder views on executive compensation.

Accordingly, Linear Technology’s stockholders are being asked at the Annual Meeting to vote on a proposal regarding the compensation philosophy, policies and practices of Linear Technology as a whole for Linear Technology’s Named Executive Officers as a group, as described in detail in the “Compensation Discussion and Analysis” section of this proxy statement/prospectus beginning on page 56. This vote addresses the overall compensation of all of Linear Technology’s Named Executive Officers and the entire package of compensation philosophy, policies and practices described in this proxy statement/prospectus. This vote is not intended to address any specific item of compensation or any specific Named Executive Officer.

The Linear Technology board of directors believes strongly that Linear Technology’s current compensation programs are right for Linear Technology and Linear Technology’s stockholders at the current time. Linear Technology’s current compensation programs are described in detail in the section of this proxy statement/prospectus entitled “Compensation Discussion and Analysis” beginning on page 56. Linear Technology’s executive compensation programs are designed to attract, retain, and motivate talented individuals who possess the executive experience and the leadership skills needed by Linear Technology in order to maintain and increase stockholder value. Linear Technology seeks to provide executive compensation that is competitive with that provided by companies in its peer group of analog semiconductor manufacturers, along with other companies with which it competes for talent. Linear Technology also seeks to provide both near-term and long-term financial incentives to Linear Technology’s executives that reward them for good performance and achieving financial results and strategic objectives that are expected to contribute to increased long-term stockholder value.

Underlying these incentives is a strong philosophy of “pay for performance” that forms the foundation of decisions regarding the compensation of Linear Technology’s executive officers. This compensation philosophy, which has been consistent over many years, is designed to align the interests of Linear Technology’s executive officers with the interests of Linear Technology’s stockholders and is central to Linear Technology’s ability to attract, retain and motivate executive leaders to guide Linear Technology though market challenges over the long-term. For example, Linear Technology’s semi-annual cash bonus plan for officers and key employees is specifically designed to provide executives with higher bonuses when Linear Technology’s financial results are strong and reduced bonuses when results lag. Similarly, executives, as well as other employees, participate in Linear Technology’s profit-sharing program with payout amounts varying by their very nature with variations in Linear Technology’s operating profit. In addition, the performance metrics used to determine maximum tax deductible bonus amounts payable to Named Executive Officers under Linear Technology’s Executive Bonus Plan are based on annual revenue growth and annual operating profit margin, thus directly tying such amounts to Linear Technology’s financial performance. The result is that, bonus amounts generally represent a constant percentage of profits, but fluctuate up and down in actual dollars based on Linear Technology’s financial performance. See the “Compensation Discussion and Analysis” section beginning on page 56 for more information.

Linear Technology has demonstrated consistently strong financial performance both in the short-term, e.g. the last fiscal year, and in the long-term over the last 26 years. Linear Technology has consistently maintained high profit margins and generated strong cash flows from operations. Linear Technology believes that its Named

Executive Officers have contributed significantly to these achievements. Their tenure with Linear Technology ranges from 12 years to 35 years, with an average of 23 years of experience with Linear Technology, thus both validating the retention aspects of Linear Technology’s compensation approach and, more importantly, providing Linear Technology with consistent, steady and experienced leadership that has been able to guide Linear Technology to consistently strong financial performance over multi-year periods.

The Linear Technology board of directors strongly believes in the effectiveness and appropriateness for Linear Technology of its compensation programs. However, at the 2015 annual meeting, only 56% Linear Technology’s stockholders voted in favor of Linear Technology’s then current executive compensation program, compared with a favorable vote of 89% of its stockholders on the similar proposal presented at Linear Technology’s 2014 annual meeting.

Linear Technology believes that the decrease in affirmative votes in 2015 resulted from the recommendation of Institutional Shareholder Services, Inc. (“ISS”) that stockholders vote against Linear Technology’s say-on-pay proposal in 2015. The ISS recommendation was not based on any misalignment of pay and performance, for which ISS gave Linear Technology its best possible rating of “low concern.” Rather, the recommendation was primarily because Linear Technology amended its employment agreement with Mr. Swanson in April 2015 to increase his death and disability benefits, but in doing so did not remove certain legacy provisions in his agreement that ISS deemed to be problematic, but based on which ISS had not previously recommended a negative vote for the previous 15 years.

While a majority of stockholders still supported the executive compensation program in 2015, Linear Technology nonetheless undertook a review of the issues identified by ISS in response to the decreased stockholder support in favor of Linear Technology’s executive compensation program in order to determine appropriate action in the best interests of Linear Technology and its stockholders. Linear Technology reached out to several of its larger stockholders to obtain feedback on Linear Technology’s executive compensation program and the types of modifications that would foster a favorable vote at this Annual Meeting. In addition, the Compensation Committee retained Compensia, Inc. (“Compensia”) as an independent compensation consultant to advise Linear Technology with respect to its executive compensation program and best practices by similarly situated companies in the same industry. The Compensation Committee has since begun the process of revising its executive compensation program in response to the concerns of certain stockholders and the recommendations of Compensia, particularly with respect to change of control provisions in agreements with its executive officers and the development of a long-term performance-based equity incentive program for executive officers commencing in the 2017 fiscal year. However, in light of the pending acquisition of Linear Technology by Analog Devices, the Linear Technology board of directors has determined it to be in the best interests of Linear Technology and its stockholders to defer the implementation of changes to Linear Technology’s executive compensation program for the time being and instead has directed its efforts towards the consummation of the merger and maximizing value for Linear Technology’s stockholders. The Compensation Committee intends to resume the process of modifying its executive compensation program in the event that the acquisition of Linear Technology by Analog Devices is not consummated and Linear Technology continues to operate as a stand-alone entity.

Accordingly, aside from the entry into change of control severance agreements with certain of its executive officers who did not previously have employment agreements with Linear Technology (and an amendment to Mr. Dobkin’s existing employment agreement), which for Linear Technology’s Named Executive Officers are described in detail under “Employment Agreements” beginning on page 82, Linear Technology’s compensation practices have again not changed from fiscal 2015 to fiscal 2016, and the Linear Technology board of directors hopes that the stockholders will continue to believe in the effectiveness and appropriateness of Linear Technology’s executive compensation program, and will express that belief through a favorable vote on this proposal at this Annual Meeting.

This say-on-pay vote is advisory, and although its results are not binding on Linear Technology, the Linear Technology board of directors and its Compensation Committee look forward to the stockholders’ input as it provides an indication of stockholder sentiment about Linear Technology’s executive compensation philosophy, policies and practices. The Linear Technology board of directors and the Compensation Committee value the opinions of Linear Technology’s stockholders and they will include that vote among the variety of factors that they consider when setting future compensation for executive officers.

Text of Resolution

“RESOLVED, that Linear Technology’s stockholders approve the compensation of Linear Technology’s Named Executive Officers, as disclosed in Linear Technology’s Proxy Statement for the Annual Meeting of Stockholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the compensation tables and the other related disclosure.”

Vote Required and Recommendation of the Board of Directors

The affirmative vote of holders of a majority of the shares of Linear Technology common stock present in person or represented by proxy and entitled to vote on the executive compensation proposal at the annual meeting is required to approve, on an advisory (non-binding) basis, the executive compensation proposal.

THE LINEAR TECHNOLOGY BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS VOTING “FOR” THE EXECUTIVE COMPENSATION PROPOSAL.

PROPOSAL 5: THE ACCOUNTANT RATIFICATION PROPOSAL

The Linear Technology board of directors has selected Ernst & Young LLP, independent registered public accounting firm, to audit the financial statements of Linear Technology for the year ending July 2, 2017, and recommends that the stockholders vote for ratification of such appointment. Although action by the stockholders is not required by law, the Linear Technology board of directors believes that it is desirable to request approval of this selection by the stockholders. In the event of a negative vote on such ratification, the Linear Technology board of directors will reconsider its selection. Ernst & Young LLP has audited Linear Technology’s financial statements since the fiscal year ended June 30, 1982. Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting, will have the opportunity to make a statement, and are expected to be available to respond to appropriate questions from stockholders.

Fees Paid to Ernst & Young LLP

The following table represents aggregate fees billed by Ernst & Young LLP:

	July 3, 2016	June 28, 2015
Audit Fees (1)	$980,000	$962,000
Audit-Related Fees (2)	5,000	5,000
Tax Fees (3)	59,000	68,200

Total	$1,044,000	$1,035,200

(1)	Audit Fees consist of fees billed for professional services rendered for the audit of Linear Technology’s annual consolidated financial statements and review of the interim consolidated financial statements included in Linear Technology’s public reports and any other services that Ernst & Young LLP normally provides to clients in connection with statutory and regulatory filings and accounting consultations in connection with the annual audit of consolidated financial statements.
(2)	Audit-Related Fees consist of assurance and related services provided by Ernst & Young LLP that are reasonably related to the performance of the audit or review of Linear Technology’s consolidated financial statements but that are not reported under “Audit Fees.” The services for the fees disclosed under this category are for procedures performed related to Linear Technology’s filing to comply with California environmental regulations.
(3)	Tax Fees consist of fees billed for professional services rendered for tax compliance, advice and planning.

Pre-Approval Process for Auditor Services

All services that have been rendered by Ernst & Young LLP are permissible under applicable laws and regulations. The Audit Committee pre-approves all audit and non-audit services. The Audit Committee pre-approved all audit and non-audit services for which the fees identified in the above table were incurred.

Vote Required and Recommendation of Board of Directors

The affirmative vote of holders of a majority of the shares of Linear Technology common stock present in person or represented by proxy and entitled to vote on the accountant ratification proposal at the annual meeting is required to approve the accountant ratification proposal.

LINEAR TECHNOLOGY’S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS VOTING “FOR” THE ACCOUNTANT RATIFICATION PROPOSAL.

BENEFICIAL SECURITY OWNERSHIP OF DIRECTORS, EXECUTIVE OFFICERS AND CERTAIN OTHER BENEFICIAL OWNERS

The following table sets forth certain information known to Linear Technology regarding the beneficial ownership of Linear Technology’s common stock, as of August 31, 2016, by (a) each beneficial owner of more than 5% of Linear Technology’s common stock, (b) Linear Technology’s Chief Executive Officer, Chief Financial Officer and three other executive officers of Linear Technology who, based on their total compensation, were the most highly compensated in fiscal 2016 (collectively, the “Named Executive Officers”), (c) each director of Linear Technology, and (d) all directors and executive officers of Linear Technology as a group. Except as otherwise indicated, each person has sole voting and investment power with respect to all shares shown as beneficially owned, subject to community property laws where applicable.

Name and Address of Beneficial Owner (1)	Shares Beneficially Owned (2)	Shares Acquirable (3)	Total Beneficial Ownership	Percent of Common Stock Beneficially Owned (2)
Vanguard Group Inc (4)	23,779,840	—	23,779,840	9.7%
PO Box 2600
Valley Forge, Pennsylvania 19482-2600

State Farm Insurance Companies (5)	17,490,900	—	17,490,900	7.1%
One State Farm Plaza
Bloomington, IL 61710

First Eagle Investment Management, LLC (6)	13,850,539	—	13,850,539	5.6%
1345 Avenue of the Americas
New York, NY 10105-4300

SSGA Funds Management Inc. (7)	13,080,726	—	13,080,726	5.3%
1 Lincoln Street
Boston, MA 02111

Generation Investment Management LLP (8)	12,308,462	—	12,308,462	5.0%
20 Air Street
London, X0 W1B 5AN

Robert H. Swanson, Jr. (9)	312,442	152,000	464,442	*
Lothar Maier	274,642	224,000	498,642	*
Robert C. Dobkin (10)	407,104	84,000	491,104	*
Donald E. Paulus	41,098	84,000	125,098	*
Donald P. Zerio	25,684	53,700	79,384	*
Arthur C. Agnos	18,000	3,000	21,000	*
John J. Gordon	16,594	3,000	19,594	*
David S. Lee	24,000	3,000	27,000	*
Richard M. Moley (11)	24,000	3,000	27,000	*
Thomas S. Volpe (12)	128,000	3,000	131,000	*
All directors and executive officers as a group (17 persons) (13)	1,577,980	1,060,200	2,638,180	1.1%

*	Less than one percent of the outstanding common stock.
(1)	Unless otherwise indicated, the address of each beneficial owner listed is Linear Technology, 720 Sycamore Drive, Milpitas, California 95035.
(2)

This table is based upon information supplied by officers, directors, principal stockholders and Schedules 13F-HR filed with the SEC prior to August 31, 2016. Unless otherwise indicated in the footnotes to this table, each of the stockholders named in this table has sole voting and investment power with respect to the shares indicated as beneficially owned. Applicable percentages are based on the shares outstanding on August 31, 2016, adjusted as required by rules promulgated by the SEC.
(3)	The number of shares of common stock beneficially owned by each person is determined under applicable SEC rules. Under these rules, a person is deemed to have “beneficial ownership” of any shares over which that person has or unvested shares with voting rights. Unless otherwise indicated, for each person named in the table, the number in the “Shares Acquirable” column consists of all unvested restricted stock awards.
(4)	Based solely on a Form 13F-HR filed by Vanguard Group Inc. on August 10, 2016 reporting stock ownership as of June 30, 2016.
(5)	Based solely on a Form 13F-HR filed by State Farm Mutual Automobile Insurance Co. on August 11, 2016 reporting stock ownership as of June 30, 2016.
(6)	Based solely on a Form 13F-HR filed by First Eagle Investment Management, LLC on August 9, 2016 reporting stock ownership as of June 30, 2016.
(7)	Based solely on a Form 13F-HR filed by State Street Corp, which included the institutional investment manager SSGA Funds Management Inc., on August 12, 2016 reporting stock ownership as of June 30, 2016.
(8)	Based solely on a Form 13G filed by Generation Investment Management LLP on August 15, 2016 reporting stock ownership as of June 30, 2016.
(9)	Includes 299,052 shares issued in the name of Robert H. Swanson, Jr. and Sheila L. Swanson TR UA 07/27/1976 Robert H. Swanson Jr and Sheila L. Swanson TR.
(10)	Includes 308,818 shares issued in the name of Robert C. Dobkin and Kathleen C. Dobkin TR UA 01/27/2011 The Dobkin 2011 Living Trust and 86,300 shares issued in the name of Robert C. Dobkin TR UA 01/27/2011 The Dobkin 2011 Living Trust as his sole and separate property.
(11)	Includes 12,000 shares issued in the name of Richard Michael Moley and Elizabeth Moley TR UA 09/29/1989 Richard Michael Moley 1989 Rev Trust.
(12)	Includes 122,000 shares issued in the name of Thomas S Volpe and Elizabeth D Volpe TR UA 03/03/2003 Volpe Revocable Trust.
(13)	Includes 1,060,200 shares subject to Linear Technology rights of reacquisition pursuant to restricted stock agreements.

DIRECTOR COMPENSATION

Compensation of Non-Employee Directors

The following table sets forth the annual compensation paid or accrued by Linear Technology to or on behalf of the directors of Linear Technology other than the Executive Chairman and the Chief Executive Officer for the fiscal year ended July 3, 2016. Neither the Executive Chairman nor the Chief Executive Officer receive compensation for his service as a director beyond what he received as an employee and officer of Linear Technology.

Name	Fees Earned or Paid in Cash (1)	Restricted Stock Awards (2)	Total
Arthur C. Agnos	$82,837	$122,940	$205,777
John J. Gordon	83,374	122,940	206,314
David S. Lee	88,549	122,940	211,489
Richard M. Moley	93,201	122,940	216,141
Thomas S. Volpe	95,091	122,940	218,031

(1)	Includes annual retainer fees, committee chairmanship fees, meeting fees and dividends paid on unvested restricted stock awards.
(2)	Represents the grant date fair value determined in accordance with FASB ASC Topic 718 of shares issued to the directors during the fiscal year. Amounts vary depending on the date of issuance.

Linear Technology currently pays each non-employee director an annual retainer of $60,000, a fee of $1,500 for each meeting of the Linear Technology board of directors or its committees attended and $1,000 for each teleconference meeting of the Linear Technology board of directors or its committees attended. Directors are generally eligible to receive restricted stock, stock options and other awards under Linear Technology’s equity incentive plans. During the fiscal year ended July 3, 2016, Messrs. Agnos, Gordon, Lee, Moley and Volpe each received 3,000 shares of restricted stock. These restricted stock grants vest as to 100% of the shares one year from the date of grant. In addition to their annual director retainer of $60,000, Mr. Volpe currently receives an annual retainer of $20,000 as Chairman of the Audit Committee; Mr. Moley currently receives an annual retainer of $10,000 as Chairman of the Compensation Committee; and Mr. Lee currently receives an annual retainer of $5,000 as Chairman of the Nominating and Governance Committee.

The Linear Technology board of directors has established a policy that directors hold at least 50% of the shares granted as restricted stock, calculated after deducting the shares used to pay the required taxes, for five years, unless the director ceases to be a director prior to that time.

Linear Technology has agreed to indemnify each of its directors and officers against certain claims and expenses for which the individuals might be held liable in connection with past or future services to Linear Technology and its subsidiaries. Linear Technology maintains insurance policies insuring its officers and directors against such liabilities.

COMPENSATION DISCUSSION AND ANALYSIS

This Compensation Discussion and Analysis describes the compensation program for Named Executive Officers, consisting of Linear Technology’s principal executive officer, Linear Technology’s principal financial officer, and the next three most highly-compensated executive officers of Linear Technology during fiscal 2016. During fiscal 2016, these individuals were:

•	Robert H. Swanson, Jr., Linear Technology’s Executive Chairman;

•	Lothar Maier, Linear Technology’s Chief Executive Officer (or Linear Technology’s “CEO”);

•	Donald P. Zerio, Linear Technology’s Vice President, Finance and Chief Financial Officer (or Linear Technology’s “CFO”);

•	Robert C. Dobkin, Linear Technology’s Vice President, Engineering and Chief Technology Officer (or Linear Technology’s “CTO”); and

•	Donald E. Paulus, Linear Technology’s Vice President and General Manager of Power Products.

This Compensation Discussion and Analysis describes the material elements of Linear Technology’s executive compensation program during fiscal 2016. It also provides an overview of Linear Technology’s executive compensation philosophy and objectives. Finally, it analyzes how and why the Compensation Committee of Linear Technology’s board of directors (the “Compensation Committee”) arrived at the specific compensation decisions for Linear Technology’s executive officers, including the Named Executive Officers, for fiscal 2016, including the key factors that the Compensation Committee considered in determining their compensation.

Executive Summary

Linear Technology’s Compensation Philosophy

Linear Technology strongly believes that the compensation of Linear Technology’s employees, especially that of Linear Technology’s executive officers, should not only reflect Linear Technology’s consistently strong financial performance, but should also vary with the inevitable fluctuation of that performance. The Compensation Committee applies a compensation philosophy that emphasizes “pay-for-performance,” whereby when Linear Technology’s financial performance improves, executive compensation is higher, and when Linear Technology’s performance worsens, executive compensation is lower. The Compensation Committee strongly believes that this philosophy is the key way to align the interests of Linear Technology’s executive officers with those of Linear Technology’s stockholders.

Linear Technology has consistently maintained high profit margins and positive net income and generated strong cash flows from operations over many years, which has enabled us to avoid raising funds in the equity market since Linear Technology’s initial public offering in 1986. This performance has also enabled us to initiate a dividend in 1992 and to raise it in every subsequent year. Since 2002, Linear Technology has paid approximately $2.8 billion in dividends to Linear Technology’s stockholders.

As demonstrated in the following chart, since the year 2000 Linear Technology has maintained leading operating margins compared to Linear Technology’s peers despite significant disruptions in the general economy, such as the technology crash that began in 2001 and the worldwide credit crisis in 2008.

Historical Peer Operating Margin Analysis

Our Executive Compensation Program

Linear Technology’s compensation policies and practices, which are guided by Linear Technology’s compensation philosophy, are designed so that above-average performance by Linear Technology and the individual should result in above-average total compensation, and that below-average performance by Linear Technology and the individual should result in below-average total compensation. As noted above, Linear Technology strongly believes that these policies and practices are aligned with the best interests of Linear Technology’s stockholders.

The compensation of Linear Technology’s executive officers, including the Named Executive Officers, is comprised of three primary elements:

•	Base salary—which is fixed at the beginning of each fiscal year and generally does not vary with Linear Technology’s performance;

•	Cash profit-sharing and cash bonuses—which are fully “variable” based on Linear Technology’s annual profitability and revenue growth, so as to reward short-term to medium-term performance; and

•	Long-term incentive compensation in the form of equity awards—which over the past five years have been in the form of restricted stock awards that do not have a purchase price. Linear Technology considers these awards a “semi-variable” element of compensation since the awards have value at grant, but the degree of value depends on the market price of Linear Technology’s common stock on the date the award vests. If the market price of Linear Technology’s common stock increases over the market price on the grant date, the award is worth more, and if the market price of Linear Technology’s common stock decreases from the market price on the grant date, the award, in turn, is worth less.

Recent Stockholder Advisory Vote on Executive Compensation

At Linear Technology’s last Annual Meeting of Stockholders in November 2015, Linear Technology conducted a stockholder advisory vote on the compensation of Linear Technology’s Named Executive Officers. This proposal received the support of approximately 56% of the total votes cast, which was substantially lower than the 89%, 83% and 75% received at the three preceding Annual Meetings. Linear Technology’s board of directors was disappointed in this recent result, and thereafter initiated the first of multiple steps to review and consider possible revisions to Linear Technology’s executive compensation programs.

To commence this process, members of Linear Technology’s management team and Linear Technology’s board of directors sought input and received direct feedback from a number of Linear Technology’s major stockholders on executive compensation and other topics. Subsequently, Linear Technology’s board of directors initiated an overall review of Linear Technology’s existing executive compensation program, requesting that the Compensation Committee consider these matters in detail and report back to the Board with recommendations. The Compensation Committee thereafter retained Compensia, a leading national compensation consulting firm, to review and advise upon Linear Technology’s executive compensation programs and related individual executive employment arrangements.

As a result of its consideration, the Compensation Committee recommended to Linear Technology’s board of directors that changes should in fact be made to Linear Technology’s executive compensation programs. These changes included:

•	Granting equity awards whose vesting is based upon the achievement of long-term performance objectives as part of Linear Technology’s executive equity grant awards; and

•	Entering into executive contracts with those of Linear Technology’s executive officers, and certain other key employees, who do not currently have such agreements.

The Linear Technology board of directors accepted these recommendations and began to implement them in June 2016, when it approved and directed the entering into of “Change of Control Severance Agreements” with those of Linear Technology’s Named Executive Officers, as well as other executive officers and key employees, who did not then have such agreements. The Board also decided to implement the recommendation regarding granting equity awards with vesting based upon long-term performance achievement as part of the executive equity awards in July 2016 as part of its normal annual compensation review process at the end of the fiscal year 2016. In addition, the Linear Technology board of directors determined to consider and possibly make additional changes to Linear Technology’s executive compensation program that may be recommended by the compensation consultant and approved by the Compensation Committee. This process was suspended, however, once it became likely that Linear Technology would enter into the pending transaction with Analog Devices. If the Analog Devices transaction is not completed, the Board intends to follow the recommendations of the Compensation Committee concerning possible additional changes to Linear Technology’s executive compensation program.

Design of Executive Compensation Program

Consistent with Linear Technology’s compensation philosophy, the Compensation Committee and Linear Technology’s board of directors take the following factors into consideration in designing Linear Technology’s executive compensation program and determining the target total direct compensation opportunities of Linear Technology’s executive officers, including the Named Executive Officers.

Financial Measures

In measuring Linear Technology’s financial performance, including for purposes of Linear Technology’s “variable” incentive compensation arrangements, Linear Technology focuses on the following performance metrics:

•	Operating income as a percentage of revenue (as depicted in the foregoing chart); and

•	Revenue growth.

Linear Technology measures Linear Technology’s success primarily through Linear Technology’s achievement of high operating margins. One of Linear Technology’s financial goals is to continue to be the most profitable company as a percentage of revenue among major participants in the analog semiconductor market. To date, Linear Technology has successfully achieved consistent high operating margins despite varying economic conditions.

Linear Technology also measures Linear Technology’s success in terms of Linear Technology’s revenue growth. At a minimum, it is Linear Technology’s goal to grow revenues at a rate commensurate with the growth of the overall analog semiconductor market and the rates of Linear Technology’s direct peers in that market while having a higher operating income as a percentage of revenue, which Linear Technology has largely been able to do.

Management Tenure

Most of the members of Linear Technology’s management team have been with Linear Technology for many years, and the tenure of Linear Technology’s Named Executive Officers with Linear Technology ranges from 12 years to the entire 35 years of Linear Technology’s existence, with an average tenure of 23 years of experience. Linear Technology’s management and the Compensation Committee both believe that the long tenure of a talented executive management team has been an important element in Linear Technology’s ability to consistently achieve Linear Technology’s financial goals. In addition, long tenure has enabled us to avoid the costs of turnover. Linear Technology’s executive offices and headquarters are located in Silicon Valley, California, an area with a high density of competent and mobile executive talent, where the costs of turnover can be among the highest in the world.

Tenure is an important factor in Linear Technology’s successful execution in the areas of product development, manufacturing, sales and marketing, and financial administration. For example, most of Linear Technology’s products are the result of several years of development and are based on management decisions made many years prior to market acceptance of these products. Thus, realizing significant revenue results from such products may take many years. The Compensation Committee believes that most product decisions made by Linear Technology’s management team to date have been successful. At the same time, manufacturing expertise, particularly in the analog market, may also take many years to develop and considerable effort to maintain. The Compensation Committee believes that Linear Technology’s management team has been successful here too, as measured by outstanding quality and delivery metrics. Successful marketing and selling of analog products requires in-depth knowledge of many different products, and the experience of marketing and sales personnel is often a differentiating attribute. Finally, the financial and administrative experience of Linear Technology’s management team has helped bolster investor confidence in the durability and consistency of Linear Technology’s performance. Even though Linear Technology’s Chief Financial Officer has served in that position only since the beginning of fiscal year 2016, Mr. Zerio was Linear Technology’s Controller for 11 years before that, and has been an employee for a total of 12 years. Linear Technology’s historic compensation policies, which continue through the present, are designed to promote and maintain this long tenure, which Linear Technology believes benefits the interests of Linear Technology’s stockholders.

Stock Ownership

Linear Technology believe that ownership of Linear Technology’s common stock by the members of Linear Technology’s management team is an effective means to reinforce the alignment of Linear Technology’s executive officers’ interests with those of Linear Technology’s stockholders. The Compensation Committee facilitates ownership by Linear Technology’s management team through the grant of restricted stock awards.

Linear Technology has not adopted any formal stock ownership guidelines for Linear Technology’s executive officers, as it has been Linear Technology’s experience that most of Linear Technology’s executive officers voluntarily choose to hold significant equity stakes in Linear Technology even without such policies. For example, Linear Technology’s peer companies have stock ownership guidelines that target share ownership levels at a multiple of two to four times annual base salary for their CEOs and, where applicable, a multiple of one times annual base salary for their other executive officers. As a group, the Named Executive Officers vested stock holdings at August 31, 2016, summarized in the following table, significantly exceed Linear Technology’s peers’ stock ownership guidelines.

Name	Shares Owned	Market Value	Market Value as a Multiple of Base Salary
Robert H. Swanson	312,442	$14,441,069	30.4
Lothar Maier	274,642	12,693,953	21.1
Robert C. Dobkin	407,104	18,816,347	41.3
Donald E. Paulus	41,098	1,899,550	5.5
Donald P. Zerio	25,684	1,187,114	3.9

Distribution of Operational Free Cash Flow to Stockholders

The capital efficiency of Linear Technology’s business and Linear Technology’s emphasis on high operating margins has resulted in significant free cash flow from operations. Linear Technology’s management team has returned a substantial majority of this free cash flow to Linear Technology’s stockholders in the form of dividends, stock repurchases, and the retirement of debt raised for stock repurchases. The following chart sets forth the portion of operational cash flow returned to stockholders in each of the past five fiscal years.

In thousands	2016	2015	2014	2013	2012
Dividends Paid	$303,358	$278,404	$255,305	$241,329	$228,483
Stock Repurchases	119,787	124,240	81,786	85,699	76,066
Retirement of Debt Raised for Stock Repurchases	—	—	845,087	—	—

Total	$423,145	$402,644	$1,182,178	$327,028	$304,549
Cashflow from Operations	$685,057	$598,919	$596,427	$563,934	$565,219
% of Operational Cashflow Returned to Stockholders	62%	67%	198%	58%	54%

Compensation-Setting Process

Role of the Compensation Committee

Linear Technology’s executive compensation program is overseen by Linear Technology’s board of directors’ Compensation Committee. Currently, the Compensation Committee consists of Messrs. Agnos, Gordon, Moley, and Volpe. Each member of the Compensation Committee is a “non-employee director” within the meaning of Exchange Act Rule 16b-3; an “outside director” within the meaning of Section 162(m) of the Code; and satisfies the independence requirements imposed by the Nasdaq listing standards.

Among the Compensation Committee’s responsibilities is to ensure that the total compensation paid to Linear Technology’s executive officers is fair, reasonable, and competitive. The Compensation Committee operates under a written charter adopted by Linear Technology’s board of directors. A copy of the Compensation Committee charter can be found on Linear Technology’s corporate website at www.linear.com. Generally, the form and type of compensation provided to the Named Executive Officers are similar to that provided to both Linear Technology’s other executive officers and also to Linear Technology’s key employee’s generally.

The Compensation Committee meets on a regular quarterly basis and is responsible for discharging the responsibilities of Linear Technology’s board of directors with respect to the compensation of Linear

Technology’s executive officers. The Compensation Committee reviews and approves each element of compensation for Linear Technology’s executive officers and assesses the effectiveness of Linear Technology’s compensation programs. The Compensation Committee either itself approves equity awards or recommends approval to Linear Technology’s board of directors, which also meets on a regular quarterly basis.

As described below, Linear Technology’s management team provides recommendations to the Compensation Committee regarding most compensation matters, including the compensation of Linear Technology’s executive officers. While it considers these recommendations, the Compensation Committee (or board of directors) has the ultimate authority to make decisions with respect to the compensation of Linear Technology’s executive officers.

In addition, the Compensation Committee has the authority to engage its own independent advisors to assist in carrying out its responsibilities, and to determine whether any work completed by a compensation consultant raises any conflict of interest after taking into account the six independence-related factors required under the Dodd-Frank Act concerning compensation consultant independence. During fiscal 2016, the Compensation Committee retained Compensia, a leading national compensation consulting firm, to review and advise upon Linear Technology’s executive compensation programs and related individual executive employment arrangements.

Role of Executive Officers

The Compensation Committee reviews and approves the compensation of Linear Technology’s executive officers. Each year, Linear Technology’s management team reviews the compensation practices of other analog peer companies in the U.S. semiconductor industry, including base salaries, annual bonuses, and long-term incentive compensation in the form of equity awards. Based on this analysis, Linear Technology’s Executive Chairman and CEO prepare and submit to the Compensation Committee recommendations for the compensation of Linear Technology’s executive officers for its review and approval.

The Compensation Committee considers, but is not bound by, these recommendations with respect to the compensation of Linear Technology’s executive officers. Members of Linear Technology’s management team may attend portions of the Compensation Committee’s meetings, but the Compensation Committee also meets without any members of Linear Technology’s management team present. Specifically, the Compensation Committee discusses Linear Technology’s Executive Chairman’s and CEO’s compensation with each of them, but makes its ultimate decisions with respect to their compensation without either of them present.

Competitive Positioning

Each year, the Compensation Committee reviews the compensation of Linear Technology’s executive officers to determine whether their compensation is reasonable and competitive. Generally, the Compensation Committee seeks to ensure that compensation is not significantly above or below the compensation levels of the competitive market unless warranted by Linear Technology’s financial performance. The Compensation Committee does not “benchmark” its compensation levels against other companies in a formal sense, but does review and evaluate competitive market data as part of its assessment of the reasonableness of the compensation of Linear Technology’s executive officers.

For this purpose, the Compensation Committee has designated an Analog Comparator Group (“ACG”). During fiscal 2016, the ACG was comprised of the following companies:

•	Analog Devices, Inc. (“Analog Devices”)

•	Maxim Integrated Products, Inc. (“Maxim”)

•	Intersil Corporation (“Intersil”)

•	Texas Instruments, Inc. (“Texas Instruments”)

The Compensation Committee has selected these companies because they are analog semiconductor companies with product offerings similar to Linear Technology’s. In addition, these are companies with which Linear Technology competes for business as well as talent. Two of the four companies are in the same geographical location as Linear Technology’s headquarters. The Compensation Committee believes these companies are appropriate peers for comparability purposes because they are the leading participants in the analog semiconductor market. Linear Technology views itself as an analog semiconductor specialist. The analog market represents roughly 16% of the overall semiconductor market. Within the analog sector, Linear Technology concentrates on the high-performance niche of the analog market, which Linear Technology estimates to be approximately 30% of the entire analog market.

Given Linear Technology’s specialization, the Compensation Committee believes it is most appropriate to review and compare Linear Technology’s compensation programs and practices only with those of other publicly-traded analog companies. The Compensation Committee recognizes that some other semiconductor companies and some shareholder vote advisory services may create peer groups that included companies across the entire semiconductor industry or even non-semiconductor companies. The Compensation Committee, however, does not believe it is appropriate to compare business and compensation levels to those of digital or other non-analog semiconductor companies or semiconductor equipment manufacturers solely on the basis of similar revenue or market capitalization. Companies that participate in the analog semiconductor market, especially those primarily in the analog market, generally differ too greatly from digital semiconductor companies and even more from equipment manufacturing companies. The most important of these differences between analog and digital semiconductor companies include:

•	Importance of Individual Design Contributions. The contributions of a relatively small number of individual design engineers are generally of far greater importance to the design of analog semiconductors than are the costly, powerful, and sophisticated computer-aided engineering and automated design tools that are common in and, in fact, required for the design of digital semiconductors.

•	Greater Capital Efficiency. The processes and equipment for manufacturing analog semiconductors generally require smaller initial capital expenditures, and less frequent upgrading or outright replacement because of technological obsolescence than those for manufacturing digital semiconductors.

•	Market Diversity and Pricing Stability. Analog semiconductor companies are often much less dependent upon particular products or customers than digital semiconductor companies. Analog semiconductor markets are generally more fragmented, and competition within these markets tends to be less concentrated than in the markets for other types of semiconductors. These factors, as well as generally longer product lives, also produce greater pricing stability than in many digital semiconductor markets.

Fiscal 2016 Named Executive Officer Compensation

Chief Executive Officer

The following table sets forth the compensation of Linear Technology’s CEO in each of the past five fiscal years and demonstrates that a substantial percentage of his target total direct compensation is comprised of variable and semi-variable compensation elements:

	2016	2015	2014	2013	2012
Base Salary	$601,106	$578,815	$550,962	$524,039	$499,135
Bonus and Profit Sharing	1,852,682	1,984,125	1,912,140	1,757,313	1,805,021
Equity Compensation (1)	—	3,731,200	3,703,200	2,528,000	2,369,600
Other	244,151	233,562	220,470	219,638	225,690

Total	$2,697,939	$6,527,703	$6,386,772	$5,028,990	$4,899,446
% of Variable and Semi Variable Compensation to Total Compensation	69%	88%	88%	85%	85%

(1)	It is Linear Technology’s policy to grant equity awards to Linear Technology’s key employees, including Linear Technology’s executive officers, on a five-quarter rotation, rather than every year as most of Linear Technology’s peers do. Accordingly, no equity award is generally granted to an executive officer in every fifth year. This was the case with Linear Technology’s CEO in fiscal 2016. As a result, Linear Technology’s CEO’s equity compensation was zero in fiscal 2016 compared to $3.7 million in fiscal 2015. For purposes of comparison with other companies, Linear Technology believes that Linear Technology’s CEO’s equity compensation should not be looked at on a year-by-year basis, but rather should be normalized over five years to appropriately account for the five-quarter award schedule.

The following chart sets forth the change in Linear Technology’s CEO’s variable compensation in each of the past five fiscal years, demonstrating the direct correlation between the change in variable compensation (profit-sharing and cash bonus) and the change in Linear Technology’s operating profits. The chart demonstrates that the changes in Linear Technology’s CEO’s variable compensation are in line with Linear Technology’s compensation philosophy, whereby when Linear Technology’s financial performance is strong, executive compensation is higher, and when Linear Technology’s financial performance is lower, executive compensation is lower. In particular, in fiscal 2012, 2013, and 2016 Mr. Maier’s profit-sharing and cash bonuses decreased in concert with a decrease in Linear Technology’s operating income.

CEO Compensation—Peer CEO Comparison

The following table sets forth for us and each of the companies in the ACG information regarding their financial performance and related information regarding the compensation of their chief executive officer:

In thousands	Market Capitalization (1)	Fiscal Year Revenue (2)	Fiscal Year Operating Income (2)	Fiscal Year Operating Margin	Total CEO Compensation (3)
Linear Technology	$11,076,808	$1,423,936	$633,553	44%	$2,698
Texas Instruments	55,098,176	13,000,000	4,274,000	33%	14,926
Analog Devices	18,761,088	3,435,092	830,841	24%	7,814
Maxim	11,005,908	2,194,719	313,849	14%	5,891
Intersil	1,694,101	521,616	(14,242)	-3%	5,191

(1)	Market capitalization was calculated by using the outstanding shares as reported in each company’s most recently filed Annual Report on Form 10-K multiplied by the closing market price of Linear Technology’s common stock on the last trading day of its fiscal year.
(2)	Fiscal year financial information has been taken from each company’s most recently filed Annual Report on Form 10-K as follows: Linear Technology (7/3/2016); Texas Instruments (12/31/2015); Analog Devices (10/31/2015); Maxim (6/25/2016); and Intersil (1/1/2016).

(3)	Compensation information as reported in each company’s most recently filed definitive proxy statement as follows: Linear Technology (9/2/2016); Texas Instruments (3/9/2016); Analog Devices (1/28/2016); Maxim (9/30/2015); and Intersil (3/4/2016).

Based on this comparative analysis, the Compensation Committee believes that Linear Technology’s CEO’s fiscal 2016 compensation was in line with that of the chief executive officers of the companies in the ACG. Linear Technology’s CEO’s base salary was at the lower end of the ACG range, and his cash bonus was towards the higher end of the range. He did not receive an equity award in fiscal 2016. Most of the companies in the ACG grant equity awards on an annual basis whereas Linear Technology grants equity awards to Linear Technology’s executive officers every five fiscal quarters.

NEOs Compensation—Peer Comparison

The following table sets forth for us and each of the companies in the ACG information regarding their financial performance and related information regarding the compensation of their five Named Executive Officers:

In thousands	Market Capitalization (1)	Fiscal Year Revenue (2)	Fiscal Year Operating Income (2)	Fiscal Year Operating Margin	Total Compensation of Named Executive Officers (3)
Linear Technology	$11,076,808	$1,423,936	$633,553	44%	$12,010
Texas Instruments	55,098,176	13,000,000	4,274,000	33%	41,729
Analog Devices	18,761,088	3,435,092	830,841	24%	19,214
Maxim	11,005,908	2,194,719	313,849	14%	18,645
Intersil	1,694,101	521,616	(14,242)	-3%	11,355

(1)	Market capitalization was calculated by using the outstanding shares as reported in each company’s most recently filed Annual Report on Form 10-K multiplied by the closing market price of Linear Technology’s common stock on the last trading day of its fiscal year.
(2)	Fiscal year financial information has been taken from each company’s most recently filed Annual Report on Form 10-K as follows: Linear Technology (8/25/2016); Texas Instruments (12/31/2015); Analog Devices (10/31/2015); Maxim (6/25/2016); and Intersil (1/1/2016).
(3)	Compensation information as reported in each company’s most recently filed definitive proxy statement as follows: Linear Technology (9/2/2016); Texas Instruments (3/9/2016); Analog Devices (1/28/2016); Maxim (9/30/2015); and Intersil (3/4/2016).

The Compensation Committee does not “benchmark” its compensation levels against other companies in a formal sense, but rather reviews and evaluates competitive market data about these peer companies as part of its assessment of the reasonableness of the compensation of Linear Technology’s own executive officers, as well as to obtain an overall perspective on comparative compensation levels. The Compensation Committee tailors its compensation decisions to reward adherence to Linear Technology’s corporate strategies and long-term objectives, specifically growth of revenues and high operating and net income margins. Consistent strong profitability is also an important objective; therefore, annual variable cash compensation tied to Linear Technology’s profitability in an absolute sense is a meaningful component of overall compensation.

Based on this comparative analysis, Linear Technology notes that the base salaries of Linear Technology’s Named Executive Officers were at or below median of the ACG range, and cash bonuses were at or above median of the range. Only two Named Executive Officers received equity awards in fiscal 2016. Specifically, Linear Technology’s executive chair received a refresh grant and Linear Technology’s CFO received a promotional grant. Neither of these grants were comparable to the annual refresh awards granted to the other Named Executive Officers of the ACG

As for Linear Technology’s CEO above, the following chart sets forth the change in Linear Technology’s Named Executive Officers’ variable compensation in each of the past five fiscal years, again demonstrating the direct correlation between the change in variable compensation (profit-sharing and cash bonus) and the change in Linear Technology’s operating profits. The chart demonstrates the changes in Linear Technology’s Named Executive Officers’ variable compensation are in line with Linear Technology’s compensation philosophy, whereby when Linear Technology’s financial performance is strong, executive compensation is higher, and when Linear Technology’s financial performance is lower, executive compensation is lower. In particular, in fiscal 2012, 2013, and 2016, the Named Executive Officers’ profit-sharing and cash bonuses decreased in concert with a decrease in Linear Technology’s operating income.

Compensation Elements

Linear Technology maintains a comprehensive executive compensation program that is intended to attract, retain, motivate, and reward Linear Technology’s executive officers for managing both Linear Technology’s short-term and long-term success. The executive compensation program consists of seven principal elements:

•	Base salary;

•	Profit-sharing;

•	Cash bonuses;

•	Long-term incentive compensation in the form of equity awards;

•	Change in control benefits;

•	Health and welfare benefits; and

•	Perquisites and other personal benefits.

The Compensation Committee believes each of these elements is necessary and appropriate to meet one or more of the principal objectives of Linear Technology’s compensation philosophy. For example, base salary is set with the goals of attracting talented and qualified individuals to serve as Linear Technology’s executive officers and of adequately compensating and rewarding them on a day-to-day basis for the time they spend, the services they perform, and the skills and experience they bring to us. Profit-sharing and cash bonuses, on the other hand, are designed to provide incentives and reward for the achievement of medium-term business objectives, particularly revenue growth and increased operating and net income margins. Finally, long-term incentive compensation is designed to assist in retaining key talent and, even more importantly, to create incentivize for increasing long-term stockholder value, thus enhancing the alignment of the interests of Linear Technology’s executive officers with those of Linear Technology’s stockholders. In setting compensation levels for a particular executive officer, the Compensation Committee takes into consideration each element of the individual’s proposed compensation package, as well as the executive officer’s past and expected future contributions to Linear Technology.

Linear Technology believes that the above elements of compensation, when taken as a whole, are effective, and will continue to be effective, tools for achieving the objectives of Linear Technology’s compensation philosophy. Nonetheless, Linear Technology also strongly believes in engaging and retaining the best talent in critical functions. Achieving these latter goals may from time to time entail negotiations with individuals who have significant compensation packages with current or other potential employers. In order to enable Linear Technology to hire and retain talented executive officers, the Compensation Committee may therefore in such instances determine that it is in the best interests of Linear Technology to negotiate packages that may deviate from the standard practices discussed here, to the extent such deviation is required by competitive or other market forces.

Base Salary

Linear Technology seeks to offer each of Linear Technology’s executive officers a competitive base salary to recognize the skills and experience that individual brings to us and the day-to-day performance contributions he or she makes. Base salary is predicated on subjective performance judgments as to the past and expected future contribution by the individual executive officer. The Compensation Committee also is mindful of the base salaries of executives at the companies in Linear Technology’s compensation peer group in setting base salaries. In general, however, base salary increases are made based on cost of living increases and, if appropriate, promotions and/or changes in responsibilities.

In July 2015, the Compensation Committee determined the fiscal 2016 base salaries of Linear Technology’s executive officers, including the Named Executive Officers. These base salaries of the Named Executive Officers were maintained at their fiscal 2015 levels and were as follows:

Name	Base Salary
Robert H. Swanson	$506,000
Lothar Maier	580,000
Robert C. Dobkin	438,521
Donald E. Paulus	334,112
Donald P. Zerio	300,456

Profit-Sharing

Consistent strong profitability is one of Linear Technology’s major corporate objectives. All employees can affect Linear Technology’s success in meeting this objective. To reinforce achieving this success, Linear Technology funds a profit-sharing plan for all eligible employees. Each employee (including employees of Linear Technology’s subsidiaries) who has been employed by us for more than six months is eligible to participate in the profit-sharing plan, with payments being made semi-annually. Typically, the amounts paid under the profit-sharing plan are a meaningful portion of each eligible employee’s total compensation.

The amount of each semi-annual profit-sharing pool is largely determined by the magnitudes of revenue growth and operating margin for the six-month period just completed. The pool amount is then divided by the aggregate base salaries of all eligible employees (including Linear Technology’s executive officers) for the period to arrive at a ratio that represents the percentage that each participant’s profit-sharing payment bears to his or her base salary. For all eligible U.S. employees, a portion of this profit-sharing amount is paid directly into the participants account under Linear Technology’s Section 401(k) retirement plan.

Profit-sharing payments for Linear Technology’s executive officers are calculated in the same manner as for the rest of Linear Technology’s employees, and the percentage of base salary that the payment to each executive officer represents is the same as for all employees generally. In fiscal 2016, Linear Technology’s executive officers and U.S. employees received profit-sharing distributions equal to approximately 27.0% of their base salaries, as compared to 29.8% in fiscal 2015. The decrease is primarily due to a 7% decrease in operating income.

Cash Bonuses

Linear Technology believes that employees with significant leadership roles or who are technically accomplished have a greater impact on attaining Linear Technology’s revenue growth and profitability objectives. Generally, each year these employees participate in a discretionary key employee incentive pool, pursuant to which Linear Technology’s executive officers and key employees receive semi-annual cash bonuses. These bonuses are earned based on Linear Technology’s actual revenue growth and operating income for the six month period compared with the previous six month period.

For the Named Executive Officers specifically, Linear Technology has adopted the Senior Executive Bonus Plan, which was approved by Linear Technology’s stockholders at the 2014 Annual Meeting of Stockholders. The purpose of the Senior Executive Bonus Plan is to motivate the Named Executive Officers to perform to the best of their abilities and to achieve Linear Technology’s short-term business objectives of revenue growth and operating profitability, as well as to facilitate, under Section 162(m) of the Code, the federal income tax deductibility of compensation paid to Linear Technology’s most highly-compensated executive officers.

Under the Senior Executive Bonus Plan, maximum individual cash bonus amounts are determined for Linear Technology’s Named Executive Officers each year based on Linear Technology’s actual performance, as measured against pre-established target levels for revenue growth and operating income as a percentage of revenue. At the beginning of each fiscal year, the Compensation Committee establishes a matrix of maximum bonus award opportunities for the Named Executive Officers, expressed as a percentage of base salary, corresponding to various levels of achievement of Linear Technology’s revenue growth and operating profitability. Actual bonus determinations are made for each of the two six-month periods in each fiscal year (July through December and January through June) based upon Linear Technology’s actual performance during those periods. For each such period, the Compensation Committee reviews Linear Technology’s performance against the matrix and determines the maximum amount that may be paid to each Named Executive Officer under the Plan. (In the case of the first six-month period, annual revenue is evaluated on a trend basis compared to the annual revenue target for the entire fiscal year, while operating profitability is evaluated on an actual basis for that first six-month period.) The Compensation Committee then determines the actual bonus amount to be paid to each Named Executive Officer. The Committee has the discretion to, and generally does, authorize actual bonuses that are less than the maximum bonus amounts calculated under the Plan, based upon various factors including the individual’s personal performance. Because bonus amounts are largely dependent on corporate performance, they can vary significantly from year to year. Regardless, the maximum bonus amount payable to any individual Named Executive Officer pursuant to the Senior Executive Bonus Plan in any one year is $5 million.

With respect to fiscal 2016 specifically, at the beginning of the fiscal year in July 2015, the Compensation Committee established a matrix of maximum bonus award opportunities under the Senior Executive Bonus Plan for Linear Technology’s Named Executive Officers for various levels of achievement of Linear Technology’s revenue growth and operating profitability in fiscal 2016. The targeted level of revenue for fiscal year 2016 was

$1.4 billion, and the target level for operating income as a percentage of revenue was 45%, although the matrix included percentages for achievements both above and below these levels. At the mid-point and again after the end of fiscal 2016, the Compensation Committee reviewed Linear Technology’s actual performance against the matrix and determined the maximum amount payable to each Named Executive Officer under the Plan. As actual revenue for fiscal 2016 decreased by 3.5% from fiscal 2015, and operating income as a percentage of revenue was 44.5% (compared to 46.3% in fiscal 2015), the maximum target bonus opportunity for fiscal 2016 was less than fiscal 2015. The Compensation Committee then exercised its discretion to decrease fiscal 2016 bonuses for the Named Executive Officers further. As a result, bonuses actually paid to Linear Technology’s Named Executive Officers in fiscal 2016 were approximately 5% lower than in fiscal 2015, which compared to a 7% decrease in operating income from fiscal 2015.

The bonuses paid to the Named Executive Officers for each of the last three fiscal years were as follows:

Name	Fiscal 2016 Bonus	Fiscal 2015 Bonus	Fiscal 2014 Bonus
Robert H. Swanson	$1,144,000	$1,226,000	$1,186,000
Lothar Maier	1,711,000	1,829,000	1,770,000
Robert C. Dobkin	755,000	805,000	780,000
Donald E. Paulus	700,000	671,000	625,000
Donald P. Zerio (1)	450,000	N/A	N/A

(1)	Mr. Zerio was appointed CFO at the beginning of fiscal year 2016, and was not a Named Executive Officer during fiscal years 2015 and 2014.

Long-Term Incentive Compensation

Linear Technology views long-term incentive compensation opportunities in the form of equity awards as essential in hiring and retaining professional talent and in directing the efforts of key employees to maximize long-term total return to stockholders. In granting equity awards, the Compensation Committee seeks to design the awards to attract and retain Linear Technology’s executive officers and other key employees, while being cognizant of the effects such awards have on Linear Technology’s income statement and dilution to Linear Technology’s stockholders.

Depending on both the performance of Linear Technology’s common stock and the hiring environment in Linear Technology’s industry, the Compensation Committee may grant options to purchase shares of Linear Technology’s common stock, restricted stock, restricted stock unit awards that may be settled for shares of Linear Technology’s common stock, stock appreciation rights, or other awards, as deemed appropriate to meet Linear Technology’s employment and financial performance objectives. The size of each equity award depends on the position, experience and performance of the recipient, as well as the size of any outstanding equity awards already held by such recipient. Whereas profit-sharing and bonuses are intended to reward the successful execution of Linear Technology’s annual operating plan and other short-term corporate goals, equity awards are designed to reward longer-term financial, operational, and strategic objectives, such as the overall effectiveness of basic corporate strategy.

In recent years, the Compensation Committee has granted only restricted stock awards to Linear Technology’s executive officers. Generally, the Compensation Committee grants equity awards four times during the fiscal year at the quarterly meetings of Linear Technology’s board of directors. The pricing of these awards is based on the closing market price of Linear Technology’s common stock as reported on the Nasdaq Global Market on the Thursday following the meeting of the board of directors, which is typically on a Tuesday. In addition, equity awards are generally granted to Linear Technology’s executive officers on a five-quarter rotation, so that an executive officer with an extended tenure will have an outstanding equity awards vest during each quarter of a given fiscal year.

On July 23, 2015, the Compensation Committee granted a restricted stock award of 10,000 shares to Linear Technology’s new CFO in connection with his appointment as CFO at the beginning of fiscal 2016. The restricted stock award had a grant date fair value of approximately $409,800. On October 15, 2015, the Compensation Committee granted a restricted stock award of 70,000 shares to Linear Technology’s Executive Chairman, pursuant to Linear Technology’s five-quarter rotation practice. The restricted stock award had a grant date fair value of approximately $3.1 million. These restricted stock awards are subject to a right of reacquisition in favor of Linear Technology that lapses annually at the rate of 20% of the shares subject to the award over a five-year period from approximately the date of grant, subject to the recipient continuing to be a service provider as of each vesting date and subject further to any acceleration of vesting under other agreements between the individuals and Linear Technology. See “Employment Arrangements with Linear Technology’s Named Executive Officers.”

Health and Welfare Benefits

Linear Technology’s executive officers are eligible for the same health benefit programs that are available to Linear Technology’s other employees and receive the same employer contribution toward their benefits premium as provided to other employees. Linear Technology maintains for Linear Technology’s U.S.-based employees a tax-qualified Section 401(k) retirement plan, which provides for broad-based employee participation. Linear Technology intends for the plan to qualify under Section 401(a) of the Code, so that contributions by employees to the plan, and income earned on plan contributions, are not taxable to employees until withdrawn from the plan. As part of Linear Technology’s profit-sharing plan discussed above, a portion of each participant’s semi-annual profit-sharing distribution is paid directly into the Section 401(k) plan.

Perquisites and Other Personal benefits

While Linear Technology offers a level of perquisites sufficient to recruit and retain key executive talent, in general Linear Technology does not view perquisites or other personal benefits as a significant component of Linear Technology’s executive compensation program. Linear Technology believes that setting appropriate levels of base salary and incentive compensation are of greater importance to motivating key talent and increasing stockholder return than any package of non-cash perquisites.

Linear Technology maintains a fractional ownership in two airplanes operated by NetJets, Inc. So long as Mr. Swanson is Executive Chairman of Linear Technology’s board of directors, he is entitled to use these airplanes for personal use for up to 35% of the available flight time in any year. To the extent use of the airplanes results in imputed taxable income to him, Linear Technology makes additional payments to him, so that the net effect is the same as if no income were imputed to him. The aggregate incremental cost to us of Mr. Swanson’s personal use of these aircraft is included in the “All Other Compensation” column of the Fiscal 2016 Summary Compensation Table.

There were no other significant perquisites or other personal benefits provided to any of the Named Executive Officers in fiscal 2016.

Employment Arrangements with Linear Technology’s Named Executive Officers

Executive Employment Agreements

Linear Technology has entered into written employment agreements with Messrs. Swanson, Maier and Dobkin, Linear Technology’s Executive Chairman, CEO and CTO, respectively. Each of these agreements was approved on Linear Technology’s behalf by the Compensation Committee or, in certain instances, by Linear Technology’s board of directors.

Each of these employment agreements provides for “at will” employment and sets forth the initial compensation arrangements for the executive officer at the time the agreement was entered into, including an initial base salary, an annual cash bonus opportunity, and an equity recommendation. These agreements also provide the executive officer with certain post-employment payments and benefits in the event of certain terminations of employment (including following a change of control of Linear Technology), as described below. Information on the specific terms and conditions of these employment agreements, and the applicable payments and benefits under them, is provided under “Employment Agreements” in this proxy statement/prospectus.

Mr. Swanson’s and Mr. Dobkin’s agreements were entered into more than 15 years ago, and Mr. Maier’s more than 7 years ago. As such, the Board has viewed them as legacy compensation arrangements and in general has not sought to renegotiate or revise them in the years since, except as necessary to comply with changes in tax law or to fix errors in drafting. In July 2016, however, Linear Technology did amend Mr. Dobkin’s agreement to revise the provisions applicable following a change of control of Linear Technology to provide him with similar benefits to those granted to other executive officers under the Change of Control Severance Agreements described below. In exchange, Mr. Dobkin agreed to forgo the modified “tax gross-up” provision with respect to change of control benefits, which had previously been in his agreement.

Post-Employment Compensation Arrangements

Linear Technology’s employment agreements with Messrs. Swanson, Maier, and Dobkin contain post-employment compensation arrangements in the event of a change of control of Linear Technology. In addition, as part of its review of Linear Technology’s executive compensation programs prompted by the results of the advisory vote on executive compensation at the 2015 Annual Meeting of Stockholders, the Compensation Committee determined that Linear Technology was unusual among its peers in that Linear Technology did not have in place reasonable post-employment compensation arrangements for any of Linear Technology’s executive officers other than Linear Technology’s Executive Chairman, CEO and CTO. Upon further consideration and consultation with its independent compensation consultant, the Committee determined that such arrangements were likely to be important tools in attracting and retaining highly-qualified executive officers, in light of the uncertainty, disruption and distraction that a change of control or merely the potential for one could cause for these key employees. As a result, in June 2016, the Compensation Committee recommended to Linear Technology’s board of directors that Linear Technology should enter into executive contracts with those of Linear Technology’s executive officers, and certain other key employees, who do not currently have such agreements. The Board accepted these recommendations and approved and directed the entering into of Change of Control Severance Agreements with such individuals, including Messrs. Zerio and Paulus, who were the Named Executive Officers who did not already have such agreements. In addition, in July 2016, Linear Technology amended Mr. Dobkin’s employment agreement to revise the provisions applicable following a change of control of Linear Technology to provide him with similar benefits to those granted to other executive officers under their Change of Control Severance Agreements.

All of Linear Technology’s post-employment compensation arrangements, whether part of the legacy employment agreements or the recently entered into Change of Control Severance Agreements, are designed to provide reasonable compensation to executive officers and other key employees who leave us under certain circumstances to facilitate their transition to new employment, especially in the aftermath of a change of control. More generally, Linear Technology believes that these arrangements align the interests of Linear Technology’s management team with those of Linear Technology’s stockholders when considering the long-term future for Linear Technology. The primary purpose of these arrangements is to promote stability and continuity and to ensure the continued focus, dedication and objectivity of Linear Technology’s senior executive officers and other key employees on the strategic business and operations of Linear Technology, notwithstanding any uncertainty about their continued employment that the potential for a change of control might otherwise create. Further, these arrangements are designed to motivate these individuals to maximize Linear Technology’s value upon a change of control of Linear Technology for the benefit of all of Linear Technology’s stockholders and to ensure that Linear Technology would be able to continue its business and operations as a standalone entity without significant harm should an actual transaction not occur. Reasonable post-acquisition payments and benefits should serve the interests of both the executive and Linear Technology’s stockholders.

In August 2015, the Compensation Committee of the Board adopted a policy against future grants of “tax gross-up” rights in respect of golden parachute payments to any of Linear Technology’s senior executive officers. A copy of the policy is posted on Linear Technology’s website at www.linear.com.

For information on the post-employment compensation arrangements for the Named Executive Officers, as well as an estimate of the potential payments and benefits payable under these arrangements as of the end of fiscal 2016, see the tables provided for each Named Executive Officer under “Employment Agreements” in this proxy statement/prospectus.

Tax and Accounting Implications

Deductibility of Executive Compensation

The Compensation Committee reviews and considers the deductibility of the compensation of certain of Linear Technology’s executive officers under Section 162(m) of the Code, which disallows public companies a tax deduction for federal income tax purposes of remuneration in excess of $1 million paid to their chief executive officer and each of the three other most highly-compensated executive officers whose compensation is required to be disclosed to Linear Technology’s stockholders under the Exchange Act in any taxable year (other than the chief executive officer and chief financial officer). Generally, the Compensation Committee seeks to structure the compensation paid to Linear Technology’s executive officers under Linear Technology’s incentive compensation plans to be fully deductible for federal income tax purposes, except for base salary and restricted stock awards that do not qualify as “performance-based compensation” for purposes of Section 162(m), because they contain only time-based vesting requirements.

To maintain flexibility in compensating Linear Technology’s Named Executive Officers in a manner designed to promote varying corporate goals, however, the Compensation Committee has not adopted a policy that all compensation payable to the Named Executive Officers that is subject to Section 162(m) must be deductible for federal income tax purposes. From time to time, the Compensation Committee may, in its judgment, approve compensation for the Named Executive Officers that does not comply with an exemption from the deductibility limit when it believes that such compensation is in the best interests of Linear Technology and Linear Technology’s stockholders.

Accounting for Stock-Based Compensation

Linear Technology follows the Financial Accounting Standard Board’s Accounting Standards Codification Topic 718 (“FASB ASC Topic 718”) for Linear Technology’s stock-based compensation awards. FASB ASC Topic 718 requires us to measure the compensation expense for all share-based payment awards made to Linear Technology’s employees and members of Linear Technology’s board of directors, including options to purchase shares of Linear Technology’s common stock and other stock awards, based on the grant date “fair value” of these awards. This calculation is performed for accounting purposes and reported in the executive compensation tables required by the federal securities laws, even though the recipient of the awards may never realize any value from their awards.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with management.

Based on the Compensation Committee’s review and discussion noted above, the Compensation Committee recommended to the Linear Technology board of directors that the Compensation Discussion and Analysis be included in this proxy statement/prospectus on Schedule 14A.

THE COMPENSATION COMMITTEE

Richard M. Moley, Chairman
Thomas S. Volpe
Arthur C. Agnos
John J. Gordon

SUMMARY COMPENSATION TABLE

The following table summarizes the compensation information for the Named Executive Officers that Linear Technology paid or was earned during the fiscal year ended July 3, 2016.

Name and Principal Position	Fiscal Year	Salary	Non-Equity Incentive Plan Compensation (1)	Stock Awards (2)	All Other Compensation		Total
Robert H. Swanson Jr.	2016	$474,862	$1,257,871	$3,100,300	$537,435	(3)	$5,370,468
Executive Chairman	2015	473,447	1,345,099	3,114,300	522,892		5,455,739
	2014	482,256	1,309,144	—	471,369		2,262,769

Lothar Maier	2016	601,106	1,852,682	—	244,151	(4)	2,697,939
Chief Executive Officer	2015	578,815	1,984,125	3,731,200	233,562		6,527,703
	2014	550,962	1,912,140	3,703,200	220,470		6,386,772

Robert C. Dobkin	2016	455,388	861,962	—	104,433	(4)	1,421,783
Vice President, Engineering	2015	437,808	920,514	1,399,200	97,069		2,854,591
and Chief Technology Officer	2014	421,032	889,718	1,388,700	86,371		2,785,821

Donald E. Paulus	2016	346,963	775,635	—	99,355	(4)	1,221,953
Vice President and General	2015	333,569	753,994	1,399,200	92,440		2,579,203
Manager of Power Products	2014	320,786	701,266	1,388,700	82,244		2,492,996

Donald P. Zerio (5)	2016	305,327	515,851	409,800	67,302	(4)	1,298,280
Vice President, Finance and	2015	N/A	N/A	N/A	N/A		—
Chief Financial Officer	2014	N/A	N/A	N/A	N/A		—

(1)	Includes cash profit sharing and performance bonuses earned for the fiscal year, whether accrued or paid. Fiscal year 2016, 2015, and 2014 performance bonuses were earned pursuant to the terms of the Executive Bonus Plan.
(2)	Amounts shown in this column reflect the aggregate grant date fair value of awards granted during the year computed in accordance with FASB ASC 718. See the “Grants of Plan-Based Awards” table below for more information on awards made in fiscal year 2016. For additional information with respect to grants made prior to fiscal 2016, refer to Note 2 of the financial statements in Linear Technology’s Form 10-K for the year ended July 3, 2016, as filed with the SEC.
(3)	Includes (a) $14,575 in 401(k) profit sharing distributions earned during the fiscal year; (b) an imputed value of $137,795 for the personal use by Mr. Swanson during the applicable fiscal year of the airplanes in which Linear Technology owns fractional interests, plus related tax reimbursements of $170,127; (c) dividend distributions on unvested restricted stock of $208,520; and (d) $6,418 for taxes paid by Linear Technology for group term life insurance.
(4)	Includes (a) 401(k) profit sharing distributions earned during the fiscal year as follows: Lothar Maier for $14,575, Robert C. Dobkin for $14,575, Donald E. Paulus for $14,575, and Donald P. Zerio for $14,575; (b) dividend distributions on unvested restricted stock during the fiscal year as follows: Lothar Maier for $227,520, Robert C. Dobkin for $83,440, Donald E. Paulus for $83,440, and Donald P. Zerio for $51,387 and (c) taxes paid by Linear Technology for group term life insurance during the fiscal year as follows: Lothar Maier for $2,056, Robert C. Dobkin for $6,418, Donald E. Paulus for $1,340, and Donald P. Zerio for $1,340.
(5)	Mr. Zerio was appointed CFO at the beginning of fiscal year 2016, and was not a Named Executive Officer during fiscal years 2015 and 2014.

GRANTS OF PLAN-BASED AWARDS

The following table shows for the fiscal year ended July 3, 2016 certain information regarding stock awards granted to the Named Executive Officers.

Name	Grant Date	All Other Stock Awards: Number of Shares of Stock or Units (1)	Grant Date Fair Value of Stock Awards (2)
Robert H. Swanson Jr.	10/15/2015	70,000	$3,100,300
Lothar Maier	—	—	—
Robert C. Dobkin	—	—	—
Donald E. Paulus	—	—	—
Donald P. Zerio	07/23/2015	10,000	409,800

(1)	Awards shown in this column are shares of restricted stock.
(2)	The grant date fair value of stock awards is based on the fair market value of Linear Technology’s common stock on the grant date as determined pursuant to FASB ASC 718. For additional information with respect to how these stock award grants are valued, refer to Note 2 of the financial statements in Linear Technology’s Form 10-K for the year ended July 3, 2016, as filed with the SEC.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

The following table sets forth certain information concerning outstanding equity awards held by the Named Executive Officers at the end of the fiscal year ended July 3, 2016.

	Option Awards (1)				Stock Awards (2)
Name	Number of Securities Underlying Unexercised Options Exercisable	Number of Securities Underlying Unexercised Options Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested	Market Value of Shares or Units of Stock That Have Not Vested (3)
Robert H. Swanson, Jr.	—	—	—	—	166,000	$7,672,520
Lothar Maier	—	—	—	—	160,000	7,395,200
Robert C. Dobkin	—	—	—	—	58,000	2,680,760
Donald E. Paulus	—	—	—	—	58,000	2,680,760
Donald P. Zerio	—	—	—	—	37,200	1,719,384

(1)	Stock options vest at the rate of 10% of the total number of shares subject to the option every 6 months. As of July 3, 2016, there are no unexercised options.
(2)	The following table shows the vest dates and corresponding number of shares of the stock awards in the outstanding equity awards table, subject to continued employment through the vest date.

	Number of Shares Vesting
Vest Date	Robert H. Swanson	Lothar Maier	Robert C. Dobkin	Donald E. Paulus	Donald P. Zerio
7/29/2016	—	—	—	—	2,000
7/30/2016	14,000	—	—	—	—
8/3/2016	—	16,000	4,000	4,000	2,000
10/21/2016	14,000	—	—	—	—
10/24/2016	—	16,000	4,000	4,000	2,000
1/22/2017	—	16,000	6,000	6,000	2,400
1/23/2017	—	—	2,000	2,000	—
1/25/2017	12,000	—	—	—	—
4/22/2017	—	16,000	6,000	6,000	3,500
4/24/2017	14,000	—	—	—	—
7/29/2017	—	—	—	—	2,000
7/30/2017	14,000	—	—	—	—
10/21/2017	14,000	—	—	—	—
10/24/2017	—	16,000	4,000	4,000	2,000
1/22/2018	—	16,000	6,000	6,000	2,400
1/23/2018	—	—	2,000	2,000	—
4/22/2018	—	16,000	6,000	6,000	3,500
4/24/2018	14,000	—	—	—	—
7/29/2018	—	—	—	—	2,000
7/30/2018	14,000	—	—	—	—
10/21/2018	14,000	—	—	—	—
1/22/2019	—	16,000	6,000	6,000	2,400
4/22/2019	—	16,000	6,000	6,000	3,500
7/29/2019	—	—	—	—	2,000
7/30/2019	14,000	—	—	—	—
10/21/2019	14,000	—	—	—	—
4/22/2020	—	16,000	6,000	6,000	3,500
7/29/2020	—	—	—	—	2,000
10/21/2020	14,000	—	—	—	—

Total	166,000	160,000	58,000	58,000	37,200

(3)	The market value is the number of shares multiplied by $46.22, which is the closing price on July 1, 2016.

OPTION EXERCISES AND STOCK VESTED

The following table shows for the fiscal year ended July 3, 2016 certain information regarding options exercised by and stock awards vesting with respect to, the Named Executive Officers.

	Option Awards		Stock Awards
Name of Executive Officer	Number of Shares Acquired on Exercise	Value Realized on Exercise (1)	Number of Shares Acquired on Vesting	Value Realized on Vesting (2)
Robert H. Swanson	—	$—	52,000	$2,246,600
Lothar Maier	—	—	64,000	2,805,760
Robert C. Dobkin	10,000	181,201	22,000	961,580
Donald E. Paulus	—	—	22,000	961,580
Donald P. Zerio	15,000	294,181	9,900	437,019

(1)	Value Realized on Exercise for Option Awards equals the difference between the option exercise price and the fair market value of Linear Technology’s common stock on the date of exercise, multiplied by the number of shares for which the option was exercised.
(2)	Value Realized on Vesting for Stock Awards equals the fair market value of Linear Technology’s common stock on the vesting date, multiplied by the number of shares that vested on that date.

EQUITY COMPENSATION PLAN SUMMARY

The following table provides information as of July 3, 2016 about shares of Linear Technology’s common stock that may be issued upon exercise of outstanding options, rights or restricted stock units under all of Linear Technology’s existing equity compensation plans, including the 2001 Non-Statutory Stock Option Plan, the 2005 and 2010 Equity Incentive Plans and the 2005 Employee Stock Purchase Plan, and the number of shares of common stock that remain available for future issuance under these plans.

Plan	Number of Securities to be Issued upon Exercise of Outstanding Options and Restricted Stock	Weighted Average Exercise Price of Outstanding Options and Restricted Stock	Number of Securities Available for Future Issuance under Equity Compensation Plans
Equity compensation plans approved by stockholders:
2005 Equity Incentive Plan (1)	—	$—	—
2010 Equity Incentive Plan	—	—	14,881,222
2005 Employee Stock Purchase Plan	—	—	2,192,118
Equity compensation plans not approved by stockholders:
2001 Non-Statutory Stock Option Plan	—	—	—

Total	—	$—	17,073,340

(1)	The 2005 Equity Incentive Plan expired in July 2015. No future awards may be granted from that plan, although awards previously granted remain outstanding in accordance with their terms.

2010 Equity Incentive Plan

Linear Technology’s 2010 Equity Incentive Plan was adopted by the Linear Technology board of directors in July 2010 and was approved by Linear Technology’s stockholders in November 2010. The 2010 Equity Incentive Plan provides for the following types of incentive awards: (i) stock options, (ii) stock appreciation rights, (iii) restricted stock, (iv) restricted stock units, and (v) performance shares and performance units. Each of these is referred to individually as an “Award.” Employees, executive officers, directors and consultants who provide services to Linear Technology or its subsidiaries are eligible to participate in the 2010 Equity Incentive Plan. Shares reserved for issuance under the 2010 Equity Incentive Plan include shares that remained available for grant under Linear Technology’s 2001 Non-Statutory Stock Option Plan which, at the time the stockholders approved the 2010 Equity Incentive Plan at the 2010 Annual Meeting of Stockholders, were transferred into the 2010 Equity Incentive Plan. In addition, any shares since that time or in the future that would otherwise return to the 2001 Non-Statutory Stock Option Plan upon termination or expiration of options granted under that earlier plan are added to the shares available under the 2010 Equity Incentive Plan.

Section 162(m) of the Code, places limits on the deductibility for federal income tax purposes of compensation paid to certain executive officers of Linear Technology. In order to preserve Linear Technology’s ability to deduct the compensation income associated with Awards granted to such persons, the 2010 Equity Incentive Plan sets limits on the size of Awards that may be granted to employees, officers, directors and consultants in any fiscal year of Linear Technology or in connection with initial employment with Linear Technology, as described below.

Options. The 2010 Equity Incentive Plan authorizes the granting to employees, including officers, of incentive stock options within the meaning of Section 422 of the Code, and the granting to employees, officers, directors and consultants of nonqualified stock options. Incentive stock options may be granted only to employees, including employee directors and officers. The 2010 Equity Incentive Plan provides that a participant may not receive options for more than 5,000,000 shares in one fiscal year, except in connection with his or her initial service as an employee, in which case he or she may be granted options for up to an additional 5,000,000 shares.

The exercise price of an option is determined at the time the option is granted. In the case of an incentive stock option, the exercise price must be at least equal to the fair market value of Linear Technology’s common stock on the date of grant, except that the exercise price of an incentive stock option granted to any person who owns more than 10% of the total voting power of all classes of Linear Technology’s outstanding stock must be at least 110% of the fair market value of the common stock on the grant date. The exercise price of nonqualified stock options under the 2010 Equity Incentive Plan must also be at least equal to the fair market value of Linear Technology’s common stock on the grant date. The 2010 Equity Incentive Plan permits options to be exercised with cash, check, other shares of Linear Technology’s stock, consideration received by Linear Technology under a “cashless exercise” program, by a net exercise, by a reduction in any Linear Technology liability to the recipient, by any combination of the foregoing, or by such other consideration and method of payment for the issuance of shares to the extent permitted by applicable laws.

Options granted under the 2010 Equity Incentive Plan generally vest at a rate of 1/10th of the shares subject to the option after each six-month period of continued service to Linear Technology; however, the vesting schedule can vary on a grant-by-grant basis. The 2010 Equity Incentive Plan provides that vested options may be exercised for 3 months after any termination of employment and for up to 6 months after termination of employment as a result of death or disability. Linear Technology may select alternative periods of time for exercise upon termination of service. The term of an option may not exceed ten years, except that, with respect to any person who owns more than 10% of the voting power of all classes of Linear Technology’s outstanding capital stock, the term of an incentive stock option may not exceed five years. Currently, Linear Technology generally grants options that have terms of seven years.

Stock Appreciation Rights. Stock appreciation rights may be granted under the 2010 Equity Incentive Plan. Stock appreciation rights are rights to receive the appreciation in fair market value of Linear Technology’s common stock between the exercise date and the date of grant. Linear Technology can pay the appreciation in either cash or shares of common stock. No participant may be granted stock appreciation rights covering more than 5,000,000 shares during any fiscal year, except that a participant may be granted stock appreciation rights covering up to an additional 5,000,000 shares in connection with his or her initial employment.

Restricted Stock. Restricted stock awards may be granted under the 2010 Equity Incentive Plan. Awards of restricted stock are rights to acquire or purchase shares of Linear Technology’s common stock that are subject to repurchase or reacquisition by Linear Technology upon the termination of the participant’s service with Linear Technology for any reason (including death or disability). Linear Technology’s right to reacquire the shares lapses in accordance with terms and conditions established by the plan administrator in its sole discretion, including, for example, based on the lapse of time or the achievement of specific performance goals. Currently, the vesting terms of restricted stock granted by Linear Technology generally provide for annual vesting over a term of five years. With respect to any award intended to qualify as performance-based compensation under Section 162(m), no participant may be granted more than 1,500,000 shares of restricted stock during any fiscal year, except that a participant may be granted up to an additional 1,500,000 shares in connection with his or her initial employment.

Restricted Stock Units. Restricted stock units may be granted under the 2010 Equity Incentive Plan. Restricted stock units are the dollar value equivalent of shares and vest based upon the lapse of time or in accordance with specific performance goals or other terms and conditions. Vested restricted stock units may be paid in cash, shares or a combination of cash and shares. Shares that underlie restricted stock units that become settled in cash are again available for future grants under the 2010 Equity Incentive Plan. If all restricted stock units have not vested by the expiration date set forth in the Award agreement, the unearned restricted stock units are forfeited to Linear Technology. With respect to any award intended to qualify as performance-based compensation under Section 162(m), no participant may be granted more than 1,500,000 restricted stock units during any fiscal year, except that a participant may be granted up to an additional 1,500,000 restricted stock units in connection with his or her initial employment.

Performance Units and Performance Shares. Performance units and performance shares may be granted under the 2010 Equity Incentive Plan. Performance units and performance shares are Awards that result in a payment to a participant only if the performance goals or other vesting criteria established by the plan administrator are achieved. Performance units and performance shares have initial values equal to the fair market value of one share of Linear Technology’s common stock on the grant date, and are payable in cash, shares or a combination of cash and shares. With respect to any award intended to qualify as performance-based compensation under Section 162(m), no participant may receive more than 1,500,000 performance shares or performance units during any fiscal year, except that a participant may be granted performance shares or performance units covering up to an additional 1,500,000 shares in connection with his or her initial employment.

Change of Control. In the event of a “change of control,” as defined in the 2010 Equity Incentive Plan, each outstanding Award will be treated as the committee overseeing the plan determines in its sole discretion, including, without limitation, having the successor to Linear Technology assume the Awards or provide substitute awards. In the absence of other action by the committee, all options and stock appreciation rights will become fully vested and exercisable as to all of the shares subject to such Awards, all restrictions and Linear Technology reacquisition rights with respect to restricted stock will lapse, all performance goals or other vesting criteria for restricted stock units, performance shares and performance units will be deemed to have been achieved in full, and all other vesting terms and conditions of all Awards will be deemed to have been met. In such event, the committee will notify all participants as to the changes in their Awards, and, to the extent applicable, such Awards may be exercised for such period of time as the committee may determine from the date of the notice. All unexercised Awards will terminate upon expiration of that period.

With respect to Awards granted to non-employee directors that are assumed or substituted for, if the director is subsequently terminated as a director (other than voluntary resignation), then all his or her options and stock appreciation rights will become fully vested and exercisable as to all of the shares subject to such Awards, all restrictions and Linear Technology reacquisition rights with respect to restricted stock will lapse, all performance goals or other vesting criteria for restricted stock units, performance shares and performance units will be deemed achieved at target levels, and all other vesting terms and conditions of all Awards will be deemed to have been met.

2005 Equity Incentive Plan

Linear Technology’s 2005 Equity Incentive Plan was adopted by the Linear Technology board of directors in July 2005, was approved by Linear Technology’s stockholders in November 2005, and expired in July 2015. No new Awards may be granted under the 2005 Equity Incentive Plan provides, although Awards previously granted remain outstanding in accordance with their terms.

Prior to its expiration, the 2005 Equity Incentive Plan provided for the following types of incentive Awards: (i) stock options, (ii) stock appreciation rights, (iii) restricted stock, (iv) restricted stock units, and (v) performance shares and performance units. Employees, executive officers, directors and consultants who provided services to Linear Technology or its subsidiaries were eligible to participate in the 2005 Equity Incentive Plan.

The terms and conditions of the 2005 Equity Incentive Plan and the Awards granted thereunder were substantially similar to the terms and conditions of the 2010 Equity Incentive Plan.

2005 Employee Stock Purchase Plan

The 2005 Employee Stock Purchase Plan (the “2005 Purchase Plan”) was adopted by the Linear Technology board of directors in July 2005 and was approved by Linear Technology’s stockholders in November 2005. The purpose of the 2005 Purchase Plan is to provide employees with an opportunity to purchase Linear Technology’s common stock through regular payroll deductions. A total of 3,000,000 shares of common stock have been reserved for issuance under the 2005 Purchase Plan, without giving effect to the proposed 2,000,000 share increase discussed in Proposal 2 of this proxy statement/prospectus.

Each employee of Linear Technology or its designated subsidiaries who is a common law employee and whose customary employment with Linear Technology or subsidiary is at least twenty hours per week and more than five months in a calendar year is eligible to participate in the 2005 Purchase Plan. None of Linear Technology’s executive officers or directors participates in the 2005 Purchase Plan. No employee, however, may participate in the 2005 Purchase Plan (i) to the extent that, at the commencement of an offering period, the employee owns 5% or more of the total combined voting power of all classes of Linear Technology’s capital stock, or (ii) to the extent that his or her rights to purchase stock under all of Linear Technology’s employee stock purchase plans would accrue at a rate which exceeds $25,000 worth of stock (determined at the fair market value of the shares at the beginning of the applicable offering period) in any calendar year. The 2005 Purchase Plan is implemented by offering periods of approximately six months each, running from approximately May 1 to October 31 and November 1 to April 30. The committee overseeing the 2005 Purchase Plan has the power at any time to change the length of the offering periods, to subdivide each offering period into multiple purchase periods, and to have multiple offering periods running at one time. As the 2005 Purchase Plan is currently governed, deductions must be either 5% or 10% of an employee’s eligible compensation for any given offering period.

As currently governed, the 2005 Purchase Plan enables participants to purchase shares of Linear Technology’s common stock at a purchase price of 85% of the fair market value of Linear Technology’s common stock on the last day of each offering period. The fair market value of Linear Technology’s common stock on any relevant date is the closing price per share as reported on the Nasdaq Global Market, or the mean of the closing bid and ask prices if no sales were reported, as quoted on such exchange or reported in The Wall Street Journal. The maximum number of shares a participant may purchase under the 2005 Purchase Plan is 300 shares per offering period.

A participant may discontinue his or her participation in the 2005 Purchase Plan at any time during an offering period, and participation ends automatically on termination of employment with Linear Technology.

In the event of any merger or “Change of Control,” as defined in the 2005 Purchase Plan, the successor corporation, or a parent or subsidiary of the successor corporation, may assume or substitute participation rights for each pending offering period under the 2005 Purchase Plan. In the event the successor corporation refuses to assume or substitute such offering periods, the committee overseeing the plan will shorten all offering periods then in progress by setting a new ending date, and all offering periods will end on the new ending date. The new ending date must be prior to the effective date of the merger or change of control. If the committee shortens any offering period then in progress, the committee will notify each participant prior to the new ending date that the ending date has been changed to the new date and that purchases under the 2005 Purchase Plan will occur automatically on that new date, unless the participant withdraws from the offering period.

2001 Non-Statutory Stock Option Plan

Linear Technology’s 2001 Non-Statutory Stock Option Plan (the “2001 Plan”) was adopted by the Linear Technology board of directors in fiscal 2001. The 2001 Plan provided for the granting of non-qualified stock options to employees and consultants. Linear Technology was not permitted to grant options under the 2001 Plan to directors or executive officers of Linear Technology.

The 2001 Plan permitted Linear Technology to grant non-qualified stock options in generally the same manner, and with generally the same terms as options under the 2010 Equity Incentive Plan.

The 2001 Plan also permitted Linear Technology to grant non-qualified stock options that were immediately exercisable by the participant at a nominal exercise price. The shares of common stock received upon exercise of these options were subject to reacquisition by Linear Technology upon the termination of the participant’s service with Linear Technology for any reason (including death or disability), which right lapsed in annual increments over a period of either three or five years, thus approximating restricted stock.

In the event that Linear Technology merges with or into another corporation, or sells substantially all of Linear Technology’s assets, the 2001 Plan provides that each outstanding option will be assumed or substituted for by the successor corporation. If such substitution or assumption does not occur, each option will fully vest and become exercisable.

At the 2010 Annual Meeting, Linear Technology’s stockholders approved the 2010 Equity Incentive Plan to replace the 2001 Plan. As part of the adoption of the 2010 Equity Incentive Plan, all shares remaining available for future grant under the 2001 Plan at that time were transferred to the 2010 Equity Incentive Plan. No further options or rights have been or will be granted under the 2001 Plan.

Employment Agreements

In January 2002, Linear Technology entered into employment agreements with Mr. Swanson, Linear Technology’s current Executive Chairman and then Linear Technology’s Chief Executive Officer, and Mr. Dobkin, Linear Technology’s Chief Technical Officer. Amendments to the employment agreements were made in 2008 primarily to comply with Section 409A of the Code, which generally affect the timing, but not the amount, of compensation that could be received, the definition of certain payment triggers and other technical changes. On August 11, 2009, Linear Technology entered into an employment agreement with Linear Technology’s current Chief Executive Officer, Lothar Maier. On June 23, 2016, Linear Technology entered into Change of Control Severance Agreements with each of Mr. Zerio, Linear Technology’s current Chief Financial Officer, and Mr. Paulus, Linear Technology’s Vice President and General Manager of D Power Products. On July 25, 2016, Linear Technology and Mr. Dobkin amended Mr. Dobkin’s employment agreement to conform certain of the terms to those in the other executive officers’ Change of Control Severance Agreements in exchange for Mr. Dobkin agreeing to forfeit his right to receive a tax gross-up for excise taxes that may be imposed under Section 4999 of the Code as a result of receiving certain excess parachute payments within the meaning of Section 280G of the Code.

Employment Agreement with the Executive Chairman and Former Chief Executive Officer

Mr. Swanson’s employment agreement provided for an annual base salary of $345,000 at the time his agreement was entered into. Mr. Swanson’s annual base salary is subject to annual adjustments by the Compensation Committee, and has been subsequently increased to $506,000. Mr. Swanson’s base salary is prorated for each full day of service he performs as Executive Chairman of the Board. Mr. Swanson’s employment agreement also entitles him to bonuses pursuant to his participation in Linear Technology’s Executive Bonus Plan, or any successor bonus plan to such plan.

In January 2005, Mr. Swanson voluntarily resigned as Chief Executive Officer, but agreed, at the request of the Linear Technology board of directors, to remain as Executive Chairman of the Board with duties originally envisioned as requiring one to two days per week of Mr. Swanson’s time. Mr. Swanson’s duties have actually resulted in his spending approximately three to four days per week on Linear Technology matters. Pursuant to his employment agreement Mr. Swanson continues to receive his existing salary and bonus prorated based on the number of full days Mr. Swanson actually performs services as Executive Chairman during each fiscal year, although his bonus may not exceed 50% of the bonus he would have received for the relevant period if he were still the Chief Executive Officer.

If, prior to a Change of Control (as defined in his employment agreement), Mr. Swanson is terminated as Executive Chairman of the Board for any reason other than cause (as defined in his employment agreement) or if he resigns for Good Reason (as defined in his employment agreement), then all his unvested stock options and restricted stock will immediately vest, and he will receive continued payment of one year’s base salary and an annual target bonus payment (payable in equal installments over twelve months), determined without giving effect to the proration mentioned above. Instead, Mr. Swanson’s base salary and target bonus will be calculated as if Mr. Swanson had performed services on a full-time basis. Mr. Swanson’s target bonus will be calculated as the average of his previous four semi-annual bonus payments multiplied by two. In addition, Linear Technology will reimburse Mr. Swanson for premiums paid for continuing group health and dental plan continuation coverage until the earlier of eighteen months from his termination and such time as Mr. Swanson and his dependents are covered by similar plans of a new employer.

If there is a Change of Control of Linear Technology, and regardless of whether Mr. Swanson’s service is terminated, Mr. Swanson will receive payments and benefits similar to those he is entitled to receive if he is terminated other than for Cause or is terminated due to a voluntary termination for Good Reason. Upon a Change of Control, Mr. Swanson will receive immediate vesting in full of all his options and restricted stock and payment of one year’s salary and target bonuses but payable in a lump sum within five days after the Change of Control. In addition, upon any subsequent termination of his service, he will receive reimbursement for continued health coverage for up to eighteen months following such termination.

In the event that Mr. Swanson voluntarily terminates his employment for any reason, then Mr. Swanson will receive the same benefits as if such termination was a voluntary termination for Good Reason.

In April 2015, Linear Technology entered into an amendment to Mr. Swanson’s employment agreement to provide that if Mr. Swanson were to die or become disabled while still an employee of Linear Technology, he or his heirs would receive the same benefits that he is entitled to receive if he voluntarily terminates his employment prior to either such event occurring. The Linear Technology board of directors was concerned that Mr. Swanson’s employment agreement as previously written may have inadvertently provided him with an incentive to resign from Linear Technology earlier than he might otherwise. As the Board believes that Mr. Swanson possesses unique skills, talents, knowledge and experience that benefit Linear Technology, the Board determined that amending his agreement to remove this possible adverse incentive was in the best interests of Linear Technology and its stockholders. In connection with the amendment, Mr. Swanson informed Linear Technology that it was his intention to remain Executive Chairman and an employee of Linear Technology for the foreseeable future.

Linear Technology has a fractional ownership in two airplanes operated by NetJets, Inc. So long as Mr. Swanson is Executive Chairman of the Board, he is entitled to use Linear Technology’s airplanes for personal use for up to 35% of the available flight time in any year. To the extent use of the airplanes results in imputed taxable income to Mr. Swanson, Linear Technology will make additional payments to him, so that the net effect is the same as if no income were imputed to him.

If payments to Mr. Swanson under his employment agreement (together with any other payments or benefits Mr. Swanson receives) would trigger the excise tax provisions of Sections 280G and 4999 of the Code upon change of control of Linear Technology, Mr. Swanson will be paid an additional amount, so that he receives, net of the excise taxes, the amount he would otherwise have been entitled to receive in their absence. In August 2015, the Compensation Committee of the Board adopted a policy against future grants of “tax gross-up” rights in respect of golden parachute payments to any of Linear Technology’s senior executive officers. A copy of the policy is posted on Linear Technology’s website at www.linear.com.

The following table describes the payments and/or benefits would owed by Linear Technology to Mr. Swanson upon termination of employment in the following situations as well as separately on a Change of Control. The table below does not include the potential tax gross-up that may be due upon a Change of Control.

Compensation and Benefits	Voluntary Resignation	Termination Without Cause/Voluntary Resignation for Good Reason	Change of Control (no termination)	Due to Death
Base Salary	$506,000	$506,000	$506,000	$506,000
Annual Incentive	2,370,000	2,370,000	2,370,000	2,370,000
Equity Awards
• Stock Options	—	—	—	—
• Restricted Stock (1)	7,672,520	7,672,520	7,672,520	7,672,520
Health Care Benefits	9,270	9,270	9,270	9,270

(1)	The value of accelerated awards is based on a share price of $46.22 per share as of July 1, 2016 multiplied by the number of awards unvested as of July 3, 2016.

Employment Agreement with the Chief Executive Officer

In August, 2009, Linear Technology entered into an Employment Agreement with its Chief Executive Officer, Lothar Maier. While employed by Linear Technology, Mr. Maier will receive a base salary at an annual rate of $405,000. The base salary will be reviewed annually by the Compensation Committee for possible adjustment and has been subsequently increased to $580,000.

If, at any time prior to a Change of Control (as defined in his employment agreement), Mr. Maier’s employment with Linear Technology terminates due to a voluntary termination for Good Reason (as defined in his employment agreement) or an involuntary termination by Linear Technology other than for Cause (as defined in his employment agreement), then, subject to Mr. Maier signing and not revoking a mutual release of claims with Linear Technology, and subject to Mr. Maier’s compliance with the provisions of the employment agreement (including continued compliance with the terms of the Confidential Information and Invention Assignment Agreement and a twelve-month non-solicit provision): (i) all of Mr. Maier’s Linear Technology stock options, restricted stock and other equity awards will immediately vest as to 75% of the then unvested amount of such awards, (ii) Mr. Maier will receive continued payment of severance pay for twelve months at a rate equal to his base salary as in effect on the date of termination, plus 100% of the average bonus paid to Mr. Maier for the two twelve-month bonus periods prior to the date of such termination (collectively, the “Severance Payment”), and (iii) if Mr. Maier elects continuation coverage pursuant to COBRA for himself and his covered dependents, Linear Technology will reimburse Mr. Maier for the COBRA premiums for such coverage for the lesser of (A) eighteen months, or (B) the date upon which Mr. Maier and his covered dependents are covered by similar plans of Mr. Maier’s new employer.

If Mr. Maier’s employment terminates and such termination is due to a voluntary termination (other than for Good Reason), for Cause, or due to Mr. Maier’s Disability (as defined in his employment agreement), then (i) all payments of compensation to Mr. Maier will terminate (except as to amounts already earned), and (ii) all vesting of Mr. Maier’s Linear Technology stock options, restricted stock and other equity awards will terminate immediately. If Mr. Maier’s employment terminates due to his death, then (i) all payments of compensation to Mr. Maier will terminate (except as to amounts already earned), and (ii) all vesting of Mr. Maier’s Linear Technology stock options, restricted stock and other equity awards will immediately accelerate as to 50% of the then unvested portion of such awards, and all subsequent vesting of Mr. Maier’s stock options, restricted stock and other equity awards will terminate immediately.

In the event of a Change of Control, and regardless of whether Mr. Maier’s employment is terminated, Mr. Maier will receive the same payment and benefits as if Mr. Maier were terminated due to a voluntary termination for Good Reason or an involuntary termination by Linear Technology other than for Cause described above, except that the Severance Payment will be paid in a lump-sum within five days following the Change of Control and the COBRA coverage will be extended to Mr. Maier upon any subsequent termination of his employment, regardless if such termination is for Cause or for Good Reason. If Mr. Maier’s tenure as Linear Technology’s Chief Executive Officer terminates following a Change of Control, Mr. Maier will not be entitled to any additional compensation (except as to amounts already earned and the benefits due).

The following table describes the payments and/or benefits would owed by Linear Technology to Mr. Maier upon termination of employment in the following situations as well as separately upon a Change of Control.

Compensation and Benefits	Voluntary Resignation	Termination Without Cause / Voluntary Resignation for Good Reason	Change of Control (no termination)	Due to Death
Base Salary	—	$580,000	$580,000	$—
Annual Incentive	—	1,770,000	1,770,000	—
Equity Awards
• Stock Options	—	—	—	—
• Restricted Stock (1)	—	5,546,400	5,546,400	3,697,600
Health Care Benefits	—	9,270	9,270	—

(1)	The value of accelerated awards is based on a share price of $46.22 per share as of July 1, 2016 multiplied by the number of awards unvested as of July 3, 2016.

Employment Agreement with Chief Technical Officer

The employment agreement with Mr. Dobkin, Linear Technology’s Vice President of Engineering and Chief Technical Officer, originally provided for an annual base salary of $280,000 at the time the agreement was entered into. Mr. Dobkin’s annual base salary is subject to annual adjustment by the Compensation Committee, and has been subsequently increased to $438,521. He is also entitled to bonuses pursuant to Linear Technology’s Executive Bonus Plan. On July 25, 2016, Linear Technology entered into an amendment to Mr. Dobkin’s employment agreement to conform certain of the terms to those in the other executive officers’ Change of Control Severance Agreements in exchange for Mr. Dobkin agreeing to forfeit his right to receive a tax gross-up for excise taxes imposed under Section 4999 of the Code as a result of receiving certain excess parachute payments within the meaning of Section 280G of the Code.

If, at any time prior to a Change of Control (as defined in his employment agreement), Mr. Dobkin’s employment is involuntarily terminated by Linear Technology other than for Cause (as defined in his employment agreement), or Mr. Dobkin voluntarily terminates his employment for Good Reason (as defined in his employment agreement), then, subject to Mr. Dobkin signing and not revoking a mutual release of claims with Linear Technology, and subject to Mr. Dobkin’s compliance with the provisions of the employment agreement (including continued compliance with the six-month non-compete and non-solicit provisions): (i) Mr. Dobkin will receive continued payments of six month’s base salary plus 50% of his Bonus Amount (as defined in his employment agreement, and generally meaning the greater of (A) the average Performance Bonus (as defined in his employment agreement) earned by Mr. Dobkin for the bonus periods ending during the 24-month period ending on the last day of the last bonus period completed on or prior to the date of such termination and (B) Mr. Dobkin’s annualized target Performance Bonus opportunity for the bonus period in effect at the time of Mr. Dobkin’s termination), (ii) Mr. Dobkin’s Linear Technology stock options, restricted stock and other equity awards will immediately vest and become exercisable (if applicable) to the extent they would have vested under the terms of his award agreements had he remained employed by Linear Technology for an additional six months, and, in the case of equity awards with performance-based vesting, all performance goals and other vesting criteria will be treated as set forth in the agreement governing the applicable equity award, and (iii) if Mr. Dobkin elects continuation coverage pursuant to COBRA for himself and his covered dependents, Linear Technology will reimburse Mr. Dobkin for the COBRA premiums for such coverage until the earlier of (A) six months from his termination, (B) such time as he and his dependents are covered by similar plans of a new employer or (C) the date Mr. Dobkin is no longer eligible for COBRA. If Linear Technology determines that it cannot pay Mr. Dobkin’s COBRA premiums without potentially violating applicable law, Linear Technology will in lieu thereof provide to Mr. Dobkin a taxable lump-sum payment in an amount equal to the premium for the first month of COBRA coverage multiplied by six).

If, on or after a Change of Control and during the 24 months following a Change of Control, Mr. Dobkin’s employment is involuntarily terminated by Linear Technology other than for Cause, or Mr. Dobkin voluntarily terminates his employment for Good Reason, then, subject to Mr. Dobkin signing and not revoking a mutual release of claims with Linear Technology, and subject to Mr. Dobkin’s compliance with the provisions of the employment agreement (including continued compliance with the twelve-month non-compete and non-solicit provisions): (i) Mr. Dobkin will receive continued payments of twelve month’s base salary plus 100% of his Bonus Amount (as defined in his employment agreement, and generally meaning the greatest of (A) the average Performance Bonus earned by Mr. Dobkin for the bonus periods ending during the 24-month period ending on the last day of the last bonus period completed on or prior to the date of such termination, (B) the average Performance Bonus earned by Mr. Dobkin for the bonus periods ending during the 24-month period ending on the last day of the last bonus period completed on or prior to the Change of Control, and (C) Mr. Dobkin’s annualized target Performance Bonus opportunity for the bonus period in effect at the time of Mr. Dobkin’s termination, (ii) Mr. Dobkin’s Linear Technology stock options, restricted stock and other equity awards will immediately vest and become exercisable (if applicable) as to 75% of the then unvested amount of such awards, and, in the case of equity awards with performance-based vesting, all performance goals and other vesting criteria will be treated as set forth in the agreement governing the applicable equity award, and (iii) if Mr. Dobkin elects continuation coverage pursuant to COBRA for himself and his covered dependents, Linear Technology will reimburse Mr. Dobkin for the COBRA premiums for such coverage until the earlier of (A) twelve months from his termination, (B) such time as he and his dependents are covered by similar plans of a new employer or (C) the date Mr. Dobkin is no longer eligible for COBRA. If Linear Technology determines that it cannot pay Mr. Dobkin’s COBRA premiums without potentially violating applicable law, Linear Technology will in lieu thereof provide to Mr. Dobkin a taxable lump-sum payment in an amount equal to the premium for the first month of COBRA coverage multiplied by twelve).

If, on or after a Change of Control and following the 24-month period following a Change of Control, Mr. Dobkin’s employment is involuntarily terminated for any reason other than Cause, or Mr. Dobkin voluntarily terminates his employment for Good Reason, then, subject to Mr. Dobkin signing and not revoking a mutual release of claims with Linear Technology, and subject to Mr. Dobkin’s compliance with the provisions of the employment agreement (including continued compliance with the twelve-month non-compete and non-solicit provisions): (i) Mr. Dobkin will receive continued payments of twelve month’s base salary plus 50% of his Bonus Amount (as defined in his employment agreement, and generally meaning the greatest of (A) the average Performance Bonus earned by Mr. Dobkin for the bonus periods ending during the 24-month period ending on the last day of the last bonus period completed on or prior to the date of such termination, (B) the average Performance Bonus earned by Mr. Dobkin for the bonus periods ending during the 24-month period ending on the last day of the last bonus period completed on or prior to the Change of Control, and (C) Mr. Dobkin’s annualized target Performance Bonus opportunity for the bonus period in effect at the time of Mr. Dobkin’s termination, (ii) Mr. Dobkin’s Linear Technology stock options, restricted stock and other equity awards will immediately vest and become exercisable (if applicable) as to 50% of the then unvested amount of such awards, and, in the case of equity awards with performance-based vesting, all performance goals and other vesting criteria will be treated as set forth in the agreement governing the applicable equity award, and (iii) if Mr. Dobkin elects continuation coverage pursuant to COBRA for himself and his covered dependents, Linear Technology will reimburse Mr. Dobkin for the COBRA premiums for such coverage until the earlier of (A) twelve months from his termination, (B) such time as he and his dependents are covered by similar plans of a new employer or (C) the date Mr. Dobkin is no longer eligible for COBRA. If Linear Technology determines that it cannot pay the Mr. Dobkin’s COBRA premiums without potentially violating applicable law, Linear Technology will in lieu thereof provide to Mr. Dobkin a taxable lump-sum payment in an amount equal to the premium for the first month of COBRA coverage multiplied by twelve).

If Mr. Dobkin should die while employed by Linear Technology, 50% of his then unvested restricted stock, options and other equity awards will vest immediately.

In the event any of the amounts provided for under Mr. Dobkin’s employment agreement or otherwise payable to Mr. Dobkin would constitute “parachute payments” within the meaning of Section 280G of the Code and would be subject to the related excise tax, Mr. Dobkin would be entitled to receive either full payment of benefits under his employment agreement or such lesser amount that would result in no portion of the benefits being subject to the excise tax, whichever results in the greater amount of after-tax benefits to Mr. Dobkin. As amended, the employment agreement does not require Linear Technology to provide any tax gross-up payments.

The following table describes the payments and/or benefits would be owed by Linear Technology to Mr. Dobkin upon termination of employment in the following situations and for the following reasons.

Compensation and Benefits	Voluntary Resignation	Termination Without Cause/Voluntary Resignation for Good Reason	Termination During the 24 Months Following a Change of Control	Termination After the 24 Months Following a Change of Control	Due to Death
Base Salary	—	$219,261	$438,522	$438,522	$—
Annual Incentive	—	390,000	780,000	390,000	—
Equity Awards
• Stock Options	—	—	—	—	—
• Restricted Stock (1)	—	369,760	2,010,570	1,340,380	1,340,380
Health Care Benefits	—	3,090	6,180	6,180	—

(1)	The value of accelerated awards is based on a share price of $46.22 per share as of July 1, 2016 multiplied by the number of awards unvested as of July 3, 2016.

Change of Control Severance Agreement with Chief Financial Officer

On June 23, 2016, Linear Technology entered into a Change of Control Severance Agreement with .Mr. Zerio, Linear Technology’s Vice President, Finance and Chief Financial Officer. The Change of Control Severance Agreement has a three-year term and any obligations of Linear Technology will lapse upon the completion of the term.

If, within 24 months following a Change of Control (as defined in his Change of Control Severance Agreement), Linear Technology terminates Mr. Zerio’s employment with Linear Technology without Cause (as defined in his Change of Control Severance Agreement) and not by reason of Mr. Zerio’s death or Disability (as defined in his Change of Control Severance Agreement), or Mr. Zerio voluntarily terminates his employment for Good Reason (as defined in his Change of Control Severance Agreement), then, subject to Mr. Zerio signing and not revoking a release of claims with Linear Technology, and subject to Mr. Zerio’s compliance with the provisions of the Change of Control Severance Agreement (including continued compliance with the terms of the Confidential Information and Invention Assignment Agreement): (i) Mr. Zerio will receive a lump-sum payment equal to 100% of his annual base salary, plus 100% of the his Bonus Amount (as defined in his Change of Control Severance Agreement, and generally meaning the greatest of (A) the average Performance Bonus (as defined the Change of Control Severance Agreement) earned by Mr. Zerio for the bonus periods ending during the 24-month period ending on the last day of the last bonus period completed on or prior to the date of such termination, (B) the average Performance Bonus earned by Mr. Zerio for the bonus periods ending during the 24-month period ending on the last day of the last bonus period completed on or prior to the Change of Control, and (C) Mr. Zerio’s annualized target Performance Bonus opportunity for the bonus period in effect at the time of Mr. Zerio’s termination, (ii) Mr. Zerio’s Linear Technology stock options, restricted stock and other equity awards will immediately vest and become exercisable (if applicable) as to 75% of the then unvested amount of such awards, and, in the case of equity awards with performance-based vesting, all performance goals and other vesting criteria will be treated as set forth in the agreement governing the applicable equity award, and (iii) if Mr. Zerio elects continuation coverage pursuant to COBRA for himself and his covered dependents, Linear Technology will reimburse Mr. Zerio for the COBRA premiums for such coverage until the earlier of (A) twelve months from his termination, (B) such time as he and his dependents are covered by similar plans of a new employer or (C) the date Mr. Zerio is no longer eligible for COBRA. If Linear Technology determines that it cannot pay Mr. Zerio’s COBRA premiums without potentially violating applicable law, Linear Technology will in lieu thereof provide to Mr. Zerio a taxable lump-sum payment in an amount equal to the premium for the first month of COBRA coverage multiplied by twelve).

In the event any of the amounts provided for under Mr. Zerio’s Change of Control Severance Agreement or otherwise payable to Mr. Zerio would constitute “parachute payments” within the meaning of Section 280G of the Code and would be subject to the related excise tax, Mr. Zerio would be entitled to receive either full payment of benefits under his Change of Control Severance Agreement or such lesser amount that would result in no portion of the benefits being subject to the excise tax, whichever results in the greater amount of after-tax benefits to Mr. Zerio. Mr. Zerio’s Change of Control Severance Agreement does not require Linear Technology to provide any tax gross-up payments.

The following table describes the payments and/or benefits would be owed by Linear Technology to Mr. Zerio upon termination of employment in the following situations and for the following reasons.

Compensation and Benefits	Voluntary Resignation	Termination Without Cause/Voluntary Resignation for Good Reason	Change of Control	Due to Death
Base Salary	—	$300,456	$300,456	$—
Annual Incentive	—	450,000	450,000	—
Equity Awards
• Stock Options	—	—	—	—
• Restricted Stock (1)	—	1,289,538	1,289,538	—
Health Care Benefits	—	1,290	1,290	—

(1)	The value of accelerated awards is based on a share price of $46.22 per share as of July 1, 2016 multiplied by the number of awards unvested as of July 3, 2016.

Change of Control Severance Agreement with Vice President and General Manager of D Power Products

On June 23, 2016, Linear Technology entered into a Change of Control Severance Agreement with .Mr. Paulus, Linear Technology’s Vice President and General Manager of D Power Products. The Change of Control Severance Agreement has a three-year term and any obligations of Linear Technology will lapse upon the completion of the term.

If, within 24 months following a Change of Control (as defined in his Change of Control Severance Agreement), Linear Technology terminates Mr. Paulus’s employment with Linear Technology without Cause (as defined in his Change of Control Severance Agreement) and not by reason of Mr. Paulus’s death or Disability (as defined in his Change of Control Severance Agreement), or Mr. Paulus voluntarily terminates his employment for Good Reason (as defined in his Change of Control Severance Agreement), then, subject to Mr. Paulus signing and not revoking a release of claims with Linear Technology, and subject to Mr. Paulus’s compliance with the provisions of the Change of Control Severance Agreement (including continued compliance with the terms of the Confidential Information and Invention Assignment Agreement): (i) Mr. Paulus will receive a lump-sum payment equal to 100% of his annual base salary, plus 100% of the his Bonus Amount (as defined in his Change of Control Severance Agreement, and generally meaning the greatest of (A) the average Performance Bonus (as defined the Change of Control Severance Agreement) earned by Mr. Paulus for the bonus periods ending during the 24-month period ending on the last day of the last bonus period completed on or prior to the date of such termination, (B) the average Performance Bonus earned by Mr. Paulus for the bonus periods ending during the 24-month period ending on the last day of the last bonus period completed on or prior to the Change of Control, and (C) Mr. Paulus’s annualized target Performance Bonus opportunity for the bonus period in effect at the time of Mr. Paulus’s termination, (ii) Mr. Paulus’s Linear Technology stock options, restricted stock and other equity awards will immediately vest and become exercisable (if applicable) as to 75% of the then unvested amount of such awards, and, in the case of equity awards with performance-based vesting, all performance goals and other vesting criteria will be treated as set forth in the agreement governing the applicable equity award, and (iii) if Mr. Paulus elects continuation coverage pursuant to COBRA for himself and his covered dependents, Linear Technology will reimburse Mr. Paulus for the COBRA premiums for such coverage until the earlier of (A) twelve months from his termination, (B) such time as he and his dependents are covered by similar plans of a new employer or (C) the date Mr. Paulus is no longer eligible for COBRA. If Linear Technology determines that it cannot pay Mr. Paulus’s COBRA premiums without potentially violating applicable law, Linear Technology will in lieu thereof provide to Mr. Paulus a taxable lump-sum payment in an amount equal to the premium for the first month of COBRA coverage multiplied by twelve).

In the event any of the amounts provided for under Mr. Paulus’s Change of Control Severance Agreement or otherwise payable to Mr. Paulus would constitute “parachute payments” within the meaning of Section 280G of the Code and would be subject to the related excise tax, Mr. Paulus would be entitled to receive either full payment of benefits under his Change of Control Severance Agreement or such lesser amount that would result in no portion of the benefits being subject to the excise tax, whichever results in the greater amount of after-tax benefits to Mr. Paulus. Mr. Paulus’s Change of Control Severance Agreement does not require Linear Technology to provide any tax gross-up payments.

The following table describes the payments and/or benefits would be owed by Linear Technology to Mr. Paulus upon termination of employment in the following situations and for the following reasons.

Compensation and Benefits	Voluntary Resignation	Termination Without Cause/Voluntary Resignation for Good Reason	Change of Control	Due to Death
Base Salary	—	$334,112	$334,112	$—
Annual Incentive	—	685,500	685,500	—
Equity Awards
• Stock Options	—	—	—	—
• Restricted Stock (1)	—	2,010,570	2,010,570	—
Health Care Benefits	—	1,290	1,290	—

(1)	The value of accelerated awards is based on a share price of $46.22 per share as of July 1, 2016 multiplied by the number of awards unvested as of July 3, 2016.

Compensation Committee Interlocks and Insider Participation

No executive officer of Linear Technology served on the compensation committee of another entity or on any other committee of the Linear Technology board of directors of another entity performing similar functions during the last fiscal year.

TRANSACTIONS WITH RELATED PERSONS

In accordance with the Code of Business Conduct and Ethics and the charter for the Audit Committee of the Linear Technology board of directors, the Audit Committee reviews and approves in advance in writing any proposed related person transactions. Significant related person transactions, as determined by the Audit Committee, must be reviewed and approved in writing in advance by Linear Technology’s board of directors.

Any such related person transaction will be disclosed in the applicable SEC filing to the extent required by the rules of the SEC. For purposes of these procedures, “related person” and “transaction” have the meanings contained in Item 404 of Regulation S-K.

Linear Technology has entered into change of control agreements with four of its Named Executive Officers. These are discussed in the section titled “Executive Compensation—Employment Agreements” beginning on page 82.

Linear Technology has entered into agreements to indemnify its directors and officers, in addition to the indemnification provided for in Linear Technology’s certificate of incorporation and Bylaws. These agreements, among other things, provide for indemnification of Linear Technology’s directors and executive officers and reimbursement of many expenses, including attorneys’ fees, judgments, fines and settlement amounts incurred by such persons in any action or proceeding, including any action by or in the right of Linear Technology, arising out of such person’s services as a director or officer of Linear Technology, any subsidiary of Linear Technology or any other company or enterprise to which the person provided services at Linear Technology’s request.

SECTION 16 BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires Linear Technology’s officers and directors, and persons who own more than ten percent of Linear Technology’s common stock, to file reports of ownership on Form 3 and of changes in ownership on Forms 4 or 5 with the SEC and the Financial Industry Regulatory Authority (“FINRA”). Executive officers, directors and ten percent stockholders are also required by SEC rules to furnish Linear Technology with copies of all Section 16(a) forms they file.

Linear Technology reviews copies of any such forms it receives, as well as written representations from reporting persons that no Forms 5 were required for such persons. Based solely upon this review, Linear Technology believes that its executive officers, directors and ten percent stockholders complied with all applicable Section 16(a) filing requirements during the fiscal year ended July 3, 2016.

AUDIT COMMITTEE REPORT

The following is the Audit Committee’s report submitted to the Linear Technology board of directors for the fiscal year ended July 3, 2016:

The Audit Committee of the Linear Technology board of directors has:

•	reviewed and discussed Linear Technology’s audited financial statements for the fiscal year ended July 3, 2016 with Linear Technology’s management;

•	reviewed and discussed with Ernst & Young LLP, Linear Technology’s independent registered public accounting firm, the materials required to be discussed by Statement of Auditing Standard 114, “The Auditor’s Communication With Those Charged With Governance.”; and

•	reviewed the written disclosures and the letter from Ernst & Young LLP required by the applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the audit committee concerning independence and discussed with Ernst & Young LLP its independence.

Based on the Audit Committee’s review of the matters noted above and its discussions with Linear Technology’s independent registered public accounting firm and Linear Technology’s management, the Audit Committee has recommended to the Linear Technology board of directors that Linear Technology’s financial statements for the fiscal year ended July 3, 2016 be included in Linear Technology’s 2016 Annual Report on Form 10-K.

The Audit Committee and the Board also have recommended, subject to stockholder ratification, the selection of Ernst & Young LLP as Linear Technology’s independent registered public accounting firm for the fiscal year ending July 2, 2017.

Respectfully submitted by:

THE AUDIT COMMITTEE

Thomas S. Volpe, Chairman

David S. Lee

Richard M. Moley

John J. Gordon

PROPOSAL 6: THE ADJOURNMENT PROPOSAL

Linear Technology stockholders are being asked to approve the adjournment of the annual meeting, if necessary, to solicit additional proxies if there are not sufficient votes to approve the merger proposal at the time of the annual meeting.

If this proposal is approved, under the merger agreement the annual meeting may be adjourned (i) to any date that is within 20 business days of the date on which the Linear Technology annual meeting was originally scheduled (or any later date to which such date may be extended pursuant to the provisions in the merger agreement described under “The Merger Agreement—Termination of the Merger Agreement” beginning on page 155) or (ii) with the prior written consent of Analog Devices, to any other date.

If the annual meeting is so adjourned, Linear Technology stockholders, who have already submitted their proxies, will be able to revoke them at any time prior to their use. If you sign and return a proxy and do not indicate how you wish to vote on any proposal, or if you indicate that you wish to vote in favor of the merger proposal but do not indicate a choice on the adjournment proposal, your shares of Linear Technology common stock will be voted in favor of the adjournment proposal. If you indicate, however, that you wish to vote against the merger proposal, your shares of Linear Technology common stock will only be voted in favor of the adjournment proposal if you indicate that you wish to vote in favor of that proposal.

The affirmative vote of holders of a majority of the shares of Linear Technology common stock present in person or represented by proxy and entitled to vote on the adjournment proposal at the annual meeting is required to approve the adjournment proposal.

THE LINEAR TECHNOLOGY BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT LINEAR TECHNOLOGY STOCKHOLDERS VOTE “FOR” THE ADJOURNMENT PROPOSAL.

THE MERGER

This section of the proxy statement/prospectus describes the material aspects of the proposed merger. This section may not contain all of the information that is important to you. You should carefully read this entire proxy statement/prospectus and the documents incorporated by reference into this proxy statement/prospectus, including the full text of the merger agreement, a copy of which is attached to this proxy statement/prospectus as Annex A, for a more complete understanding of the proposed merger. In addition, important business and financial information about each of Analog Devices and Linear Technology is included in or incorporated by reference into this proxy statement/prospectus. See “Where You Can Find More Information” beginning on page 199.

Per Share Merger Consideration

The merger agreement provides that, subject to the terms and conditions of the merger agreement, Merger Sub will be merged with and into Linear Technology, with Linear Technology surviving the merger as a wholly owned subsidiary of Analog Devices. Upon completion of the merger, each issued and outstanding share of Linear Technology common stock (other than shares (i) held in treasury by Linear Technology or owned by Analog Devices or Merger Sub (which will be cancelled), (ii) owned by any direct or indirect wholly owned subsidiary of Linear Technology or Analog Devices (other than Merger Sub) (which will be converted into shares of the surviving company), (iii) owned by stockholders that have validly made a demand for appraisal and not validly withdrawn such demand or otherwise lost their rights of appraisal with respect to such shares pursuant to Section 262 of the DGCL, or (iv) underlying Linear Technology restricted stock awards) will be converted into the right to receive $46.00 in cash, without interest, plus 0.2321 shares of Analog Devices common stock, less any applicable withholding taxes. If the aggregate number of shares of Analog Devices common stock to be issued to holders of Linear Technology common stock under the merger agreement would exceed 19.9% of the issued and outstanding shares of Analog Devices common stock as of the closing of the merger, then the number of shares of Analog Devices common stock to be issued will be reduced to the minimum extent necessary such that the number of shares of Analog Devices common stock issuable pursuant to the merger agreement equals 19.9% of the issued and outstanding shares of Analog Devices common stock, and, in such event, each holder of a share of Linear Technology common stock will be entitled to receive an additional cash payment in an amount equal to the amount by which the exchange ratio is reduced multiplied by $60.3215 (rounded down to the nearest one-hundredth of a cent).

Based on the number of shares of Linear Technology common stock outstanding as of September 12, 2016, Analog Devices would issue approximately 57 million shares of Analog Devices common stock to Linear Technology stockholders pursuant to the merger. The actual number of shares of Analog Devices common stock to be issued pursuant to the merger will be determined at completion of the merger based on the exchange ratio and the number of shares of Linear Technology common stock outstanding at such time. Based on the number of shares of Linear Technology common stock outstanding as of September 12, 2016, and the number of shares of Analog Devices common stock outstanding as of September 12, 2016, immediately after completion of the merger, former Linear Technology stockholders would own approximately 15.6% of the outstanding shares of Analog Devices common stock.

Based on the closing stock price of Analog Devices common stock on September 12, 2016, the most recent practicable date prior to the date of this proxy statement/prospectus, the per share value of Linear Technology common stock implied by the per share merger consideration is $60.07. The implied value of the per share merger consideration will fluctuate, however, as the market price of Analog Devices common stock fluctuates because a portion of the per share merger consideration is payable in a fixed number of shares of Analog Devices common stock. As a result, the value of the per share merger consideration that Linear Technology stockholders will receive upon completion of the merger could be greater than, less than or the same as the value of the merger consideration on the date of this proxy statement/prospectus or at the time of the Linear Technology annual meeting. Accordingly, Linear Technology and Analog Devices encourage you to obtain current stock price quotations for Analog Devices common stock and Linear Technology common stock before deciding how to vote with respect to approval of the merger proposal.

Background of the Merger

The Linear Technology board of directors regularly reviews and assesses Linear Technology’s performance, risks, opportunities and strategy. Additionally, the Linear Technology board of directors and management periodically review and evaluate industry developments and strategic opportunities and alternatives available to Linear Technology as part of Linear Technology’s efforts to strengthen its business and enhance value for its stockholders. Opportunities and alternatives considered at times by the Linear Technology board of directors and management included, among other things, potential acquisitions of other companies, share repurchases (including a $3.0 billion repurchase of common stock pursuant to an accelerated stock repurchase transaction in 2007 and stock repurchase programs authorized in October 2012 and October 2014), and other strategic transactions.

In July 2015, Mr. Vincent Roche (Analog Devices’ Chief Executive Officer) and Mr. Robert Swanson (Linear Technology’s Executive Chairman and founder) spoke by telephone at the request of Mr. Roche. In their conversation, Mr. Roche raised the topic of a potential combination of Linear Technology and Analog Devices and outlined his thoughts for Mr. Swanson regarding the potential benefits of such a combination.

On August 13, 2015, Mr. Roche followed up with Mr. Swanson, indicating that he and the Analog Devices board of directors remained enthusiastic about combining the two companies. Mr. Roche indicated that he intended to send Mr. Swanson a confidential proposal outlining a potential transaction but that if Mr. Swanson and the rest of the Linear Technology board of directors were not in favor of the concept, Analog Devices would not pursue the matter further. Mr. Roche also stated that the proposal would be confidential and that Analog Devices had no intention to disclose publicly its desire to discuss a strategic transaction with Linear Technology. Mr. Swanson responded to Mr. Roche the same day, informing Mr. Roche that he would need to discuss the matter with the Linear Technology board of directors, and that he would start doing so the next day.

On August 14, 2015, Mr. Roche sent to Mr. Swanson the unsolicited proposal he had referred to in his previous communication, which presented Analog Devices’ non-binding indication of interest in acquiring Linear Technology (referred to in this proxy statement/prospectus as the August 14 Analog Proposal). The August 14 Analog Proposal stated that Analog Devices would pay a premium of approximately 25% to the then-current market price for each outstanding share of Linear Technology common stock. The August 14 Analog Proposal provided that the consideration for the acquisition would comprise Analog Devices common stock representing approximately 75% of the total consideration and cash representing approximately 25% of the total consideration. The August 14 Analog Proposal valued Linear Technology at approximately $51.50 per share of Linear Technology common stock based on the $59.00 per share closing trading price of Analog Devices common stock on August 13, 2015. Mr. Swanson consulted with Wilson Sonsini Goodrich & Rosati, Linear Technology’s regular outside legal counsel (referred to in this proxy statement/prospectus as WSGR) and forwarded the August 14 Analog Proposal to the entire Linear Technology board of directors. A meeting of the Linear Technology board of directors was scheduled for August 18, 2015 to discuss the August 14 Analog Proposal.

On August 18, 2015, the Linear Technology board of directors met to consider the August 14 Analog Proposal. Linear Technology management and representatives of WSGR reviewed the terms of the August 14 Analog Proposal, and the WSGR representatives reviewed with the Linear Technology board of directors its fiduciary duties in considering the August 14 Analog Proposal. The Linear Technology board of directors determined to obtain further information about the August 14 Analog Proposal, including Linear Technology’s prospects if it remained a stand-alone independent company and the potential benefits and challenges associated with a strategic combination with Analog Devices in which a significant majority of the merger consideration

Linear Technology stockholders would receive would be in the form of Analog Devices common stock. The Linear Technology board of directors instructed management to prepare this information for presentation at a future meeting.

On August 31, 2015, the Linear Technology board of directors held a meeting to further discuss the August 14 Analog Proposal. At the meeting, representatives of WSGR again reviewed with the Linear Technology directors their fiduciary duties in considering and responding to the August 14 Analog Proposal. Linear Technology’s management presented to the Linear Technology board of directors an overview of Linear Technology’s potential financial prospects and an assessment of the potential benefits and risks associated with a transaction with Analog Devices. The Linear Technology board of directors weighed the information and outlook presented by management with respect to the proposed transaction, the consolidation trends in the analog semiconductor industry, the possible challenges associated with completing the proposed transaction and various potential options available in order to maximize value for Linear Technology stockholders. The Linear Technology board of directors then determined to further consider the August 14 Analog Proposal at a future meeting.

On September 4, 2015, the Linear Technology board of directors held a meeting to further discuss the August 14 Analog Proposal. At the conclusion of the meeting, the Linear Technology board of directors determined, based on their collective experience and judgment, that Analog Devices’ offer substantially undervalued Linear Technology, that the ratio of the consideration between shares of Analog Devices common stock and cash was not desirable and that completion of a possible transaction was subject to significant operational risks and uncertainty, including that it would require the approval of Analog Devices’ stockholders, and was therefore not in the best interests of Linear Technology’s stockholders at such time. The Linear Technology board of directors further determined that the execution of Linear Technology’s then-current strategic plan could deliver greater long-term value to Linear Technology’s stockholders than the transaction contemplated by the August 14 Analog Proposal. The Linear Technology board of directors directed Mr. Swanson to communicate the decision of the Linear Technology board of directors to Analog Devices.

On September 14, 2015, Mr. Swanson sent Mr. Roche an acknowledgement that Linear Technology had received the August 14 Analog Proposal, stating that, after careful review of the proposal and consultation with Linear Technology’s legal advisors, the Linear Technology board of directors had unanimously concluded that it was not in the best interests of Linear Technology’s stockholders to pursue Analog Devices’ proposal at that time.

Following the September 14, 2015 communication from Mr. Swanson and until March 2016, Analog Devices did not make any additional proposals to acquire Linear Technology, and there was no contact between the companies regarding a potential combination.

On March 23, 2016, Mr. Roche communicated to Mr. Swanson that he was continuing to review strategic alternatives for Analog Devices with the Analog Devices board of directors, and as part of that ongoing review, representatives of Analog Devices would like to schedule a meeting to discuss a possible combination of Analog Devices with Linear Technology. The two executives exchanged further communications over the next 10 days regarding a possible meeting, but without substantive discussions.

On April 5, 2016, Analog Devices submitted to the Linear Technology board of directors a non-binding indication of interest in acquiring Linear Technology for $58.00 per share payable in a combination of cash and shares of Analog Devices common stock (referred to in this proxy statement/prospectus as the April 5 Analog Proposal). The April 5 Analog Proposal indicated that it represented a 37% premium to Linear Technology’s year-to-date average stock price and stated Analog Devices’ belief that it would deliver greater value to Linear Technology’s stockholders than Linear Technology could deliver if it remained an independent company. The April 5 Analog Proposal indicated that the consideration for the acquisition would comprise approximately 75% cash and 25% Analog Devices common stock, and that the total number of shares of Analog Devices stock to be issued in connection with the proposed acquisition would not exceed 19.9% of Analog Devices outstanding shares of common stock, the threshold above which Analog Devices would be required to obtain stockholder approval as a condition to its ability to complete the transaction.

On April 13, 2016, members of the Linear Technology board of directors met, together with representatives of Qatalyst Partners, which representatives were known to members of the Linear Technology board of directors, because of Qatalyst Partners’ reputation as an independent financial advisor and as a financial advisor to companies in the semiconductor industry, to review the process for evaluating the April 5 Analog Proposal. At that same meeting, the Linear Technology board of directors also decided to engage Qatalyst Partners as Linear Technology’s financial advisor based on Qatalyst Partners’ experience and reputation, subject to negotiation of a mutually acceptable engagement letter.

On April 18, 2016, Linear Technology engaged Jones Day as its outside legal counsel in connection with the strategic review process. Later that same day, the Linear Technology board of directors held a regularly scheduled meeting at which it discussed and evaluated the April 5 Analog Proposal. Representatives from Jones Day reviewed with the Linear Technology board of directors its fiduciary duties in connection with evaluating and responding to the April 5 Analog Proposal, including determining whether to contact other companies that might be interested in a strategic transaction with Linear Technology. Representatives of Qatalyst Partners discussed with the Linear Technology board of directors the financial terms of the April 5 Analog Proposal and a proposed timeline for reviewing the April 5 Analog Proposal, including a plan for management to prepare a financial forecast to be reviewed and approved by the board at a future meeting. Representatives of Qatalyst Partners also discussed with the Linear Technology board of directors certain other parties that could potentially be interested in pursuing a possible strategic transaction with Linear Technology. After considering the increase in overall value contained in the April 5 Proposal compared to the August 14 Proposal, that a majority of the consideration would be paid in cash rather than shares of Analog Devices common stock, and that the transaction contemplated by the April 5 Analog Proposal would not require the approval of Analog Devices’ stockholders, the Linear Technology board of directors instructed representatives of Qatalyst Partners to contact Analog Devices to obtain additional information regarding the April 5 Analog Proposal. The Linear Technology board of directors discussed with representatives of Qatalyst Partners other companies in Linear Technology’s industry that could have an interest and sufficient financial resources to acquire Linear Technologies. The Linear Technology board of directors evaluated, with input from representatives of Qatalyst Partners, various companies that would potentially be interested in, and possessed the ability to enter into, a possible strategic transaction with Linear Technology and determined that a certain company that competes in Linear Technology’s industry (referred to in this proxy statement/prospectus as Company A) would be the most likely candidate given that it had the best combination of potential interest in acquiring Linear Technology and financial ability to do so. The Linear Technology board of directors then instructed representatives of Qatalyst Partners to contact Company A to determine whether Company A had any interest in pursuing a possible strategic transaction with Linear Technology.

On April 19, 2016, the Linear Technology board of directors reconvened its regularly scheduled meeting. At this meeting, the Linear Technology board of directors continued its discussion of the April 5 Analog Proposal, including the potentially disruptive or destabilizing effects that investigating or pursuing such a proposal could have on key employees of Linear Technology who would become aware of the proposal because their assistance would be required in order to reach a definitive agreement. The Linear Technology board of directors further discussed possible actions that might be taken to incentivize these key employees to continue their service with Linear Technology.

Later in the day, representatives of Qatalyst Partners contacted Company A and spoke with Company A’s chief financial officer, who indicated that representatives of Company A would be interested in speaking with Mr. Swanson.

On April 25, 2016, the Linear Technology board of directors held a special meeting. At the meeting, Mr. Don Zerio (Linear Technology’s Chief Financial Officer) presented to the Linear Technology board of directors a forward-looking financial operating plan for Linear Technology that representatives of Linear Technology’s management had prepared. Representatives of Qatalyst Partners then discussed the potential values of Linear Technology that might be implied by the financial operating plan, together with a sensitivity analysis regarding some of the assumptions made in the financial operating plan. At the conclusion of these discussions, the Linear Technology board of directors determined that it would like more time to review the operating plan provided by management and asked that certain additional assumptions be reflected in the financial operating plan. The Linear Technology board of directors also formally approved Linear Technology’s engagement of Qatalyst Partners as its financial advisor in connection with the strategic review process.

On April 27, 2016, the Linear Technology board of directors held a special meeting to review and consider the revised forward-looking financial operating plan for Linear Technology presented by Linear Technology’s management, which financial operating plan reflected certain non-material adjustments to the financial operating plan presented at the April 25, 2016 board meeting based on the additional assumptions included in the financial operating plan at the request of the Linear Technology board of directors. The Linear Technology board of directors approved the financial operating plan for the purpose of internally analyzing proposals from potential acquirors of Linear Technology but determined to reassess the financial operating plan following the development of Linear Technology’s 2017 fiscal year operating plan. Representatives of Qatalyst Partners updated their presentation regarding potential values of Linear Technology that might be implied by the financial operating plan and Mr. Swanson informed the Linear Technology board of directors that he was scheduled to speak with Company A’s chief executive officer the next day. At the conclusion of this discussion, the Linear Technology board of directors instructed representatives of Qatalyst Partners to inform Analog Devices’ financial advisor, Credit Suisse, that the price indicated in the April 5 Analog Proposal undervalued the company and to ask Analog Devices to meaningfully increase its proposed offer price. The Linear Technology board of directors also discussed whether to have representatives of Qatalyst Partners contact other potential companies in Linear Technology’s industry that might be interested in a strategic transaction. The Linear Technology board of directors determined that it was unlikely that companies other than Analog Devices and Company A would have both the interest and financial ability to acquire Linear Technology at that time, but determined to reassess its analysis at a future meeting.

On April 28, 2016, Mr. Swanson had a telephone conversation with Company A’s chief executive officer regarding a potential transaction, during which Mr. Swanson indicated that Linear Technology had received a credible offer to acquire the company and that, while the Linear Technology board of directors had not yet determined to pursue a sale of the company, if it were to choose to do so, it would seek the greatest value for Linear Technology’s stockholders. On that basis, Mr. Swanson indicated that Linear Technology was interested in determining if Company A might be interested in pursuing an acquisition of Linear Technology. The chief executive officer of Company A indicated that he would consider and respond to Mr. Swanson’s inquiry.

Also on April 28, 2016, representatives of Qatalyst Partners contacted Credit Suisse regarding the parameters for a potential transaction requested by the Linear Technology board of directors. After speaking with representatives of Analog Devices, representatives of Credit Suisse informed representatives of Qatalyst Partners that Analog Devices had little room to increase its offer, and that Analog Devices was unwilling to increase its offer price prior to engaging in some due diligence discussions with Linear Technology, and that the parties were likely too far apart to continue negotiations.

On May 4, 2016, the Linear Technology board of directors met to discuss developments related to discussions with Analog Devices and Company A. While that meeting was occurring, Company A’s chief financial officer contacted representatives of Qatalyst Partners to indicate Company A’s interest in pursuing a transaction, its desire to schedule face-to-face meetings between the parties’ respective management teams and its willingness to enter into a non-disclosure agreement with a standstill provision. The Linear Technology board of directors decided to proceed with discussions with Company A. The Linear Technology board of directors further discussed whether to contact other potential buyers of Linear Technology in light of the responses received from Analog Devices and Company A and identified Company B and Company C as the two next most likely companies to have both an interest and the financial ability to acquire Linear Technology. The Linear Technology board of directors then instructed representatives of Qatalyst Partners to contact Company B and Company C to determine whether they would be interested in pursuing an acquisition of Linear Technology.

On May 5, 2016, representatives of Qatalyst Partners contacted representatives of Company B and representatives of Company C to gauge the possible interest of each in acquiring Linear Technology.

On May 10, 2016, at the direction of the Linear Technology board of directors, representatives of Qatalyst Partners spoke with representatives of Credit Suisse to discuss Analog Devices’ interest in acquiring Linear Technology and informed them that Linear Technology had been in contact with other potential acquirors. Representatives of Credit Suisse responded that Analog Devices would consider whether or not they would submit a new proposal. Later that same day, representatives of Company B informed representatives of Qatalyst Partners that Company B was not interested in pursuing a transaction with Linear Technology. Also on May 10, 2016, Linear Technology and Company A entered into a bilateral confidentiality agreement to facilitate each company providing information to the other regarding their respective businesses. At Linear Technology’s request, the confidentiality agreement contained a standstill pursuant to which Company A agreed to refrain from making offers to buy or influence management of Linear Technology without the consent of the Linear Technology board of directors. The terms of the standstill provided that it would no longer apply in the event Linear Technology entered into a definitive agreement relating to a change in control transaction.

On May 11, 2016, Mr. Swanson, Mr. Maier and Mr. Zerio met with senior executives of Company A in person to discuss Linear Technology’s business, corporate culture and the potential synergies that a combined company could generate.

Also on May 11, 2016, representatives of Company C informed representatives of Qatalyst Partners that it was not interested in pursuing a transaction with Linear Technology.

On May 13, 2016, the Linear Technology board of directors met to discuss developments relating to the meeting with Company A and responses from Company B and Company C. At this meeting, representatives of Qatalyst Partners stated that Company A’s financial advisor had contacted representatives of Qatalyst Partners earlier that day and had indicated that Company A would respond formally within the next week and would likely be submitting a proposal to acquire Linear Technology. Following that discussion, the Linear Technology board of directors determined that it would not be appropriate to contact additional potential acquirors of Linear Technology given the low likelihood that other parties would be interested in making an offer for Linear Technology and the risk of potential leaks that could result from expanding the number of companies contacted.

On May 17, 2016, Company A’s chief executive officer called Mr. Swanson to notify Mr. Swanson that Company A would be submitting a written offer shortly. Also on that date, representatives of Qatalyst Partners spoke with representatives of Credit Suisse to get an update on Analog Devices’ interest in acquiring Linear Technology following the discussion on May 10, 2016. Representatives from Credit Suisse indicated that Analog Devices would consider increasing its offer and requested that a meeting be scheduled between management of Linear Technology and Analog Devices prior to Analog Devices submitting a new proposal.

On May 18, 2016, the Linear Technology board of directors held a special meeting. At the meeting, the Linear Technology board of directors reviewed and approved an update to the financial operating plan that recently had been prepared by Linear Technology management to reflect the results of Linear Technology’s 2017 fiscal year operating plan. The Linear Technology board of directors also approved entering into a nondisclosure agreement with Analog Devices in anticipation of the management meetings that were being scheduled with Analog Devices. At this meeting, representatives of Jones Day discussed with the Linear Technology board of directors potential regulatory implications of a transaction with Analog Devices and with Company A.

Also on May 18, 2016, Company A submitted a proposal to acquire Linear Technology for a purchase price of $54.00 per share in cash (referred to in this proxy statement/prospectus as the Company A Proposal).

On May 19, 2016, representatives of Qatalyst Partners contacted representatives of Company A’s financial advisor to clarify the Company A Proposal. On that same day, as discussed at the May 18, 2016 Linear Technology board of directors meeting, representatives of Qatalyst Partners contacted Credit Suisse to discuss the April 5 Analog Proposal and to arrange a meeting between members of the Linear Technology and Analog Devices management teams.

On May 20, 2016, the Linear Technology board of directors met with representatives of Jones Day and of Qatalyst Partners, respectively, to discuss the Company A Proposal. At the conclusion of this discussion, the Linear Technology board of directors instructed representatives of Qatalyst Partners to try to arrange for a follow-up meeting with Company A and to ascertain what additional information Company A was seeking from Linear Technology.

On May 24, 2016, Linear Technology and Analog Devices entered into a bilateral nondisclosure agreement. Although Linear Technology requested that the bilateral nondisclosure agreement contain a standstill, Analog Devices indicated it would not be prepared to execute a standstill agreement until it had received certain diligence information about Linear Technology.

On May 27, 2016, Linear Technology’s management met in person with Analog Devices’ management. At the meeting, the respective management teams discussed the companies’ businesses and prospects and potential synergies that may be achieved by combining the businesses and Linear Technology shared with Analog Devices portions of the financial operating plan reviewed and approved by the Linear Technology board of directors on May 18, 2016.

On June 1, 2016, the Linear Technology board of directors met with Linear Technology’s management, representatives of Qatalyst Partners and representatives of Jones Day to discuss the status of discussions and diligence efforts with Analog Devices and Company A. The Linear Technology board of directors determined to provide additional diligence materials to both Analog Devices and Company A, have Linear Technology management meet further with both companies and ask each company to provide updated valuation proposals following those respective meetings.

On June 7, 2016, Linear Technology’s management, together with certain representatives of Qatalyst Partners, met in person with Analog Devices’ management, and certain representatives of Credit Suisse, to discuss additional due diligence matters and provide additional information about Linear Technology’s business.

In early June, Linear Technology and Company A agreed to have an in person meeting of their respective management teams on June 17, 2016 to discuss additional due diligence matters and provide additional information about Linear Technology’s business. In connection with scheduling this meeting, Linear Technology provided an outline of the information that it was prepared to share with Company A at the meeting, which was the same information as Linear Technology had provided to Analog Devices on May 27, 2016 and was the maximum amount of information that the Linear Technology board of directors was willing to provide at this juncture after considering the risks of providing additional information to Company A, given that it was a competitor of Linear Technology, and that the information already provided was sufficient for Company A to provide its best and final offer. At the request of Linear Technology’s management, representatives of Qatalyst Partners also provided an outline of this information to Company A’s financial advisor.

On June 9, 2016, the Linear Technology board of directors met with Linear Technology’s management, representatives of Qatalyst Partners and representatives of Jones Day to discuss the status of discussions and diligence efforts with Analog Devices and Company A. Linear Technology’s management shared with the Linear Technology board of directors the topics discussed with Analog Devices’ management and their overall impression of the meeting. The Linear Technology board of directors determined that Analog Devices and Company A should be asked to submit their best and final offer no later than June 22, 2016 and directed representatives of Qatalyst Partners to solicit such offers on behalf of Linear Technology.

During the period between June 10 and June 20, 2016, Linear Technology’s management and advisors met with Analog Devices’ management and advisors to discuss Analog Devices’ due diligence of Linear Technology. The information provided to Analog Devices in connection with its due diligence of Linear Technology during this period was consistent with the scope of information that the Linear Technology board of directors had previously determined to provide to Analog Devices and Company A and was made available to Company A.

On June 14, 2016, representatives of Qatalyst Partners notified both Analog Devices and Company A in writing that Linear Technology was requesting that they submit their best and final offer no later than June 22, 2016.

On June 15, 2016, Linear Technology and Analog Devices amended and restated their nondisclosure agreement to include a standstill provision to facilitate Linear Technology providing Analog Devices with additional information about Linear Technology’s business should Linear Technology determine to do so after reviewing Analog Devices’ best and final offer.

On June 16, 2016, Company A’s chief executive officer called Mr. Swanson to cancel the June 17, 2016 meeting between the companies’ respective management teams until Linear Technology provided more expansive information about its business than what Linear Technology had indicated it planned to provide at such meeting. Company A’s chief executive officer reiterated to Mr. Swanson that the Company A Proposal remained open if Linear Technology was interested in it, but that Company A could not increase its offer without information more expansive than what Linear Technology had determined to provide to bidders prior to their submission of their best and final offers. That same day, representatives of Qatalyst Partners communicated to Company A’s financial advisor the fact that Company A was being provided the same access to information about Linear Technology’s business as all other potential bidders.

On June 22, 2016, Analog Devices submitted a revised proposal increasing its offer price to $60 per share (referred to in this proxy statement/prospectus as the June 22 Analog Proposal), which proposal indicated that such offer reflected Analog Devices’ best and final price. The June 22 Analog Proposal represented an aggregate increase in potential acquisition consideration of approximately $500 million from the April 5 Analog Proposal and contemplated that the total acquisition consideration would comprise approximately 77% cash and 23% shares of Analog Devices’ common stock. Analog Devices indicated that it would fund the cash component of the acquisition consideration from its available cash and fully committed debt financing. Analog Devices also submitted a draft merger agreement and diligence request list and requested that Linear Technology enter into an agreement pursuant to which Linear Technology would exclusively negotiate a change in control transaction with Analog Devices until July 12, 2016.

On June 23, 2016, the Linear Technology board of directors met with Linear Technology’s management and representatives of Jones Day and Qatalyst Partners, respectively, to discuss the June 22 Analog Proposal and the Company A Proposal. Representatives of Qatalyst Partners and Jones Day provided the Linear Technology board of directors with an overview of the key financial and legal terms, respectively, of the June 22 Analog Proposal and draft merger agreement. Representatives of Qatalyst Partners also provided the Linear Technology board of directors with a presentation comparing the June 22 Analog Proposal to the valuation that might be implied by the Linear Technology financial operating plan that had been previously approved by the Linear Technology board of directors on May 18, 2016 and to recent comparable transactions. The Linear Technology board of directors discussed the efforts that Analog Devices had proposed it would undertake to obtain the regulatory approvals required to complete the transaction and the potential implications of those efforts on transactional certainty. Following these discussions, the Linear Technology board of directors authorized management and representatives of Qatalyst Partners to continue discussions regarding a potential transaction with Analog Devices, to convey Linear Technology’s desire for Analog Devices to commit to a greater level of effort with respect to the obtaining of regulatory approvals, and to provide further due diligence information to Analog Devices to facilitate those discussions.

On June 24, 2016, at the direction of the Linear Technology board of directors, representatives of Qatalyst Partners called representatives of Credit Suisse to inform them that the efforts Analog Devices had proposed to undertake to obtain the regulatory approvals necessary to complete the transaction did not provide sufficient deal certainty to Linear Technology. Representatives of Jones Day also called representatives of Analog Devices’ legal counsel, Wachtell, Lipton, Rosen & Katz (referred to in this proxy statement/prospectus as Wachtell Lipton), to discuss these matters.

On June 28, 2016, the Linear Technology board of directors met informally with members of Linear Technology management to discuss management’s projections and operating plan to assess the potential long-term benefits and risks to stockholders if Linear Technology were to remain a stand-alone company, compared to the risks and benefits of pursuing a potential sale of the company on the terms reflected in the June 22 Analog Proposal. Following this meeting, the Linear Technology board of directors met with Linear Technology’s management and representatives of Qatalyst Partners and Jones Day, respectively, to further discuss the June 22 Analog Proposal. Representatives of Jones Day reviewed the fiduciary duties of the Linear Technology board of directors in determining whether to remain a stand-alone company or to continue discussions with Analog Devices regarding a potential transaction and provided a more detailed review of the terms of the draft merger agreement proposed by Analog Devices. The Linear Technology board of directors determined to continue discussing a potential transaction with Analog Devices and provided instructions to representatives of Qatalyst Partners and Jones Day, respectively, as to various terms in the June 22 Analog Proposal that should be improved by Analog Devices.

On June 29, 2016, at the direction of the Linear Technology board of directors, representatives of Qatalyst Partners discussed with Credit Suisse the outstanding matters that Linear Technology would need to have resolved before it would enter into an exclusivity agreement with Analog Devices and Jones Day conveyed the same information to Wachtell Lipton.

Also on June 29, 2016, representatives of Company A’s financial advisor contacted representatives of Qatalyst Partners to inquire about the transaction process. Representatives of Qatalyst Partners informed representatives of Company A’s financial advisor that the process was still ongoing and, in response, the representatives of Company A’s financial advisor indicated that Company A would not be submitting a new bid at that time, but that the Company A Proposal was still valid. Following that call, Company A did not have further contact with Linear Technology or its advisors regarding a potential strategic transaction.

On July 6, 2016, representatives of Credit Suisse conveyed to representatives of Qatalyst Partners Analog Devices’ proposed revisions to the regulatory covenants contained in the draft merger agreement submitted with the June 22 Analog Proposal. These proposals included enhanced efforts that Analog Devices would undertake to obtain the requisite regulatory approvals for a transaction and the payment by Analog Devices to Linear Technology of a termination fee if regulatory approvals could not be obtained.

On July 8, 2016, the Linear Technology board of directors held a meeting at which members of Linear Technology’s management, representatives of Qatalyst Partners and representatives of Jones Day were present. Representatives of Jones Day discussed with the Linear Technology board of directors the regulatory approvals associated with a potential transaction with Analog Devices and the ability of Linear Technology to operate its business between signing a definitive agreement with Analog Devices and the completion of such a transaction. The Linear Technology board of directors instructed Qatalyst Partners and Jones Day to request that Analog Devices improve on these proposed terms.

During the month of July, representatives of Linear Technology and Analog Devices, along with their respective outside legal counsels, held numerous on site and telephonic meetings and discussions relating to each party’s due diligence review of the other party’s operations.

On July 11, 2016, representatives of Jones Day sent a revised draft of the merger agreement to representatives of Wachtell Lipton, and Linear Technology made available to Analog Devices and its advisors an electronic dataroom to assist Analog Devices in completing confirmatory due diligence on Linear Technology given the improved financial terms of the June 22 Analog Proposal and the likelihood of signing a transaction based on the June 22 Analog Proposal. Also on July 11, 2016, representatives of Qatalyst Partners sent a due diligence request list to representatives of Credit Suisse to facilitate Linear Technology’s diligence on Analog Devices. During the period from July 11 through July 21, 2016, representatives of Linear Technology conducted due diligence on Analog Devices. In connection with such due diligence, Analog Devices made available to Linear Technology management and representatives of Qatalyst Partners for reference purposes certain strategic, financial and operational information concerning Analog Devices, including limited financial projections, and certain information concerning the benefits anticipated from the proposed merger. This information was not utilized by Qatalyst Partners in connection with its financial analyses described in the section titled “—Opinion of Linear Technology’s Financial Advisor.”

On July 12, 2016, Mr. Swanson and Mr. Roche had a conversation to discuss their respective businesses and the scheduling of meetings between their respective management teams.

On July 13, 2016, the Linear Technology board of directors held a meeting at which members of Linear Technology’s management, representatives of Qatalyst Partners and representatives of Jones Day were present. The Linear Technology board of directors reviewed the status of discussions with Analog Devices and separately approved the entry into an exclusivity agreement with Analog Devices providing Analog Devices with an exclusive negotiating period until July 26, 2016. The Linear Technology board of directors also approved an updated financial operating plan reflecting non-material revisions to the financial operating plan approved on May 18, 2016 to reflect normal course fiscal year end inputs (referred to in this proxy statement/prospectus as the unaudited financial projections and as described in more detail below in the section titled “Certain Financial Projections Utilized by the Linear Technology Board of Directors and Linear Technology’s Financial Advisor” on page 110).

On July 13, 2016, representatives of Qatalyst Partners and representatives of Credit Suisse discussed Linear Technology employee retention matters.

On July 14, 2016, Mr. Maier and Mr. Roche discussed Linear Technology employee retention matters and, at the direction of the Linear Technology board of directors, representatives of Qatalyst Partners shared with Credit Suisse a subset of the unaudited financial projections for Linear Technology approved by the Linear Technology board of directors on July 13, 2016.

On July 15, 2016, Wachtell Lipton sent a revised draft of the merger agreement to Jones Day, which included a revised proposal with respect to covenants on Linear Technology’s operations between signing and closing, closing conditions, employee benefit matters and regulatory efforts as well as other matters.

On July 20, 2016, Jones Day sent a revised draft of the merger agreement to Wachtell Lipton, which included a revised proposal with respect to covenants on Linear Technology’s operations between signing and closing, closing conditions, employee benefit matters and regulatory efforts as well as other matters.

During the period between July 20, 2016 and July 26, 2016, Jones Day and Wachtell Lipton negotiated the unresolved terms of the merger agreement.

On July 20, 2016 and July 21, 2016, management of Linear Technology met with management of Analog Devices to discuss potential synergies and integration as well as potential timing for signing a definitive merger agreement.

On July 21, 2016, the Linear Technology board of directors held a meeting at which members of Linear Technology’s management, representatives of Qatalyst Partners and representatives of Jones Day were present. The Linear Technology board of directors reviewed the status of discussions with Analog Devices and Mr. Zerio provided the Linear Technology board of directors with a summary of financial and tax diligence discussions with Analog Devices.

On July 22, 2016, using the allocation of cash and stock consideration set forth in the June 22 Analog Proposal, representatives of Credit Suisse delivered to representatives of Qatalyst Partners a calculation of the merger consideration ratio of $46.00 in cash and 0.2321 shares of Analog Devices’ common stock for each share of Linear Technology common stock, having a total implied value of approximately $60.00 per Linear Technology share of common stock, based on a volume-weighted price of Analog Devices’ stock price for the period between July 15, 2016 and July 21, 2016 of $60.32.

On July 23, 2016, the Linear Technology board of directors held a meeting at which members of Linear Technology’s management, representatives of Qatalyst Partners and representatives of Jones Day were present. During the course of the meeting, representatives of Linear Technology management and each of Qatalyst Partners and Jones Day contributed to a presentation providing an overview to the Linear Technology board of directors of the results of the financial, accounting and legal due diligence of Analog Devices that had been conducted by and on behalf of Linear Technology.

On July 25, 2016, the Linear Technology board of directors met to review the terms and conditions of the proposed transaction with Analog Devices. At that meeting, representatives of Jones Day reviewed the fiduciary duties of the Linear Technology board of directors in determining whether to remain as a stand-alone company or to continue discussions with Analog Devices regarding a potential transaction. Additionally, representatives of Qatalyst Partners reviewed the financial terms of Analog Devices’ offer, which consisted of a combination of $46.00 in cash and 0.2321 shares of Analog Devices’ common stock for each share of Linear Technology common stock. As of July 25, 2016, the Analog Devices’ offer had an implied value equal to $60.05 per Linear Technology share of common stock, based on the closing price of Analog Devices’ common stock on NASDAQ on July 25, 2016, and represented an approximate 15.7% equity interest for Linear Technology stockholders in the combined entity based on the reported number of shares of Analog Devices common stock outstanding and the number of shares of Analog Devices common stock to be issued in the merger. Representatives of Jones Day also reviewed the terms and conditions of the debt commitment letter of Analog Devices’ financing source.

On July 26, 2016, during the course of the trading day, rumors of a potential transaction between Linear Technology and Analog Devices became public. In response, Linear Technology contacted NASDAQ to halt trading of its securities pending the Linear Technology board of directors’ determination of whether to approve the proposed merger agreement with Analog Devices. Shortly thereafter, the Linear Technology board of directors met to review the terms and conditions of the proposed transaction with Analog Devices. The Linear Technology board of directors discussed the terms of the Analog Devices’ merger agreement and determined that Analog Devices had satisfactorily addressed each of the matters related to the merger agreement that were previously raised by the Linear Technology board of directors. Following additional discussion by the Linear Technology board of directors, representatives of Qatalyst Partners rendered to the Linear Technology board of directors its oral opinion, which was subsequently confirmed by delivery of a written opinion, dated July 26, 2016, to the effect that, as of July 26, 2016, and based upon and subject to the factors, assumptions, limitations, qualifications and conditions set forth in that opinion, the merger consideration to be received pursuant to, and in accordance with, the terms of the merger agreement by holders of shares of Linear Technology common stock (other than Analog Devices or any of its affiliates) was fair, from a financial point of view, to such holders of shares of Linear Technology common stock. The Linear Technology board of directors, with the advice and assistance of representatives of Qatalyst Partners, Jones Day and Linear Technology’s management, then evaluated and discussed the terms of the Analog Devices merger agreement and the transactions contemplated thereby. The Linear Technology board of directors took into consideration the proposal received by Linear Technology from Company A (including the form of consideration), the information considered with respect to remaining an independent company, and other factors deemed relevant by the Linear Technology board of directors, including the factors described below in the section titled “Reasons for the Merger.” After discussion and consideration of the financial and other information presented, the Linear Technology board of directors unanimously determined that the Analog Devices merger agreement, the performance by Linear Technology of its obligations thereunder and the consummation of the transactions contemplated thereby were advisable and fair to, and in the best interests of, Linear Technology and its stockholders.

On July 26, 2016, the Analog Devices merger agreement and related documents were executed and delivered by each of Linear Technology and Analog Devices.

On July 26, 2016, Linear Technology and Analog Devices issued a joint press release announcing the execution of the Analog Devices merger agreement.

Linear Technology’s Reasons for the Merger; Recommendation of the Linear Technology Board of Directors

At its July 26, 2016 meeting held to evaluate the proposed merger, the Linear Technology board of directors unanimously approved the merger agreement and determined that the terms of the merger are fair to and in the best interests of Linear Technology’s stockholders. The Linear Technology board of directors recommends that Linear Technology’s stockholders vote:

1.	“FOR” the merger proposal;

2.	“FOR” the merger-related compensation proposal;

3.	“FOR” the director election proposal;

4.	“FOR” the executive compensation proposal;

5.	“FOR” the accountant ratification proposal; and

6.	“FOR” the adjournment proposal.

In evaluating the merger and the merger agreement and arriving at its determination, the Linear Technology board of directors consulted with Linear Technology’s senior management, Linear Technology’s financial advisor, Qatalyst Partners, and Linear Technology’s outside legal counsel, Jones Day, and considered a number of substantive factors, both positive and negative, and potential benefits and detriments of the merger to Linear Technology and its stockholders. The Linear Technology board of directors believed that, taken as a whole, the following factors supported its decision to approve the proposed merger:

•	Merger Consideration. The value of the merger consideration to be received by Linear Technology stockholders in relation to (1) the market prices of Linear Technology common stock prior to the Linear Technology board of directors’ approval of the merger agreement; (2) the Linear Technology board of directors’ assessment, based on the directors’ and Linear Technology management’s experience and knowledge of the industry and discussions with, and presentations from, representatives of Qatalyst Partners, of the value of Linear Technology as an independent entity; and (3) the value that could potentially be obtained through other strategic alternatives available to Linear Technology.

•	Premium to Trading Price of Linear Technology Common Stock. The fact that the implied value of the merger consideration of $60.05 per share, based on the $60.53 closing price per share of Analog Devices common stock on July 25, 2016, the last full trading day before the publication of press reports that Linear Technology and Analog Devices were in advanced negotiations regarding a potential business combination transaction, was higher than the closing price per share of Linear Technology’s common stock at any date in the past 15 years and represented a significant premium over the market prices at which Linear Technology common stock had previously traded during this period, including a premium of approximately:

•	24% over the closing price per share of Linear Technology common stock on July 25, 2016;

•	28% over the 30-day average closing price per share of Linear Technology common stock as of July 25, 2016; and

•	29% over the 60-day average closing price per share of Linear Technology common stock as of July 25, 2016.

•	Uncertainty of Future Common Stock Market Price. The Linear Technology board of directors considered Linear Technology’s business, assets, financial condition, results of operations, management, competitive position and prospects, as well as current industry, economic and stock and credit market conditions. The Linear Technology board of directors also considered Linear Technology’s financial plan and the initiatives and the potential execution risks associated with such plan. In connection with these considerations, the Linear Technology board of directors considered the attendant risk that if Linear Technology remained independent, Linear Technology common stock may not trade at levels equal to or greater than the value of the merger consideration in the near term, over an extended period of time or at all.

•	Negotiations with Analog Devices. The benefits that Linear Technology and its advisors were able to obtain during its extensive negotiations with Analog Devices, including an increase in Analog Devices’ offer price per share from the beginning of the process to the end of the negotiations and a significant improvement in transaction certainty. The Linear Technology board of directors believed that the consideration reflected in the merger agreement was the best transaction that could be obtained by Linear Technology stockholders from Analog Devices at the time, and that there was no assurance that a more favorable opportunity to sell Linear Technology would arise later or through any alternative transaction.

•	Significant Portion of Merger Consideration in Cash. The fact that a large portion of the merger consideration will be paid in cash, giving Linear Technology stockholders the opportunity to immediately realize value for a significant portion of their investment and providing certainty of value. The Linear Technology board of directors also considered the fact that Linear Technology stockholders would be able to reinvest the cash consideration received in the merger in Analog Devices common stock if they desired to do so.

•	Fixed Stock Portion of Merger Consideration. The fact that because the stock portion of the merger consideration is a fixed number of shares of Analog Devices common stock, Linear Technology stockholders will have the opportunity to benefit from any increase in the trading price of shares of Analog Devices common stock between the announcement of the merger agreement and the completion of the merger and that the significant cash portion of the merger consideration will limit the impact of a decline in the trading price of Analog Devices common stock on the aggregate value of the merger consideration.

•	Participation in Potential Upside. The benefits of the combined company that could result from the merger, including the potential to realize synergies. The fact that, since a portion of the merger consideration will be paid in Analog Devices common stock, Linear Technology stockholders will benefit from an approximately 15.7% pro forma continuing equity ownership in Analog Devices (based on share prices of Linear Technology and Analog Devices on July 25, 2016) and have the opportunity to participate in any future earnings or growth of the combined company and future appreciation in the value of Analog Devices common stock following the merger should they determine to retain the Analog Devices common stock payable in the merger.

•	Expected Cost Synergies. The expectation that the combined company will recognize anticipated annualized cost synergies following consummation of the proposed transaction, which Linear Technology stockholders will benefit from as continuing stockholders of Analog Devices. The Linear Technology board of directors also considered that there could be no assurance that any particular amount of such synergies would be achieved following completion of the merger or the time frame in which they would be achieved.

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Financial Advisor’s Financial Analyses and Opinion. The oral opinion rendered by representatives of Qatalyst Partners to the Linear Technology board of directors on July 26, 2016, which was subsequently confirmed in writing, that as of such date, and based upon and subject to the various assumptions, considerations, qualifications and limitations set forth in its written opinion, the merger consideration to be received pursuant to, and in accordance with, the terms of the merger agreement by the holders of shares of Linear Technology common stock (other than Analog Devices or any of its affiliates) was fair, from a financial point of view, to such holders of shares of Linear Technology common stock. For a summary of Qatalyst Partners’ opinion, please see “—Opinion of Linear Technology’s Financial Advisor” beginning on page 112 of this proxy statement/prospectus.

•	Regulatory Efforts to Consummate the Merger. The obligation of Analog Devices in the merger agreement to use reasonable best efforts to obtain such approvals, consents and clearances and that therefore Analog Devices may be required to comply with conditions or limitations imposed by governmental authorities, subject to certain exceptions.

•	Likelihood of Consummation. The likelihood that the merger would be completed, in light of, among other things, the conditions to the merger, the absence of a financing condition, the efforts required to obtain regulatory approvals, and the provisions of the merger agreement in the event of various breaches by Analog Devices.

•	Terms of the Merger Agreement. The terms and conditions of the merger agreement, including:

•	the representations, warranties and covenants of the parties, the conditions to the parties’ obligations to complete the merger and their ability to terminate the merger agreement;

•	the provisions of the merger agreement that allow Linear Technology to engage in negotiations with, and provide information to, a third party that makes an unsolicited written bona fide proposal relating to an alternative transaction, if the Linear Technology board of directors has determined in good faith, after consultation with its outside legal counsel and financial advisors, that such proposal constitutes or could reasonably be expected to result in a transaction that is superior to the proposed transaction with Analog Devices and Linear Technology complies with certain procedural requirements;

•	the provisions of the merger agreement that allow the Linear Technology board of directors to change its recommendation in favor of the adoption of the merger agreement in response to a superior proposal and/or terminate the merger agreement in order to accept a superior proposal if the Linear Technology board of directors has determined in good faith, after consultation with its outside legal counsel and financial advisors, that failure to take such action would be inconsistent with the directors’ fiduciary duties, subject to certain conditions (including taking into account any modifications to the terms of the transactions that are proposed by Analog Devices and, in connection with the termination of the merger agreement, payment to Analog Devices of a $490 million termination fee), subject to Linear Technology’s compliance with certain procedural requirements;

•	the provisions of the merger agreement that allow the Linear Technology board of directors to change its recommendation in favor of the adoption of the merger agreement (other than in response to the receipt of a written unsolicited bona fide proposal relating to an alternative transaction, which is subject to the preceding sub-bullet above) if the Linear Technology board of directors has determined in good faith, after consultation with its outside legal counsel, that failure to take such action would be inconsistent with its directors’ fiduciary duties, subject to certain conditions (including taking into account any modifications to the terms of the transactions that are proposed by Analog Devices);

•	the belief of the Linear Technology board of directors that the termination fee provisions were not likely to unduly discourage competing third-party proposals or reduce the price of such proposals, that such provisions are customary for transactions of this size and type, and that the $490 million termination fee, representing approximately 3.3% of the equity value implied by the proposed transaction, was reasonable in the context of comparable transactions;

•	the ability of Linear Technology to specifically enforce the terms of the merger agreement; and

•	the fact that, if either Linear Technology or Analog Devices terminated the merger agreement as a result of a failure to obtain regulatory approvals (subject, in certain circumstances, to the satisfaction of other closing conditions), Analog Devices would be obligated to pay Linear Technology a $700 million termination fee.

•	Strategic Alternatives. The Linear Technology board of directors, with the assistance of representatives of Qatalyst Partners, considered the strategic, business and legal considerations relating to a potential transaction with Analog Devices and the risks and benefits of a potential transaction compared to other potential strategic alternatives and concluded that while each of such other potential alternatives had a variety of qualitative factors that could make it attractive or cause concerns, a potential transaction with Analog Devices would likely deliver value to Linear Technology stockholders that was higher than the values that could be achieved for Linear Technology stockholders in other potential strategic alternatives.

•	Absence of Competing Offers. The Linear Technology board of directors noted that, other than the Company A Proposal, Linear Technology had not received any inquiries concerning alternative transactions. The Linear Technology board of directors also believed that the benefits of soliciting interest from other potential parties were outweighed by a number of risks, including that such solicitation would further increase market speculation and jeopardize or, at a minimum, delay the proposed transaction with Analog Devices. The Linear Technology board of directors also observed that, in the event that any third party were to seek to make such proposal, Linear Technology retained the ability to consider unsolicited proposals after the execution of the merger agreement until the meeting of the Linear Technology stockholders to vote on the merger proposal and to enter into an agreement with respect to an acquisition proposal under certain circumstances (concurrently with terminating the merger agreement and paying a $490 million termination fee to Analog Devices).

•	Analog Devices’ Business and Reputation. The results of the due diligence investigation that Linear Technology’s senior management conducted with the assistance of its advisors on Analog Devices with respect to certain matters and Analog Devices’ business reputation and capabilities of Analog Devices and its management.

•	Financing Strength of Analog Devices. The likelihood that Analog Devices would be able to finance the merger given Analog Devices’ financial resources, financial profile and the financing commitments that it obtained from JPMorgan, BofA, MLPFS and CS.

•	Availability of Appraisal Rights. The fact that appraisal rights would be available to holders of Linear Technology common stock under Delaware law and that there was no condition in the merger agreement relating to the maximum number of shares of Linear Technology common stock that could dissent from the merger.

•	Stockholders’ Ability to Reject the Merger. The Linear Technology board of directors considered the fact that the merger is subject to approval by Linear Technology stockholders, who would be free to reject the merger.

The Linear Technology board of directors also considered certain potentially negative factors in its deliberations concerning the merger, including the following:

•	Fixed Stock Portion of Merger Consideration. The fact that because the stock portion of the merger consideration is a fixed exchange ratio of shares of Analog Devices common stock to Linear Technology common stock, Linear Technology stockholders could be adversely affected by a decrease in the trading price of Analog Devices common stock during the pendency of the merger, and the fact that the merger agreement does not provide Linear Technology with a price-based termination right or other similar protection. The Linear Technology board of directors determined that this structure was appropriate and the risk acceptable in view of factors such as:

•	the Linear Technology board of directors’ review of the relative intrinsic values and financial performance of Analog Devices and Linear Technology; and

•	the fact that a substantial portion of the merger consideration will be paid in a fixed cash amount which limits the impact of a decline in the trading price of Analog Devices common stock on the value of the merger consideration.

•	Possible Failure to Achieve Synergies. The risk that the potential benefits and synergies sought in the merger will not be realized or will not be realized within the expected time period, and the risk associated with the integration by Analog Devices of Linear Technology.

•	Smaller Ongoing Equity Participation in the Combined Company by Linear Technology Stockholders. The fact that because only a limited portion of the merger consideration will be in the form of Analog Devices common stock, Linear Technology stockholders will have a smaller ongoing equity participation in the combined company (and, as a result, a smaller opportunity to participate in any future earnings or growth of the combined company and future appreciation in the value of Analog Devices common stock following the merger) than they have in Linear Technology. The Linear Technology board of directors considered, however, that Linear Technology stockholders would be able to reinvest the cash received in the merger in Analog Devices common stock if they desired to do so.

•	Regulatory Risk. The risk that necessary regulatory approvals may be delayed, conditioned or denied.

•	Terms of Analog Devices’ Financing Commitments. The fact that the financing commitment letters obtained by Analog Devices are subject to closing conditions similar to those found in the merger agreement, including (1) the absence of a material adverse effect on Analog Devices, and (2) the absence of a material adverse effect on Linear Technology.

•	Risk of Non-Completion. The possibility that the merger might not be completed, including as a result of the failure to obtain regulatory approvals or the failure of Linear Technology stockholders to approve the merger proposal, and the effect the resulting public announcement of the termination of the merger agreement may have on:

•	the trading price of Linear Technology common stock; and

•	Linear Technology’s business and operating results, particularly in light of the costs incurred in connection with the transaction.

•	Possible Deterrence of Competing Offers. The risk that various provisions of the merger agreement, including the requirement that Linear Technology must pay to Analog Devices a termination fee of $490 million if the merger agreement is terminated under certain circumstances, may discourage other parties potentially interested in an acquisition of, or combination with, Linear Technology from pursuing that opportunity.

•	Possible Disruption of the Business and Costs and Expenses. The possible disruption to Linear Technology’s business that may result from the merger, the resulting distraction of Linear Technology’s management and potential attrition of Linear Technology’s employees, as well as the costs and expenses associated with completing the merger.

•	Restrictions on Operation of Linear Technology’s Business. The requirement that Linear Technology conduct its business in all material respects in the ordinary course prior to completion of the merger and subject to specified restrictions unless Analog Devices provides its prior written consent (which consent may not be unreasonably withheld, delayed or conditioned), which might delay or prevent Linear Technology from undertaking certain business opportunities that might arise pending completion of the merger.

•	Merger Consideration Taxable. The fact that any gains arising from the receipt of the merger consideration would be taxable to Linear Technology stockholders for U.S. federal income tax purposes.

•	Other Risks. The risks described under “Risk Factors” beginning on page 23 of this proxy statement/prospectus.

The Linear Technology board of directors concluded that the potentially negative factors associated with the proposed merger were significantly outweighed by the potential benefits that it expected the Linear Technology stockholders would achieve as a result of the merger, including the belief of the Linear Technology board of directors that the proposed merger would maximize the immediate value of Linear Technology stockholders’ shares and minimize the risks and uncertainty affecting the future prospects of Linear Technology, including the potential execution risks associated with its stand-alone financial plan. Accordingly, the Linear Technology board of directors determined that the merger agreement and the transactions contemplated thereby, including the merger, are advisable, fair to, and in the best interests of, Linear Technology and Linear Technology stockholders.

In addition, the Linear Technology board of directors was aware of and considered the interests that Linear Technology’s directors and executive officers may have with respect to the merger that differ from, or are in addition to, their interests as stockholders of Linear Technology generally, as described under “—Interests of Linear Technology’s Directors and Executive Officers in the Merger” beginning on page 119 of this proxy statement/prospectus.

The foregoing discussion of the information and factors considered by the Linear Technology board of directors is not exhaustive, but Linear Technology believes it includes all the material factors considered by the Linear Technology board of directors. In view of the wide variety of factors considered in connection with its evaluation of the merger and the complexity of these matters, the Linear Technology board of directors did not consider it practicable to, and did not attempt to, quantify or otherwise assign relative or specific weight or values to any of these factors. Rather, the Linear Technology board of directors viewed its position and recommendation as being based on an overall analysis and on the totality of the information presented to and factors considered by it. In addition, in considering the factors described above, individual directors may have given different weights to different factors. After considering this information, the Linear Technology board of directors approved the merger agreement and the transactions contemplated thereby, including the proposed merger, and recommended that Linear Technology stockholders adopt the merger agreement.

This explanation of Linear Technology’s reasons for the merger and other information presented in this section is forward-looking in nature and, therefore, should be read in light of the factors described under “Cautionary Statements Regarding Forward-Looking Statements” beginning on page 21 of this proxy statement/prospectus.

Certain Financial Projections Utilized by the Linear Technology Board of Directors and Linear Technology’s Financial Advisor

Although Linear Technology has publicly issued limited short-term guidance concerning certain aspects of its expected financial performance, it does not, as a matter of course, make public disclosure of detailed forecasts or projections of its expected financial performance for extended periods due to, among other things, (1) the inherent difficulty of accurately predicting future periods; and (2) the likelihood that the underlying assumptions and estimates may prove incorrect. However, for internal purposes and in connection with the process leading to the merger agreement, Linear Technology prepared certain projections and estimates of future financial and operating performance for Linear Technology for its fiscal years 2017 through 2022. The financial projections and estimates summarized below (referred to in this proxy statement/prospectus as the unaudited financial projections) were prepared by Linear Technology on a stand-alone basis and do not take into account any of the transactions contemplated by the merger agreement, including the merger and associated expenses, or Linear Technology’s compliance with its covenants under the merger agreement. As a result, actual results likely will differ, and may differ materially, from those contained in the projections and estimates.

The unaudited financial projections below were prepared for internal use by Linear Technology, and approved by the Linear Technology board of directors, and were provided to Qatalyst Partners for use in the financial analyses undertaken by Qatalyst Partners in connection with rendering their fairness opinion to the

Linear Technology board of directors and were not prepared for purposes of public disclosure, and were not prepared on a basis designed to comply with published guidelines of the SEC (including those regarding forward-looking statements and the use of non-GAAP measures), the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial data, published guidelines of the SEC regarding forward-looking statements and the use of non-GAAP measures or GAAP. In the view of Linear Technology management, the unaudited financial projections were prepared on a reasonable basis based on the best information available to Linear Technology management at the time of their preparation. The unaudited financial projections, however, are not fact and should not be relied upon as being necessarily indicative of future results, and readers of this proxy statement/prospectus are cautioned not to place undue reliance on this information. All of the unaudited financial projections summarized in this section were prepared by and are the responsibility of the management of Linear Technology. No independent registered public accounting firm has examined, compiled or otherwise performed any procedures with respect to the prospective financial information contained in these financial forecasts and, accordingly, no independent registered public accounting firm has expressed any opinion or given any other form of assurance with respect thereto and no independent registered public accounting firm assumes any responsibility for the prospective financial information. The reports of the independent registered public accounting firms incorporated by reference into this proxy statement/prospectus relate to the historical financial information of Linear Technology and Analog Devices, respectively. Such reports do not extend to the unaudited financial projections and should not be read to do so. The unaudited financial projections include non-GAAP financial measures. Non-GAAP financial measures are not prepared in accordance with GAAP and should be considered as a supplement to, not a substitute for, or superior to, the corresponding measures calculated in accordance with GAAP.

Certain Projections Reviewed by the Linear Technology board of directors

The unaudited financial projections for Linear Technology’s fiscal years 2016 through 2022 reflect the forecasts prepared by the management of Linear Technology for internal purposes of assessing a possible strategic transaction.

At the direction of the Linear Technology board of directors, Qatalyst Partners used the unaudited financial projections for Linear Technology in performing its financial analysis in connection with rendering the opinion described and summarized below in the section titled “—Opinion of Linear Technology’s Financial Advisor.” Linear Technology also provided a subset of the unaudited financial projections for Linear Technology to Analog Devices.

Unaudited Financial Projections

	Fiscal Year Ended July 3
(in millions, except per share amounts)	2016E	2017E	2018E	2019E	2020E	2021E	2022E
Revenue	$1,424	$1,524	$1,677	$1,811	$1,937	$2,073	$2,218
Gross Profit	1,081	1,172	1,308	1,412	1,511	1,617	1,730
Operating Income	632	696	818	908	983	1,065	1,152
Net Income	493	534	641	711	771	836	906
Net Operating Profit After Taxes (1)	488	527	627	697	755	817	884
Unlevered Free Cash Flow (2)	616	619	720	795	862	942	1,023
Earnings Per Share (3)	$2.01	$2.18	$2.61	$2.90	$3.15	$3.41	$3.70

(1)	Net operating profit after taxes is a non-U.S. GAAP financial measure calculated by starting with operating income (as shown in the table above and includes stock-based compensation expenses) and subtracting estimated taxes.
(2)	Unlevered free cash flow is a non-U.S. GAAP financial measure calculated by starting with operating income (as shown in the table above and includes stock-based compensation expenses) and subtracting estimated cash taxes payable, capital expenditures, investment in working capital and then adding back depreciation expense and stock-based compensation expenses.

(3)	Earnings per share calculation based on assumption of 245,000,000 outstanding shares of Linear Technology common stock.

Important Information About the Unaudited Financial Projections

While the unaudited financial projections summarized above were prepared in good faith and based on information available at the time of preparation, no assurance can be made regarding future events. The estimates and assumptions underlying the unaudited financial projections involve judgments with respect to, among other things, future economic, competitive, regulatory and financial market conditions and future business decisions that may not be realized and that are inherently subject to significant business, economic, competitive and regulatory uncertainties and contingencies, including, among others, risks and uncertainties described under “Risk Factors” and “Cautionary Statement Regarding Forward-Looking Statements” beginning on pages 23 and 21, respectively, of this proxy statement/prospectus all of which are difficult to predict and many of which are beyond the control of Linear Technology and will be beyond the control of the combined company. These matters are inherently uncertain, subject to change and, in many cases, are beyond the control of Linear Technology. There can be no assurance that the underlying assumptions will prove to be accurate or that the projected results will be realized, and actual results will likely differ, and may differ materially, from those reflected in the unaudited financial projections, whether or not the merger is completed. As a result, the unaudited financial projections cannot be considered a reliable predictor of future operating results, and this information should not be relied on as such.

Because the financial projections were developed by Linear Technology on a standalone basis without giving effect to the merger, the financial projections do not give effect to the merger or any changes in Linear Technology’s or Analog Devices’ operations or strategy that may be implemented following completion of the merger, including any potential cost synergies realized as a result of the merger, or to any costs related to or that may arise in connection with the merger.

The inclusion of a summary of the projections in this proxy statement/prospectus should not be regarded as an indication that any of Linear Technology or its officers, directors, financial advisors or other representatives or any of their respective affiliates consider the projections to be necessarily predictive of actual future events, and the projections should not be relied upon as such. Linear Technology has not made representations to Analog Devices, in the merger agreement or otherwise, concerning the financial projections. The unaudited financial projections cover multiple years and such information by its nature becomes less predictive with each succeeding year. None of Linear Technology, Analog Devices nor, following completion of the merger, the combined company or their respective officers, directors, financial advisors or other representatives or any of their respective affiliates can give any stockholder of Linear Technology or other person any assurance that actual results will not differ materially from the projections, and none of them undertakes any obligation, except as required by law, to update or otherwise revise or reconcile the projections and estimates to reflect circumstances existing after the date the projections were generated or to reflect the occurrence of future events, even if any or all of the assumptions and estimates underlying the projections are shown, whether prior to or after the date of this prospectus/proxy statement, to be in error. None of Linear Technology or its officers, directors, financial advisors or other representatives or any of their respective affiliates has made, makes or is authorized in the future to make any representation to any stockholder of Linear Technology or other person regarding Linear Technology’s ultimate performance compared to the information contained in the projections or that the projected results will be achieved.

The summaries of the unaudited financial projections are included because they were provided to the Linear Technology board of directors and to Qatalyst Partners; they are not included in this proxy statement/prospectus in order to induce any Linear Technology stockholder to vote in favor of the proposal to adopt the merger agreement or any of the other proposals to be voted on at the Linear Technology annual meeting of stockholders. Linear Technology urges all stockholders to review Linear Technology’s most recent SEC filings for a description of Linear Technology’s reported financial results.

Opinion of Linear Technology’s Financial Advisor

Linear Technology retained Qatalyst Partners to act as financial advisor to the Linear Technology board of directors in connection with a potential transaction such as the merger and to evaluate whether the merger consideration to be received pursuant to, and in accordance with, the terms of the merger agreement by the holders of shares of Linear Technology common stock, other than Analog Devices or any of its affiliates, was fair, from a financial point of view, to such holders. Linear Technology selected Qatalyst Partners to act as its financial advisor based on Qatalyst Partners’ qualifications, expertise, reputation and knowledge of the business and affairs of Linear Technology and the industry in which it operates. Qatalyst Partners has provided its written consent to the reproduction of the Qatalyst Partners’ opinion in this proxy statement/prospectus. At the meeting of the Linear Technology board of directors on July 26, 2016, Qatalyst Partners rendered its oral opinion, subsequently confirmed in writing, that, as of such date and based upon and subject to the considerations, limitations and other matters set forth therein, the consideration of $46.00 in cash and 0.2321 shares of Analog Devices common stock per share of Linear Technology common stock (which is subject to certain adjustment procedures set forth in the merger agreement, as to which Qatalyst Partners expressed no opinion) to be received pursuant to, and in accordance with, the terms of the merger agreement by the holders of shares of Linear Technology common stock, other than Analog Devices or any of its affiliates, was fair, from a financial point of view, to such holders. Qatalyst Partners delivered its written opinion, dated July 26, 2016, to the Linear Technology board of directors following the meeting of the Linear Technology board of directors.

The full text of Qatalyst Partners’ written opinion, dated July 26, 2016, to the Linear Technology board of directors is attached as Annex B to this proxy statement/prospectus and is incorporated by reference herein. The opinion sets forth, among other things, the assumptions made, procedures followed, matters considered and limitations and qualifications of the review undertaken by Qatalyst Partners in rendering its opinion. You should read the opinion carefully in its entirety. Qatalyst Partners’ opinion was provided to the Linear Technology board of directors and addresses only, as of the date of the opinion, the fairness, from a financial point of view, of the consideration of $46.00 in cash and 0.2321 shares of Analog Devices common stock per share of Linear Technology common stock to be received pursuant to, and in accordance with, the terms of the merger agreement by the holders of shares of Linear Technology common stock, other than Analog Devices or any of its affiliates, and it does not address any other aspect of the merger. It does not constitute a recommendation as to how any Linear Technology stockholder should vote with respect to the merger proposal or any other matter and does not in any manner address the price at which the shares of Linear Technology common stock or shares of Analog Devices common stock will trade at any time. The summary of Qatalyst Partners’ opinion set forth herein is qualified in its entirety by reference to the full text of the opinion.

In arriving at its opinion, Qatalyst Partners reviewed the merger agreement, certain related documents, and certain publicly available financial statements and other business and financial information of Linear Technology and Analog Devices. Qatalyst Partners also reviewed the unaudited financial projections (as defined and described above in the section titled “Certain Financial Projections Utilized by the Linear Technology Board of Directors and Linear Technology’s Financial Advisor” beginning on page 110). Additionally, Qatalyst Partners discussed the past and current operations and financial condition and the prospects of Linear Technology and Analog Devices, including information relating to certain strategic, financial and operational benefits anticipated from the merger, with senior executives of Linear Technology and Analog Devices. Qatalyst Partners also reviewed the historical market prices and trading activity for the shares of Linear Technology common stock and shares of Analog Devices common stock with that of certain other selected publicly traded companies and their securities. In addition, Qatalyst Partners reviewed the financial terms, to the extent publicly available, of selected acquisition transactions and performed such other analyses, reviewed such other information and considered such other factors as Qatalyst Partners deemed appropriate. Qatalyst Partners also reviewed, for reference purposes only, (i) certain forward-looking information prepared by the management of Analog Devices, including financial projections and operating data of Analog Devices (referred to in this section as the Analog Devices projections) and (ii) information relating to certain strategic, financial and operational benefits anticipated from the merger prepared by the management of Analog Devices and consented to by the management of the Linear

Technology (referred to in this section as the synergies), and such information was not utilized by Qatalyst Partners in connection with the financial analyses described below.

In arriving at its opinion, Qatalyst Partners assumed and relied upon, without independent verification, the accuracy and completeness of the information that was publicly available or supplied or otherwise made available to, or discussed with, Qatalyst Partners by Linear Technology and Analog Devices. With respect to the unaudited financial projections, Qatalyst Partners was advised by management of Linear Technology, and Qatalyst Partners assumed, that such projections had been reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of Linear Technology of the future financial performance of Linear Technology and other matters covered thereby. With respect to the Analog Devices projections, Qatalyst Partners was advised by the management of Analog Devices, and Qatalyst Partners assumed, that the Analog Devices projections had been reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of Analog Devices of the future financial performance of Analog Devices. With respect to the synergies, Qatalyst Partners was advised by the management of Analog Devices, and Qatalyst Partners assumed, that the synergies had been reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of Analog Devices (and consented to by the management of the Linear Technology) relating to the strategic, financial and operational benefits anticipated from the merger. Qatalyst Partners assumed that the merger will be consummated in accordance with the terms set forth in the merger agreement, without any modification, waiver or delay. In addition, Qatalyst Partners assumed that, in connection with the receipt of all the necessary approvals of the proposed merger, no delays, limitations, conditions or restrictions will be imposed that could have an adverse effect on Linear Technology, Analog Devices or the contemplated benefits expected to be derived in the proposed merger. Qatalyst Partners did not make any independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of Linear Technology or Analog Devices, nor was Qatalyst Partners furnished with any such evaluation or appraisal. In addition, Qatalyst Partners relied, without independent verification, upon the assessment of the managements of Linear Technology and Analog Devices as to (i) the existing and future technology and products of Linear Technology and the risks associated with such technology and products; (ii) the ability of Linear Technology and Analog Devices to integrate their businesses; and (iii) their ability to retain key employees of Linear Technology and Analog Devices. Qatalyst Partners’ opinion has been approved by Qatalyst Partners’ opinion committee in accordance with its customary practice.

Qatalyst Partners’ opinion is necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to it as of, the date of the opinion. Events occurring after the date of the opinion may affect Qatalyst Partners’ opinion and the assumptions used in preparing it, and Qatalyst Partners has not assumed any obligation to update, revise or reaffirm its opinion. Qatalyst Partners’ opinion does not address the underlying business decision of Linear Technology to engage in the merger, or the relative merits of the merger as compared to any strategic alternatives that may be available to Linear Technology. Qatalyst Partners’ opinion is limited to the fairness, from a financial point of view, of the consideration of $46.00 in cash and 0.2321 shares of Analog Devices common stock per share of Linear Technology common stock to be received pursuant to, and in accordance with, the terms of the merger agreement by Linear Technology stockholders, other than Analog Devices or any affiliates of Analog Devices, and Qatalyst Partners expressed no opinion with respect to the fairness of the amount or nature of the compensation to any of the officers, directors or employees of Analog Devices or Linear Technology, or any class of such persons, relative to such consideration.

The following is a brief summary of the material analyses performed by Qatalyst Partners in connection with its opinion dated July 26, 2016. The analyses and factors described below must be considered as a whole; considering any portion of such analyses or factors, without considering all analyses and factors, could create a misleading or incomplete view of the process underlying Qatalyst Partners’ opinion. For purposes of its analyses, Qatalyst Partners utilized both the consensus of third-party research analysts’ projections of the future financial performance of Linear Technology as of July 25, 2016 (referred to in this proxy statement/prospectus as the analyst projections) and the unaudited financial projections.

Some of the summaries of the financial analyses include information presented in tabular format. The tables are not intended to stand alone, and in order to more fully understand the financial analyses used by Qatalyst Partners, the tables must be read together with the full text of each summary. Considering the data set forth below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of Qatalyst Partners’ financial analyses.

Discounted Cash Flow Analysis

Qatalyst Partners performed a discounted cash flow (referred to in this proxy statement/prospectus as DCF) analysis, which is designed to imply a potential, present value per share of Linear Technology common stock as of July 3, 2016 by:

•	adding:

•	the implied net present value of the estimated future unlevered free cash flows of Linear Technology, based on the unaudited financial projections, for fiscal year 2017 through fiscal year 2021 (which implied present value was calculated by using a range of discount rates of 8.0% to 10.0%, based on an estimated weighted average cost of capital for Linear Technology);

•	the implied net present value of a corresponding terminal value of Linear Technology, calculated by multiplying Linear Technology’s estimated net operating profit after tax (referred to in this proxy statement/prospectus as NOPAT) in fiscal year 2022 of approximately $884 million, based on the unaudited financial projections, by a range of fully-diluted enterprise value to next-twelve-months NOPAT multiples of 16.0x to 21.0x, and discounted to present value using the same range of discount rates used in the calculation of the implied net present value of the estimated future unlevered free cash flows of Linear Technology described above; and

•	the cash balance of Linear Technology as of July 3, 2016, as provided by Linear Technology’s management.

•	applying a dilution factor of approximately 5% to reflect the dilution to current stockholders, assuming no stock buybacks conducted by Linear Technology, due to the effect of future issuances by Linear Technology of equity awards through the end of fiscal year 2021, as projected by Linear Technology’s management in the unaudited financial projections; and

•	dividing the resulting amount by the number of fully-diluted shares of Linear Technology common stock outstanding, adjusted for Linear Technology restricted stock units and Linear Technology restricted stock awards outstanding (including 1,096,000 equity awards expected to be granted by Linear Technology in July 2016 and excluding 6,000 Non-Participating Shares (as such term is defined in the merger agreement) that were to be cancelled by Linear Technology), as provided by Linear Technology management as of July 22, 2016.

Based on the calculations set forth above, this analysis implied a range of values for Linear Technology’s common stock of approximately $51.51 to $66.99 per share of Linear Technology common stock. Qatalyst Partners noted that the implied value of the consideration to be received by Linear Technology stockholders pursuant to the merger agreement was $60.05 per share of Linear Technology common stock, based on Analog Devices’ closing stock price on July 25, 2016.

Selected Companies Analysis

Qatalyst Partners compared selected financial information and public market multiples for Linear Technology with publicly available information and public market multiples for selected companies. The companies used in this comparison were those companies listed below that were selected from publicly traded companies in the semiconductor industry by Qatalyst Partners based on its professional judgment, which included such factors as companies participating in similar lines of businesses to Linear Technology, having similar financial performance, or having other relevant or similar characteristics. Based upon research analyst consensus estimates for calendar year 2017, and using the closing prices as of July 25, 2016 for shares of the selected companies, Qatalyst Partners calculated, among other things, the ratio of price to earnings per share for calendar year 2017 (referred to as the CY2017E P/E Multiples) for each of the selected companies.

Selected Company	CY2017E P/E Multiple
Texas Instruments Incorporated	19.4x
Analog Devices, Inc.	18.5x
Maxim Integrated Products, Inc.	18.4x

The CY2017E P/E Multiple for Linear Technology was 21.5x based on the analyst projections using Linear Technology’s closing share price on July 25, 2016.

Based on an analysis of the CY2017E P/E Multiples for the selected companies, Qatalyst Partners selected a representative range of 17.0x to 23.0x and applied this range to Linear Technology’s estimated calendar year 2017 per share earnings (including stock-based compensation expenses) based on each of the unaudited financial projections and the analyst projections. This analysis implied a range of values for Linear Technology’s common stock of approximately $41.12 to $55.63 per share of Linear Technology common stock based on the unaudited financial projections and approximately $38.28 to $51.79 per share of Linear Technology common stock based on the analyst projections. Qatalyst Partners noted that the implied value of the consideration to be received by Linear Technology stockholders pursuant to the merger agreement was $60.05 per share of Linear Technology common stock, based on Analog Devices’ closing stock price on July 25, 2016.

No company included in the selected companies analysis is identical to Linear Technology. In evaluating the selected companies, Qatalyst Partners made judgments and assumptions with regard to industry performance, general business, economic, market and financial conditions and other matters. Many of these matters are beyond the control of Linear Technology, such as the impact of competition on the business of Linear Technology and the industry in general, industry growth and the absence of any material adverse change in the financial condition and prospects of Linear Technology or the industry or in the financial markets in general. Mathematical analysis, such as determining the arithmetic mean, median, or the high or low, is not in itself a meaningful method of using selected company data.

Selected Transactions Analysis

Qatalyst Partners compared twenty-three selected public company transactions involving companies in the semiconductor industry announced between September 2006 and July 2016, including transactions involving companies participating in similar lines of businesses to Linear Technology, having similar financial performance, or having other relevant or similar characteristics. These transactions are listed below:

Announcement Date	Target	Acquirer	Transaction Multiples
			Revenue NTM	P/E NTM
July 18, 2016	ARM Holdings PLC	SoftBank Group Corp.	19.3x	45.9x
June 15, 2016	QLogic Corporation	Cavium, Inc.	2.1x	14.9x
January 19, 2016	Atmel Corporation	Microchip Technology Inc.	2.9x	21.7x
November 24, 2015	PMC-Sierra, Inc.	Microsemi Corporation	4.2x	18.6x
November 18, 2015	Fairchild Semiconductor International, Inc.	ON Semiconductor Corporation	1.7x	20.9x
October 21, 2015	SanDisk Corporation	Western Digital Corporation	3.1x	25.3x
June 1, 2015	Altera Corporation	Intel Corporation	7.7x	35.6x
May 28, 2015	Broadcom Corporation	Avago Technologies Ltd.	3.8x	15.6x
April 30, 2015	OmniVision Technologies, Inc.	Consortium led by Hua Capital Management Co., Ltd	1.0x	22.0x
March 2, 2015	Freescale Semiconductor, Ltd.	NXP Semiconductor N.V.	3.4x	16.7x
December 1, 2014	Spansion Inc.	Cypress Semiconductor Corporation	1.5x	16.8x
October 14, 2014	CSR plc	Qualcomm Incorporated	2.8x	27.1x
August 20, 2014	International Rectifier Corporation	Infineon Technologies AG	2.0x	22.3x
June 9, 2014	Hittite Microwave Corporation	Analog Devices, Inc.	6.5x	28.6x
February 24, 2014	TriQuint Semiconductor, Inc.	RF Micro Devices, Inc.	1.8x	32.4x
December 16, 2013	LSI Corporation	Avago Technologies Ltd.	2.7x	17.1x
July 12, 2013	Spreadtrum Communications, Inc.	Tsinghua Holdings Co., Ltd.	1.5x	10.6x
June 22, 2012	Mstar Semiconductor, Inc.	MediaTek Inc.	2.1x	15.9x
September 12, 2011	NetLogic Microsystems, Inc.	Broadcom Corporation	8.3x	29.2x
April 4, 2011	National Semiconductor Corporation	Texas Instruments Incorporated	4.4x	18.8x
January 5, 2011	Atheros Communications, Inc.	Qualcomm Incorporated	3.4x	23.5x
December 4, 2006	Agere Systems Inc.	LSI Corporation	2.5x	22.6x
September 15, 2006	Freescale Semiconductor Inc.	Investor Group	2.4x	17.7x

For each of the transactions listed above, Qatalyst Partners reviewed, among other things, the implied fully-diluted enterprise value of the target company as a multiple of analyst estimates of the next-twelve-months revenue of the target company. Based on the analysis of such metrics for the transactions noted above, Qatalyst Partners selected a representative range of 6.5x to 8.5x applied to Linear Technology’s estimated next-twelve-months revenue (calculated as the four quarters ending on March 31, 2017 and based on the analyst projections). Based on the calculations set forth above, then adding the net cash of Linear Technology as of the end of the first calendar quarter of 2016 (i.e., April 3, 2016), and then dividing the resulting amount by the fully-diluted shares of Linear Technology’s common stock outstanding, adjusted for Linear Technology restricted stock units and Linear Technology restricted stock awards outstanding (including 1,096,000 equity awards expected to be granted by Linear Technology in July 2016 and excluding 6,000 Non-Participating Shares that were to be cancelled by Linear Technology), as provided by Linear Technology’s management as of July 22, 2016, this analysis implied a range of values for Linear Technology’s common stock of approximately $44.89 to $57.01 per share of Linear Technology common stock. Qatalyst Partners noted that the implied value of the consideration to be received by Linear Technology stockholders pursuant to the merger agreement was $60.05 per share of Linear Technology common stock, based on Analog Devices’ closing stock price on July 25, 2016.

For each of the transactions listed above, Qatalyst Partners also reviewed the price per share paid for the target company as a multiple of analyst estimates of the next-twelve-months earnings per share (excluding stock-based compensation) of the target company. Based on the analysis of such metrics for the transactions noted above, Qatalyst Partners selected a representative range of 19.0x to 29.0x applied to Linear Technology’s estimated next-twelve-months earnings excluding stock-based compensation (calculated as the four quarters ending on March 31, 2017 and based on the analyst projections). This analysis implied a range of values for Linear Technology’s common stock of approximately $45.10 to $68.84 per share of Linear Technology common stock. Qatalyst Partners noted that the implied value of the consideration to be received by Linear Technology stockholders pursuant to the merger agreement was $60.05 per share of Linear Technology common stock, based on Analog Devices’ closing stock price on July 25, 2016.

No company or transaction utilized in the selected transactions analysis is identical to Linear Technology or the merger. In evaluating the selected transactions, Qatalyst Partners made judgments and assumptions with regard to general business, market and financial conditions and other matters, many of which are beyond the control of Linear Technology, such as the impact of competition on the business of Linear Technology or the industry generally, industry growth and the absence of any material adverse change in the financial condition of Linear Technology or the industry or in the financial markets in general, which could affect the public trading value of the companies and the aggregate value of the transactions to which they are being compared. Because of the unique circumstances of each of these transactions and the merger, Qatalyst Partners cautioned against placing undue reliance on this information.

Miscellaneous

In connection with the review of the merger by the Linear Technology board of directors, Qatalyst Partners performed a variety of financial and comparative analyses for purposes of rendering its opinion. The preparation of a financial opinion is a complex process and is not necessarily amenable to a partial analysis or summary description. In arriving at its opinion, Qatalyst Partners considered the results of all of its analyses as a whole and did not attribute any particular weight to any analysis or factor it considered. Qatalyst Partners believes that selecting any portion of its analyses, without considering all analyses as a whole, could create a misleading or incomplete view of the process underlying its analyses and opinion. In addition, Qatalyst Partners may have given various analyses and factors more or less weight than other analyses and factors, and may have deemed various assumptions more or less probable than other assumptions. As a result, the ranges of valuations resulting from any particular analysis described above should not be taken to be Qatalyst Partners’ view of the actual value of Linear Technology. In performing its analyses, Qatalyst Partners made numerous assumptions with respect to industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of Linear Technology. Any estimates contained in Qatalyst Partners’ analyses are not necessarily indicative of future results or actual values, which may be significantly more or less favorable than those suggested by such estimates.

Qatalyst Partners conducted the analyses described above solely as part of its analysis of the fairness, from a financial point of view, of the consideration of $46.00 in cash and 0.2321 shares of Analog Devices common stock per share of Linear Technology common stock to be received pursuant to, and in accordance with, the terms of the merger agreement by Linear Technology stockholders, other than Analog Devices or any affiliates of Analog Devices, and in connection with the delivery of its opinion to the Linear Technology board of directors. These analyses do not purport to be appraisals or to reflect the price at which Linear Technology common stock might actually trade.

Qatalyst Partners’ opinion and its presentation to the Linear Technology board of directors was one of many factors considered by the Linear Technology board of directors in deciding to approve the merger agreement. The analyses as described above should not be viewed as determinative of the opinion of the Linear Technology board of directors with respect to the consideration of $46.00 in cash and 0.2321 shares of Analog Devices common stock per share of Linear Technology common stock to be received by Linear Technology stockholders pursuant to the merger or of whether the Linear Technology board of directors would have been willing to agree to a different consideration. The consideration of $46.00 in cash and 0.2321 shares of Analog Devices common stock per share of Linear Technology common stock was determined through arm’s-length negotiations between Linear Technology and Analog Devices and was approved by the Linear Technology board of directors. Qatalyst Partners provided advice to Linear Technology during these negotiations. Qatalyst Partners did not, however, recommend any specific consideration to Linear Technology or that any specific consideration constituted the only appropriate consideration for the merger.

Qatalyst Partners provides investment banking and other services to a wide range of corporations and individuals, domestically and offshore, from which conflicting interests or duties may arise. In the ordinary course of these activities, affiliates of Qatalyst Partners may at any time hold long or short positions, and may trade or otherwise effect transactions in debt or equity securities or loans of Linear Technology, Analog Devices or certain of their respective affiliates. During the two year period prior to July 26, 2016, the date of Qatalyst Partners’ written opinion, no material relationship existed between Qatalyst Partners or any of its affiliates and Linear Technology or Analog Devices pursuant to which compensation was received by Qatalyst Partners or its affiliates. Qatalyst Partners and/or its affiliates may in the future provide investment banking and other financial services to Linear Technology or Analog Devices or any of their respective affiliates for which it would expect to receive compensation.

Under the terms of its engagement letter, Qatalyst Partners provided Linear Technology with financial advisory services in connection with the proposed merger for which it will be paid approximately $73 million (provided that the final actual fee will be, in part, based on an average of the closing price of Analog Devices common stock over ten consecutive trading days up to and including the second trading day immediately preceding the closing of the merger, and, accordingly, the final fee may vary significantly from this estimate), $250,000 of which was payable upon the execution of its engagement letter, $5 million of which was payable upon delivery of its opinion dated July 26, 2016, and the remaining portion of which will be paid upon, and subject to, the closing of the merger. Linear Technology has also agreed to indemnify Qatalyst Partners and its affiliates, their respective members, directors, officers, partners, agents and employees and any person controlling Qatalyst Partners or any of its affiliates against certain liabilities, including liabilities under the federal securities laws, and expenses related to or arising out of Qatalyst Partners’ engagement.

Interests of Linear Technology’s Directors and Executive Officers in the Merger

When considering the recommendation of the Linear Technology board of directors with respect to the merger, you should be aware that Linear Technology’s executive officers and directors may have interests in the merger that are different from, or in addition to, those of Linear Technology’s stockholders more generally. The Linear Technology board of directors was aware of these interests during its deliberations on the merits of the merger and in deciding to recommend that Linear Technology stockholders vote to adopt the merger agreement.

As described below, the interests of Linear Technology’s non-employee directors and executive officers include the rights to:

•	in the case of Linear Technology’s non-employee directors and Messrs. Swanson and Maier, accelerated vesting of 100% (or 75%, in the case of Mr. Maier) of their outstanding equity awards upon the effective time of the merger;

•	in the case of all executive officers (other than Messrs. Swanson and Maier), accelerated vesting as to 75% of any unvested equity awards held by such executive officers upon a qualifying termination within a specified period of time following the effective time of the merger;

•	in the case of Messrs. Swanson and Maier, certain contractual cash payments within five days following the effective time of the merger;

•	in the event of certain qualifying terminations of employment following the effective time of the merger, (i) in the case of all executive officers other than Messrs. Swanson and Maier, certain contractual cash severance payments and (ii) in the case of all executive officers, reimbursement of COBRA premiums for a specified period;

•	continuation of certain employee benefits following the effective time pursuant to the merger agreement, which is consistent with the treatment of employee benefits for other employees of Linear Technology and its subsidiaries; and

•	the right to indemnification and liability insurance coverage that will survive the completion of the merger.

Treatment of Linear Technology Restricted Stock Awards and Restricted Stock Units in the Merger

As described below in the section titled “The Merger Agreement—Treatment of Linear Technology Equity Awards,” at the effective time, each Linear Technology restricted stock award and restricted stock unit award that is outstanding immediately prior to the effective time that is held by a non-employee director, or that vests at the effective time pursuant to a contract between the holder and Linear Technology, will become vested and will be cancelled and converted automatically into the right to receive the merger consideration in respect of each share of Linear Technology common stock underlying such award, less applicable tax withholding.

At the effective time, each Linear Technology restricted stock award and restricted stock unit award that is outstanding immediately prior to the effective time, was granted on or prior to July 22, 2016 and does not become vested at the effective time will be converted into two adjusted awards with the same terms and conditions (including vesting) as were applicable to the corresponding Linear Technology award immediately prior to the effective time, which adjusted awards will be in the form of (i) the right to receive an amount in cash equal to the product of (a) the number of shares of Linear Technology common stock subject to such Linear Technology restricted stock or restricted stock unit award immediately prior the effective time and (b) $46.00, and (ii) an Analog Devices restricted stock award or restricted stock unit award, as applicable, relating to the number of shares of Analog Devices common stock equal to the product (rounded to the nearest whole number of shares) of (a) the number of shares of Linear Technology common stock subject to the Linear Technology restricted stock award or restricted stock unit award immediately prior to the effective time and (b) the exchange ratio of 0.2321.

At the effective time, each Linear Technology restricted stock award and restricted stock unit award that is outstanding immediately prior to the effective time, was granted after July 22, 2016 and does not become vested at the effective time will be converted into an adjusted Analog Devices restricted stock award or restricted stock unit award, as applicable, relating to the number of shares of Analog Devices common stock equal to the product (rounded to the nearest whole number of shares) of (i) the number of shares of Linear Technology common stock subject to such Linear Technology restricted stock award or restricted stock unit award immediately prior to the effective time and (ii) 0.9947.

As described below under “—Employment Agreements with Messrs. Swanson and Maier,” pursuant to the terms of their employment agreements with Linear Technology, outstanding and unvested Linear Technology restricted stock awards and restricted stock unit awards held by Mr. Swanson will vest in full, and in the case of Mr. Maier, will vest as to 75% of his then-unvested awards, upon the effective time of the merger. In addition, as described below under “—Change in Control Severance Benefits,” with respect to all other executive officers, 75% of their outstanding and unvested equity awards, including the adjusted awards into which their Linear RSU awards and Linear restricted stock awards were converted at the effective time of the merger as described above, will vest upon a qualifying termination of employment within 24 months following the effective time of the merger (and for Mr. Dobkin, with respect to 50% of his outstanding and unvested equity awards upon a qualifying termination of employment that occurs more than 24 months following the effective time of the merger), pursuant to the terms of their employment or executive change of control severance agreements.

The table below, entitled “Estimated Payments to Executive Officers and Directors of Linear Technology in Respect of Accelerated Vesting of Linear Equity Awards,” shows the number of outstanding and unvested Linear Technology equity awards subject to accelerated vesting that are held by such individuals as of August 31, 2016, the latest practicable date prior to the date of this proxy statement/prospectus, and the estimated total dollar value of the consideration each of them can expect to receive for such awards, after taking into account any accelerated vesting, including, in the case of Messrs. Paulus, Zerio, Dobkin, Chantalat, McCann, Nickson, Quarles, Pietkiewicz, Reay, and Soule, any double-trigger accelerated vesting as to 75% of their outstanding and unvested Linear Technology equity awards in connection with a qualifying termination on or immediately following the effective time of the merger. In accordance with applicable SEC rules, the dollar values below are based on a per share price of Linear Technology common stock of $59.71, which is the average closing price of Linear Technology common stock on The NASDAQ Global Select Market over the first five business days following the first public announcement of the merger on July 26, 2016.

Estimated Payments to Executive Officers and Directors of Linear Technology in respect of Accelerated Vesting of Linear Equity Awards

	Unvested Linear Technology Restricted Stock Awards Subject to Accelerated Vesting (#)	Total Consideration in respect of Accelerated Vesting of Equity Awards ($)
Named Executive Officers
Robert H. Swanson, Jr.	152,000	9,075,920
Lothar Maier	168,000	10,031,280
Donald Paulus	63,000	3,761,730
Donald P. Zerio	41,775	2,494,385
Robert C. Dobkin	63,000	3,761,730
Other Executive Officers
Paul Chantalat	42,000	2,507,820
Alexander R. McCann	52,500	3,134,775
Richard Nickson	39,750	2,373,473
David A. Quarles	39,750	2,373,473
Steve Pietkiewicz	61,875	3,694,556
Robert Reay	52,500	3,134,775
Erik M. Soule	45,750	2,731,733
Non-employee Directors
Arthur C. Agnos	3,000	179,130
John J. Gordon	3,000	179,130
David S. Lee	3,000	179,130
Richard M. Moley	3,000	179,130
Thomas S. Volpe	3,000	179,130

Employment Agreements with Messrs. Swanson and Maier

Messrs. Swanson and Maier have entered into employment agreements with Linear Technology under which they are entitled to certain benefits upon a “change in control” (as defined in their employment agreements). The consummation of the merger would constitute a change in control under their employment agreements.

Under Mr. Swanson’s Fourth Amended and Restated Employment Agreement with Linear Technology, dated as of April 16, 2015, Mr. Swanson is entitled to certain change in control benefits, which, as further described above under the section titled “Compensation Discussion and Analysis” beginning on page 56, generally consist of the same benefits that would be provided to him upon an involuntary termination by Linear

Technology other than for “cause” (as defined in his employment agreement) or if he were to resign employment at any time, whether or not in connection with a change in control. Specifically, upon a change in control, Mr. Swanson’s unvested equity awards will become 100% vested and he will be entitled to receive a lump sum payment, payable within 5 days following the effective time of the change in control, equal to the sum of (1) his annual base salary and (2) an annual target bonus payment, calculated as two times the average of what his previous four semi-annual bonus payments would have been if Mr. Swanson had performed services on a full-time basis, and less applicable taxes and withholdings. Mr. Swanson’s semi-annual bonuses are subject to proration based upon his actual days worked, with a cap of 50%. Mr. Swanson worked more than 50% of the working days in each of the four preceding semi-annual periods. In addition, Mr. Swanson is entitled to reimbursement for COBRA premiums for coverage for himself and his covered dependents for up to 18 months following any subsequent termination of his employment following a change in control.

Under Mr. Maier’s employment agreement with Linear Technology dated as of August 11, 2009, Mr. Maier is entitled to certain change in control benefits, which, as described above under the section titled “Compensation Discussion and Analysis” beginning on page 56, generally consist of the same benefits that would be provided to him if he were terminated due to a voluntary termination for “good reason” (as defined in his employment agreement) or an involuntary termination by Linear Technology other than for “cause” (as defined in his employment agreement). Specifically, upon a change in control, Mr. Maier’s unvested stock options, restricted stock and other equity awards will vest as to 75% of the unvested amount of such awards and he will be entitled to receive a lump sum payment, payable within 5 days following the effective time of the change in control, equal to the sum of (1) his annual base salary and (2) 100% of the average bonus paid to him for the two 12-month bonus periods prior to the change in control. In addition, Mr. Maier is entitled to reimbursement for COBRA premiums for coverage for himself and his covered dependents for up to 18 months following any subsequent termination of his employment following a change in control.

See the section entitled “—Quantification of Potential Payments and Benefits to Linear Technology’s Named Executive Officers in Connection with the Merger” below for an estimate of the value of the payments and benefits due to Messrs. Swanson and Maier at the effective time of the merger and upon a qualifying termination at or following the effective time of the merger.

Change in Control Severance Benefits

Linear Technology entered into Change of Control Severance Agreements in June 2016 with each of the following executive officers: Messrs. Zerio, Chantalat, McCann, Nickson, Quarles, Paulus, Pietkiewicz, Reay, and Soule. Previously, Linear Technology had entered into an Employment Agreement with Mr. Dobkin, effective as of January 15, 2002, as amended on December 30, 2008 and again on July 25, 2016. The Change of Control Severance Agreements and Mr. Dobkin’s Employment Agreement provide for change in control severance benefits upon a qualifying termination of employment in connection with a “change in control” (as defined in the applicable agreements). The merger would constitute a change in control under each of these agreements.

Under these agreements, if an executive officer’s employment is involuntarily terminated other than for “cause,” or if an executive officer resigns for “good reason,” in either case, on or during the 24 months following a change in control, subject to the executive officer’s timely execution and non-revocation of a mutual release of claims and continued compliance with the applicable employment agreement or change in control severance agreement, the executive officer would be entitled to the following payments and benefits:

•	All outstanding Linear Technology stock options, restricted stock and other equity awards will vest and become exercisable (if applicable) as to 75% of the then unvested amount of such awards as of the date of such termination;

•

A cash severance payment, payable over 12 months in the case of Mr. Dobkin, or in a lump sum within 60 days following the date of termination in the case of all other executive officers, equal to 100% of the executive officer’s annual base salary, plus 100% of the executive officer’s Bonus Amount (as defined in the applicable agreement, and generally meaning the greater of (1) the average performance bonus earned for the bonus periods ending during the 24-month period ending on the last day of the last bonus period completed on or prior to the date of such termination or on or prior to the date of such change in control, whichever is greater, and (2) the annualized target performance bonus opportunity for the bonus period in effect at the time of termination); and

•	Reimbursement for COBRA premiums for the executive officer (and any covered dependents) for up to 12 months following the date of termination (or, if such reimbursement would violate non-discrimination rules or other applicable laws, a lump sum taxable payment equal to 12 months of COBRA premiums).

If Mr. Dobkin’s employment is involuntarily terminated other than for “cause,” or if he resigns for “good reason,” in either case, after the 24-month period following a change in control, Mr. Dobkin generally is entitled to similar severance benefits to those described above, except that his outstanding equity awards will vest as to 50% of the then unvested amount of such awards as of the date of termination (rather than 75%) and the cash severance amount will be equal to 100% of his annual base salary, plus 50% of his Bonus Amount (rather than 100%), as further described above under the section titled “Compensation Discussion and Analysis” beginning on page 56.

See the section entitled “—Quantification of Potential Payments and Benefits to Linear Technology’s Named Executive Officers in Connection with the Merger” below for an estimate of the value of the payments and benefits due to Messrs. Paulus, Zerio and Dobkin upon a qualifying termination at or following the effective time of the merger. Based on the assumptions described below under “—Quantification of Potential Payments and Benefits to Linear Technology’s Named Executive Officers in Connection with the Merger,” the estimated aggregate cash severance payable to Linear Technology’s seven executive officers who are not named executive officers upon a qualifying termination at or following the effective time of the merger is $5,774,961.

Sections 280G and 4999 of the Code

With the exception of Mr. Swanson, none of the executive officers are entitled to any gross-up payments in respect of any excise taxes imposed on “excess parachute payments” under Sections 280G and 4999 of the Code. Rather, if any of the amounts provided for under the executive officer’s employment agreement, change in control severance agreement or otherwise would constitute “parachute payments” within the meaning of Section 280G of the Code and would be subject to the related excise tax imposed under Section 4999 of the Code, the executive officer would receive either the full amount of such payments and benefits or such lesser amount that would result in no portion of the payments and benefits being subject to such excise tax, whichever results in the greater net-after-tax amount to such executive officers. In Mr. Swanson’s case, if payments or benefits under Mr. Swanson’s employment agreement (together with any other payments or benefits Mr. Swanson receives) would trigger the excise tax provisions of Sections 280G and 4999 of the Code, Mr. Swanson will be entitled to an additional payment, so that he receives, net of the excise taxes imposed under Section 4999 of the Code, the amount he would otherwise have been entitled to receive had such excise taxes not been imposed on such payments or benefits.

Indemnification and Insurance

The merger agreement provides that all rights to indemnification and exculpation from liabilities for acts or omissions occurring at or prior to the effective time in favor of certain indemnified parties, including the directors and executive officers of Linear Technology, will survive the merger and continue in full force and effect in accordance with their terms, as set forth in the Linear Technology organizational documents or any indemnification agreements in existence upon execution of the merger agreement, for six years following the effective time.

Following the effective time, the surviving company will, and Analog Devices will cause the surviving company to, indemnify and hold harmless each Linear Technology indemnified party against any cost or expense arising out of the fact that such person is or was a director or officer of Linear Technology or any of its subsidiaries or other fiduciary in any entity at the request or for the benefit of Linear Technology and pertaining to matters existing or occurring prior to the effective time (including with respect to the merger and merger agreement), to the fullest extent permitted by applicable law.

The merger agreement requires Analog Devices to cause the surviving company to maintain, for a period of six years after the effective time, Linear Technology’s existing directors’ and officers’ liability insurance policy, or substantially comparable insurance of at least the same coverage and amounts containing terms and conditions which are no less advantageous to the insured.

For a more detailed description of the provisions of the merger agreement relating to director and officer indemnification and liability insurance, please see the section of this proxy statement/prospectus entitled “The Merger Agreement—Indemnification and Insurance.”

Compensation and Benefit Arrangements Following the Effective Time

The merger agreement provides that Analog Devices will, or will cause the surviving company to, provide each employee of Linear Technology or its subsidiaries who continues to be employed by Analog Devices or the surviving company or any of their respective subsidiaries following the effective time (referred to as continuing employees) with certain compensation and benefits during the period commencing at the effective time and ending on the first anniversary of the effective time, as described below in the section titled “The Merger Agreement—Employee Matters” beginning on page 151.

Quantification of Potential Payments and Benefits to Linear Technology’s Named Executive Officers in Connection with the Merger

The information set forth in the table below is intended to comply with Item 402(t) of the SEC’s Regulation S-K, which requires disclosure of information about certain compensation for each named executive officer of Linear Technology that is based on, or otherwise relates to, the merger. For additional details regarding the terms of the payments and benefits described below, see the discussion under the caption “—Interests of Linear Technology’s Directors and Executive Officers in the Merger” above.

The amounts shown in the table below are estimates based on multiple assumptions that may or may not actually occur or be accurate on the relevant date, including the assumptions described below and in the footnotes to the table, and do not reflect certain compensation actions that may occur before completion of the merger, including certain compensation actions that Linear Technology is permitted to take as described below under “—The Merger Agreement—Conduct of Businesses of Linear Technology and Analog Devices Prior to Completion of the Merger”. As a result, the amount, if any, that a named executive officer actually receives in the merger may materially differ from the amounts set forth in the table. For purposes of calculating the amounts set forth in the table, the following assumptions were used:

•	A per share price of Linear Technology common stock of $59.71, which is the average closing price of Linear Technology common stock on The NASDAQ Global Select Market over the first five business days following the first public announcement of the merger on July 26, 2016;

•	The effective time of the merger is August 31, 2016, which is the assumed date of the closing of the merger solely for purposes of the disclosure in this section;

•	The outstanding and unvested equity awards held by Mr. Swanson become vested in full, and in the case of Mr. Maier, vested as to 75% of his then outstanding and unvested awards, as of the effective time of the merger pursuant to the terms of their employment agreements, as described above under “—Interests of Linear Technology’s Directors and Executive Officers in the Merger—Employment Agreements with Messrs. Swanson and Maier.”

•	Each of Messrs. Paulus, Zerio and Dobkin’s employment was either involuntarily terminated without “cause” or the named executive officer resigned for “good reason” (as such terms are defined in the relevant employment agreement or change in control severance agreement), entitling each such named executive officer to the cash severance payments, employee benefits and accelerated vesting as to 75% of any unvested equity awards, as described above under “—Interests of Linear Technology’s Directors and Executive Officers in the Merger—Change in Control Severance Benefits”, in either case, on or immediately following the assumed effective time of August 31, 2016; and

•	Quantification of outstanding equity awards is calculated based on the outstanding equity awards held by each named executive officer as of August 31, 2016, the latest practicable date before the filing of this proxy statement/prospectus.

Golden Parachute Compensation

Executive Officers	Cash (1) ($)	Equity (2) ($)	Perquisites/ Benefits (3) ($)	Tax Reimbursement (4) ($)	Total ($)
Robert H. Swanson, Jr.	2,876,000	9,075,920	9,270	—	11,961,190
Lothar Maier	2,350,000	10,031,280	9,270	N/A	12,390,550
Donald Paulus	1,019,612	3,761,730	1,290	N/A	4,782,632
Donald P. Zerio	750,456	2,494,385	1,290	N/A	3,246,131
Robert C. Dobkin	1,218,522	3,761,730	6,180	N/A	4,986,432

(1)	Cash. The estimated amounts listed in this column represent the “single-trigger” cash payments that each of Messrs. Swanson and Maier would be entitled to receive within 5 days following the effective time of the merger pursuant to their employment agreements. For Mr. Swanson, the amount represents a cash payment equal to the sum of (a) his annual base salary and (b) an annual target bonus payment, calculated as two times the average of what his previous four semi-annual bonus payments would have been if Mr. Swanson had performed services on a full-time basis. Mr. Swanson’s semi-annual bonuses are subject to proration based upon his actual days worked, with a cap of 50%. Mr. Swanson worked more than 50% of the working days in each of the four preceding semi-annual periods. For Mr. Maier, the amount represents a cash payment equal to the sum of (a) his annual base salary and (b) 100% of the average bonuses paid to him for the two 12-month bonus periods prior to the effective time of the merger.

In addition, the estimated amounts listed in this column represent the “double-trigger” cash severance payments that Messrs. Paulus, Zerio and Dobkin would be entitled to receive in connection with a qualifying termination of employment, assuming such termination occurred at or immediately following the effective time of the merger. The cash severance amounts represent an amount equal to 100% of the executive officer’s annual base salary, plus 100% of the greater of (a) the average performance bonus earned for the bonus periods ending during the 24-month period ending on the last day of the last bonus period completed on or prior to the date of such termination or on or prior to the change in control, whichever is greater, and (b) the annualized target performance bonus opportunity for the bonus period in effect at the time of termination. The cash severance is payable over 12 months in the case of Mr. Dobkin, or in a lump sum within 60 days following the date of termination in the case of Messrs. Paulus and Zerio. As a condition to receipt of such payments, the executive officers are required to timely execute an irrevocable mutual release of claims and comply with the terms of their respective employment agreements or change in control severance agreements, as applicable.

For additional information regarding these amounts, see the section titled “—Interests of Linear Technology’s Directors and Executive Officers in the Merger” beginning on page 119 of this proxy statement/prospectus.

(2)

The estimated amounts listed in this column represent the aggregate value that each of Messrs. Swanson and Maier would be entitled to receive in connection with the “single trigger” acceleration of 100% of his outstanding and unvested equity awards, in the case of Mr. Swanson, and 75% of his outstanding and unvested equity awards, in the case of Mr. Maier, as of the effective time of the merger, pursuant to each executive officer’s employment agreement.

In addition, the estimated amounts listed in this column represent the estimated aggregate value that Messrs. Paulus, Zerio and Dobkin would be entitled to receive in connection with the “double trigger” acceleration of 75% of their outstanding and unvested equity awards, assuming such named executive officers incurred a qualifying termination of employment at or immediately following the effective time of the merger.

For additional information regarding the named executive officers’ rights to accelerated vesting of outstanding equity awards, see the section titled “—Interests of Linear Technology’s Directors and Executive Officers in the Merger” beginning on page 119 of this proxy statement/prospectus.

(3)	Perquisites/Benefits. The estimated amounts listed in this column represent reimbursements for up to 18 months of COBRA premiums that Messrs. Swanson and Maier would be entitled to receive on a “double trigger” basis under their respective employment agreements, assuming such named executive officers incurred a qualifying termination of employment at or immediately following the effective time of the merger.

The estimated amounts listed in this column represent reimbursements for up to 12 months of COBRA premiums that the named executive officers would be entitled to receive on a “double trigger” basis under their respective employment agreements or change of control severance agreements, assuming such named executive officers incurred a qualifying termination of employment at or immediately following the effective time of the merger.

For additional information regarding these amounts, see the section titled “—Interests of Linear Technology’s Directors and Executive Officers in the Merger” beginning on page 119 of this proxy statement/prospectus.

(4)	Tax Reimbursement. Mr. Swanson’s employment agreement provides that if any payments or benefits under his employment agreement (together with any other payments or benefits Mr. Swanson receives) would trigger the excise tax provisions of Sections 280G and 4999 of the Code, Mr. Swanson will be entitled to an additional payment, so that he receives, net of the excise taxes imposed under Section 4999 of the Code, the amount he would otherwise have been entitled to receive had such excise taxes not been imposed on such payments or benefits. Based on estimated calculations prepared by Linear Technology’s accounting firm using the assumptions set forth herein, Mr. Swanson would not be subject to any excise taxes imposed under Section 4999 of the Code and accordingly, Linear Technology would not be obligated to gross him up for such amounts.

With respect to the other named executive officers, under their applicable employment and Change of Control Severance Agreements, if any of the amounts provided for under the executive officer’s employment agreement, change in control severance agreement or otherwise would constitute “parachute payments” within the meaning of Section 280G of the Code and would be subject to the related excise tax imposed under Section 4999 of the Code, the executive officer would receive either the full amount of such payments and benefits or such lesser amount that would result in no portion of the payments an benefits being subject to such excise tax, whichever results in the greater net-after-tax amount to such executive officers. For purposes of the table above, Linear Technology assumed that no such reduction would be made to the payments to these named executive officers.

For additional information regarding this benefit, see the section titled “—Interests of Linear Technology’s Directors and Executive Officers in the Merger—Sections 280G and 4999 of the Code” beginning on page 123 of this proxy statement/prospectus.

Accounting Treatment of the Merger

Analog Devices prepares its financial statements in accordance with GAAP. The merger will be accounted for using the acquisition method of accounting. Analog Devices will be treated as the acquiror for accounting purposes. Analog Devices will record assets acquired, including identifiable intangible assets, and liabilities assumed from Linear Technology at their respective fair values at the date of completion of the merger. Any excess of the purchase price (as described under Note 2 —“Basis of Pro Forma Presentation” under “Unaudited Pro Forma Condensed Combined Financial Information—Notes to Unaudited Pro Forma Condensed Combined Financial Information” beginning on page 165) over the net fair value of such assets and liabilities will be recorded as goodwill.

The financial condition and results of operations of Analog Devices after completion of the merger will reflect Linear Technology after completion of the merger, but will not be restated retroactively to reflect the historical financial condition or results of operations of Linear Technology. The earnings of Analog Devices following completion of the merger will reflect acquisition accounting adjustments, including the effect of changes in the carrying value for assets and liabilities on depreciation expense, amortization expense and interest expense. Indefinite-lived intangible assets, including certain trademarks, and goodwill will not be amortized but will be tested for impairment at least annually, and all tangible and intangible assets including goodwill will be tested for impairment when certain indicators are present. If, in the future, Analog Devices determines that tangible or intangible assets (including goodwill) are impaired, Analog Devices would record an impairment charge at that time.

Material U.S. Federal Income Tax Consequences

The following is a general discussion of the material U.S. federal income tax consequences of the merger to U.S. holders and non-U.S. holders (each as defined below) of Linear Technology common stock who exchange shares of Linear Technology common stock for cash and shares of Analog Devices common stock pursuant to the merger. This discussion is based on current provisions of the Internal Revenue Code of 1986, as amended (referred to in this proxy statement/prospectus as the Code), the U.S. Treasury Regulations promulgated thereunder, judicial opinions and published position of the Internal Revenue Service (referred to in this proxy statement/prospectus as the IRS), all as in effect as of the date of this proxy statement/prospectus and all of which are subject to change or varying interpretation, possibly with retroactive effect. Any such change or interpretation could affect the accuracy of the statements and conclusions set forth herein.

This discussion is limited to U.S. holders and non-U.S. holders of Linear Technology common stock who hold their shares of Linear Technology common stock as capital assets within the meaning of Section 1221 of the Code (generally, property held for investment). This discussion is for general information only and does not purport to address all aspects of U.S. federal income taxation that may be relevant to a particular holder of Linear Technology common stock in light of such holder’s particular facts and circumstances, nor does it apply to holders of Linear Technology common stock subject to special treatment under the U.S. federal income tax laws, such as, for example, banks and financial institutions, broker-dealers, mutual funds, tax-exempt organizations, insurance companies, dealers in securities or foreign currencies, traders in securities who elect mark-to-market method of accounting, controlled foreign corporations, passive foreign investment companies, holders liable for the alternative minimum tax, certain former citizens or former long-term residents of the United States, holders who acquired their Linear Technology common stock through the exercise of employee stock options or otherwise as compensation or through a tax-qualified retirement plan, holders who hold their Linear Technology common stock as part of a hedge, straddle, constructive sale, conversion or other integrated transaction, U.S. holders (as defined below) whose functional currency is not the U.S. dollar, holders who exercise appraisal rights, holders who own or have owned (directly, indirectly or constructively) 5% or more of Linear Technology’s stock (by vote or value), retirement plans, individual retirement accounts or other tax-deferred accounts, real estate investment trusts, regulated investment companies, subchapter S corporations, and entities or arrangements treated as partnerships for U.S. federal income tax purposes or other pass through entities (or investors therein). This discussion does not address any tax consequences arising under any U.S. federal tax laws other than those pertaining to the income tax (e.g., estate tax or gift tax), the unearned income Medicare contribution tax, or any withholding required pursuant to the Foreign Account Tax Compliance Act of 2010 (including the Treasury Regulations issued thereunder and intergovernmental agreements entered into pursuant thereto). This discussion also does not address any considerations under or any aspect of any foreign, state, or local tax laws that may be applicable to a holder.

If an entity or arrangement treated as a partnership for U.S. federal income tax purposes holds Linear Technology common stock, the tax treatment of a partner in such partnership generally will depend on the status of the partner and activities of the partnership. Holders that for U.S. federal income tax purposes are treated as partners of a partnership holding Linear Technology common stock should consult their own tax advisor.

This discussion is intended to provide only a general description of the material U.S. federal income tax consequences of the merger to U.S. holders and non U.S. holders of Linear Technology common stock, subject to the qualifications, limitations and assumptions set forth herein. This discussion is not intended to be a complete analysis or description of all potential U.S. federal income tax consequences of the merger. The U.S. federal income tax laws are complex and subject to varying interpretation. Accordingly, the IRS may not agree with the tax consequences described in this proxy statement/prospectus. All holders should consult their own tax advisor to determine the particular tax consequences to them of the receipt of cash and shares of Analog Devices common stock in exchange for shares of Linear Technology common stock pursuant to the merger.

For purposes of this discussion, the term “U.S. holder” means a beneficial owner of Linear Technology common stock that is, for U.S. federal income tax purposes:

•	an individual who is a citizen or resident of the United States;

•	a corporation (including any entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•	a trust if (i) its administration is subject to the primary supervision of a court within the United States and one or more U.S. persons have the authority to control all substantial decisions of the trust or (ii) it has a valid election in effect under applicable U.S. Treasury Regulations to be treated as a U.S. person; or

•	an estate, the income of which is subject to U.S. federal income tax regardless of its source.

For purposes of this discussion, the term “non-U.S. holder” means a beneficial owner (other than a partnership for U.S. federal income tax purposes) of Linear Technology common stock that is not a U.S. holder.

U.S. Holders

The receipt of cash and shares of Analog Devices common stock in exchange for shares of Linear Technology common stock pursuant to the merger will be a taxable transaction for U.S. federal income tax purposes. A U.S. holder generally will recognize gain or loss for U.S. federal income tax purposes in an amount equal to the difference, if any, between (i) the sum of the cash and the fair market value (as of the effective time) of the Analog Devices common stock received pursuant to the merger and (ii) such U.S. holder’s adjusted tax basis in the Linear Technology common stock surrendered in exchange therefor. Such gain or loss generally will be capital gain or loss, and will be long-term capital gain or loss if the U.S. holder’s holding period for such shares exceeds one year as of the date of the merger. Long-term capital gains for certain noncorporate U.S. holders, including individuals, are generally eligible for a preferential rate of federal income taxation. The deductibility of capital losses is subject to limitations. If a U.S. holder acquired different blocks of Linear Technology common stock at different times or at different prices, such U.S. holder must determine its tax basis, holding period, and gain or loss separately with respect to each block of Linear Technology common stock.

A U.S. holder’s tax basis in the Analog Devices common stock received in the merger will equal its fair market value as of the effective time. A U.S. holder’s holding period for the Analog Devices common stock received in the merger will begin on the day following the effective time.

Notwithstanding the above, if one or more persons control Linear Technology and Analog Devices prior to the merger, then Section 304 of the Code may apply to the transaction. For this purpose, control generally means actual or constructive ownership of more than 50% of the outstanding stock by vote or value, ownership by all holders that own both Linear Technology common stock and Analog Device common stock is aggregated whether or not related, and the Analog Devices common stock received in the merger is taken into account. To the knowledge of Linear Technology and Analog Devices, one or more persons do not control Linear Technology and Analog Devices within the meaning of Section 304, but Linear Technology and Analog Devices do not have the information to determine definitively that Section 304 will not apply to the merger. If Section 304 applies to the merger, if a holder of Linear Technology common stock also actually or constructively owns Analog Devices common stock (other than Analog Devices common stock received pursuant to the merger), instead of recognizing gain or loss as described in respect of any cash consideration received in the merger, such holder may recognize dividend income up to the amount of such cash consideration depending on the application of the tests set forth in Section 302 of the Code. Because the possibility of dividend treatment depends upon each holder’s particular circumstances, including the application of constructive ownership rules, holders of Linear Technology that also actually or constructively own Analog Devices common stock should consult their tax advisors regarding the application of the foregoing rules to their particular circumstances and any actions that may be taken to mitigate the potential application of such rules.

Non-U.S. Holders

A non-U.S. holder that receives cash and Analog Devices common stock in exchange for such holder’s shares of Linear Technology common stock pursuant to the merger generally will not be subject to U.S. federal income tax on any gain recognized pursuant to the merger unless:

•	the gain is effectively connected with the non-U.S. holder’s conduct of a U.S. trade or business, and, if an applicable income tax treaty so provides, the gain is attributable to a permanent establishment or fixed base maintained by the non-U.S. holder in the United States; in these cases, the non-U.S. holder generally will be subject to U.S. federal income tax on a net income basis at the regular graduated U.S. federal income tax rates in the same manner as if such holder were a U.S. person and, if the non-U.S. holder is a corporation, may be subject to an additional branch profits tax at a rate of 30% (or such lower rate as may be specified by an applicable income tax treaty) on its “effectively connected earnings and profits” for the taxable year, subject to certain adjustments; or

•	the non-U.S. holder is an individual who is present in the United States for 183 days or more in the taxable year of the disposition and certain other requirements are met, in which case the non-U.S. holder will be subject to a 30% tax (or such lower rate as may be specified by an applicable income tax treaty) on such gain, which may be offset by U.S.-source capital losses of the non-U.S. holder, if any.

As discussed above under “—U.S. Holders,” in certain circumstances, cash consideration received pursuant to the merger by certain holders of Linear Technology common stock may be treated as a dividend, depending on the application of the tests set forth in Section 302 of the Code. Any amount so treated generally would be subject to U.S. withholding tax at a rate of 30% (or such lower rate as may be specified by an applicable income tax treaty) unless such dividend is effectively connected with the non-U.S. holder’s conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, is attributable to a permanent establishment of the non-U.S. holder in the United States). Accordingly, an applicable withholding agent may withhold at a rate of 30% (or such lower rate as may be specified by an applicable income tax treaty) on the entire amount of cash consideration payable to a non-U.S. holder pursuant to the merger. If a withholding agent withholds excess amounts from the cash consideration so payable to a non-U.S. holder, such non-U.S. holder may obtain a refund of any such excess amounts by timely filing an appropriate claim with the IRS. Non-U.S. holders should consult their tax advisors with respect to the application of the foregoing rules in their particular circumstances, the procedures for claiming treaty benefits or otherwise establishing an exemption from U.S. withholding tax, and any actions that may be taken to mitigate the potential application of such rules.

Backup Withholding and Information Reporting

A U.S. holder generally will be subject to information reporting and may, under certain circumstances, be subject to backup withholding (currently at a rate of 28%) with respect to the per share merger consideration received in the merger, unless such holder properly establishes an exemption or provides, on a properly completed IRS Form W-9, its correct tax identification number and otherwise complies with the applicable requirements of the backup withholding rules.

Information reporting and backup withholding generally will apply to the proceeds of a disposition of shares of common stock of Linear Technology in the merger by a non-U.S. holder effected by or through the U.S. office of any broker, U.S. or foreign, unless the holder certifies, on a properly completed applicable IRS Form W-8, its status as a non-U.S. holder and satisfies certain other requirements, or otherwise establishes an exemption. Generally, information reporting and backup withholding will not apply to a payment of disposition proceeds to a non-U.S. holder where the transaction is effected outside the United States through a non-U.S. office of a broker. However, for information reporting purposes, dispositions effected through a non-U.S. office of a broker with certain connections with the United States will be treated in a manner similar to dispositions effected through a U.S. office of a broker. Non-U.S. holders should consult their own tax advisors regarding the application of the information reporting and backup withholding rules to them.

Copies of information returns may be made available to the tax authorities of the country in which the non-U.S. holder resides or is incorporated under the provisions of a specific treaty or agreement.

Backup withholding is not an additional tax. Rather, any amounts withheld under the backup withholding rules from a payment to a U.S. holder or non-U.S. holder can be refunded or credited against the non-U.S. holder’s U.S. federal income tax liability, if any, provided that an appropriate claim is timely filed with the IRS.

The preceding discussion is intended only as a summary of material U.S. federal income tax consequences of the merger. It is not a complete analysis or discussion of all potential tax effects that may be important to a particular holder. All holders of Linear Technology common stock should consult their own tax advisors as to the specific tax consequences of the merger to them, including tax-reporting requirements, and the applicability and effect of any federal, state, local and non-U.S. tax laws.

Financing of the Merger

Consummation of the merger is not subject to Analog Devices’ ability to obtain financing. However, Analog Devices expects to finance the cash consideration for the merger with a combination of cash on hand and the incurrence of new debt, including a term loan facility and senior unsecured notes.

Commitment Letters

On July 26, 2016, Analog entered into the bridge commitment letter, as supplemented by the joinder letter dated August 10, 2016, pursuant to which the initial lenders committed to provide, subject to the terms and conditions set forth in the bridge commitment letter, a 364-day $7.5 billion senior unsecured bridge facility and a 90-day $4.1 billion senior unsecured bridge facility. The bridge facilities are available to finance the cash consideration for the merger and to pay fees and expenses related thereto to the extent that Analog Devices does not finance such consideration and fees and expenses through available cash on hand and the incurrence of new debt as further described herein. The commitment parties’ commitment to provide the bridge financing is subject to certain customary closing conditions, including completion of the merger, the non-occurrence of a material adverse effect with respect to Linear Technology, the accuracy of certain representations and warranties related to both Analog Devices and Linear Technology and the delivery of certain financial statements of both Analog Devices and Linear Technology.

Analog Devices’ financing in connection with the merger could take any of several forms or any combination of them, including but not limited to the following: (i) Analog Devices may enter into, and draw funds under, the bridge facilities pursuant to the terms of the bridge commitment letter; (ii) Analog Devices may issue senior unsecured notes; (iii) Analog Devices may borrow under term loan facilities (including the term facility described below) and (iv) Analog Devices may use cash on hand. Upon Analog Devices’ entry into any term loan credit facility or when any senior unsecured notes are issued, the commitments under the 364-day bridge facility will automatically be reduced in an amount equal to the aggregate principal amount of such term loan facility or senior unsecured notes.

In connection with the contemplated debt financing, Analog Devices also entered into an amended and restated term loan commitment letter with the commitment parties, dated as of August 10, 2016, pursuant to which the commitment parties have, subject to the terms and conditions set forth in the term loan commitment letter, (i) agreed to use commercially reasonable efforts to arrange a syndicate of banks, financial institutions and other institutional lenders that will participate in a three-year senior unsecured term loan facility in an aggregate principal amount of $2.5 billion and a five-year senior unsecured term loan facility in an aggregate principal amount of $2.5 billion and (ii) committed to provide up to $1.2 billion of the three-year facility and up to $1.2 billion of the five-year facility. The term facility is available to finance a portion of the cash consideration for the merger and to pay fees and expenses related to the transactions.

Analog Devices also intends to seek an amendment and restatement of its existing revolving credit agreement pursuant to which, if successful, the revolving lenders would agree to increase their aggregate commitments under the revolving credit agreement to $1.0 billion.

There can be no assurance that any replacement or supplemental financing in lieu of the bridge facilities will be available to Analog Devices on acceptable terms or at all. Analog Devices’ ability to obtain additional debt financing, including financing to replace or supplement the bridge facilities, will be subject to various factors, including market conditions, operating performance and credit ratings.

Bridge Facilities

Pursuant to the terms of the bridge commitment letter, the proceeds of the bridge facilities, if entered into, will be used solely to pay a portion of the cash consideration in accordance with the merger agreement, and to pay related fees and expenses.

The loans under the 364-day bridge facility will mature on the date that is 364 days after the funding date, and the loans under the 90-day bridge facility will mature on the date that is 90 days after the funding date.

The commitments to provide the bridge facilities will terminate upon the earliest to occur of (i) the closing of the merger without the use of the bridge facilities, (ii) the date on which the merger agreement is terminated in accordance with its terms prior to the closing of the merger and (iii) April 26, 2017, which is the initial end date under the merger agreement or, if the initial end date is extended pursuant to the terms of the merger agreement, October 26, 2017. The bridge commitment letter contains certain customary conditions to funding.

Interest Rate

Borrowings under the bridge facilities will bear interest, at Analog Devices’ option, at a rate equal to either (a) adjusted LIBOR (to be defined in a manner customary for financings of this type) plus an applicable margin of between 0.750% and 1.625% per annum or (b) the alternate base rate (to be defined in a manner customary for financings of this type) plus an applicable margin of up to 0.625% per annum. The applicable margin for borrowings under the bridge facilities will depend on Analog Devices’ credit ratings.

Prepayments and Redemptions

Subject to certain exceptions, prior to the funding date, the commitments under the 364-day bridge facility will be permanently reduced with, and after the funding date, the outstanding loans under the 364-day bridge facility will be prepaid with commitments obtained for, or the net cash proceeds received from the incurrence of, certain indebtedness for borrowed money.

Commitments under the bridge facilities may be reduced in whole or in part at the election of Analog Devices without premium or penalty. Following the funding date, loans under the bridge facilities may be prepaid in whole or in part at the election of Analog Devices without premium or penalty, subject to the payment by Analog Devices of any funding losses and redeployment costs in the case of the prepayment of loans bearing interest with reference to the adjusted LIBOR rate other than on the last day of the related interest period.

Covenants and Events of Default

The bridge facilities will contain a number of covenants that, subject to certain exceptions, contain limitations relating to: liens; subsidiary indebtedness; fundamental changes; dispositions; use of proceeds; fiscal year; sanctions; and anti-corruption laws.

In addition, the 364-day bridge facility will require Analog Devices, from and after the funding date, not to exceed a maximum consolidated leverage ratio of 5.00 to 1.00.

The bridge facility will also contain certain customary events of default, including those relating to non-payment, violation of covenants, cross-default, bankruptcy and change of control.

Regulatory Approvals

Analog Devices, Linear Technology and Merger Sub have each agreed to use their respective reasonable best efforts to take, or cause to be taken, all reasonable actions, and to do, or cause to be done, all reasonable things necessary, proper or advisable under any applicable laws to consummate the merger and obtain (and to cooperate with each other in obtaining) the required regulatory approvals, subject to certain limits described below. The following is a summary of the material regulatory approvals required for completion of the transactions contemplated by the merger agreement. There can be no assurance, however, if and when any of the approvals required to be obtained for the transactions contemplated by the merger agreement will be obtained or as to the conditions or limitations that such approvals may contain or impose.

United States Antitrust Clearance

Under the HSR Act, and related rules, the merger may not be completed until each party files a Notification and Report Form with the Antitrust Division and the FTC and all statutory waiting period requirements have been satisfied. A transaction requiring notification under the HSR Act may not be completed until the expiration of a 30-calendar-day waiting period following the parties’ filing of their respective HSR Act Notification and Report Forms or the early termination of that waiting period. If the Antitrust Division or the FTC issues a Request for Additional Information and Documentary Material (referred to in this proxy statement/prospectus as a second request) prior to the expiration of the initial waiting period, the parties must observe a second 30-day waiting period, which would begin to run only after both parties have substantially complied with the second request, unless the waiting period is terminated earlier or the parties otherwise agree to extend the waiting period. Analog Devices voluntarily withdrew its initial Notification and Report Form filed under the HSR Act with the Antitrust Division and the FTC on September 15, 2016 in order to provide the FTC with additional time to review the proposed transaction. Analog Devices expects to resubmit its Notification and Report Form on September 19, 2016.

At any time before or after the completion of the merger, the Antitrust Division or the FTC could take action under the U.S. antitrust laws, including seeking to prevent the merger, to rescind the merger or to clear the merger subject to the divestiture of assets of Analog Devices or Linear Technology or subject the merger to other remedies. In addition, U.S. state attorneys general could take action under the antitrust laws as they deem necessary or desirable in the public interest including without limitation seeking to enjoin the completion of the merger or permitting completion subject to the divestiture of assets of Analog Devices or Linear Technology or other remedies. Private parties may also seek to take legal action under the antitrust laws under some circumstances. There can be no assurance that a challenge to the merger on antitrust grounds will not be made or, if such challenge is made, that it would not be successful.

Other Regulatory Approvals

The merger agreement provides that the merger is also subject to approval by governmental authorities in other jurisdictions under the antitrust and competition laws of those jurisdictions. Under the merger agreement the parties’ obligations to complete the merger are conditioned on the receipt of approvals, consents or clearances required in connection with the transactions contemplated by the merger agreement under the antitrust and competition laws of China, Israel, Japan, Korea, the European Union (to the extent it has jurisdiction as a result of a European Union specified merger control action), Romania (to the extent required by applicable law, unless a European Union specified merger control action occurs), Germany (unless a European Union specified merger control action occurs) and the United Kingdom (unless a European Union specified merger control action occurs, and to the extent there is a publication by the United Kingdom Competition & Markets Authority of an Invitation to Comment in relation to the transaction, on its website and/or on the Regulatory News Service of the London Stock Exchange).

In addition to the regulatory approvals described above, the merger may require the approval of other governmental authorities under foreign regulatory laws, such as under foreign merger control laws. If it is determined that other filings are required or advisable, it is possible that any of the governmental entities with which filings are made may seek, as conditions for granting approval of the merger, various regulatory concessions. Neither Analog Devices nor Linear Technology is currently aware of any material governmental approvals or actions that are required for completion of the merger other than those described above. It is currently contemplated that if any such additional material governmental approvals or actions are required, those approvals or actions will be sought.

General

There can be no assurances that all of the regulatory approvals described above will be obtained and, if obtained, there can be no assurances as to the timing of any approvals, Analog Devices’ and Linear Technology’s ability to obtain the approvals on satisfactory terms or the absence of any litigation challenging such approvals. Governmental authorities may seek to block, delay, or otherwise require certain concessions, such as the divestiture of assets of Analog Devices or Linear Technology or other remedies. The parties’ respective obligations to complete the transactions contemplated by the merger agreement are also conditioned upon a the absence of any order, writ, injunction, judgment, decree, ruling, directive, award or law of a governmental entity of competent jurisdiction prohibiting, enjoining or making illegal the consummation of the merger or the other transactions contemplated by the merger agreement.

Under the merger agreement, Analog Devices, Linear Technology and Merger Sub have each agreed to use their respective reasonable best efforts to consummate the merger and obtain the regulatory approvals described above. In the event that any litigation, claim, suit, action or proceeding is commenced challenging the merger or the other transactions contemplated by the merger agreement as violative of any antitrust law, Analog Devices, Linear Technology and Merger Sub will cooperate with each other and use their respective reasonable best efforts to contest and resist any such litigation, claim, suit, action or proceeding and to have vacated, lifted, reversed or overturned any resulting order, whether temporary, preliminary or permanent, that is in effect and prohibits, prevents or restricts consummation of the merger or the other transactions contemplated by the merger agreement.

However, Analog Devices will not be required to do any of the following in order to obtain any regulatory approval or otherwise to consummate the merger, and any requirement to do any of the following in order to obtain a required regulatory approval would result in the conditions to the consummation of the merger not being satisfied, unless waived by Analog Devices: (i) sell, divest, exclusively license, hold separate, or otherwise dispose of, or (ii) grant any non-exclusive license, accept any operational restrictions or take or commit to take any actions which restrictions or actions would limit Analog Devices’ or any of its affiliates’ freedom of action, in each case with respect to assets, licenses, product lines, operations or businesses of Analog Devices, Linear Technology or any of their respective subsidiaries that individually or in the aggregate generated total collective revenues in excess of $125 million in Analog Devices or Linear Technology’s fiscal year 2016, referred to in this proxy statement/prospectus as the revenue cap. For purposes of clause (ii), the revenues of the asset, license, product line, operation or business impacted by such non-exclusive license, operational restriction or action will be considered in determining whether the revenue cap is met only if such restrictions would limit Analog Devices’ or its affiliates’ freedom of action with respect to the impacted asset, product line, operation or business after the effective time in a manner that is material to such impacted asset, product line, operation or business or, in the case of a non-exclusive license, the adverse effect of such license is non-de minimis with respect to the impacted asset, product line, operation or business. Analog Devices will also not be required to agree to or accept any obligation to permit any third party to invest (directly or indirectly, including through a joint venture or similar arrangement) in Analog Devices, Linear Technology, or any of their subsidiaries or affiliates.

If reaching agreement with the antitrust authorities would require Analog Devices to agree to or effect any antitrust restraint in excess of the limitations described above, Analog Devices has the option to either agree to or effect such an antitrust restraint or continue to attempt to obtain approval of the antitrust authorities until the end date, at which point the conditions to the closing of the merger would fail to be satisfied. Analog Devices would be required to pay Linear Technology a termination fee of $700 million if the merger agreement is terminated:

•	by Linear Technology or Analog Devices pursuant to the end date termination right (as defined in the section titled “The Merger Agreement—Termination of the Merger Agreement”) and as of such termination the only conditions to closing that were not satisfied (other than those conditions that by their nature are satisfied on the closing date, provided such conditions would have been capable of satisfaction if the closing occurred on the termination date) were the condition related to illegality or injunction arising under the antitrust laws or the condition related to receipt of regulatory approvals; or

•	by Linear Technology or Analog Devices due to the existence of a final and nonappealable order or law that permanently restrains, enjoins or makes illegal consummation of the merger and the law is an antitrust law or the order is issued pursuant to antitrust law and all other conditions to Analog Devices’ obligation to close would have been capable of satisfaction if the closing occurred on the termination date.

For additional information, please see the section titled “Risk Factors—Risks Relating to the Merger” beginning on page 23.

Exchange of Shares

Upon completion of the merger, each issued and outstanding share of Linear Technology common stock (other than shares (i) held in treasury by Linear Technology or owned by Analog Devices or Merger Sub (which will be cancelled), (ii) owned by any direct or indirect wholly owned subsidiary of Linear Technology or Analog Devices (other than Merger Sub) (which will be converted into shares of the surviving company), (iii) owned by stockholders that have validly made a demand for appraisal and not validly withdrawn such demand or otherwise lost their rights of appraisal with respect to such shares pursuant to Section 262 of the DGCL, or (iv) underlying Linear Technology restricted stock awards) will be converted into the right to receive $46.00 in cash, without interest, plus 0.2321 shares of Analog Devices common stock, less any applicable withholding taxes.

Prior to the effective time of the merger, Analog Devices will appoint an exchange agent reasonably acceptable to Linear Technology to handle the exchange of shares of Linear Technology common stock for the merger consideration. At or prior to the effective time, Analog Devices will deposit (i) cash sufficient to pay the aggregate cash portion of the merger consideration and, to the extent determinable, cash in lieu of fractional shares and

(ii) evidence of Analog Devices common stock in book-entry or certificated form representing the number of shares of Analog Devices common stock sufficient to deliver the aggregate stock portion of the merger consideration.

Linear Technology stockholders will not receive any fractional shares of Analog Devices common stock in the merger. Instead, a stockholder of Linear Technology who otherwise would have received a fractional share of Analog Devices common stock will be entitled to receive, from the exchange agent appointed by Analog Devices pursuant to the merger agreement, a cash payment in lieu of such fractional share in an amount determined by multiplying (i) the volume weighted average price per share (calculated to the nearest one-hundredth of one cent) of Analog Devices common stock for the consecutive period of five trading days beginning on the opening of trading on the seventh trading day immediately preceding the closing date and concluding at the close of trading on the third trading day immediately preceding the closing date and (ii) the fraction of a share (after taking into account all shares of Linear Technology common stock held by such holder at closing and rounded to the nearest one thousandth when expressed in decimal form) of Analog Devices common stock to which such holder would otherwise be entitled, less any applicable withholding taxes.

If a dividend or other distribution is declared with respect to shares of Analog Devices common stock with a record date after the effective time of the merger, such declaration will include a dividend or other distribution in respect of all shares of Analog Devices common stock issuable pursuant to the merger agreement.

After the effective time of the merger, shares of Linear Technology common stock will no longer be outstanding, will be cancelled and will cease to exist and each certificate or book entry share that previously represented shares of Linear Technology common stock (other than shares (i) held in treasury by Linear Technology or owned by Analog Devices or Merger Sub (which will be cancelled), (ii) owned by any direct or indirect wholly owned subsidiary of Linear Technology or Analog Devices (other than Merger Sub) (which will be converted into shares of the surviving company), (iii) owned by stockholders that have validly made a demand for appraisal and not validly withdrawn such demand or otherwise lost their rights of appraisal with respect to such shares pursuant to Section 262 of the DGCL, or (iv) underlying Linear Technology restricted stock awards) will represent only the right to receive the per share merger consideration pursuant to the merger agreement, cash in lieu of fractional shares and unpaid dividends and distributions, if any, as described above. With respect to such shares of Analog Devices common stock deliverable upon the surrender of Linear Technology stock certificates or book entry shares, until holders of such Linear Technology stock certificates or book entry shares have properly surrendered such stock certificates or book entry shares to the exchange agent for exchange, along with a duly completed letter of transmittal and any other documents as may customarily be required by the exchange agent, those holders will not receive the per share merger consideration, any cash in lieu of fractional shares and any dividends or distributions that become due to the holders of converted Linear Technology common stock.

As soon as reasonably practicable after the effective time of the merger, Analog Devices will cause the exchange agent to send a letter of transmittal specifying, among other things, that delivery will be effected, and risk of loss and title to any certificates or book entry shares representing Linear Technology common stock will pass, only upon delivery of such certificates or book entry shares to the exchange agent. The letter will also include instructions explaining the procedure for surrendering Linear Technology stock certificates and book entry shares in exchange for the merger consideration.

Analog Devices and the exchange agent are entitled to deduct and withhold any applicable taxes from any merger consideration that would otherwise be payable pursuant to the merger agreement.

After the effective time of the merger, Linear Technology will not register any transfer of the shares of Linear Technology common stock.

Analog Devices stockholders need not take any action with respect to their stock certificates.

Treatment of Linear Technology Equity Awards

At the effective time, each Linear Technology restricted stock award and restricted stock unit award that is outstanding immediately prior to the effective time that is held by a non-employee director, or that vests at the effective time pursuant to a contract between the holder and Linear Technology, will become vested and will be cancelled and converted automatically into the right to receive the merger consideration in respect of each share of Linear Technology common stock underlying such award, less applicable tax withholding.

At the effective time, each Linear Technology restricted stock award and restricted stock unit award that is outstanding immediately prior to the effective time, was granted on or prior to July 22, 2016 and does not become vested at the effective time will be converted into two adjusted awards with the same terms and conditions (including vesting) as were applicable to the corresponding Linear Technology award immediately prior to the effective time, which adjusted awards will be in the form of (i) the right to receive an amount in cash equal to the product of (a) the number of shares of Linear Technology common stock subject to such Linear Technology restricted stock or restricted stock unit award immediately prior the effective time and (b) the cash consideration, and (ii) an Analog Devices restricted stock award or restricted stock unit award, as applicable, relating to the number of shares of Analog Devices common stock equal to the product (rounded to the nearest whole number of shares) of (a) the number of shares of Linear Technology common stock subject to the Linear Technology restricted stock award or restricted stock unit award immediately prior to the effective time and (b) the exchange ratio of 0.2321.

At the effective time, each Linear Technology restricted stock award and restricted stock unit award that is outstanding immediately prior to the effective time, was granted after July 22, 2016 and does not become vested at the effective time will be converted into an adjusted Analog Devices restricted stock award or restricted stock unit award, as applicable, relating to the number of shares of Analog Devices common stock equal to the product (rounded to the nearest whole number of shares) of (i) the number of shares of Linear Technology common stock subject to such Linear Technology restricted stock award or restricted stock unit award immediately prior to the effective time and (ii) 0.9947.

Dividend Policy

Analog Devices currently pays regular quarterly cash dividends on its common stock. Analog Devices most recently paid a cash dividend on June 7, 2016, of $0.42 per share. Analog Devices currently expects to continue to pay quarterly cash dividends, although they remain subject to determination and declaration by Analog Devices’ board of directors. The payment of future dividends, if any, will be based on several factors, including Analog Devices’ financial performance, outlook and liquidity.

Linear Technology currently pays regular quarterly cash dividends on its common stock. Linear Technology most recently paid a cash dividend on May 25, 2016, of $0.32 per share. The payment of future dividends will be based on Linear Technology’s financial performance.

Under the terms of the merger agreement, during the period before the closing of the merger, Analog Devices is not permitted to pay any dividends or make any distributions on its capital stock other than regular quarterly cash dividends not exceeding $0.42 per share for the two quarters following entry into the merger agreement, and not exceeding $0.45 per share thereafter, and Linear Technology is not permitted to pay any dividends or make any distributions on its capital stock other than regular quarterly cash dividends not exceeding $0.32 per share for the two quarters following entry into the merger agreement, and not exceeding $0.33 per share thereafter.

Listing of Analog Devices Common Stock; Delisting of Linear Technology Common Stock

It is a condition to the consummation of the merger that the shares of Analog Devices common stock to be issued to Linear Technology stockholders in the merger be approved for listing on The Nasdaq Global Select Market, subject to official notice of issuance. As a result of the merger, shares of Linear Technology common stock will cease to be listed on The Nasdaq Global Select Market.

THE MERGER AGREEMENT

The following describes the material provisions of the merger agreement, which is attached as Annex A to this proxy statement/prospectus and is incorporated by reference herein. The summary of the material provisions of the merger agreement below and elsewhere in this proxy statement/prospectus is qualified in its entirety by reference to the merger agreement. This summary does not purport to be complete and may not contain all of the information about the merger agreement that is important to you. Analog Devices and Linear Technology encourage you to read carefully the merger agreement in its entirety before making any decisions regarding the merger as it is the legal document governing the merger.

The merger agreement and this summary of its terms have been included to provide you with information regarding the terms of the merger agreement. Analog Devices and Linear Technology are responsible for considering whether additional disclosure of material information is required to make the statements in this proxy statement/prospectus not misleading. Factual disclosures about Analog Devices and Linear Technology contained in this proxy statement/prospectus or Analog Devices’ or Linear Technology’s public reports filed with the SEC may supplement, update or modify the factual disclosures about Analog Devices or Linear Technology contained in the merger agreement and described in the summary. The representations, warranties and covenants made in the merger agreement by Analog Devices, Merger Sub and Linear Technology are qualified and subject to important limitations agreed to by the parties to the merger agreement in connection with negotiating the terms of the merger agreement. In particular, in your review of the representations and warranties contained in the merger agreement and described in this summary, it is important to bear in mind that the representations and warranties were made solely for the benefit of the parties to the merger agreement, and were negotiated with the principal purpose of allocating risk between the parties to the merger agreement, rather than establishing matters as facts. The representations and warranties may also be subject to a contractual standard of materiality that may be different from that generally relevant to stockholders or applicable to reports and documents filed with the SEC, and in some cases are qualified by confidential disclosures that were made by each party to the other, which disclosures are not reflected in the merger agreement or otherwise publicly disclosed. The representations and warranties in the merger agreement will not survive the completion of the merger. Moreover, information concerning the subject matter of the representations and warranties may have changed since the date of the merger agreement. For the foregoing reasons, the representations, warranties and covenants or any descriptions of those provisions should not be read alone, but instead should be read together with the information provided elsewhere in this proxy statement/prospectus and in the documents incorporated by reference into this proxy statement/prospectus. See “Where You Can Find More Information” beginning on page 199.

THE MERGER AGREEMENT

Closing; Effective Time

The merger agreement provides that the closing of the merger will take place at 10 a.m. on the second business day after the satisfaction or waiver of the last of the conditions to closing to be satisfied or waived (other than such conditions that by their nature are to be satisfied by action taken at or immediately prior to the closing, but subject to the satisfaction or permitted waiver of such conditions at the closing), unless another date is agreed to in writing by Analog Devices and Linear Technology. The date on which the closing occurs is referred to in this proxy statement/prospectus as the closing date.

The merger agreement provides that, on the terms and subject to the conditions in the merger agreement and in accordance with the DGCL, at the effective time of the merger, Merger Sub will be merged with and into Linear Technology, with Linear Technology surviving the merger as a wholly owned subsidiary of Analog Devices. The merger will be effective at the time the parties file a certificate of merger with the Secretary of State of the State of Delaware, unless the parties agree to a later time for the completion of the merger and specify that time in the certificate of merger. At the effective time, all of the property, rights, privileges, powers and franchises of Linear Technology and Merger Sub will vest in Linear Technology as the surviving company, and all of the liabilities, debt and duties of Linear Technology and Merger Sub will become liabilities, debt and duties of Linear Technology as the surviving company.

Effect of the Merger on Capital Stock

At the effective time, each share of Linear Technology common stock issued and outstanding immediately prior to the effective time, other than the cancelled, converted and dissenting shares described below, will automatically be converted into the right to receive the per share merger consideration of $46.00 in cash, without interest, and 0.2321 of a share of Analog Devices common stock, in each case less any applicable withholding taxes; provided that cash will be paid in respect of any fractional share of Analog Devices common stock.

Each Linear Technology stockholder who would otherwise have been entitled to receive a fractional share of Analog Devices common stock in the merger will instead receive a cash payment equal to the product of (i) the fractional share interest to which such holder would otherwise have been entitled (taking into account all shares of common stock held by such holder and rounded to the nearest one-thousandth) and (ii) the volume weighted average price per share of Analog Devices common stock on The NASDAQ Global Select Market for the consecutive period of five trading days beginning on the opening of trading on the seventh trading day immediately preceding the effective time and concluding at the close of trading on the third trading date immediately preceding the effective time, as calculated by Bloomberg Financial LP under the function “VWAP.”

If the aggregate number of shares of Analog Devices common stock to be issued in connection with the merger, including shares to be issued after the effective time pursuant to provisions of the merger agreement described in the section titled “—Treatment of Linear Technology Equity Awards,” would exceed 19.9% of the issued and outstanding shares of Analog Devices common stock immediately prior to the effective time, the exchange ratio of 0.2321 will be reduced to the minimum extent necessary so that the aggregate number of shares of Analog Devices common stock to be issued in connection with the merger does not exceed 19.9% of the issued and outstanding shares of Analog Devices common stock immediately prior to the effective time, and the cash consideration will be increased by an amount equal to $60.3215 multiplied by the difference between 0.2321 and the reduced exchange ratio.

At the effective time, each share of Linear Technology common stock issued and outstanding immediately prior to the effective time that is owned or held in treasury by Linear Technology or owned by Analog Devices or Merger Sub, referred to in this proxy statement/prospectus as cancelled shares, will automatically be cancelled and will cease to exist. No consideration will be delivered in exchange for any cancelled shares.

At the effective time, each share of Linear Technology common stock issued and outstanding immediately prior to the effective time that is owned by a direct or indirect wholly-owned subsidiary of Linear Technology or Analog Devices (other than Merger Sub), referred to in this proxy statement/prospectus as converted shares, will automatically be converted into a number of shares of stock of the surviving company such that each subsidiary’s ownership interest in the surviving company immediately after the effective time is the same as it was immediately prior to the effective time.

Each share of Linear Technology common stock issued and outstanding immediately prior to the effective time and held by a person (i) who did not vote in favor of approval of the merger proposal, (ii) is entitled to demand and who has properly demanded appraisal rights with respect to such shares, referred to in this proxy statement/prospectus as a dissenting stockholder, and (iii) who complies in all respects with the provisions of the DGCL concerning the rights of Linear Technology stockholders to require payment by the surviving company of the “fair value” of such shares, referred to in this proxy statement/prospectus as dissenting shares, will not be converted into the right to receive the merger consideration. Instead, if the merger is consummated, dissenting shares will represent the right to receive whatever consideration may be determined to be due to such dissenting stockholder under Section 262 of the DGCL. If any dissenting stockholder fails to perfect, waives, withdraws or otherwise loses appraisal rights (or a court of competent jurisdiction determines that such holder is not entitled to exercise appraisal rights), dissenting shares held by such dissenting stockholder will be treated as though such dissenting shares had been converted into the right to receive the merger consideration as of the effective time. For more information regarding appraisal rights, see the section titled “Appraisal Rights of Linear Technology Stockholders.” In addition, a copy of Section 262 of the DGCL is attached as Annex C to this proxy statement/prospectus.

Organizational Documents of the Surviving Company; Directors and Officers

The articles of incorporation and bylaws of Merger Sub, as in effect immediately prior to the effective time, will become the articles of incorporation and bylaws of the surviving company.

The directors and officers of Merger Sub immediately prior to the effective time will become the initial directors and officers of the surviving company.

Exchange and Payment Procedures

At or prior to the effective time, Analog Devices will enter into an exchange agreement with its transfer agent or another bank or trust company reasonably acceptable to Linear Technology. At or prior to the effective time, Analog Devices will deposit with the exchange agent (i) evidence of shares of Analog Devices common stock in book-entry form representing the number of shares of Analog Devices common stock to be delivered as the merger consideration and (ii) cash sufficient to pay the per share cash amount and the fractional share cash amount in exchange for outstanding shares of Linear Technology common stock as determined in accordance with the terms of the merger agreement.

Exchange of Linear Technology Share Certificates and Book-entry Linear Technology Shares

Within five business days after the effective time, the exchange agent will mail to each record holder of a share of Linear Technology common stock a letter of transmittal and instructions for surrendering Linear Technology share certificates or book-entry shares in exchange for the merger consideration. Upon surrender of a Linear Technology share certificate or book-entry share and a duly executed letter of transmittal to the exchange agent in compliance with the instructions for surrender, Analog Devices will, in exchange for such certificates or book-entry shares, cause the exchange agent to pay and deliver as promptly as practicable the per share merger consideration and any fractional share cash amount.

The exchange agent will be instructed to pay the merger consideration and any fractional cash share amount within five business days following the later to occur of (i) the effective time or (ii) the exchange agent’s receipt of the certificate or book entry share. The time that any individual stockholder receives their merger consideration will vary depending on the underlying arrangements through which such stockholder holders their shares of Linear Technology common stock.

In the event of a transfer of ownership of shares of Linear Technology common stock that is not registered in Linear Technology’s transfer or stock records, payment may be made and shares may be issued to a person other than the person in whose name the surrendered Linear Technology share certificate or book-entry share is registered if such certificate or book-entry share is presented to the exchange agent accompanied by all documents reasonably required to evidence and effect such transfer and to evidence to the reasonable satisfaction of the exchange agent and Analog Devices that any applicable transfer taxes have been paid.

Lost, Stolen or Destroyed Certificates

In the event that a Linear Technology share certificate was lost, stolen or destroyed, the previous holder of the Linear Technology share certificate may still obtain the merger consideration and the amount of any owed dividends or distributions to which she or he would be entitled had she or he surrendered the lost, stolen or destroyed Linear Technology share certificate by (i) making an affidavit regarding the loss, theft or destruction of the Linear Technology share certificate and (ii) if required by Analog Devices or the exchange agent, posting a bond (in a reasonable amount as determined by Analog Devices or the exchange agent) as indemnity against any future claims against Analog Devices, the exchange agent or the surviving company with respect to the lost, stolen or destroyed Linear Technology share certificate.

Linear Technology share certificates or book-entry shares should not be surrendered by stockholders prior to the effective time and should be sent only pursuant to instructions set forth in the letter of transmittal that will be mailed to stockholders as soon as reasonably practicable following the effective time. In all cases with respect to Linear Technology shares certificates and book-entry shares, the merger consideration will be provided only in accordance with the procedures set forth in such letter of transmittal.

No interest will be paid or accrue on any cash payable upon surrender of any Linear Technology share certificates or book-entry shares.

Dividends and Distributions

No dividends or other distributions with a record date after the effective time with respect to Analog Devices common stock will be paid to the holder of any shares of Linear Technology common stock until such holder properly surrenders its shares in accordance with the exchange agent procedures. After proper surrender, Analog Devices shall cause such stockholder to be paid, without interest, (i) the amount of any dividends or distributions with a record date after the effective time and paid with respect to such shares of Analog Devices common stock to which such stockholder is entitled and (ii) at the appropriate payment date, the amount of any dividends or distributions with a record date after the effective time but prior to surrender and with a payment date subsequent to surrender with respect to such shares of Analog Devices common stock. After the effective time, Analog Devices will cause Linear Technology to pay the amount of any dividends or distributions on shares of Linear Technology common stock that have a record date prior to the effective time and a payment date after the effective time.

Rights of Linear Technology Stockholders Following the Effective Time and Transfers Following the Effective Time

The per share merger consideration paid in accordance with the terms of the merger agreement upon the surrender of certificates or book-entry shares will be deemed to have been delivered and paid in full satisfaction of all rights pertaining to such shares of Linear Technology common stock. After the effective time, all holders of shares of Linear Technology common stock will cease to have any rights as stockholders of Linear Technology other than the right to receive the per share merger consideration upon the surrender of such shares (together with the fractional share cash amount and any dividends or distributions such shares become entitled to in accordance with the merger agreement). There will be no further registration of transfers on the transfer books of the surviving company and any certificates formerly representing shares of Linear Technology common stock that are presented to the surviving company or the exchange agent for any reason will be cancelled and exchanged for the per share merger consideration.

None of the parties to the merger agreement, the surviving company nor the exchange agent will be liable with respect to any portion of the exchange fund or the merger consideration delivered to a public official if required by any applicable abandoned property, escheat or similar law. Further, any merger consideration remaining undistributed to former holders of shares of Linear Technology common stock immediately prior to when such amounts would otherwise escheat to or become property of any governmental authority will, to the fullest extent permitted by applicable law, become the property of the surviving company free and clear of any claims or interest of any person previously entitled thereto.

Withholding Rights

Linear Technology, Analog Devices, Merger Sub, the surviving company and the exchange agent will each be entitled to deduct and withhold any amounts due under applicable tax laws from the amounts that would otherwise become payable under the terms of the merger agreement. Any such deducted or withheld amounts that are paid to the appropriate taxing authorities will be treated as having been paid to the person in respect of which such deduction or withholding was made.

Treatment of Linear Technology Equity Awards

Treatment of and Restricted Stock Awards and Restricted Stock Unit Awards

At the effective time, each Linear Technology restricted stock award and restricted stock unit award that is outstanding immediately prior to the effective time that is held by a non-employee director, or that vests at the effective time pursuant to a contract between the holder and Linear Technology, will become vested and will be cancelled and converted automatically into the right to receive the merger consideration in respect of each share of Linear Technology common stock underlying such award, less applicable tax withholding.

At the effective time, each Linear Technology restricted stock award and restricted stock unit award that is outstanding immediately prior to the effective time, was granted on or prior to July 22, 2016 and does not become vested at the effective time will be converted into two adjusted awards with the same terms and conditions (including vesting) as were applicable to the corresponding Linear Technology award immediately prior to the effective time, which adjusted awards will be in the form of (i) the right to receive an amount in cash equal to the product of (a) the number of shares of Linear Technology common stock subject to such Linear Technology restricted stock or restricted stock unit award immediately prior the effective time and (b) $46.00, and (ii) an Analog Devices restricted stock award or restricted stock unit award, as applicable, relating to the number of shares of Analog Devices common stock equal to the product (rounded to the nearest whole number of shares) of (a) the number of shares of Linear Technology common stock subject to the Linear Technology restricted stock award or restricted stock unit award immediately prior to the effective time and (b) the exchange ratio of 0.2321.

At the effective time, each Linear Technology restricted stock award and restricted stock unit award that is outstanding immediately prior to the effective time, was granted after July 22, 2016 and does not become vested at the effective time will be converted into an adjusted Analog Devices restricted stock award or restricted stock unit award, as applicable, relating to the number of shares of Analog Devices common stock equal to the product (rounded to the nearest whole number of shares) of (i) the number of shares of Linear Technology common stock subject to such Linear Technology restricted stock award or restricted stock unit award immediately prior to the effective time and (ii) 0.9947.

Employee Stock Purchase Plan

With respect to Linear Technology’s 2005 employee stock purchase plan, the maximum aggregate number of shares of Linear Technology common stock that may be purchased during any offering period that commences after execution of the merger agreement is 150,000, provided that the maximum aggregate number of shares that may be purchased during the first offering period that commences after the execution of the merger agreement will be reduced by the number of shares in excess of 150,000 that are purchased under such plan during the offering period that is in progress as of the execution of the merger agreement. After the date of the merger agreement, no employee may elect to commence participation in the offering period that was in progress as of the execution of the merger agreement and no participant in such offering period may elect to increase his or her payroll deductions for such offering period. On a date determined by the Linear Technology board of directors that is no later than three business day prior to the effective time, the outstanding offering period that is in progress will terminate and be the final offering period under the plan. The accumulated contributions of participants under the plan will be used to purchase Linear Technology common stock on the earlier of (i) the scheduled purchase date of such final offering period and (ii)such terminated date selected by the Linear Technology board of directors that is no less than three business days prior to the effective time, and the plan will terminate immediately prior to the effective time.

Representations and Warranties

The merger agreement contains customary and, in certain cases, reciprocal, representations and warranties by Linear Technology, Analog Devices and Merger Sub that are (i) subject, in some cases, to specified exceptions and qualifications contained in confidential disclosure letters and (ii) qualified by certain information filed by the parties with the SEC, excluding, in each case, any disclosures set forth in any risk factor section or “forward-looking statements” sections.

The reciprocal representations and warranties relate to, among other things:

•	organization, good standing and qualification to do business and subsidiaries’ organization, good standing and qualification to do business;

•	capitalization;

•	corporate authority and approval relating to the execution, delivery and performance of the merger agreement;

•	the absence of any need for action by governmental authorities in order to complete the merger, other than actions in connection with filing the certificate of merger, compliance with antitrust and securities laws, and compliance with applicable requirements of The NASDAQ Global Select Market;

•	the absence of any conflict with or violation or breach of organizational documents, any conflict with or violation of agreements, laws or regulations, or any lien on the assets of a party or its subsidiaries as a result of the execution, delivery and performance of the merger agreement and completion of the merger;

•	the filing or furnishing of reports, forms, documents and financial statements required by the SEC and compliance with certain provisions of the Sarbanes-Oxley Act;

•	the establishment and maintenance of internal controls and procedures;

•	the absence of undisclosed liabilities;

•	compliance with applicable laws and the holding of necessary permits;

•	information provided by a party for inclusion in this proxy statement/prospectus;

•	the absence of certain material changes or events in the respective businesses of each of Linear Technology and Analog Devices;

•	investigations, litigations and proceedings;

•	the inapplicability of state anti-takeover statutes or regulations; and

•	broker’s and finder’s fees.

The merger agreement also contains additional representations and warranties by Linear Technology relating to, among other things, the following:

•	indebtedness;

•	compliance with environmental laws and regulations;

•	employment and labor practices and employee benefit plans;

•	tax matters;

•	intellectual property and information technology, including with respect to the enforceability of Linear Technology intellectual property, third-party intellectual property infringement claims, licensing arrangements, the protection of trade secrets, security breaches and compliance with privacy and security laws and regulations;

•	real estate owned and leased by Linear Technology;

•	insurance plans;

•	Linear Technology’s significant contracts and agreements;

•	government contracts; and

•	the absence of beneficial ownership of shares of Analog Devices common stock by Linear Technology and its subsidiaries.

The merger agreement also contains additional representations and warranties by Analog Devices relating to, among other things, the following:

•	commitments for Analog Devices to obtain the debt financing required to consummate the transaction;

•	ownership and operation of Merger Sub; and

•	the absence of beneficial ownership of shares of Linear Technology common stock by Analog Devices and its subsidiaries.

The representations and warranties will not survive the merger. Many of the representations and warranties contained in the merger agreement are qualified by a “materiality” standard or by a “material adverse effect” standard.

A material adverse effect, with respect to Linear Technology or Analog Devices, as applicable, means any fact, change, circumstance, event, occurrence, condition, or development (or combination thereof) which is materially adverse to the business, results of operations or financial condition of the party and its subsidiaries, taken as a whole, excluding the impact of:

•	changes in GAAP;

•	changes in laws;

•	changes in global, national or regional political conditions or in economic or market conditions in any country;

•	earthquakes, hurricanes, tsunamis, tornadoes, floods, mudslides, wildfires or other natural disasters, weather conditions or force majeure events;

•	changes in the trading price of the party’s common stock, suspension of trading in the party’s common stock, failure of the party to meet public projections, estimates or expectations of revenue, earnings or other financial performance or results of operations, or any failure to meet internal budgets, plans or forecasts of revenues, earnings or other financial performance or results of operations (but not the underlying cause of such changes or failures);

•	any breach, violation or non-performance of any provision of the merger agreement by the other party or its affiliates;

•	any actions taken or omitted to be taken by a party or any of its subsidiaries at the written request of the other party; and

•	any claims or actions arising for allegations of breach of fiduciary duties or otherwise relating to the merger agreement or the merger;

except that with respect to the first four bullets above, to the extent the effects of such change are disproportionately adverse to the business, properties, results of operations or financial condition of the party and its subsidiaries, taken as a whole, as compared to other companies in the same industries, in which case only the incremental disproportionate impact or impacts may be taken into account in determining whether there has been a material adverse effect. A material adverse effect with respect to Linear Technology also excludes the impact of the announcement, pendency or consummation of the merger agreement, including the identity of Analog Devices or any of its affiliates and any communication by Analog Devices or its affiliates.

Conduct of Businesses of Linear Technology and Analog Devices Prior to Completion of the Merger

Unless approved by the other party in writing (such approval not to be unreasonably withheld, delayed or conditioned), each of Linear Technology and Analog Devices agreed not to, and not to permit any of its subsidiaries to:

•	make, declare or pay any dividend or distribution on any shares of its capital stock or redeem, purchase or otherwise acquire any shares of its capital stock, or any other securities or obligations convertible into or exchangeable for any such shares, except for (i) dividends paid by any of the party’s wholly-owned subsidiaries to such party or to any other wholly-owned subsidiary, (ii) the acceptance of shares in connection with the exercise, vesting or settlement of options or stock awards, or (iii) the payment of a quarterly cash dividend by Analog Devices not exceeding $0.42 per share for the two quarters following entry into the merger agreement, and not exceeding $0.45 per share thereafter, or the payment of a quarterly cash dividend by Linear Technology not exceeding $0.32 per share for the two quarters following entry into the merger agreement, and not exceeding $0.33 per share thereafter); or

•	adopt a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization other than between a party and its wholly-owned subsidiaries or between wholly-owned subsidiaries.

Linear Technology has also agreed that, except as required by applicable law, required by the merger agreement, or unless Analog Devices approves in writing (such approval not to be unreasonably withheld, conditioned or delayed), it will, and will cause each of its subsidiaries to, conduct its business in the ordinary course consistent with past practice in all material respects and will use commercially reasonable efforts to:

•	maintain and preserve intact its business organization;

•	keep available the services of key employees; and

•	maintain satisfactory relationships with customers, suppliers and distributors.

Linear Technology also has agreed that, except as expressly contemplated by the merger agreement, subject to certain exceptions or unless Analog Devices approves in writing (such approval not to be unreasonably withheld, delayed or conditioned), it will not, nor permit any of its subsidiaries to:

•	amend its articles of incorporation or bylaws or otherwise take any action to exempt any person from any provision of its articles of incorporation or bylaws;

•	split, combine, subdivide, amend the terms of or reclassify any of their capital stock;

•	issue, sell or grant any shares of its capital stock or securities convertible into or exchangeable for such shares, other than (i) pursuant to the exercise of purchase rights under the employee stock purchase plan or the settlement of company restricted stock awards or (ii) for the granting of purchase rights under the employee stock purchase plan;

•	enter into any arrangement with respect to the sale or voting of Linear Technology capital stock or other equity interests;

•

incur, assume, guarantee or become liable for any indebtedness for borrowed money or issue or sell any debt securities or calls, options, warrants or other rights to acquire any debt securities, except for indebtedness among Linear Technology and its wholly owned subsidiaries and other than (i) borrowings in an aggregate amount not to exceed $75 million in the ordinary course of business pursuant to existing credit facilities, (ii) indebtedness to replace or refinance existing credit facilities or other existing indebtedness at maturity and without increasing the principal amount of such indebtedness, and (iii) purchase money financings and capital leases in the ordinary course of business in an aggregate amount not to exceed $10 million at any time outstanding;

•	incur any lien relating to indebtedness on any material property or assets, except for permitted liens securing indebtedness as expressly permitted under the merger agreement;

•	make any loans or advances to any other person, other than certain specified loans or advances, extended payment terms for customers in the ordinary course of business and prepayment of taxes for repatriated employees of Linear Technology and its subsidiaries;

•	sell, transfer, mortgage, encumber or dispose of any intellectual property rights, material properties or assets to any person other than Linear Technology or a wholly-owned subsidiary of Linear Technology, other than sales of inventory in the ordinary course of business consistent with past practice and licenses granted to customers in the ordinary course of business consistent with past practice;

•	cancel, release or assign any indebtedness of any person owed to Linear Technology or any claims held by Linear Technology against any person other than release of claims in the ordinary course of business;

•	acquire any other person or business or assets, deposits or properties, or make any investment in any other person except for acquisitions from wholly-owned subsidiaries, investments in equity and debt instruments that constitute cash or cash equivalents, purchases of equipment, supplies and inventory in the ordinary course of business, inbound licenses of intellectual property in the ordinary course of business, and acquisitions or investments that do not exceed $25 million in the aggregate;

•	make any capital expenditure commitments during fiscal year 2017 in excess of $50 million in the aggregate, or, during any quarter of fiscal year 2018, in excess of $12.5 million in the aggregate;

•	terminate, materially amend, or waive any material right under any contracts that contain restrictions on competing or conducting certain lines of business, that grant an exclusivity or “most favored nation” right, that grant any right of first refusal or right of first offer for assets in excess of $10 million, or that are joint venture or partnership agreements, or enter into any such contracts;

•	except in the ordinary course of business, terminate, materially amend or waive any material right under any material contract, or enter into any material contract;

•

except as required by applicable law, the terms of the merger agreement, or the terms of certain Linear Technology compensation and benefit plans and agreements, and subject to certain exceptions with respect to focal adjustments and permitted new hires, (i) establish, adopt, enter into, amend or terminate any collective bargaining agreement or benefit plan, (ii) increase the cash compensation of any current or former directors, officers, employees or independent contractors of Linear Technology or its subsidiaries, except for salary increases in the ordinary course of business that do not exceed 3% of global payroll in the aggregate each fiscal year, (iii) pay or award, or commit to pay or award, any cash bonuses or cash incentive compensation, (iv) accelerate any material rights or benefits under, or, other than in the ordinary course and consistent with past practice, make any material interpretations with respect to, any compensation or benefit plan or agreement, (v) establish or fund any rabbi trust or other funding arrangement in respect of any compensation or benefit plan or agreement, (vi) grant or amend any Linear Technology stock awards or other equity-based awards, (vii) hire or promote any person at the level of director or above, other than certain permitted new hires, or (viii) terminate (other than for cause) the employment or services of any employees at the level of director or above, except that, notwithstanding the foregoing limitations, Linear Technology may (a) adopt a cash retention bonus plan with awards to be allocated by Linear Technology management among key employees

(excluding Messrs. Swanson, Maier and Dobkin and any other employee who has change in control severance agreement) and paid in full at closing, subject to continued employment at that time, or upon an earlier termination of employment without cause, (b) grant equity awards in the ordinary course of business consistent with past practice, subject to certain aggregate share limits agreed between Linear Technology and Analog Devices and (c) pay earned performance bonuses in the ordinary course of business consistent with past practice, subject to the aggregate bonus pool limitation agreed between Linear Technology and Analog Devices);

•	make any material changes in Linear Technology’s financial accounting principles, practices or methods, except as may be required by changes in GAAP;

•	commence, settle or compromise any litigation or proceeding, except those that (i) involve solely monetary remedies with a value not to exceed $2.5 million individually or $7.5 million in the aggregate (in excess of insurance coverage maintained by Linear Technology or its subsidiaries and approved by the insurer), (ii) do not impose any material restriction on Linear Technology’s business or the business of its subsidiaries and (iii) do not relate to any stockholder litigation in connection with the merger agreement or the merger;

•	make, change or revoke any material tax election, change or adopt any annual tax accounting period or material method of tax accounting, file any amended tax return that would, or would reasonably be expected to, result in a material tax liability, enter into any closing agreement with any taxing authority that would, or would reasonably be expected to, result in a material tax liability or have a material impact on taxes, request any tax ruling from any governmental authority, settle or compromise any material tax liability or any audit relating to a material amount of taxes, surrender any claim for a material refund of taxes, or, except in the ordinary course of business, agree to an extension or waiver of the statute of limitations with respect to a material amount of taxes;

•	materially reduce insurance coverage or fail to renew material existing insurance policies;

•	amend any permits in a manner that adversely impacts Linear Technology’s ability to conduct its business in any material respect or terminate or allow to lapse any material permits;

•	except in the ordinary course of business, cancel or permit to lapse any material intellectual property registrations or licensing agreements for material intellectual property, or disclose to any third party any material trade secret in a way that results in loss of trade secret protection;

•	except in the ordinary course of business, enter into any contract under which Linear Technology or any of its subsidiaries grants rights, or agrees to pay royalties, with respect to any material intellectual property (other than licenses granted to customers or third parties in the ordinary course of business consistent with past practice); or

•	agree or commit to do any of the foregoing.

Analog Devices has also agreed that, except as expressly contemplated by the merger agreement, subject to certain exceptions or unless Linear Technology approves in writing (such approval not to be unreasonably withheld, conditioned or delayed), between the date of the merger agreement and the effective time, it will not:

•	amend its articles of incorporation or by-laws in a manner that would have a material and adverse impact on the holders of Linear Technology common stock or otherwise take any action to exempt any person from any provision of the Analog Devices organizational documents;

•	split, combine, subdivide, amend the terms of or reclassify any of the capital stock of Analog Devices; or

•	acquire any other person or business or assets, deposits or properties, or make any material investment in any other person other than a wholly-owned subsidiary, except for acquisitions or investments that in each case would not reasonably be expected to materially delay or impede the consummation of the merger or result in the failure of the closing conditions to be satisfied prior to the end date;

•	convene any meeting of Analog Devices stockholders for the purpose of revoking or varying the authority of the Analog Devices directors to allot Analog Devices common stock; or

•	agree or commit to do any of the foregoing.

No Solicitation of Company Takeover Proposals

Except as expressly permitted by the merger agreement and described below in “—Company Superior Proposal; Intervening Events”), Linear Technology agreed that it will not, and that it will cause its subsidiaries and its and their respective officers, directors and employees not to (and will use its reasonable best efforts to cause its other representatives not to), directly or indirectly:

•	solicit, initiate, knowingly encourage or knowingly facilitate any inquiry regarding, or any proposal or offer that constitutes, or would reasonably be expected to lead to, a company takeover proposal (as defined below);

•	engage in, continue or otherwise participate in any discussions or negotiations, or furnish to any other person any information, in connection with any company takeover proposal; or

•	approve, adopt, recommend or enter into (or propose to do any of the foregoing) any letter of intent or similar agreement with respect to a company takeover proposal.

Linear Technology further agreed that it will not, and will cause its affiliates not to, release any third party from, or waive, amend or modify any provision of, or grant permission under, or fail to enforce, any standstill provision in any agreement to which Linear Technology or any of its affiliates is a party, except that the Linear Technology board of directors may waive any such standstill provision solely to the extent necessary to permit a third party to make a confidential company takeover proposal to the Linear Technology board of directors only if (i) such third party did not submit an indication of interest or bid to acquire Linear Technology between March 1, 2016 and the date of the merger agreement and (ii) if the Linear Technology board of directors determines, after consultation with its outside legal counsel, that the failure to take such action would be inconsistent with the directors’ fiduciary duties under applicable law.

Under the merger agreement, a “company takeover proposal” means any proposal or offer from any person (other than Analog Devices and its subsidiaries) relating to, or that would reasonably be expected to lead to, (i) a merger, consolidation, business combination, recapitalization, binding share exchange, liquidation, dissolution, joint venture or similar transaction involving Linear Technology, (ii) any acquisition of 25% or more of the outstanding shares of Linear Technology common stock or securities representing 25% or more of the voting power of Linear Technology, (iii) any acquisition of assets (including the acquisition of stock of a subsidiary) or businesses of Linear Technology or its subsidiaries, including pursuant to a joint venture, representing 25% or more of the consolidated assets, revenues or net income of Linear Technology, (iv) any tender offer or exchange offer that, if consummated, would result in any person beneficially owning 25% or more of the outstanding Linear Technology common stock or securities representing 25% or more of the voting power of Linear Technology or (v) any combination of the foregoing if the sum of the percentage of consolidated assets, revenues or earnings and Linear Technology common stock (or voting power of securities of Linear Technology other than Linear Technology common stock) involved is 25% or more.

Notwithstanding the foregoing restrictions, if at any time prior to obtaining the approval of the Linear Technology stockholders of the proposal to adopt the merger agreement, Linear Technology receives a written, bona fide, unsolicited acquisition proposal that did not result from a breach of the merger agreement and that the Linear Technology board of directors determines in good faith, after consultation with its independent financial advisor and outside legal counsel, constitutes or would reasonably be expected to lead to, a company superior proposal (as defined below), Linear Technology may (i) furnish information with respect to Linear Technology to the party making the company takeover proposal (subject to certain conditions and obligations described below) and (ii) engage in discussions and negotiations with the party making such company takeover proposal.

Substantially concurrently with furnishing such information or engaging in such discussions or negotiations, Linear Technology must make available to Analog Devices any nonpublic information concerning Linear Technology or its subsidiaries that is provided to such person making the company takeover proposal or its representatives (to the extent such nonpublic information has not been previously furnished to Analog Devices or its representatives).

As used in the merger agreement, a “company superior proposal” means a bona fide written company takeover proposal that if consummated would result in a third party acquiring, directly or indirectly, more than 80% of the outstanding Linear Technology common stock or more than 80% of the assets of Linear Technology and its subsidiaries (as measured by fair market value determined in good faith by the Linear Technology board of directors) which the Linear Technology board of directors has, after consultation with Linear Technology’s financial advisors and outside legal counsel, determined in good faith, taking into account such factors as the Linear Technology board of directors considers appropriate and relevant, including timing and likelihood of consummation relative to the merger and all other financial, legal, regulatory, tax and other aspects of such proposal, is more favorable to its stockholders than the transactions contemplated by the merger agreement (taking into account any changes to the merger agreement proposed by Analog Devices).

Existing Discussions or Negotiations; Required Notification of Analog Devices

Under the terms of the merger agreement, Linear Technology agreed that it will, and that it will cause its subsidiaries and its and their respective officers, directors and employees (and will use its reasonable best efforts to cause its other representatives) to immediately cease and terminate any solicitation, knowing encouragement, discussion or negotiations with any person (other than Analog Devices) that was ongoing at the execution of the merger agreement. Further, Linear Technology agreed to request, and cause its affiliates to request, to have any confidential information that might have been provided to any person in connection with any such discussions or negotiations destroyed or returned to it.

Linear Technology agreed to promptly (and in any event within 48 hours), notify Analog Devices if the Linear Technology board of directors makes a determination that a company takeover proposal constitutes or would reasonably be expected to lead to a superior proposal, or if Linear Technology furnishes non-public information and/or enters into discussions or negotiations with a person making a company takeover proposal. Linear Technology also agreed to notify Analog Devices of the receipt of a company takeover proposal or any inquiries or proposals reasonably likely to lead to a company takeover proposal promptly (and in any event within 48 hours after, to the knowledge of Linear Technology or its financial advisor, receipt). Such notice must include the identity of the person or persons making the company takeover proposal (or the related proposal or inquiry) and the material terms thereof. Further, after giving such a notice, Linear Technology must keep Analog Devices reasonably informed, on a reasonably current basis as to the status of any company takeover proposal, inquiry or request, promptly (and, in any event, within 48 hours) provide Analog Devices with any draft agreements relating to such company takeover proposal, and notify Analog Devices of any material modifications to the financial or other material terms of such company takeover proposal, inquiry or request.

No Change in Recommendation or Termination For a Company Superior Proposal

Subject to certain exceptions described below, the Linear Technology board of directors may not make a company adverse recommendation change. The following actions constitute a “company adverse recommendation change” under the merger agreement:

•	failure to include the Linear Technology board of directors recommendation in this proxy statement/prospectus;

•	changing, qualifying, withholding or modifying the Linear Technology board of directors recommendation in a manner adverse to Analog Devices (or announcement of such an intention);

•	adopting, approving or recommending to Linear Technology stockholders a company takeover proposal (or announcement of such an intention); or

•	authorizing, causing or permitting Linear Technology or any of its subsidiaries to enter into any letter of intent or similar agreement with respect to any company takeover proposal.

Company Superior Proposals; Intervening Events

However, at any time before approval by Linear Technology stockholders of the proposal to adopt the merger agreement is obtained, the Linear Technology board of directors may, with respect to a bona fide, unsolicited company takeover proposal, subject to the conditions described in the next sentence, (i) make a company adverse recommendation change or (ii) cause Linear Technology to terminate the merger agreement to enter into a definitive agreement relating to a company superior proposal. The Linear Technology board of directors may take the actions described in the preceding sentence only if it determines in good faith, after consultation with Linear Technology’s independent financial advisors and outside legal counsel, that (i) in the case of a proposed company adverse recommendation change in response to, or termination of the merger agreement to enter into, a company takeover proposal, such company takeover proposal constitutes a company superior proposal or (ii) in the case of a proposed company adverse recommendation change made in response to an intervening event (defined below), failure to take such action would be inconsistent with the fiduciary duties of the Linear Technology board of directors.

Under the merger agreement, an “intervening event” is defined as any fact, change, circumstance, event, occurrence or development or combination thereof that (i) was not known, or the material consequences of which (based on facts known to members of the Linear Technology board of directors as of entry into the merger agreement) were not reasonably foreseeable by the Linear Technology board of directors upon entry into and (ii) does not relate to any company takeover proposal. However, any change in the price or trading volume of Linear Technology common stock or Analog Devices common stock will not be taken into account for purposes of determining whether an intervening event has occurred (except that any underlying cause thereof may be taken into account).

Prior to making any company adverse recommendation change and/or terminating the agreement for a company superior proposal (as described more fully below in the section titled “—Termination of the Merger Agreement”), (i) the Linear Technology board of directors must provide Analog Devices four business days’ prior written notice of any intention to take such action (including, among other things, the identity of the person making the company takeover proposal and copies of the related agreements and financing commitments, if any or a description of the intervening event); (ii) during the four business days following the delivery of such written notice, Linear Technology must consider in good faith any revisions or changes to the merger agreement or the merger proposed by Analog Devices; and (iii) after the four business days, the Linear Technology board of directors must conclude, after consultation with independent financial advisors and outside legal counsel, that the proposal continues to be a company superior proposal even if the revisions proposed by Analog Devices were to be accepted by Linear Technology, or, if due to an intervening event, that the failure to make a company adverse recommendation change would be inconsistent with the fiduciary duties of the Linear Technology board of directors.

In the event of any change in the financial terms of or any changes in the material terms of any company superior proposal, Linear Technology must again satisfy the notice and other requirements set out in the preceding paragraph (except that the four business day period will instead be the longer of (i) two business days or (ii) the amount of time remaining in the initial four business day notice period).

Linear Technology is not prohibited from (i) taking and disclosing to its stockholders a position contemplated by Exchange Act Rule 14e-2(a), Exchange Act Rule 14d-9 or making any “stop, look and listen” communication to stockholders under Exchange Act Rule 14d-9(f) (ii) directing any person that makes a company takeover proposal to the non-solicitation provisions of the merger agreement.

Linear Technology Stockholder Meeting

Linear Technology has agreed to take all actions necessary to mail this proxy statement/prospectus to Linear Technology stockholders as promptly as reasonably practicable after this registration statement on Form S-4 of which this proxy statement/prospectus forms a part is declared effective by the SEC and to convene a meeting of Linear Technology stockholders to consider the proposal to adopt the merger agreement, referred to in this proxy statement/prospectus as the company stockholder meeting, as promptly as reasonably practicable after the date of mailing of this proxy statement/prospectus. Except as described above with respect to a company adverse recommendation change, the Linear Technology board of directors will recommend approval of the proposal to adopt the merger agreement. Additionally, Linear Technology will use its reasonable best efforts to solicit from its stockholders proxies in favor of the proposal to adopt the merger agreement.

Linear Technology may postpone or adjourn the company stockholder meeting (i) to ensure that any supplement or amendment to this proxy statement/prospectus is timely provided to its stockholders within a reasonable amount of time in advance of the meeting, (ii) if required by applicable law or a request from the SEC or its staff or (iii) if at the time the meeting is originally scheduled, Linear Technology has not received proxies representing a sufficient number of shares Linear Technology common stock to approve the proposal to adopt the merger agreement whether or not a quorum is present. However, Linear Technology is not permitted to postpone or adjourn the company stockholder meeting for longer than the minimum duration reasonably necessary to remedy the circumstances requiring an adjournment or postponement and (i) no single adjournment or postponement may be for more than five business days (except as required by federal securities laws) and (ii) the company stockholder meeting may not be postponed to more than 20 business days after the initially scheduled date as a result of clause (iii) in the preceding sentence without Analog Devices’ prior written consent.

The parties have agreed that nothing in the merger agreement, including a company adverse recommendation change, will relieve Linear Technology of its obligation to submit the merger agreement to its stockholders for a vote on the adoption and approval thereof.

Financing

Financing Obligations

Analog Devices has agreed in the merger agreement to use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary to obtain, the debt financing in an amount sufficient to pay the aggregate cash consideration payable in the merger and all fees and expenses of Analog Devices due on the closing of the transaction. In furtherance of the foregoing, Analog Devices has agreed to use its reasonable best efforts to: (i) maintain in effect the financing commitment letter in accordance with its terms (subject to certain exceptions), (ii) comply with its obligations under the commitment letter, (iii) satisfy on a timely basis all conditions to the funding of the debt financing set forth in the commitment letter within Analog Devices’ control, (iv) negotiate and enter into definitive agreements with respect to the debt financing no later than the closing date on the terms and conditions contemplated by the commitment letter and (v) draw up to the full amount of the debt financing and cause the financing sources to fund the debt financing in accordance with its terms on the closing date, to the extent the proceeds thereof are required to consummate the merger.

Further, Analog Devices may not, and may not permit Merger Sub to, agree or permit any amendment, replacement or other modification of, or waive any rights or remedies under, the commitment letter or any definitive financing agreements without Linear Technology’s prior written consent, except that Analog Devices or Merger Sub may, without Linear Technology’s consent, enter into any amendment, replacement or other modification to or waiver of any provision of the commitment letter that (i) would not reasonably be expected to prevent, materially delay or materially impede the consummation of the merger or make timely funding of the debt financing or the satisfaction of the conditions to obtaining the debt financing materially less likely to occur, (ii) does not reduce the commitment amount of the debt financing (unless the aggregate amount of the debt financing following such reduction, together with other financial resources available to Analog Devices, is sufficient to consummate the merger) or (iii) does not materially and adversely affect the ability of Analog Devices or its subsidiaries to enforce their rights against other parties to the commitment letter or any definitive financing agreement. Analog Devices may also amend, replace or modify the commitment letter or any definitive financing agreement to add lenders, lead arrangers, book runners, syndication agents or similar entities or to reassign titles to such parties.

If funds in the amounts set forth in the financing commitment letter or the definitive financing agreements, or any portion thereof, become unavailable, Analog Devices will, and will cause its subsidiaries to, as promptly as practicable following the occurrence of such event, use its or their reasonable best efforts to obtain substitute financing sufficient, together with other financial resources available to Analog Devices, to consummate the transactions contemplated by the merger agreement.

Analog Devices is also permitted to reduce the commitments under the commitment letter by the amount of the proceeds of consummated offerings or other incurrences of debt after execution of the merger agreement, provided that such debt does not mature prior to the closing date and any special or mandatory redemption right is not exercisable prior to the earliest of (i) the consummation of the merger on the closing date, (ii) termination of the merger agreement, or (iii) the end date (as defined in the section titled “—Termination of the Merger Agreement”). Any substitute commitments that result in any mandatory prepayment and commitment reduction must be on terms that (i) would not reasonably be expected to prevent, materially delay or materially impede the consummation of the merger or make the timely funding of the financing or the satisfaction of the conditions to obtaining the financing materially less likely to occur and (ii) would not materially and adversely affect the ability of Analog Devices to enforce its rights against other parties to the commitment letter with respect to any of the remaining commitments.

Financing Cooperation

In the merger agreement, subject to certain limitations, Linear Technology has agreed to, and to cause its subsidiaries to, use reasonable best efforts to provide (and use its and their reasonable best efforts to cause its and their respective representatives to provide) such cooperation that is necessary, customary or advisable and reasonably requested by Analog Devices to assist Analog Devices in arranging, obtaining and syndicating the financing.

Analog Devices and Merger Sub have expressly acknowledged and agreed that their obligations under the merger agreement are not subject to, or conditioned on, receipt of the debt financing or any substitute financing.

Access to Information

Subject to certain limitations, prior to the effective time, Linear Technology will, and will cause its subsidiaries to, afford Analog Devices and its representatives reasonable access during normal business hours to all of Linear Technology’s and its subsidiaries’ personnel, properties, contracts, books and records and make available to Analog Devices and its representatives all other available information concerning its business, properties and personnel as Analog Devices may reasonably request.

Employee Matters

During the period commencing at the effective time and ending on the first anniversary of the effective time, Analog Devices will, or will cause the surviving company to, provide each employee of Linear Technology or its subsidiaries who continues to be employed by Analog Devices or the surviving company or any of their respective subsidiaries following the effective time (referred to in this proxy statement/prospectus as continuing employees), with (i) a base salary or wage rate at no less than that provided to such continuing employee immediately prior to the effective time, (ii) a target cash bonus opportunity equal to such continuing employee’s performance bonus paid in respect of Linear Technology’s most recently completed fiscal year or, if such continuing employee did not participate in Linear Technology’s performance bonus program during the entirety of such year, equal to the target annual bonus opportunity of a similarly tenured and leveled employees of Analog Devices, with the actual amount of any bonus paid to such employee to be determined by the business unit leader for the legacy Linear Technology business, subject to the review and approval (not to be unreasonably withheld) of Analog Devices’ chief executive officer, chief financial officer and chief human resources officer, or, if applicable, a target commission opportunity equal to such continuing employee’s target commission amount for the Linear Technology fiscal year in which the effective time occurs, (iii) if such continuing employee received either a “refresh” or new hire Linear Technology equity award during the 30-month period ending on the closing date, the opportunity to receive an annual equity-based award on Analog Devices common stock with a grant date fair value no less than the grant date fair value of the most recent “refresh” or new hire award (annualized, in the case of a new hire award) granted to such employee during the portion of such 30-month period that occurred prior to July 22, 2016, or, if there was no such grant during such portion of the 30-month period, the average grant date fair value of “refresh” or new hire Linear Technology equity awards (as applicable, and annualized in the case of new hire awards) granted to similarly situated Linear Technology employees during such portion of the 30-month period, (iv) continued eligibility (to the extent such continuing employee was eligible immediately prior to the effective time) for Linear Technology’s sabbatical program on the terms agreed between Linear Technology and Analog Devices and (v) aggregate employee benefits that are substantially comparable in the aggregate to those provided to such continuing employee immediately prior to the effective time (excluding benefits provided for in clauses (i)-(iv), and provided that continuing employees will be eligible to participate in Analog Devices’ severance plan on the terms agreed between Linear Technology and Analog Devices, and Analog Devices may cause continuing employees to commence participation in Analog Devices’ 401(k) plan and/or Analog Devices’ plans providing for medical, dental and vision insurance benefits, on terms that are the same as those provided to similarly situated employees of Analog Devices and its subsidiaries, prior to the first anniversary of the effective time).

Following the closing date, Analog Devices shall, or shall cause the surviving company to, cause any employee benefit plans sponsored or maintained by Analog Devices or the surviving company or their subsidiaries in which the continuing employees are eligible to participate following the closing date (referred to in this proxy statement/prospectus as post-closing plans) to recognize the service of each continuing employee with Linear Technology and its affiliates prior to the closing date for purposes of eligibility, vesting and benefit accrual under such post-closing plans (including, but not limited to, the Analog Devices severance plan), in each case, to the same extent such service was recognized immediately prior to the effective time under a comparable Linear Technology plan and subject to certain exceptions set forth in the merger agreement. Further, with respect to any post-closing plan that provides medical, dental or vision insurance benefits, for the plan year in which a continuing employee is first eligible to participate, Analog Devices will waive (or cause to be waived) any preexisting condition limitations or waiting periods to the extent such limitation would have been waived or satisfied under the Linear Technology plan in which such continuing employee participated immediately prior to the effective time and credit each continuing employee for an amount equal to any medical, dental or vision expenses incurred by such continuing employee in the plan year in which such continuing employee is first eligible to participate in such post-closing plan for purposes of any applicable deductible and annual out-of-pocket requirements under any such post-closing plan to the extent such expenses would have been credited under the Linear Technology plan in which such continuing employee participated immediately prior to the effective time. Such credited expenses shall also count toward any annual or lifetime limits, treatment or visit limits or similar limitations that apply under the terms of the applicable plan.

Indemnification and Insurance

The merger agreement provides that all rights to indemnification and exculpation from liabilities for acts or omissions occurring at or prior to the effective time in favor of any present or former director, officer or employee of Linear Technology or its subsidiaries, and any person who served as a director, officer, member, trustee or fiduciary of any other entity at the request or for the benefit of Linear Technology or any of its subsidiaries, which we call the Linear Technology indemnified parties, will survive the merger and continue in full force and effect in accordance with their terms, as set forth in the Linear Technology organizational documents or any indemnification agreements in existence upon execution of the merger agreement, for six years following the effective time.

Following the effective time, the surviving company will, and Analog Devices will cause the surviving company to, indemnify and hold harmless each Linear Technology indemnified party against any cost or expense arising out of the fact that such person is or was a director or officer of Linear Technology or any of its subsidiaries or other fiduciary in any entity at the request or for the benefit of Linear Technology and pertaining to matters existing or occurring prior to the effective time (including with respect to the merger and merger agreement), to the fullest extent permitted by applicable law.

The merger agreement requires Analog Devices to cause the surviving company to maintain, for a period of six years after the effective time, Linear Technology’s existing directors’ and officers’ liability insurance policy, or substantially comparable insurance of at least the same coverage and amounts containing terms and conditions which are no less advantageous to the insured. However, the surviving company is not required to make annual premium payments for such insurance to the extent such premiums exceed 300% of the annual premiums paid by Linear Technology as of the execution of the merger agreement for such insurance. In lieu of the foregoing, Analog Devices or Linear Technology may obtain, prior to the effective time, a six-year prepaid “tail” policy that provides equivalent coverage for the indemnitees for an aggregate price not to exceed 300% of the annual premiums paid by Linear Technology as of the execution of the merger agreement for such insurance.

Certain Additional Covenants

The merger agreement also contains additional covenants, including, among others, covenants relating to the filing of this proxy statement/prospectus, regulatory filings and approvals (which are described in the section titled “The Merger—Regulatory Approvals”), the delisting of shares of Linear Technology common stock from The NASDAQ Global Select Market, and deregistration of Linear Technology under the Exchange Act, reporting requirements under Section 16 of the Exchange Act, notification of certain events and regulatory matters, coordination with respect to litigation relating to the merger, limitations on Linear Technology’s share issuances prior to the effective date and public announcements with respect to the transactions contemplated by the merger agreement.

Conditions to Completion of the Merger

The respective obligations of each of Linear Technology, Analog Devices and Merger Sub to effect the merger are subject to the fulfillment or waiver (to the extent permitted under applicable law), at or prior to the closing date, of the following conditions:

•	approval by Linear Technology stockholders of the proposal to adopt the merger agreement must have been obtained;

•	the registration statement on Form S-4 of which this prospectus/proxy statement forms a part must have been declared effective by the SEC under the Securities Act and no stop order suspending the effectiveness of the Form S-4 may be in effect and no proceedings for that purpose may be initiated or threatened by the SEC;

•	no court or other governmental entity of competent jurisdiction may have entered or issued an order, writ, injunction, judgment, decree, ruling, directive or award, or adopted or enacted a law, that prohibits, enjoins or makes illegal the consummation of the merger;

•	the waiting period (or extensions thereof) applicable to the merger under the HSR Act must have expired or been terminated and all clearances or approvals described under “The Merger—Regulatory Approvals” must have been obtained without imposing requirements in excess of those described under “—Regulatory Approvals” above; and

•	shares of Analog Devices common stock that will be issued in connection with the merger must have been approved for listing on The NASDAQ Global Select Market, subject to official notice of issuance.

The obligations of Analog Devices and Merger Sub to complete the merger are also subject to the fulfillment, or waiver by Analog Devices (to the extent permitted under applicable law), at or prior to the effective time of the following additional conditions:

•	Linear Technology must have performed in all material respects all covenants (other than its share issuance covenant) required by the merger agreement to be performed by it prior to the effective time;

•	subject to certain exceptions and materiality standards provided in the merger agreement, the representations and warranties of Linear Technology must be true and correct at and as of the date of the merger agreement and at and as of the closing date as though made at and as of the closing date (except if made as of an earlier date, in which case as of such date);

•	certain representations and warranties of Linear Technology with respect to capitalization must be true and correct at and as of the date of the merger agreement and at and as of the closing date as though made at and as of the closing date (except if made as of an earlier date, in which case as of such date) and the covenant of Linear Technology with respect to share issuance must have been complied with, except for such inaccuracies or failure to comply that are de minimis in the aggregate compared to the total number of shares involved; and

•	Linear Technology must have delivered to Analog Devices a certificate, dated as of the closing date and signed by its chief executive officer or other senior officer, certifying to the effect that the preceding three conditions have been met.

The obligation of Linear Technology to complete the merger is subject to the fulfillment, or waiver by Linear Technology (to the extent permitted under applicable law), at or prior to the effective time of the following additional conditions:

•	Analog Devices and Merger Sub must have performed in all material respects all covenants required by the merger agreement to be performed by them prior to the closing date;

•	subject to certain exceptions and materiality standards provided in the merger agreement, the representations and warranties of Analog Devices and Merger Sub must be true and correct at and as of the date of the merger agreement and at and as of the closing date as though made at and as of the closing date (except if made as of an earlier date, in which case as of such date); and

•	Analog Devices must have delivered to Linear Technology a certificate, dated as of the closing date and signed its chief executive officer or another senior officer, certifying to the effect that the preceding two conditions have been met.

Regulatory Approvals

Under the merger agreement, Linear Technology, Analog Devices and Merger Sub agreed to use their respective reasonable best efforts to take, or cause to be taken, and to do, or cause to be done, all reasonable actions and things necessary, proper or advisable under any applicable laws to consummate the merger and obtain (and to cooperate with each other in obtaining) the required regulatory approvals. However, Analog Devices is not required to do any of the following: (i) sell, divest, exclusively license, hold separate, or otherwise dispose of, or (ii) grant any non-exclusive license, accept any operational restrictions or take or commit to take any actions which restrictions or actions would limit Analog Devices’ or any of its affiliates’ freedom of action, in each case with respect to assets, licenses, product lines, operations or businesses of Analog Devices, Linear Technology or any of their respective subsidiaries that individually or in the aggregate generated total collective revenues in excess of $125 million in Analog Devices or Linear Technology’s fiscal year 2016, referred to in this proxy statement/prospectus as the revenue cap. For purposes of clause (ii), the revenues of the asset, license, product line, operation or business impacted by such non-exclusive license, operational restriction or action will be considered in determining whether the revenue cap is met only if such restrictions limit Analog Devices or its affiliates’ freedom of action with respect to the impacted asset, product line, operation or business after the effective time in a manner that is material to such impacted asset, product line, operation or business or, in the case of a non-exclusive license, the adverse effect of such license is non-de minimis with respect to the impacted asset, product line, operation or business.

Linear Technology, Analog Devices and Merger Sub agreed that Analog Devices will have the primary right to devise and implement the strategy for all filings, notifications, submissions and communications in connection with any filing, notice, petition, statement, registration, submission, application or similar regulatory approval. However, each party will consult with the other parties to the merger agreement and provide assistance as the other parties may reasonably request in connection with such regulatory approvals. Additionally, each party is required to (i) promptly inform the other parties to the merger agreement, and if in writing, furnish the other parties with copies of, any communication from or to any governmental entity regarding the merger, (ii) permit the other parties to the merger agreement to review and discuss in advance, and consider in good faith the views of the other parties in connection with, any proposed communication with any governmental entity, and (iii) to the extent permitted by the applicable governmental entity, give the other parties reasonable opportunity to attend and participate in any in-person meetings with such governmental entity regarding the merger.

Termination of the Merger Agreement

Termination

The merger agreement may be terminated and the merger abandoned at any time prior to the effective time, whether before or after the approval of the proposal to adopt the merger agreement by Linear Technology stockholders (except as otherwise specified):

•	by mutual written consent of Linear Technology and Analog Devices;

•	by either Linear Technology or Analog Devices, if the merger has not been consummated on or prior to 11:59 p.m., Eastern Time on April 26, 2017, referred to in this proxy statement/prospectus as the end date. If, however, all of the conditions to closing, other than certain conditions relating to antitrust laws, have been satisfied or waived or are capable of being satisfied at such time, the end date will be extended automatically to October 26, 2017. The right to terminate the merger agreement according to this provision is not available to a party if the failure of the closing to have occurred by the end date was due to the action or failure of such party to perform any of its obligations under the merger agreement. This termination right is referred to in this proxy statement/prospectus as the end date termination right;

•	by either Linear Technology or Analog Devices, if a governmental authority of competent jurisdiction has entered or issued a final and nonappealable order or adopted or enacted a law that is final and nonappealable that permanently restrains, enjoins or makes illegal consummation of the merger. However, the right to terminate the merger agreement according to this provision is not available to a party if such order was due to the material breach by such party of any covenant or other agreement of such party contained in the merger agreement;

•	by either Linear Technology or Analog Devices, if the approval of the proposal to adopt the merger agreement by Linear Technology stockholders has not been obtained after a vote on approval of the merger proposal has been taken at the company stockholders meeting (including any postponement or adjournment thereof);

•

by either Linear Technology or Analog Devices, if the other party has breached any representation, warranty, covenant or other agreement contained in the merger agreement and such breach (i) would result in the failure of conditions to closing and (ii) is not curable by, or is not cured by, the earlier of the end date and the date that is 30 business days following written notice describing such breach or failure in reasonable detail. However, the terminating party may not exercise this termination right if it is then in material breach of any representation, warranty, covenant or agreement contained in the merger agreement;

•	by Linear Technology, prior to receipt of approval of the proposal to adopt the merger agreement by Linear Technology stockholders, in order to accept a company superior proposal, subject to the prior or concurrent payment of the company termination fee (as described below); or

•	by Analog Devices, prior to receipt of approval of the proposal to adopt the merger agreement by Linear Technology stockholders, if a company adverse recommendation change occurs or if Linear Technology is in material and willful breach of its non-solicitation obligations under the merger agreement.

Company Termination Fee

Linear Technology must pay Analog Devices a termination fee of $490 million in cash, referred to in this proxy statement/prospectus as the company termination fee, if the merger agreement is terminated in the following circumstances:

•	in the event the merger agreement is terminated by Linear Technology to accept a company superior proposal; or

•	in the event the merger agreement is terminated by Analog Devices following a company adverse recommendation change or if Linear Technology is in willful and material breach of its non-solicitation obligations.

Additionally, if Linear Technology enters into a definitive agreement with respect to, or consummates, any company takeover proposal (in each case with references to 25% in the definition of company takeover proposal being replaced by 50% for this purpose) within 12 months after a termination of the merger agreement in any of the following circumstances, Linear Technology must also pay Analog Devices the company termination fee:

•	if (i) Analog Devices or Linear Technology terminates the merger agreement pursuant to the end date termination right and at the end date all of the conditions to Linear Technology’s obligation to close other than receipt of approval of the proposal to adopt the merger agreement by Linear Technology stockholders were satisfied, or were capable of satisfaction had the closing occurred on the end date and (ii) a company takeover proposal was publicly announced prior to the end date and not definitively withdrawn at least 10 business days prior to the end date; or

•	if (i) Analog Devices or Linear Technology terminates the merger agreement due to failure to obtain the approval of the proposal to adopt the merger agreement by Linear Technology stockholders at the company stockholder meeting, or any adjournment or postponement thereof, at which a vote to adopt the merger agreement was taken and (ii) a company takeover proposal was publicly announced prior to the company stockholder meeting and not definitively withdrawn at least five business days prior to the company stockholder meeting.

In no event will the company termination fee be payable more than once.

Analog Devices Termination Fee

Analog Devices must pay Linear Technology a termination fee of $700 million in cash, referred to in this proxy statement/prospectus as the parent termination fee, if the merger agreement is terminated in the following circumstances:

•

in the event the merger agreement is terminated by Linear Technology or Analog Devices pursuant to the end date termination right and as of such termination the only conditions to closing that were not satisfied (other than those conditions that by their nature are satisfied on the closing date, provided such conditions would have been capable of satisfaction if closing occurred on the termination date) were the condition related to illegality or injunction arising under the antitrust laws or the condition related to regulatory approvals;

•	in the event the merger agreement is terminated by Linear Technology or Analog Devices due to the existence of a final and nonappealable order or law that permanently restrains, enjoins or makes illegal consummation of the merger and the law is an antitrust law or the order is issued pursuant to antitrust law and all other conditions to Analog Devices’ obligation to close would have been capable of satisfaction if the closing occurred on the termination date.

In no event will the parent termination fee be payable more than once.

Post-Termination Liability

Generally, if the merger agreement is terminated, there will be no other liability on the part of Linear Technology, Analog Devices or Merger Sub except for (i) Analog Devices’ obligation to reimburse Linear Technology for reasonable costs and expenses related to Linear Technology’s cooperation with the financing, (ii) the payment of any required termination fees under the merger agreement and (iii) any liability of arising out of or resulting from fraud or willful breach of the merger agreement prior to termination.

Other than with respect to claims for, or arising out of or in connection with, fraud or willful breach of the merger agreement, no party will have further liability of any kind in connection with the merger agreement or the termination of the merger agreement upon payment of any required termination fee.

Amendment and Assignment

Any provision of the merger agreement may be amended or waived prior to the effective time only if such amendment or waiver is in writing and signed, in the case of a waiver, by the party against whom enforcement is sought, and in the case of an amendment, by Linear Technology, Analog Devices and Merger Sub. Certain amendments or waivers will require obtaining the prior written consent of third party financiers of the merger and no amendments may be made that by law require further approval by the Linear Technology stockholders without obtaining such further approval.

Neither the merger agreement nor any rights, interest or obligations under the merger agreement may be assigned or delegated without the prior written consent of the nonassigning parties to the merger agreement, provided that, without Linear Technology’s consent, Analog Devices or Merger Sub may assign any of their rights under the merger agreement to another wholly-owned subsidiary of Analog Devices, provided that such assignment will not relieve Analog Devices or Merger Sub of any of its obligations under the merger agreement.

Jurisdiction; Specific Enforcement

Each of Linear Technology, Analog Devices and Merger Sub agreed that irreparable damage would occur in the event that any of the provisions of the merger agreement were not performed or were threatened to be not performed, or were otherwise breached. Accordingly, and in addition to any other remedy that each may be entitled to, including monetary damages, Linear Technology, Analog Devices and Merger Sub agreed that each will be entitled to an injunction or injunctions to prevent breaches of the merger agreement and to enforce specifically the terms and provisions of the merger agreement. Each of Linear Technology, Analog Devices and Merger Sub also irrevocably waived any requirement for the securing or posting of any bond in connection with such injunctions.

Further, with respect to legal actions or proceedings relating to the merger agreement and the rights and obligations under the merger agreement, each of Linear Technology, Analog Devices and Merger Sub (i) agreed such actions or proceedings will be brought and determined exclusively in the Delaware Court of Chancery (or if the Delaware Court of Chancery declines jurisdiction, any state or federal court within the State of Delaware), (ii) submitted to the personal jurisdiction of the Delaware Court of Chancery (or to the extent the Delaware Court of Chancery declines jurisdiction, any state or federal court located in the State of Delaware) and (iii) waived (A) any claim that it is not personally subject to such jurisdiction, (B) any claim that it or its property is exempt or immune from such courts or from legal process commenced in such courts and (C) any claim of inconvenient forum or improper venue.

OTHER MATTERS

It is not presently expected that any matters other than those discussed herein will be brought before the Linear Technology annual meeting. If, however, other matters properly come before the annual meeting, it is the intention of the persons named in the enclosed form of proxy to vote the shares they represent as the Linear Technology board of directors may recommend.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

The following tables present unaudited pro forma condensed combined financial information about Analog Devices’ consolidated balance sheet and statements of income, after giving effect to the proposed merger with Linear Technology and the related financing transactions as previously described in this proxy statement/prospectus. The unaudited pro forma condensed combined financial information is derived from and should be read in conjunction with the historical consolidated financial statements and related notes of Analog Devices and of Linear Technology, referred to below.

The unaudited pro forma condensed combined balance sheet as of July 30, 2016 and the unaudited pro forma condensed combined statements of income for the nine months ended July 30, 2016 and the year ended October 31, 2015, respectively, are presented herein. The unaudited pro forma condensed combined balance sheet combines the unaudited consolidated balance sheets of Analog Devices and Linear Technology as of July 30, 2016 and July 3, 2016, respectively, and gives effect to the proposed merger and related financing transactions as if they had been completed on July 30, 2016. The unaudited pro forma condensed combined statements of income combine the historical results of Analog Devices and Linear Technology for the nine months ended July 30, 2016 and July 3, 2016, respectively, and the year ended October 31, 2015 and twelve months ended September 27, 2015, respectively, and gives effect to the proposed merger and the related financing transactions as if they occurred on November 2, 2014. The historical financial information has been adjusted to give effect to pro forma adjustments that are (i) directly attributable to the merger, (ii) factually supportable, and (iii) with respect to the unaudited pro forma condensed combined statements of income, expected to have a continuing impact on the combined entity’s consolidated results.

The unaudited pro forma condensed combined financial information presented is based on the assumptions and adjustments described in the accompanying notes, which should be read together with the pro forma condensed consolidated financial statements. The unaudited pro forma condensed combined financial information is presented for illustrative purposes only and does not purport to represent what the financial position or results of operations would actually have been if the merger occurred as of the dates indicated or what financial position or results would be for any future periods. The unaudited pro forma condensed combined financial information is based upon the respective historical consolidated financial statements of Analog Devices and Linear Technology as described further in Note 2—Basis of Pro Forma Presentation.

The merger will be accounted for as a business combination using the acquisition method of accounting under the provisions of Accounting Standards Codification (“ASC”) 805, Business Combinations (“ASC 805”), with Analog Devices representing the accounting acquirer. The following unaudited pro forma condensed combined financial information primarily gives effect to:

•	Application of the acquisition method of accounting in connection with the merger;

•	Adjustments to reflect financing arrangements entered into in connection with the merger; and

•	Transaction costs incurred in connection with the merger.

The unaudited pro forma condensed combined statements of income also include certain acquisition accounting adjustments, including items expected to have a continuing impact on the results of the combined company, such as increased amortization expense on acquired intangible assets. The unaudited pro forma condensed combined statements of income do not include the impact of any revenue, cost or other operating synergies that may result from the merger.

The unaudited pro forma condensed combined financial information includes preliminary adjustments that may be revised. There can be no assurance that such revisions will not result in material changes. The unaudited pro forma condensed combined financial information is presented for illustrative purposes only and is not necessarily indicative of the results or financial position that actually would have occurred or that may occur in the future had the merger been completed on the dates indicated, nor is it necessarily indicative of the future operating results or financial position of Analog Devices after the merger. Future results may vary significantly from the results reflected because of various factors, including those discussed in the section entitled “Risk Factors,” beginning on page 23.

The unaudited pro forma condensed combined financial information has been compiled in a manner consistent with the accounting policies adopted by Analog Devices. Analog Devices believes these accounting policies are similar in most material respects to those of Linear Technology. Upon completion of the merger, or as more information becomes available, Analog Devices will perform a more detailed review of the Linear Technology accounting policies. As a result of that review, differences could be identified between the accounting policies of the two companies that, when conformed, could have a material impact on the combined financial statements.

ANALOG DEVICES, INC.

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

AS OF JULY 30, 2016

(In thousands)

	Historical
	Analog Devices as of July 30, 2016	Linear Technology as of July 3, 2016 (Note 3)	Pro Forma Adjustments for Acquisition	Note References	Pro Forma Adjustments for Financing	Note References	Pro Forma Condensed Combined
ASSETS
Current Assets
Cash and cash equivalents	$1,103,670	$263,682	$(11,105,872)	5	$11,552,713	5 (j)	$1,814,193
Short-term investments	2,699,764	1,184,593	—		—		3,884,357
Trade accounts receivable	452,944	157,460	—		—		610,404
Inventories	392,303	97,251	318,049	5 (a)	—		807,603
Prepaid income tax	25,156	—	—		—		25,156
Prepaid expenses and other current assets	54,051	51,744	—		(6,150)	5 (j)	99,645

Total current assets	4,727,888	1,754,730	(10,787,823)		11,546,563		7,241,358
Property, plant and equipment, net	629,094	285,866	85,760	5 (b)	—		1,000,720
Other Assets
Deferred compensation plan investments	26,178	—	—		—		26,178
Other investments	27,899	—	—		—		27,899
Goodwill	1,639,033	2,185	9,350,270	5 (c)	—		10,991,488
Intangible assets, net	529,035	7,200	4,717,500	5 (d)	—		5,253,735
Deferred tax assets	33,661	—	—		—		33,661
Other assets	72,265	—	—		(23,220)	5 (j)	49,045

Total other assets	2,328,071	9,385	14,067,770		(23,220)		16,382,006

	$7,685,053	$2,049,981	$3,365,707		$11,523,343		$24,624,084

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current Liabilities
Accounts payable	$160,416	$17,465	$—		$—		$177,881
Deferred income on shipments to distributors, net	327,444	48,701	(48,701)	5 (e)	—		327,444
Income taxes payable	2,396	3,342	—		—		5,738
Accrued liabilities	188,437	110,458	96,000	5 (i)	(7,162)	5 (j)	387,733
Short-term debt	—	—	—		6,542,906	5 (j)	6,542,906

Total current liabilities	678,693	179,966	47,299		6,535,744		7,441,702
Non-current liabilities
Long-term debt	1,731,758	—	—		4,987,599	5 (j)	6,719,357
Deferred income taxes	133,412	68,388	1,616,432	5 (f)	—		1,818,232
Deferred compensation plan liability	26,178	—	—		—		26,178
Other non-current liabilities	131,679	42,452	28,632	5 (g)	—		202,763

Total non-current liabilities	2,023,027	110,840	1,645,064		4,987,599		8,766,530
Commitments and contingencies

Shareholders’ Equity
Common stock	51,247	240	9,099	5, 5 (h)	—		60,586
Capital in excess of par value	362,357	2,136,910	1,388,270	5, 5 (g)(h)	—		3,887,537
Retained earnings and accumulated deficit	4,619,285	(379,210)	277,210	5 (h)(i)	—		4,517,285
Accumulated other comprehensive income or loss	(49,556)	1,235	(1,235)	5 (h)	—		(49,556)

Total shareholders’ equity	4,983,333	1,759,175	1,673,344		—		8,415,852

	$7,685,053	$2,049,981	$3,365,707		$11,523,343		$24,624,084

See the accompanying notes to Unaudited Pro Forma Condensed Combined Financial Information.

ANALOG DEVICES, INC.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF INCOME

FOR THE YEAR ENDED OCTOBER 31, 2015

(In thousands)

	Historical
	Analog Devices Year Ended October 31, 2015	Linear Technology Twelve Months Ended September 27, 2015 (Note 3)	Pro Forma Adjustments for Acquisition	(Note References)	Pro Forma Adjustments for Financing	(Note References)	Pro Forma Condensed Combined
Revenue	$3,435,092	$1,445,996	$—		$—		$4,881,088
Cost of sales	1,175,830	351,925	54,965	6 (a)(c)(d)	—		1,582,720

Gross profit	2,259,262	1,094,071	(54,965)		—		3,298,368
Operating expenses:
Research and development	637,459	267,763	25,818	6 (a)(c)	—		931,040
Selling, marketing, general and administrative	478,972	168,056	12,881	6 (a)(c)	—		659,909
Amortization of intangibles	88,318	—	435,660	6 (d)	—		523,978
Other operating expense	223,672	—	—		—		223,672

	1,428,421	435,819	474,359		—		2,338,599

Operating income	830,841	658,252	(529,324)		—		959,769
Nonoperating (income) expenses:
Interest expense	27,030	—	—		258,674	6 (g)	285,704
Interest income and other income	(8,625)	(3,096)	—		—		(11,721)
Other, net	2,322	—	—		—		2,322

	20,727	(3,096)	—		258,674		276,305

Income before income taxes	810,114	661,348	(529,324)		(258,674)		683,464
Provision for income taxes	113,236	157,797	(176,598)	6 (e)	(98,296)	6 (e)	(3,861)

Net income	$696,878	$503,551	$(352,726)		$(160,378)		$687,325

Shares used to compute earnings per share—Basic	312,660		56,036	6 (f)			368,696

Shares used to compute earnings per share—Diluted	316,872		56,036	6 (f)			372,908

Basic earnings per share	$2.23						$1.86

Diluted earnings per share	$2.20						$1.84

See the accompanying notes to Unaudited Pro Forma Condensed Combined Financial Information.

ANALOG DEVICES, INC.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF INCOME

FOR THE NINE MONTHS ENDED JULY 30, 2016

(In thousands)

	Historical
	Analog Devices Nine Months Ended July 30, 2016	Linear Technology Nine Months Ended July 3, 2016 (Note 3)	Pro Forma Adjustments for Acquisition	Note References	Pro Forma Adjustments for Financing	Note References	Pro Forma Condensed Combined
Revenue	$2,417,786	$1,082,019	$—		$—		$3,499,805
Cost of sales	857,300	258,596	38,997	6 (a)(c)(d)	—		1,154,893

Gross profit	1,560,486	823,423	(38,997)		—		2,344,912
Operating expenses:
Research and development	480,890	209,860	9,043	6 (a)(c)	—		699,793
Selling, marketing, general and administrative	342,557	129,927	(9,597)	6 (a)(b)(c)	—		462,887
Amortization of intangibles	52,224	—	326,746	6 (d)	—		378,970
Special charges	13,684	—	—		—		13,684

	889,355	339,787	326,192		—		1,555,334

Operating income	671,131	483,636	(365,189)		—		789,578
Nonoperating expense (income):
Interest expense	49,993	—	—		186,666	6 (g)	236,659
Interest income	(14,107)	(4,909)	—		—		(19,016)
Other, net	1,758	—	—		—		1,758

	37,644	(4,909)	—		186,666		219,401

Income before income taxes	633,487	488,545	(365,189)		(186,666)		570,177
Provision for income taxes	67,980	106,246	(120,364)	6 (e)	(70,933)	6 (e)	(17,071)

Net income (loss)	$565,507	$382,299	$(244,825)		$(115,733)		$587,248

Shares used to compute earnings per share—Basic	309,030		56,036	6 (f)			365,066

Shares used to compute earnings per share—Diluted	312,534		56,036	6 (f)			368,570

Basic earnings per share	$1.83						$1.61

Diluted earnings per share	$1.81						$1.59

See the accompanying notes to Unaudited Pro Forma Condensed Combined Financial Information.

Note 1—Description of the Merger

On July 26, 2016, Linear Technology, Analog Devices and Merger Sub entered into the merger agreement. Upon the terms and subject to the conditions of the merger agreement, Merger Sub will merge with and into Linear Technology, with Linear Technology surviving the merger as a wholly owned subsidiary of Analog Devices. If the merger is completed, Analog Devices will acquire all of the issued and outstanding shares of Linear Technology.

Under the terms of the merger agreement, at the effective time, each Linear Technology restricted stock award and restricted stock unit award that is outstanding immediately prior to the effective time, was granted on or prior to July 22, 2016 and does not become vested at the effective time will be converted into two adjusted awards with the same terms and conditions (including vesting) as were applicable to the corresponding Linear Technology award immediately prior to the effective time, which adjusted awards will be in the form of (i) the right to receive an amount in cash equal to the product of (a) the number of shares of Linear Technology common stock subject to such Linear Technology restricted stock or restricted stock unit award immediately prior the effective time and (b) $46.00, and (ii) an Analog Devices restricted stock award or restricted stock unit award, as applicable, relating to the number of shares of Analog Devices common stock equal to the product (rounded to the nearest whole number of shares) of (a) the number of shares of Linear Technology common stock subject to the Linear Technology restricted stock award or restricted stock unit award immediately prior to the effective time and (b) the exchange ratio of 0.2321.

At the effective time, each Linear Technology restricted stock award and restricted stock unit award that is outstanding immediately prior to the effective time, was granted after July 22, 2016 and does not become vested at the effective time (referred to in this section as an Interim Award) will be converted into an adjusted Analog Devices restricted stock award or restricted stock unit award, as applicable, relating to the number of shares of Analog Devices common stock equal to the product (rounded to the nearest whole number of shares) of (i) the number of shares of Linear Technology common stock subject to such Linear Technology restricted stock award or restricted stock unit award immediately prior to the effective time and (ii) 0.9947.

Analog Devices expects to fund the cash portion of this transaction with a combination of short and long-term debt. Analog Devices has obtained debt commitment letters from the Commitment Parties to provide a 364-Day Bridge Facility for $7,500,000, a 90-Day Bridge Facility for $4,100,000, and, subject to certain conditions, a $2,500,000 3-Year Term Loan Facility and a $2,500,000 5-Year Term Loan Facility. $5,000,000 of the 364-Day Bridge Facility is expected to be replaced by the 3-Year and 5-Year Term Loan Facilities, which would leave $2,500,000 outstanding under the 364-Day Bridge Facility. In addition, the 90-Day Bridge Facility is expected to be repaid within 90 days after the closing date.

Currently, Analog Devices and Linear Technology expect the merger to be completed by the end of the second calendar quarter of 2017, subject to the receipt of required approval from Linear Technology stockholders, regulatory approvals, and the satisfaction or waiver of the other conditions contained in the merger agreement.

Note 2—Basis of Pro Forma Presentation

The accompanying unaudited pro forma condensed combined financial information was prepared in accordance with Article 11 of SEC Regulation S-X. The unaudited pro forma condensed combined balance sheet was prepared using the historical balance sheets of Analog Devices as of July 30, 2016 and Linear Technology as of July 3, 2016. Linear Technology’s 2016 fiscal year ended on July 3 and Analog Devices’ fiscal year ends on October 31. To comply with SEC rules and regulations for companies with different fiscal year ends, the pro forma condensed combined financial information has been prepared utilizing periods that differ by less than 93 days. The unaudited pro forma condensed combined statements of income were prepared using:

•	the historical unaudited statement of income of Analog Devices for the nine months ended July 30, 2016;

•	the historical audited statement of income of Analog Devices for the year ended October 31, 2015;

•	the historical audited consolidated statement of income of Linear Technology for the year ended July 3, 2016;

•	the historical unaudited consolidated statement of income of Linear Technology for the three months ended September 27, 2015;

•	the historical unaudited consolidated statement of income of Linear Technology for the three months ended September 28, 2014; and

•	the historical audited consolidated statement of income of Linear Technology for the year ended June 28, 2015.

Both Analog Devices and Linear Technology’s historical audited and unaudited financial statements were prepared in accordance with U.S. GAAP and are presented in thousands of U.S. dollars. The historical Linear Technology financial statements included within the unaudited pro forma condensed combined balance sheet and statements of income include certain reclassifications that were made to conform Linear Technology’s financial statement presentation to that of Analog Devices.

The acquisition of Linear Technology by Analog Devices will be accounted for as a business combination using the acquisition method of accounting under the provisions of ASC 805, with Analog Devices representing the accounting acquirer. In the unaudited pro forma condensed combined balance sheet, Analog Devices’ has reflected the estimated acquisition date value of the assets acquired and liabilities assumed, based upon management’s preliminary estimate of what their respective fair values would be as of the date of the merger. The pro forma adjustments are preliminary and are based upon available information and certain assumptions, which management believes are reasonable under the circumstances and are described in the accompanying notes herein. Actual results may differ materially from the assumptions within the accompanying unaudited pro forma condensed combined financial information. Under ASC 805, generally all assets acquired and liabilities assumed are recorded at their acquisition date fair value. For purposes of the pro forma information presented herein, the fair value of Linear Technology’s identifiable tangible and intangible assets acquired and liabilities assumed are based on preliminary estimates of fair values. The excess of merger consideration over the fair value of identified tangible and intangible assets acquired and liabilities assumed will be recognized as goodwill. The final allocation may include (1) changes in fair values of property, plant and equipment, (2) changes in allocations to intangible assets such as trade names, technology and customer relationships as well as goodwill and (3) other changes to assets and liabilities.

The unaudited pro forma condensed combined statements of income also include certain acquisition accounting adjustments, including items expected to have a continuing impact on the results of the combined company, such as increased amortization expense on acquired intangible assets. The unaudited pro forma condensed combined statements of income do not include the impacts of any revenue, cost, or other operating synergies that may result from the merger or any related restructuring costs that may be contemplated.

Financing Arrangements

The commitment letters entered into provide for a 364—Day Bridge Facility for $7,500,000, a 90-Day Bridge Facility for $4,100,000, and, subject to certain conditions, a $2,500,000 3-year Term Loan Facility and a $2,500,000 5-year Term Loan Facility. $5,000,000 of the 364-Day Bridge Facility is expected to be replaced by the 3-year and 5-year Term Loan Facilities, which would leave $2,500,000 outstanding under the 364-Day Bridge Facility. In addition, the 90-Day Bridge Facility is expected to be repaid within 90 days after the closing date. The cash proceeds from the borrowing under the bridge facilities and the term loan facilities are expected to be $11,600,000, prior to the consideration of debt issuance costs of $69,495 which will be amortized over the term of the bridge facilities. The 364-Day Bridge Facility, the 90-Day Bridge Facility and the 3-year Term Loan

Facility are expected to bear interest at LIBOR plus a margin of 1.125% while the 5-year Term Loan Facility is expected to bear interest at LIBOR plus a margin of 1.25%. Duration fees are payable with respect to the 364-Day Bridge Facility as follows: (1) 50 basis points on the amount outstanding at 90 days from the date of first borrowing under the 364-Day Bridge Facility; (2) 75 basis points on the amount outstanding at 180 days from the date of first borrowing under the 364-Day Bridge Facility; and (3) 100 basis points on the amount outstanding at 270 days from the date of first borrowing under the 364-Day Bridge Facility.

Note 3—Reclassifications

Historical Linear Technology financial information included within the unaudited pro forma condensed combined financial information have been reclassified to conform the presentation to that of Analog Devices as indicated in the table below:

Balance Sheet as of July 3, 2016

Amount	Presentation in Linear Technology’s Financial Statements	Presentation in Unaudited Pro Forma Condensed Consolidated Financial Statements
$2,185	Identifiable intangible assets, net and goodwill	Goodwill
7,200	Identifiable intangible assets, net and goodwill	Intangible assets, net
93,187	Accrued payroll and related benefits	Accrued liabilities

Note 4—Conforming Accounting Policies

At this time, except for Note 3 to reclassify certain balances presented in the historical financial statements of Linear Technology to conform their presentation to that of Analog Devices, Analog Devices is not aware of any material differences between the accounting policies of the two companies that would continue to exist subsequent to the application of purchase accounting. Following the consummation of the merger, Analog Devices will conduct a more detailed review of Linear Technology’s accounting policies in an effort to determine if differences in accounting policies require further reclassification of Linear Technology’s results of operations or reclassification of assets or liabilities to conform to Analog Devices’ accounting policies and classifications. As a result, Analog Devices may identify additional differences between the accounting policies of the two companies that, when conformed, could have a material impact on these unaudited pro forma condensed combined financial information.

Note 5—Estimated Merger Consideration and Allocation

The estimated merger consideration is approximately $14,663,023 based on the closing share price of Analog Devices common stock of $62.56 on August 31, 2016. The actual value of the merger consideration will fluctuate based upon changes in the price of Analog Devices common stock and the number of Linear Technology restricted stock awards and restricted stock unit awards outstanding on the closing date.

The following table summarizes the components of the estimated merger consideration reflected in the unaudited pro forma condensed combined financial information (in thousands of dollars and shares, except for per share amounts and the exchange ratios):

Estimated shares of Linear Technology common stock*	241,432
Cash consideration (per share of Linear Technology common stock)	$46.00

Estimated cash portion of purchase price	$11,105,872

Estimated shares of Linear Technology common stock	241,432
Exchange ratio (per share of Linear Technology common stock)	0.2321

Estimated shares of Analog Devices common stock to be issued for existing shares of Linear Technology common stock	56,036

Analog Devices share price ***	$62.56

Estimated equity portion of purchase price	$3,505,612

Total estimated merger consideration to be paid at closing	$14,611,484

Estimated fair value of restricted stock awards and restricted stock units assumed ****	$389,412
Less: Estimated fair value of RSAs and RSUs to be expensed by Analog Devices	$(337,873)

Total estimated merger consideration	$14,663,023

The value of the merger consideration and resulting goodwill may change based on fluctuations in the share price of Analog Devices common stock and the number of shares of Linear Technology common stock outstanding on the closing date. The fair value of the equity securities issued as part of the consideration transferred will be measured on the closing date. A 25% fluctuation in the market price of Analog Devices common stock would affect the value of the consideration with a corresponding change to goodwill related to the transaction, as illustrated in the table below:

Change in stock price	Stock Price	Estimated Merger Consideration	Estimated Goodwill
25% increase in share price	$78.20	$15,542,518	$10,229,765
25% decrease in share price	$46.92	$13,781,187	$8,468,434

*	Represents shares of Linear Technology common stock outstanding as of July 29, 2016, plus an estimate of vested restricted stock awards and restricted stock unit awards and shares expected to be purchased under the employee stock purchase plan and assumes the merger closes by the end of the second calendar quarter of 2017.
**	Represents Interim Awards outstanding immediately prior to the effective time and granted after July 22, 2016 that are subject to accelerated vesting conditions and convert into Analog Devices common stock at a ratio of 0.9947.
***	Represents Analog Devices stock price as of August 31, 2016. The final purchase price per share and corresponding total consideration will be determined on the date of closing.
****	Represents estimated fair value of restricted stock awards and restricted stock unit awards assumed by Analog Devices at close of the merger. This calculation is based on the market value of Analog Devices common stock as of August 31, 2016 and assumes the merger closes by the end of the second calendar quarter of 2017. The final value of Linear Technology restricted stock awards and restricted stock unit awards to be expensed will be impacted by changes in the market value of Analog Devices common stock as well as the actual date of the closing of the merger.

The following is a preliminary estimate of the assets to be acquired and the liabilities to be assumed by Analog Devices in the transaction, reconciled to the estimate of the consideration to be transferred:

Total estimated consideration			$14,663,023
Book value of net assets acquired	(h	)	$1,759,175
Adjustments to:
Inventory	(a	)	318,049
Property, plant and equipment	(b	)	85,760
Intangible assets	(d	)	4,717,500
Write off of deferred income on shipments to distributors, net	(e	)	48,701
Deferred income taxes	(f	)	(1,616,432)

Adjustment to Goodwill	(c	)	$9,350,270

Acquisition Accounting Adjustments:

(a)	Reflects an estimated increase in book value for Linear Technology’s inventory balances to reflect their acquisition date fair value of $415,300. The fair value of inventory was estimated using the comparative sales method. This method utilizes the expected selling prices to customers as a basis of valuing finished goods, which is then adjusted for additional factors, including the time to dispose of inventory, expenses incurred at disposition and the profit commensurate with the amount of investment and degree of risk. The final fair value determination for inventories may differ materially from this preliminary determination. The increase will be expensed as the acquired inventory is sold, which is projected to occur within the first year after the close of the transaction. As this item will have no continuing impact on the combined entity, these costs have not been included in the unaudited pro forma condensed combined statements of income.

(b)	Reflects an increase in book value for Linear Technology’s property, plant and equipment balances to reflect their estimated acquisition date fair values of $371,626. The fair value estimate for property, plant and equipment is preliminary and has been determined based on the assumptions that management believes market participants would use in pricing an asset, based on the most advantageous market for the asset (i.e., its highest and best use). The final fair value determination for property, plant and equipment may differ materially from this preliminary determination.

(c)	Goodwill is calculated as the difference between the fair value of the consideration paid and the values assigned to the identifiable tangible and intangible assets acquired and liabilities assumed. The pro forma adjustment to goodwill is calculated as follows:

As of July 30, 2016
Estimated goodwill related to this transaction	$9,352,455
Elimination of Linear Technology’s historical goodwill	(2,185)

Pro forma adjustment	$9,350,270

(d)	Adjustment to intangible assets expected to be recognized in connection with the merger, consist of the following:

Description	Estimated Useful Life	Estimated Fair Value	Balance Sheet Classification
Customer relationships	10	$4,205,300	Intangible assets, net
Technology-based	8	368,100	Intangible assets, net
Trade name	10	151,300	Intangible assets, net

Total identifiable intangible assets		4,724,700

Historical Linear Technology intangible assets		(7,200)

Pro forma adjustment		$4,717,500

The fair value of the customer relationships was estimated using a multi-period excess earnings method, a form of the income approach, which incorporates the preliminary estimates of future cash flows to be generated from Linear Technology’s existing customer base. Excess earnings are the earnings remaining after deducting the market rates of return on the estimated values of contributory assets, including debt-free net working capital, tangible assets and other identifiable intangible assets. The excess earnings are thereby calculated for each year of a multi-year projection period and discounted to present value. The primary components of this method consist of the estimated customer attrition rate, determination of excess earnings and an appropriate rate of return.

The fair values of Linear Technology’s technology-based and trade name intangible assets were estimated using the relief from royalty method under the income approach, which estimates the cost savings generated by a company related to the ownership of an asset for which it would otherwise have had to pay royalties or license fees on revenues earned through the use of the asset. The discount rate used is determined at the time of measurement based on an analysis of the implied internal rate of return of the transaction, weighted average cost of capital and weighted average return on assets.

The fair value estimates for all identifiable intangible assets are preliminary and are based on assumptions that market participants would use in pricing an asset, based on the most advantageous market for the asset (i.e., its highest and best use). The final fair value determination for identifiable intangibles may differ materially from this preliminary determination.

(e)	Reflects the elimination of deferred income on past shipments made by Linear Technology to distributors, net of $48,701. Given that there are no remaining performance obligations in respect of these past shipments, the deferred income on shipments to distributors balance has been fair valued at $0 for the preliminary acquisition accounting price allocation. As this item will have no continuing impact on the combined entity, these costs have not been included in the unaudited pro forma condensed combined statements of income.

(f)	Reflects the adjustments to record an increase in deferred income taxes of $1,616,432 resulting from pro forma fair value adjustments for the assets acquired and liabilities assumed.

The estimate of deferred taxes was determined based on the estimated book basis of the net assets acquired after the application of acquisition accounting as compared to the tax basis of the net assets acquired using a blended statutory tax rate. Adjustments to established deferred tax assets and liabilities due to refined determination of statutory rates as well as the changes in the estimates of the fair values of assets acquired and liabilities assumed occur in conjunction with the finalization of the acquisition accounting and these changes in estimates could be material.

(g)	Reflects an increase to other non-current liabilities of $28,632 to reflect the estimate of the cash-settled portion of replacement awards included in the merger consideration.

(h)

Reflects the historical book value of the net assets acquired from Linear Technology as of July 3, 2016, derived from Linear Technology’s 10-K filed with the SEC on August 25, 2016. The unaudited pro forma condensed combined balance sheet reflects the elimination of Linear Technology’s historical common stock, capital in excess of par, accumulated other comprehensive income or loss and retained earnings and accumulated deficit as part of purchase accounting.

(i)	Reflects the reduction to retained earnings of $102,000 and the corresponding increase to accrued liabilities and to capital in excess of par related to transaction costs and stock-based compensation expense expected to be incurred by Analog Devices and Linear Technology on or prior to the closing of the merger.

Financing Adjustments

(j)	The estimated total cash consideration to Linear Technology stockholders of $11,105,872, is expected to be funded by debt of $11,600,000, net of debt issuance costs of $69,495. The debt will be in the form of a $7,500,000 364-day unsecured bridge loan facility and a $4,100,000 90-day unsecured bridge loan facility. Of the $11,530,505, $6,542,906 and $4,987,599 are recognized as short-term debt and long-term debt, respectively. $5,000,000 of the 364-day unsecured bridge loan facility is expected to be replaced by the 3-year and 5-year term loan facilities, which would leave $2,500,000 outstanding under the 364-day facility.

Note 6—Unaudited Pro Forma Condensed Combined Statements of Income Adjustments

The pro forma adjustments in the Unaudited Pro Forma Condensed Combined Statements of Income are as follows:

(a)	Reflects additional depreciation expense for the estimated fair value adjustment of acquired property, plant and equipment on a straight-line basis over an estimated weighted average useful life of 10 years as follows:

	Twelve months ended October 31, 2015	Nine months ended July 30, 2016
Cost of sales	$6,003	$4,502
Research and development	1,955	1,467
Selling, marketing, general and administrative	618	463

	$8,576	$6,432

(b)	Reflects an adjustment to selling, marketing, general and administrative expense of $13,953 for the nine months ended July 30, 2016 representing the elimination of the advisory, legal and accounting expenses incurred by both Analog Devices and Linear Technology in connection with the merger, which are not expected to have a continuing impact on results of operations.

(c)	To reflect additional stock-based compensation expense of $41,275 for the twelve months ended October 31, 2015 and $13,104 for the nine months ended July 30, 2016, for the estimated differences between historical amounts recorded in the financial statements and the estimated preliminary value related to the unvested portion of the Linear Technology equity awards replaced in connection with the merger as follows:

	Twelve months ended October 31, 2015	Nine months ended July 30, 2016
Cost of sales	$5,149	$1,635
Research and development	23,863	7,576
Selling, marketing, general and administrative	12,263	3,893

	$41,275	$13,104

(d)	Reflects additional amortization expense for the estimated fair value adjustment of acquired intangible assets, recognized on a straight-line basis, of $479,473 for the twelve months ended October 31, 2015 and $359,606 for the nine months ended July 30, 2016 as follows:

	Twelve months ended October 31, 2015	Nine months ended July 30, 2016
Cost of sales	$43,813	$32,860
Amortization of intangibles	435,660	326,746

	$479,473	$359,606

These preliminary estimates of fair value and estimated useful lives will likely differ from final amounts that Analog Devices will calculate after completing a detailed valuation analysis and the difference could have a material effect on the accompanying unaudited pro forma condensed combined financial statements. A 10% increase in the valuation of intangible assets would cause a corresponding increase in the amortization expense of approximately $48,167 for the twelve months ended October 31, 2015 and $36,124 for the nine months ended July 30, 2016. A 10% increase in the estimated useful lives of intangible assets would cause a corresponding decrease in the amortization expense of approximately $43,788 for the twelve months ended October 31, 2015 and $32,842 for the nine months ended July 30, 2016.

(e)	Reflects tax effects of the pro forma adjustments based on the estimated blended statutory tax rate in effect.

(f)	Reflects the weighted average shares outstanding used to compute basic and diluted net loss per share for the year ended October 31, 2015 and for the nine months ended July 30, 2016 that have been adjusted to give effect to the issuance of 56,036 shares of Analog Devices common stock issued upon closing of the merger as if such issuances had occurred on November 2, 2014.

(g)	Reflects the following financing adjustments to interest expense resulting from the bridge facilities and term loan facilities:

(i) increase of $198,356 for the twelve months ended October 31, 2015 and $153,139 for the nine months ended July 30, 2016 to reflect the estimated interest expense associated with the bridge facilities and the term loan facilities. Borrowings bear interest at a variable rate based on the one-month LIBOR plus an estimated margin of 1.125% for the 90-Day Bridge Facility, the 364-Day Bridge Facility and the 3-Year Term Loan Facility, while the 5-Year Term Loan Facility bears interest at a variable rate based on the one-month LIBOR plus an estimated margin of 1.25%; and

(ii) increase of $60,318 for the twelve months ended October 31, 2015 and $33,527 for the nine months ended July 30, 2016 to reflect the amortization of estimated debt issuance costs associated with the establishment of the financing facilities.

If LIBOR were to increase by 0.125%, interest expense would increase by $14,963 and $7,031 for the twelve months ended October 31, 2015 and for the nine months ended July 30, 2016, respectively.

DESCRIPTION OF ANALOG DEVICES CAPITAL STOCK

The following description of the material terms of the Analog Devices capital stock is a summary only and is not a complete description of such terms. Following completion of the merger, the rights of the holders of Analog Devices common stock will be governed by the Massachusetts General Laws, Analog Devices’ restated articles of organization, dated as of June 29, 1998, as amended by the articles of amendment to the restated articles of organization of Analog Devices, dated as of March 9, 2004, as further amended by the articles of amendment to the restated articles of organization of Analog Devices, dated as of March 11, 2008, and as further amended by the articles of amendment to the restated articles of organization of Analog Devices, dated as of December 8, 2008 (collectively, the “Analog Devices charter”), and Analog Devices’ amended and restated bylaws, dated January 27, 2010 (the “Analog Devices bylaws”). A copy of Analog Devices’ restated articles of organization, dated as of June 29, 1998, a copy of the articles of amendment to the restated articles of organization of Analog Devices, dated March 9, 2004 and a copy of the articles of amendment to the restated articles of organization of Analog Devices, dated March 11, 2008 are filed as Exhibit 3.1 to Analog Devices’ Quarterly Report on Form 10-Q for the quarterly period ended May 3, 2008; a copy of the articles of amendment to the restated articles of organization of Analog Devices, dated December 8, 2008, is filed as Exhibit 3.1 to Analog Devices’ Current Report on Form 8-K filed on December 8, 2008; and a copy the Analog Devices bylaws is filed as Exhibit 3.1 to Analog Devices’ Current Report on Form 8-K filed on January 28, 2010, each of which is incorporated by reference into this proxy statement/prospectus. See also “Where You Can Find More Information” beginning on page 199. Analog Devices and Linear Technology urge you to read the Analog Devices charter and the Analog Devices bylaws carefully and in their entirety.

Under the Analog Devices charter, Analog Devices’ authorized capital stock consists of 1,200,000,000 shares of common stock, $0.16 2/3 par value per share, and 471,934 shares of preferred stock, $1.00 par value per share. As of September 12, 2016, there were 307,813,457 shares of Analog Devices common stock outstanding and no shares of Analog Devices preferred stock outstanding. All outstanding shares of Analog Devices common stock are duly authorized, validly issued, fully paid and non-assessable.

Common Stock

Holders of Analog Devices common stock are entitled to one vote for each share held on all matters submitted to a vote of Analog Devices stockholders and do not have cumulative voting rights. Holders of Analog Devices common stock are entitled to receive ratably any dividends as may be declared by the Analog Devices board of directors out of funds legally available therefor, subject to any preferential dividend rights of outstanding preferred stock.

In the event of Analog Devices’ liquidation, dissolution or winding up, the holders of Analog Devices common stock are entitled to receive ratably in Analog Devices’ net assets available after the payment of all debts and other liabilities and subject to the prior rights of any outstanding preferred stock. Holders of Analog Devices common stock have no preemptive, subscription, redemption or conversion rights. The rights, preferences and privileges of holders of Analog Devices common stock are subject to and may be adversely affected by the rights of the holders of shares of any series of preferred stock that Analog Devices may designate and issue in the future.

Analog Devices does not have a classified board of directors. All of Analog Devices’ directors are elected annually. The number of directors comprising Analog Devices’ board of directors is fixed from time to time by the Analog Devices board of directors.

Listing. Analog Devices common stock is listed on The Nasdaq Global Select Market under the symbol “ADI.”

Transfer Agent and Registrar. The transfer agent and registrar for Analog Devices common stock is Computershare Investor Services.

Certain Effects of Authorized but Unissued Stock

Analog Devices has shares of common stock and preferred stock available for future issuance without stockholder approval. Analog Devices may utilize these additional shares for a variety of corporate purposes, including future public offerings to raise additional capital or facilitate corporate acquisitions or for payment as a dividend on the capital stock. The existence of unissued and unreserved common stock and preferred stock may enable Analog Devices’ board of directors to issue shares to persons friendly to current management or to issue preferred stock with terms that could render more difficult or discourage a third-party attempt to obtain control of Analog Devices by means of a merger, tender offer, proxy contest or otherwise, thereby protecting the continuity of Analog Devices’ management. In addition, if Analog Devices issues preferred stock, the issuance could adversely affect the voting power of holders of Analog Devices common stock and the likelihood that such holders will receive dividend payments and payments upon liquidation.

Provisions of Analog Devices Charter, Analog Devices Bylaws and Massachusetts Law That May Have Anti-Takeover Effects

Removal of Directors by Stockholders. The Analog Devices bylaws provide that members of the Analog Devices board of directors may be removed (a) with or without cause by a vote of the majority of the Analog Devices stockholders entitled to vote in the election of directors or (b) for cause by a vote of a majority of the Analog Devices directors then in office.

Advance Notice Requirements for Stockholder Proposals and Director Nominations. The Analog Devices bylaws provide that nominations for election to Analog Devices’ board of directors may be made either by Analog Devices’ board of directors or by an Analog Devices stockholder who complies with specified notice provisions. The Analog Devices bylaws contain similar advance notice provisions for stockholder proposals for action at stockholder meetings.

Annual Meeting of Stockholders. The Analog Devices bylaws impose restrictions and limitations on the ability of stockholders to call annual meetings of stockholders. Requests for stockholder meetings must be made by stockholders holding at least 80%, or such lesser percentage as shall constitute the maximum percentage permitted by law for this purpose, of votes entitled to be cast at the meeting.

Action by Consent of Stockholders. The Analog Devices bylaws provide that any action to be taken by stockholders may be taken without a meeting if action is taken by all stockholders entitled to vote on the action in writing by written consent.

Business Combinations with Interested Stockholders. The Massachusetts General Laws contain anti-takeover provisions regarding, among other things, business combinations with an affiliated stockholder. In general, the Massachusetts General Laws prevent a publicly held Massachusetts corporation from engaging in a business combination, as defined in the Massachusetts General Laws, with an interested stockholder for a period of three years after the date of the transaction in which the person became an interested stockholder, unless:

•	before the date on which the person became an interested stockholder, the board of directors of the corporation approved either the business combination or the transaction in which the person became an interested stockholder;

•	the interested stockholder acquires 90% of the outstanding voting stock of the corporation at the time it becomes an interested stockholder; or

•	the business combination is approved by the board of directors and the holders of two-thirds of the outstanding voting stock of the corporation voting at a meeting, excluding the voting stock owned by the interested stockholder.

An interested stockholder is generally a person owning more than 5% of the outstanding voting stock of the corporation. A business combination includes mergers, consolidations, stock and asset sales and other transactions with the interested stockholder that result in a financial benefit to the interested stockholder.

Control Share Acquisitions. Analog Devices has elected to opt out of the control share acquisitions provisions of the Massachusetts General Laws. Analog Devices could, however, opt into these control share acquisitions provisions at any time by amending the Analog Devices bylaws.

In general, the control share acquisitions provisions of the Massachusetts General Laws provide that any person, including his, her or its affiliates, who acquires shares of a corporation that are subject to the control share acquisitions statute and whose shares represent one-fifth or more, one-third or more, or a majority or more of the voting power of the corporation in the election of directors cannot exercise any voting power with respect to those shares, or any shares acquired by the person within 90 days before or after an acquisition of this nature, unless these voting rights are authorized by the stockholders of the corporation.

The authorization of voting rights requires the affirmative vote of the holders of a majority of the outstanding voting shares, excluding shares owned by:

•	the person making an acquisition of this nature;

•	any officer of the corporation; and

•	any employee who is also a director of the corporation.

There are several other types of share acquisitions that are not subject to these provisions of the Massachusetts General Laws, including acquisitions of shares under a tender offer, merger or consolidation which is made in connection with an agreement to which the corporation is a party and acquisitions of shares directly from the corporation or a wholly owned subsidiary of the corporation.

COMPARISON OF RIGHTS OF COMMON STOCKHOLDERS

OF ANALOG DEVICES AND LINEAR TECHNOLOGY

Analog Devices is a Massachusetts corporation and therefore subject to the Massachusetts General Laws. Linear Technology is a Delaware corporation and therefore subject to the DGCL. Linear Technology stockholders’ rights are currently governed by the Linear Technology’s certificate of incorporation, as amended or restated (the “Linear Technology charter”), and Linear Technology’s amended and restated bylaws, as amended or restated (the “Linear Technology bylaws”). If the merger is completed, the rights of Linear Technology stockholders who become Analog Devices stockholders will be governed by the Massachusetts General Laws, the Analog Devices charter and the Analog Devices bylaws. The following description summarizes the material differences between the rights of Analog Devices stockholders and Linear Technology stockholders but does not purport to be a complete statement of all those differences, or a complete description of the specific provisions referred to in this summary. The identification of specific differences is not intended to indicate that other equally significant or more significant differences do not exist. Stockholders should carefully read the relevant provisions of the Massachusetts General Laws, the Analog Devices charter, the Analog Devices bylaws, the DGCL, the Linear Technology charter and the Linear Technology bylaws. Copies of the documents referred to in this summary may be obtained as described under “Where You Can Find More Information” on page 199.

	ANALOG DEVICES, INC.	LINEAR TECHNOLOGY CORPORATION
Authorized Capital Stock

Analog Devices has authority to issue 1,200,000,000 shares of common stock, par value $0.16 2/3 per share (referred to in this proxy statement/prospectus as Analog Devices common stock), and 471,934 shares of preferred stock, par value $1.00 per share.

As of September 12, 2016, Analog Devices had 307,813,457 shares of Analog Devices common stock and no shares of preferred stock issued and outstanding.

Analog Devices currently expects to issue approximately 57 million shares of Analog Devices common stock to Linear Technology stockholders pursuant to the merger agreement.

Linear Technology has authority to issue 2,000,000,000 shares of common stock, par value $0.001 per share, and 2,000,000 shares of preferred stock, par value $0.001 per share.

As of September 12, 2016, Linear Technology had 245,646,235 shares of Linear Technology common stock and no shares of preferred stock issued and outstanding.

Preferred Stock	The Analog Devices board of directors may issue preferred stock in one or more series, each with such designations, preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions thereof as will be stated in the vote or votes creating such series.	The Linear Technology board of directors is authorized to provide for the issuance of shares of preferred stock from time to time in one or more series, and authorized to fix and alter the dividend rights, dividend rates, conversion rights, voting rights, rights and terms of redemption (including

	ANALOG DEVICES, INC.	LINEAR TECHNOLOGY CORPORATION
sinking fund provisions), redemption prices, liquidation preferences, the number of shares constituting any such series and the designation thereof, or any of them.

Voting Rights

Each holder of Analog Devices common stock has one vote for each share of Analog Devices common stock held by such holder on each matter submitted to a vote of the stockholders of Analog Devices.

Holders of Analog Devices common stock do not have cumulative voting rights.

Each holder of Linear Technology common stock is entitled to one vote for each share of common stock held by such stockholder.

At the election of directors, each holder of stock of any class or series is entitled to cumulative voting rights as to the directors to be elected by each class or series.

Dividend Rights

To the extent permitted under the Massachusetts General Laws, and subject to the rights of the preferred stock, dividends may be paid on the Analog Devices common stock as and when declared by the Analog Devices board of directors.

Under the Massachusetts General Laws, no distribution may be made by a corporation which is a going concern if, after giving it effect, (i) the corporation would not be able to pay its existing and reasonably foreseeable debts, liabilities and obligations, whether or not liquidated, matured, asserted or contingent, as they become due in the usual course of business; or (ii) the corporation’s total assets would be less than the sum of its total liabilities plus, unless the articles of organization permit otherwise, the amount that would be needed, if the corporation were to be dissolved at the time of the distribution, to satisfy the preferential rights upon dissolution of stockholders whose

The Linear Technology bylaws provide that the Linear Technology board of directors may declare and pay dividends upon the shares of its capital stock pursuant to the DGCL. Dividends may be paid in cash, in property, or in shares of the corporation’s capital stock.

The Linear Technology board of directors may set apart out of any of the funds of Linear Technology available for dividends a reserve or reserves for any proper purpose and may abolish any such reserve; such purposes may include equalizing dividends, repairing or maintaining any property of Linear Technology, and meeting contingencies.

Under the DGCL, the directors of a corporation may declare and pay dividends upon the shares of its capital stock either out of its surplus or, if there is no such surplus, out of its net profits for the fiscal year in

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	preferential rights are superior to those receiving the distribution.	which the dividend is declared and/or the preceding fiscal year.

Other Rights	Holders of Analog Devices common stock are not entitled to preemptive rights with respect to any shares which may be issued, and there are no conversion rights or redemption, purchase, retirement or sinking fund provisions with respect to Analog Devices common stock.	Holders of Linear Technology common stock are not entitled to preemptive rights with respect to any shares which may be issued, and there are no conversion rights or redemption, purchase, retirement or sinking fund provisions with respect to Linear Technology common stock.

Number of Directors	The Analog Devices bylaws provide that the board of directors may, from time to time, fix the number of directors, provided that any such action does not operate to remove a director elected by the stockholders or the directors other than in the manner specified in the Analog Devices charter or bylaws. At present, Analog Devices has nine directors.	Under the Linear Technology bylaws the number of directors constituting the Linear Technology board of directors will be as determined from time to time by resolution of the Linear Technology board of directors. No reduction of the authorized number of directors will have the effect of removing any director before that director’s term of office expires. At present, Linear Technology has seven directors.

Election of Directors	In a meeting of stockholders other than a contested election meeting, a nominee for director is elected to the board of directors only if the votes cast for such nominee’s election exceed the votes cast against such nominee’s election, and in a contested election meeting, directors are elected by a plurality of the votes cast at such contested election meeting.	At any election other than a contested election, the directors are elected by the vote of a plurality of the votes cast by the holders of shares present in person or represented by proxy at the meeting and entitled to vote on the election of directors; provided, however, that, no director nominee shall be elected if he or she receives “Against” votes from stockholders holding a majority of the corporation’s outstanding shares entitled to vote for the election of directors at such meeting. At any contested election, the directors are elected by the vote of a plurality of the votes cast by the holders of shares present in person or represented by proxy at the meeting and entitled to vote on the election of

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directors. In such case, stockholders are not permitted to vote against a nominee.

Term of Office	Each director serves for a term ending on the date of the annual meeting following the one at which such director was elected; provided, however, that the term of each director will continue until the election and qualification of a successor and be subject to such director’s earlier death, resignation or removal.	Each director will hold office until expiration of the term for which he or she is elected and until a successor has been duly elected and qualified (except that if no such election is held, such election will take place at a stockholders’ meeting called and held in accordance with the DGCL) or until his or her earlier resignation or removal.

Removal of Directors	A director may be removed from office (i) with or without cause by vote of a majority of the stockholders entitled to vote in the election of directors, provided that the directors of a class elected by a particular class of stockholders may be removed only by the vote of the holders of a majority of the shares of such class or (ii) for cause by vote of a majority of the directors then in office. A director may be removed for cause only after reasonable notice and opportunity to be heard before the body proposing to remove him.	The Linear Technology bylaws provide that any director or the entire board of directors may be removed, with or without cause, by the holders of a majority of the shares then entitled to vote at an election of directors; provided, however, that, if and so long as stockholders are entitled to cumulative voting, if less than the entire board of directors is to be removed, no director may be removed without cause if the votes cast against his or her removal would be sufficient to elect him or her if then cumulatively voted at an election of the entire board of directors.

Filling Vacancies on the Board	Subject to the rights of holders of any class or series of preferred stock, vacancies and newly created directorships, whether resulting from an increase in the size of the board of directors, from the death, resignation, disqualification or removal of a director or otherwise, may be filled by the stockholders or the affirmative vote of a majority of the remaining directors then in office, even though less than a quorum of the board of directors.

The Linear Technology bylaws provide that when one or more directors resigns and the resignation is effective at a future date, a majority of the directors then in office, including those who have resigned, have power to fill such vacancy or vacancies, the vote thereon to take effect when such resignation or resignations becomes effective.

Vacancies and newly created directorships resulting from any

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	A vacancy that will occur at a specific later date may be filled before the vacancy occurs, but the new director may not take office until the vacancy occurs. If the vacant office was held by a director elected by a voting group of stockholders, only the holders of shares of that voting group or, unless the Analog Devices charter or bylaws provide otherwise, the directors elected by that voting group are entitled to vote to fill the vacancy.	increase in the authorized number of directors elected by all of the stockholders having the right to vote as a single class may be filled by a majority of the directors then in office, although less than a quorum, or by a sole remaining director.

Director Nominations and Stockholder Proposals

Director Nominations

The Analog Devices bylaws provide that nominations for election to Analog Devices’ board of directors at a meeting of stockholders may be made by or at the direction of the Analog Devices board of directors, or by any stockholder of Analog Devices who complies with the required procedures and information requirements and who is a stockholder of record both on the date of the stockholder’s notice of its nominations and the record date for the determination of stockholders entitled to vote at the annual meeting and is entitled to vote for the election of directors at such meeting.

To be timely, a stockholder’s notice must be received in writing by the secretary at the principal executive offices of Analog Devices as follows: (i) in the case of an election of directors at an annual meeting of stockholders, not less than 90 days nor more than 120 days prior to the first anniversary of the preceding year’s annual meeting; provided, however, that in the event that the date of the annual meeting is advanced by more than 20 days, or

Director Nominations and Other Stockholder Proposals

The Linear Technology bylaws provide that nominations for election to Linear Technology’s board of directors at a meeting of stockholders may be made by or at the direction of the Linear Technology board of directors, or by any stockholder of Linear Technology who complies with the required procedures and information requirements set forth in the Linear Technology bylaws.

ANALOG DEVICES, INC.	LINEAR TECHNOLOGY CORPORATION

delayed by more than 60 days, from the first anniversary of the preceding year’s annual meeting, a stockholder’s notice must be so received not earlier than the 120th day prior to such annual meeting and not later than the close of business on the later of (A) the 90th day prior to such annual meeting and (B) the seventh day following the day on which notice of the date of such annual meeting was mailed or public disclosure of the date of such annual meeting was made, whichever first occurs; or (ii) in the case of an election of directors at a special meeting of stockholders, provided that the board of directors has determined that directors will be elected at such meeting, not earlier than the 120th day prior to such special meeting and not later than the close of business on the later of (x) the 90th day prior to such special meeting and (y) the seventh day following the day on which notice of the date of such special meeting was mailed or public disclosure of the date of such special meeting was made, whichever first occurs. In no event will the adjournment or postponement of a stockholders’ meeting (or the public announcement thereof) commence a new time period (or extend any time period) for the giving of a stockholder’s notice.

Other Stockholder Proposals

The Analog Devices bylaws provide that business other than director nominations may be made by any stockholder of Analog Devices (i) so long as the business constitutes a proper matter under Massachusetts law for stockholder

To be timely, such stockholder’s notice must be delivered to or mailed and received by the secretary of Linear Technology not less than 90 days prior to the meeting; provided, however, that in the event that less than 100 days’ notice or prior public disclosure of the date of the meeting is given or made to stockholders, notice by the stockholder to be timely must be so received not later than the close of business on the tenth day following the day on which such notice of the date of the meeting was mailed or such public disclosure was made.

ANALOG DEVICES, INC.	LINEAR TECHNOLOGY CORPORATION

action and is within the purposes specified in Analog Devices’ notice of meeting and (ii) the stockholder complies with the required procedures and information requirements and who is a stockholder of record both on the date of the stockholder’s notice of its nominations and the record date for the determination of stockholders entitled to vote at the annual meeting and is entitled to vote for the election of directors at such meeting.

To be timely, a stockholder’s notice must be received in writing by the secretary at the principal executive offices of Analog Device not less than 90 days nor more than 120 days prior to the first anniversary of the preceding year’s annual meeting; provided, however, that in the event that the date of the annual meeting is advanced by more than 20 days, or delayed by more than 60 days, from the first anniversary of the preceding year’s annual meeting, a stockholder’s notice must be so received not earlier than the 120th day prior to such annual meeting and not later than the close of business on the later of (A) the 90th day prior to such annual meeting and (B) the seventh day following the day on which notice of the date of such annual meeting was mailed or public disclosure of the date of such annual meeting was made, whichever first occurs. In no event will the adjournment or postponement of a stockholders’ meeting (or the public announcement thereof) commence a new time period (or extend any time period) for the giving of a stockholder’s notice.

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Special Meetings of Stockholders	Special meetings of the stockholders may be called by the board of directors, the chief executive officer or the president, and will be called by the secretary, or in case of the death, absence, incapacity or refusal of the secretary, by another officer, if the holders of at least 80 percent, or such lesser percentage as will constitute the maximum percentage permitted by law for this purpose at any time at which Analog Devices will have a class of voting stock registered under the Exchange Act, of all the votes entitled to be cast on any issue to be considered at the proposed special meeting sign, date and deliver to the secretary one or more written demands for the meeting describing the purpose for which it is to be held. Such demands must include all the information that would be required pursuant the Analog Devices bylaws in the event of an election of directors or other business. Only business within the purpose or purposes described in the meeting notice may be conducted at a special stockholders’ meeting.	A special meeting of the stockholders may be called at any time by the Linear Technology board of directors, or by the chairman of the Linear Technology board of directors, by the president or by the holders of 10% or more of the voting shares of Linear Technology. The date, time and location of, and record date for, any such special meeting is determined by the Linear Technology board of directors.

Quorum	Under the Analog Devices bylaws, a majority of the votes entitled to be cast on a matter constitutes a quorum for action on that matter.	Under the Linear Technology bylaws, the holders of a majority of the stock issued and outstanding and entitled to vote thereat, present in person or represented by proxy, constitute a quorum at all meetings of the stockholders for the transaction of business. If, however, such quorum is not present or represented at any meeting of the stockholders, then the stockholders entitled to vote thereat, present in person or represented by proxy, will have power to adjourn the meeting from time to time, without notice

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other than announcement at the meeting, until a quorum is present or represented. At such adjourned meeting at which a quorum is present or represented, any business may be transacted that might have been transacted at the meeting as originally noticed.

Written Consent by Stockholders	Under the Analog Devices bylaws, action taken at a stockholders’ meeting may be taken without a meeting if the action is taken by all stockholders entitled to vote on the action. The action must be evidenced by one or more written consents that describe the action taken, are signed by stockholders having the requisite votes, bear the date of the signatures of such stockholders, and are delivered to Analog Devices.	Under the Linear Technology bylaws, any action that may be taken by the stockholders of Linear Technology at a duly called annual or special meeting may be taken by written consent of the holders of a majority of the outstanding shares entitled to vote.

Business Combinations

The Massachusetts General Laws contain anti-takeover provisions regarding, among other things, business combinations with an affiliated stockholder. In general, the Massachusetts General Laws prevent a publicly held Massachusetts corporation from engaging in a business combination, as defined in the Massachusetts General Laws, with an interested stockholder for a period of three years after the date of the transaction in which the person became an interested stockholder, unless:

•       before the date on which the person became an interested stockholder, the board of directors of the corporation approved either the business combination or the transaction in which the person became an interested stockholder;

Section 203 of the DGCL generally provides that, if a person acquires 15% or more of the voting stock of a Delaware corporation without the prior approval of the board of directors of that corporation, such person may not engage in certain transactions with the corporation for a period of three years, with certain exceptions. A Delaware corporation may elect in its certificate of incorporation or bylaws not to be governed by Section 203. The Linear Technology charter and bylaws do not include such an election.

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•       the interested stockholder acquires 90% of the outstanding voting stock of the corporation at the time it becomes an interested stockholder; or

•       the business combination is approved by the board of directors and the holders of two-thirds of the outstanding voting stock of the corporation voting at a meeting, excluding the voting stock owned by the interested stockholder.

An interested stockholder is generally a person owning more than 5% of the outstanding voting stock of the corporation. A business combination includes mergers, consolidations, stock and asset sales and other transactions with the interested stockholder that result in a financial benefit to the interested stockholder.

The Analog Devices charter and bylaws do not contain any additional requirements regarding business combinations.

Limitations of Personal Liability of Directors	The Analog Devices charter provides that no director will be personally liable to Analog Devices or its stockholders for monetary damages for breach of his fiduciary duty as a director, notwithstanding any provision of law imposing such liability.	Under the Linear Technology charter, to the fullest extent permitted by the DGCL as the same exists or may be amended, a director of Linear Technology will not be personally liable to Linear Technology or its stockholders for monetary damages for a breach of fiduciary duty as a director.

Indemnification	Section 8.51 of Chapter 156D of the Massachusetts General Laws provides that a corporation may indemnify a director against liability if (1) (i) he conducted himself in good faith; and (ii) he	The Linear Technology charter provides that Linear Technology may indemnify to the fullest extent permitted by law any person made or threatened to be made a party to an action or

ANALOG DEVICES, INC.	LINEAR TECHNOLOGY CORPORATION

reasonably believed that his conduct was in the best interest of the corporation or that his conduct was at least not opposed to the best interests of the corporation; and (iii) in the case of any criminal proceeding, he had no reasonable cause to believe his conduct was unlawful; or (2) he engaged in conduct for which he will not be liable under a provision of the corporation’s articles of organization authorized by Section 2.02(b)(4) of Chapter 156D of the Massachusetts General Laws.

Section 8.52 of Chapter 156D of the Massachusetts General Laws provides that a corporation will indemnify a director who was wholly successful, on the merits or otherwise, in the defense of any proceeding to which he was a party because he was a director of the corporation against reasonable expenses incurred by him in connection with the proceeding.

The Analog Devices charter provides that Analog Devices will indemnify its directors and officers to the fullest extent permitted by Chapter 156B of the Massachusetts General Laws; provided, however, that Analog Devices will provide no indemnification with respect to any matter as to which any such indemnitee will be finally adjudicated in such action, suit or proceeding not to have acted in good faith in the reasonable belief that his action was (i) in the best interests of Analog Devices or (ii) to the extent such matter relates to service with respect to an employee benefit plan, in the best interests of the participants or beneficiaries of such employee benefit plan.

proceeding, whether criminal, civil, administrative or investigative, by reason of the fact that he, his testator or intestate is or was a director, officer or employee of Linear Technology or any predecessor of Linear Technology or serves or served at any other enterprise as a director, officer or employee at the request of Linear Technology or any predecessor to Linear Technology.

The Linear Technology bylaws provide that Linear Technology will, to the maximum extent and in the manner permitted by the DGCL, indemnify each of its directors and officers (including any person who is or was serving at the request of Linear Technology as a director or officer of another enterprise or who was a director or officer of a predecessor corporation of Linear Technology or of another enterprise at the request of Linear Technology) against expenses (including attorneys’ fees), judgments, fines, settlements, and other amounts actually and reasonably incurred in connection with any proceeding, arising by reason of the fact that such person is or was an agent of Linear Technology.

The Linear Technology bylaws provide that Linear Technology may, to the extent and in the manner permitted by the DGCL, indemnify each of its employees and agents (including any person who is or was serving at the request of Linear Technology as an employee or agent of another enterprise or

ANALOG DEVICES, INC.	LINEAR TECHNOLOGY CORPORATION

Analog Devices has also entered into indemnification agreements with its directors and executive officers, each of which creates a direct contractual obligation of Analog Devices to indemnify the individual under certain circumstances. Each agreement generally provides that Analog Devices will indemnify the director or officer to the fullest extent permitted under Massachusetts law for claims arising in such individual’s capacity as a director or officer of Analog Devices or in connection with his or her service at the request of Analog Devices for another entity. Each agreement, among other things, establishes certain remedies for claims and contains deadlines and procedures to be followed in connection with a request for indemnification and/or advancement of expenses, including in the event of a change in control of Analog Devices.

In addition, Analog Devices has directors and officers liability insurance for the benefit of its directors and officers.

who was an employee or agent of a predecessor corporation of Linear Technology or of another enterprise at the request of Linear Technology, but excluding directors and officers) against expenses (including attorneys’ fees), judgements, fines, settlements, and other amounts actually and reasonably incurred in connection with any proceeding, arising by reason of the fact that such person is or was an agent of Linear Technology.

The DGCL provides that, with respect to non-derivative proceedings, such indemnification is subject to such person seeking indemnification having acted in good faith and in a manner that such person reasonably believed to be in, or not opposed to, the best interests of the corporation, and with respect to any criminal motion or proceeding, such person having had no reasonable cause to believe the conduct was unlawful.

Linear Technology has also entered into indemnification agreements with its directors and executive officers, each of which creates a direct contractual obligation of Linear Technology to indemnify the individual under certain circumstances. Each agreement generally provides that Linear Technology will indemnify such individual to the fullest extent permitted by law for claims arising in connection with the fact that such person is or was a director, officer, employee, agent or fiduciary of Linear

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Technology or any of its subsidiaries, or is or was serving at the request of Linear Technology as a director, officer, employee, agent or fiduciary of another enterprise. Each agreement, among other things, sets forth the terms and conditions on which such individual is entitled to indemnification and contains deadlines and procedures to be followed in connection with a request for indemnification and/or advancement of expenses, including in the event of a change of control of Linear Technology.

Linear Technology maintains insurance covering its directors and officers against certain liabilities incurred by them in their capacities as such.

Amendments to the Certificate of Incorporation

Under of Chapter 156D of the Massachusetts General Laws, an amendment to the articles of organization of a corporation must be adopted by the board of directors of the corporation. Following its adoption by the board of directors, subject to certain limitations, including certain limited amendments that may be made by the board of directors of a corporation without stockholder approval, the affirmative vote of two-thirds of all shares entitled to vote on the matter and two-thirds of the shares of any voting group entitled to vote separately on the matter is generally required to authorize an amendment to the articles of organization of a corporation.

The Analog Devices charter prohibits the amendment of the Analog Devices charter without

Under Section 242 of the DGCL, a proposed amendment to the certificate of incorporation of a corporation must be approved by the affirmative vote of a majority of the outstanding stock entitled to vote thereon and a majority of the outstanding stock of each class entitled to vote thereon as a class.

The Linear Technology charter provides that Linear Technology reserves the right to amend, alter, change, or repeal any provision contained in the charter, and all rights conferred in the charter are granted subject to this reservation.

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the consent of a person entitled to the indemnification and other rights provided in the Analog Devices charter if such amendment would modify or terminate such rights or adversely affect such person’s rights under the Analog Devices charter with respect to the period prior to such amendment.

Amendments to the Bylaws

Under of Chapter 156D of the Massachusetts General Laws, the power to make, amend or repeal bylaws lies with the stockholders. If authorized by the articles of organization or by the bylaws pursuant to authorization in the articles of organization, directors, may also make, amend or repeal the bylaws, except with respect to any provisions which by law, the articles of organization or the bylaws require action by the stockholders. Any action taken by the board of directors of a corporation with respect to the bylaws may be amended or repealed by the stockholders.

The Analog Devices bylaws provide that the Analog Devices bylaws may be amended by the affirmative vote of the holders of a majority of the shares of each class of capital stock at the time outstanding and entitled to vote at any annual or special meeting of stockholders, provided that notice of the substance of the proposed amendment is stated in the notice of such meeting. The Directors, by a majority of their number then in office, may also make, amend or repeal the Analog Devices bylaws, in whole or in part, except with respect to (a) the provisions of the Analog Devices bylaws governing

The Linear Technology charter provides that the Linear Technology board of directors is authorized to make, alter, amend or repeal the Linear Technology bylaws.

The Linear Technology bylaws provide that the Linear Technology bylaws may be adopted, amended or repealed by the stockholders entitled to vote; provided, however, that Linear Technology may, in its certificate of incorporation, confer the power to adopt, amend or repeal bylaws upon the directors. The fact that such power has been so conferred upon the directors does not divest the stockholders of the power, nor limit their power to adopt, amend or repeal bylaws.

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(i) the removal of directors, (ii) the indemnification of directors and (iii) the amendment of the Analog Devices bylaws and (b) any provision of the Analog Devices bylaws which by law requires action by the stockholders.

Forum Selection	The Analog Devices charter and bylaws do not contain any provisions regarding the forum for legal actions.	The Linear Technology bylaws designate the Court of Chancery of the State of Delaware (or, if the Court of Chancery does not have jurisdiction, the United States District Court for the District of Delaware) as the sole and exclusive forum for certain legal actions unless Linear Technology consents in writing to the selection of an alternative forum.

APPRAISAL RIGHTS OF LINEAR TECHNOLOGY STOCKHOLDERS

General. If you hold one or more shares of Linear Technology common stock, you are entitled to appraisal rights under Delaware law and have the right to have your shares appraised by the Delaware Court of Chancery and receive the “fair value” of such shares (exclusive of any element of value arising from the accomplishment or expectation of the merger) as of completion of the merger in place of the merger consideration, as determined by the court, if you strictly comply with the procedures specified in Section 262 of the DGCL. Any such Linear Technology stockholder awarded “fair value” for its, his or her shares by the court would receive payment of that fair value in cash, together with interest, if any, in lieu of the right to receive the merger consideration.

The following discussion is not a full summary of the law pertaining to appraisal rights under the DGCL and is qualified in its entirety by the full text of Section 262 of the DGCL that is attached to this proxy statement/prospectus as Annex C. All references in Section 262 of the DGCL and in this summary to a “stockholder” are to the record holder of the shares of Linear Technology common stock. The following discussion does not constitute any legal or other advice, nor does it constitute a recommendation that you exercise your rights to seek appraisal under Section 262 of the DGCL.

Under Section 262 of the DGCL, when a merger is submitted for approval at a meeting of stockholders as in the case of approval of the merger proposal, Linear Technology, not less than 20 days prior to the meeting, must notify each stockholder who was a Linear Technology stockholder on the record date for notice of such meeting with respect to shares for which appraisal rights are available, that appraisal rights are available and include in the notice a copy of Section 262 of the DGCL. This proxy statement/prospectus constitutes the required notice, and the copy of Section 262 of the DGCL is attached to this proxy statement/prospectus as Annex C. A holder of Linear Technology common stock who wishes to exercise appraisal rights or who wishes to preserve the right to do so should review the following discussion and Annex C carefully. Failure to strictly comply with the procedures of Section 262 of the DGCL in a timely and proper manner may result in the loss of appraisal rights. A stockholder who loses his, her or its appraisal rights will be entitled to receive the per share merger consideration.

How to Exercise and Perfect Your Appraisal Rights. Linear Technology stockholders wishing to exercise the rights to seek an appraisal of their shares must do ALL of the following:

•	you must not vote in favor of approval of the merger proposal. Because a proxy that is signed and submitted but does not otherwise contain voting instructions will, unless revoked, be voted in favor of approval of the merger proposal, if you submit a proxy and wish to exercise your appraisal rights, you must instruct the proxy to vote your shares against approval of the merger proposal or abstain from voting your shares on the approval of the merger proposal;

•	you must deliver to Linear Technology a written demand for appraisal before the vote on the approval of the merger proposal at the annual meeting;

•	you must continuously hold the shares from the date of making the demand through the effective time of the merger; and

•	you or the surviving company (or any other stockholder that has properly demanded appraisal rights and is otherwise entitled to appraisal rights) must file a petition in the Delaware Court of Chancery requesting a determination of the fair value of the shares within 120 days after the effective time of the merger. The surviving company is under no obligation to file any such petition in the Delaware Court of Chancery and has no intention of doing so. Accordingly, it is the obligation of the Linear Technology stockholders to initiate all necessary action to perfect their appraisal rights in respect of shares of Linear Technology common stock within the time prescribed in Section 262 of the DGCL.

Voting, in person or by proxy, against, abstaining from voting on or failing to vote on the approval of the merger proposal will not constitute a written demand for appraisal as required by Section 262 of the DGCL. The written demand for appraisal must be in addition to and separate from any proxy or vote.

Who May Exercise Appraisal Rights. A demand for appraisal must be executed by or on behalf of the stockholder of record. The demand should set forth, fully and correctly, the stockholder’s name as it appears on the stock certificates (or in the stock ledger). The demand must reasonably inform Linear Technology of the identity of the stockholder and that the stockholder intends to demand appraisal of his, her or its common stock. Non-record owners may not directly make appraisal demands to Linear Technology. The non-record owner must, in such cases, have the owner of record, such as a bank, brokerage firm or other nominee, submit the required demand in respect of those shares of common stock. A record owner, such as a bank, brokerage firm or other nominee, who holds shares of Linear Technology common stock as a nominee for others, may exercise appraisal rights with respect to the shares of Linear Technology common stock held for one or more non-record owners, while not exercising this right for other non-record owners. In that case, the written demand should state the number of shares of Linear Technology common stock as to which appraisal is sought. Where no number of shares of Linear Technology common stock is expressly mentioned, the demand will be presumed to cover all shares of Linear Technology common stock held in the name of the record owner.

IF YOU HOLD YOUR SHARES IN BANK OR BROKERAGE ACCOUNTS OR OTHER NOMINEE FORMS, AND YOU WISH TO EXERCISE APPRAISAL RIGHTS, YOU SHOULD CONSULT WITH YOUR BANK, BROKERAGE FIRM OR OTHER NOMINEE, AS APPLICABLE, TO DETERMINE THE APPROPRIATE PROCEDURES FOR THE BANK, BROKERAGE FIRM OR OTHER NOMINEE TO MAKE A DEMAND FOR APPRAISAL OF THOSE SHARES. IF YOU HAVE A BENEFICIAL INTEREST IN SHARES HELD OF RECORD IN THE NAME OF ANOTHER PERSON, SUCH AS A BANK, BROKERAGE FIRM OR OTHER NOMINEE, YOU MUST ACT PROMPTLY TO CAUSE THE RECORD HOLDER TO FOLLOW PROPERLY AND IN A TIMELY MANNER THE STEPS NECESSARY TO PERFECT YOUR APPRAISAL RIGHTS.

If you own shares of Linear Technology common stock jointly with one or more other persons, as in a joint tenancy or tenancy in common, demand for appraisal must be executed by or for you and all other joint owners. An authorized agent, including an agent for two or more joint owners, may execute the demand for appraisal for a stockholder of record; however, the agent must identify the record owner and expressly disclose the fact that, in making the demand, such person is acting as agent for the record owner. If you hold shares of Linear Technology common stock through a broker who in turn holds the shares through a central securities depository nominee such as Cede & Co., a demand for appraisal of such shares must be made by or on behalf of the depository nominee and must identify the depository nominee as record holder.

If you elect to exercise appraisal rights under Section 262 of the DGCL, you should mail or deliver a written demand, executed as set forth above, to:

LINEAR TECHNOLOGY CORPORATION

1630 McCarthy Boulevard

Milpitas, California 95035

(408) 432-1900

Attention: Office of the Corporate Secretary

Actions After Completion of the Merger. If the merger is consummated, the surviving company will give written notice that the merger has become effective within 10 days after the effective time to each stockholder that did not vote in favor of the merger agreement and delivered a written demand for appraisal in accordance with Section 262 of the DGCL. At any time within 60 days after the effective time of the merger, any stockholder that did not commence an appraisal proceeding or join in such a proceeding as a named party will have the right to withdraw such demand and to accept the merger consideration in accordance with the merger agreement for his, her or its shares of Linear Technology common stock. Within 120 days after the effective time of the merger, but not later, any stockholder that has complied with the requirements of Section 262 of the DGCL, or the surviving company may commence an appraisal proceeding by filing a petition in the Delaware Court of Chancery, with a copy served on the surviving company in the case of a petition filed by a stockholder, demanding a determination of the value of the shares of Linear Technology common stock held by all such stockholders. The surviving company is under no obligation to file an appraisal petition and has no intention of doing so. If you desire to have your shares appraised and have otherwise complied with the requirements of Section 262 of the DGCL, you should initiate any petitions necessary for the perfection of your appraisal rights within the time periods and in the manner prescribed in Section 262 of the DGCL.

Within 120 days after the effective time, any stockholder that has complied with the provisions of Section 262 of the DGCL will be entitled to receive from the surviving company, upon written request, a statement setting forth the aggregate number of shares not voted in favor of the approval of the merger proposal and with respect to which Linear Technology has received demands for appraisal, and the aggregate number of holders of those shares. The surviving company must mail this statement within the later of 10 days of receipt by the surviving company of the request therefor or 10 days after expiration of the period for delivery of demands for appraisal. If you are the non-record owner of shares of stock held in a voting trust or by a nominee on your behalf, you may, in your own name, file an appraisal petition or request from the surviving company the statement described in this paragraph.

If a petition for appraisal is duly filed, and a copy of the petition is delivered to the surviving company, the surviving company will then be obligated, within 20 days after receiving service of a copy of the petition, to provide the Delaware Register in Chancery with a duly verified list containing the names and addresses of all holders who have demanded an appraisal of their shares. The Delaware Court of Chancery will then determine which stockholders are entitled to appraisal rights and may require the stockholders demanding appraisal who hold certificated shares to submit their stock certificates to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings and the Delaware Court of Chancery may dismiss the proceedings as to any stockholder who fails to comply with this direction. Where proceedings are not dismissed or the demand for appraisal is not successfully withdrawn, the appraisal proceeding will be conducted as to the shares of Linear Technology common stock owned by such stockholders in accordance with the rules of the Delaware Court of Chancery, including any rules specifically governing appraisal proceedings. The Delaware Court of Chancery will thereafter determine the fair value of the shares of Linear Technology common stock at the effective time held by all stockholders who have properly perfected appraisal rights, exclusive of any element of value arising from the accomplishment or expectation of the merger. Unless the Delaware Court of Chancery in its discretion determines otherwise for good cause shown, interest from the effective time through the date of payment of the judgment will be compounded quarterly and will accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective time and the date of payment of the judgment. When the value is determined, the Delaware Court of Chancery will direct the payment of such value, with interest thereon, if any, to the stockholders entitled to receive the same, upon surrender by such stockholders of their stock certificates or, in the case of book-entry shares, forthwith.

In determining the fair value, the Delaware Court of Chancery is required to take into account all relevant factors. In Weinberger v. UOP, Inc., the Delaware Supreme Court discussed the factors that could be considered in determining fair value in an appraisal proceeding, stating that “proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court” should be considered and that “[f]air price obviously requires consideration of all relevant factors involving the value of a company.” The Delaware Supreme Court has stated that, in making this determination of fair value, the court must consider market value, asset value, dividends, earnings prospects, the nature of the enterprise and any other factors which could be ascertained as of the date of the merger which throw any light on future prospects of the merged corporation. Section 262 of the DGCL provides that fair value is to be “exclusive of any element of value arising from the accomplishment or expectation of the merger.” In Cede & Co. v. Technicolor, Inc., the Delaware Supreme Court stated that such exclusion is a “narrow exclusion [that] does not encompass known elements of value,” but which rather applies only to the speculative elements of value arising from such accomplishment or expectation. In Weinberger, the Delaware Supreme Court construed Section 262 of the DGCL to mean that “elements of future value, including the nature of the enterprise, which are known or susceptible of proof as of the date of the merger and not the product of speculation, may be considered.” An opinion of an investment banking firm as to the fairness from a financial point of view of the consideration payable in a merger is not an opinion as to, and does not in any manner address, fair value under Section 262 of the DGCL. The fair value of your shares as determined under Section 262 of the DGCL could be greater than, the same as, or less than the value of the merger consideration. Analog Devices and the surviving company do not anticipate offering more than the per share merger consideration to any stockholder exercising appraisal rights and reserve the right to assert, in any appraisal proceeding, that, for purposes of Section 262, the “fair value” of a share of Linear Technology common stock is less than the per share merger consideration.

If no party files a petition for appraisal within 120 days after the effective time, then all stockholders will lose the right to an appraisal, and will instead receive the merger consideration described in the merger agreement, without interest thereon, less any withholding taxes.

The Delaware Court of Chancery may determine the costs of the appraisal proceeding and may tax those costs against the parties as the Delaware Court of Chancery deems to be equitable under the circumstances. However, costs do not include attorneys and expert witness fees. Each stockholder is responsible for its own attorneys and expert witnesses expenses, although, upon application of a stockholder, the Delaware Court of Chancery may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including reasonable attorneys’ fees and the fees and expenses of experts, to be charged pro rata against the value of all shares entitled to appraisal.

Any stockholder that has duly demanded an appraisal in compliance with Section 262 of the DGCL will not, after the effective time, be entitled to vote the Linear Technology shares subject to that demand for any purpose or receive any dividends or other distributions on those shares, except dividends or other distributions payable to holders of record of Linear Technology shares as of a record date prior to the effective time.

Any stockholder that has not commenced an appraisal proceeding or joined such a proceeding as a named party may withdraw a demand for appraisal and accept the merger consideration by delivering a written withdrawal of the demand for appraisal to the surviving company, except that any attempt to withdraw made more than 60 days after the effective time will require written approval of the surviving company. No appraisal proceeding in the Delaware Court of Chancery will be dismissed as to any stockholder without the approval of the Delaware Court of Chancery and such approval may be conditioned on the terms the Delaware Court of Chancery deems just, provided, however, that this provision will not affect the right of any stockholder who has not commenced an appraisal proceeding or joined such proceeding as a named party to withdraw such stockholder’s demand for appraisal and to accept the terms offered in the merger within 60 days after the effective time. If you fail to perfect, successfully withdraw or lose the appraisal right, your shares will be converted into the right to receive the merger consideration, without interest thereon, less any withholding taxes.

Failure to follow the steps required by Section 262 of the DGCL for perfecting appraisal rights may result in the loss of appraisal rights. In that event, you will be entitled to receive the merger consideration for your shares in accordance with the merger agreement. In view of the complexity of the provisions of Section 262 of the DGCL, if you are a Linear Technology stockholder and are considering exercising your appraisal rights under the DGCL, you should consult your own legal advisor.

THE PROCESS OF DEMANDING AND EXERCISING APPRAISAL RIGHTS REQUIRES STRICT COMPLIANCE WITH TECHNICAL PREREQUISITES. IF YOU WISH TO EXERCISE YOUR APPRAISAL RIGHTS, YOU SHOULD CONSULT WITH YOUR OWN LEGAL COUNSEL IN CONNECTION WITH COMPLIANCE UNDER SECTION 262 OF THE DGCL. TO THE EXTENT THERE ARE ANY INCONSISTENCIES BETWEEN THE FOREGOING SUMMARY AND SECTION 262 OF THE DGCL, THE DGCL WILL GOVERN.

LEGAL MATTERS

The legality of the shares of Analog Devices common stock issuable in the merger will be passed upon for Analog Devices by Wilmer Cutler Pickering Hale and Dorr LLP.

EXPERTS

Analog Devices

The consolidated financial statements of Analog Devices, Inc. appearing in Analog Devices, Inc.’s Annual Report (Form 10-K) for the year ended October 31, 2015 (including the schedule appearing therein), and the effectiveness of Analog Device, Inc.’s internal control over financial reporting as of October 31, 2015 have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

Linear Technology

The consolidated financial statements of Linear Technology Corporation appearing in Linear Technology Corporation’s Annual Report (Form 10-K) for the year ended July 3, 2016 (including the schedule appearing therein), and the effectiveness of Linear Technology Corporation’s internal controls over financial reporting as of July 3, 2016 have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

LINEAR TECHNOLOGY 2017 STOCKHOLDER PROPOSALS

If the merger agreement is adopted and the merger is completed, Linear Technology will become a wholly owned subsidiary of Analog Devices and, consequently, will not hold an annual meeting of its stockholders in 2017 or thereafter. If the merger agreement is not adopted or the merger is not completed for any reason, Linear Technology will hold an annual meeting of its stockholders in 2017.

Linear Technology stockholders are entitled to present proposals for action at a forthcoming annual meeting of stockholders if they comply with the requirements of Linear Technology’s bylaws and the proxy rules established by the SEC. A stockholder proposal that is intended to be submitted for inclusion in Linear Technology’s proxy statement for next year’s annual meeting and form of proxy card relating to such proposal must be received by Linear Technology no later than 120 days prior to the one-year anniversary date of the mailing of this proxy statement. Assuming a mailing date of September 19, 2016 for this proxy statement, the deadline for stockholder proposals for next year’s annual meeting will be May 22, 2017.

In addition, under Linear Technology’s bylaws, a stockholder wishing to make a proposal at next year’s annual meeting, including nominating someone other than management’s slate of nominees for election to the Linear Technology board of directors, must submit that proposal to Linear Technology not less than 90 days prior to the meeting (or, if Linear Technology gives less than 100 days’ notice of the meeting, then within 10 days after that notice). Linear Technology may refuse to acknowledge any proposal not made in compliance with the foregoing procedure.

The attached proxy card grants the proxy holders discretionary authority to vote on any matter raised at this year’s annual meeting. In addition, assuming a mailing date of September 19, 2016 for this proxy statement, the proxy holders at next year’s annual meeting will have similar discretionary authority to vote on any matter that is submitted to Linear Technology after August 5, 2017.

HOUSEHOLDING OF PROXY STATEMENT/PROSPECTUS

The SEC has adopted rules that permit companies and intermediaries such as brokers to satisfy delivery requirements for proxy statements and annual reports with respect to two or more stockholders sharing the same address by delivering a single proxy statement or annual report, as applicable, addressed to those stockholders. As permitted by the Exchange Act, only one copy of this proxy statement/prospectus is being delivered to stockholders residing at the same address, unless stockholders have notified Linear Technology whose shares they hold of their desire to receive multiple copies of this proxy statement/prospectus. This process, which is commonly referred to as “householding,” potentially provides extra convenience for stockholders and cost savings for companies.

Two or more stockholders sharing an address can request delivery of a single copy of Linear Technology’s annual disclosure documents and this proxy statement/prospectus if they are receiving multiple copies by calling Broadridge Financial Solutions, Inc. at 866-540-7095 or writing to them at Householding Department, 51 Mercedes Way, Edgewood, NY 11717. In the same way, two or more stockholders sharing an address and receiving only a single copy of Linear Technology’s annual disclosure documents and this proxy statement/prospectus can request to each receive a separate copy of the disclosure documents. If a broker or other nominee holds your shares, please contact Broadridge Financial Solutions, Inc. at the telephone number and address above and inform them of your request. You may also contact your broker or nominee to make such a request. Please be sure to include your name, the name of your brokerage firm, and your account number.

WHERE YOU CAN FIND MORE INFORMATION

Analog Devices and Linear Technology each file annual, quarterly and current reports, proxy statements and other information with the SEC under the Exchange Act. You may read and copy any of this information at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Room. The SEC also maintains a website that contains reports, proxy and information statements, and other information regarding issuers, including Analog Devices and Linear Technology, who file electronically with the SEC. The address of that site is www.sec.gov.

Investors may also consult Analog Devices’ or Linear Technology’s website for more information about Analog Devices or Linear Technology, respectively. Analog Devices’ website is www.analog.com. Linear Technology’s website is www.linear.com. Information included on these websites is not incorporated by reference into this proxy statement/prospectus.

Analog Devices has filed with the SEC a registration statement of which this proxy statement/prospectus forms a part. The registration statement registers the shares of Analog Devices common stock to be issued to Linear Technology stockholders in the merger. The registration statement, including the attached exhibits, contains additional relevant information about Analog Devices and Analog Devices common stock. The rules and regulations of the SEC allow Analog Devices and Linear Technology to omit certain information included in the registration statement from this proxy statement/prospectus.

In addition, the SEC allows Analog Devices and Linear Technology to disclose important information to you by referring you to other documents filed separately with the SEC. This information is considered to be a part of this proxy statement/prospectus, except for any information that is superseded by information included directly in this proxy statement/prospectus or incorporated by reference subsequent to the date of this proxy statement/prospectus as described below. This proxy statement/prospectus also contains summaries of certain provisions contained in some of the Analog Devices or Linear Technology documents described herein, but reference is made to the actual documents for complete information. All of the summaries are qualified in their entirety by reference to the actual documents. Some documents or information, such as that called for by Item 2.02 and 7.01 of Form 8-K, or the exhibits related thereto under Item 9.01 of Form 8-K, are deemed furnished and not filed in accordance with SEC rules. None of those documents and none of that information is incorporated by reference into this proxy statement/prospectus.

This proxy statement/prospectus incorporates by reference the documents listed below that Analog Devices and Linear Technology have previously filed with the SEC. These documents contain important information about the companies, their respective financial condition and other matters.

Analog Devices SEC Filings (File No. 1-07819)	Period or File Date

Annual Report on Form 10-K	Year ended October 31, 2015

Quarterly Reports on Form 10-Q	Quarters ended January 30, 2016, April 30, 2016 and July 30, 2016

Current Reports on Form 8-K	Filed on July 26, 2016 and July 29, 2016

Proxy Statement on Schedule 14A	Filed on January 28, 2016

The description of Analog Devices common stock contained in Analog Devices’ registration statement on Form 8-A filed under Section 12 of the Exchange Act on March 21, 2012, including any subsequently filed amendments and reports updating such description.

Linear Technology SEC Filings (File No. 0-14864)	Period or File Date

Annual Report on Form 10-K	Year ended July 3, 2016

Current Reports on Form 8-K	Filed on July 26, 2016 (two filings) and July 29, 2016

In addition, Analog Devices and Linear Technology incorporate by reference any future filings they make with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act (i) after the date of the initial filing and prior to the effectiveness of the registration statement on Form S-4 of which this proxy statement/prospectus forms a part and (ii) after the date of this proxy statement/prospectus and prior to the date of the Linear Technology annual meeting (other than information furnished pursuant to Item 2.02 or Item 7.01 of any Current Report on Form 8-K, unless expressly stated otherwise therein). Such documents are considered to be a part of this proxy statement/prospectus, effective as of the date such documents are filed.

You can obtain any of these documents from the SEC, through the SEC’s website at the address described above. You can also obtain any of these documents free of charge by requesting them in writing at the following addresses and telephone numbers:

For Information Regarding Analog Devices:	For Information Regarding Linear Technology:

Analog Devices, Inc. One Technology Way Norwood, Massachusetts 02062-9106 (781) 329-4700 Attention: Investor Relations	Linear Technology Corporation 1630 McCarthy Boulevard Milpitas, California 95035 (408) 432-1900 Attention: Investor Relations

In the event of conflicting information in this proxy statement/prospectus in comparison to any document incorporated by reference into this proxy statement/prospectus, or among documents incorporated by reference, the information in the latest filed document controls.

You should rely only on the information contained or incorporated by reference into this proxy statement/prospectus. No one has been authorized to provide you with information that is different from that contained in, or incorporated by reference into, this proxy statement/prospectus. This proxy statement/prospectus is dated September 16, 2016. You should not assume that the information contained in this proxy statement/prospectus is accurate as of any date other than that date. You should not assume that the information incorporated by reference into this proxy statement/prospectus is accurate as of any date other than the date of such incorporated document. Neither Linear Technology’s mailing of this proxy statement/prospectus to Linear Technology stockholders nor the issuance by Analog Devices of common stock in the merger will create any implication to the contrary.

This document contains a description of the representations and warranties that each of Analog Devices and Linear Technology made to the other in the merger agreement. Representations and warranties made by Analog Devices, Linear Technology and other applicable parties are also set forth in contracts and other documents that are attached or filed as exhibits to this proxy statement/prospectus or are incorporated by reference into this proxy statement/prospectus. These materials are included or incorporated by reference to provide you with information regarding the terms and conditions of the agreements. Accordingly, the representations and warranties and other provisions of the merger agreement should not be read alone, but instead should be read only in conjunction with the other information provided elsewhere in this proxy statement/prospectus or incorporated by reference into this proxy statement/prospectus.

Annex A

EXECUTION COPY

AGREEMENT AND PLAN OF MERGER

by and among

LINEAR TECHNOLOGY CORPORATION,

ANALOG DEVICES, INC.

and

TAHOE ACQUISITION CORP.

Dated as of July 26, 2016

ARTICLE I.

THE MERGER

A-i

A-ii

A-iii

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of July 26, 2016, is by and among Linear Technology Corporation, a Delaware corporation (the “Company”), Analog Devices, Inc., a Massachusetts corporation (“Parent”) and Tahoe Acquisition Corp., a Delaware corporation and wholly owned subsidiary of Parent (“Merger Sub”). Parent, Merger Sub and the Company are each sometimes referred to herein as a “Party” and collectively as the “Parties.”

WITNESSETH:

WHEREAS, the Parties wish to effect a business combination through the Merger of Merger Sub with and into the Company, with the Company being the surviving corporation;

WHEREAS, in connection with the Merger, each outstanding share of common stock, par value $0.001 per share, of the Company (the “Company Common Stock” or “Company Shares”) issued and outstanding immediately prior to the Effective Time (other than Cancelled Shares and Dissenting Shares) will be automatically converted into the right to receive the Merger Consideration upon the terms and conditions set forth in this Agreement and in accordance with the General Corporation Law of the State of Delaware (the “DGCL”);

WHEREAS, the board of directors of the Company (the “Company Board of Directors”) has unanimously (i) determined that the terms of this Agreement and the Merger are fair to, and in the best interests of, the Company and its stockholders, (ii) determined that it is in the best interests of the Company and its stockholders, and declared it advisable, to enter into this Agreement, (iii) approved the execution and delivery by the Company of this Agreement, the performance by the Company of its covenants and agreements contained herein and the consummation of the Merger upon the terms and subject to the conditions contained herein, and (iv) resolved to recommend the adoption of this Agreement by the stockholders of the Company (the “Company Recommendation”);

WHEREAS, the board of directors of Parent (the “Parent Board of Directors”) has unanimously (i) determined that the terms of this Agreement and the Merger are fair to, and in the best interests of, Parent and its shareholders, (ii) determined that it is in the best interests of Parent and its shareholders, and declared it advisable, to enter into this Agreement, and (iii) approved the execution and delivery by Parent of this Agreement, the performance by Parent of its covenants and agreements contained herein and the consummation of the Merger upon the terms and subject to the conditions contained herein, including the issuance of shares of Parent Common Stock in connection with the Merger;

WHEREAS, the board of directors of Merger Sub has approved this Agreement and determined that this Agreement and the Merger are advisable and in the best interests of Merger Sub and its sole stockholder; and

WHEREAS, the Parties desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also prescribe various conditions to the Merger.

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained in this Agreement and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Parties agree as follows:

ARTICLE I.

THE MERGER

Section 1.1 The Merger. Upon the terms and subject to the satisfaction or valid waiver of the conditions set forth in this Agreement, and in accordance with the DGCL, at the Effective Time, Merger Sub shall be merged with and into the Company (the “Merger”), whereupon the separate existence of Merger Sub will cease, with the Company surviving the Merger and continuing under the name Linear Technology Corporation (the Company, as the surviving entity in the Merger, sometimes being referred to herein as the “Surviving Corporation”), such that following the Merger, the Surviving Corporation will be a wholly owned direct subsidiary of Parent.  The Merger shall have the effects provided in this Agreement and as specified in the DGCL.

Section 1.2 Closing. The closing of the Merger (the “Closing”) shall take place at the offices of Wachtell, Lipton, Rosen & Katz, 51 West 52nd Street, New York, New York at 10:00 a.m., New York City time, on the second Business Day after the satisfaction or waiver (to the extent permitted) of the last of the conditions set forth in Article VI to be satisfied or waived (other than any such conditions that by their nature are to be satisfied by action taken at or immediately prior to the Closing, but subject to the satisfaction or (to the extent permitted) waiver of such conditions at the Closing), unless another date or place is agreed to in writing by the Company and Parent. The date on which the Closing actually occurs is referred to as the “Closing Date.”

Section 1.3 Effective Time. On the Closing Date, the Parties shall cause a certificate of merger with respect to the Merger (the “Certificate of Merger”) to be duly executed and filed with the Secretary of State of the State of Delaware (the “Delaware Secretary”) as provided under the DGCL and make any other filings, recordings or publications required to be made by the Company, Merger Sub or Parent under the DGCL in connection with the Merger. The Merger shall become effective at such time as the Certificate of Merger is duly filed with the Delaware Secretary or on such other date and time as shall be agreed to by the Company and Parent and specified in the Certificate of Merger (such date and time being hereinafter referred to as the “Effective Time”).

Section 1.4 Effects of the Merger. The effects of the Merger shall be as provided in this Agreement and in the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all of the property, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation, all as provided under the DGCL.

Section 1.5 Organizational Documents of the Surviving Corporation. At the Effective Time, the certificate of incorporation and bylaws of Merger Sub, as in effect immediately prior to the Effective Time, shall be the certificate of incorporation and bylaws of the Surviving Corporation, until thereafter amended in accordance with applicable Law and the applicable provisions of such certificate of incorporation and bylaws.

Section 1.6 Officers and Directors of the Surviving Corporation. Subject to applicable Law, the directors of Merger Sub immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation and shall hold office until their respective successors are duly elected and qualified, or their earlier death, resignation or removal. The officers of the Company immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation, and shall hold office until their respective successors are duly elected and qualified, or their earlier death, resignation or removal.

ARTICLE II.

CONVERSION OF SHARES; EXCHANGE OF CERTIFICATES

Section 2.1 Effect on Capital Stock.

(a) At the Effective Time, by virtue of the Merger and without any action on the part of any of the Parties or the holder of any shares of Company Common Stock or common stock of Merger Sub:

(i) Conversion of Company Common Stock. At the Effective Time, subject to Section 2.1(b) and less any applicable withholding Tax, each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than any Cancelled Shares, any Converted Shares, any Dissenting Shares and any shares subject to a Company Restricted Stock Award) shall be automatically converted into the right to receive the following consideration (collectively, the “Merger Consideration”), without interest: (A) $46.00 in cash (as may be adjusted pursuant to Section 2.1(a)(ii), the “Cash Consideration”) and (B) a number of validly issued, fully paid and nonassessable shares of Parent Common Stock equal to the Exchange Ratio (as may be adjusted pursuant to Section 2.1(a)(ii)) (the “Stock Consideration”). From and after the Effective Time, all such shares of Company Common Stock (including all uncertificated shares of Company Common Stock represented by book-entry form (“Book-Entry Shares”) and each certificate that, immediately prior to the Effective Time, represented any such shares of Company Common Stock (each, a “Certificate”)) shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, and each applicable holder of such shares of Company Common Stock shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration (including the right to receive, pursuant to Section 2.1(d), the Fractional Share Cash Amount and dividends pursuant to Section 2.2(e), if any) upon the surrender of such shares of Company Common Stock in accordance with Section 2.2, together with the amounts, if any, payable pursuant to Section 2.2(e).

(ii) Adjustments. If the aggregate number of shares of Parent Common Stock to be issued in connection with the Merger (including all shares of Parent Common Stock which may be issued after the Effective Time pursuant to Adjusted RSU Awards or Adjusted Restricted Stock Awards) would exceed 19.9% of the issued and outstanding shares of Parent Common Stock immediately prior to the Effective Time (the “Maximum Share Number”), (A) the Exchange Ratio shall be reduced to the minimum extent necessary (rounded down to the nearest one thousandth) such that the aggregate number of shares of Parent Common Stock to be issued in connection with the Merger (including all shares of Parent Common Stock which may be issued after the Effective Time pursuant to Adjusted RSU Awards and Adjusted Restricted Stock Awards) does not exceed the Maximum Share Number (such reduction, the “Exchange Ratio Reduction Amount”) and (B) the Cash Consideration for all purposes under this Agreement will be increased on a per share basis by an amount equal to the Parent Signing Trading Price multiplied by the difference between the initial Exchange Ratio and the Exchange Ratio as determined in accordance with this Section 2.1(a)(ii) (rounded down to the nearest one-hundredth of a cent). For the avoidance of doubt, nothing in this Section 2.1(a)(iii) shall be deemed to limit or impair any right of Parent to invoke the failure of any condition set forth in Article VI of this Agreement, or to terminate this Agreement pursuant to Article VII of this Agreement if Parent would otherwise have such right under Article VI or Article VII, respectively.

(iii) Cancellation of Company Common Stock; Certain Subsidiary Owned Shares. Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time that is owned or held in treasury by the Company and each share of Company Common Stock issued and outstanding immediately prior to the Effective Time that is owned by Parent or Merger Sub shall no longer be outstanding and shall automatically be cancelled and shall cease to exist (the “Cancelled Shares”), and no consideration shall be delivered in exchange therefor. Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time that is owned by any direct or indirect wholly owned Subsidiary of the Company or Parent (other than Merger Sub) (the “Converted Shares”) shall be converted into such number of shares of common stock of the Surviving Corporation such that each such Subsidiary’s ownership percentage in the Surviving Corporation immediately after the Effective Time is the same as such Subsidiary’s ownership percentage in the Company immediately prior to the Effective Time (after taking into account the conversion of Merger Sub common stock pursuant to Section 2.1(a)(iv)).

(iv) Treatment of Merger Sub Common Stock. At the Effective Time, each issued and outstanding share of common stock, par value $0.01 per share, of Merger Sub shall be automatically converted into and become one fully paid and nonassessable share of common stock of the Surviving Corporation and shall (together with any Converted Shares converted into shares (or fractional shares) of common stock of the Surviving Corporation pursuant to Section 2.1(a)(iii)) constitute the only outstanding shares of capital stock of the Surviving Corporation.

(b) Shares of Dissenting Stockholders. Anything in this Agreement to the contrary notwithstanding, shares of Company Common Stock issued and outstanding immediately prior to the Effective Time and held by a holder of record who did not vote in favor of the approval and adoption of this Agreement (or consent thereto in writing) and is entitled to demand and properly demands appraisal of such shares of Company Common Stock pursuant to, and who complies in all respects with, Section 262 of the DGCL (“DGCL 262” and any such shares meeting the requirement of this sentence, “Dissenting Shares”) shall not be converted into the right to receive the Merger Consideration, but instead at the Effective Time shall be converted into the right to receive payment of such amounts as are payable in accordance with DGCL 262 (it being understood and acknowledged that at the Effective Time, such Dissenting Shares shall no longer be outstanding, shall automatically be cancelled and shall cease to exist, and such holder shall cease to have any rights with respect thereto other than the right to receive the fair market value of such Dissenting Shares to the extent afforded by DGCL 262); provided, however, that if any such holder (including any holder of Proposed Dissenting Shares) shall fail to perfect or otherwise shall waive, withdraw or lose the right to payment of the fair market value of such Dissenting Shares under DGCL 262, then the right of such holder to be paid the fair market value of such holder’s Dissenting Shares shall cease and such Dissenting Shares shall be deemed to have been converted as of the Effective Time into, and to have become exchangeable solely for the right to receive, without interest or duplication, the Merger Consideration. “Proposed Dissenting Shares” means shares of Company Common Stock whose holders provide demands for fair market value to the Company prior to the Company Stockholder Meeting and do not vote in favor of the approval and adoption of this Agreement, in each case in accordance with DGCL 262. The Company shall give prompt written notice to Parent of any demands received by the Company for fair market value of any Company Shares, of any withdrawals of such demands and of any other instruments served pursuant to the DGCL and received by the Company relating to DGCL 262 and any alleged dissenter’s rights, and Parent shall have the opportunity, at Parent’s expense, to participate in and direct all negotiations and proceedings with respect to such demands. Prior to the Effective Time, the Company shall not, without the prior written consent of Parent, make any payment with respect to, or settle or compromise or offer to settle or compromise, any such demand, or agree to do any of the foregoing.

(c) Certain Adjustments. If, between the date of this Agreement and the Effective Time, the outstanding shares of Company Common Stock or Parent Common Stock shall have been changed into a different number of shares or a different class of shares by reason of any stock dividend, subdivision, reclassification, stock split, reverse stock split, combination or exchange of shares, or any similar event shall have occurred, then the Merger Consideration shall be equitably adjusted, without duplication, to proportionally reflect such change; provided that nothing in this Section 2.1(c) shall be construed to permit the Company to take any action with respect to its securities that is prohibited by the terms of this Agreement.

(d) No Fractional Shares. No fractional shares of Parent Common Stock shall be issued in connection with the Merger, no certificates or scrip representing fractional shares of Parent Common Stock shall be delivered upon the conversion of Company Common Stock pursuant to Section 2.1(a)(i), and such fractional share interests shall not entitle the owner thereof to vote or to any other rights of a holder of shares of Parent Common Stock. In lieu of fractional shares, each holder of shares of Company Common Stock who would otherwise have been entitled to receive as a result of the Merger a fraction of a share of Parent Common Stock (after aggregating all shares represented by the Certificates and Book-Entry Shares delivered by such holder) shall receive, in lieu thereof and upon surrender thereof, cash (without interest) in an amount determined by multiplying (i) the Parent Closing Trading Price, rounded to the nearest one-hundredth of a cent by (ii) the fraction of a share (after taking into account all shares of Company Common Stock held by such holder at the Effective Time and rounded to the nearest one thousandth when expressed in decimal form) of Parent Common Stock to which such holder would otherwise be entitled (the “Fractional Share Cash Amount”). No such holder shall be entitled to dividends, voting rights or any other rights in respect of any fractional share of Parent Common Stock that would otherwise have been issuable as part of the Merger Consideration.

Section 2.2 Exchange of Certificates.

(a) Appointment of Exchange Agent. Prior to the Effective Time, Parent shall appoint Parent’s transfer agent as exchange agent or another bank or trust company reasonably acceptable to the Company to act as exchange agent (the “Exchange Agent”) for the payment of the Merger Consideration in the Merger and shall enter into an agreement (the “Exchange Agent Agreement”) relating to the Exchange Agent’s responsibilities under this Agreement.

(b) Deposit of Merger Consideration. At or prior to the Effective Time, Parent shall deposit with the Exchange Agent cash sufficient to pay the aggregate Cash Consideration payable in the Merger and the Fractional Share Cash Amount (to the extent determinable) as is necessary for the payment to holders of Company Common Stock and shall deposit, or shall cause to be deposited, with the Exchange Agent evidence of Parent Common Stock in book-entry form (and/or certificates representing such Parent Common Stock, at Parent’s election) representing the number of shares of Parent Common Stock sufficient to deliver the aggregate Stock Consideration payable in the Merger to holders of Company Common Stock (but not with respect to shares subject to Company Restricted Stock Awards) (such cash, book-entry shares and certificates, together with any dividends or distributions with respect thereto, the “Exchange Fund”). In the event that the Exchange Fund shall be insufficient to pay the aggregate amount of all Cash Consideration and Fractional Share Cash Amounts (including as a result of any investment of the Exchange Fund), Parent shall promptly deposit additional funds with the Exchange Agent in an amount that is equal to the deficiency in the amount required to make such payment. Parent shall cause the Exchange Agent to make, and the Exchange Agent shall make, delivery of the Cash Consideration and Fractional Share Amounts in accordance with this Agreement. The Exchange Fund shall not be used for any purpose that is not expressly provided for in this Agreement. The Exchange Agent shall invest any cash included in the Exchange Fund as reasonably directed by Parent. Any interest and other income resulting from such investments shall be paid to Parent upon demand.

(c) Exchange Procedures. As soon as reasonably practicable, and in any event within five Business Days, after the Effective Time, Parent shall cause the Exchange Agent to mail to each holder of record of shares of Company Common Stock whose shares of Company Common Stock were converted pursuant to Section 2.1(a)(i) into the right to receive the Merger Consideration (i) a letter of transmittal, which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates (or affidavits of loss in lieu thereof) to the Exchange Agent and shall be in such form and have such other provisions as Parent shall reasonably designate (the “Letter of Transmittal”) and (ii) instructions for use in effecting the surrender of Certificates (or affidavits of loss in lieu thereof) or Book-Entry Shares in exchange for the Merger Consideration and the Fractional Share Cash Amount and any dividends or other distributions to which such Certificates or Book-Entry Shares become entitled in accordance with Section 2.2(e).

(d) Surrender of Certificates or Book-Entry Shares. Upon surrender of Certificates (or affidavits of loss in lieu thereof) or Book-Entry Shares to the Exchange Agent together with the Letter of Transmittal, duly completed and validly executed in accordance with the instructions thereto, and such other documents as may customarily be required by the Exchange Agent, or any similar information from the holder of such Certificates or Book-Entry Shares, such holder shall be entitled to receive in exchange therefor the Merger Consideration into which the shares represented by such Certificates or Book-Entry Shares have been converted pursuant to this Agreement, together with the Fractional Share Cash Amount and any dividends or other distributions to which such Certificates or Book-Entry Shares become entitled in accordance with Section 2.2(e). Parent shall instruct the Exchange Agent to pay such Merger Consideration and Fractional Share Cash Amount within five Business Days following the later to occur of (x) the Effective Time or (y) the Exchange Agent’s receipt of such Certificate (or affidavit of loss in lieu thereof) or Book-Entry Share, and the Certificate (or affidavit of loss in lieu thereof) or Book-Entry Share so surrendered shall be forthwith cancelled. Any dividends or other distributions to which such Certificates or Book-Entry Shares become entitled in accordance with Section 2.2(e) shall become payable in accordance with Section 2.2(e). In the event of a transfer of ownership of shares of Company Common Stock that is not registered in the transfer or stock records of the Company, any cash to be paid upon, or shares of Parent Common Stock to be issued upon, due surrender of the Certificate or Book-Entry Share formerly representing such shares of Company Common Stock shall be paid or issued, as the case may be, to such a transferee if such Certificate or Book-Entry Share is presented to the Exchange Agent, accompanied by all documents reasonably required to evidence and effect such transfer and to evidence to the reasonable satisfaction of the Exchange Agent and Parent that any applicable stock transfer or other similar Taxes have been paid or are not applicable. No interest shall be paid or shall accrue on the cash payable upon surrender of any Certificate or Book-Entry Share. Until surrendered as contemplated by this Section 2.2, each Certificate and Book-Entry Share shall be deemed at any time after the Effective Time to represent only the right to receive, upon such surrender, the Merger Consideration into which the shares represented by such Certificates or Book-Entry Shares have been converted pursuant to this Agreement, together with the Fractional Share Cash Amount and any dividends or other distributions to which such Certificates or Book-Entry Shares become entitled in accordance with Section 2.2(e).

(e) Treatment of Unexchanged Shares. No dividends or other distributions, if any, with a record date after the Effective Time with respect to Parent Common Stock, shall be paid to the holder of any unsurrendered share of Company Common Stock to be converted into shares of Parent Common Stock pursuant to Section 2.1(a)(i) until such holder shall surrender such share in accordance with this Section 2.2. After the surrender in accordance with this Section 2.2 of a share of Company Common Stock to be converted into Parent Common Stock pursuant to Section 2.1(a)(i), Parent shall cause the holder thereof to be paid, without interest, (i) the amount of dividends or other distributions with a record date after the Effective Time and theretofore paid with respect to such shares of Parent Common Stock to which such holder is entitled pursuant to this Agreement and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to such surrender and with a payment date subsequent to such surrender payable with respect to such shares of Parent Common Stock. After the Effective Time, Parent shall cause the Company to pay on the applicable payment date the amount of dividends or other distributions on shares of Company Common Stock that have a record date prior to the Effective Time and a payment date after the Effective Time, such payment to be made to the holders of Company Common Stock on such record date.

(f) No Further Ownership Rights in Company Common Stock. The shares of Parent Common Stock delivered and cash paid in accordance with the terms of this Article II in respect of any shares of Company Common Stock shall be deemed to have been delivered and paid in full satisfaction of all rights pertaining to such shares of Company Common Stock (subject to DGCL 262). From and after the Effective Time, (i) all holders of Certificates and Book-Entry Shares shall cease to have any rights as stockholders of the Company other than the right to receive the Merger Consideration into which the shares represented by such Certificates or Book-Entry Shares have been converted pursuant to this Agreement upon the surrender of such Certificate or Book-Entry Share in accordance with Section 2.2(d) (together with the Fractional Share Cash Amount and any dividends or other distributions to which such Certificates or Book-Entry Shares become entitled in accordance with Section 2.2(e)), without interest, and (ii) the stock transfer books of the Company shall be closed with respect to all shares of Company Common Stock outstanding immediately prior to the Effective Time. From and after the Effective Time, there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of shares of Company Common Stock that were outstanding immediately prior to the Effective Time. If, after the Effective Time, any Certificates or Book-Entry Shares formerly representing shares of Company Common Stock are presented to the Surviving Corporation, Parent or the Exchange Agent for any reason, such Certificates or Book-Entry Shares shall be cancelled and exchanged as provided in this Article II, subject to applicable Law in the case of Dissenting Shares.

(g) Termination of Exchange Fund. Any portion of the Exchange Fund (including any interest or other amounts received with respect thereto) that remains unclaimed by, or otherwise undistributed to, the holders of Certificates and Book-Entry Shares for 180 days after the Effective Time shall be delivered to Parent upon Parent’s demand, and any holder of Certificates or Book-Entry Shares who has not theretofore complied with this Article II shall thereafter look only to Parent or the Surviving Corporation (subject to abandoned property, escheat or other similar Laws), as general creditors thereof, for satisfaction of its claim for Merger Consideration and any dividends and distributions which such holder has the right to receive pursuant to this Article II without any interest thereon.

(h) No Liability. None of Parent, the Company, Merger Sub or the Exchange Agent shall be liable to any person in respect of any portion of the Exchange Fund or the Merger Consideration delivered to a public official if required by any applicable abandoned property, escheat or similar Law. Any other provision of this Agreement notwithstanding, any portion of the Merger Consideration or the cash to be paid in accordance with this Article II that remains undistributed to the holders of Certificates and Book-Entry Shares immediately prior to the date on which the Merger Consideration or such cash would otherwise escheat to or become the property of any Governmental Entity, shall, to the extent permitted by applicable Law, become the property of the Surviving Corporation, free and clear of all claims or interest of any person previously entitled thereto.

(i) Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent or the Exchange Agent, the posting by such person of a bond in such amount as Parent or the Exchange Agent may determine is reasonably necessary as indemnity against any claim that may be made against it or the Surviving Corporation with respect to such Certificate, the Exchange Agent (or, if subsequent to the termination of the Exchange Fund and subject to Section 2.2(g), Parent) shall deliver, in exchange for such lost, stolen or destroyed Certificate, the Merger Consideration and any dividends and distributions deliverable in respect thereof pursuant to this Agreement.

Section 2.3 Company Equity Awards.

(a) Each restricted stock unit award in respect of shares of Company Common Stock granted under a Company Stock Plan or otherwise that is outstanding immediately prior to the Effective Time (each, a “Company RSU Award”) shall (i) if such Company RSU Award automatically becomes vested by its terms at the Effective Time, be cancelled and converted automatically into the right to receive, as soon as reasonably practicable after the Effective Time (but no later than 10 Business Days thereafter), the Merger Consideration in respect of each share of Company Common Stock underlying such Company RSU Award, less applicable Tax withholding or (ii) if such Company RSU Award is not vested by its terms at the Effective Time, be converted as of the Effective Time into an adjusted award with the same terms and conditions (including vesting) as were applicable to the corresponding Company RSU Award immediately prior to the Effective Time, except that: (x) if the Company RSU Award is not an Interim Award, such adjusted award shall be in the form of (A) an award representing an unfunded, unsecured promise of Parent to deliver to the holder thereof an amount in cash (an “Adjusted Cash Award”) equal to the product of (1) the number of shares of Company Common Stock subject to the unvested Company RSU Award immediately prior to the Effective Time (after taking into account any vesting acceleration that occurs at or prior to the Effective Time) and (2) the Cash Consideration, and (B) an award (an “Adjusted RSU Award”) of Parent restricted stock units relating to a number of shares of Parent Common Stock equal to the product (rounded to the nearest whole number of shares) of (1) the number of shares of Company Common Stock subject to the unvested Company RSU Award immediately prior to the Effective Time (after taking into account any vesting acceleration that occurs at or prior to the Effective Time) and (2) the Exchange Ratio; and (y) if the Company RSU Award is an Interim Award, an Adjusted RSU Award relating to that number of shares of Parent Common Stock equal to the product (rounded to the nearest whole number of shares) of (1) the number of shares of Company Common Stock subject to the unvested Company RSU Award immediately prior to the Effective Time (after taking into account any vesting acceleration that occurs at or prior to the Effective Time), and (2) the Interim Award Exchange Ratio.

(b) Each award of shares of Company Common Stock subject to vesting or repurchase granted under a Company Stock Plan or otherwise that is outstanding immediately prior to the Effective Time (each, a “Company Restricted Stock Award”) shall (i) become vested at the Effective Time if (A) such Company Restricted Stock Award is held by a non-employee director, or (B) such vesting is provided for pursuant to any Contract with the holder thereof, and, in each case, be cancelled and converted automatically into the right to receive, as soon as reasonably practicable after the Effective Time (but no later than 10 Business Days thereafter), the Merger Consideration in respect of each share of Company Common Stock underlying such vested Company Restricted Stock Award, less applicable Tax withholding, or (ii) if such Company Restricted Stock Award does not become vested at the Effective Time as described in Section 2.3(b)(i), be converted as of the Effective Time into an adjusted award with the same terms and conditions (including vesting) as were applicable to the corresponding Company Restricted Stock Award immediately prior to the Effective Time, except that: (x) if the Company Restricted Stock Award is not an Interim Award, such adjusted award shall be in the form of (A) an Adjusted Cash Award equal to the product of (1) the number of shares of Company Common Stock subject to the unvested

Company Restricted Stock Award immediately prior to the Effective Time (after taking into account any vesting acceleration that occurs at or prior to the Effective Time) and (2) the Cash Consideration, and (B) a Parent restricted stock award (an “Adjusted Restricted Stock Award”) relating to a number of shares of Parent Common Stock equal to the product (rounded to the nearest whole number of shares) of (1) the number of shares of Company Common Stock subject to the unvested Company Restricted Stock Award immediately prior to the Effective Time (after taking into account any vesting acceleration that occurs at or prior to the Effective Time) and (2) the Exchange Ratio; and (y) if the Company Restricted Stock Award is an Interim Award, an Adjusted Restricted Stock Award relating to that number of shares of Parent Common Stock equal to the product (rounded to the nearest whole number of shares) of (1) the number of shares of Company Common Stock subject to the unvested Company Restricted Award immediately prior to the Effective Time (after taking into account any vesting acceleration that occurs at or prior to the Effective Time), and (2) the Interim Award Exchange Ratio.

(c) For purposes of clarity, and except as expressly set forth in Section 2.3(a), each Adjusted Cash Award, Adjusted RSU Award and Adjusted Restricted Stock Award shall have the same terms and conditions as the Company RSU Award or Company Restricted Stock Award it replaced, including the vesting schedule, rights to acceleration, and, solely with respect to Adjusted Restricted Stock Awards, any rights to receive future dividends in respect of the shares of Parent Common Stock subject to the Adjusted Restricted Stock Award.

(d) Prior to the Effective Time, the Company Board of Directors and/or the appropriate committee thereof shall adopt resolutions and shall take all such other actions as are reasonably necessary to effectuate the treatment of the Company RSU Awards and Company Restricted Stock Awards (collectively, the “Company Stock Awards”) as contemplated by this Section 2.3. As soon as reasonably practicable following the Effective Time, but in no event more than five Business Days following the Closing Date, Parent shall file one or more appropriate registration statements (on Form S-8, or any successor or other appropriate forms) with respect to Parent Common Stock underlying the Adjusted RSU Awards and the Adjusted Restricted Stock Awards. All required Tax withholding in respect of payments of Merger Consideration to a holder of a Company RSU Award pursuant to Section 2.3(a)(i) or to a holder of a Company Restricted Stock Award pursuant to Section 2.3(b)(ii) shall be deducted first from the Cash Consideration payable to such holder in respect of such award and second, only if such Cash Consideration is insufficient to cover all applicable Tax withholding, from the Stock Consideration payable to such holder in respect of such award (with the Stock Consideration valued for this purpose based on the closing price of Parent Common Stock on the Nasdaq on the last trading day immediately preceding the Closing Date).

(e) With respect to the Company’s 2005 Employee Stock Purchase Plan (the “ESPP”), (i) the maximum aggregate number of shares of Company Common Stock that may be purchased pursuant to the ESPP during any offering period under the ESPP (each, an “Offering Period”) that commences after the date of this Agreement shall be 150,000 (provided, however, that the maximum aggregate number of shares that may be purchased during the first Offering Period that commences after the date of this Agreement shall be reduced by the number of shares in excess of 150,000 that are purchased under the ESPP during the Offering Period that is in progress as of the date of this Agreement), (ii) after the date of this Agreement, no employee may elect to participate in the Offering Period that is in progress on the date of this Agreement and no participant in such Offering Period may elect to increase his or her payroll deductions for such Offering Period from those in effect on the date of this Agreement, (iii) on a date determined by the Company’s Board of Directors that is no later than three Business Days prior to the Effective Time, the outstanding Offering Period that is in progress on such date shall terminate and be the final Offering Period under the ESPP, (iv) the accumulated contributions of each ESPP participant under the ESPP will be used to purchase Company Common Stock on the earlier of (x) the scheduled purchase date for such final Offering Period and (y) the date that is not less than three Business Days prior to the Effective Time (with any participant payroll deductions not applied to the purchase of shares returned to the participant) (the “Final Purchase Date”), and (v) as of immediately prior to the Effective Time, the ESPP shall terminate. The Company shall amend the ESPP, and shall pass resolutions as and when necessary, in order to effectuate the treatment of the ESPP and the purchase rights under the ESPP as contemplated by this Section 2.3(e).

Section 2.4 Further Assurances. If at any time before or after the Effective Time, Parent or the Company reasonably believes or is advised that any further instruments, deeds, assignments or assurances are reasonably necessary or desirable to consummate the Merger or to carry out the purposes and intent of this Agreement at or after the Effective Time, then Parent, Merger Sub, the Company and the Surviving Corporation and their respective officers and directors or managers shall execute and deliver all such proper instruments, deeds, assignments or assurances and do all other things reasonably necessary or desirable to consummate the Merger and to carry out the purposes and intent of this Agreement.

Section 2.5 Withholding Rights. Each of the Company, Parent, Merger Sub, the Surviving Corporation and the Exchange Agent shall be entitled to deduct and withhold from any amounts otherwise payable pursuant to this Agreement such amounts as may be required to be deducted or withheld with respect to the making of such payment under any applicable Tax Law. Any amounts so deducted or withheld, and, if required, paid over to the applicable Governmental Entity, shall be treated for all purposes of this Agreement as having been paid to the person in respect of which such deduction or withholding was made.

ARTICLE III.

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as disclosed in (i) the Company SEC Documents filed or furnished since June 28, 2015 and prior to the date hereof (excluding any disclosures set forth in any “risk factor” or “forward-looking statements” sections), or (ii) the disclosure schedule delivered by the Company to Parent immediately prior to the execution of this Agreement (the “Company Disclosure Schedule”) (provided that disclosure in any section of such Company Disclosure Schedule shall apply only to the corresponding section of this Agreement except to the extent that the relevance of such disclosure to another section or representation is reasonably apparent), the Company represents and warrants to Parent as follows:

Section 3.1 Organization.

(a) The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware. The Company has all requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted, except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Each of the Company’s Subsidiaries is a legal entity duly organized, validly existing and in good standing under the Laws of its respective jurisdiction of organization and has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted, except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Each of the Company and its Subsidiaries is duly qualified or licensed, and has all necessary governmental approvals, to do business and is in good standing in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such approvals, qualification or licensing necessary, except where the failure to be so duly qualified or licensed, have such approvals and be in good standing would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect or to prevent, materially delay or materially impair the ability of the Company to perform its obligations under this Agreement or to consummate the Merger. As of the date of this Agreement, Section 3.1(a) of the Company Disclosure Schedule sets forth a correct and complete list of all Subsidiaries of the Company and any joint ventures, partnerships or similar arrangements in which the Company or its Subsidiaries has a limited liability, partnership or other equity interest (and the amount and percentage of any such interest). Other than the Company’s Subsidiaries listed on Section 3.1(a) of the Company Disclosure Schedule, there is no person whose results of operations, cash flows, changes in shareholders’ equity or financial position are consolidated in the financial statements of the Company.

(b) The Company has made available to Parent prior to the date of this Agreement a correct and complete copy of the Company’s certificate of incorporation (the “Company Certificate”) and amended and restated bylaws (the “Company Bylaws”) (collectively, the “Company Organizational Documents”), and the certificate of incorporation, bylaws, limited partnership agreement, limited liability company agreement or comparable constituent or organizational documents for each Significant Subsidiary of the Company, in each case, as amended and in effect through the date hereof. The Company Organizational Documents and the certificate of incorporation, bylaws, limited partnership agreement, limited liability company agreement or comparable constituent or organizational documents for each Subsidiary of the Company (collectively, the “Company Subsidiary Organizational Documents”) are in full force and effect and neither the Company nor its Subsidiaries is in violation of any of their provisions, except in the case of the Company’s Subsidiaries, as would not, individually or in the aggregate be expected to constitute or result in a Company Material Adverse Effect or to prevent, materially delay or materially impair the ability of the Company to perform its obligations under this Agreement or to consummate the Merger. The Company has made available to Parent prior to the date of this Agreement correct and complete copies of the minute books of the Company; provided that minutes related to deliberations concerning a transaction between the Company and potential acquirors may be redacted.

Section 3.2 Capital Stock and Indebtedness.

(a) The authorized capital stock of the Company consists of 2,000,000,000 shares of Company Common Stock and 2,000,000 shares of preferred stock, par value $0.001 per share (the “Company Preferred Stock”). As of the close of business on July 22, 2016, (i) 244,815,536 shares of Company Common Stock were issued and outstanding (not including shares held in treasury), including 5,165,924 shares of Company Common Stock subject to outstanding Company Restricted Stock Awards, (ii) no shares of Company Common Stock were held in treasury, (iii) no shares of Company Preferred Stock were issued or outstanding, (iv) 14,885,312 shares of Company Common Stock were reserved for issuance under the Company Stock Plans, (v) 1,049,772 shares of Company Common Stock were subject to outstanding Company RSU Awards, (vi) 2,192,118 shares of Company Common Stock are reserved for issuance in respect of the ESPP, and (vii) no other shares of capital stock or other voting securities of the Company were issued, reserved for issuance or outstanding. Except as set forth in this Section 3.2(a) and except for (A) shares of Company Common Stock, Company Restricted Stock Awards and Company RSU Awards issued after July 22, 2016 in accordance with Section 5.1(l), (B) no more than 450,000 shares issued after the date of this Agreement pursuant to the ESPP in accordance with Section 2.3(e), or (C) shares issued in connection with the exercise, settlement or vesting of Company Stock Awards in accordance with their respective terms and in compliance with this Agreement, there are no outstanding subscriptions, options, warrants, calls, convertible securities, exchangeable securities or other similar rights, agreements or commitments to which the Company or any of its Subsidiaries is a party (whether or not currently exercisable) (A) obligating the Company or any of its Subsidiaries to (1) issue, transfer, exchange, sell or register for sale any shares of capital stock or other equity interests of the Company or any Subsidiary of the Company or securities convertible into or exchangeable for such shares or equity interests, (2) grant, extend or enter into any such subscription, option, warrant, call, convertible securities or other similar right, agreement or arrangement, (3) redeem or otherwise acquire any such shares of capital stock or other equity interests or (4) make any payment to any person the value of which is derived from or calculated based on the value of Company Common Stock or Company Preferred Stock, or (B) granting any preemptive or antidilutive or similar rights with respect to any security issued by the Company or its Subsidiaries. All outstanding shares of Company Common Stock are, and shares of Company Common Stock reserved for issuance with respect to Company Stock Awards, when issued in accordance with the respective terms thereof, will be, duly authorized, validly issued, fully paid and nonassessable and free of preemptive rights. No Subsidiary of the Company owns any shares of capital stock of the Company. Neither the Company nor any of its Subsidiaries has outstanding any bonds, debentures, notes or other indebtedness, the holders of which have the right to vote (or which are convertible or exchangeable into or exercisable for securities having the right to vote) with the stockholders of the Company on any matter. There are no voting trusts or other agreements or understandings to which the Company or any of its Subsidiaries is a party (x) with respect to the voting or registration of the capital stock or other equity interest of the Company or any of its Subsidiaries or (y) that restrict any person from purchasing, selling, pledging or otherwise disposing of any shares of Company Common Stock. Prior to the date of this Agreement, the Non-Participating Shares were cancelled, and are not outstanding.

(b) The Company or a Subsidiary of the Company owns, directly or indirectly, all of the issued and outstanding shares of capital stock or other equity interests of each Subsidiary of the Company, free and clear of any preemptive rights and any Liens other than Permitted Liens, and all of such shares of capital stock or other equity interests are duly authorized, validly issued, fully paid and nonassessable and free of preemptive rights. Except for equity interests in the Company’s Subsidiaries, neither the Company nor any of its Subsidiaries owns, directly or indirectly, any equity interest in any person (or any security or other right, agreement or commitment convertible or exercisable into, or exchangeable for, any equity interest in any person). Neither the Company nor any of its Subsidiaries has any obligation to acquire any equity interest, security, right, agreement or commitment or to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in, any person.

Section 3.3 Corporate Authority Relative to this Agreement; No Violation.

(a) The Company has the requisite corporate power and authority to enter into this Agreement and, subject to the receipt of the Company Stockholder Approval, to consummate the transactions contemplated by this Agreement, including the Merger. The execution, delivery and performance of this Agreement by the Company and the consummation of the Merger have been duly and validly authorized by the Company Board of Directors and, other than the Company Stockholder Approval and other than as set forth in Section 3.3(d), no other corporate proceedings on the part of the Company or vote of the Company’s stockholders are necessary to authorize the execution and delivery by the Company of this Agreement and the consummation of the Merger. The Company Board of Directors has unanimously (i) determined that the terms of this Agreement and the Merger are fair to, and in the best interests of, the Company and its stockholders, (ii) determined that it is in the best interests of the Company and its stockholders, and declared it advisable, to enter into this Agreement, (iii) duly and validly approved the execution and delivery by the Company of this Agreement, the performance by the Company of its covenants and agreements contained herein and the consummation of the Merger upon the terms and subject to the conditions contained herein, (iv) directed that the adoption of this Agreement be submitted to a vote at a meeting of the Company’s stockholders and (v) resolved to make the Company Recommendation and, subject to Section 5.4, to include the Company Recommendation in the Proxy Statement/Prospectus.

(b) The affirmative vote of the holders of a majority of the issued and outstanding shares of Company Common Stock in favor of the adoption of this Agreement (the “Company Stockholder Approval”) is the only vote of the holders of any class or series of Company capital stock that is necessary under applicable Law and the Company Certificate and Company Bylaws to adopt, approve or authorize this Agreement, for the Company to engage in the transactions contemplated by this Agreement and to consummate the Merger.

(c) This Agreement has been duly and validly executed and delivered by the Company and, assuming this Agreement constitutes the legal, valid and binding agreement of Parent and Merger Sub, this Agreement constitutes the legal, valid and binding agreement of the Company and is enforceable against the Company in accordance with its terms, except that (i) such enforcement may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws, now or hereafter in effect, affecting creditors’ rights generally and (ii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

(d) Other than in connection with or in compliance with (i) the filing of the Certificate of Merger with the Delaware Secretary, (ii) the filing of the Form S-4 (including the Proxy Statement/Prospectus) with the SEC and any amendments or supplements thereto and declaration of effectiveness of the Form S-4, (iii) the U.S. Securities Exchange Act of 1934, as amended, and the rules promulgated thereunder (the “Exchange Act”), (iv) the U.S. Securities Act of 1933, as amended, and the rules promulgated thereunder (the “Securities Act”), (v) applicable state securities, takeover and “blue sky” laws, (vi) the rules and regulations of the Nasdaq, (vii) the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder (the “HSR Act”) and any other requisite clearances or approvals under any other applicable Antitrust Laws, (viii) the Company Stockholder Approval and (ix) the approvals set forth in Section 3.3(d) of the Company Disclosure Schedule (collectively, the “Company Approvals”), no authorization, consent, order, license, permit or approval of, or registration, declaration, notice or filing with, any Governmental Entity is necessary, under applicable Law, for the consummation by the Company of the Merger, except where the failure to obtain such consents, approvals, authorizations or permits of, or to make such filings, registrations with or notifications to, any Governmental Entity, would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect or prevent the consummation of the Merger.

(e) The execution and delivery by the Company of this Agreement does not, and (assuming the Company Approvals are obtained) the consummation of the Merger and compliance with the provisions of this Agreement will not (i) result in any loss, or suspension, limitation or impairment of any right of the Company or any of its Subsidiaries to own or use any assets required for the conduct of their business or result in any violation of, or default, with or without notice or lapse of time or both, under, or give rise to a right of termination, cancellation, first offer, first refusal, modification or acceleration of any obligation or the loss of a benefit under any Contract that is binding upon the Company or any of its Subsidiaries or by which any of their respective properties, rights or assets are bound or subject, or result in the creation of any liens, claims, mortgages, encumbrances, pledges, security interests, equities or charges of any kind (each, a “Lien”) other than Permitted Liens, in each case, upon any of the properties or assets of the Company or any of its Subsidiaries, (ii) conflict with or result in any violation of any provision of the Company Organizational Documents or Company Subsidiary Organizational Documents or (iii) conflict with or violate any applicable Laws except, in the case of clauses (i) and (iii), for such losses, suspensions, limitations, impairments, conflicts, violations, defaults, terminations, cancellation, first offers, first refusals, modifications, accelerations, losses of benefits or Liens as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect or to prevent, materially delay or materially impair the ability of the Company to perform its obligations under this Agreement or to consummate the Merger.

Section 3.4 Reports and Financial Statements.

(a) The Company and each of its Subsidiaries has timely filed or furnished all forms, documents and reports required to be filed or furnished by it with the SEC (including under the Securities Act and the Exchange Act) (all such documents and reports filed or furnished by the Company or any of its Subsidiaries, the “Company SEC Documents”) since July 1, 2013. As of their respective dates or, if amended, as of the date of the last such amendment (and, in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of the relevant meetings, respectively), the Company SEC Documents filed since July 1, 2013 complied in all material respects with the requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), as the case may be, and the applicable rules and regulations promulgated thereunder, and none of the Company SEC Documents filed since July 1, 2013 contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. None of the Company’s Subsidiaries is, or at any time since July 1, 2013 has been, required to file any forms, reports or other documents with the SEC. Since July 1, 2013, no executive officer of the Company has failed in any respect to make the certifications required of him or her under Section 302 or 906 of the Sarbanes-Oxley Act. As of the date of this Agreement, (i) there are no outstanding or unresolved comments in any comment letters of the staff of the SEC received by the Company relating to the Company SEC Documents and (ii) none of the Company SEC Documents is, to the knowledge of the Company, the subject of ongoing SEC review.

(b) The consolidated financial statements (including all related notes and schedules) of the Company included in or incorporated by reference into the Company SEC Documents filed since July 1, 2013 (the “Company Financial Statements”) (i) fairly present in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries, as at the respective dates thereof, and the consolidated results of their operations and their consolidated cash flows for the respective periods then ended, (ii) were prepared in conformity with U.S. generally accepted accounting principles (“GAAP”) (except, in the case of the unaudited statements, as permitted by Form 10-Q or any successor form under the Exchange Act and subject to normal year-end audit adjustments and the absence of footnote disclosure) applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto), (iii) have been prepared from, and are in accordance with, the books and records of the Company and its consolidated subsidiaries in all material respects and (iv) complied, as of their respective dates of filing with the SEC, in all material respects with the applicable accounting requirements and with the rules and regulations of the SEC, the Exchange Act and the Securities Act. The books and records of the Company and its Subsidiaries have been, and are being, maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements. As of the date of this Agreement, Ernst & Young LLP has not resigned (or informed the Company that it intends to resign) or been dismissed as independent public accountants of the Company as a result of or in connection with any disagreements with the Company on a matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure.

(c) Neither the Company nor any of its Subsidiaries is a party to, nor does it have any commitment to become a party to, any off-balance sheet joint venture, off-balance sheet partnership or any other “off-balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K of the SEC).

(d) Since July 1, 2013, (i) none of the Company or any Subsidiary of the Company nor, to the knowledge of the Company, any director or officer of the Company has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding accounting, internal accounting controls or auditing practices, procedures, methodologies or methods of the Company or any Subsidiary of the Company or any material complaint, allegation, assertion or claim from employees of the Company or any Subsidiary of the Company regarding questionable accounting or auditing matters with respect to the Company or any Subsidiary of the Company, and (ii) no attorney representing the Company or any Subsidiary of the Company, whether or not employed by the Company or any Subsidiary of the Company, has reported evidence of a violation of securities Laws, breach of fiduciary duty or similar violation by the Company, any Subsidiary of the Company or any of their respective officers, directors, employees or agents to the Company Board of Directors or any committee thereof, or to the General Counsel or Chief Executive Officer of the Company.

Section 3.5 Internal Controls and Procedures.

(a) The Company has established and maintains disclosure controls and procedures and internal control over financial reporting (as such terms are defined in paragraphs (e) and (f), respectively, of Rule 13a-15 under the Exchange Act) as required by Rule 13a-15 under the Exchange Act. The Company’s disclosure controls and procedures are reasonably designed, and since July 1, 2013, have been reasonably designed, to ensure, that all material information required to be disclosed by the Company in the reports that it files or furnishes under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such material information is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act. The Company’s management has completed an assessment of the effectiveness of the Company’s system of internal control over financial reporting in compliance with the requirements of Section 404 of the Sarbanes-Oxley Act for the fiscal year ended June 28, 2015, and such assessment concluded that such controls were effective and the Company’s independent registered accountant has issued an attestation report concluding that the Company maintained effective internal control over financial reporting as of June 28, 2015. Based on such evaluation, management of the Company has disclosed to the Company’s auditors and the audit committee of the Company Board of Directors (i) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal control over financial reporting, and each such deficiency, weakness and fraud so disclosed to auditors, if any, has been disclosed to Parent prior to the date hereof.

(b) As of the date of this Agreement, the Company is in compliance in all material respects with all current listing requirements of the NASDAQ Global Select Market.

Section 3.6 No Undisclosed Liabilities. There are no Liabilities of the Company or any of its Subsidiaries of any nature whatsoever (whether accrued, absolute, determined, contingent or otherwise and whether due or to become due), except for (a) Liabilities that are reflected or reserved against on the consolidated balance sheet of the Company and its Subsidiaries included in its Quarterly Report on Form 10-Q for the period ended April 3, 2016 (including any notes thereto), (b) Liabilities incurred under this Agreement or in connection with the transactions contemplated hereby, including the Merger, (c) Liabilities incurred in the ordinary course of business consistent with past practice since April 3, 2016, and (d) Liabilities that have not had and would not, individually or in the aggregate reasonably be expected to constitute or result in a Company Material Adverse Effect.

Section 3.7 Compliance with Law; Permits.

(a) The Company and its Subsidiaries are, and since July 1, 2013 have been, in compliance with all applicable federal, state, local and foreign laws, statutes, ordinances, rules, regulations, judgments, orders, injunctions, decrees or agency requirements of Governmental Entities (collectively, “Laws” and each, a “Law”), except where such non-compliance has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Since July 1, 2013, neither the Company nor any of its Subsidiaries has (i) received any written notice or, to the knowledge of the Company, oral notice from any Governmental Entity regarding any actual or possible failure to comply with any Law in any material respect or (ii) provided any notice to any Governmental Entity regarding any material violation by the Company or any of its Subsidiaries of any Law.

(b) The Company and its Subsidiaries hold, and have at all times since July 1, 2013 held, all franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals, clearances, permissions, qualifications and registrations and orders of all applicable Governmental Entities necessary for the lawful operation of the businesses of the Company and its Subsidiaries (the “Company Permits”), and have filed all tariffs, reports, notices and other documents with all Governmental Entities necessary for the Company and its Subsidiaries to own, lease and operate their properties and assets and to carry on their businesses as they are now being conducted and have paid all fees and assessments due and payable in connection therewith, except where the failure to have a Company Permit, to file such documents or to pay such fees and assessments would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) all Company Permits are valid and in full force and effect, are not subject to any administrative or judicial proceeding that would reasonably be expected to result in any modification, termination or revocation thereof and, to the knowledge of the Company, as of the date of this Agreement no suspension or cancellation of any such Company Permit is threatened; and (ii) the Company and each of its Subsidiaries is in compliance with the terms and requirements of all Company Permits.

(c) Since July 1, 2013, none of the Company or its Subsidiaries, or to the knowledge of the Company, any director, officer, employee, agent or other person acting on behalf of the Company or any of its Subsidiaries has, directly or indirectly, violated or is in violation of, or is aware of any action taken that would result in a violation of, the Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations thereunder (the “FCPA”), the UK Bribery Act of 2010 or its predecessor laws (the “Bribery Act”), or any analogous anti-corruption Law (collectively, the “Anti-Corruption Laws”), nor, except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) used any funds of the Company or any of its Subsidiaries for unlawful contributions, unlawful gifts, unlawful entertainment or other unlawful expenses relating to political activity; (ii) made any unlawful payment to foreign or domestic governmental officials or employees or to foreign or domestic political parties or campaigns from funds of the Company or any of its Subsidiaries; (iii) established or maintained any unlawful fund of monies or other assets of the Company or any of its Subsidiaries; (iv) made any fraudulent entry on the books or records of the Company or any of its Subsidiaries; (v) made any unlawful bribe, unlawful rebate, unlawful payoff, unlawful influence payment, unlawful kickback or other unlawful payment to any person, private or public, regardless of form, whether in money, property or services, to obtain favorable treatment in securing business to obtain special concessions for the Company or any of its Subsidiaries or to influence any act or decision of a foreign government official or other person; or (vi) engaged in any transaction or dealing in property or interests in property of, received from or made any contribution of funds, goods or services to or for the benefit of, provided any payments or material assistance to, or otherwise engage in or facilitated any transactions with a Prohibited Person. No proceeding by or before any Governmental Entity involving the Company, any Subsidiary of the Company or any Affiliate of the Company, or any of their directors, officers, employees, agents or other persons acting on their behalf, with respect to any Anti-Corruption Law is pending or, to the knowledge of the Company, threatened, nor have any disclosures been submitted to any Governmental Entity with respect to violations of any Anti-Corruption Law by any such person.

(d) Since July 1, 2013, the Company and each of its Subsidiaries has conducted its import and export transactions in accordance in all material respects with all applicable U.S. import, export and re-export Laws and controls and all other applicable import, export and re-export Laws and controls in other countries in which the Company or any of its Subsidiaries conduct business, including the Arms Export Control Act, the International Traffic in Arms Regulations, the Export Administration Regulations and executive orders and laws implemented by OFAC.

(e) Since July 1, 2013, the Company and its Subsidiaries have obtained all material consents, orders and declarations from, provided all material notices to, and made all material filings with, all Governmental Entities required for (i) the export, import and re-export of its products, services, Software and technologies, and (ii) releases of technologies and Software to foreign nationals located in the U.S. and abroad (the “Export Approvals”), and each of the Company and its Subsidiaries is and, since July 1, 2013, has been in compliance in all material respects with the terms of all Export Approvals. There are no pending or, to the knowledge of the Company, threatened, claims against the Company or any of its Subsidiaries with respect to such Export Approvals.

(f) Notwithstanding anything contained in this Section 3.7, no representation or warranty shall be deemed to be made in this Section 3.7 in respect of the matters addressed in Section 3.8, Section 3.9, Section 3.13, Section 3.14 or Section 3.15.

Section 3.8 Environmental Laws and Regulations. Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect (i) the Company and its Subsidiaries are, and since July 1, 2013 have been, in compliance with all applicable Environmental Laws (which compliance includes the possession by the Company and each of its Subsidiaries of all Company Permits required under applicable Environmental Laws to conduct their respective business and operations, and compliance with the terms and conditions thereof), (ii) the Company and its Subsidiaries have or have applied for all Company Permits required under applicable Environmental Laws to conduct their respective business and operations, (iii) there are no suits or proceedings (whether administrative or judicial) pending, or to the knowledge of the Company, any investigations pending or investigations, suits or proceedings threatened against the Company or any of its Subsidiaries alleging non-compliance with or other Liability under any Environmental Law and (iv) there have been no Releases at any Company Leased Real Property of Hazardous Materials by the Company or any of its Subsidiaries, or to the knowledge of the Company, as a result of any operations or activities of the Company or any of its Subsidiaries or other contractors or third party operators, that would reasonably be expected to give rise to any Liability to the Company or its Subsidiaries. No Hazardous Materials are present at, on, in or under any property currently or formerly owned or leased by the Company or its Subsidiaries that could reasonably be expected to result in Liabilities under applicable Environmental Laws and neither the Company nor its Subsidiaries are subject to any Order or any indemnity obligation or other Contract with any other person that would reasonably be expected to result in Liabilities under any Environmental Law or concerning Hazardous Materials or Releases, except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. Since July 1, 2013, neither the Company nor any of its Subsidiaries has received any unresolved written claim, notice, complaint or request for information from a Governmental Entity or any other person relating to actual or alleged noncompliance with or Liability under applicable Environmental Laws that require remediation at any site.

Section 3.9 Employee Benefit Plans.

(a) Section 3.9(a) of the Company Disclosure Schedule sets forth a correct and complete list of each material Company Benefit Plan as of the date of this Agreement (except for (i) employment agreements and offer letters establishing at-will employment without obligating the Company to provide any severance or post-retirement benefits upon termination of employment, other than through a separate Company Benefit Plan listed on Section 3.9(a) of the Company Disclosure Schedule or as required by applicable Law, and (ii) individual equity award agreements that are substantially similar to the standard form of award agreement under the applicable Company Stock Plan and listed on Section 3.9(a) of the Company Disclosure Schedule). With respect to each material Company Benefit Plan, to the extent applicable, correct and complete copies of the following have been delivered or made available to Parent by the Company: (i) the Company Benefit Plan, if written (including all material amendments and attachments thereto); (ii) a written summary of the material terms thereof, if the Company Benefit Plan is not in writing; (iii) all related trust documents; (iv) all insurance contracts or other funding arrangements; (v) the two most recent annual reports (Form 5500) filed with the Internal Revenue Service (the “IRS”); (vi) the most recent determination, opinion or advisory letter from the IRS; (vii) the most recent summary plan description and any summary of material modifications thereto; (viii) all related material filings and communications received from or sent to any Governmental Entity since July 1, 2014; and (ix) the most recent audited financial statement and/or actuarial valuation.

(b) Each Company Benefit Plan has been established, operated and administered in all respects in accordance with its terms and the requirements of all applicable Laws, including ERISA and the Code, except where such non-compliance would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Except as would not result in a material Liability to the Company and its Subsidiaries, taken as a whole, since July 1, 2013, neither the Company nor any of its Subsidiaries has taken any corrective action or made a filing under any voluntary correction program of the IRS, the Department of Labor or any other Governmental Entity with respect to any Company Benefit Plan, and neither the Company nor any of its Subsidiaries has any knowledge of any plan defect that would qualify for correction under any such voluntary correction program. Except as would not result in a material Liability to the Company and its Subsidiaries, taken as a whole, all contributions required to be made to any Company Benefit Plan by applicable Law or by any plan document or other contractual undertaking, and all premiums due or payable with respect to insurance policies funding any Company Benefit Plan, have been timely made or paid in full or, to the extent not required to be made or paid on or before the date hereof, have been fully reflected on the books and records of the Company in accordance with GAAP.

(c) Section 3.9(c) of the Company Disclosure Schedule identifies each Company Benefit Plan that is intended to be qualified under Section 401(a) of the Code (each, a “Qualified Plan”). The IRS has issued a favorable determination, opinion or advisory letter with respect to each Qualified Plan and its related trust, and such determination, advisory or opinion letter has not been revoked (nor has revocation been threatened), and, except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, to the knowledge of the Company and its Subsidiaries, there are no existing circumstances and no events have occurred that could adversely affect the qualified status of any Qualified Plan or the related trust.

(d) None of the Company and its Subsidiaries nor any of their respective ERISA Affiliates has, within the six-year period preceding the date of this Agreement, maintained, established, contributed to or been obligated to contribute to any plan that is (i) a “multiemployer plan” within the meaning of Section 4001(a)(3) of ERISA (a “Multiemployer Plan”) or a plan that has two or more contributing sponsors at least two of whom are not under common control, within the meaning of Section 4063 of ERISA (a “Multiple Employer Plan”) or (ii) subject to Title IV or Section 302 of ERISA or Section 412, 430 or 4971 of the Code.

(e) Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) there are no pending or, to the knowledge of the Company, threatened, claims asserted (other than claims for benefits in the ordinary course), or lawsuits or arbitrations which have been asserted or instituted with respect to any Company Benefit Plan, and, (ii) to the knowledge of the Company, no facts exist which would reasonably give rise to a claim or lawsuit with respect to the Company Benefit Plans, including claims against any fiduciaries thereof with respect to their duties to the Company Benefit Plans or claims to the assets of any of the trusts under any of the Company Benefit Plans. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) none of the Company, any of its Subsidiaries or any of their ERISA Affiliates has incurred (either directly or indirectly, including as a result of any indemnification obligation) any Liability under or pursuant to Title I of ERISA or the penalty, excise Tax or joint and several liability provisions of the Code relating to employee benefit plans that has not been satisfied in full, and, (ii) to the knowledge of the Company, no event, transaction or condition has occurred or exists that would reasonably be expected to result in any such Liability to the Company, any of its Subsidiaries or any of their ERISA Affiliates.

(f) Neither the Company nor any of its Subsidiaries sponsors or has any obligation with respect to any employee benefit plan that provides for any post-employment or post-retirement medical or death benefits (whether or not insured) with respect to former or current directors or employees, or their respective beneficiaries or dependents, beyond their retirement or other separation from service, except as required by (i) Section 4980B of the Code or comparable U.S. state Laws or applicable non-U.S. Laws, or (ii) through the end of the calendar month in which their retirement or other separation from service occurs.

(g) Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, each Company Benefit Plan that is a nonqualified deferred compensation plan subject to Section 409A of the Code (a “Nonqualified Deferred Compensation Plan”) (i) has been operated between January 1, 2005 and December 31, 2008 in good faith compliance with Section 409A of the Code and applicable guidance thereunder and (ii) since January 1, 2010, has been in documentary and operational compliance with Section 409A of the Code.

(h) Except as set forth on Section 3.9(h) of the Company Disclosure Schedule, or for statutory severance or other similar entitlements required to be paid under any plans, programs or arrangements sponsored or maintained by any Governmental Entity or applicable Law, the execution of this Agreement and the consummation of the Merger will not, either alone or in combination with another event, (i) entitle any current or former employee, director or officer of the Company or any of its Subsidiaries to severance pay, unemployment compensation, accrued pension benefit, or a change in control bonus or retention payment, (ii) trigger or accelerate the time of payment or vesting, or increase the amount of compensation due under a Company Benefit Plan to any current or former employee, director or officer of the Company or any of its Subsidiaries, (iii) accelerate the timing of any funding obligation under any Company Benefit Plan, or (iv) result in the forgiveness of Indebtedness for the benefit of any current or former employee, director or officer of the Company or any of its Subsidiaries under a Company Benefit Plan. No Company Benefit Plan provides for, and neither the Company nor any of its Subsidiaries otherwise has any obligation to provide, a gross-up or reimbursement of Taxes imposed under Section 4999 of the Code, Section 409A(a)(1)(B) of the Code, or otherwise. The Company has provided Parent with a good faith estimate based on information available as of the date of this Agreement, of: (A) the amount of each payment or benefit that is reasonably likely to become payable to each executive officer and any other employee or service provider who is a disqualified individual (as such term is defined in Treasury Regulations Section 1.280G-1) under a Company Benefit Plan as a result of the Merger or an associated termination of employment or service, including as a result of accelerated vesting, and (B) the amount (if any) of the “excess parachute payments” within the meaning of Section 280G of the Code that is reasonably likely to become payable to each such Company employee or service provider.

(i) Each Company Benefit Plan, if any, which as of the date of this Agreement is maintained outside of the United States or provides compensation or benefits primarily for the benefit of any employee or former employee of the Company or any Company Subsidiary who primarily resides outside the United States (each “Foreign Plan”) is set forth on Section 3.9(i) of the Company Disclosure Schedule. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company, each Foreign Plan (i) has been operated in compliance with its terms, any applicable collective bargaining or other works council agreements, and the applicable Laws relating to such plans in the jurisdictions in which such Company Benefit Plan is primarily maintained (ii) has obtained from the Governmental Entity having jurisdiction with respect to such Foreign Plan any required determinations, if any, that such Foreign Plan is in compliance with the applicable Laws of the relevant jurisdiction if such determinations are required in order to give effect to such Foreign Plan, and (iii) if required to be funded and/or book-reserved, is fully funded and/or book-reserved, as appropriate, based upon reasonable actuarial assumptions.

(j) With respect to each grant of a Company Stock Award, each such grant was made in all material respects in accordance with the terms of the applicable Company Stock Plan, the Exchange Act and all other applicable Laws, including the rules of the Nasdaq.

Section 3.10 Absence of Certain Changes or Events.

(a) Since April 3, 2016 through the date of this Agreement, the businesses of the Company and its Subsidiaries have been conducted in all material respects in the ordinary course of business, and none of the Company or any Subsidiary of the Company has undertaken any action that if taken after the date of this Agreement would require Parent’s consent pursuant to Section 5.1(c), (e), (f), (h), (i) or (m).

(b) Since April 3, 2016, there has not been any fact, change, circumstance, event, occurrence, condition or development that has had or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect or to prevent, materially delay or materially impair the ability of the Company to perform its obligations under this Agreement or to consummate the Merger.

Section 3.11 Investigations; Litigation. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (a) to the knowledge of the Company there is no investigation or review pending or threatened by any Governmental Entity with respect to the Company or any of its Subsidiaries, (b) there are no actions, suits, claims or proceedings against the Company or any of its Subsidiaries or subpoenas, civil investigative demands or other written requests for information issued to the Company or its Subsidiaries relating to potential violations of Law that are pending or, to the knowledge of the Company, threatened, or to the knowledge of the Company any investigations or claims against or affecting the Company or any of its Subsidiaries, or any of their respective properties relating to potential violations of Law and (c) there are no Orders of any Governmental Entity against the Company or any of its Subsidiaries or under which the Company or any Company Subsidiary is subject to ongoing obligations.

Section 3.12 Information Supplied. The information supplied or to be supplied by the Company in writing for inclusion in the Form S-4 (including the Proxy Statement/Prospectus) will not, at the time the Form S-4 (and any amendment or supplement thereto) is declared effective, on the date that the Proxy Statement/Prospectus is first mailed to the stockholders of the Company, or on the date of the Company Stockholder Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, except that, no representation or warranty is made by the Company with respect to statements made therein based on information supplied by Parent in writing expressly for inclusion therein.

Section 3.13 Tax Matters.

(a) Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect:

(i) each of the Company and its Subsidiaries has prepared and timely filed (taking into account any valid extension of time within which to file) all Tax Returns required to be filed by it, and all such Tax Returns are correct and complete;

(ii) each of the Company and its Subsidiaries has timely paid all Taxes required to be paid by it (whether or not shown on any Tax Return) other than such Taxes as are being contested in good faith by the Company or its Subsidiaries and for which adequate reserves have been established on the Company Financial Statements in accordance with GAAP;

(iii) neither the Company nor any of its Subsidiaries has in writing waived or extended any statute of limitations with respect to Taxes or agreed in writing to any extensions of time with respect to a Tax assessment or deficiency, which waiver or extension is currently effective;

(iv) all assessments for Taxes due from the Company or any of its Subsidiaries with respect to completed and settled audits or examinations or any concluded litigation have been timely paid in full;

(v) no deficiencies for Taxes have been claimed, proposed or assessed by any Governmental Entity in writing against the Company or any of its Subsidiaries except for deficiencies which have been fully satisfied by payment, settled or withdrawn;

(vi) there are no audits, examinations, investigations or other proceedings pending or threatened in writing in respect of any Taxes (including Tax Returns) of the Company or any of its Subsidiaries;

(vii) there are no Liens for Taxes on any of the assets of the Company or any of its Subsidiaries other than statutory Liens for Taxes not yet due and payable;

(viii) each of the Company and its Subsidiaries has complied with all applicable Laws relating to the payment, collection, withholding and remittance of Taxes, including with respect to payments made to or received from any employee, creditor, stockholder, customer or other third party;

(ix) neither the Company nor any of its Subsidiaries (i) is or has been a member of any affiliated, consolidated, combined, unitary or similar group for purposes of filing Tax Returns or paying Taxes (other than a group the common parent of which is the Company), (ii) is a party to any agreement or arrangement relating to the sharing, indemnification or allocation of any Tax or Tax asset (other than an agreement or arrangement (x) solely between or among the Company and/or its Subsidiaries or (y) is entered into in the ordinary course of business and the principal purpose of which is not the sharing, indemnification or allocation of Tax) or (iii) has any Liability for Taxes of any person (other than the Company or any of its Subsidiaries) under Treasury Regulations Section 1.1502-6 (or any analogous or similar provision of state, local or foreign Law), or as transferee or successor; and

(x) neither the Company nor any of its Subsidiaries will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) beginning after the Closing Date, as a result of any (i) change in method of accounting pursuant to Section 481(c) of the Code (or any analogous or similar provision of state, local or foreign Law) made prior to the Closing, (ii) installment sale or open transaction disposition made or entered into prior to the Closing, or any “excess loss account,” existing as of immediately prior to the Closing, (iii) prepaid amount received prior to the Closing, (iv) “closing agreement” within the meaning of Section 7121 of the Code (or any similar or analogous provision of state, local or foreign Law) entered into prior to the Closing or (v) election pursuant to Section 108(i) of the Code.

(b) None of the Company or any of its Subsidiaries has been a “controlled corporation” or a “distributing corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in any distribution that was purported or intended to qualify for tax-free treatment under Section 355 of the Code (or any similar provision of state, local or foreign Law) occurring during the two-year period ending on the date of this Agreement.

(c) None of the Company nor any of its Subsidiaries has participated in any “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b)(2) (or any similar provision of state, local or foreign Law).

Section 3.14 Employment and Labor Matters.

(a) As of the date of this Agreement, neither the Company nor any of its Subsidiaries is a party to any collective bargaining agreement, labor union contract, works council or trade union agreement (each, a “Collective Bargaining Agreement”) and no employee is represented by a labor organization for purposes of collective bargaining or works council with respect to the Company or any of its Subsidiaries. To the knowledge of the Company, from July 1, 2015 through the date of this Agreement, there have been no activities or proceedings of any labor or trade union to organize any employees of the Company or any of its Subsidiaries. As of the date of this Agreement, no Collective Bargaining Agreement is being negotiated by the Company or any of its Subsidiaries.

(b) From July 1, 2015 through the date of this Agreement, there has been no strike, lockout, slowdown, or work stoppage against the Company or any of its Subsidiaries pending or, to the knowledge of the Company, threatened, that may interfere in any material respect with the respective business activities of the Company or any of its Subsidiaries. There is no pending charge or complaint against the Company or any of its Subsidiaries by the National Labor Relations Board or any comparable Governmental Entity, and none of the Company nor any of its Subsidiaries is a party, or otherwise bound by, any consent decree with, or citation by, any Governmental Entity relating to employees or employment practices, except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. To the knowledge of the Company, as of the date of this Agreement there is no material claim or material grievance pending or threatened relating to any employment contract, wages and hours, plant closing notification, employment statute or regulation, privacy right, labor disputes, workers’ compensation policy or long-term disability policy, safety, retaliation, immigration or discrimination matters involving any employee of the Company or any Company Subsidiary, including charges of unfair labor practices or harassment, complaints, claims or judicial or administrative proceedings, in each case which are pending or, to the knowledge of the Company, threatened by or on behalf of any employees of the Company or Company Subsidiary.

(c) Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) the Company and its Subsidiaries are in compliance with and since July 1, 2013 have complied with all Laws regarding employment and employment practices (including anti-discrimination), terms and conditions of employment and wages and hours (including classification of employees and independent contractors, and equitable pay practices) and other Laws in respect of any reduction in force (including notice, information and consultation requirements), and (ii) no claims relating to non-compliance with the foregoing are pending or, to the knowledge of the Company, threatened.

Section 3.15 Intellectual Property and Information Technology.

(a) Section 3.15(a) of the Company Disclosure Schedule contains a correct and complete list of all Company Registrations, other than applications for patents, trademarks or copyrights pending as of the date of this Agreement, in each case, enumerating specifically the applicable filing or registration number, title, jurisdiction in which filing was made or from which registration issued, date of filing or issuance, names of all current applicant(s) and registered owners(s), as applicable. The Company has a policy of registering its chip maskworks with the United States Copyright Office on every permutation of every chip, every year. To the knowledge of the Company, the Company and its Subsidiaries have clear title to the Company Registrations, and all assignments of Company Registrations to the Company or any of its Subsidiaries have been properly executed and recorded. To the knowledge of the Company, (i) all material issued patents, Copyrights, registered Trademarks and registered Mask Works are valid and enforceable and (ii) none of the material Company Registrations have lapsed or been abandoned or cancelled. All issuance, renewal, maintenance and other payments that are or have become due with respect to the material Company Registrations have been timely paid by or on behalf of the Company or the relevant Subsidiary.

(b) To the knowledge of the Company, there are no pending or threatened in writing inventorship challenges, reexaminations, cancellations, opposition or nullity proceedings or interferences with respect to the Company Registrations.

(c) Each item of Company Intellectual Property will be owned or available for use by the Surviving Corporation and its Subsidiaries immediately following the Closing on substantially identical terms and conditions as it was available to the Company and its Subsidiaries immediately prior to the Closing. The Company or one of its Subsidiaries is the sole and exclusive owner of all Company Owned Intellectual Property, free and clear of any Liens other than Permitted Liens. The Company Intellectual Property and public domain know-how constitute all material Intellectual Property necessary to conduct the business of the Company and its Subsidiaries, taken as a whole, as currently conducted.

(d) The Company and its Subsidiaries have taken reasonable measures to maintain the confidentiality of and protect the proprietary nature of each item of Company Owned Intellectual Property and to maintain in any confidential information owned by another person with respect to which the Company or any Company Subsidiary has a confidentiality obligation.

(e) To the knowledge of the Company, neither the conduct of the business of the Company and its Subsidiaries, nor the sale or use of any product or service offered by the Company or any of its Subsidiaries by any of their resellers, distributors, customers or users, infringes or violates, or constitutes a misappropriation of, any Intellectual Property rights of any third party. Section 3.15(e) of the Company Disclosure Schedule lists any complaint, claim or notice, or threat of any of the foregoing (including any notification that a license under any patent is or may be required), received in writing by the Company or any of its Subsidiaries between July 1, 2013 and the date of this Agreement alleging any such infringement, violation or misappropriation and any request or demand for indemnification or defense received by the Company or any of its Subsidiaries from any reseller, distributor, customer, user or any other third party.

(f) To the knowledge of the Company, no person or entity (including any current or former employee or consultant of the Company or any of its Subsidiaries) is infringing, violating or misappropriating any of the Company Intellectual Property, or has done so since July 1, 2013.

(g) Section 3.15(g) of the Company Disclosure Schedule identifies, as of the date of this Agreement, each license, covenant or other agreement (other than customer, distributor or partner agreements entered into in the ordinary course of business, or implied licenses granted in connection with the sale of the products and services of the Company) pursuant to which the Company or any of its Subsidiaries has assigned, transferred, licensed, distributed or otherwise granted any right or access to any person or entity, or covenanted not to assert any right, with respect to any past, existing or future Company Intellectual Property that is material to the Company and its Subsidiaries taken as a whole. Neither the Company nor any of its Subsidiaries is a member of or party to any patent pool, industry standards body, trade association or other organization pursuant to the rules of which it is obligated to license any existing or future Intellectual Property to any person or entity.

(h) Section 3.15(h) of the Company Disclosure Schedule identifies, as of the date of this Agreement, each material item of Company Licensed Intellectual Property that is used in the Company products or services and the license or agreement pursuant to which the Company or a Subsidiary obtained a license under such Company Licensed Intellectual Property (excluding generally commercially available, off-the-shelf software programs).

(i) To the knowledge of the Company, no event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time, or both) would reasonably be expected to, nor will the consummation of the Merger, result in the disclosure or release by the Company of any material company-owned source code by the Company, any of its Subsidiaries or escrow agent(s) to any third party.

(j) To the knowledge of the Company, the products and services offered, or contemplated to be offered, by the Company or any of its Subsidiaries, and the Software and internal computer systems used by the Company and its Subsidiaries, do not contain any disabling device, virus, worm, back door, Trojan horse or other disruptive or malicious code that are intended to impair their intended performance or otherwise permit unauthorized access to, hamper, delete or damage any computer system, software, network or data.

(k) Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, neither the Company nor any of its Subsidiaries is in breach of any of the material terms or conditions of any license to any Open Source Materials.

(l) The Company and each of its Subsidiaries has taken commercially reasonable measures to protect the Company’s or such Subsidiary’s rights in the material Trade Secrets owned by the Company or such Subsidiary. It is the policy of the Company that each employee of the Company or any of its Subsidiaries and each individual independent contractor of the Company or any of its Subsidiaries executes a valid and binding written agreement in substantially the form provided to Parent prior to the date of this Agreement, expressly assigning to the Company or a Subsidiary all right, title and interest in any inventions and works of authorship, whether or not patentable, invented, created, developed, authored, conceived or reduced to practice during the term of such employee’s employment or such independent contractor’s work for the Company or the relevant

Subsidiary, and all Intellectual Property rights therein, and has waived all moral rights therein to the extent legally permissible. Since July 1, 2013, none of the Company or any Subsidiary of the Company has received in writing any claim from any employee or individual independent contractor challenging or disputing the ownership of any Intellectual Property of the Company or any of its Subsidiaries, or challenging or disputing the ownership of any agreement with the Company or a Subsidiary of the Company relating to ownership of any Intellectual Property.

(m) Section 3.15(m) of the Company Disclosure Schedule contains a complete and accurate list as of the date of this Agreement of all material support, funding, resources or assistance from any U.S. federal, state, local or foreign governmental funding source that the Company or any of its Subsidiaries have received since July 1, 2013 in connection with the development, design, testing, modification, manufacture, use, sale, reproduction, marketing, distribution, support or maintenance of any of the products or services offered or under development by the Company or any of its Subsidiaries, other than customer agreements entered in the ordinary course of business. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company and its Subsidiaries have complied in all material respects with all of the applicable terms of any such support, funding, resources or assistance.

(n) Since July 1, 2013, and except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, there has been no material failure, breakdown, loss or impairment of, or, to the knowledge of the Company, any unauthorized access to or unauthorized use of, any information technology systems of the Company or any of its Subsidiaries that has resulted in a material disruption or material interruption in the operation of the business of the Company or any of its Subsidiaries or that has resulted in unauthorized disclosure of any confidential information of the Company or any Subsidiary, or personally identifiable information, to any unauthorized person. The Company and its Subsidiaries have in place commercially reasonable disaster recovery and business continuity plans and procedures.

(o) The Company and each of the Company Subsidiaries have complied in all material respects with all Laws and applicable contractual and legal requirements pertaining to information privacy and security. Since July 1, 2013, to the knowledge of the Company, there has been no material release of personally identifiable information by the Company or any Subsidiary of the Company in breach of either (i) a Contract to which the Company or any Subsidiary of the Company is bound or (ii) applicable Law. None of the Company or any Subsidiary of the Company has been notified that they are the subject of any regulatory investigation, enforcement action or similar action or proceeding alleging breach of data security or privacy obligations.

(p) Notwithstanding any provisions of this Agreement to the contrary, the representations and warranties made in this Section 3.15 are the sole and exclusive representations and warranties of the Company with respect to intellectual property or information privacy and security.

Section 3.16 Property. Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, with respect to the real property owned by the Company or any Subsidiary of the Company (the “Company Owned Real Property”), either the Company or a Subsidiary of the Company has good and valid title to such Company Owned Real Property, free and clear of all Liens other than any Permitted Liens. As of the date of this Agreement, neither the Company nor any Subsidiary of the Company has received written notice of any pending condemnation proceeding with respect to any Company Owned Real Property, and to the knowledge of the Company no such proceeding is threatened. Section 3.16 of the Company Disclosure Schedule sets forth a correct and complete list of all Company Owned Real Property as of the date of this Agreement. Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, either the Company or a Subsidiary of the Company has a good and valid leasehold interest in each lease, sublease and other agreement under which the Company or any of its Subsidiaries uses or occupies or has the right to use or occupy any real property (such property subject to a lease, sublease or other agreement, the “Company Leased Real Property” and such leases, subleases and other agreements are, collectively, the “Company Real Property Leases”), in each case, free and clear of all Liens other than any Permitted Liens. Section 3.16 of the Company Disclosure Schedule sets forth a correct and complete list of all Company Leased Property (other than Company Leased Property related to design offices) as of the date of this Agreement. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, each Company Real Property Lease (a) is a valid and binding obligation of the Company or the Subsidiary of the Company that is party thereto (except in each case as enforcement may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting creditors’ rights generally, and that the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought), and, to the knowledge of the Company, of each other party thereto, and is in full force and effect and (b) no uncured default on the part of the Company or, if applicable, its Subsidiary or, to the knowledge of the Company, the landlord thereunder, exists under any such Company Real Property Lease, and (c) no event has occurred or circumstance exists which, with the giving of notice, the passage of time, or both, would constitute a breach or default under any such Company Real Property Lease. Neither the Company nor any of its Subsidiaries is currently subleasing, licensing or otherwise granting any person any right to use or occupy a Company Owned Real Property or a Company Leased Real Property. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, neither the Company nor any of its Subsidiaries has since July 1, 2015 received notice of the existence of any outstanding Order or of any pending proceeding, and, to the knowledge of the Company, there is no such Order or proceeding threatened, relating to the ownership, lease, use, occupancy or operation by the Company or its Subsidiaries of the Company Owned Real Property or the Company Leased Real Property.

Section 3.17 Insurance. The Company and its Subsidiaries maintain insurance with insurers in such amounts and against such risks as is customary for the industries in which it and its Subsidiaries operate and as the management of the Company has in good faith determined to be prudent and appropriate in all material respects. Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, (a) all insurance policies maintained by or on behalf of the Company or any of its Subsidiaries as of the date of this Agreement are in full force and effect, (b) all premiums and other payments due on such policies have been paid by the Company or its Subsidiaries and all claims thereunder have been filed in due and timely fashion, (c) the Company and its Subsidiaries are in compliance with the terms and provisions of all insurance policies maintained by or on behalf of the Company or any of its Subsidiaries as of the date of this Agreement, and (d) neither the Company nor any of its Subsidiaries is in breach or default under, has received any written notice of, or has taken any action that could permit cancellation, termination or modification of, any such material insurance policies. During the one-year period prior to the date of this Agreement, neither the Company nor any Subsidiary of the Company has received any written communication notifying the Company or Subsidiary of the Company of any: (i) premature cancellation or invalidation of any material insurance policy held by the Company or any Subsidiary of the Company; (ii) refusal of any coverage or rejection of any material claim under any material insurance policy held by the Company or any Subsidiary of the Company; or (iii) material adjustment in the amount of the premiums payable with respect to any material insurance policy held by the Company or any Subsidiary of the Company. As of the date of this Agreement, there is no pending material claim by the Company or any Subsidiary of the Company against any insurance carrier under any insurance policy held by the Company or any Subsidiary of the Company.

Section 3.18 Opinion of Financial Advisor. The Company Board of Directors has received the opinion of Qatalyst Partners, LP, to the effect that, as of the date thereof and subject to the assumptions, limitations, qualifications and other matters considered in the preparation thereof, the Merger Consideration to be received pursuant to, and in accordance with, the terms of this Agreement by the holders of shares of Company Common Stock (other than Parent or any Affiliate of Parent) is fair, from a financial point of view, to such holders. The Company will make available to Parent a copy of such opinion as soon as practicable following the execution of this Agreement for informational purposes only.

Section 3.19 Material Contracts.

(a) Except as set forth in Section 3.19 of the Company Disclosure Schedule and except for Company Benefit Plans, as of the date of this Agreement, neither the Company nor any of its Subsidiaries is a party to or bound by:

(i) any “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC);

(ii) any Contract between the Company or any Subsidiary of the Company, on the one hand, and any officer, director or Affiliate (other than a wholly owned Subsidiary of the Company) of the Company or any Subsidiary of the Company or any of their respective “associates” or “immediate family” members (as such terms are defined in Rule 12b-2 and Rule 16a-1 of the Exchange Act), on the other hand, including (but not limited to) any Contract pursuant to which the Company or any Subsidiary of the Company has an obligation to indemnify such officer, director, Affiliate or family member;

(iii) any Contract that imposes any restriction on the right or ability of the Company, any of its Subsidiaries or any Affiliate of them to compete with any other person in any line of business or geographic region, or solicit any customer (or that following the Effective Time will restrict the right or ability of Parent or its Subsidiaries to engage in any line of business or compete in any geographic area);

(iv) any Contract that obligates the Company or its Subsidiaries (or following the Effective Time, Parent or its Subsidiaries) to conduct business with any third party on a preferential or exclusive basis or which contains a “most favored nation” or similar covenant;

(v) any acquisition or divestiture Contract or material licensing agreement that contains material indemnities or any “earnout” or other contingent payment obligations that are outstanding obligations of the Company or any of its Subsidiaries as of the date of this Agreement;

(vi) any Collective Bargaining Agreement or other works council agreement;

(vii) any agreement relating to Indebtedness of the Company or any of its Subsidiaries having an outstanding principal amount in excess of $10,000,000;

(viii) any Contract that grants any right of first refusal or right of first offer or similar right with respect to any assets, rights or properties of the Company or its Subsidiaries (A) for, or that would reasonably be expected to result in, total consideration of more than $10,000,000 or (B) with a fair market value in excess of $10,000,000;

(ix) any Contract that provides for the acquisition or disposition by the Company or any of its Subsidiaries of any assets (other than acquisitions or dispositions of assets in the ordinary course of business) or a business (whether by merger, sale of stock or otherwise) that contain ongoing obligations that are material to the Company and the Company’s Subsidiaries, taken as a whole;

(x) any joint venture, partnership or limited liability company agreement or other similar Contract relating to the formation, creation, operation, management or control of any joint venture, partnership or limited liability company, other than any such Contract solely between the Company and its Subsidiaries or among the Company’s Subsidiaries;

(xi) any Contract expressly limiting or restricting the ability of the Company or any of its Subsidiaries (A) to make distributions or declare or pay dividends in respect of their capital stock, partnership interests, membership interests or other equity interests, as the case may be, (B) to make loans to the Company or any of its Subsidiaries, or (C) to grant liens on the property of the Company or any of its Subsidiaries;

(xii) any Contract that obligates the Company or any of its Subsidiaries to make any loans, advances or capital contributions to, or investments in, any person, except for (A) loans or advances for indemnification, attorneys’ fees, or travel and other business expenses in the ordinary course of business, (B) extended payment terms for customers in the ordinary course of business, (C) prepayment of Taxes for repatriated employees of the Company and its Subsidiaries or (D) loans, advances or capital contributions to, or investments in, any Person that is not an Affiliate or employee of the Company not in excess of $25,000,000 individually;

(xiii) any settlement agreement entered into since July 1, 2013 (A) with a Governmental Entity, (B) that requires the Company and its Subsidiaries to pay more than $25,000,000 after the date of this Agreement or (C) imposes any restrictions on the business of the Company or its Subsidiaries;

(xiv) any Contract with a Top Customer, Top Distributor or Top Supplier (excluding purchase orders issued in the ordinary course of business);

(xv) any Contract that involved the payment of more than $10,000,000 by the Company and its Subsidiaries in fiscal year 2016 or that is expected to result in the payment of such amount by the Company and its Subsidiaries in fiscal year 2017 (excluding Contracts (A) with customers, distributors, suppliers or Representatives or (B) that are purchase orders issued in the ordinary course of business);

(xvi) any Contract that involved the receipt of more than $10,000,000 by the Company and its Subsidiaries in fiscal year 2016 or that is expected to result in the receipt of such amount by the Company and its Subsidiaries in fiscal year 2017 (excluding Contracts (A) with customers, distributors, suppliers or Representatives or (B) that are purchase orders issued in the ordinary course of business);

(xvii) any Contract relating to the supply of any item used by the Company or a Subsidiary of the Company that is a sole source of supply of any raw material, component or service and under which the Company paid more than $5,000,000 to the relevant supplier in fiscal year 2016 or that is expected to result in the payment of such amount by the Company and its Subsidiaries in fiscal year 2017 (excluding purchase orders issued in the ordinary course of business);

(xviii) any material Government Contract that has not been closed out; or

(xix) any contract relating to the creation of any Lien (other than Permitted Liens) with respect to any material asset of the Company or any Subsidiary of the Company.

All contracts of the types referred to in clauses (i) through (xix) above (whether or not set forth on Section 3.19 of the Company Disclosure Schedule), are referred to herein as “Company Material Contracts.” The Company has made available to Parent prior to the date of this Agreement a complete and correct copy of each Company Material Contract as in effect on the date of this Agreement.

(b) Neither the Company nor any Subsidiary of the Company is in breach of or default under the terms of any Company Material Contract and, to the knowledge of the Company, no other party to any Company Material Contract is in breach of or default under the terms of any Company Material Contract and no event has occurred or not occurred through the Company’s or any of its Subsidiaries’ action or inaction or, to the knowledge of the Company, through the action or inaction of any third party, that with notice or the lapse of time or both would constitute a breach of or default under the terms of any Company Material Contract, in each case except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Each Company Material Contract is a valid and binding obligation of the Company or the Subsidiary of the Company that is party thereto and, to the knowledge of the Company, of each other party thereto (except in each case as enforcement may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws, now or hereafter in effect, affecting creditors’ rights generally, and that the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought), and is in full force and effect, in each case except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. There are no disputes pending or, to the knowledge of the Company, threatened with respect to any Company Material Contract and as of the date of this Agreement, neither the Company nor any of its Subsidiaries has received any written notice of the intention of any other party to any Company Material Contract to terminate for default, convenience or otherwise any Company Material Contract prior to its stated expiration date, nor to the knowledge of the Company, is any such party threatening to do so, in each case except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(c) As of the date of this Agreement, no Top Supplier, Top Customer or Top Distributor has canceled, terminated or substantially curtailed its relationship with the Company or any Subsidiary of the Company, given notice to the Company or any Subsidiary of the Company of any intention to cancel, terminate or substantially curtail its relationship with the Company or any Subsidiary of the Company, or, to the knowledge of the Company, threatened to do any of the foregoing.

Section 3.20 Government Contracts.

(a) Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, each Government Contract that has not been closed out is valid and binding and in full force and effect, was awarded or novated in the name of the Company or a Subsidiary of the Company, and, to the knowledge of the Company, is not the subject of any proposed assignment or novation to any third party.

(b) Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, since July 1, 2013, each of the Company and its Subsidiaries, with respect to each Government Contract or Bid, (i) has complied with all terms and conditions and all applicable requirements of Law, (ii) not been in breach of any contractual requirement or requirement of Law, and (iii) has had no money due to the Company or such Subsidiary withheld or set off or, to the knowledge of the Company, threatened to be withheld or set off.

(c) Since July 1, 2013, neither the Company, any Subsidiary of the Company, nor any officer, director, owner or employee of the Company or any Subsidiary of the Company, has been suspended, debarred, proposed for debarment or excluded from any Government Contract or government program, or determined to be nonresponsible with respect to any Government Contract or program, and, to the knowledge of the Company, there is no threat, proposal or valid basis for such suspension, debarment, proposal for debarment or exclusion of any of the Company, any Subsidiary of the Company, or any officer, director, owner or employee of the Company or any Subsidiary of the Company.

(d) Since July 1, 2013, neither the Company nor any Subsidiary of the Company has been, with respect to any Government Contract or Bid, audited or investigated by any Governmental Entity, or subject to any civil claim, indictment or information, tolling or consent agreement, termination for convenience or default, notice of intent to terminate for default, adverse size determination, cure notice, stop work notice, show cause notice, recoupment or refund, notice of deficiency, material disallowance of claimed costs or penalty for expressly unallowable costs and, to the knowledge of the Company, none of the foregoing actions have been threatened.

Section 3.21 Finders or Brokers. Except for Qatalyst Partners, LP, neither the Company nor any of its Subsidiaries has employed any investment banker, broker or finder in connection with the Merger who would be entitled to any fee or any commission in connection with or upon consummation of the Merger.

Section 3.22 State Takeover Statutes. Assuming the accuracy of Parent’s representations in Section 4.15, the Company Board of Directors has taken all action necessary to render inapplicable to this Agreement and the transactions contemplated hereby (including the Merger) all potentially applicable state anti-takeover statutes or regulations (including Section 203 of the DGCL) and any similar provisions in the Company Certificate or Company Bylaws.

Section 3.23 Ownership of Parent Common Stock. As of and for the three years prior to the date of this Agreement, neither the Company nor any of its Subsidiaries beneficially owns or owned, directly or indirectly, any shares of Parent Common Stock or other securities convertible into, exchangeable into or exercisable for shares of Parent Common Stock. There are no voting trusts or other agreements or understandings to which the Company or any of its Subsidiaries is a party with respect to the voting of the capital stock or other equity interest of Parent or any of its Subsidiaries.

ARTICLE IV.

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Except as disclosed in (i) the Parent SEC Documents filed or furnished since October 31, 2015 and prior to the date hereof (excluding any disclosures set forth in any “risk factor” or “forward-looking statements” sections), or (ii) the disclosure schedule delivered by Parent to the Company immediately prior to the execution of this Agreement (the “Parent Disclosure Schedule”) (provided that disclosure in any section of such Parent Disclosure Schedule shall apply only to the corresponding section of this Agreement except to the extent the relevance of such disclosure to another section or representation is reasonably apparent), Parent and Merger Sub jointly and severally represent and warrant to the Company as follows:

Section 4.1 Organization.

(a) Each of Parent and Merger Sub is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of organization. Each of Parent and Merger Sub has all requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted, except as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. Each of Parent’s Subsidiaries is a legal entity duly organized, validly existing and in good standing under the Laws of its respective jurisdiction of organization and has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted, except as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. Each of Parent and its Subsidiaries is duly qualified or licensed, and has all necessary governmental approvals, to do business and is in good standing in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such approvals, qualification or licensing necessary, except where the failure to be so duly qualified or licensed, have such approvals and be in good standing would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect or to prevent, materially delay or materially impair the ability of Parent to perform its obligations under this Agreement or to consummate the Merger.

(b) Parent has made available to the Company prior to the date of this Agreement a correct and complete copy of Parent’s amended and restated articles of organization (the “Parent Articles”), Parent’s amended and restated by-laws (the “Parent By-laws” and together with the Parent Articles, the “Parent Organizational Documents”), Merger Sub’s certificate of incorporation (the “Merger Sub Certificate”) and Merger Sub’s by-laws (the “Merger Sub By-laws” and together with the Merger Sub Certificate, the “Merger Sub Organizational Documents”), in each case, as amended and in effect through the date of this Agreement. The Parent Organizational Documents and the Merger Sub Organizational Documents are in full force and effect and neither Parent nor Merger Sub is in violation of any of their provisions.

Section 4.2 Capitalization.

(a) The authorized capital stock of Parent consists of 1,200,000,000 shares of common stock, par value $0.16 2/3 per share (the “Parent Common Stock”), and 471,934 shares of preferred stock, par value $1.00 per share (the “Parent Preferred Stock”). As of the close of business on July 21, 2016, (i) 307,344,906 shares of Parent Common Stock were issued and outstanding (not including shares held in treasury), (ii) no shares of Parent Common Stock were held in treasury, (iii) no shares of Parent Preferred Stock were issued or outstanding, (iv) 30,059,974 shares of Parent Common Stock were reserved for issuance under the Parent Stock Plans in respect of outstanding and future awards (any such awards, collectively, “Parent Stock Awards”), (v) 12,574,596 shares of Parent Common Stock were subject to outstanding options under the Parent Stock Plans (“Parent Stock Options”), (vi) 2,937,361 shares of Parent Common Stock were subject to outstanding restricted stock units under the Parent Stock Plans (assuming, if applicable, achievement of all performance goals at maximum level), and (vii) no other shares of capital stock or other voting securities of Parent were issued, reserved for issuance or outstanding, except for shares of Parent Common Stock reserved for issuance under the Parent Stock Plans in respect of outstanding and future awards. All outstanding shares of Parent Common Stock are, and shares of Parent Common Stock reserved for issuance with respect to Parent Stock Awards and Parent Stock Options, when issued in accordance with the respective terms thereof, will be, duly authorized, validly issued, fully paid and nonassessable and free of preemptive rights. Except as set forth in Section 4.2 of the Parent Disclosure Schedule, there are no outstanding subscriptions, options, warrants, calls, convertible securities, exchangeable securities or other similar rights, agreements or commitments to which Parent or any of its Subsidiaries is a party (A) obligating Parent or any of its Subsidiaries to (1) issue, transfer, exchange, sell or register for sale any shares of capital stock or other equity interests of Parent or any Subsidiary of Parent or securities convertible into or exchangeable for such shares or equity interests, (2) grant, extend or enter into any such subscription, option, warrant, call, convertible securities or other similar right, agreement or arrangement, (3) redeem or otherwise acquire any such shares of capital stock or other equity interests or (4) make any payment to any person the value of which is derived from or calculated based on the value of Parent Common Stock or Parent Preferred Stock or (B) granting any preemptive or antidilutive or similar rights with respect to any security issued by Parent or its Subsidiaries. Neither Parent nor any of its Subsidiaries has outstanding any bonds, debentures, notes or other indebtedness, the holders of which have the right to vote (or which are convertible or exchangeable into or exercisable for securities having the right to vote) with the shareholders of Parent on any matter. There are no voting trusts or other agreements or understandings to which Parent or any of its Subsidiaries is a party (x) with respect to the voting or registration of the capital stock or other equity interest of Parent or any of its Subsidiaries or (y) that restrict any person from purchasing, selling, pledging or otherwise disposing of any shares of Parent Common Stock.

(b) Parent or a Subsidiary of Parent owns, directly or indirectly, all of the issued and outstanding shares of capital stock or other equity interests of each Subsidiary of Parent, free and clear of any preemptive rights and any Liens other than Permitted Liens, and all of such shares of capital stock or other equity interests are duly authorized, validly issued, fully paid and nonassessable and free of preemptive rights. Neither Parent nor any of its Subsidiaries has any obligation to acquire any equity interest, security, right, agreement or commitment or to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in, any person.

Section 4.3 Corporate Authority Relative to this Agreement; No Violation.

(a) Each of Parent and Merger Sub has the requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated by this Agreement, including the Merger. The execution, delivery and performance of this Agreement by Parent and Merger Sub and the consummation by each of them of the Merger have been duly and validly authorized by the Parent Board of Directors and the board of directors of Merger Sub and, assuming the accuracy of Section 3.2 and the Company’s compliance with Section 5.21, no other corporate proceedings on the part of either of Parent or Merger Sub or vote of Parent’s shareholders is necessary to authorize the execution and delivery by Parent and Merger Sub of this Agreement and the consummation of the Merger. The Parent Board of Directors has unanimously (i) determined that the terms of this Agreement and the Merger, including the issuance of shares of Parent Common Stock in connection with the Merger, are fair to, and in the best interests of, Parent and its shareholders, (ii) determined that it is in the best interests of Parent and its shareholders, and declared it advisable, to enter into this Agreement, (iii) duly and validly approved the execution and delivery by Parent of this Agreement, the performance by Parent of its covenants and agreements contained herein and the consummation of the Merger upon the terms and subject to the conditions contained herein, and (iv) directed the issuance of shares of Parent Common Stock in connection with the Merger.

(b) This Agreement has been duly and validly executed and delivered by Parent and Merger Sub and, assuming this Agreement constitutes the legal, valid and binding agreement of the Company, this Agreement constitutes the legal, valid and binding agreement of Parent and Merger Sub and is enforceable against Parent and Merger Sub in accordance with its terms, except that (i) such enforcement may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws, now or hereafter in effect, affecting creditors’ rights generally and (ii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

(c) Other than in connection with or in compliance with (i) the filing of the Certificate of Merger with the Delaware Secretary of State, (ii) the filing of the Form S-4 (including the Proxy Statement/Prospectus) with the SEC and any amendments or supplements thereto and declaration of effectiveness of the Form S-4, (iii) the Exchange Act, (iv) the Securities Act, (v) applicable state securities, takeover and “blue sky” laws, (vi) the rules and regulations of Nasdaq, (vii) the HSR Act and any other requisite clearances or approvals under any other applicable Antitrust Laws, (viii) the adoption of this Agreement by Parent as the sole stockholder of Merger Sub, which will occur immediately following the execution of this Agreement and (ix) the approvals set forth in Section 4.3(c) of the Parent Disclosure Schedule (collectively, the “Parent Approvals”), no authorization, consent, order, license, permit or approval of, or registration, declaration, notice or filing with, any Governmental Entity is necessary, under applicable Law, for the consummation by Parent or Merger Sub of the Merger, except where the failure to obtain such consents, approvals, authorizations or permits of, or to make such filings, registrations with or notifications to, any Governmental Entity, would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect or prevent the consummation of the Merger.

(d) The execution and delivery by Parent and Merger Sub of this Agreement does not, and (assuming the Parent Approvals are obtained) the consummation of the Merger and compliance with the provisions of this Agreement will not (i) result in any loss, or suspension, limitation or impairment of any right of Parent or any of its Subsidiaries to own or use any assets required for the conduct of their business or result in any violation of, or default, with or without notice or lapse of time or both, under, or give rise to a right of termination, cancellation, first offer, first refusal, modification or acceleration of any obligation or the loss of a benefit under any Contract that is binding upon Parent or any of its Subsidiaries or by which or to which any of their respective properties, rights or assets are bound or subject, or result in the creation of any Liens other than Permitted Liens, in each case, upon any of the properties or assets of Parent or any of its Subsidiaries, (ii) conflict with or result in any violation of any provision of the Parent Organizational Documents or (iii) conflict with or violate any applicable Laws, except in the case of clauses (i) and (iii), for such losses, suspensions, limitations, impairments, conflicts, violations, defaults, terminations, cancellation, accelerations or Liens as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect or to prevent, materially delay or materially impair the ability of Parent to perform its obligations under this Agreement or to consummate the Merger.

Section 4.4 Reports and Financial Statements.

(a) Parent and each of its Subsidiaries has timely filed or furnished all forms, documents and reports required to be filed or furnished by it with the SEC (including under the Securities Act and the Exchange Act) (all such documents and reports filed or furnished by Parent or any of its Subsidiaries, the “Parent SEC Documents”) since November 2, 2012. As of their respective dates or, if amended, as of the date of the last such amendment (and, in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of the relevant meetings, respectively), the Parent SEC Documents filed since November 2, 2012 complied in all material respects with the requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act, as the case may be, and the applicable rules and regulations promulgated thereunder, and none of the Parent SEC Documents filed since November 2, 2012 contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. None of Parent’s Subsidiaries is, or at any time since November 2, 2012 has been, required to file any forms, reports or other documents with the SEC. Since November 2, 2012, no executive officer of Parent has failed in any respect to make the certifications required of him or her under Section 302 or 906 of the Sarbanes-Oxley Act. As of the date of this Agreement, (i) there are no outstanding or unresolved comments in any comment letters of the staff of the SEC received by Parent relating to the Parent SEC Documents and (ii) none of the Parent SEC Documents is, to the knowledge of Parent, the subject of ongoing SEC review.

(b) The consolidated financial statements (including all related notes and schedules) of Parent included in or incorporated by reference into the Parent SEC Documents filed since November 2, 2012 (the “Parent Financial Statements”) (i) fairly present in all material respects the consolidated financial position of Parent and its consolidated Subsidiaries, as at the respective dates thereof, and the consolidated results of their operations and their consolidated cash flows for the respective periods then ended, (ii) were prepared in conformity with GAAP (except, in the case of the unaudited statements, as permitted by From 10-Q or any successor form under the Exchange Act and subject to normal year-end audit adjustments and the absence of footnote disclosure) applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto), (iii) have been prepared from, and are in accordance with, the books and records of Parent and its consolidated subsidiaries in all material respects and (iv) complied, as of their respective dates of filing with the SEC, in all material respects with the applicable accounting requirements and with the rules and regulations of the SEC, the Exchange Act and the Securities Act. As of the date of this Agreement, Ernst & Young LLP has not resigned (or informed Parent that it intends to resign) or been dismissed as independent public accountants of Parent as a result of or in connection with any disagreements with Parent on a matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure.

(c) Neither Parent nor any of its Subsidiaries is a party to, nor does it have any commitment to become a party to, any off-balance sheet joint venture, off-balance sheet partnership or any other “off-balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K of the SEC).

(d) Since November 3, 2012, (i) none of Parent or any Subsidiary of Parent nor, to the knowledge of Parent, any director or officer of Parent has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding accounting, internal accounting controls or auditing practices, procedures, methodologies or methods of Parent or any Subsidiary of Parent or any material complaint, allegation, assertion or claim from employees of Parent or any Subsidiary of Parent regarding questionable accounting or auditing matters with respect to Parent or any Subsidiary of Parent, and (ii) no attorney representing Parent or any Subsidiary of Parent, whether or not employed by Parent or any Subsidiary of Parent, has reported evidence of a violation of securities Laws, breach of fiduciary duty or similar violation by Parent, any Subsidiary of Parent or any of their respective officers, directors, employees or agents to the Parent Board of Directors or any committee thereof, or to the General Counsel or Chief Executive Officer of Parent.

Section 4.5 Internal Controls and Procedures.

(a) Parent has established and maintains disclosure controls and procedures and internal control over financial reporting (as such terms are defined in paragraphs (e) and (f), respectively, of Rule 13a-15 under the Exchange Act) as required by Rule 13a-15 under the Exchange Act. Parent’s disclosure controls and procedures are reasonably designed, and since November 2, 2012, have been reasonably designed, to reasonably ensure, that all material information required to be disclosed by Parent in the reports that it files or furnishes under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such material information is accumulated and communicated to Parent’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act. Parent’s management has completed an assessment of the effectiveness of Parent’s system of internal control over financial reporting in compliance with the requirements of Section 404 of the Sarbanes-Oxley Act for the fiscal year ended October 31, 2015, such assessment concluded that such controls were effective and the Company’s independent registered accountant has issued an attestation report concluding that Parent maintained effective internal control over financial reporting as of October 31, 2015. Based on such evaluation, management of Parent has disclosed to Parent’s auditors and the audit committee of the Parent Board of Directors (i) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in Parent’s internal control over financial reporting, and each such deficiency, weakness and fraud so disclosed to auditors, if any, has been disclosed to the Company prior to the date hereof.

(b) As of the date of this Agreement, Parent is in compliance in all material respects with all current listing requirements of the NASDAQ Global Select Market.

Section 4.6 No Undisclosed Liabilities. There are no Liabilities of Parent or any of its Subsidiaries of any nature whatsoever (whether accrued, absolute, determined, contingent or otherwise and whether due or to become due), except for (a) Liabilities that are reflected or reserved against on the consolidated balance sheet of Parent and its Subsidiaries included in its Annual Report on Form 10-Q for the period ended April 30, 2016 (including any notes thereto), (b) Liabilities incurred under this Agreement or in connection with the transactions contemplated hereby, including the Merger, (c) Liabilities incurred in the ordinary course of business consistent with past practice since April 30, 2016, and (d) Liabilities that have not had and would not, individually or in the aggregate, reasonably be expected to constitute or result in a Parent Material Adverse Effect.

Section 4.7 Compliance with Law; Permits.

(a) Parent and its Subsidiaries are, and since November 2, 2012 have been, in compliance with all applicable Laws except where such non-compliance has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. Since November 2, 2012 to the date of this Agreement, neither Parent nor any of its Subsidiaries has (i) received any written notice or, to the knowledge of Parent, oral notice from any Governmental Entity regarding any actual or possible failure to comply with any Law in any material respect or (ii) provided any notice to any Governmental Entity regarding any material violation by Parent or any of its Subsidiaries of any Law.

(b) Parent and its Subsidiaries hold, and have at all times since November 2, 2012 held, all franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals, clearances, permissions, qualifications and registrations and orders of all applicable Governmental Entities necessary for the lawful operation of the businesses of Parent and its Subsidiaries (the “Parent Permits”), and have filed all tariffs, reports, notices and other documents with all Governmental Entities necessary for Parent and its Subsidiaries to own, lease and operate their properties and assets and to carry on their businesses as they are now being conducted and have paid all fees and assessments due and payable in connection therewith, except where the failure to have a Parent Permit, to file such documents or to pay such fees and assessments would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. Except as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, (i) all Parent Permits are valid and in full force and effect, are not subject to any administrative or judicial proceeding that would reasonably be expected to result in any modification, termination or revocation thereof and to the knowledge of Parent, as of the date of this Agreement no suspension or cancellation of any such Parent Permit is threatened, and (ii) Parent and each of its Subsidiaries is in compliance with the terms and requirements of all Parent Permits.

(c) Since November 2, 2012, none of Parent or its Subsidiaries, or to the knowledge of Parent, any director, officer, employee, agent or other person acting on behalf of Parent or any of its Subsidiaries has, directly or indirectly, violated or is in violation of, or is aware of any action taken that would result in a violation of, any Anti-Corruption Laws nor, except as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, (i) used any funds of Parent or any of its Subsidiaries for unlawful contributions, unlawful gifts, unlawful entertainment or other unlawful expenses relating to political activity; (ii) made any unlawful payment to foreign or domestic governmental officials or employees or to foreign or domestic political parties or campaigns from funds of Parent or any of its Subsidiaries; (iii) established or maintained any unlawful fund of monies or other assets of Parent or any of its Subsidiaries; (iv) made any fraudulent entry on the books or records of Parent or any of its Subsidiaries; (v) made any unlawful bribe, unlawful rebate, unlawful payoff, unlawful influence payment, unlawful kickback or other unlawful payment to any person, private or public, regardless of form, whether in money, property or services, to obtain favorable treatment in securing business to obtain special concessions for Parent or any of its Subsidiaries or to influence any act or decision of a foreign government official or other person; or (vi) engaged in any transaction or dealing in property or interests in property of, received from or made any contribution of funds, goods or services to or for the benefit of, provided any payments or material assistance to, or otherwise engage in or facilitated any transactions with a Prohibited Person. No proceeding by or before any Governmental Entity involving Parent, any Subsidiary of Parent or any Affiliate of Parent, or any of their directors, officers, employees, agents or other persons acting on their behalf, with respect to any Anti-Corruption Law is pending or, to the knowledge of Parent, threatened, nor have any disclosures been submitted to any Governmental Entity with respect to violations of any Anti-Corruption Law by any such person.

(d) Since November 2, 2012, Parent and each of its Subsidiaries has conducted its import and export transactions in accordance in all material respects with all applicable U.S. import, export and re-export Laws and controls and all other applicable import, export and re-export Laws and controls in other countries in which Parent or any of its Subsidiaries conduct business, including the Arms Export Control Act, the International Traffic in Arms Regulations, the Export Administration Regulations and executive orders and laws implemented by OFAC.

(e) Since November 2, 2012, Parent and its Subsidiaries have obtained all material consents, orders and declarations from, provided all material notices to, and made all material filings with, all Governmental Entities required for Export Approvals, and each of Parent and its Subsidiaries is and, since November 2, 2012, has been in compliance in all material respects with the terms of all Export Approvals. There are no pending or, to the knowledge of parent, threatened, claims against Parent or any of its Subsidiaries with respect to such Export Approvals.

Section 4.8 Absence of Certain Changes or Events.

(a) Since April 30, 2016 through the date of this Agreement, the businesses of Parent and its Subsidiaries have been conducted in all material respects in the ordinary course of business and none of Parent or any Subsidiary of Parent has undertaken any action that if taken after the date of this Agreement would require the Company’s consent pursuant to Section 5.2(a), (c) or (d).

(b) Since April 30, 2016, there has not been any fact, change, circumstance, event, occurrence, condition or development that has had or would reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect or to prevent, materially delay or materially impair the ability of Parent or Merger Sub to perform their obligations under this Agreement or to consummate the Merger.

Section 4.9 Investigations; Litigation. Except as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, (a) to the knowledge of Parent there is no investigation or review pending or threatened by any Governmental Entity with respect to Parent or any of its Subsidiaries, (b) there are no actions, suits, claims or proceedings against Parent or any of its Subsidiaries or subpoenas, civil investigative demands or other written requests for information issued to Parent or its Subsidiaries relating to potential violations of Law that are pending or, to the knowledge of Parent, threatened, or to the knowledge of Parent any investigations or claims against or affecting Parent or any of its Subsidiaries, or any of their respective properties relating to potential violations of Law and (c) there are no Orders of any Governmental Entity against Parent or any of its Subsidiaries or under which Parent or any Parent Subsidiary is subject to ongoing obligations.

Section 4.10 Information Supplied. The information supplied or to be supplied by Parent in writing for inclusion in the Form S-4 (including the Proxy Statement/Prospectus) will not, at the time the Form S-4 (and any amendment or supplement thereto) is declared effective, on the date that the Proxy Statement/Prospectus is first mailed to the stockholders of the Company, or on the date of the Company Stockholder Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, except that no representation or warranty is made by Parent with respect to statements made therein based on information supplied by the Company in writing expressly for inclusion therein.

Section 4.11 Finders or Brokers. Except for Credit Suisse Securities (USA) LLC, neither Parent nor any of Parent’s Subsidiaries has employed any investment banker, broker or finder in connection with the Merger who would be entitled to any fee or any commission in connection with or upon consummation of the Merger.

Section 4.12 Financing. Parent has delivered to the Company a correct and complete copy of the Commitment Letter and any related fee letters (which, with respect to any such fee letters, may be redacted for provisions related to fees, “flex” terms, economic terms, original issue discount amounts and other confidential terms, provided that no redaction (other than with respect to original issue discount amounts) covers terms that would adversely affect the aggregate amount, conditionality, availability or termination of the financing contemplated therein). As of the date of this Agreement, the Commitment Letter is in full force and effect and is a valid and binding obligation of Parent and, to the knowledge of Parent, the other parties thereto, enforceable in accordance with its terms (subject to applicable bankruptcy, reorganization, insolvency, moratorium or other similar Laws affecting creditor’s rights generally and the availability of equitable relief). There are no conditions precedent related to the funding of the full amount of the Financing under the Commitment Letter that are not expressly set forth in the Commitment Letter. The Commitment Letter has not been amended or modified in any manner prior to the date of this Agreement. As of the date of this Agreement, the commitments contained in the Commitment Letter have not been withdrawn or rescinded in any respect. As of the date of this Agreement, neither Parent nor any of its Subsidiaries has entered into any agreement, side letter or other arrangement relating to the Financing under the Commitment Letter (excluding any agreement, letter or arrangement relating to any potential permanent, replacement or alternative financing) other than the Commitment Letter and any related fee letters provided to the Company under this Section 4.12. As of the date of this Agreement, Parent has fully paid (or caused to be paid) any and all commitment fees and other fees and amounts that are due and payable in connection with the Financing under the Commitment Letter prior to the date of this Agreement. As of the date of this Agreement, no event has occurred which, with or without notice, lapse of time or both, would reasonably constitute a breach or default on the part of Parent or, to the knowledge of Parent, any other party thereto under the Commitment Letter that could result in any portion of the Financing to be unavailable. As of the date of this Agreement, assuming the representations and warranties of the Company contained in this Agreement are true and correct in all material respects and the performance of all obligations and compliance with all covenants and agreements required by this Agreement to be performed or complied with at or prior to the Closing by the Company in all material respects, Parent has no reason to believe that any of the conditions to the Financing under the Commitment Letter will not be satisfied on the Closing Date or that the Financing will not be made available to Parent on the Closing Date. Assuming the Financing is funded in accordance with the Commitment Letter, Parent will have at Closing all funds necessary to consummate the Merger and the transactions contemplated thereby and pay the fees and expenses of Parent due on the Closing Date (including after giving effect to any original issue discount amounts and the exercise of any “flex” rights with respect thereto). Notwithstanding anything to the contrary contained herein, (i) in no event shall the receipt or availability of any funds or financing by Parent or any of its Affiliates be a condition to any of Parent or Merger Sub’s obligations hereunder and (ii) it is understood and agreed that a breach of the representations and warranties contained in this Section 4.12 shall not result in the failure of a condition precedent to the Company’s obligations under this Agreement if, notwithstanding such breach, Parent and Merger Sub are willing and able to consummate the transactions contemplated by this Agreement on the Closing Date in accordance with the terms hereof.

Section 4.13 Merger Sub. Parent is the sole stockholder of Merger Sub. Since its date of incorporation, Merger Sub has not carried on any business nor conducted any operations other than the execution of this Agreement, the performance of its obligations hereunder and matters ancillary thereto.

Section 4.14 State Takeover Statutes. Assuming the accuracy of the Company’s representations in Section 3.23, the Parent Board of Directors has taken all action necessary to render inapplicable to this Agreement and the transactions contemplated hereby (including the Merger) all potentially applicable state anti-takeover statutes or regulations and any similar provisions in the Parent Articles or Parent By-laws.

Section 4.15 Ownership of Company Common Stock. As of and for the three years prior to the date of this Agreement, neither Parent nor any of its Subsidiaries beneficially owns or owned, directly or indirectly, any shares of Company Common Stock or other securities convertible into, exchangeable into or exercisable for shares of Company Common Stock. There are no voting trusts or other agreements or understanding to which Parent or any of its Subsidiaries is a party with respect to the voting of the capital stock or other equity interest of the Company or any of its Subsidiaries.

ARTICLE V.

COVENANTS AND AGREEMENTS

Section 5.1 Conduct of Business of the Company. During the period from the date of this Agreement through the Effective Time, except (i) as may be required by applicable Law, (ii) with the prior written consent of Parent, not to be unreasonably withheld, conditioned or delayed, (iii) as required by this Agreement or (iv) as set forth in Section 5.1 of the Company Disclosure Schedule, the Company shall, and shall cause each of its Subsidiaries to, conduct its business in the ordinary course of business consistent with past practice in all material respects, and to use commercially reasonable efforts to (A) maintain and preserve intact its business organization, (B) keep available the services of key employees and (C) maintain satisfactory relationships with customers, suppliers and distributors. Without limiting the foregoing, during the period from the date hereof through the Effective Time, except (i) as may be required by applicable Law, (ii) with the prior written consent of Parent, not to be unreasonably withheld, conditioned or delayed, (iii) as required by this Agreement, or (iv) as set forth in Section 5.1 of the Company Disclosure Schedule, the Company shall not, and shall cause its Subsidiaries not to:

(a) amend the Company Organizational Documents or the Company Subsidiary Organizational Documents, or otherwise take any action to exempt any person from any provision of the Company Organizational Documents or the Company Subsidiary Organizational Documents;

(b) split, combine, subdivide, amend the terms of or reclassify any of its capital stock;

(c) make, declare or pay any dividend, or make any other distribution on, or directly or indirectly redeem, purchase or otherwise acquire, any shares of its capital stock, or any other securities or obligations convertible (whether currently convertible or convertible only after the passage of time or the occurrence of certain events) into or exchangeable for any shares of its capital stock (except (A) dividends paid by any wholly owned Subsidiaries of the Company to the Company or to any of their wholly owned Subsidiaries, respectively, (B) the acceptance of shares of Company Common Stock for withholding Taxes incurred in connection with the vesting or settlement of Company Stock Awards in accordance with past practice and the terms of the Company Stock Plans, and (C) payment of quarterly dividends with respect to the Company Common Stock in the ordinary course consistent with past practice (but subject to Section 5.19) (and corresponding dividend equivalents with respect to the Company Stock Awards, to the extent required by their terms to be paid), in a quarterly amount not to exceed the amount set forth on Section 5.1 of the Company Disclosure Schedule;

(d) (A) issue, sell, grant or otherwise permit to become outstanding any additional shares of its capital stock or securities convertible or exchangeable into, or exercisable for, any shares of its capital stock or any options, warrants, or other rights of any kind to acquire any shares of its capital stock, including any Company Stock Awards, except (1) pursuant to the exercise of any purchase rights under the ESPP in accordance with the terms of Section 2.3(e) or the settlement of Company RSU Awards in accordance with their terms, or (2) for the granting of purchase rights under the ESPP in accordance with its terms on the date of this Agreement and the terms of Section 2.3(e) or the issuance of Company Stock Awards permitted by Section 5.1(l) or (B) enter into any agreement, understanding or arrangement with respect to the sale or voting of its capital stock or other equity interests;

(e) adopt a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization, other than transactions between the Company and any direct or indirect wholly owned Company Subsidiary or between direct or indirect wholly owned Company Subsidiaries;

(f) (A) incur, assume, endorse, guarantee or otherwise become liable for or any Indebtedness for borrowed money or issue or sell any debt securities or calls, options, warrants or other rights to acquire any debt securities (directly, contingently or otherwise), except for any Indebtedness for borrowed money among the Company and its wholly owned Subsidiaries or among wholly owned Subsidiaries of the Company and other than (1) borrowings in an aggregate amount not to exceed $75,000,000 incurred in the ordinary course of business pursuant to existing credit facilities, (2) Indebtedness to replace or refinance existing credit facilities or other existing Indebtedness, in each case at maturity and without increasing the principal amount thereunder (except to the extent such increase represents accrued interest and fees and expenses on the refinanced Indebtedness and customary underwriting, arrangement or similar fees and related expenses); provided that no such refinancing Indebtedness shall subject the Company or any Subsidiary of the Company to prepayment or other penalties (other than customary LIBOR breakage), and (3) purchase money financings and capital leases entered into in the ordinary course of business in an aggregate amount not to exceed $10,000,000 at any time outstanding; or (B) incur any Lien relating to Indebtedness on any of its material property or assets, except for Permitted Liens securing Indebtedness expressly permitted by the foregoing clauses (A)(2) (but only to the extent the Indebtedness being refinanced is so secured) and (A)(3) (provided that, in the case of Indebtedness expressly permitted by clause (A)(3) such Lien shall extend only to the property the purchase or lease of which is financed thereby);

(g) make any loans or advances to any other person, except for (A) loans or advances for indemnification, attorneys’ fees, travel and other business expenses in the ordinary course of business consistent with past practice, (B) extended payment terms for customers in the ordinary course of business and (C) prepayment of Taxes for repatriated employees of the Company and its Subsidiaries;

(h) (A) sell, transfer, mortgage, encumber or otherwise dispose of any of its Intellectual Property rights, material properties or assets to any person other than to the Company or a wholly owned Subsidiary of the Company, other than (1) sales of inventory or of obsolete equipment in the ordinary course of business or pursuant to written contracts or commitments existing as of the date of this Agreement and (2) licenses granted to customers or other third parties in the ordinary course of business consistent with past practice, or (B) cancel, release or assign any Indebtedness of any person owed to it or any claims held by it against any person other than the release of claims held by it in the ordinary course of business;

(i) (A) acquire (whether by merger or consolidation, acquisition of stock or assets or by formation of a joint venture or otherwise) any other person or business or any assets, deposits or properties of any other person, or (B) make any investment in any other person either by purchase of stock or securities, contributions to capital, or property transfers except in each case of the foregoing (A) or (B) for (1) acquisitions from wholly owned Company Subsidiaries, (2) investments in equity and debt instruments that constitute cash or cash equivalents consistent with the Company’s past cash management programs, (3) the purchase of equipment, supplies and inventory in the ordinary course of business, (4) inbound licenses of Intellectual Property in the ordinary course of business, and (5) acquisitions or investments that do not exceed $25,000,000 in the aggregate;

(j) during fiscal year 2017, make any commitments with respect to capital expenditures in excess of an aggregate amount equal to $50,000,000 (regardless of when the amounts would be paid), or, during any quarter of fiscal year 2018, make any commitments with respect to capital expenditures in access of an aggregate amount equal to $12,500,000 (regardless of when the amounts would be paid);

(k) (i) terminate (other than upon the expiration of its term), materially amend, or waive, release or assign any material right under, any Company Material Contract described in (A) Section 5.1(k)(i)(A) of the Disclosure Schedule or (B) in Section 3.19(a)(iii), Section 3.19(a)(iv), Section 3.19(a)(viii), or Section 3.19(x) or enter into any contract that would constitute a Company Material Contract under any such provision if it were in effect on the date of this Agreement or (ii) except in the ordinary course of business (A) terminate, materially amend, or waive, release or assign any material right under, any Company Material Contract (other than with respect to the Contracts identified in subsection (i)(A) and (B) of this sentence) or (B) enter into any Contract that would constitute a Company Material Contract (other than with respect to the Contracts indentified in subsection (i)(B) of this sentence) if it were in effect on the date of this Agreement;

(l) except (i) as required by (a) applicable Law, (b) the terms of this Agreement or (c) the terms of any Company Benefit Plan (I) as in effect on the date of this Agreement or (II) as amended or entered into after the date of this Agreement in compliance with this Section 5.1(l), or (ii) with respect to Focal Adjustments and Permitted New Hires, and in all cases subject to the limitations set forth in Section 5.1(l) of the Company Disclosure Schedule: (A) establish, adopt, enter into, amend or terminate any Collective Bargaining Agreement or Company Benefit Plan or any plan that would be a Company Benefit Plan if in effect on the date of this Agreement; (B) increase the cash compensation (including cash-based severance, change-in-control and retention compensation) of any of the current or former directors, officers, employees or individual independent contractors of the Company or its Subsidiaries, except for salary increases in the ordinary course of business as part of Focal Adjustments that do not exceed 3% of global payroll in the aggregate each fiscal year; (C) pay or award, or commit to pay or award, any cash bonuses or cash incentive compensation; (D) accelerate any material rights or benefits under, or, other than in the ordinary course of business and consistent with past practice, make any material interpretations with respect to, any Company Benefit Plan; (E) establish or fund any rabbi trust or other funding arrangement in respect of any Company Benefit Plan; (F) grant or amend any Company Stock Awards or other equity-based awards; (G) hire or promote any person at the level of Director or above, except for Permitted New Hires; or (H) terminate (other than for cause) the employment or services of any employee at the level of Director or above;

(m) implement or adopt any material change in its financial accounting principles, practices or methods, other than as may be required by changes in GAAP;

(n) commence, settle or compromise any litigation, suit, action or proceeding, except for commencements, settlements or compromises that (A) involve solely monetary remedies with a value not in excess of $2,500,000, with respect to any individual litigation, suit, action or proceeding or $7,500,000 in the aggregate with both of such limits only applying to the amount of settlement that is in excess of insurance coverage maintained by the Company or any of its Subsidiaries and approved by the relevant insurer relating to the payment of such amounts; provided, that the Company shall notify Parent of commencements, settlements or compromises that involve solely monetary remedies with a value in excess of $2,500,000, (B) do not impose any material restriction on its business or the business of its Subsidiaries, and (C) do not relate to any litigation by the Company’s stockholders in connection with this Agreement or the Merger;

(o) make, change or revoke any material Tax election, change or adopt any annual Tax accounting period or change any material method of Tax accounting, file any amended Tax Return if such amendment would or would reasonably be expected to result in a material Tax liability, enter into any closing agreement with any taxing authority if such agreement would or would reasonably be expected to result in a material Tax liability or have a material impact on Taxes, request any Tax ruling from any Governmental Entity, settle or compromise any material Tax liability or any audit, examination or other proceeding relating to a material amount of Taxes, or surrender any claim for a material refund of Taxes, or, except in the ordinary course of business agree to an extension or waiver of the statute of limitations with respect to a material amount of Taxes;

(p) materially reduce the amount of insurance coverage or fail to renew any material existing insurance policies;

(q) (i) amend any Company Permits in a manner that adversely impacts its ability to conduct its business in any material respect, or (ii) terminate or allow to lapse, any material Company Permits;

(r) except in the ordinary course of business, cancel or permit to lapse any material Intellectual Property Registrations of the Company or agreements pursuant to which the Company licenses or obtains the right to use any material Intellectual Property, or disclose to any third party any material trade secret included in the Intellectual Property of the Company in a way that results in loss of trade secret protection;

(s) except in the ordinary course of business, enter into any Contract under which the Company or any Subsidiary of the Company grants or agrees to grant any right, or agrees to pay any royalties or similar obligations, with respect to any material Intellectual Property (other than licenses granted to customers or other third parties in the ordinary course of business consistent with past practice); or

(t) agree to take, or make any commitment to take, any of the foregoing actions that are prohibited pursuant to this Section 5.1.

Section 5.2 Conduct of Business of Parent. During the period from the date hereof through the Effective Time, except (i) as may be required by applicable Law, (ii) with the prior written consent of the

Company, not to be unreasonably withheld, conditioned or delayed, (iii) as required by this Agreement, or (iv) as set forth in Section 5.2 of the Parent Disclosure Schedule, Parent shall not, and shall cause its Subsidiaries not to:

(a) make, declare or pay any dividend, or make any other distribution on, or directly or indirectly redeem, purchase or otherwise acquire, any shares of its capital stock, or any other securities or obligations convertible (whether currently convertible or convertible only after the passage of time or the occurrence of certain events) into or exchangeable for any shares of its capital stock (except (A) dividends paid by any of the wholly owned Subsidiaries of Parent to Parent or any of their wholly owned Subsidiaries, respectively, (B) the acceptance of shares of Parent Common Stock as payment for the exercise price of options to purchase Parent Common Stock granted pursuant to the Parent Stock Plans or for withholding Taxes incurred in connection with the exercise, vesting or settlement of Parent Stock Awards, as applicable, in accordance with past practice and the terms of the applicable award or (C) the declaration and payment of quarterly cash dividends on the Parent Common Stock in the ordinary course consistent with past practice, in a quarterly amount not to exceed the amount set forth on Section 5.2 of the Parent Disclosure Schedule;

(b) split, combine, subdivide, amend the terms of or reclassify any of Parent’s capital stock;

(c) adopt a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization, other than transactions between the Parent and any direct or indirect wholly owned Parent Subsidiary or between direct or indirect wholly owned Parent Subsidiaries;

(d) (A) acquire (whether by merger or consolidation, acquisition of stock or assets or by formation of a joint venture or otherwise) any other person or business or any material assets, deposits or properties of any other person, or (B) make any material investment in any other person either by purchase of stock or securities, contributions to capital, property transfers or purchase of property or assets of any person other than a wholly owned Subsidiary of Parent, except in each case of the foregoing (A) or (B) for acquisitions or investments that in each case would not reasonably be expected to (1) materially delay or impede the consummation of the Merger or (2) result in the failure of the conditions set forth in Section 6.1(c) or Section 6.1(d) to be satisfied prior to the Outside End Date;

(e) amend the Parent Organizational Documents or the certificate of incorporation or bylaws or Merger Sub in any manner that would be adverse in any material respect to holders of Company Common Stock, or otherwise take any action to exempt any person from any provision of the Parent Organizational Documents;

(f) convene any meeting of the holders of Parent Common Stock for the purpose of revoking or varying the authority of the directors of Parent to allot Parent Common Stock; or

(g) agree to take, or make any commitment to take, any of the foregoing actions that are prohibited pursuant to this Section 5.2.

Section 5.3 Access.

(a) For purposes of furthering the Merger but subject to the following sentence, the Company shall, and shall cause the Company Subsidiaries to, (x) afford Parent and its Representatives reasonable access during normal business hours, throughout the period prior to the Effective Time, to its and its Subsidiaries’ personnel, properties, Contracts, books and records and any report, schedule or other document filed or received by it pursuant to the requirements of applicable Laws and, during such period and (y) make available to Parent and its Representatives all other available information concerning its business, properties and personnel as Parent may reasonably request. Parent will use its reasonable best efforts to minimize any disruption to the businesses of the Company that may result from such requests for access, data and information. Each of the Company and Parent shall, and shall cause its respective Subsidiaries to, without limitation to the preceding obligations, make available to the other Party and its Representatives (i) a copy of each report, schedule, registration statement and other document filed or received by it during such period pursuant to the requirements of U.S. federal securities laws (other than reports or documents that such disclosing Party is not permitted to disclose under applicable Law) and (ii) a copy of all substantive correspondence between the disclosing Party or any of its Subsidiaries and any party to a Contract with regard to any material action, consent, approval or waiver that is required to be taken or obtained with respect to such Contract in connection with the consummation of the Merger. The foregoing notwithstanding, neither the Company nor Parent shall be required to provide access to or make available to any person any document or information if doing so would, in the reasonable judgment of the Company or Parent, as applicable, after consultation with its respective outside counsel, (A) violate any Law, (B) result in a violation of a confidentiality agreement with a third party entered into prior to the date of this Agreement or entered into after the date of this Agreement in the ordinary course of business consistent with past practice, (C) jeopardize the attorney-client, attorney work product or other legal privilege of a Party or any of its Subsidiaries, or (D) result in the disclosure of any trade secrets of the Company or any third parties.

(b) No investigation by the Company or Parent or their respective Representatives shall affect or be deemed to modify or waive the representations and warranties of the other Party set forth in this Agreement.

(c) The Parties hereto hereby agree that all information provided to them or their respective Representatives in connection with this Agreement and the consummation of the Merger shall be governed in accordance with the amended and restated confidentiality agreement, dated as of June 15, 2016, between the Company and Parent (the “Confidentiality Agreement”).

Section 5.4 No Solicitation by the Company.

(a) Except as expressly permitted by this Section 5.4, the Company shall and shall cause each of its Subsidiaries and its and their respective officers, directors and employees, and shall use its reasonable best efforts to cause its other Representatives: (i) to immediately cease and cause to be terminated any solicitation, knowing encouragement, discussions or negotiations with any persons (other than Parent) that is ongoing with respect to a Company Takeover Proposal and (ii) not to, directly or indirectly, (A) solicit, initiate, knowingly encourage or knowingly facilitate any inquiries regarding, or the making of any proposal or offer that constitutes, or would reasonably be expected to lead to, a Company Takeover Proposal, (B) engage in, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any other person any information in connection with or for the purpose of soliciting, initiating, encouraging or facilitating, a Company Takeover Proposal (other than, solely in response to an unsolicited inquiry, to refer the inquiring person to this Section 5.4, and provided, that the Company and its Representatives may make inquiries of a person making an unsolicited Company Takeover Proposal (and its Representatives) to ascertain facts regarding such Company Takeover Proposal for the sole purpose of the Company Board of Directors informing itself about such Company Takeover Proposal and the person making it, but in each case limiting its communication exclusively to such referral and such ascertaining of facts), or (C) approve, adopt, recommend or enter into, or propose to approve, adopt, recommend or enter into, any letter of intent or similar document, agreement, commitment, or agreement in principle (whether written or oral, binding or nonbinding) with respect to a Company Takeover Proposal. The Company shall not, and shall cause its affiliates not to, release any third party from, or waive, amend or modify any provision of, or grant permission under, or fail to enforce, any standstill provision in any agreement to which the Company or any of its affiliates is a party; provided that, with respect to any person that did not submit an indication of interest or bid to acquire the Company during the period between March 1, 2016 and the date of this Agreement, if the Company Board of Directors determines in good faith, after consultation with the Company’s outside legal counsel, that the failure to take such action would be inconsistent with the directors’ fiduciary duties under applicable Laws, the Company may waive any such standstill provision applicable to any such persons solely to the extent necessary to permit a third party to make a confidential Company Takeover Proposal to the Company Board of Directors.

(b) The Company shall, and shall cause its Affiliates to, promptly request any person that has executed a confidentiality or non-disclosure agreement in connection with any actual or potential Company Takeover Proposal that remains in effect as of the date of this Agreement to return or destroy all confidential information in the possession of such person or its Representatives.

(c) Anything to the contrary contained in Section 5.4(a) notwithstanding, if at any time after the date of this Agreement and prior to the time that the Company Stockholder Approval is obtained, the Company or any of its Representatives receives a bona fide unsolicited written Company Takeover Proposal from any person that did not result from a breach by the Company, its Subsidiaries or their respective Representatives of this Section 5.4 and if the Company Board of Directors determines in good faith, after consultation with its independent financial advisor and outside legal counsel, that such Company Takeover Proposal constitutes or would reasonably be expected to lead to a Company Superior Proposal, then the Company and its Representatives may, (i) furnish, pursuant to an Acceptable Confidentiality Agreement, information (including non-public information) with respect to the Company and its Subsidiaries to the person who has made such Company Takeover Proposal and its Representatives; provided that the Company shall substantially concurrently with the delivery to such person provide or make available to Parent any non-public information concerning the Company or any of its Subsidiaries that is provided or made available to such person or its Representatives unless such non-public information has been previously provided or made available to Parent and (ii) engage in or otherwise participate in discussions or negotiations with the person making such Company Takeover Proposal and its Representatives regarding such Company Takeover Proposal. The Company shall promptly (and in any event within forty-eight hours) notify Parent if the Company Board of Directors makes a determination that a Company Takeover Proposal constitutes or would reasonably be expected to lead to a Company Superior Proposal or if the Company furnishes non-public information and/or enters into discussions or negotiations as provided in this Section 5.4(c).

(d) Without limiting the foregoing, the Company shall promptly (and in no event later than forty-eight hours after, to the knowledge of the Company or its financial advisor, its receipt) notify Parent in writing in the event that the Company or any of its Representatives receives a Company Takeover Proposal or a request for information relating to the Company or its Subsidiaries that is reasonably likely to lead to a Company Takeover Proposal, including the identity of the person making the Company Takeover Proposal and the material terms and conditions thereof (including an unredacted copy of such Company Takeover Proposal or, where such Company Takeover Proposal is not in writing, a description of the financial and other material terms thereof). The Company shall keep Parent reasonably informed, on a reasonably current basis, as to the status of (including any material developments related thereto) such Company Takeover Proposal, inquiry or request, shall promptly (and in any event within forty-eight hours) provide Parent with any draft agreements relating to such Company Takeover Proposal and shall promptly (and in any event within forty-eight hours) notify Parent of any material modifications to the financial or other material terms of any such Company Takeover Proposal, inquiry or request. The Company agrees that it and its Subsidiaries will not enter into any agreement with any person subsequent to the date of this Agreement which prohibits the Company from providing any information to Parent in accordance with, or otherwise complying with, this Section 5.4.

(e) Except as expressly permitted by this Section 5.4(e), the Company Board of Directors shall not (i) (A) fail to include the Company Recommendation in the Proxy Statement/Prospectus when disseminated to the Company’s stockholders, (B) change, qualify, withhold, withdraw or modify, or publicly propose or announce an intention to change, qualify, withhold, withdraw or modify, in either case, in a manner adverse to Parent, the Company Recommendation or (C) adopt, approve or recommend to stockholders of the Company, or publicly propose or announce its intention to adopt, approve or recommend to stockholders of the Company, a Company Takeover Proposal (any action described in this clause (i) being referred to as a “Company Adverse Recommendation Change”), or (ii) authorize, cause or permit the Company or any of its Subsidiaries to enter into any letter of intent, memorandum of understanding, agreement (including an acquisition agreement, merger agreement, joint venture agreement or other agreement), commitment or agreement in principle with respect to any Company Takeover Proposal (other than an Acceptable Confidentiality Agreement entered into in accordance with Section 5.4(c)) (a “Company Acquisition Agreement”). Anything to the contrary set forth in this Agreement notwithstanding, prior to the time that the Company Stockholder Approval is obtained, but not after, the Company Board of Directors may, with respect to a bona fide, unsolicited Company Takeover Proposal that did not result from a breach by the Company, its Subsidiaries or its Representatives of this Section 5.4, make a Company Adverse Recommendation Change or cause the Company to terminate this Agreement in accordance with Section 7.1(g) (including paying the Company Termination Fee) in order to enter into a definitive agreement relating to such Company Superior Proposal if, and only if, prior to taking either such action the Company Board of Directors has determined in good faith after consultation with the Company’s independent financial advisor and outside legal counsel that such Company Takeover Proposal constitutes a Company

Superior Proposal; provided, however, that, prior to making such Company Adverse Recommendation Change or terminating this Agreement in accordance with Section 7.1(g), (A) the Company has given Parent at least four Business Days’ prior written notice of its intention to take such action and has provided to Parent the identity of the person making such Company Takeover Proposal, a copy of any proposed Company Acquisition Agreements constituting such Company Takeover Proposal, and a copy of any financing commitments relating thereto (or, in each case, if not provided in writing to the Company, a written summary of the material terms thereof), (B) following the end of such notice period, the Company Board of Directors shall have considered in good faith any revisions to the terms of this Agreement proposed by Parent, and shall have determined, after consultation with the Company’s independent financial advisor and outside legal counsel, that the Company Superior Proposal would nevertheless continue to constitute a Company Superior Proposal if the revisions proposed by Parent were to be accepted by the Company and given effect, and (C) in the event of any change to any of the financial terms (including the form, amount and timing of payment of consideration) or any other change to the material terms of such Company Superior Proposal, the Company shall, in each case, have delivered to Parent an additional notice consistent with that described in clause (A) above of this proviso and a new notice period under clause (A) of this proviso shall commence (except that the four Business Day notice period referred to in clause (A) above of this proviso shall instead end at the later of (1) 11:59 p.m. (Eastern Time) on the second Business Day immediately following Parent’s receipt of such notice and (2) the end of the original notice period; during which time the Company shall be required to comply with the requirements of clauses (B) and (C) above of this proviso. The actions of the Company Board of Directors in making a determination that a Company Takeover Proposal constitutes a Company Superior Proposal and the Company’s authorizing and providing the notices to Parent required by this Section 5.4(e), if done in accordance with this Section 5.4(e), shall not in and of itself, constitute a Company Adverse Recommendation Change, a violation of this Section 5.4 or a termination of this Agreement. Anything to the contrary contained herein notwithstanding, neither the Company nor any of its Subsidiaries shall enter into any Company Acquisition Agreement unless this Agreement has been terminated in accordance with its terms.

(f) Anything in this Agreement to the contrary notwithstanding, other than in connection with a Company Takeover Proposal, the Company may, at any time prior to, but not after, the date the Company Shareholder Approval has been obtained, make a Company Adverse Recommendation Change in response to a Company Intervening Event if the Company has complied with its obligations under this Section 5.4 and prior to taking such action, the Company Board of Directors has determined in good faith, after consultation with the Company’s independent financial advisor and outside legal counsel, that the failure to take such action would be inconsistent with the fiduciary duties of the members of the Company Board of Directors under applicable Law; provided, however, that prior to making such Company Adverse Recommendation Change, (i) the Company has given Parent at least four Business Days’ prior written notice of its intention to take such action, and specifying the reasons therefor, including specifying in reasonable detail the applicable Company Intervening Event and (ii) following the end of such notice period, the Company Board of Directors shall have considered in good faith any revisions to the terms of this Agreement proposed in writing by Parent, and shall have determined, after consultation with the Company’s independent financial advisor and outside legal counsel, that the failure to make such Company Adverse Recommendation Change would be inconsistent with the fiduciary duties of the members of the Company Board of Directors under applicable Law; provided, that the actions of the Company Board of Directors in making such determination and the Company’s authorizing and providing of such notice pursuant to this Section 5.4(f) shall not, if done in accordance with Section 5.4(f), in and of itself, constitute a Company Adverse Recommendation Change, a violation of this Section 5.4 or a termination of this Agreement.

(g) Nothing contained in this Agreement shall prohibit the Company or the Company Board of Directors from (i) taking and disclosing to the stockholders of the Company (i) a position contemplated by Rule 14e-2(a) or Rule 14d-9 promulgated under the Exchange Act or making any “stop, look and listen” communication to the stockholders of the Company pursuant to Rule 14d-9(f) under the Exchange Act pending disclosure of its position thereunder or (ii) directing any person (or the representative of that person) that makes a Company Takeover Proposal to the provisions of this Section 5.4; provided that in the case of either clause (i) or (ii) no such action, position or disclosure that would amount to a Company Adverse Recommendation Change shall be permitted, made or taken other than in compliance with Section 5.4(e).

(h) Any violation of the restrictions contained in this Section 5.4 by any of the Company’s Representatives shall be deemed to be a breach of this Section 5.4 by the Company.

Section 5.5 Employee Matters.

(a) During the period commencing at the Effective Time and ending on the first anniversary of the Effective Time, Parent shall provide, or shall cause the Surviving Corporation to provide, to each employee of the Company or its Subsidiaries who continues to be employed by Parent or the Surviving Corporation or any of their respective Subsidiaries following the Effective Time (collectively, the “Company Employees”) for so long as such Company Employee remains employed by Parent or the Surviving Corporation during such period, (i) a base salary or base wage rate no less than that provided to such Company Employee immediately prior to the Effective Time, (ii) a Target Cash Bonus Opportunity, with the actual amount of any Performance Bonus paid to such Company Employee to be determined by the business unit leader for the legacy Company business, subject to the review and approval (not to be unreasonably withheld) by the Parent Chief Executive Officer, Chief Financial Officer and Chief Human Resources Officer, or, if applicable, Target Commission Opportunity, (iii) a Target Equity Incentive Opportunity, (iv) continued eligibility (to the extent that such Company Employee was eligible immediately prior to the Effective Time) for the Company’s sabbatical program on the terms set forth on Section 5.5(a)-2 of the Company Disclosure Schedule, and (v) aggregate employee benefits (excluding benefits provided for in Section 5.5(a)(i)-(iv)) that are substantially comparable in the aggregate to those provided to such Company Employee immediately prior the Effective Time; provided that, notwithstanding the foregoing, (x) the Company Employees will be eligible to participate in the severance plan maintained by Parent with the material terms set forth on Section 5.5(a)-1 of the Company Disclosure Schedule (the “Parent Severance Plan”) and (y) Parent may cause the Company Employees to commence participation in Parent’s 401(k) plan and/or Parent’s plans providing for medical, dental and vision insurance benefits, on terms that are the same as those provided to similarly situated employees of Parent and its Subsidiaries, prior to the first anniversary of the Effective Time. In addition, without limiting the foregoing, from and after the Effective Time, Parent shall honor, fulfill and assume all the obligations under the Company Benefit Plans set forth on Section 5.5(a)-2 of the Company Disclosure Schedule, in accordance with their terms on the date hereof.

(b) Following the Closing Date, Parent shall, or shall cause the Surviving Corporation to, cause any employee benefit plans sponsored or maintained by Parent or the Surviving Corporation or their Subsidiaries in which the Company Employees are eligible to participate following the Closing Date (collectively, the “Post-Closing Plans”) to recognize the service of each Company Employee with the Company and its Affiliates prior to the Closing Date for purposes of eligibility, vesting and benefit accrual under such Post-Closing Plans (including, but not limited to, the Parent Severance Plan), in each case, to the same extent such service was recognized immediately prior to the Effective Time under a comparable Company Benefit Plan in which such Company Employee was eligible to participate immediately prior to the Effective Time; provided that such recognition of service shall not (i) apply for purposes of any defined benefit retirement plan or plan that provides retiree welfare benefits, (ii) operate to duplicate any benefits of a Company Employee with respect to the same period of service, or (iii) apply for purposes of any plan, program or arrangement (x) under which similarly situated employees of Parent and its Subsidiaries do not receive credit for prior service or (y) that is grandfathered or frozen, either with respect to level of benefits or participation. With respect to any Post-Closing Plan that provides medical, dental or vision insurance benefits, for the plan year in which such Company Employee is first eligible to participate, Parent shall (A) cause any preexisting condition limitations or eligibility waiting periods under such plan to be waived with respect to such Company Employee to the extent such limitation would have been waived or satisfied under the Company Benefit Plan in which such Company Employee participated immediately prior to the Effective Time, and (B) credit each Company Employee for an amount equal to any medical, dental or vision expenses incurred by such Company Employee in the plan year in which such Covered Employee is first eligible to participate in such Post-Closing Plan, for purposes of any applicable deductible and annual out-of-pocket expense requirements under any such Post-Closing Plan to the extent such expenses would have been credited under the Company Benefit Plan in which such Company Employee participated immediately prior to the Effective Time. Such credited expenses shall also count toward any annual or lifetime limits, treatment or visit limits or similar limitations that apply under the terms of the applicable plan.

(c) If requested by Parent in writing delivered to the Company not less than ten Business Days before the anticipated Effective Time, the Company Board of Directors (or the appropriate committee thereof) shall adopt resolutions and take such corporate action as is necessary to terminate the Company’s 401(k) plans (collectively, the “Company 401(k) Plan”), effective as of the day prior to the Effective Time. Following the Effective Time and as soon as practicable following receipt of a favorable determination letter from the IRS on the termination of the Company 401(k) Plan, the assets thereof shall be distributed to the participants, and Parent shall, to the extent permitted by Parent’s applicable 401(k) plan (the “Parent 401(k) Plan”), permit the Company Employees who are then actively employed to make rollover contributions of “eligible rollover distributions” (within the meaning of Section 401(a)(31) of the Code, inclusive of loans to participants), in the form of cash (or in the case of loans, notes), in an amount equal to the full account balance distributed to such Company Employee from the Company 401(k) Plan to the Parent 401(k) Plan.

(d) Nothing in this Agreement shall confer upon any Company Employee or other service provider any right to continue in the employ or service of Parent, the Surviving Corporation or any Affiliate of Parent, or shall interfere with or restrict in any way the rights of Parent, the Surviving Corporation or any of their Affiliates, which rights are hereby expressly reserved, to discharge or terminate the services of any Company Employee at any time for any reason whatsoever, with or without cause. In no event shall the terms of this Agreement be deemed to (i) establish, amend, or modify any Company Benefit Plan or any other benefit plan, program, agreement or arrangement maintained or sponsored by Parent, the Surviving Corporation, the Company or any of their Subsidiaries or Affiliates; or (ii) alter or limit the ability of Parent, the Surviving Corporation, the Company or any of their Subsidiaries or Affiliates to amend, modify or terminate any Company Benefit Plan or any other compensation or benefit or employment plan, program, agreement or arrangement after the Closing Date. Without limiting the generality of Section 8.13 and any provision in this Agreement to the contrary notwithstanding, nothing in this Section 5.5(d) shall create any third party beneficiary rights in any person other than the parties hereto, including any Company Employee or current or former service provider of the Company or its Affiliates (or any beneficiaries or dependents thereof).

(e) Within five Business Days prior to the anticipated Effective Time, the Company shall provide Parent with a correct and complete list of all Company Stock Awards outstanding as of the applicable date of delivery, specifying, on a holder-by-holder basis, (i) the name or identification number of each holder, (ii) the number of shares subject to each such Company Stock Award, (iii) the grant date of each such Company Stock Award, (iv) the vesting schedule of each such Company Stock Award (including, if applicable, any vesting as a result of the occurrence of the Closing, either alone or in combination with another event), and (v) the Company Stock Plan pursuant to which the Company Stock Award was granted.

Section 5.6 Regulatory Approvals; Efforts.

(a) Prior to the Closing, Parent, Merger Sub and the Company shall use their respective reasonable best efforts to take, or cause to be taken, all reasonable actions, and to do, or cause to be done, all reasonable things necessary, proper or advisable under any applicable Laws to consummate and make effective the Merger, including (i) the preparation and filing of all forms, registrations and notices required to be filed to consummate the Merger, (ii) the satisfaction of the conditions to consummating the Merger, (iii) taking all reasonable actions necessary to obtain (and cooperating with each other in obtaining) any consent, authorization, Order, waiting period expiration or approval of, or any exemption by, any third party, including any Governmental Entity (which actions shall include furnishing all information and documentary material required under the HSR Act and those jurisdictions set forth on Schedule 5.6(a) required to be obtained or made by Parent, Merger Sub, the Company or any of their respective Subsidiaries in connection with the Merger or the taking of any action contemplated by this Agreement, and (iv) the execution and delivery of any reasonable additional instruments necessary to consummate Merger and to fully carry out the purposes of this Agreement. Additionally, each of Parent, Merger Sub and the Company shall use reasonable best efforts to not take any action after the date of this Agreement that would reasonably be expected to materially delay the obtaining of, or result in not obtaining, any permission, approval or consent from any such Governmental Entity necessary to be obtained prior to the Closing.

(b) Parent and the Company shall each keep the other apprised of the status of matters relating to the completion of the Merger and work cooperatively in connection with obtaining all required consents, authorizations, Orders, waiting period expirations or approvals of, or any exemptions by, any Governmental Entity undertaken pursuant to the provisions of this Section 5.6. In that regard, prior to the Closing, each Party shall promptly consult with the other Parties to this Agreement with respect to and provide any necessary information and assistance as the other Parties may reasonably request with respect to (and, in the case of correspondence, provide the other Parties (or their counsel) copies of) all notices, submissions, or filings made by such Party with any Governmental Entity or any other information supplied by such Party to, or correspondence with, a Governmental Entity in connection with this Agreement and the Merger. Each Party to this Agreement shall (A) promptly inform the other Parties to this Agreement, and if in writing, furnish the other Parties with copies of (or, in the case of oral communications, advise the other Parties orally of) any communication from or to any Governmental Entity regarding the Merger, (B) permit the other Parties to review and discuss in advance, and consider in good faith the views of the other Parties in connection with, any proposed communication with any such Governmental Entity, and (C) to the extent permitted by any applicable Governmental Entity, give the other Party a reasonable opportunity to attend and participate in any in-person meetings with such Governmental Entity regarding the Merger. The foregoing notwithstanding, the Parties agree that it is Parent’s primary right to devise and implement the strategy for all filings, notifications, submissions and communications in connection with any filing, notice, petition, statement, registration, submission of information, application or similar filing subject to this Section 5.6 after consulting with, and taking into account in good faith any comments of, the Company or its Representatives relating to such strategy. If any Party to this Agreement or any Representative of such Parties receives a request for additional information or documentary material from any Governmental Entity with respect to the Merger, then such Party will use reasonable best efforts to make, or cause to be made, promptly and after consultation with the other Parties to this Agreement in good faith, an appropriate response in substantial compliance with such request. Each Party shall furnish the other Parties with copies of all correspondence, filings and communications (and memoranda setting forth the substance thereof) between it and any such Governmental Entity with respect to this Agreement and the Merger, and furnish the other Parties with such necessary information and reasonable assistance as the other Parties may reasonably request in connection with its preparation of necessary filings or submissions of information to any such Governmental Entity; provided, however, that Parent and the Company may, as each deems advisable and necessary, reasonably designate any competitively sensitive material provided to the other under this Section 5.6 as “Antitrust Counsel Only Material.” Such materials and the information contained therein shall be given only to the outside antitrust counsel of the recipient and will not be disclosed by such outside counsel to employees, officers or directors of the recipient unless express permission is obtained in advance from the source of the materials (Parent or the Company, as the case may be) or its legal counsel. Anything to the contrary contained in this Section 5.6 notwithstanding, materials provided pursuant to this Section 5.6 may be redacted (i) to remove references concerning the valuation of Parent, the Company and the Merger and other confidential information, (ii) as necessary to comply with contractual arrangements, and (iii) as necessary to address reasonable privilege concerns.

(c) The Company and Parent shall use reasonable best efforts to file, as promptly as practicable, but in any event no later than 15 Business Days after the date of this Agreement, all notifications required under the HSR Act. In the event that the Parties receive a request for information or documentary material pursuant to the HSR Act (a “Second Request”), the Parties will use their respective reasonable best efforts to respond to such Second Request as promptly as practicable, and counsel for both Parties will closely cooperate during the entirety of any such Second Request review process. The Parties agree to use reasonable best efforts to supply as promptly as practicable and advisable any additional information and documentary material that may be required under any other Antitrust Law and to take all other actions necessary to cause the expiration or termination of the applicable waiting periods under any other Antitrust Law prior to the Outside End Date.

(d) In the event that any litigation, claim, suit, action or proceeding is commenced challenging the Merger or the other transactions contemplated by this Agreement as violative of any Antitrust Law, each of the Company, Parent and Merger Sub shall cooperate with each other and use its respective reasonable best efforts to contest and resist any such litigation, claim, suit, action or proceeding and to have vacated, lifted, reversed or overturned any Order resulting therefrom, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the Merger or the other transactions contemplated by this Agreement.

(e) Anything to the contrary set forth in this Agreement notwithstanding, Parent and Merger Sub agree to take any and all steps necessary to ensure the absence at the Outside End Date of any (x) requirement for any non-action, consent or approval of any state attorney general or other Governmental Entity, (y) Order in any suit or proceeding and (z) other matter relating to any Antitrust Law which would preclude consummation of the Merger by the Outside End Date, so as to enable the Parties to complete the Merger as promptly as practicable, including committing to or taking by consent decree, hold separate order, or otherwise, the sale, divestiture, license, holding separate, or other disposition of or restriction on any assets, licenses, product lines, operations or businesses of Parent, the Company or any of their respective Subsidiaries, or accepting any operational restrictions or otherwise taking or committing to take actions that would, after the Effective Time, limit Parent’s or any of its Affiliates’ freedom of action with respect to any of the assets, licenses, product lines, operations or businesses of any of Parent, the Company or any of their respective Subsidiaries; provided, that, anything to the contrary set forth in this Agreement notwithstanding, Parent shall not be required to (i) sell, divest, exclusively license, hold separate, or otherwise dispose of, or (ii) grant any non-exclusive license, accept any operational restrictions or take or commit to take any actions which restrictions or actions would limit Parent’s or any of its Affiliates’ freedom of action with respect to, assets, licenses, product lines, operations or businesses of Parent, the Company or any of their respective Subsidiaries that individually or in the aggregate, generated total collective revenues in excess of $125 million in Parent’s or the Company’s fiscal year 2016, as applicable (the “Revenue Cap”), except that, in the case of clause (ii), the revenues of the asset, license, product line, operation or business impacted by such non-exclusive license, operational restriction or action, respectively, shall be considered in determining whether the Revenue Cap has been achieved only if: (A) such restrictions or actions would limit Parent’s or its Affiliate’s freedom of action after the Effective Time with respect to such impacted asset, product line, operation or business, respectively, of Parent, the Company or any of their respective Subsidiaries in a respect that is material to such impacted asset, product line, operation or business, respectively, of Parent, the Company or any of their respective Subsidiaries (it being understood that an obligation to continue selling or supporting a product in any jurisdiction shall not, in and of itself, be construed to be a material limitation, or (B) in the case of a non-exclusive license, the adverse effect of such non-exclusive license is non-de minimis with respect to the impacted asset, license, product line, operation or business, respectively of Parent, the Company or any of their respective Subsidiaries. Anything to the contrary set forth in this Agreement notwithstanding, Parent shall not be required to agree to or accept any obligation to permit any third party to invest (whether directly or indirectly, including via joint venture or similar arrangement) in Parent, the Company or any of their respective Subsidiaries or Affiliates.

Section 5.7 Preparation of the Form S-4 and the Proxy Statement/ Prospectus; Company Stockholders Meeting.

(a) As promptly as reasonably practicable following the date of this Agreement, (i) the Company and Parent shall jointly prepare and cause to be filed with the SEC the Proxy Statement/Prospectus in preliminary form, and (ii) Parent shall prepare and cause to be filed with the SEC, the Form S-4 with respect to the shares of Parent Common Stock issuable in the Merger, which will include the Proxy Statement/Prospectus with respect to the Company Stockholder Meeting. Each of the Company and Parent shall use its reasonable best efforts to (A) have the Form S-4 declared effective under the Securities Act as promptly as practicable after such filing, (B) ensure that the Form S-4 complies in all material respects with the applicable provisions of the Exchange Act or Securities Act, and (C) keep the Form S-4 effective for so long as necessary to complete the Merger. Each of the Company and Parent shall furnish all information concerning itself, its Affiliates and the holders of its shares to the other and provide such other assistance as may be reasonably requested in connection with the preparation, filing and distribution of the Form S-4 and Proxy Statement/Prospectus. Each of the Company and Parent shall promptly notify the other upon the receipt of any comments from the SEC or any request from the SEC for amendments or supplements to the Form S-4 or Proxy Statement/Prospectus, and shall, as promptly as practicable after receipt thereof, provide the other with copies of all correspondence between it and its

Representatives, on one hand, and the SEC, on the other hand, and all written comments with respect to the Proxy Statement/Prospectus or the Form S-4 received from the SEC and advise the other party on any oral comments with respect to the Proxy Statement/Prospectus or the Form S-4 received from the SEC. Each of the Company and Parent shall use its reasonable best efforts to respond as promptly as practicable to any comments from the SEC with respect to the Proxy Statement/Prospectus, and Parent shall use its reasonable best efforts to respond as promptly as practicable to any comment from the SEC with respect to the Form S-4. The foregoing notwithstanding, prior to filing the Form S-4 (or any amendment or supplement thereto) or mailing the Proxy Statement/Prospectus (or any amendment or supplement thereto) or responding to any comments of the SEC with respect thereto, each of the Company and Parent shall cooperate and provide the other a reasonable opportunity to review and comment on such document or response in advance (including the proposed final version of such document or response), except to the extent such disclosures relate to a Company Takeover Proposal. Parent shall advise the Company, promptly after it receives notice thereof, of the time of effectiveness of the Form S-4, the issuance of any stop order relating thereto or the suspension of the qualification of the shares of Parent Common Stock issuable in connection with the Merger for offering or sale in any jurisdiction, and Parent shall use its reasonable best efforts to have any such stop order or suspension lifted, reversed or otherwise terminated. Parent shall also take any other action required to be taken under the Securities Act, the Exchange Act, any applicable foreign or state securities or “blue sky” Laws and the rules and regulations thereunder in connection with the issuance of the shares of Parent Common Stock in the Merger, and the Company shall furnish all information concerning the Company and the holders of the Company Common Stock as may be reasonably requested in connection with any such actions.

(b) If, at any time prior to the receipt of the Company Stockholder Approval, any information relating to the Company or Parent, or any of their respective Affiliates, should be discovered by the Company or Parent which, in the reasonable judgment of the Company or Parent, should be set forth in an amendment of, or a supplement to, any of the Form S-4 or the Proxy Statement/Prospectus, so that any of such documents would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the Party which discovers such information shall promptly notify the other Parties, and the Company and Parent shall cooperate in the prompt filing with the SEC of any necessary amendment of, or supplement to, the Proxy Statement/Prospectus or the Form S-4 and, to the extent required by Law, in disseminating the information contained in such amendment or supplement to stockholders of the Company. Nothing in this Section 5.7(b) shall limit the obligations of any Party under Section 5.7(a). For purposes of this Section 5.7, any information concerning or related to the Company, its Affiliates or the Company Stockholder Meeting will be deemed to have been provided by the Company, and any information concerning or related to Parent or its Affiliates will be deemed to have been provided by Parent.

(c) The Company shall take, in accordance with applicable Law and the Company Organizational Documents, all action necessary to mail the Proxy Statement/Prospectus to the Company’s stockholders as promptly as reasonably practicable after the Form S-4 is declared effective by the SEC and to convene a meeting of the Company’s stockholders to consider the proposal to adopt this Agreement (the “Company Stockholder Meeting”) as promptly as reasonably practicable after the date of mailing of the Proxy Statement/Prospectus (including setting an appropriate record date for the Company Stockholder Meeting). The Company shall, through the Company Board of Directors, make the Company Recommendation, include such Company Recommendation in the Proxy Statement/Prospectus and solicit and use its reasonable best efforts to obtain the Company Stockholder Approval, except, in each case, during such time as a valid Company Adverse Recommendation Change is in effect, and shall not submit any other proposal (other than, if the Company Stockholder Meeting is also the Company’s annual stockholder meeting, proposals customarily brought in connection with the Company’s annual stockholder meeting) to such holders in connection with the Company Stockholder Meeting without the prior written consent of Parent. The foregoing provisions of this Section 5.7(c) notwithstanding, the Company shall have the right, without the prior consent of Parent, to make one or more successive postponements or adjournments of the Company Stockholder Meeting (A) to ensure that any supplement or amendment to the Proxy Statement/Prospectus required under applicable Law is timely provided to the stockholders of the Company within a reasonable amount of time, in the good faith judgment of the

Company Board of Directors (after consultation with its outside counsel), in advance of the Company Stockholder Meeting, (B) if required by applicable Law or a request from the SEC or its staff or (C) if, on a date for which the Company Stockholder Meeting is scheduled, the Company has not received proxies representing a sufficient number of shares of Company Common Stock to obtain the Company Stockholder Approval, whether or not a quorum is present; provided that (1) the duration of any such adjournment or postponement shall be limited to the minimum duration reasonably necessary to remedy the circumstances giving rise to such adjournment or postponement: (2) no single such adjournment or postponement shall be for more than five Business Days except as may be required by federal securities Laws; and (3) in the case of clause (C), the Company Stockholder Meeting shall not be postponed to later than the date that is 20 Business Days after the date for which the Company Stockholder Meeting was originally scheduled without the prior written consent of Parent. All other postponements or adjournments shall require the prior written consent of Parent. Nothing contained in this Agreement, including, for the avoidance of doubt, a Company Adverse Recommendation Change, shall be deemed to relieve the Company of its obligations to submit this Agreement to its stockholders for a vote on the approval and adoption thereof.

Section 5.8 Takeover Statutes. The Parties shall use their respective reasonable best efforts (a) to take all action necessary so that no “moratorium,” “control share acquisition,” “fair price,” “supermajority,” “affiliate transactions” or “business combination statute or regulation” or other similar state anti-takeover Laws and regulations becomes applicable to the Merger or any of the other transactions contemplated by this Agreement and (b) if any such Law may become, or may purport to be, applicable to the Merger or any of the other transactions contemplated by this Agreement, to grant such approvals and take such actions as are reasonably necessary so that the Merger and the transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise eliminate or minimize the effects of such Law on the transactions contemplated by this Agreement.

Section 5.9 Public Announcements. The Parties shall consult with one another prior to issuing, and provide each other with the opportunity to review and comment upon, any public announcement, statement or other disclosure with respect to this Agreement or the Merger and shall not issue any such public announcement or statement prior to such consultation, except as may be required by Law or by the rules and regulations of the Nasdaq (in which event such Party shall endeavor, on a basis reasonable under the circumstances, to provide a meaningful opportunity to the other Party to review and comment upon such public announcement or statement in advance and shall give due consideration to all reasonable additions, deletions or changes suggested thereto); provided that, (i) each of the Company and Parent may make press releases or public announcements concerning this Agreement or the Merger that consist solely of information previously disclosed in previous press releases or announcements made by Parent and/or the Company in compliance with this Section 5.9 and (ii) each of the Company and Parent may make any public statements in response to questions by the press, analysts, investors or analysts or those participating in investor calls or industry conferences, so long as such statements consist solely of information previously disclosed in previous press releases, public disclosures or public statements made by Parent and/or the Company in compliance with this Section 5.9. The Company shall not be required to provide any review or comment to Parent regarding any statement, release or disclosure in response to or in connection with the receipt and existence of a Company Takeover Proposal, its consideration of making or its making of a Company Adverse Recommendation Change or any matters related thereto, and following any public statement, release or disclosure by the Company in respect of any of the foregoing matters, Parent shall not be required to provide any review or comment to the Company regarding any statement, release or disclosure made by Parent with respect to such matters. The Company and Parent agree to issue the previously agreed upon form of joint press release announcing the execution and delivery of this Agreement promptly following the execution of this Agreement.

Section 5.10 Indemnification and Insurance.

(a) All rights to indemnification and exculpation from Liabilities for acts or omissions occurring at or prior to the Effective Time and related advancement of expenses now existing in favor of any present and former director, officer and employee of the Company or any of its Subsidiaries and each person who served as a director, officer, member, trustee or fiduciary of another corporation, partnership, joint venture, trust, pension or other employee benefit plan or enterprise at the request or for the benefit of the Company or any of its Subsidiaries (in each case, when acting in such capacity) (collectively, together with their respective heirs, executors and administrators, the “Company Indemnified Parties”) as provided in the Company Organizational Documents (or Company Subsidiary Organizational Documents) or any indemnification agreements in existence as of the date hereof, shall survive the Merger and shall continue in full force and effect in accordance with their terms, and shall not be amended, repealed or otherwise modified for a period of six years after the Effective Time in any manner that would adversely affect the rights thereunder of such Company Indemnified Parties. The foregoing notwithstanding, if any claim, action, suit, proceeding or investigation (whether arising before, at or after the Effective Time) is made against any Company Indemnified Party with respect to matters subject to indemnification hereunder on or prior to the sixth anniversary of the Effective Time, the rights to indemnification and exculpation from Liabilities and advancement of expenses referenced in the preceding sentence shall continue in effect until the final disposition of such claim, action, suit, proceeding or investigation.

(b) From and after the Effective Time, the Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, indemnify and hold harmless each Company Indemnified Party against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, damages or Liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of the fact that such person is or was a director or officer of the Company or any of its Subsidiaries or other fiduciary in any entity, trust, pension or other employee benefit plan or enterprise at the request or for the benefit of the Company and pertaining to matters existing or occurring or actions or omissions taken prior to or at the Effective Time, including with respect to this Agreement and the Merger, to the fullest extent permitted by applicable Law, and the Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, also advance expenses to the Company Indemnified Parties as incurred to the fullest extent permitted by applicable Law; provided that the Company Indemnified Party to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined by a final and nonappealable judicial determination that such Company Indemnified Party is not entitled to indemnification under this Section 5.10 or otherwise.

(c) For a period of six years after the Effective Time, the Surviving Corporation shall and Parent shall cause the Surviving Corporation to maintain in effect the current policies of directors’ and officers’ liability insurance maintained by the Company (provided that the Surviving Corporation may substitute therefor policies with a substantially comparable insurer of at least the same coverage and amounts containing terms and conditions which are no less advantageous to the insured) with respect to claims arising from facts or events, or actions or omissions, which occurred or are alleged to have occurred at or before the Effective Time; provided, however, that the Surviving Corporation shall not be obligated to make annual premium payments for such insurance to the extent such premiums exceed 300% of the annual premiums paid as of the date hereof by the Company for such insurance (the “Premium Cap”), and if such premiums for such insurance would at any time exceed the Premium Cap, then the Surviving Corporation shall cause to be maintained policies of insurance which, in the Surviving Corporation’s good faith determination, provide the maximum coverage available at an annual premium equal to the Premium Cap. In lieu of the foregoing, Parent or the Company may obtain at or prior to the Effective Time a six-year prepaid “tail” policy providing equivalent coverage to that described in the preceding sentence; provided that if the total cost for such prepaid “tail” policy exceeds the Premium Cap, then the Surviving Corporation may obtain a prepaid “tail” policy with the maximum coverage available for a total cost of the Premium Cap. If such prepaid policies have been obtained prior to the Effective Time, the Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, maintain such policies in full force and effect, and continue to honor the obligations thereunder.

(d) In the event that Parent or the Surviving Corporation (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any person, then proper provision shall be made so that such continuing or surviving corporation or entity or transferee of such assets, as the case may be, shall assume the obligations set forth in this Section 5.10.

(e) The rights of each Company Indemnified Party pursuant to this Section 5.10 shall be in addition to, and not in limitation of, any other rights such Company Indemnified Party may have under the Company Organizational Documents (or Company Subsidiary Organizational Documents) or under applicable Law. The provisions of this Section 5.10 shall survive the Effective Time and are intended to be for the benefit of, and shall be enforceable by, each Company Indemnified Party and his or her heirs and representatives. In the event of any breach by the Surviving Corporation or Parent of this Section 5.10, Parent or the Surviving Corporation shall pay all reasonable expenses, including attorneys’ fees, that may be incurred by the Company Indemnified Parties in enforcing the indemnity and other obligations provided in this Section 5.10 as such fees are incurred upon the written request of such Company Indemnified Party.

Section 5.11 Control of Operations. Without in any way limiting any Party’s rights or obligations under this Agreement, the Parties understand and agree that (a) nothing contained in this Agreement shall give Parent or the Company, directly or indirectly, the right to control or direct the other Party’s operations prior to the Effective Time and (b) prior to the Effective Time, each of the Company and Parent shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its operations.

Section 5.12 Section 16 Matters. Prior to the Effective Time, Parent and the Company shall take all such steps as may be required to cause any dispositions of Company Common Stock (including derivative securities with respect to Company Common Stock) or acquisitions of shares of Parent Common Stock (including derivative securities with respect to Parent Common Stock) resulting from the Merger by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company or will become subject to such reporting requirements with respect to Parent, to be exempt under Rule 16b-3 promulgated under the Exchange Act, to the extent permitted by applicable Law.

Section 5.13 Financing and Financing Cooperation.

(a) Parent shall use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary to obtain the Financing on or prior to the Closing Date in an amount sufficient to pay the aggregate Cash Consideration payable in the Merger and all fees and expenses of Parent due on the Closing Date, including using reasonable best efforts to (i) maintain in effect the Commitment Letter in accordance with its terms (provided that the Commitment Letter may be amended, supplemented, modified and replaced as set forth below and the commitment amounts may be reduced as set forth below), (ii) comply with its obligations under the Commitment Letter, (iii) satisfy on a timely basis all conditions applicable to Parent to the funding of the Financing set forth in the Commitment Letter and within Parent’s control, (iv) negotiate and enter into definitive agreements with respect thereto no later than the Closing Date on the terms and conditions contemplated by the Commitment Letter (including, if necessary, any “flex” provisions) and (v) draw up to the full amount of the Financing and cause the Financing Sources party thereto to fund the Financing in accordance with its terms on the Closing Date in the event that the conditions set forth in Section 6.1 and Section 6.2 and the conditions precedent to the Financing have been satisfied or, upon funding would be satisfied, in each case to the extent the Financing is needed to consummate the Merger.

(b) Parent shall not, and shall not permit Merger Sub to, agree to or permit any amendment, replacement or other modification of, or waive any of its rights or remedies under, the Commitment Letter or any definitive agreements with respect thereto without the Company’s prior written consent; provided that Parent or Merger Sub may, without the Company’s prior written consent (x) enter into any amendment, replacement or other modification to or waiver of any provision of the Commitment Letter or any definitive agreement with respect thereto that (i) would not reasonably be expected to prevent, materially delay or materially impede the consummation of the Merger or make the timely funding of the Financing or the satisfaction of the conditions to obtaining the Financing materially less likely to occur, (ii) does not reduce the commitment amount of the Financing unless the aggregate amount of the Financing following such reduction, together with other financial resources available to Parent (including any amounts funded into an escrow account with release provisions no less favorable in any material respect to Parent than the conditions precedent set forth in the Commitment Letter), is sufficient to consummate the Merger or (iii) does not materially and adversely affect the ability of Parent or its

Subsidiaries to enforce their rights against the other parties to the Commitment Letter or any definitive agreement with respect thereto; and (y) amend, replace or otherwise modify the Commitment Letter or any definitive agreement with respect thereto to add lenders, lead arrangers, book runners, syndication agents or similar entities who had not executed the Commitment Letter as of the date of this Agreement or to reassign titles to such parties who had executed the Commitment Letter as of the date of this Agreement. Parent shall furnish the Company with any such amendments, modifications or waivers to the Commitment Letter or definitive agreement with respect thereto (which may be redacted as provided in Section 4.12). Upon any such amendment, replacement or modification, the term “Commitment Letter” shall mean the Commitment Letter as so amended, replaced or modified.

(c) If funds in the amounts set forth in the Commitment Letter or any definitive agreements with respect thereto, as applicable, or any portion thereof, becomes unavailable, Parent shall, and shall cause its Subsidiaries to, as promptly as practicable following the occurrence of such event, use its or their reasonable best efforts to obtain substitute financing sufficient, together with other financial resources available to Parent, to consummate the Merger (any such financing, a “Substitute Financing”). In the event any Substitute Financing is obtained, references in this Agreement to the Financing shall also be deemed to refer to such Substitute Financing, and references in this Agreement to the Commitment Letter and the definitive financing agreements with respect thereto shall also be deemed to refer to the Substitute Financing and the definitive financing agreements with respect thereto, and all obligations of Parent pursuant to this Section 5.13 shall be applicable thereto as to the same extent as Parent’s obligations with respect to the Financing.

(d) Parent shall have the right to reduce the commitments under the Commitment Letter (i) by the amount of the proceeds of consummated offerings or other incurrences of debt after the date of this Agreement; provided that (A) such debt does not mature prior to the Closing Date and (B) to the extent such debt has a scheduled special or mandatory redemption right, such right is not exercisable prior to the earliest of the consummation of the Merger on the Closing Date, the termination of this Agreement or the End Date and (ii) in accordance with the mandatory prepayment and commitment reduction provisions set forth in the Commitment Letter; provided that any substitute commitments that result in any such mandatory prepayment and commitment reduction are on terms that (A) would not reasonably be expected to prevent, materially delay or materially impede the consummation of the Merger or make the timely funding of the Financing or the satisfaction of the conditions to obtaining the Financing materially less likely to occur, and (B) do not materially and adversely affect the ability of Parent to enforce its rights against the other parties to the Commitment Letter with respect to any remaining commitments. The representations, warranties, covenants and other restrictions of Parent and Merger Sub contained in this Agreement with respect to the Financing and the Commitment Letter apply equally to such substitute commitments.

(e) Parent shall give the Company prompt notice of any breach of any part of the Commitment Letter or any definitive agreement with respect thereto of which Parent or Merger Sub becomes aware or any termination thereof that is reasonably likely to prevent, materially delay or materially impede the consummation of the Merger or make the timely funding of the Financing or the satisfaction of the conditions to obtaining the Financing materially less likely to occur. Upon the reasonable request of the Company, Parent shall provide the Company information in reasonable detail about the status of its efforts to arrange the Financing.

(f) The Company shall, and shall cause its Subsidiaries to, use their reasonable best efforts to provide (and to use their reasonable best efforts to cause its and their respective Representative to provide) such cooperation that is necessary, customary or advisable and reasonably requested by Parent to assist Parent in arranging, obtaining and syndicating the Financing, including without limitation (i) making senior management and advisors of the Company and its Subsidiaries available to participate at reasonable times and in a reasonable number of meetings, presentations, road shows and due diligence sessions that are requested a reasonable period of time in advance with proposed lenders, underwriters, initial purchasers or placement agents, and in sessions with rating agencies, (ii) reasonably assisting Parent and the Financing Sources in their preparation of materials for presentations, confidential information memoranda, offering memoranda, prospectuses and similar documents customary or required in connection with the Financing by reviewing and commenting on such materials, (iii) as promptly as practicable on an ongoing basis, furnishing Parent and its Financing Sources with

(I)(A) audited consolidated balance sheets and related audited consolidated statements of income, stockholders’ equity and cash flows of the Company for each of the three most recently ended fiscal years of the Company that have ended at least 60 days prior to the Effective Time and (B) unaudited consolidated balance sheets and related unaudited consolidated statements of income and cash flows of the Company for each subsequent interim quarterly period of the Company that has ended at least 40 days prior to the Effective Time (and comparable periods for the prior fiscal year), in the case of each of clauses (I)(A) and (I)(B), prepared in accordance with GAAP and meeting the requirements of Regulation S-X under the Exchange Act as would be applicable to an Annual Report on Form 10-K or a Quarterly Report on Form 10-Q, as applicable; and (C) all other financial statements, financial data, audit reports and other information (including such information as is necessary to prepare pro forma financial statements of Parent of the nature required in connection with the Financing) regarding the Company and the Company Subsidiaries of the type required by Regulation S-X and Regulation S-K under the Securities Act for a registered public offering of debt or equity securities of Parent or as otherwise necessary to permit the Company’s independent accountants to issue “comfort letters” to Parent’s Financing Sources (which such accountants have confirmed they are prepared to issue), including as to customary negative assurances and change period in order to consummate any debt or equity capital markets transaction comprising a part of the Financing, and (II) such other financial and other information relating to the Company and the Company Subsidiaries customary for the completion of the Financing, (iv) using commercially reasonable efforts to cause the Company’s independent accountants to provide reasonable assistance to Parent in connection with the Financing consistent with their customary practice (including to consent to the use of their audit reports on the consolidated financial statements of the Company in any materials relating to the Financing or in connection with any filings made with the SEC or pursuant to the Securities Act or the Exchange Act, and to provide any “comfort letters” necessary and reasonably requested by Parent in connection with any debt or equity capital markets transaction comprising a part of the Financing, in each case, on customary terms and consistent with their customary practice), (v) if requested in writing by a Financing Source at least nine Business Days prior to the Closing Date, furnish to such Financing Source all information regarding the Company and the Company Subsidiaries that is required in connection with the Financing by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the Patriot Act, at least four Business Days prior to the Closing Date, (vi) providing customary authorization letters authorizing the distribution of information to prospective lenders and containing a customary representation to the Financing Sources for the Financing that such information does not contain a material misstatement or omission and containing a representation to the Financing Sources that the public side versions of such documents, if any, do not include material non-public information about the Company and its Subsidiaries or its or their securities, and (vii) no later than three Business Days prior to the Closing Date, if requested by Parent, delivering to Parent customary payoff letters and related documentation with respect to any Indebtedness of the Company or any Company Subsidiary, to be executed no later than the Closing Date by the applicable obligees (or administrative agent or other representative thereof) with respect to such Indebtedness.

(g) The provisions of Section 5.13(f) or any other provision of this Agreement to the contrary notwithstanding, nothing in the foregoing Section 5.13(f) will require the Company, its Subsidiaries or any of their respective Representatives to (i) waive or amend any terms of this Agreement or agree to pay any fees or reimburse any expenses prior to the Effective Time for which it has not received prior reimbursement or is not otherwise indemnified by or on behalf of Parent, (ii) take any action or provide any assistance that would unreasonably interfere with the conduct of the business of the Company and its Subsidiaries, (iii) take any action or provide any information that will conflict with or violate its organizational documents or any applicable Laws or would result in a violation or breach of, or default under, any material Contract to which the Company or any of its Subsidiaries is a party or otherwise bound, or would result in the waiver of any legal privilege, (iv) give indemnities that are effective prior to the Effective Time for which it is not simultaneously indemnified by Parent, (v) pass resolutions or consents to approve or authorize the execution of the Financing or any definitive agreements with respect thereto prior to the Effective Time, or (vi) deliver any certificate or opinion (other than delivery of customary authorization letters and representations letters in connection with the Financing) or take any other action pursuant to this Section 5.13 or any other provision of this Agreement that would reasonably be expected to result in personal liability to a director, officer or other personnel. In addition, no action, liability or obligation of the Company, any of the Company Subsidiaries or any of their respective Representatives pursuant to any certificate, agreement, arrangement, document or instrument (other than customary authorization and representation letters) relating to the Financing will be required to be effective until the Effective Time, and neither the Company nor any of its Subsidiaries will be required to take any action pursuant to any certificate, agreement, arrangement, document or instrument (other than customary authorization and representation letters) (including being an issuer or other obligor with respect to the Financing) that is not contingent on the occurrence of the Effective Time.

(h) Notwithstanding anything herein or in the Confidentiality Agreement to the contrary, all non-public or other confidential information provided by the Company or any of its Representatives to Parent pursuant to this Agreement will be kept confidential in accordance with the Confidentiality Agreement, except that Parent and its Representatives will be permitted to disclose such information to any Financing Sources or prospective Financing Sources that are or may become parties to the Financing (and, in each case, to their respective counsel and auditors), and any Financing Sources or prospective Financing Sources will be permitted to disclose such information, in each case subject to customary confidentiality undertakings entered into with any Financing Sources or prospective Financing Sources in connection with the Financing.

(i) Parent shall promptly, upon request by the Company, reimburse the Company for all reasonable costs and expenses (including reasonable attorneys’ fees, but excluding the costs of the Company’s preparation of its annual and quarterly financial statements) incurred by the Company or any of the Company Subsidiaries or their respective Representatives in connection with the Financing, including the cooperation of the Company and its Subsidiaries and Representatives contemplated by Section 5.13(f). Parent indemnifies and holds harmless the Company, its Subsidiaries and their respective Representatives from and against any and all losses, damages, claims, costs or expenses suffered or incurred by any of them in connection with the Financing, any information used in connection therewith or any assistance or activities in connection therewith, except with respect to (i) any information provided in writing by the Company or any of its Subsidiaries for use in connection with the Financing or (ii) any fraud or intentional misrepresentation or willful misconduct by any such persons. The provisions of this Section 5.13(i) survive the termination of this Agreement.

(j) Parent and Merger Sub expressly acknowledge and agree that, notwithstanding anything in this Agreement to the contrary, their obligations hereunder, including their obligation to consummate the Closing, are not subject to, or conditioned on, receipt of the Financing or any Substitute Financing.

Section 5.14 Transaction Litigation. The Company shall give Parent the opportunity to participate in the Company’s defense or settlement of any stockholder litigation against the Company and/or its directors or executive officers relating to this Agreement and/or the Merger. The Company agrees that it shall not settle or offer to settle any litigation commenced prior to or after the date of this Agreement against the Company or its directors, executive officers or similar persons by any stockholder of the Company relating to this Agreement and/or the Merger without the prior written consent of Parent.

Section 5.15 Nasdaq Matters.

(a) Parent shall file a notification of listing of additional shares (or such other form as may be required) with Nasdaq with respect to the shares of Parent Common Stock to be issued in the Merger and such other shares of Parent Common Stock to be reserved for issuance in connection with the Merger, and shall use reasonable best efforts to cause the shares of Parent Common Stock to be issued in the Merger and such other shares of Parent Common Stock to be reserved for issuance in connection with the Merger to be approved for listing on the Nasdaq, subject to official notice of issuance, prior to the Effective Time.

(b) Parent and the Company agree to cooperate in taking, or causing to be taken, all actions necessary to delist the Company Common Stock from the Nasdaq and terminate its registration under the Exchange Act, in each case, as promptly as practicable after the Effective Time, provided that such delisting and termination shall not be effective until after the Effective Time.

Section 5.16 Additional Agreements. In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving Corporation with full title to all properties, assets, rights, approvals, immunities and franchises of any of the Parties to the Merger, the officers of the Surviving Corporation shall be authorized to, in the name and on behalf of the Company, execute and deliver such deeds, bills of sale, assignment or assurances and take all such other action as may be necessary in connection therewith.

Section 5.17 Advice of Changes. The Company and Parent shall each promptly advise the other Party of (a) any notice or other communication from any person alleging that the consent of such person is or may be required in connection with the Merger or (b) upon receiving any communication from any Governmental Entity or third party whose consent or approval is required for consummation of the Merger that causes such Party to believe that there is a reasonable likelihood that any such consent or approval will not be obtained or that the receipt of any such consent or approval will be materially delayed.

Section 5.18 Obligations of Merger Sub. Parent shall cause Merger Sub and the Surviving Corporation to perform their respective obligations under this Agreement.

Section 5.19 Dividend Record Dates. The Company shall coordinate with Parent to designate the record dates and payment dates for the Company’s quarterly dividends to coincide with the record dates and payment dates for Parent’s quarterly dividends, it being the intention of the parties that holders of Parent Common Stock and Company Common Stock shall not receive two dividends, or fail to receive one dividend, for any single calendar quarter with respect to their Parent Common Stock and Company Common Stock.

Section 5.20 Director Resignations. The Company shall cause to be delivered to Parent prior to the Closing resignations executed by each director of the Company in office as of immediately prior to the Effective Time and effective upon the Effective Time.

Section 5.21 Share Issuances. Anything in this Agreement to the contrary notwithstanding, from and after the date of this Agreement, the Company shall not, without Parent’s prior written consent, for any reason issue, sell, grant or otherwise permit to become outstanding more than 3,597,988 (less any shares, securities, options or rights issued on or after July 22, 2016 and prior to the date of this Agreement) shares of Company Common Stock or securities convertible or exchangeable into, or exercisable for, any shares of Company Common Stock or any options, warrants, or rights of any kind to acquire shares of Company Common Stock (including (a) any shares underlying Company Restricted Stock Awards and Company RSU Awards issued as permitted by Section 5.1 and (b) shares issued pursuant to the ESPP or the granting of purchase rights under the ESPP as permitted by Section 2.3(e), but not including up to 1,049,772 shares which may become issued pursuant to Company RSU Awards outstanding on the date of this Agreement).

ARTICLE VI.

CONDITIONS TO CONSUMMATION OF THE MERGER

Section 6.1 Conditions to Each Party’s Obligation to Effect the Merger. The respective obligations of each Party to effect the Merger shall be subject to the fulfillment (or waiver by the Company and Parent, to the extent permissible under applicable Law) on or prior to the Closing Date of the following conditions:

(a) Stockholder Approval. The Company Stockholder Approval shall have been obtained.

(b) Registration Statement. The Form S-4 shall have been declared effective by the SEC under the Securities Act and no stop order suspending the effectiveness of the Form S-4 shall have been issued by the SEC and no proceedings for that purpose shall have been initiated or threatened by the SEC.

(c) No Legal Prohibition. No Governmental Entity of competent jurisdiction shall have entered or issued an Order or adopted or enacted a Law that continues to be effective, in each case that temporarily or permanently prohibits, enjoins or makes illegal the consummation of the Merger.

(d) Regulatory Approval. Any waiting period (and extensions thereof) applicable to the Merger under the HSR Act shall have expired or been terminated and the clearances or approvals set forth on Schedule 5.6(a) shall have been obtained.

(e) Listing. The shares of Parent Common Stock to be issued in the Merger shall have been approved for listing on Nasdaq, subject to official notice of issuance.

Section 6.2 Conditions to Obligations of Parent and Merger Sub. The respective obligations of Parent and Merger Sub to effect the Merger shall be subject to the fulfillment (or waiver by Parent, to the extent permissible under applicable Law) on or prior to the Closing Date of the following additional conditions:

(a) Representations and Warranties. The representations and warranties of the Company set forth in (i) Article III (other than in Section 3.1(a) (first sentence only), Section 3.2, Section 3.3(a), Section 3.3(b), Section 3.3(c), Section 3.3(d), Section 3.3(e)(ii), Section 3.10(b), Section 3.21 and Section 3.22) shall be true and correct both at and as of the date of this Agreement and at and as of the Closing Date as though made at and as of the Closing Date, other than for failures to be so true and correct (without regard to materiality, Company Material Adverse Effect and similar qualifiers contained in such representations and warranties) that would not, individually or in the aggregate, have or reasonably be expected to have a Company Material Adverse Effect, (ii) Section 3.1(a) (first sentence only), Section 3.2 (other than the first three sentences of Section 3.2(a)) Section 3.3(a), Section 3.3(b), Section 3.3(c), Section 3.3(d), Section 3.3(e)(ii), Section 3.21 and Section 3.22 shall be true and correct in all material respects both at and as of the date of this Agreement and at and as of the Closing Date as though made at and as of the Closing Date and (iii) Section 3.10(b) shall be true and correct both at and as of the date of this Agreement and at and as of the Closing Date as though made at and as of the Closing Date; provided, however, that representations and warranties that are made as of a particular date or period need be true and correct (in the manner set forth in clauses (i), (ii), and (iii), as applicable) only as of such date or period.

(b) Performance of Obligations of the Company. The Company shall have performed or complied in all material respects with all covenants (other than the covenants set forth in Section 5.21) required by the Agreement to be performed or complied with by it prior to the Closing Date.

(c) Capitalization. (i) The representations and warranties of the Company set forth in Section 3.2(a) (the first three sentences only) shall be true and correct at and as of the date of this Agreement and at and as of the Closing Date as though made at and as of the Closing Date (unless made as of a particular date, in which case such representations and warranties shall be true and correct only as of such date), and (ii) the Company shall have complied with the covenants set forth in Section 5.21, except for any inaccuracies (in the case of clause (i)), or failures to comply (in the case of clause (ii)) that are in the aggregate de minimis as compared to the total number of shares subject to Section 3.2(a) (the first three sentences) together with the number of shares referenced in Section 5.21.

(d) Closing Certificate. The Company shall have delivered to Parent a certificate, dated the Closing Date and signed by its Chief Executive Officer or another senior officer, certifying to the effect that the conditions set forth in Section 6.2(a), Section 6.2(b) and Section 6.2(c) have been satisfied.

Section 6.3 Conditions to Obligations of the Company. The obligations of the Company to effect the Merger shall be subject to the fulfillment (or waiver by the Company, to the extent permissible under applicable Law) on or prior to the Closing Date of the following additional conditions:

(a) Representations and Warranties. The representations and warranties of Parent set forth in (i) Article IV (other than in Section 4.1(a) (first sentence only), Section 4.2, Section 4.3(a), Section 4.3(b), Section 4.3(c), Section 4.3(d)(ii), Section 4.8(b), Section 4.11 and Section 4.14) shall be true and correct both at and as of the date of this Agreement and at and as of the Closing Date as though made at and as of the Closing Date, other than for failures to be so true and correct (without regard to “materiality,” Parent Material Adverse Effect and similar qualifiers contained in such representations and warranties) that would not, individually or in the aggregate, have or reasonably be expected to have a Parent Material Adverse Effect, (ii) Section 4.2 (the first four sentences only) shall be true and correct both at and as of the date of this Agreement and at and as of the Closing Date as though made at and as of the Closing Date, except for any de minimis inaccuracies, (iii) Section 4.1(a) (first sentence only), Section 4.2 (other than the first four sentences of Section 4.2), Section 4.3(a), Section 4.3(b), Section 4.3(c), Section 4.3(d)(ii), Section 4.11 and Section 4.14 shall be true and correct in all material respects both at and as of the date of this Agreement and at and as of the Closing Date as though made at and as of the Closing Date and (iv) Section 4.8(b) shall be true and correct both at and as of the date of this Agreement and at and as of the Closing Date as though made at and as of the Closing Date; provided, however, that representations and warranties that are made as of a particular date or period need be true and correct (in the manner set forth in clauses (i), (ii), (iii) and (iv), as applicable) only as of such date or period.

(b) Performance of Obligations of Parent and Merger Sub. Parent and Merger Sub shall have performed or complied in all material respects with all covenants required by the Agreement to be performed or complied with by them prior to the Closing Date.

(c) Closing Certificate. Parent shall have delivered to the Company a certificate, dated the Closing Date and signed by its Chief Executive Officer or another senior officer, certifying to the effect that the conditions set forth in Section 6.3(a) and Section 6.3(b) have been satisfied.

ARTICLE VII.

TERMINATION

Section 7.1 Termination or Abandonment. Anything in this Agreement to the contrary notwithstanding, this Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time (except as otherwise provided below, whether before or after receipt of the Company Stockholder Approval), as follows:

(a) by the mutual written consent of the Company and Parent;

(b) by either the Company or Parent, if the Effective Time shall not have occurred on or prior to 11:59 p.m., Eastern Time, on April 26, 2017 (the “Initial End Date”); provided, however, that the right to terminate this Agreement pursuant to this Section 7.1(b) shall not be available to any Party whose action or failure to fulfill any obligation under this Agreement proximately caused or resulted in the Effective Time not occurring prior to the End Date, and provided, further, that if on the End Date all of the conditions to Closing, other than the conditions set forth in Section 6.1(c) or Section 6.1(d) as it relates to an Antitrust Law, shall have been satisfied or waived (other than those conditions that by their nature are to be satisfied at the Closing, which conditions shall be capable of being satisfied at such time), the End Date will automatically be extended to October 26, 2017(the “Outside End Date”);

(c) by either the Company or Parent, if a Governmental Entity of competent jurisdiction shall have entered or issued a final and nonappealable Order that remains in effect or shall have adopted or enacted a Law that is final and nonappealable and remains in effect, in either case that permanently restrains, enjoins or makes illegal the consummation of the Merger; provided, however, that the right to terminate this Agreement under this Section 7.1(c) shall not be available to a Party if such Order (or such Order becoming final and nonappealable) was due to the material breach by such Party of any covenant or other agreement of such Party set forth in this Agreement;

(d) by either the Company or Parent, if the Company Stockholder Approval shall not have been obtained at the Company Stockholder Meeting or at any adjournment or postponement thereof, in each case at which a vote on such approval was taken;

(e) by the Company (provided that the Company is not then in material breach of any representation, warranty, covenant or other agreement contained herein) if (i) Parent or Merger Sub has breached any representation, warranty, covenant or other agreement contained in this Agreement, which breach would result in the conditions in Article VI not being satisfied and (ii) which breach, failure to perform or inaccuracy is either not curable or is not cured by the earlier of (A) the End Date and (B) the date that is 30 Business Days following written notice from the Company to Parent describing such breach or failure in reasonable detail;

(f) by Parent (provided that Parent is not then in material breach of any representation, warranty, covenant or other agreement contained herein), (i) if the Company has breached any representation, warranty, covenant or other agreement contained in this Agreement, which breach would result in the conditions in Article VI not being satisfied; and (ii) which breach, failure to perform or inaccuracy is either not curable or is not cured by the earlier of (A) the End Date and (B) the date that is 30 Business Days following written notice from Parent to the Company describing such breach or failure in reasonable detail;

(g) by the Company, prior to the receipt of the Company Stockholder Approval, in accordance with Section 5.4 in order to accept a Company Superior Proposal, subject to the prior or concurrent payment of the Company Termination Fee to Parent; or

(h) by Parent, prior to receipt of the Company Stockholder Approval, at any time following a Company Adverse Recommendation Change or if the Company shall be in material and Willful Breach of Section 5.4.

The party seeking to terminate this Agreement pursuant to this Section 7.1 shall give written notice of such termination to the other parties in accordance with Section 8.7, specifying the provision of this Agreement pursuant to which such termination is effected.

Section 7.2 Effect of Termination. In the event of termination of this Agreement pursuant to Section 7.1, this Agreement shall terminate (except that the Confidentiality Agreement and the provisions of Section 5.13(i), this Section 7.2, Section 7.3, Section 7.4 and Article VIII shall survive any termination), and there shall be no other Liability on the part of the Company, on the one hand, or Parent or Merger Sub, on the other hand, to the other except (i) as provided in Section 5.13(i), Section 7.3 and Section 7.4 or (ii) Liability arising out of or resulting from fraud or any Willful Breach of any provision of this Agreement occurring prior to termination (in which case the aggrieved Party shall be entitled to all rights and remedies available at law or in equity).

Section 7.3 Company Termination Fees.

(a) If (i) Parent or the Company terminates this Agreement pursuant to Section 7.1(b) (and at the End Date all of the conditions to the Company’s obligations to close other than receipt of the Company Stockholder Approval have been satisfied, or are capable of satisfaction had the Closing occurred on the End Date) or Section 7.1(d), (ii) a Company Takeover Proposal shall have been publicly announced or publicly disclosed after the date of this Agreement and prior to the End Date (in the case of a termination pursuant to Section 7.1(b)) or the Company Stockholder Meeting (in the case of a termination pursuant to Section 7.1(d)), and was not definitively withdrawn at least ten Business Days prior to the End Date (in the case of a termination pursuant to Section 7.1(b)) or at least five Business Days before the Company Stockholder Meeting (in the case of a termination pursuant to Section 7.1(d)) and (iii) at any time on or prior to the 12-month anniversary of such termination, the Company or any of its Subsidiaries enters into a definitive agreement with respect to, or consummates, a transaction included within the definition of a Company Takeover Proposal with any Person (a “Company Takeover Transaction”), the Company shall pay Parent the Company Termination Fee, by wire transfer (to an account designated by Parent) in immediately available funds, upon the earlier of entering into such definitive agreement with respect to any Company Takeover Transaction or the consummation of any Company Takeover Transaction; provided that for the purposes of clause (iii) only, all references in the definition of Company Takeover Proposal to 25% shall instead be references to “50%.”

(b) If Parent terminates this Agreement pursuant to Section 7.1(h), the Company shall pay Parent the Company Termination Fee, by wire transfer (to an account designated by Parent) in immediately available funds, within three Business Days after such termination.

(c) If this Agreement is terminated by the Company pursuant to Section 7.1(g), the Company shall cause to be paid to Parent the Company Termination Fee immediately prior to or concurrently with, and as a condition to the effectiveness of, such termination.

(d) “Company Termination Fee” shall mean $490,000,000, in cash. Anything to the contrary in this Agreement notwithstanding, if the Company Termination Fee shall become due and payable in accordance with this Section 7.3, from and after such termination and payment of the Company Termination Fee in full pursuant to and in accordance with this Section 7.3, the Company and its Affiliates and Representatives (in the case of a payment of the Company Termination Fee by the Company) shall have no further Liability of any kind for any reason in connection with this Agreement or the termination contemplated hereby other than as provided under this Section 7.3, except in the case of fraud or a Willful Breach of this Agreement. Each of the Parties hereto acknowledges that the Company Termination Fee is not intended to be a penalty, but rather is liquidated damages in a reasonable amount that will compensate Parent in the circumstances in which the Company Termination Fee is due and payable and which do not involve fraud or Willful Breach of this Agreement, for the efforts and resources expended and opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the Merger, which amount would otherwise be impossible to calculate with precision. In no event shall Parent be entitled to more than one payment of the Company Termination Fee in connection with a termination of this Agreement pursuant to which such Company Termination Fee is payable. For the avoidance of doubt, while Parent and Merger Sub may pursue both a grant of specific performance in accordance with Section 8.5(a) and the payment of the Company Termination Fee under this Section 7.3, under no circumstances shall Parent and Merger Sub be permitted or entitled to receive the Company Termination Fee (if entitled under this Section 7.3) if the Merger is consummated.

(e) The Company acknowledges that the agreements contained in this Section 7.3 are an integral part of the Merger, and that, without these agreements, Parent and Merger Sub would not enter into this Agreement. Accordingly, if the Company fails to pay in a timely manner any amount due pursuant to this Section 7.3, then (i) the Company shall reimburse Parent for all costs and expenses (including disbursements and reasonable fees of counsel) incurred in the collection of such overdue amount, including in connection with any related claims, actions or proceedings commenced and (ii) the Company shall pay to Parent interest on such amount from and including the date payment of such amount was due to but excluding the date of actual payment at the prime rate set forth in The Wall Street Journal in effect on the date such payment was required to be made.

Section 7.4 Parent Termination Fees.

(a) Parent will pay to the Company a termination fee of $700,000,000 in cash (the “Parent Termination Fee”) if this Agreement is terminated as follows:

(i) by Parent or the Company pursuant to Section 7.1(b), if, as of the time of such termination, the only conditions to Closing set forth in Article VI that have not been satisfied (other than those conditions that by their nature are to be satisfied by actions taken at the Closing, provided such conditions would have been capable of being satisfied if the Closing Date were the date the notice of termination is delivered) are those set forth in Section 6.1(c) (solely due to an Order arising under, or a Law that is an, Antitrust Law) or Section 6.1(d), such payment to be made concurrently with such termination, in the case of a termination by Parent, or within three Business Days following such termination, in the case of a termination by the Company, in each case by wire transfer (to an account designated by the Company) in immediately available funds; or

(ii) by Parent or the Company pursuant to Section 7.1(c), if (A) the conditions set forth in Section 6.2 would have been capable of being satisfied if the Closing Date were the date the notice of termination is delivered, and (B) the Law is an Antitrust Law or the Order is issued pursuant to an Antitrust Law, such payment to be made concurrently with such termination, in the case of a termination by Parent, or within three Business Days following such termination, in the case of a termination by the Company, in each case by wire transfer (to an account designated by the Company) in immediately available funds.

(b) Anything to the contrary in this Agreement notwithstanding, if the Parent Termination Fee shall become due and payable in accordance with this Section 7.4, from and after such termination and payment of the

Parent Termination Fee in full pursuant to and in accordance with this Section 7.4, Parent and its Affiliates and Representatives (in the case of a payment of the Parent Termination Fee by Parent) shall have no further Liability of any kind for any reason in connection with this Agreement or the termination contemplated hereby other than as provided under this Section 7.4, except in the case of fraud or a Willful Breach of this Agreement. Each of the Parties hereto acknowledges that the Parent Termination Fee is not intended to be a penalty, but rather is liquidated damages in a reasonable amount that will compensate the Company in the circumstances in which the Parent Termination Fee is due and payable and which do not involve fraud or Willful Breach of this Agreement, for the efforts and resources expended and opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the Merger, which amount would otherwise be impossible to calculate with precision. In no event shall the Company be entitled to more than one payment of the Parent Termination Fee in connection with a termination of this Agreement pursuant to which the Parent Termination Fee is payable. For the avoidance of doubt, while the Company may pursue both a grant of specific performance in accordance with Section 8.5(a) and the payment of the Parent Termination Fee under this Section 7.4, under no circumstances shall the Company be permitted or entitled to receive the Parent Termination Fee (if entitled under this Section 7.4) if the Merger is consummated.

(c) Parent and Merger Sub each acknowledge that the agreements contained in this Section 7.4 are an integral part of the Merger, and that, without these agreements, the Company would not enter into this Agreement. Accordingly, if Parent fails to pay in a timely manner any amount due pursuant to this Section 7.4, then (i) Parent shall reimburse the Company for all costs and expenses (including disbursements and reasonable fees of counsel) incurred in the collection of such overdue amount, including in connection with any related claims, actions or proceedings commenced and (ii) Parent shall pay to the Company interest on such amount from and including the date payment of such amount was due to but excluding the date of actual payment at the prime rate set forth in The Wall Street Journal in effect on the date such payment was required to be made.

ARTICLE VIII.

MISCELLANEOUS

Section 8.1 No Survival. None of the representations, warranties, covenants and agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Merger, except for covenants and agreements which contemplate performance after the Effective Time or otherwise expressly by their terms survive the Effective Time.

Section 8.2 Expenses. Except as set forth in Section 7.3 and Section 7.4, whether or not the Merger is consummated, all costs and expenses incurred in connection with the Merger, this Agreement and the other transactions contemplated by this Agreement shall be paid by the Party incurring or required to incur such expenses; provided, however, that unless the Company combines the Company Stockholder Meeting with its annual meeting, Parent shall pay all filing fees and printing and mailing costs for the Proxy Statement/Prospectus.

Section 8.3 Counterparts; Effectiveness. This Agreement may be executed in two or more counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument, and shall become effective when one or more counterparts have been signed by each of the Parties and delivered (by telecopy, electronic delivery or otherwise) to the other Parties. Signatures to this Agreement transmitted by facsimile transmission, by electronic mail in “portable document format” (“.pdf”) form, or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, will have the same effect as physical delivery of the paper document bearing the original signature.

Section 8.4 Governing Law. This Agreement, and all claims or causes of action (whether at Law, in contract or in tort or otherwise) that may be based upon, arise out of or relate to this Agreement or the negotiation, execution or performance hereof, shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware.

Section 8.5 Jurisdiction; Specific Enforcement.

(a) The Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed, or were threatened to be not performed, in accordance with their specific terms or were otherwise breached. It is accordingly agreed that, in addition to any other remedy that may be available to it, including monetary damages, each of the Parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement exclusively in the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (or, if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware), and all such rights and remedies at law or in equity shall be cumulative, except as may be limited by Section 7.3 or Section 7.4. The Parties further agree that no Party to this Agreement shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 8.5 and each Party waives any objection to the imposition of such relief or any right it may have to require the obtaining, furnishing or posting of any such bond or similar instrument. In addition, each of the Parties hereto irrevocably agrees that any legal action or proceeding with respect to this Agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising hereunder brought by the other Party hereto or its successors or assigns, shall be brought and determined exclusively in the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (or, if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware). Each of the Parties hereto hereby irrevocably submits with regard to any such action or proceeding for itself and in respect of its property, generally and unconditionally, to the personal jurisdiction of the aforesaid courts and agrees that it will not bring any action relating to this Agreement or the Merger in any court other than the aforesaid courts. Each of the Parties hereto hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any action or proceeding with respect to this Agreement, (i) any claim that it is not personally subject to the jurisdiction of the above named courts, (ii) any claim that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (iii) to the fullest extent permitted by applicable Law, any claim that (A) the suit, action or proceeding in such court is brought in an inconvenient forum, (B) the venue of such suit, action or proceeding is improper or (C) this Agreement, or the subject matter hereof, may not be enforced in or by such courts. To the fullest extent permitted by applicable Law, each of the Parties hereto hereby consents to the service of process in accordance with Section 8.7; provided, however, that nothing herein shall affect the right of any Party to serve legal process in any other manner permitted by Law.

(b) Anything herein to the contrary notwithstanding, each of the Parties to this Agreement agrees that (i) it will not bring or support any action, cause of action, claim, cross-claim or third-party claim of any kind or description, whether in law or equity, whether in contract or in tort or otherwise, against the Financing Sources and their respective current, former or future directors, officers, general or limited partners, stockholders, members, managers, controlling persons, Affiliates, employees or advisors in any way relating to this Agreement or the Merger, including any dispute arising out of or relating in any way to the Financing or the performance thereof, in any forum other than the Supreme Court of the State of New York, County of New York or, if under applicable law jurisdiction is vested in the Federal Courts, the United States District Court for the Southern District of New York (and appellate courts thereof) and (ii) any such action, cause of action, claim, cross-claim or third-party claim of any kind or description, whether in law or equity, whether in contract or in tort or otherwise, shall be governed by the laws of the State of New York); provided that (i) the interpretation of the definition of Company Material Adverse Effect and whether or not a Company Material Adverse Effect has occurred, (ii) the determination of the accuracy of any Merger Agreement Representations (as defined in any commitment letter related to the Financing) and whether as a result of any inaccuracy thereof Parent, Merger Sub or their respective Affiliates have the right to terminate its obligations under this Agreement, or to decline to consummate the transactions contemplated under this Agreement and (iii) the determination of whether the transactions contemplated by this Agreement have been consummated in accordance with the terms of this Agreement, in each case, shall be governed by, and construed and interpreted solely in accordance with, the laws of the State of Delaware without giving effect to conflicts of laws principles that would result in the application of the Law of any other state.

Section 8.6 WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE MERGER (INCLUDING ANY DISPUTE ARISING OUT OF OR RELATING TO THE FINANCING).

Section 8.7 Notices. All notices and other communications hereunder shall be in writing in one of the following formats and shall be deemed given (a) upon actual delivery if personally delivered to the Party to be notified if received prior to 5 p.m. in the place of receipt on a Business Day, otherwise such notice or communication shall be deemed not to have been received until the next succeeding Business Day; (b) when sent if sent by email or facsimile to the Party to be notified if received prior to 5 p.m. in the place of receipt on a Business Day, otherwise such notice or communication shall be deemed not to have been received until the next succeeding Business Day; provided, however, that notice given by email or facsimile shall not be effective unless (i) such notice specifically states that it is being delivered pursuant to this Section 8.7 and (ii) either (A) a duplicate copy of such email or facsimile notice is promptly given by one of the other methods described in this Section 8.7 or (B) the receiving Party delivers a written confirmation of receipt for such notice either by email (excluding “out of office” or similar automated replies) or facsimile or any other method described in this Section 8.7; or (c) when delivered if sent by a courier (with confirmation of delivery) if received prior to 5 p.m. in the place of receipt on a Business Day, otherwise such notice or communication shall be deemed not to have been received until the next succeeding Business Day; in each case to the Party to be notified at the following address:

If to Parent or Merger Sub, to:

Analog Devices, Inc.

One Technology Way, Norwood, MA

Facsimile:         (781) 461-3215

Attention:         Margaret K. Seif, Vice President, General Counsel and Secretary

                          (Email: Margaret.Seif@analog.com)

with copies (which shall not constitute notice) to:

Wachtell, Lipton, Rosen & Katz

51 West 52nd Street

New York, New York 10019

Facsimile:        (212) 403-2000

Attention:         Mark Gordon, Esq. (Email: MGordon@wlrk.com)

If to the Company, to:

Linear Technology Corporation

1630 McCarthy Boulevard, Milpitas, California

Facsimile:        (408) 434-0507

Attention:         Lothar Maier (Email: lmaier@linear.com)

with copies (which shall not constitute notice) to:

Jones Day

1755 Embarcadero Road

Palo Alto, California 94303

Facsimile:        (650) 739-3900

Attention:         Daniel Mitz (Email: drmitz@jonesday.com)

                          Jonn Beeson (Email: jbeeson@jonesday.com)

or to such other address as any Party shall specify by written notice so given. All such notices and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5 p.m. in the place of receipt and such day is a Business Day in the place of receipt. Otherwise, any such notice, request or communication shall be deemed not to have been received until the next succeeding Business Day in the place of receipt. Any Party to this Agreement may notify any other Party of any changes to the address or any of the other details specified in this paragraph; provided, however, that such notification shall only be effective on the date specified in such notice or five Business Days after the notice is given, whichever is later. Rejection or other refusal to accept or the inability to deliver because of changed address of which no notice was given shall be deemed to be receipt of the notice as of the date of such rejection, refusal or inability to deliver.

Section 8.8 Assignment; Binding Effect. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned or delegated by any of the Parties hereto without the prior written consent of the other Parties; provided, however, that each of Merger Sub and Parent may assign any of their rights hereunder to a wholly owned direct or indirect Subsidiary of Parent without the prior written consent of the Company, but no such assignment shall relieve Parent or Merger Sub of any of its obligations hereunder. Subject to the first sentence of this Section 8.8, this Agreement shall be binding upon and shall inure to the benefit of the Parties hereto and their respective successors and assigns. Any purported assignment not permitted under this Section 8.8 shall be null and void.

Section 8.9 Severability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, such provision shall be interpreted to be only so broad as is enforceable.

Section 8.10 Entire Agreement. This Agreement together with the exhibits hereto, schedules hereto and the Confidentiality Agreement constitute the entire agreement, and supersede all other prior agreements and understandings, both written and oral, between the Parties, or any of them, with respect to the subject matter hereof and thereof, and this Agreement is not intended to grant standing to any person other than the Parties hereto.

Section 8.11 Amendments; Waivers. At any time prior to the Effective Time, any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed, in the case of a waiver by the Party against whom enforcement is sought, and in the case of an amendment, by the Company, Parent, and Merger Sub, provided that the first or second sentence of this Section 8.11 and Sections 8.5(b), 8.6, 8.13 and Section 8.16 may not be amended or waived in a manner adverse to the Financing Sources without the prior written consent of the Financing Sources that are party to a commitment letter or similar agreement with Parent and provided further that after receipt of the Company Stockholder Approval, no amendment to this Agreement shall be made that by Law requires further approval by such stockholders without obtaining such further approval. At any time and from time to time prior to the Effective Time, either the Company, on the one hand, or Parent and Merger Sub, on the other hand, may, to the extent permissible by applicable Law and except as otherwise set forth herein, (a) extend the time for the performance of any of the obligations or other acts of Parent or Merger Sub, in the case of an extension by the Company, or of the

Company, in the case of an extension by Parent and Merger Sub, as applicable, (b) waive any inaccuracies in the representations and warranties made to such Party contained herein or in any document delivered pursuant hereto, and (c) waive compliance with any of the agreements or conditions for the benefit of any such Party contained herein, provided that the first or second sentence of this Section 8.11 and Section 8.5(b), Section 8.6, Section 8.13 and Section 8.16 may not be amended or waived in a manner adverse to the Financing Sources without the prior written consent of the Financing Sources that are party to a commitment letter or similar agreement with Parent. The foregoing notwithstanding, no failure or delay by any Party hereto in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise of any other right hereunder.

Section 8.12 Headings. Headings of the Articles and Sections of this Agreement are for convenience of the Parties only and shall be given no substantive or interpretive effect whatsoever. The table of contents to this Agreement is for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

Section 8.13 No Third-Party Beneficiaries. Each of Parent, Merger Sub and the Company agrees that (a) their respective representations, warranties, covenants and agreements set forth herein are solely for the benefit of the other Party hereto, in accordance with and subject to the terms of this Agreement, and (b) except for (i) after the Effective Time, the right of the Company’s shareholders to receive the Merger Consideration, which shall be enforceable by such holders, (ii) after the Effective Time, the rights of the holders of Company RSU Awards and Company Restricted Stock Awards to receive such amounts as provided for in Section 2.3, which shall be enforceable by such holders and (iii) the provisions of Section 5.10, this Agreement is not intended to, and does not, confer upon any person other than the Parties hereto any rights or remedies hereunder, including the right to rely upon the representations and warranties set forth herein. Anything to the contrary contained in this Agreement notwithstanding, including Section 8.10 and the foregoing provisions of this Section 8.13, each Financing Source shall be an express third party beneficiary of and shall be entitled to rely upon Section 8.5(b), Section 8.6, the first and second sentence of Section 8.11 and Section 8.16 hereof, and this Section 8.13, and each Financing Source may enforce such provisions.

Section 8.14 Interpretation. When a reference is made in this Agreement to an Article or Section, such reference shall be to an Article or Section of this Agreement unless otherwise indicated. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, unless the context otherwise requires. The word “since” when used in this Agreement in reference to a date shall be deemed to be inclusive of such date. All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant thereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. References in this Agreement to specific laws or to specific provisions of laws shall include all rules and regulations promulgated thereunder, and any statute defined or referred to herein or in any agreement or instrument referred to herein shall mean such statute as from time to time amended, modified or supplemented, including by succession of comparable successor statutes. References herein to a person are also to such person’s successors and permitted assigns. All references in this Agreement to “$”or other monetary amounts refer to U.S. dollars. Unless otherwise specifically provided for herein, the term “or” shall not be deemed to be exclusive. Each of the Parties has participated in the drafting and negotiation of this Agreement. If an ambiguity or question of intent or interpretation arises, this Agreement must be construed as if it is drafted by all the Parties, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of authorship of any of the provisions of this Agreement.

Section 8.15 Definitions.

(a) General Definitions. References in this Agreement to “Subsidiaries” of any Party means any corporation, partnership, association, trust or other form of legal entity of which (i) 50% or more of the voting power of the outstanding voting securities are directly or indirectly owned by such Party or (ii) such Party or any Subsidiary of such Party is a general partner. References in this Agreement (except as specifically otherwise defined) to “Affiliates” means, as to any person, any other person which, directly or indirectly, controls, or is controlled by, or is under common control with, such person. As used in this definition, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of management or policies of a person, whether through the ownership of securities or partnership or other ownership interests, by contract or otherwise. References in this Agreement (except as specifically otherwise defined) to “person” means an individual, a corporation, a partnership, a limited liability company, an association, a trust or any other entity, group (as such term is used in Section 13 of the Exchange Act) or organization, including a Governmental Entity, and any permitted successors and assigns of such person. As used in this Agreement, “knowledge” means (i) with respect to Parent and its Subsidiaries, the knowledge, after reasonable inquiry, of the individuals listed in Section 8.15(a) of the Parent Disclosure Schedule and (ii) with respect to the Company and its Subsidiaries, the knowledge, after reasonable inquiry, of the individuals listed on Section 8.15(a) of the Company Disclosure Schedule.

(b) Certain Specified Definitions. As used in this Agreement:

(i) “Acceptable Confidentiality Agreement” means any customary confidentiality agreement that contains provisions that are no less favorable to the Company than those that are contained in the Confidentiality Agreement (excluding standstill restrictions).

(ii) “Antitrust Laws” means any antitrust, competition or trade regulation Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening competition through merger or acquisition, including, but not limited to, the HSR Act.

(iii) “Bid” means any outstanding quotation, bid or proposal by the Company or any Subsidiary of the Company which, if accepted or awarded, would lead to a Government Contract for the supply of goods, licensing of property, or provision of services by the Company or any Subsidiary of the Company.

(iv) “Business Day” means any day other than a Saturday, Sunday or any other day on which commercial banks in New York, New York are authorized or required by Law to close.

(v) “Code” means the U.S. Internal Revenue Code of 1986.

(vi) “Commitment Letter” means the executed debt commitment letter, dated the date of this Agreement, by and among JPMorgan Chase Bank, N.A., Bank of America, N.A., Merrill Lynch, Pierce, Fenner & Smith Incorporated, Credit Suisse AG, Credit Suisse Securities (USA) LLC and certain other Financing Sources and Parent (together with all exhibits, schedules, annexes and amendments thereto and the related fee letter), pursuant to which, upon the terms and subject to the conditions set forth therein, certain of the Financing Sources party thereto have agreed to lend the amounts set forth therein, for the purpose described therein.

(vii) “Company Benefit Plan” means each employee benefit plan, program, policy, agreement or arrangement, including pension, retirement, supplemental retirement, profit-sharing, deferred compensation, stock option, change in control, retention, employment, equity or equity-based compensation, stock purchase, employee stock ownership, severance pay, vacation, bonus or other incentive plans, medical, retiree medical, vision, dental or other health plans, life insurance plans, and each other material compensatory or employee benefit plan or fringe benefit plan, including any “employee benefit plan” as that term is defined in Section 3(3) of ERISA, in each case, whether oral or written, funded or unfunded, or insured or self-insured, maintained by the Company or any Subsidiary, or to which the Company or any

Subsidiary contributes or is obligated to contribute or has any Liability but, in each case, excluding any plans, programs or arrangements sponsored or maintained by any Governmental Entity.

(viii) “Company Intellectual Property” means the Company Owned Intellectual Property and the Company Licensed Intellectual Property.

(ix) “Company Intervening Event” means any fact, change, circumstance, event, occurrence or development or combination thereof that (A) was not known or the material consequences of which (based on facts known to members of the Company Board of Directors as of the date of this Agreement) were not reasonably foreseeable by the Company Board of Directors as of the date of this Agreement and (B) does not relate to any Company Takeover Proposal; provided, however, that any change in the price or trading volume of the Company Common Stock or Parent Common Stock shall not be taken into account for purposes of determining whether a Company Intervening Event has occurred (it being understood, however, that any underlying cause thereof may be taken into account for purposes of determining whether a Company Intervening Event has occurred).

(x) “Company Licensed Intellectual Property” means all Intellectual Property that is licensed to the Company or any of its Subsidiaries by any third party (other than any commercial software program that is available off-the-shelf pursuant to a “shrink wrap” license or otherwise).

(xi) “Company Material Adverse Effect” means any fact, change, circumstance, event, occurrence, condition, development or combination of the foregoing which is materially adverse to the business, results of operations or financial condition of the Company and its Subsidiaries taken as a whole; provided, however, that Company Material Adverse Effect shall not be deemed to include the impact of: (A) changes after the date of this Agreement in GAAP; (B) changes after the date of this Agreement in Laws; (C) changes after the date of this Agreement in global, national or regional political conditions (including the outbreak of war or acts of terrorism) or in economic or market conditions (including securities markets, credit markets, currency markets and other financial markets) in any country; (D) earthquakes, hurricanes, tsunamis, tornadoes, floods, mudslides, wild fires or other natural disasters, weather conditions and other force majeure events; (E) the announcement, pendency or consummation of this Agreement, including the identity of Parent or any of its Affiliates or any communication by Parent or any of its Affiliates (including any impact on the relationship of the Company or any of the Company’s Subsidiaries, contractual or otherwise, with its customers, suppliers, distributors, vendors, licensors, licensees, lenders, employees or partners); (F) a change in the trading price of the Company Common Stock, any suspension of trading in the Company Common Stock, or the failure of the Company to meet public projections, estimates or expectations of the Company’s revenue, earnings or other financial performance or results of operations for any period, or any failure by the Company to meet any internal budgets, plans or forecasts of its revenues, earnings or other financial performance or results of operations (but not, in each case, the underlying cause of such changes or failures, unless such underlying cause would otherwise be excepted from this definition); (G) any breach, violation or non-performance of any provision of this Agreement by Parent or any of its Affiliates; (H) any actions taken or omitted to be taken by the Company or any of its Subsidiaries at the written request of Parent; and (I) any claims or actions arising from allegations of breach of fiduciary duty or otherwise relating to this Agreement or the Merger; except, with respect to clauses (A), (B) (C) or (D), to the extent that the effects of such change are disproportionately adverse to the business, properties, results of operations or financial condition of the Company and its Subsidiaries, taken as a whole, as compared to other companies in the industries in which the Company and its Subsidiaries operate, in which case only the incremental disproportionate impact may be taken into account in determining whether there has been a Company Material Adverse Effect).

(xii) “Company Owned Intellectual Property” means all Intellectual Property that, in whole or in part, is owned or purported to be owned by the Company or any of its Subsidiaries and that is material to the Company and its Subsidiaries, taken as a whole.

(xiii) “Company Registrations” means all Intellectual Property Registrations that are registered or filed in the name of the Company or any of its Subsidiaries, alone or jointly with others.

(xiv) “Company Stock Plans” means the Linear Technology Corporation 2010 Equity Incentive Plan and the Linear Technology Corporation 2005 Equity Incentive Plan, and any applicable award agreements governing awards granted under any of the foregoing, collectively.

(xv) “Company Superior Proposal” means a bona fide, written Company Takeover Proposal (A) that if consummated would result in a third party (or in the case of a direct merger between such third party and the Company, the stockholders of such third party) acquiring, directly or indirectly, more than 80% of the outstanding Company Common Stock or more than 80% of the assets of the Company and its Subsidiaries (as measured by fair market value as determined in good faith by the Company Board of Directors), taken as a whole and (B) that the Company Board of Directors determines in good faith, after consultation with its independent financial advisor and outside legal counsel, taking into account such factors as the Company Board of Directors considers in good faith to be appropriate and relevant, including the timing and likelihood of consummation relative to the transactions contemplated by this Agreement, all other financial, legal, regulatory, tax and other aspects of such proposal and the person making such Company Takeover Proposal, is more favorable to the stockholders of the Company than the Merger after giving effect to any changes to this Agreement proposed by Parent in response to such Company Takeover Proposal.

(xvi) “Company Takeover Proposal” means any proposal or offer from any person (other than Parent and its Subsidiaries) relating to, or that would reasonably be expected to lead to, in a single transaction or a series of related transactions, (A) a merger, consolidation, business combination, recapitalization, binding share exchange, liquidation, dissolution, joint venture or other similar transaction involving the Company, (B) any acquisition of 25% or more of the outstanding Company Common Stock or securities of the Company representing more than 25% of the voting power of the Company, (C) any acquisition (including the acquisition of stock in any Subsidiary of the Company) of assets or businesses of the Company or its Subsidiaries, including pursuant to a joint venture, representing 25% or more of the consolidated assets, revenues or net income of the Company (as measured by fair market value as determined in good faith by the Company Board of Directors), (D) any tender offer or exchange offer that if consummated would result in any person beneficially owning 25% or more of the outstanding Company Common Stock or securities of the Company representing more than 25% of the voting power of the Company, or (E) any combination of the foregoing types of transactions if the sum of the percentage of consolidated assets, consolidated revenues or earnings and Company Common Stock (or voting power of securities of the Company other than the Company Common Stock) involved is 25% or more.

(xvii) “Contract” means any contract, note, bond, mortgage, indenture, deed of trust, license, lease, agreement, arrangement, commitment or other instrument or obligation that is legally binding.

(xviii) “Copyrights” means copyrights, designs, data and database rights and registrations and applications for registration thereof, including moral rights of authors, and all works of authorship, including Software.

(xix) “Documentation” means printed, visual or electronic materials, reports, white papers, documentation, specifications, designs, flow charts, code listings, instructions, user manuals, frequently asked questions, release notes, recall notices, error logs, diagnostic reports, marketing materials, packaging, labeling, service manuals and other information describing the use, operation, installation, configuration, features, functionality, pricing, marketing or correction of a product, whether or not provided to end users.

(xx) “End Date” means the Initial End Date or, if extended pursuant to Section 7.1(b), the Outside End Date.

(xxi) “Environmental Law” means any Law relating to the protection, preservation or restoration of the environment (including air, surface water, groundwater, drinking water supply, surface land, subsurface land, plant and animal life or any other natural resource), or any exposure to or release of, or the management of (including the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production or disposal of any Hazardous Materials), in each case as in effect as of the date of this Agreement.

(xxii) “ERISA Affiliate” means, with respect to any entity, trade or business, any other entity, trade or business that is, or was at the relevant time, a member of a group described in Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA that includes or included the first entity, trade or business, or that is, or was at the relevant time, a member of the same “controlled group” as the first entity, trade or business pursuant to Section 4001(a)(14) of ERISA.

(xxiii) “Exchange Ratio” means 0.2321.

(xxiv) “Financing” means the debt financing incurred or intended to be incurred pursuant to the Commitment Letter (as amended, replaced, supplemented, or modified in accordance with this Agreement), including the offering or private placement of debt securities or borrowing of loans contemplated by the Commitment Letter and any related engagement letter or best efforts commitment letter.

(xxv) “Financing Sources” means the entities that have committed to provide or arrange or otherwise have entered into agreements in connection with all or any part of the Financing in connection with the Merger, including the parties to any joinder agreements, indentures or credit agreements entered pursuant thereto or relating thereto, together with their respective Affiliates, and their and their respective Affiliates’ officers, directors, employees, agents and representatives and the respective successors and assigns of any of the foregoing.

(xxvi) “Focal Adjustments” means adjustments made to, or the granting of target bonus or target incentive compensation opportunities, profit sharing participation rights, and compensatory equity awards, as well as adjustments to base salaries or base wage rates, all as done as part of the regular Company employee focal review process in the ordinary course of business and consistent with past practice. For purposes of clarity, Focal Adjustments do not include the granting or adjustment of severance benefits, transaction or change of control payments, retention bonuses or other one-time bonus payments.

(xxvii) “Government Contract” means any prime contract, subcontract, basic ordering agreement, letter contract, purchase order, delivery order, change order, arrangement or other commitment of any kind between the Company or any Subsidiary of the Company, on the one hand, and any Governmental Entity or prime contractor or subcontractor to a Governmental Entity, on the other hand.

(xxviii) “Governmental Entity” means any U.S. federal, state, local or foreign government, any transnational governmental organization or any court of competent jurisdiction, arbitral, administrative agency or commission or other governmental authority or instrumentality, domestic or foreign, or any national securities exchange or national quotation system or any SRO.

(xxix) “Grant Date Fair Value” means the fair value of a given equity award as determined in accordance with GAAP for purposes of reporting any such award in the grantor’s financial statements.

(xxx) “Hazardous Materials” means all substances defined as Hazardous Substances, Oils, Pollutants or Contaminants in the National Oil and Hazardous Substances Pollution Contingency Plan, 40 C.F.R. § 300.5, or defined as such by, or regulated as such under, any Environmental Law, including any regulated pollutant or contaminant (including any constituent, raw material, product or by-product thereof), petroleum or natural gas hydrocarbons or any liquid or fraction thereof, asbestos or asbestos-containing material, polychlorinated biphenyls, lead paint, any hazardous, industrial or solid waste, and any toxic, radioactive, infectious or hazardous substance, material or agent.

(xxxi) “Indebtedness” means, with respect to any person, without duplication, as of the date of determination, (A) all obligations of such person for borrowed money, including accrued and unpaid interest, and any prepayment fees or penalties, (B) all obligations of such person evidenced by bonds, debentures, notes or similar instruments, (C) all obligations of such person issued or assumed as the deferred purchase price of property (including any potential future earn-out, purchase price adjustment, release of “holdback” or similar payment, but excluding obligations of such person incurred in the ordinary course of business consistent with past practice), (D) all lease obligations of such person that are required to be capitalized in accordance with GAAP on the books and records of such person, (E) all Indebtedness of others secured by a Lien on property or assets owned or acquired by such person, whether or not the Indebtedness secured thereby have been assumed, (F) all obligations of such person under interest rate, currency or commodity derivatives or hedging transactions or similar arrangement (valued at the termination value thereof), (G) all letters of credit or performance bonds issued for the account of such person, to the extent drawn upon, and (H) all guarantees and keepwell arrangements of such person of any Indebtedness of any other person other than a wholly owned subsidiary of such person.

(xxxii) “Intellectual Property” means the following, subsisting anywhere in the world:

(A) Patent Rights;

(B) registered trademarks and service marks, logos, Internet domain names, corporate names and doing business designations and all registrations and applications for registration of the foregoing, common law trademarks and service marks and trade dress (“Trademarks”), and all goodwill in the foregoing;

(C) Copyrights;

(D) Mask Works;

(E) inventions, invention disclosures, statutory invention registrations, trade secrets and confidential business information, know-how, manufacturing and product processes and techniques, research and development information, financial, marketing and business data, pricing and cost information, business and marketing plans and customer and supplier lists and information, whether patentable or nonpatentable, whether copyrightable or noncopyrightable and whether or not reduced to practice; and

(F) other proprietary rights relating to any of the foregoing (including remedies against infringement thereof and rights of protection of interest therein under the laws of all jurisdictions).

(xxxiii) “Intellectual Property Registrations” means Patent Rights, Trademarks (other than unregistered trademarks, service marks and trade dress), registrations and applications for Copyrights and registrations and applications for Mask Works.

(xxxiv) “Interim Award” means a Company RSU Award or Company Restricted Stock Award granted after July 22, 2016 but prior to the Effective Time in the ordinary course of business consistent with past practice, at such times, to such Company Employees and having such Grant Date Fair Values, as described in Section 5.1(l) of the Company Disclosure Schedule, with such vesting and other material terms as shall also be set forth in Section 5.1(l) of the Company Disclosure Schedule.

(xxxv) “Interim Award Exchange Ratio” means 0.9947.

(xxxvi) “Liability” means any and all debts, liabilities and obligations, whether fixed, contingent or absolute, matured or unmatured, accrued or not accrued, determined or determinable, secured or unsecured, disputed or undisputed, subordinated or unsubordinated, or otherwise.

(xxxvii) “Mask Works” means mask works and registrations and applications for registrations thereof and any other rights in semiconductor topologies under the laws of any jurisdiction.

(xxxviii) “Nasdaq” means the Nasdaq Global Select Market.

(xxxix) “Non-Participating Shares” means the 6,000 shares of Company Common Stock repurchased by the Company from an employee of the Company prior to 1990, as described in Section 3.2 of the Company Disclosure Schedule.

(xl) “OFAC” means the U.S. Department of Treasury, Office of Foreign Assets Control.

(xli) “Open Source Material” means any Software, Documentation or other material that (A) is distributed as “free software”, “open source software” or under a similar licensing or distribution model, including the GNU General Public License (GPL), GNU Lesser General Public License (LGPL), Mozilla

Public License (MPL), or any other license described by the Open Source Initiative as set forth on www.opensource.org, or (B) grants, or purports to grant, to any third party, any rights or immunities under Intellectual Property (including that require, as a condition of the modification, distribution or other use of such material, that any Software, Documentation or other material incorporated into, derived from or distributed with such material be (1) disclosed or distributed in source code form, (2) licensed for the purpose of making derivative works or (3) redistributable at no charge or minimal charge).

(xlii) “Order” means any order, writ, injunction, judgment, decree, ruling, directive or award of a Governmental Entity, whether civil, criminal or administrative and whether formal or informal.

(xliii) “Parent Material Adverse Effect” means any fact, change, circumstance, event, occurrence, condition, development or combination of the foregoing which is materially adverse to the business, results of operations or financial condition of Parent and its Subsidiaries taken as a whole (provided, however, that Parent Material Adverse Effect shall not be deemed to include the impact of: (A) changes after the date of this Agreement in GAAP; (B) changes after the date of this Agreement in Laws; (C) changes after the date of this Agreement in global, national or regional political conditions (including the outbreak of war or acts of terrorism) or in economic or market conditions (including securities markets, credit markets, currency markets and other financial markets) in any country; (D) earthquakes, hurricanes, tsunamis, tornadoes, floods, mudslides, wild fires or other natural disasters, weather conditions and other force majeure events; (E) a change in the trading price of Parent Common Stock, any suspension of trading in the Parent Common Stock, or the failure of Parent to meet public projections, estimates or expectations of Parent’s revenue, earnings or other financial performance or results of operations for any period, or any failure by Parent to meet any internal budgets, plans or forecasts of its revenues, earnings or other financial performance or results of operations (but not, in each case, the underlying cause of such changes or failures, unless such underlying cause would otherwise be excepted from this definition; (F) any breach, violation or non-performance of any provision of this Agreement by the Company or any of its Affiliates; (G) any actions taken or omitted to be taken by Parent or any of its Subsidiaries at the written request of the Company; and (H) any claims or actions arising from allegations of breach of fiduciary duty or otherwise relating to this Agreement or the Merger; except, with respect to clauses (A), (B), (C) or (D), to the extent that the effects of such change are disproportionately adverse to the business, properties, results of operations or financial condition of Parent and its Subsidiaries, taken as a whole, as compared to other companies in the industries in which Parent and its Subsidiaries operate, in which case only the incremental disproportionate impact may be taken into account in determining whether there has been a Parent Material Adverse Effect).

(xliv) “Parent Owned Intellectual Property” means all Intellectual Property that, in whole or in part, is owned or purported to be owned by Parent or any of its Subsidiaries and that is material to Parent and its Subsidiaries, taken as a whole.

(xlv) “Parent Closing Trading Price” means the volume weighted average price per share (calculated to the nearest one-hundredth of one cent) of Parent Common Stock on the Nasdaq, for the consecutive period of five trading days beginning on the opening of trading on the seventh trading day immediately preceding the Effective Time and concluding at the close of trading on the third trading day immediately preceding the Effective Time, as calculated by Bloomberg Financial LP under the function “VWAP.”

(xlvi) “Parent Signing Trading Price” means $60.3215.

(xlvii) “Parent Stock Plans” means the Analog Devices, Inc. Amended and Restated 2006 Stock Incentive Plan, the Analog Devices, Inc. 2001 Broad-Based Stock Option Plan and the Analog Devices, Inc. 1998 Stock Option Plan and any applicable award agreements governing awards granted under any of the foregoing, collectively.

(xlviii) “Parent Registrations” means all Intellectual Property Registrations that are registered or filed in the name of Parent or any of its Subsidiaries, alone or jointly with others.

(xlix) “Patent Rights” means all patents, patent applications (including provisional patent applications), utility models, design registrations and certificates of invention and other governmental grants for the protection of inventions or industrial designs (including all related continuations, continuations-in-part, divisionals, reissues and reexaminations).

(l) “Performance Bonus” means the Company Employee’s semi-annual cash incentive based on Company and/or individual performance, determined in a manner consistent with the Company’s ordinary course and past practice, which, for the avoidance of doubt, does not include any sign-on bonuses, relocation bonuses, transaction or change of control bonuses, retention bonuses or other one-time bonus payments.

(li) “Permitted Lien” means (A) any Lien for Taxes (x) not yet due or delinquent or (y) which are being contested in good faith by appropriate proceedings and for which adequate reserves have been established in the applicable financial statements in accordance with GAAP, (B) Liens disclosed in the Company Financial Statements or Parent Financial Statements, as applicable, (C) vendors’, mechanics’, materialmen’s, carriers’, workers’, landlords’, repairmen’s, warehousemen’s, construction and other similar Liens arising or incurred in the ordinary course of business and not yet due and payable (or, if due, not yet delinquent or being contested in good faith by appropriate proceedings and for which adequate reserves have been established in the applicable financial statements in accordance with GAAP), (D) Liens imposed or promulgated by applicable Law or any Governmental Entity, (E) Liens imposed on the underlying fee interest in leased real property, (D) pledges or deposits in connection with workers’ compensation, unemployment insurance, and other social security legislation, and (F) Liens relating to intercompany borrowings among a person and its wholly owned subsidiaries.

(lii) “Permitted New Hires” means those persons hired or promoted into positions that, (A) exist as of the date of this Agreement and are vacant as of the date of this Agreement or become vacant after the date of this Agreement (whether such positions carry a title above, at, or below the level of Director) or (B) are created after the date of this Agreement in the ordinary course of business consistent with past practice and carry a title below the level of Director; provided, that, in each case, the position (x) provides target annual compensation and benefits for such new hire or promoted individual at levels consistent with those provided to such positions in the ordinary course of business consistent with past practice (including base salary or wage, incentive bonus, profit sharing, sabbatical, and equity compensation), and (y) does not have rights to severance pay or benefits beyond that provided under applicable local Law.

(liii) “Prohibited Person” means (A) an entity that has been determined by a competent authority to be the subject of a prohibition on such conduct of any Law, regulation, rule or executive order administered by OFAC; (B) the government, including any political subdivision, agency or instrumentality thereof, of any country against which the United States maintains comprehensive economic sanctions or embargoes; (C) any individual or entity that acts on behalf of or is owned or controlled by a government of a country against which the United States maintains comprehensive economic sanctions or embargoes; (D) any individual or entity that has been identified on the OFAC Specially Designated Nationals and Blocked Persons List (Appendix A to 31 C.F.R. Ch. V), as amended from time to time, or 50% or more of which is owned, directly or indirectly, by an such individual or entity; or (E) any individual or entity that has been designated on any similar list or order published by a Governmental Entity in the United States.

(liv) “Proxy Statement/Prospectus” means the prospectus of Parent related to the registration of the shares of Parent Common Stock to be issued in the Merger, which shall include the proxy statement of the Company related to the Company Stockholder Meeting.

(lv) “Release” means any release, spill, emission, discharge, leaking, pumping, injection, deposit, disposal, dispersal, leaching or migration into the indoor or outdoor environment (including ambient air, surface water, groundwater and surface or subsurface strata) or into or out of any property, including the movement of Hazardous Materials through or in the air, soil, surface water, groundwater or property.

(lvi) “Representatives” means, when used with respect to Parent, Merger Sub or the Company, the directors, officers, employees, consultants, financial advisors, accountants, legal counsel, investment bankers, lenders and other agents, advisors and representatives, including all Financing Sources, of Parent or the Company, as applicable, and its Subsidiaries.

(lvii) “SEC” means the Securities and Exchange Commission.

(lviii) “Significant Subsidiary” means (A) Linear Technology PTE LTD, (B) Linear Technology K.K and (C) Linear Semiconductor SDN BHD.

(lix) “Software” means computer software code, applications, utilities, libraries, development tools, diagnostics, databases and embedded systems, whether in source code, interpreted code, object code or executable form.

(lx) “SRO” means (A) any “self-regulatory organization” as defined in Section 3(a)(26) of the Exchange Act and (B) any other United States or foreign securities exchange, futures exchange, commodities exchange or contract market.

(lxi) “Target Cash Bonus Opportunity” means, for each Company Employee who (1) participated in the Company’s Performance Bonus program during the entirety of the Company’s most recently completed fiscal year (as determined at the Effective Time), the opportunity to earn the aggregate amount of the Performance Bonus paid to such Company Employee in respect of such fiscal year and (2) for each Company Employee who was not eligible to participate in the Company’s Performance Bonus program during, or participated in the Company’s Performance Bonus program for only a portion of, the Company’s most recently completed fiscal year (as determined at the Effective Time, which for the avoidance of doubt shall include any Company Employee who was, as immediately prior to the Effective Time, eligible solely for participation in the Company’s profit sharing bonus plan), the opportunity to earn an amount equal to the target annual bonus opportunity of the similarly tenured and leveled employees of Parent in respect of the fiscal year in respect of which such opportunity is being provided to such Company Employee.

(lxii) “Target Commission Opportunity” means the target commission amount for the Company’s fiscal year in which the Effective Time occurs.

(lxiii) “Target Equity Incentive Opportunity” means the opportunity to receive an annual equity-based award on Parent Common Stock having a Grant Date Fair Value no less than:

(A) if the Company Employee received one or more ordinary course “refresh” Company Stock Awards at any time during the 30-month period ending on the Closing Date (the “Award Look-Back Period”), (1) the Grant Date Fair Value of the most recent “refresh” Company Stock Award granted to such Company Employee during the portion of the Award Look-Back Period that occurred prior to July 22, 2016 (the “Award Measurement Period”) or (2) if the Company Employee did not receive a “refresh” Company Stock Award during the Award Measurement Period, the average Grant Date Fair Value of “refresh” Company Stock Awards granted to similarly situated Company Employees during the Award Measurement Period; or

(B) if the Company Employee did not receive an ordinary course “refresh” Company Stock Award during the Award Look-Back Period but received a new hire Company Stock Award during the Award Look-Back Period, (1) the Grant Date Fair Value of such new hire Company Stock Award, if granted during the Award Measurement Period or (2) if such new hire Company Stock Award was not granted during the Award Measurement Period, the average Grant Date Fair Value of new hire Company Stock Awards granted to similarly situated Company Employees during the Award Measurement Period, pro-rated into an annualized amount in accordance with the Company’s formula for differentiating new hire equity awards from annual “refresh” Company Stock Awards in the ordinary course of business consistent with past practice.

For the avoidance of doubt, if a Company Employee did not receive either an annual “refresh” or new hire Company Stock Award at any time during the Award Look-Back Period, then such Company Employee’s Target Equity Incentive Opportunity shall be zero.

(lxiv) “Tax” means any federal, state, local or foreign tax, impost, levy, duty, fee or other assessment of any nature whatsoever (including any net income, gross receipts, capital, sales, use, ad valorem, value added, transfer, franchise, profits, inventory, capital stock, license, withholding, payroll, employment, social security, unemployment, excise, severance, stamp, occupation, real or personal property and estimated tax, customs duty, or other tax), together with any interest, penalty or addition to tax imposed by any Governmental Entity responsible for the imposition of any such tax with respect thereto.

(lxv) “Tax Return” means any return, report, information return, election, claim for refund, estimated tax filing or declaration or similar filing (including any attached schedules, supplements and additional or supporting material) filed or required to be filed with respect to Taxes, including any amendments thereof.

(lxvi) “Technology” means tangible embodiments of Intellectual Property, whether in electronic, written or other media, including software, technical documentation, specifications, designs, build instructions, test reports, schematics, algorithms, formulae, test vectors, databases, lab notebooks, processes, prototypes, materials, samples, studies, or other know-how and other works of authorship.

(lxvii) “Top Customer” means a top 20 customer of the Company and its Subsidiaries, taken as a whole, based on revenues during the 12 months ended July 1, 2016.

(lxviii) “Top Distributor” means a top 5 distributor of the Company and its Subsidiaries, taken as a whole, based on revenues during the 12 months ended July 1, 2016.

(lxix) “Top Supplier” means a top 10 supplier of products or services to the Company and its Subsidiaries, taken as a whole, based on expenditures during the 12 months ended July 1, 2016.

(lxx) “Willful Breach” means a breach that is the result of a willful or intentional act or failure to act where the breaching party knows, or would reasonably be expected to have known, that such act or failure to act is, or would reasonably be expected to result in, a breach.

Section 8.16 No Recourse to Financing Sources. Notwithstanding anything herein to the contrary, the Company (on behalf of itself, its Subsidiaries and the equityholders, directors, officers, employees, consultants, financial advisors, accountants, legal counsel, investment bankers, and other agents, advisors and representatives of each of them) acknowledges and agrees that it (and such other Persons) shall have no recourse against the Financing Sources and their respective current, former or future directors, officers, general or limited partners, stockholders, members, managers, controlling persons, Affiliates, employees or advisors, and the Financing Sources and their respective current, former or future directors, officers, general or limited partners, stockholders, members, managers, controlling persons, Affiliates, employees or advisors shall be subject to no liability or claims by the Company (or such other Persons) in connection with the Financing or in any way relating to this Agreement or any of the transactions contemplated hereby or thereby, whether at law, in equity, in contract, in tort or otherwise.

Index of Defined Terms

Section
.pdf	8.3
Acceptable Confidentiality Agreement	8.15(b)(i)
Affiliates	8.15(a)
Agreement	Preamble
Anti-Corruption Laws	3.7(c)
Antitrust Laws	8.15(b)(ii)
Bid	8.15(b)(iii)
Book—Entry Shares	2.1(a)(i)
Bribery Act	3.7(c)
Business Day	8.15(b)(iv)
Cancelled Shares	2.1(a)(iii)
Cash Consideration	2.1(a)(i)
Certificate	2.1(a)(i)
Certificate of Merger	1.3
Closing	1.2
Closing Date	1.2
Code	8.15(b)(v)
Collective Bargaining Agreement	3.14
Commitment Letter	8.15(b)(vi)
Company	Preamble
Company 401(k) Plan	5.5(c)
Company Acquisition Agreement	5.4(e)
Company Adverse Recommendation Change	5.4(e)
Company Approvals	3.3(d)
Company Benefit Plan	8.15(b)(vii)
Company Board of Directors	Recitals
Company Bylaws	3.1(b)
Company Certificate	3.1(b)
Company Common Stock	Recitals
Company Disclosure Schedule	Article III
Company Employees	5.5(a)
Company Financial Statements	3.4(b)
Company Indemnified Parties	5.10(a)
Company Intellectual Property	8.15(b)(viii)
Company Intervening Event	8.15(b)(ix)
Company Leased Real Property	3.16
Company Licensed Intellectual Property	8.15(b)(x)
Company Material Adverse Effect	8.15(b)(xi)
Company Material Contracts	3.19(a)
Company Organizational Documents	3.1(b)
Company Owned Intellectual Property	8.15(b)(xii)
Company Owned Real Property	3.16
Company Permits	3.7(b)
Company Preferred Stock	3.2
Company Real Property Leases	3.16
Company Recommendation	Recitals
Company Registrations	8.15(b)(xiii)
Company Restricted Stock Award	2.3(b)
Company RSU Award	2.3(a)

Company SEC Documents	3.4(a)
Company Shares	Recitals
Company Stock Awards	2.3(c)
Company Stock Plans	8.15(b)(xiv)
Company Stockholder Approval	3.3(b)
Company Stockholder Meeting	5.7(c)
Company Superior Proposal	8.15(b)(xv)
Company Takeover Proposal	8.15(b)(xvi)
Company Takeover Transaction	7.3(a)
Company Termination Fee	7.3(d)
Confidentiality Agreement	5.1
Contract	8.15(b)(xvii)
control	8.15(a)
Copyrights	8.15(b)(xviii)
Delaware Secretary	1.3
DGCL	Recitals
DGCL 262	2.1(b)
Dissenting Shares	2.1(b)
Documentation	8.15(b)(xix)
Effective Time	1.3
End Date	Section 8.15(b)(xx)
Environmental Law	8.15(b)(xx)
ERISA Affiliate	8.15(b)(xxii)
ESPP	2.3(e)
Exchange Act	3.3(d)
Exchange Agent	2.2(a)
Exchange Agent Agreement	2.2(a)
Exchange Fund	2.2(b)
Exchange Ratio	8.15(b)(xxiii)
Exchange Ratio Reduction Amount	2.1(a)(ii)
Export Approvals	3.7(e)
FCPA	3.7(c)
Final Purchase Date	2.3(e)
Financing	8.15(b)(xxiv)
Financing Sources	8.15(b)(xxv)
Focal Adjustments	Section 8.15(b)(xxvi)
Foreign Plan	3.9(i)
Fractional Share Cash Amount	2.1(d)
GAAP	3.4(b)
Government Contract	8.15(b)(xxvi)
Governmental Entity	8.15(b)(xxviii)
Grant Date Fair Value	Section 8.15(b)(xxix)
Hazardous Materials	8.15(b)(xxix)
HSR Act	3.3(d)
Indebtedness	8.15(b)(xxxi)
Initial End Date	7.1(b)
Intellectual Property	8.15(b)(xxxii)
Intellectual Property Registrations	8.15(b)(xxxiii)
Interim Award	Section 8.15(b)(xxxiv)
Interim Award Exchange Ratio	Section 8.15(b)(xxxv)
IRS	3.9(a)
knowledge	8.15(a)

Law	3.7(a)
Laws	3.7(a)
Letter of Transmittal	2.2(c)
Liability	8.15(b)(xxxiv)
Lien	3.3(e)
Mask Works	8.15(b)(xxxvii)
Maximum Share Number	2.1(a)(ii)
Merger Consideration	2.1(a)(i)
Merger Sub	Preamble
Merger Sub By-laws	4.1(b)
Merger Sub Certificate	4.1(b)
Merger Sub Organizational Documents	4.1(b)
Multiemployer Plan	3.9(d)
Multiple Employer Plan	3.9(d)
Nasdaq	8.15(b)(xxxviii)
Nonqualified Deferred Compensation Plan	3.9(g)
OFAC	8.15(b)(xxxix)
Offering Period	2.3(e)
Open Source Material	8.15(b)(xli)
Order	8.15(b)(xlii)
Parent	Preamble
Parent 401(k) Plan	5.5(c)
Parent Approvals	4.3(c)
Parent Articles	4.1(b)
Parent Board of Directors	Recitals
Parent By-laws	4.1(b)
Parent Closing Trading Price	8.15(b)(xlv)
Parent Common Stock	4.2
Parent Disclosure Schedule	Article IV
Parent Financial Statements	4.4(b)
Parent Material Adverse Effect	8.15(b)(xliii)
Parent Organizational Documents	4.1(b)
Parent Owned Intellectual Property	8.15(b)(xii)
Parent Permits	4.7(b)
Parent Preferred Stock	4.2
Parent Registrations	8.15(b)(xiii)
Parent SEC Documents	4.4(a)
Parent Severance Plan	5.5(a)
Parent Signing Trading Price	8.15(b)(xlv)
Parent Stock Awards	4.2
Parent Stock Options	4.2
Parent Stock Plans	8.15(b)(xliv)
Parent Termination Fee	7.3(a)
Parties	Preamble
Party	Preamble
Patent Rights	8.15(b)(xlviii)
Performance Bonus	Section 8.15(b)(l)
Permitted Lien	8.15(b)(l)
Permitted New Hires	8.15(b)(lx)
person	8.15(a)
Post-Closing Plans	5.5(a)
Premium Cap	5.10(c)

Prohibited Person	8.15(b)(lii)
Proposed Dissenting Shares	2.1(b)
Proxy Statement/Prospectus	8.15(b)(liv)
Qualified Plan	3.9(c)
Release	8.15(b)(lv)
Representatives	Section 8.15(b)(lvi)
Revenue Cap	Section 5.6(e)
Sarbanes-Oxley Act	3.4(a)
SEC	8.15(b)(lvi)
Second Request	5.6(c)
Securities Act	3.3(d)
Software	8.15(b)(lviii)
SRO	8.15(b)(lx)
Stock Consideration	2.1(a)(i)
Subsidiaries	8.15(a)
Surviving Corporation	1.1
Target Cash Bonus Opportunity	Section 8.15(b)(lxi)
Target Commision Opportunity	Section 8.15(b)(lxii)
Target Equity Incentive Opportunity	Section 8.15(b)(lxiii)
Tax	Section 8.15(b)(lxiv)
Tax Return	8.15(b)(lxv)
Technology	8.15(b)(lxvi)
Top Customer	8.15(b)(lxvii)
Top Distributor	8.15(b)(lxviii)
Top Supplier	8.15(b)(lxix)
Trademarks	8.15(b)(xxxii)(B)
Willful Breach	8.15(b)(lxvii)

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be duly executed and delivered as of the date first above written.

LINEAR TECHNOLOGY CORPORATION

By:	/s/ Lothar Maier
Name: Lothar Maier
Title: Chief Executive Officer

ANALOG DEVICES, INC.

By:	/s/ Vincent Roche
Name: Vincent Roche
Title: President & CEO

TAHOE ACQUISITION CORP.

By:	/s/ David Zinsner
Name: David Zinsner
Title: President

[Signature Page to Agreement and Plan of Merger]

Annex B Opinion of Qatalyst Partners

July 26, 2016

Board of Directors

Linear Technology Corporation

1630 McCarthy Blvd.

Milpitas, CA 95035-7417

Members of the Board:

We understand that Linear Technology Corporation (the “Company”), Analog Devices, Inc. (“Parent”) and Tahoe Acquisition Corp., a wholly-owned subsidiary of Parent (“Merger Sub”), have entered into an Agreement and Plan of Merger dated as of July 26, 2016 (the “Merger Agreement”), pursuant to which, among other things, the parties agree to effect a business combination through the merger of Merger Sub with and into the Company (the “Merger”). Pursuant to the Merger, the Company will become a wholly-owned subsidiary of Parent, and each issued and outstanding share of common stock of the Company, par value $0.001 per share (the “Company Common Stock”), other than any Cancelled Shares (as defined in the Merger Agreement), any Converted Shares (as defined in the Merger Agreement), any Dissenting Shares (as defined in the Merger Agreement) and any shares subject to a Company Restricted Stock Award (as defined in the Merger Agreement), will be converted into the right to receive, subject to certain adjustment procedures set forth in the Merger Agreement, as to which procedures we express no opinion, (i) $46.00 in cash (the “Cash Consideration”) and (ii) 0.2321 shares (the “Exchange Ratio” and together with the Cash Consideration, the “Merger Consideration”) of common stock of Parent, par value $0.16 2/3 per share (the “Parent Common Stock”). The terms and conditions of the Merger are more fully set forth in the Merger Agreement.

You have asked for our opinion as to whether the Merger Consideration to be received pursuant to, and in accordance with, the terms of the Merger Agreement by the holders of shares of Company Common Stock, other than Parent or any affiliates of Parent (the “Holders”), is fair, from a financial point of view, to such Holders.

For purposes of the opinion set forth herein, we have reviewed the Merger Agreement, certain related documents and certain publicly available financial statements and other business and financial information of the Company and Parent. We have also reviewed (i) certain forward-looking information prepared by the management of the Company, including financial projections and operating data of the Company (the “Company Projections”); (ii) certain forward-looking information prepared by the management of Parent, including financial projections and operating data of Parent (the “Parent Projections”); and (iii) information relating to certain strategic, financial and operational benefits anticipated from the Merger prepared by the management of Parent and consented to by the management of the Company (the “Synergies”). Additionally, we discussed the past and current operations and financial condition and the prospects of the Company and Parent, including information relating to certain strategic, financial and operational benefits anticipated from the Merger, with senior executives of the Company and Parent. We also reviewed the historical market prices and trading activity for Company Common Stock and Parent Common Stock and compared the financial performance of the Company and Parent and the prices and trading activity of Company Common Stock and Parent Common Stock with that of certain other selected publicly-traded companies and their securities. In addition, we reviewed the financial terms, to the extent publicly available, of selected acquisition transactions and performed such other analyses, reviewed such other information and considered such other factors as we have deemed appropriate.

In arriving at our opinion, we have assumed and relied upon, without independent verification, the accuracy and completeness of the information that was publicly available or supplied or otherwise made available to, or discussed with, us by the Company and Parent. With respect to the Company Projections, we have been advised by the management of the Company, and have assumed, that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of the Company of the future financial performance of the Company and other matters covered thereby. With respect to the Parent Projections, we have been advised by the management of Parent, and have assumed, that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of Parent of the future financial performance of Parent. With respect to the Synergies, we have been advised by the management of Parent, and have assumed, that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of Parent (and consented to by the management of the Company) relating to the strategic, financial and operational benefits anticipated from the Merger. We have assumed that the Merger will be consummated in accordance with the terms set forth in the Merger Agreement, without any modification, waiver or delay. In addition, we have assumed that in connection with the receipt of all the necessary approvals of the proposed Merger, no delays, limitations, conditions or restrictions will be imposed that could have an adverse effect on the Company, Parent or the contemplated benefits expected to be derived in the proposed Merger. We have not made any independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of the Company or Parent, nor have we been furnished with any such evaluation or appraisal. In addition, we have relied, without independent verification, upon the assessments of the managements of the Company and Parent as to (i) the existing and future technology and products of the Company and Parent and the risks associated with such technology and products, (ii) their ability to integrate the businesses of the Company and Parent and (iii) their ability to retain key employees of the Company and Parent.

We have acted as financial advisor to the Board of Directors of the Company in connection with this transaction and will receive a fee for our services, a portion of which has been earned, and a further portion of which will become payable upon rendering of this opinion. We will also receive an additional, larger fee if the Merger is consummated. In addition, the Company has agreed to reimburse our expenses and indemnify us for certain liabilities arising out of our engagement. During the two year period prior to the date hereof, no material relationship existed between Qatalyst or any of its affiliates and the Company or Parent pursuant to which compensation was received by Qatalyst or its affiliates; however, Qatalyst and/or its affiliates may in the future provide investment banking and other financial services to the Company or Parent and their respective affiliates for which we would expect to receive compensation.

Qatalyst provides investment banking and other services to a wide range of corporations and individuals, domestically and offshore, from which conflicting interests or duties may arise. In the ordinary course of these activities, affiliates of Qatalyst may at any time hold long or short positions, and may trade or otherwise effect transactions in debt or equity securities or loans of the Company, Parent or certain of their respective affiliates.

This opinion has been approved by our opinion committee in accordance with our customary practice. This opinion is for the information of the Board of Directors of the Company and may not be used for any other purpose without our prior written consent. This opinion does not constitute a recommendation as to how to vote with respect to the Merger or any other matter and does not in any manner address the price at which Parent Common Stock or Company Common Stock will trade at any time.

Our opinion is necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. Events occurring after the date hereof may affect this opinion and the assumptions used in preparing it, and we do not assume any obligation to update, revise or reaffirm this opinion. Our opinion does not address the underlying business decision of the Company to engage in the Merger, or the relative merits of the Merger as compared to any strategic alternatives that may be available to the Company. Our opinion is limited to the fairness, from a financial point of view, of the Merger Consideration to be received pursuant to, and in accordance with, the terms of the Merger Agreement by the Holders, and we express no opinion with respect to the fairness of the amount or nature of the compensation to any of officers, directors or employees of Parent or the Company, or any class of such persons, relative to such consideration.

Based on and subject to the foregoing, we are of the opinion on the date hereof that the Merger Consideration to be received pursuant to, and in accordance with, the terms of the Merger Agreement by the Holders is fair, from a financial point of view, to such Holders.

Yours faithfully,

/s/ Qatalyst Partners LP

QATALYST PARTNERS LP

Annex C	General Corporation Law of the State of
Delaware, Section 262

8 DEL. C. SEC. 262

(a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in 1 or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

(b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title and, subject to paragraph (b)(3) of this section, § 251(h) of this title), § 252, § 254, § 255, § 256, § 257, § 258, § 263 or § 264 of this title:

(1) Provided, however, that, except as expressly provided in § 363(b) of this title, no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of the meeting of stockholders to act upon the agreement of merger or consolidation, were either: (i) listed on a national securities exchange or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in § 251(f) of this title.

(2) Notwithstanding paragraph (b)(1) of this section, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§ 251, 252, 254, 255, 256, 257, 258, 263 and 264 of this title to accept for such stock anything except:

a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or held of record by more than 2,000 holders;

c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a. and b. of this section; or

d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a., b. and c. of this section.

(3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 251(h), § 253 or § 267 of this title is not owned by the parent immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

(4) In the event of an amendment to a corporation’s certificate of incorporation contemplated by § 363(a) of this title, appraisal rights shall be available as contemplated by § 363(b) of this title, and the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as practicable, with the word “amendment” substituted for the words “merger or consolidation,” and the word “corporation” substituted for the words “constituent corporation” and/or “surviving or resulting corporation.”

(c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

(d) Appraisal rights shall be perfected as follows:

(1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for notice of such meeting (or such members who received notice in accordance with § 255(c) of this title) with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) of this section that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a nonstock corporation, a copy of § 114 of this title. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

(2) If the merger or consolidation was approved pursuant to § 228, § 251(h), § 253, or § 267 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a nonstock corporation, a copy of § 114 of this title. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice or, in the case of a merger approved pursuant to § 251(h) of this title, within the later of the consummation of the tender or exchange offer contemplated by § 251(h) of this title and 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice or, in the case of a merger approved pursuant to § 251(h) of this title, later than the later of the consummation of the tender or exchange offer contemplated by

§ 251(h) of this title and 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

(e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) of this section hereof and who is otherwise entitled to appraisal rights, may commence an appraisal proceeding by filing a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) of this section hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder’s written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) of this section hereof, whichever is later. Notwithstanding subsection (a) of this section, a person who is the beneficial owner of shares of such stock held either in a voting trust or by a nominee on behalf of such person may, in such person’s own name, file a petition or request from the corporation the statement described in this subsection.

(f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

(g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

(h) After the Court determines the stockholders entitled to an appraisal, the appraisal proceeding shall be conducted in accordance with the rules of the Court of Chancery, including any rules specifically governing appraisal proceedings. Through such proceeding the Court shall determine the fair value of the shares exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. Unless the Court in its discretion determines otherwise for good cause shown, interest from the effective date of the merger through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the merger and the date of payment of the judgment. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, proceed to trial upon the appraisal prior to the final determination of the stockholders entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

(i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

(j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

(k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just; provided, however that this provision shall not affect the right of any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation within 60 days after the effective date of the merger or consolidation, as set forth in subsection (e) of this section.

(l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

FORM OF PROXY CARD – NOT TO BE USED FOR VOTING PURPOSES

LINEAR TECHNOLOGY CORPORATION ATTN: STOCK ADMINISTRATION 1630 MCCARTHY BOULEVARD MILPITAS, CA 95035-7487	VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

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Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

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E13671-P81819	KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

LINEAR TECHNOLOGY CORPORATION

The Board of Directors recommends you vote FOR the following proposals:		For	Against	Abstain
1.	Adoption of the Agreement and Plan of Merger by and among Linear Technology Corporation, Analog Devices, Inc. and Tahoe Acquisition Corp.	☐	☐	☐		The Board of Directors recommends you vote FOR the following:
2.	Approval on an advisory (non-binding) basis of the compensation that may be paid or become payable to Linear Technology's named executive officers that is based on or otherwise relates to the merger.	☐	☐	☐	3.	Election of Directors Nominees: 3a. Robert H. Swanson, Jr. 3b. Lothar Maier 3c. Arthur C. Agnos 3d. John J. Gordon 3e. David S. Lee 3f. Richard M. Moley 3g. Thomas S. Volpe		For ☐ ☐ ☐ ☐ ☐ ☐ ☐	Against ☐ ☐ ☐ ☐ ☐	Abstain ☐ ☐ ☐ ☐ ☐ ☐ ☐
4.	Approval on an advisory (non-binding) basis of the compensation (other than compensation that is based on or otherwise relates to the merger) of Linear Technology's named executive officers.	☐	☐	☐
5.	Ratification of the appointment of Ernst & Young LLP as the independent registered public accounting firm of Linear Technology for the fiscal year ending July 2, 2017.	☐	☐	☐					☐ ☐
6.	Approval of the adjournment of the annual meeting, if necessary, to solicit additional proxies if there are not sufficient votes to approve Proposal 1.	☐	☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

NOTE: Authority is hereby given to the proxies identified on the front of this card to vote in their discretion upon such other business as may properly come before the meeting or any adjournment or postponement of the meeting.

Signature [PLEASE SIGN WITHIN BOX]	Date				Signature (Joint Owners)		Date

FORM OF PROXY CARD – NOT TO BE USED FOR VOTING PURPOSES

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

E13672-P81819

LINEAR TECHNOLOGY CORPORATION

Annual Meeting of Stockholders

October 18, 2016 3:00 PM

This proxy is solicited by the Board of Directors

The undersigned stockholder hereby appoints Lothar Maier and Donald Zerio, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of common stock of LINEAR TECHNOLOGY CORPORATION that the stockholder is entitled to vote at the Annual Meeting of Stockholders to be held at 3:00 PM, PDT on October 18, 2016, at the Company's principal executive offices, located at 1630 McCarthy Boulevard, Milpitas, California 95035, and any adjournment or postponement thereof.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN. IF NO SUCH DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE SPECIFIED NOMINEES AS DIRECTORS IN PROPOSAL 3 AND FOR PROPOSALS 1, 2, 4, 5 AND 6. WHETHER OR NOT DIRECTION IS MADE, THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE DISCRETION OF THE PROXY HOLDERS UPON SUCH OTHER BUSINESS THAT MAY PROPERLY COME BEFORE THE ANNUAL MEETING OF STOCKHOLDERS OR ANY ADJOURNMENT OR POSTPONEMENT THEREOF.

Continued and to be signed on reverse side